As filed with the U.S. Securities and Exchange Commission on September 22, 2025
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933
ATAI LIFE SCIENCES LUXEMBOURG S.A.*
(Exact name of registrant as specified in its charter)

Luxembourg	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ATAI Life Sciences N.V.
Prof. J.H. Bavincklaan 7
1183 AT Amstelveen
The Netherlands
+31 20 793 2536
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
ATAI Life Sciences US, Inc.
c/o Industrious NYC
250 West 34th St
New York, New York 10119
+1 332 282 0507
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Nathan Ajiashvili, Esq. R. Scott Shean, Esq. Brian Umanoff, Esq. Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (212) 906-1200	Ryan Barrett, Esq. General Counsel ATAI Life Sciences N.V. Prof. J.H. Bavincklaan 7 1183 AT Amstelveen The Netherlands	David Bakst, Esq. Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020 (212) 506-2500	Cosmo Feilding-Mellen Beckley Psytech Limited Beckley Park Oxford OX3 9SY England, United Kingdom

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Redomiciliation described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
*
Following the effectiveness of this registration statement and subject to the adoption of certain resolutions by the shareholders of atai Life Sciences N.V. and satisfaction of other conditions, atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme) (“atai LuxCo”), intends to convert into a corporation incorporated under the laws of the State of Delaware (the “Delaware Conversion”), after which atai LuxCo will continue as an entity under the name “Atai Beckley Inc.,” if the acquisition of Beckley Psytech Limited is consummated, or “Atai Life Sciences Inc.” (“atai Delaware”), if the acquisition is not consummated, and existing shareholders of atai LuxCo would hold shares in atai Delaware rather than in a Luxembourg company.

As used in this registration statement, unless the context requires otherwise, the term “registrant” or “Registrant” refers to (i) atai LuxCo prior to the Delaware Conversion and (ii) atai Delaware immediately following the Delaware Conversion.

EXPLANATORY NOTE
We are registering herein the shares of common stock of Atai Beckley Inc. or Atai Life Sciences Inc., as applicable, (either of which, depending on whether the acquisition of Beckley Psytech Limited is consummated prior to the completion of the redomiciliation transactions and subject to shareholder approval, as further described herein, shall be the name of the Delaware corporation into which atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme) (“atai LuxCo”), intends to be converted as described herein) to be held by shareholders of atai Life Sciences N.V. (“atai”) following the consummation of the redomiciliation transactions described herein. Dutch law currently does not facilitate a direct change of legal domicile of a Dutch public limited liability company (such as atai Life Sciences N.V.) to a jurisdiction outside the European Economic Area. As a result, atai as a practical matter intends to first change its legal domicile to Luxembourg, which is a jurisdiction within the European Economic Area that does facilitate a change of legal domicile to a jurisdiction outside the European Economic Area. Such change of jurisdiction is intended to be accomplished via a merger of atai with and into atai LuxCo, with atai LuxCo surviving the merger (the “LuxCo Merger”). Shortly thereafter, atai LuxCo will be converted into a Delaware corporation (the “Delaware Conversion”). We expect the LuxCo Merger and the Delaware Conversion to become effective on the same day. As a result of the steps described above, a holder of ordinary shares of atai will receive in the LuxCo Merger the same number of shares of atai LuxCo that it held in atai prior to the LuxCo Merger (except to the extent such shareholder validly exercises its withdrawal rights under Dutch law), and, as a result of the Delaware Conversion, such shareholder will subsequently become the holder of the same number of shares of common stock of the Delaware corporation named Atai Beckley Inc. or Atai Life Sciences Inc., as applicable (the LuxCo Merger and the Delaware Conversion, collectively, the “Redomiciliation”).
In January 2024, atai made a strategic investment in Beckley Psytech Limited (“Beckley Psytech”), resulting in an approximate one third ownership stake of Beckley Psytech. On June 2, 2025, atai entered into a share purchase agreement, by and among atai, Beckley Psytech and certain selling shareholders of Beckley Psytech, pursuant to which atai agreed to acquire from the shareholders of Beckley Psytech the entire issued share capital of Beckley Psytech not already owned by atai by issuing 105,044,902 ordinary shares (subject to adjustment) in the capital of atai with a nominal value of €0.10 per share to the sellers pursuant to such agreement (the “Acquisition”). The Acquisition and the issuance of securities in connection therewith are subject to shareholder approval by the shareholders of atai.
As a result, this registration statement on Form S-4 contains both a prospectus for the registration of the shares of atai Delaware to be received in the Redomiciliation as well as a proxy statement for the shareholder resolutions to approve the Acquisition (including the issuance of securities in connection therewith), the entry into the LuxCo Merger to effect the Redomiciliation, and certain ancillary resolutions. This registration statement is not for the purpose of registering the issuance of shares to shareholders and, if applicable, certain optionholders of Beckley Psytech as consideration in the Acquisition. If approved by the shareholders of atai, the Acquisition is expected to be consummated prior to the consummation of the Redomiciliation. The Redomiciliation is not contingent on the approval of, or the consummation of, the Acquisition, nor is the consummation of the Acquisition contingent on the approval of, or the consummation of, the Redomiciliation.

NOTICE AND PROXY STATEMENT/PROSPECTUS
Extraordinary General Meeting of Shareholders
Meeting Date, Time and Location:
November 4, 2025
6:00 p.m. (Central European Time)
NautaDutilh N.V.
Beethovenstraat 400
1082 PR Amsterdam
The Netherlands

The information contained in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
SUBJECT TO COMPLETION, DATED September 22, 2025
PRELIMINARY PROXY STATEMENT/PROSPECTUS
352,693,006 Shares of Common Stock of atai Delaware*

Prof. J.H. Bavincklaan 7
1183AT Amstelveen
The Netherlands
EXTRAORDINARY GENERAL MEETING—YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of atai Life Sciences N.V.:
On behalf of the Board of Directors of atai Life Sciences N.V. (“atai,” “we,” “us”, “our” or “the Company”), we are pleased to enclose the accompanying proxy statement/prospectus relating to our proposed acquisition of Beckley Psytech Limited (“Beckley Psytech”) and our proposed redomiciliation transaction, pursuant to which (i) atai will merge with and into atai Life Sciences Luxembourg S.A. (“atai LuxCo”), with atai LuxCo surviving the merger (the “LuxCo Merger”), and (ii) atai LuxCo will subsequently convert (the “Delaware Conversion”) from a Luxembourg public limited liability company (société anonyme) into a corporation incorporated under the laws of the State of Delaware (such corporation, “atai Delaware” and the transactions described under clauses (i) and (ii) collectively, the “Redomiciliation”). We are requesting that you take certain actions as an atai shareholder.
On June 2, 2025, atai entered into a Share Purchase Agreement (as may be amended from time to time, the “Share Purchase Agreement”), providing that atai will acquire from the shareholders of Beckley Psytech (the “Sellers”) the entire issued share capital of Beckley Psytech not already owned by atai (the “Acquisition”), as described in further detail under “The Share Purchase Agreement—Structure of the Acquisition”. As consideration to be paid to the Sellers and, if applicable, certain optionholders of Beckley Psytech, atai will issue an aggregate of 105,044,902 ordinary shares in the capital of atai with a nominal value of €0.10 per share (“Ordinary Shares”), subject to certain adjustments.
Our Ordinary Shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “ATAI.” As a result, we are subject to Rule 5635(a) of the Nasdaq Stock Market Rules, pursuant to which shareholder approval is required prior to the issuance of securities in connection with certain acquisitions of stock or assets of another company where the issuance equals 20% or more of the ordinary shares or voting power outstanding before such issuance. We expect that the Ordinary Shares to be issued pursuant to the Share Purchase Agreement will represent approximately 49.5% of the outstanding Ordinary Shares prior to giving effect to the Acquisition. This percentage exceeds the applicable 20% threshold and therefore shareholder approval of the issuance of Ordinary Shares (the “Share Issuance”) pursuant to the Share Purchase Agreement is required under the Nasdaq Stock Market Rules.
atai is pursuing the Redomiciliation for a number of reasons. In 2024 and 2025, our board of directors (the “Board”) and management team undertook a review of our existing structure and operations, and particularly the jurisdiction of incorporation of the Company. We believe the Redomiciliation will enhance shareholder value over the long-term by simplifying the corporate structure to gain operational and cost efficiencies. See “The Redomiciliation—Background and Reasons for the Redomiciliation.”
To effect the Redomiciliation, (i) atai and atai LuxCo intend to effect the LuxCo Merger and (ii) atai LuxCo will subsequently effect the Delaware Conversion. As a result of the Redomiciliation, a holder of Ordinary Shares will receive in the LuxCo Merger the same number of atai LuxCo Ordinary Shares that it held in atai prior to the LuxCo Merger (except to the extent such atai shareholder validly exercises its withdrawal rights under Dutch law), and, as a result of the Delaware Conversion, such shareholder will subsequently become the holder of the same number of shares of atai Delaware Common Stock.
In connection with the Acquisition and the Redomiciliation, and subject to the consummation of each of the Redomiciliation and the Acquisition, atai LuxCo expects to change its name to “Atai Beckley Inc.” upon consummation of the Delaware Conversion. If the Acquisition is not consummated, but the Redomiciliation is consummated, atai LuxCo expects to change its name to “Atai Life Sciences Inc.” upon consummation of the Delaware Conversion.
*
Following the effectiveness of this registration statement and subject to the adoption of certain resolutions by the shareholders of atai Life Sciences N.V. and satisfaction of other conditions, atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme) (“atai LuxCo”), intends to convert into a corporation incorporated under the laws of the State of Delaware (the “Delaware Conversion”), after which atai LuxCo will continue as an entity under the name “Atai Beckley Inc.,” if the acquisition of Beckley Psytech Limited is consummated, or “Atai Life Sciences Inc.” (“atai Delaware”), if the acquisition is not consummated, and existing shareholders of atai LuxCo would hold shares in atai Delaware rather than in a Luxembourg company. As used in this registration statement, unless the context requires otherwise, the term “registrant” or “Registrant” refers to (i) atai LuxCo prior to the Delaware Conversion and (ii) atai Delaware immediately following the Delaware Conversion.

Before the Acquisition and the Redomiciliation can be completed, atai shareholders must vote to approve, among other things, the Acquisition and the other transactions contemplated by the Share Purchase Agreement, including the Share Issuance, and resolve to enter into the LuxCo Merger. atai is sending you this proxy statement/prospectus to ask you to vote in favor of these matters. The Redomiciliation is not contingent on the approval of, or the consummation of, the Acquisition, nor is the consummation of the Acquisition contingent on the approval of, or the consummation of, the Redomiciliation.
Specifically, at the Extraordinary General Meeting, holders of Ordinary Shares will be asked to vote on the following proposals:
1.
Proposal 1: to approve, subject to the adoption of each of (A) the Share Issuance Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals (each as defined below), also within the meaning of Section 2:107a of the Dutch Civil Code, the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement (the “Acquisition Proposal”) (voting item)

2.
Proposal 2: to approve, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of Ordinary Shares in connection with the Acquisition, pursuant to the terms of the Share Purchase Agreement (the “Share Issuance Proposal”) (voting item)

3.
Proposal 3A: to appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Mr. Cosmo Feilding-Mellen as a non-executive director of the Company (voting item)

4.
Proposal 3B: to appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Dr. Robert Hershberg as a non-executive director of the Company (together with Proposal 3A, the “Director Nominee Proposals”) (voting item)

5.
Proposal 4: to resolve upon, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Director Nominee Proposals and (C) the Share Issuance Proposal, the amendment to the Company’s articles of association to effect the change of the Company’s name pursuant to and as contemplated by the Deed of Amendment I (as defined hereafter) (the “Governing Documents Proposal”) (voting item)

6.
Proposal 5: to resolve upon entering into the LuxCo Merger in accordance with the merger plan prepared by the Board and the atai LuxCo board of directors, dated September 18, 2025, following which the Delaware Conversion is expected to be effected, whereby, following the Delaware Conversion, the Proposed Charter and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annexes J-1 and J-2, respectively, will come into effect (the “Redomiciliation Proposal”) (voting item)

7.
Proposal 6: to resolve upon the amendment to the Company’s articles of association in connection with the LuxCo Merger to include a formula on the basis of which cash compensation to atai’s shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger can be readily determined (the “Redomiciliation Withdrawal Rights Proposal”) (voting item)

8.
Proposal 7: to resolve upon the amendment to the Company’s articles of association in connection with the LuxCo Merger to convert Ordinary Shares into a separate class of B shares if and to the extent atai shareholders exercise their withdrawal right under Dutch law in connection with the LuxCo Merger (the “Redomiciliation Share Conversion Proposal”) (voting item)

Each proposal is more fully described in the accompanying proxy statement/prospectus, which you are encouraged to read carefully.
atai shareholders are entitled to one vote per Ordinary Share held on October 7, 2025 (the “Record Date”) on all matters to be presented at the Extraordinary General Meeting.
The Extraordinary General Meeting will be held at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands, at 6:00 p.m. (Central European Time) on November 4, 2025. Our Extraordinary General Meeting will be a “hybrid” meeting of shareholders, meaning that you may attend the Extraordinary General Meeting either via the Internet at www.virtualshareholdermeeting.com/ATAI2025SM by following the instructions set forth below or in person. The Board recommends that atai shareholders vote “FOR” each of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, the Governing Documents Proposal, the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal.
The adoption of each of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal is a condition to completion of the Acquisition and the Acquisition cannot be completed unless such approvals are obtained. In the event atai shareholders do not approve each of these proposals, atai will be required to pay a termination fee as described in further detail under “The Share Purchase Agreement—Termination; Notice of Termination.” The obligations of the parties to complete the Acquisition are subject to the satisfaction or waiver of a number of conditions set forth in the Share Purchase Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus.
The adoption of each of the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal is a condition to completion of the Redomiciliation and the Redomiciliation cannot be completed unless such approval is obtained.
The accompanying proxy statement/prospectus describes the Extraordinary General Meeting, the proposals to be considered thereat, the Acquisition (including the Share Issuance), the Share Purchase Agreement, the Redomiciliation and the other transactions, documents and agreements related to the Acquisition (including the Share Issuance) and the Redomiciliation. It also contains or references information about atai and Beckley Psytech and certain related agreements and matters. Please carefully read the entire accompanying proxy statement/prospectus (and the documents incorporated herein by reference), including the section entitled “Risk Factors” beginning on page 23, for a discussion of the risks relating to the Acquisition, the Combined Group, atai and Beckley Psytech, and the Redomiciliation. You also can obtain information about atai from documents filed with the SEC. Please see the section entitled “Where You Can Find More Information” beginning on page 213 of the accompanying proxy statement/prospectus for how you may obtain such information.

Sincerely,

/s/ Christian Angermayer
Christian Angermayer,
Chairman
/s/ Srinivas Rao
Srinivas Rao,
Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Acquisition or the Redomiciliation described in the accompanying proxy statement/prospectus or determined if the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
Our Ordinary Shares are listed on Nasdaq under the symbol “ATAI”. We will seek, and expect to receive, approval from Nasdaq to list the atai Delaware Common Stock under the same symbol after the Redomiciliation.
The accompanying proxy statement/prospectus is dated    , 2025 and is first being mailed to atai shareholders of record on or about such date.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To Be Held November 4, 2025
The Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) of atai Life Sciences N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands (the “Company” or “atai”), will be held at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands, at 6:00 p.m. (Central European Time) on November 4, 2025. Our Extraordinary General Meeting will be a “hybrid” meeting of shareholders, meaning that you may attend the Extraordinary General Meeting either via the Internet at www.virtualshareholdermeeting.com/ATAI2025SM by following the instructions set forth below or in person. We believe this virtual attendance alternative enables increased shareholder participation from locations around the world. We recommend that you log in a few minutes before the Extraordinary General Meeting to ensure you are logged in when the Extraordinary General Meeting starts.
Shareholders may attend the Extraordinary General Meeting either virtually, by visiting www.virtualshareholdermeeting.com/ATAI2025SM and entering your 16-digit control number, or in person.
The agenda for the Extraordinary General Meeting is as follows:
1.	Opening
2.
Proposal 1: to approve, subject to the adoption of each of (A) the Share Issuance Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals (each as defined below), also within the meaning of Section 2:107a of the Dutch Civil Code, the consummation of the acquisition by atai from the shareholders of Beckley Psytech Limited (“Beckley Psytech”) of the entire issued share capital of Beckley Psytech not already owned by atai (the “Acquisition”) in accordance with the terms of that certain Share Purchase Agreement, dated as of June 2, 2025 (as may be amended from time to time, the “Share Purchase Agreement”) (the “Acquisition Proposal”) (voting item)

3.
Proposal 2: to approve, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of ordinary shares in atai’s capital (“Ordinary Shares”) in connection with the Acquisition, pursuant to the terms of the Share Purchase Agreement (the “Share Issuance Proposal”) (voting item)

4.
Proposal 3A: to appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Mr. Cosmo Feilding-Mellen as a non-executive director of the Company (voting item)

5.
Proposal 3B: to appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Dr. Robert Hershberg as a non-executive director of the Company (together with Proposal 3A, the “Director Nominee Proposals”) (voting item)

6.
Proposal 4: to resolve upon, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Director Nominee Proposals and (C) the Share Issuance Proposal, the amendment to the Company’s articles of association to effect the change of the Company’s name pursuant to and as contemplated by the Deed of Amendment I (as defined hereafter) (the “Governing Documents Proposal”) (voting item)

7.
Proposal 5: to resolve upon entering into the merger of atai with and into atai Life Sciences Luxembourg S.A. (“atai LuxCo”), with atai LuxCo surviving the merger (the “LuxCo Merger”), in accordance with the merger plan prepared by the Board and the atai LuxCo board of directors, dated September 18, 2025, following which the Delaware Conversion is expected to be effected, whereby, following the Delaware Conversion, the Certificate of Incorporation and Bylaws, copies of which are attached to this proxy statement/prospectus as Annexes J-1 and J-2, respectively, will come into effect (the “Redomiciliation Proposal”) (voting item)

8.
Proposal 6: to resolve upon the amendment to the Company’s articles of association in connection with the LuxCo Merger to include a formula on the basis of which cash compensation to atai’s shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger can be readily determined (the “Redomiciliation Withdrawal Rights Proposal”) (voting item)

9.
Proposal 7: to resolve upon the amendment to the Company’s articles of association in connection with the LuxCo Merger to convert Ordinary Shares into a separate class of B shares if and to the extent atai shareholders exercise their withdrawal right under Dutch law in connection with the LuxCo Merger (the “Redomiciliation Share Conversion Proposal”) (voting item)

10.	Closing
No business shall be voted on at the Extraordinary General Meeting, except such items as included in the above mentioned agenda. These items of business are described in the enclosed proxy statement/prospectus.
The Board has unanimously approved the Share Purchase Agreement, the Acquisition and the issuance of Ordinary Shares pursuant to the Share Purchase Agreement, and the Redomiciliation. The Board unanimously recommends that atai shareholders vote “FOR” the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, the Governing Documents Proposal, the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal.
The record date for the Extraordinary General Meeting in respect of our Ordinary Shares is October 7, 2025 (the “Record Date”). Those who are holders of our Ordinary Shares, or who otherwise have voting rights and/or meeting rights with respect to our Ordinary Shares, on the Record Date, provided that they are recorded as such in our shareholders’ register or in the register maintained by our U.S. transfer agent, may attend and, if relevant, vote at the Extraordinary General Meeting (the “Persons with Meeting Rights”).
Persons with Meeting Rights who wish to attend the Extraordinary General Meeting, virtually or in person, or be represented by proxy, must notify us of their identity and intention to attend the Extraordinary General Meeting by e-mail (addressed to shareholdermeeting@atai.com) or in writing (addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands). This notice must be received by us no later than 5:00 p.m. (Central European Time) on October 31, 2025. Persons with Meeting Rights who have not complied with this requirement may be refused attendance at the Extraordinary General Meeting. Persons with Meeting Rights may be represented at the Extraordinary General Meeting through the use of a written or electronically recorded proxy. Holders who hold Ordinary Shares in “street name” who wish to attend the Extraordinary General Meeting should present a copy of their “legal proxy” or “instrument of proxy” obtained from your broker, bank, or other holder of record upon entry to the Extraordinary General Meeting, failing which such holder concerned may be refused entry to the Extraordinary General Meeting. We have also provided information regarding how shareholders can engage during the Extraordinary General Meeting, including how they can vote, ask questions, request technical support and access information following the Extraordinary General Meeting within the enclosed proxy statement/prospectus.
If you have questions concerning the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, the Governing Documents Proposal, the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal, the Redomiciliation Share Conversion Proposal, the Extraordinary General Meeting or the proxy statement/prospectus, would like additional copies or need help voting your Ordinary Shares, please contact Innisfree M&A Incorporated, atai’s proxy solicitor, by calling 877-750-0926 (U.S. and Canada toll-free), 412-232-3651 (international) or 212-750-5833 (banks and brokers).
The accompanying proxy statement/prospectus provides you with more specific information concerning the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, the Governing Documents Proposal, the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the terms of the Share Purchase Agreement, the Acquisition and the Redomiciliation. We encourage you to carefully read the accompanying proxy statement/prospectus and accompanying annexes.
It is important that your shares be represented, regardless of the number of shares you may hold and whether you plan to attend in person. The Acquisition cannot be completed unless atai’s shareholders adopt the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, and the Governing Documents Proposal, and the Redomiciliation cannot be completed unless atai’s shareholders adopt the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal. We urge you to vote your shares or to submit your proxy. Proxies may be submitted up until 5:59 a.m. Central European Time on November 4, 2025 (the “Cut-off Time”) via a toll-free telephone number (call +1-800-690-6903) or over the Internet (visit www.proxyvote.com), as described in further detail in the enclosed materials, or by signing, dating and mailing the proxy card in the enclosed return envelope. Voting your shares or submitting your proxy, as applicable, will be important for the presence of a quorum at the Extraordinary General Meeting and will save us the expense of further solicitation. Submitting a proxy will not prevent you from voting your shares at the Extraordinary General Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board

/s/ Ryan Barrett
Ryan Barrett,
General Counsel and Corporate Secretary

The Netherlands
, 2025

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 4, 2025

IMPORTANT VOTING INFORMATION
If you own Ordinary Shares at the close of business on October 7, 2025, you are entitled to one vote per share upon each matter presented at our Extraordinary General Meeting to be held on November 4, 2025. In order for shareholders whose shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”) as of October 7, 2025 to vote their shares at the Extraordinary General Meeting, they will need to obtain a legal proxy from the broker, bank or other nominee that holds their shares authorizing them to vote at the Extraordinary General Meeting.
If you hold shares in “street name,” unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares via telephone or the Internet, your broker may not vote on the matters to be considered at the Extraordinary General Meeting. For your vote to be recognized, you will need to communicate your voting decisions to your broker, bank or other nominee at least one business day prior to the date of the Extraordinary General Meeting.
YOUR VOTE IS IMPORTANT
Your vote is important. The Board strongly encourages you to exercise your right to vote. Voting early helps ensure that we receive a quorum of shares necessary to hold the Extraordinary General Meeting.
QUESTIONS
If you have any questions about the proxy voting process, please contact Innisfree M&A Incorporated, atai’s proxy solicitor, by calling 877-750-0926 (U.S. and Canada toll-free), 412-232-3651 (international) or 212-750-5833 (banks and brokers).
ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about atai from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled “Where You Can Find More Information” beginning on page 213.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein, exclusive of exhibits, without charge, upon written or oral request to atai’s principal executive offices. A reasonable fee will be charged for copies of exhibits. The address of our principal executive office is listed below.
atai Life Sciences N.V.
Attention: Corporate Secretary
Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen
The Netherlands
If you would like to request any of the atai documents that are incorporated by reference into this proxy statement/prospectus, please do so by October 28, 2025 in order to receive them before the Extraordinary General Meeting.
You may also obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge through the SEC’s website at www.sec.gov. You also may access this proxy statement/prospectus and our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for any subsequent interim period at www.proxyvote.com. In addition, you may access our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for any subsequent interim period at www.atai.com.
We are not incorporating the contents of the websites of the SEC, atai or any other entity into this proxy statement/prospectus. We are providing the information about how you can obtain certain documents that are incorporated by reference into this proxy statement/prospectus at these websites only for your convenience.
CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires: “$,” “USD” and “U.S. dollar” each refer to the United States dollar and “£,” and “GBP” each refer to the British pound sterling.

IMPORTANT INFORMATION ABOUT GAAP, NON-GAAP, IFRS AND NON-IFRS FINANCIAL MEASURES
atai’s financial statements incorporated by reference or included, as applicable, in this proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.
Beckley Psytech’s financial statements included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (the “IFRS”).
This proxy statement/prospectus include certain references to financial measures that were not prepared in accordance with GAAP or IFRS. atai believes that the presentation of non-GAAP or non-IFRS results, as applicable, is useful to investors for analyzing atai and Beckley Psytech’s respective business and business trends and comparing performance to prior periods, along with enhancing investors’ ability to view the atai or Beckley Psytech results, as applicable, from management’s perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with GAAP or IFRS. The presentation of this non-GAAP or non-IFRS information is not meant to be considered in isolation or as a substitute for atai’s or Beckley Psytech’s consolidated financial results prepared in accordance with GAAP or IFRS, respectively.
TRADEMARKS, SERVICE MARKS AND TRADE NAMES
Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that atai or Beckley Psytech, as applicable, will not assert, to the fullest extent under applicable law, atai’s or Beckley Psytech’s rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

i

DEFINED TERMS
“Apeiron” means Apeiron Investment Group Ltd.
“Apeiron Voting Agreement” means the voting agreement entered into by and among Beckley Psytech, atai and Apeiron concurrently with the execution of the Share Purchase Agreement, a copy of which is attached as Annex D-2 to this proxy statement/prospectus.
“Articles of Association” means atai’s articles of association, as amended, dated as of June 25, 2025.
“atai” means atai Life Sciences N.V., a public company with limited liability (naamloze vennootschap) incorporated under Dutch law.
“atai Delaware” means Atai Beckley Inc. or Atai Life Sciences Inc., as applicable, a Delaware corporation.
“atai Delaware Common Stock” means the shares of common stock of atai Delaware.
“atai Delaware Proposed Organizational Documents” means the Proposed Charter and Proposed Bylaws.
“atai LuxCo” means atai Life Sciences Luxembourg S.A., a Luxembourg public limited liability company (société anonyme).
“atai LuxCo Board” means the board of directors of atai LuxCo.
“atai LuxCo Ordinary Share” means an ordinary share in the capital of atai LuxCo.
“Acquisition” means the acquisition by atai from the Sellers of the entire issued share capital of Beckley Psytech not already owned by atai pursuant to and in accordance with the terms of the Share Purchase Agreement.
“Acquisition Proposal” means the approval, subject to the adoption of each of (A) the Share Issuance Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals (each as defined below), also within the meaning of Section 2:107a of the DCC, of the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement.
“Beckley Carve-Out Steps Plan” means the steps plan for the Beckley Carve-Out in agreed form pursuant to the Share Purchase Agreement, or such amended version as may be agreed by the Seller Representative and atai from time to time.
“Beckley Carve-Out” means the reorganization involving the carve-out of Eleusis from the Pre-Carve-Out Beckley Group, as described in the Beckley Carve-Out Steps Plan.
“Beckley Group” means Beckley Psytech and its subsidiaries (excluding Eleusis and its subsidiaries).
“Beckley Founders” means Cosmo Feilding-Mellen and Michael Norris.
“Beckley Optionholders” means the holders of Beckley Options.
“Beckley Options” means the options over ordinary shares in Beckley Psytech.
“Beckley Psytech” means Beckley Psytech Limited.
“Beckley Shares” means the entire issued share capital of Beckley Psytech other than the shares held by atai.
“Board” means the board of directors of atai.
“Business Day” means any day other than a Saturday, Sunday or public holiday in the City of London, England; Berlin, Germany; Amsterdam, The Netherlands; or New York, United States of America.
“Buyer Share Price” means the higher of (i) the VWAP for the period commencing January 1, 2025 to the date falling ten Business Days prior to the date of atai’s general meeting where Shareholder Approval is adopted (the “Reference Date”); or (ii) the VWAP for the 30-day period prior to the Reference Date.
“Cash Compensation” has the meaning as set out in “The Redomiciliation—Withdrawal Mechanism.”
“Closing” means the closing of the Acquisition.
“CMS” means CMS Cameron McKenna Nabarro Olswang LLP, counsel to Beckley Psytech.

“Combined Group” means atai (prior to the LuxCo Merger) or atai LuxCo (following the LuxCo Merger) or atai Delaware (following the Delaware Conversion), as applicable, and its subsidiaries, including the Beckley Group following Closing.
“Consideration Shares” means 105,044,902 newly issued, unregistered Ordinary Shares to be issued to the Sellers and, if applicable, certain optionholders of Beckley Psytech, subject to certain adjustments, pursuant to and in accordance with the Share Purchase Agreement.
“Deed of Amendment I” means the deed of amendment to the Articles of Association in the form attached to this proxy statement/prospectus as Annex G-1 (English translation attached as Annex G-2).
“Deed of Amendment II” means the deed of amendment to the Articles of Association in the form attached to this proxy statement/prospectus as Annex H-1 (English translation attached as Annex H-2).
“Deed of Amendment III” means the deed of amendment to the Articles of Association in the form attached to this proxy statement/prospectus as Annex I-1 (English translation attached as Annex I-2).
“DCC” means the Dutch Civil Code (Burgerlijk Wetboek), as amended from time to time.
“Delaware Conversion” has the meaning as set out in “The Redomiciliation—Steps of the Redomiciliation”.
“Delaware Conversion Effective Time” has the meaning as set out in “The Redomiciliation—Steps of the Redomiciliation”.
“Director Nominee Proposals” means the appointment, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, of each of Mr. Cosmo Feilding-Mellen and Dr. Robert Hershberg as non-executive directors of atai.
“Eleusis” means Eleusis Holdings Limited, a wholly-owned subsidiary of Beckley Psytech.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Extraordinary General Meeting” means the extraordinary meeting of atai shareholders to be held at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands, at 6:00 p.m. (Central European Time) on November 4, 2025 to which this proxy statement/prospectus relates.
“Fairness Opinion” means the opinion letter delivered by Guggenheim Securities, dated June 2, 2025, a copy of which is attached as Annex B of this proxy statement/prospectus.
“Formula” has the meaning as set out in “The Redomiciliation—Withdrawal Mechanism”.
“GAAP” means United States generally accepted accounting principles.
“Governing Documents Proposal” means the amendment, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Director Nominee Proposals and (C) the Share Issuance Proposal, of the Articles of Association to change atai’s name pursuant to and as contemplated by the Deed of Amendment I.
“Guggenheim Securities” means Guggenheim Securities, LLC.
“HMRC” means HM Revenue & Customs.
“Innisfree” means Innisfree M&A Incorporated.
“June PIPE Financing” means the purchase, pursuant to certain subscription agreements dated as of June 2, 2025, by the June PIPE Investors of 9,993,341 Ordinary Shares for a purchase price of $1.84 per share and a pre-funded warrant to purchase 6,311,006 Ordinary Shares with an exercise price of $0.01, for a purchase price of $1.84 per Ordinary Share underlying the pre-funded warrant less the exercise price for the pre-funded warrant of $0.01 per share.
“June PIPE Investors” means Adage Capital Partners LP and Ferring Ventures S.A.
“July PIPE Financing” means the purchase, pursuant to certain subscription agreements dated as of July 1, 2025, by the July PIPE Investors of 18,264,840 Ordinary Shares for a purchase price of $2.19 per share and a pre-funded warrant to purchase 4,566,210 Ordinary Shares with an exercise price of $0.01, for a purchase price of $2.19 per Ordinary Share underlying the pre-funded warrant less the exercise price for the pre-funded warrant of $0.01 per share.

“July PIPE Investors” means Ferring Ventures S.A., Apeiron and certain other investors.
“Latham & Watkins” means Latham & Watkins LLP, counsel to atai.
“Lock-Up Agreement” means the Lock-Up Agreement, dated June 2, 2025, by and between atai and Apeiron, a copy of which is attached as Annex E to this proxy statement/prospectus.
“Lock-up Period” means the period that commences from the date of execution of the Share Purchase Agreement and terminates on the date that is the later of (i) sixty days following the public announcement of the results of Beckley Psytech’s Phase 2b Clinical Trial (as defined in the Share Purchase Agreement) in respect of BPL-003, (ii) the Closing or (iii) the date on which the Share Purchase Agreement is terminated.
“Longstop Date” means 5:30 p.m. (British Summer Time) on December 2, 2025 or such later time and date as may be agreed in writing between the Seller Representative and atai; provided, that if the Shareholder Approval has not been satisfied as of the Longstop Date, but all other conditions set forth have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Longstop Date shall be automatically extended by 90 days on up to two occasions.
“LuxCo Extraordinary General Meeting” means the extraordinary general meeting of shareholders of atai LuxCo, to take place in front of a Luxembourg notary, at which atai, as sole shareholder of atai LuxCo, will vote to approve the LuxCo Merger and the Delaware Conversion.
“LuxCo Merger” means the merger of atai with and into atai LuxCo, with atai LuxCo surviving the merger.
“Luxembourg Articles of Association” means atai LuxCo’s articles of association dated as of August 6, 2025.
“Luxembourg Companies Act” means the Luxembourg act on commercial companies dated August 10, 1915, as amended from time to time.
“Mayer Brown” means Mayer Brown LLP, U.S. counsel to Beckley Psytech.
“Merger Effective Time” has the meaning as set out in “The Redomiciliation—Steps of the Redomiciliation.”
“Merger Plan” means the merger plan prepared by the Board and the board of directors of atai LuxCo, dated September 18, 2025, a copy of which is attached as Annex K to this proxy statement/prospectus.
“Milestone Condition” means the achievement of statistical significance on the primary endpoint (MADRS) change at week four of the Phase 2B clinical trial in respect of BPL-003 with a p<0.05, with (i) fewer than or equal to 3 individual cases of drug-related serious adverse events observed in the 8 mg arm, and (ii) less than a total of 6% drug-related serious adverse events observed in the 12mg arm respectively during the Phase 2B clinical trial. “serious adverse events” shall have the same meaning as given in the Phase 2B clinical trial protocol, and the drug relatedness assessment shall be determined by the primary investigator of the Phase 2B clinical trial in its sole discretion.
“Nasdaq” means the Nasdaq Global Market LLC.
“Nasdaq Rules” means the rules and regulations of Nasdaq.
“Ordinary Shares” means the ordinary shares in the capital of atai with a nominal value of €0.10 per share.
“PIPE Financings” means the June PIPE Financing and the July PIPE Financing.
“PIPE Investors” means the June PIPE Investors and the July PIPE Investors.
“Pre-Carve-Out Beckley Group” means Beckley Psytech and its subsidiaries prior to the Beckley Carve-Out (including Eleusis and its subsidiaries).
“Proposed Bylaws” means the bylaws of atai Delaware as they will read upon completion of the Redomiciliation, the form of which is included as Annex J-2 to this proxy statement/prospectus.
“Proposed Charter” means the certificate of incorporation of atai Delaware as it will read upon completion of the Redomiciliation, the form of which is included as Annex J-1 to this proxy statement/prospectus.
“Record Date” means October 7, 2025.
“Redomiciliation” means, collectively, (i) the LuxCo Merger and (ii) the subsequent Delaware Conversion.
v

“Redomiciliation Proposal” means the entering into of the LuxCo Merger in accordance with the Merger Plan.
“Redomiciliation Withdrawal Rights Proposal” means the amendment to the Articles of Association to include a formula on the basis of which cash compensation to atai shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger, pursuant to and as contemplated by the Deed of Amendment II.
“Redomiciliation Share Conversion Proposal” means the amendment to the Articles of Association to convert Ordinary Shares into a separate class of B shares if and to the extent atai shareholders exercise their withdrawal right under Dutch law in connection with the LuxCo Merger, pursuant to and as contemplated by the Deed of Amendment III.
“Registration Rights Agreement” means the Registration Rights Agreement, dated June 2, 2025, by and between atai, Apeiron, Christian Angermayer, Ferring Ventures S.A., Adage Capital Partners LP and certain other parties thereto or who may subsequently become party thereto, a copy of which is attached as Annex C to this proxy statement/prospectus.
“Replacement Awards” has the meaning as set out in “The Share Purchase Agreement—Treatment of Outstanding Beckley Options in the Acquisition.”
“Restricted Business” has the meaning set out in “The Share Purchase Agreement—Restrictive Covenants.”
“S&C” means Sullivan & Cromwell LLP, counsel to Apeiron.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Representative” means Michael Norris.
“Sellers” means the shareholders of Beckley Psytech, excluding atai.
“Selling Shareholders” has the meaning set out in “The Share Purchase Agreement—Seller Drag-Along.”
“Series C Shares” has the meaning set out in “The Acquisition—Background of the Acquisition.”
“Series C Investment” has the meaning set out in “The Acquisition—Background of the Acquisition.”
“Shareholder Approval” means the adoption by atai shareholders of each of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, and the Governing Documents Proposal.
“Shareholders Rights Agreement” means the Shareholders Rights Agreement, dated June 2, 2025, by and between atai and Apeiron, a copy of which is attached as Annex F to this proxy statement/prospectus.
“Share Purchase Agreement” means the Share Purchase Agreement, dated June 2, 2025, by and among atai, certain selling shareholders of Beckley Psytech and Beckley Psytech, a copy of which is attached as Annex A to this proxy statement/prospectus.
“Share Issuance” means an issuance of the Consideration Shares pursuant to the Share Purchase Agreement.
“Share Issuance Proposal” means the approval, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals, for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), of the Share Issuance.
“Voting Agreements” means the Apeiron Voting Agreement and the voting agreements entered into by atai, its directors and the members of its executive team and Beckley Psytech, concurrently with the execution of the Share Purchase Agreement, the form of which is attached as Annex D-1 to this proxy statement/prospectus.
“VWAP” means the volume-weighted average price per share of the Ordinary Shares.
“Withdrawal Period” has the meaning as set out in “The Redomiciliation—Withdrawal Mechanism”.
“Withdrawal Request” has the meaning as set out in “The Redomiciliation — Withdrawal Mechanism”.
“Withdrawal Request Form” has the meaning as set out in “The Redomiciliation—Withdrawal Mechanism”.
“Withdrawing Shareholders” has the meaning as set out in “The Redomiciliation—Withdrawal Mechanism”.

“Warranty Condition” means, as at Closing: (a) the warranty given by the Beckley Founders to atai that those Sellers that executed the Share Purchase Agreement on June 2, 2025 are either an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act or not a U.S person as such term is defined under Regulation S of the Securities Act, and that each such Seller has delivered a certification of such “accredited investor” status to atai, being true and accurate as if repeated immediately prior to Closing; and (b) each business warranty given by the Beckley Founders to atai and each warranty given by the Sellers to atai being true and accurate as if repeated immediately prior to Closing, except where the inaccuracies (i) would not impede the Closing, or (ii) would not (save for matters related to the BPL-003 Phase 2B clinical trial that have arisen between the top line read out of the results of such clinical trial and Closing, other than matters relating to the clinical validity of such trial), individually or in aggregate, have a material adverse effect on the Beckley Group (such material adverse effect having a value in excess of £25,000,000).

SUMMARY
For your convenience, provided below is a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you as an atai shareholder. To understand the proposed issuance of Ordinary Shares, the Acquisition, and the Redomiciliation fully, and for a more complete description of the terms of the Share Purchase Agreement, you should read this entire proxy statement/prospectus carefully, including its annexes and the other documents to which you are referred. Additionally, important information, which you are urged to read, is contained in the documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 213. Items in this summary include a page reference directing you to a more complete description of those items.
The Parties (Page 45)
Parties to the Acquisition
atai Life Sciences N.V.
atai Life Sciences N.V., a company incorporated in the Netherlands, is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. atai’s Ordinary Shares are listed on Nasdaq under the ticker symbol “ATAI.” atai’s principal executive offices are located at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and its telephone number is +31 20 793 2536.
Beckley Psytech Limited
Beckley Psytech Limited, incorporated in England and Wales, is a clinical-stage private biopharmaceutical company dedicated to developing a portfolio of psychedelic-based treatments aimed at improving patient outcomes and alleviating the burden of mental health conditions on individuals, healthcare systems, and society as a whole. Beckley Psytech’s principal executive offices are located at Beckley Park, Beckley, Oxford, England OX3 9SY and its telephone number is +44 18 6598 7633.
Parties to the Redomiciliation
atai Life Sciences N.V.
atai Life Sciences N.V., a company incorporated in the Netherlands, is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. atai’s Ordinary Shares are listed on Nasdaq under the ticker symbol “ATAI.” atai’s principal executive offices are located at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and its telephone number is +31 20 793 2536.
atai Life Sciences Luxembourg S.A. and atai Delaware
atai Life Sciences Luxembourg S.A. is a newly formed Luxembourg public limited liability company (société anonyme) having its registered office at 63, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B298928. atai LuxCo has only nominal assets and capitalization and has not engaged in any business or other activities other than in connection with its formation and the Redomiciliation. Subject to the receipt of shareholder approval of the Redomiciliation Proposal, atai will merge with and into atai LuxCo, and atai LuxCo will convert to atai Delaware.
The Acquisition (Page 46)
Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, atai agreed to acquire from the shareholders of Beckley Psytech the entire issued share capital of Beckley Psytech not already owned by atai by issuing to the Sellers 105,044,902 Ordinary Shares. Upon completion of the Acquisition, Beckley Psytech and its subsidiaries will be wholly-owned subsidiaries of atai.
The Share Purchase Agreement provides that, prior to Closing, the Sellers and atai shall use all reasonable endeavors to procure that the Beckley Carve-Out takes effect in accordance with the Beckley Carve-Out Steps Plan. The Beckley Carve-Out Steps Plan envisages that Eleusis and its subsidiaries will be carved out of the Beckley Group by way of a dividend in specie of all of the issued shares in Eleusis such that the holders of Beckley Shares shall each receive a pro-rata equity holding in Eleusis. The Beckley Carve-Out is not a condition to the Closing and there is no guarantee that the Beckley Carve-out will occur prior to the Closing or that it will occur at all.

The Consideration Shares (Page 46)
At the Closing, 100% of the equity interests of Beckley Psytech issued and outstanding immediately prior to the Closing and not already owned by atai will be acquired by atai, and the Sellers and, if applicable, certain Beckley Optionholders, will receive the right to receive from atai within five business days of the Closing an aggregate of 105,044,902 fully-paid and nonassessable Ordinary Shares.
atai may elect to grant (i) Consideration Shares, (ii) Replacement Awards or (iii) a combination of the foregoing to Beckley Optionholders who hold vested and in the money Beckley Options in exchange for the cancellation of such Beckley Options, provided that the Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. The total number of Consideration Shares to be issued to the Sellers (and Beckley Optionholders, if applicable) is subject to the following adjustments:
•
in the case of an exchange of any Beckley Options for Consideration Shares, a reduction as is equal in value to (x) the aggregate exercise price of the vested and in the money Beckley Options and (y) the income tax and employee social security payments due on the cancellation of such Beckley Options; and

•	in the case of the grant of Replacement Awards in exchange for any Beckley Options, a reduction reflecting the number of Ordinary Shares subject to the Replacement Awards.
Recommendation of the Board and Reasons for the Acquisition (Page 55)
In evaluating the Acquisition, atai’s management board and supervisory board (which have been combined to become the Board on June 25, 2025) consulted with atai’s management and legal and financial advisors, and in reaching its decision to approve the Share Purchase Agreement and recommend to atai shareholders the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement, the Board (and, prior to June 25, 2025, atai’s management board and supervisory board) considered a number of factors and a substantial amount of information, including the following:
•
Better Position as a Company with a Strong Pipeline. The Combined Group will have a synergistic fully owned pipeline that includes proprietary, rapid-acting psychedelic compounds with attractive route of administration and time-in-clinic characteristics. The Combined Group will be even better positioned to accelerate development and raise required funding, drive long-term value for shareholders, and most importantly, deliver meaningful innovation for patients.

•
Significant Synergy Potential. The Combined Group will have significant synergy potential with strong management and institutional knowledge in psychedelic treatments as well as potentially complimentary discovery engines. The perceived similarities between the cultures of atai and Beckley Psytech, including shared values and commitment to integrity, operational excellence, strategic focus and stockholder value will facilitate integration of the two companies.

•	Significant Pre-Tax Synergies. The Combined Group is expected to benefit from synergies, which would not be achievable without completing the Acquisition.
•
Successful Integration. The belief that the management team of atai will successfully integrate the two businesses and provide a strong foundation for the combined management team to accelerate growth.

The Board (at the time constituted as a separate supervisory board and management board) unanimously approved the Share Purchase Agreement. The Board unanimously recommends that atai shareholders vote “FOR” the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal.
For a discussion of the material factors considered by the Board in reaching its conclusions, see the section entitled “The Acquisition—Recommendation of the Board and Reasons for the Acquisition” beginning on page 55.
Opinion of Guggenheim Securities (Page 58)
atai retained Guggenheim Securities as its financial advisor in connection with atai’s possible Acquisition of Beckley Psytech. In connection with the Acquisition, Guggenheim Securities rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated June 2, 2025, to atai’s supervisory board to the effect that, as of that date, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Consideration Shares to be issued by atai in connection with the Acquisition were fair, from a financial point of view, to atai. The full text of Guggenheim Securities’ written opinion, which is attached as Annex B to this proxy statement/prospectus and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.
In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares or other securities or financial instruments of or relating to atai or Beckley Psytech may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on atai or Beckley Psytech, their respective securities or other financial instruments or the Acquisition or (iii) the impact of the Acquisition on the solvency or viability of atai or Beckley Psytech or the ability of atai or Beckley Psytech to pay their respective obligations when they come due.
Guggenheim Securities’ opinion was provided to atai’s supervisory board (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration Shares to be issued by atai. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to atai’s supervisory board with respect to the Acquisition, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement/prospectus constitute advice or a recommendation to any holder of the Ordinary Shares or Beckley Shares as to how to vote or act in connection with the Acquisition or otherwise. Guggenheim Securities’ opinion addresses only the fairness, from a financial point of view and as of the date of such opinion, to atai of the issuance by atai of the Consideration Shares to the extent expressly specified in such opinion and does not address any other term, aspect or implication of the Acquisition (including, without limitation, the form or structure of the Acquisition or the Share Purchase Agreement) or any other agreement, transaction document or instrument contemplated by the Share Purchase Agreement or to be entered into or amended in connection with the Acquisition or any financing or other transactions related thereto.
Interests of atai’s Directors and Executive Officers in the Acquisition (Page 72)
Other than continuing roles as directors or executive officers of atai, the members of the Board and atai executive officers do not have any interests in the Acquisition that may be different from, or in addition to, the interests of atai shareholders generally.
However, on June 2, 2025, atai granted to Christian Angermayer in further consideration of his continued service as a consultant and other valuable consideration (i) an option to purchase 337,686 Ordinary Shares that will vest with respect to 131,698 shares subject to the option based on atai’s standard four year vesting schedule and with respect to 205,988 shares subject to the option based on atai achieving asset value goals by December 31, 2026 and continued service, and (ii) an option to purchase 292,500 shares that will vest based on the Company achieving asset value goals by December 31, 2026 and continued service. In addition, the options are subject to Mr. Angermayer entering into an amended consultancy agreement that provides for compliance with atai’s code of conduct, compliance program and the voting agreement entered by Apeiron, his affiliated entity. As discussed in the sections entitled “Background of the Acquisition,” “Certain Agreements Relating to the Acquisition” and “Certain Relationships and Related Party Transactions,” Apeiron also entered into a Shareholders Rights Agreement, pursuant to which Apeiron has the right to select a number of director designees to the Board upon the continued satisfaction of certain ownership thresholds, as well as a Registration Rights Agreement, pursuant to which Apeiron is entitled to certain resale shelf registration rights and demand rights.
Conditions Precedent (Page 84)
Each party’s obligation to consummate the Acquisition is subject to the satisfaction or, in the case of the Warranty Condition, waiver, of each of the following conditions:
•	the Shareholder Approval having been obtained by atai by the Longstop Date; and
•	the Warranty Condition being satisfied at the time of Closing.

Termination; Notice of Termination (Page 85)
Termination by either atai or the Sellers
Either party may terminate the Share Purchase Agreement by notice to the other party if:
•	the Shareholder Approval is not, or will not be, obtained by the Longstop Date;
•
atai, Beckley Psytech or any Seller fails to comply with its respective material closing obligations and deliveries as set forth in the Share Purchase Agreement (noting that atai may terminate the agreement in the case of such failure by Beckley Psytech or any Seller; and the Sellers may terminate the agreement in the case of such failure by atai); or

•
if the Milestone Condition is not satisfied by June 1, 2025 (or such other date as agreed in writing between the Seller Representative and atai) and as a result, within ten Business Days following atai’s receipt from Beckley Psytech of the final top-line Phase 2B clinical trial data in respect of BPL-003, the Board changes its recommendation to obtain the Shareholder Approval (which such Milestone Condition has since been satisfied).

Termination by atai
atai may terminate the Share Purchase Agreement by notice to the other parties if the Warranty Condition is not satisfied.
Effect of Termination
In the event of termination of the Share Purchase Agreement, the Share Purchase Agreement shall cease to have effect and there shall be no liability or obligation on the party of any party except with respect to the termination payment obligations, confidentiality obligations, the defined terms and general provisions of the Share Purchase Agreement.
Termination Fees
If the Milestone Condition is not satisfied and the Board changes its recommendation to obtain the Shareholder Approval, and the Share Purchase Agreement is validly terminated, atai shall, within thirty Business Days of such termination, pay to Beckley Psytech a fee equal to $4,000,000 to be satisfied (at atai’s election) either (i) in cash or (ii) through the issuance of such number of unregistered Ordinary Shares representing a total value of $4,000,000 calculated based on the 20 day volume-weighted average price per share as at the date falling 10 days after the date of the Board’s changed recommendation to obtain the Shareholder Approval (which such Milestone Condition has since been satisfied).
If the Shareholder Approval is not obtained by the Longstop Date and the Board has not changed its recommendation, atai shall, within 30 Business Days of termination, pay to Beckley Psytech a fee equal to $10,000,000 to be satisfied by a combination of, at atai’s election (i) the issue of unregistered Ordinary Shares representing a total value of up to $5,000,000 calculated based on the 20 day VWAP as of the date falling 10 days after the Longstop Date, and (ii) cash equal to $10,000,000 less the value of any unregistered Ordinary Shares issued pursuant to (i) (the value of which shall be calculated in accordance with (i)).
Accounting and Tax Treatment of the Acquisition (Page 73)
The Acquisition is expected to be accounted for using the asset acquisition method in accordance with GAAP because substantially all of the fair value is concentrated in an in-process research and development (“IPR&D”) asset, an intangible asset. Under this method of accounting, no goodwill will be recognized. In addition, upon Closing, the equity at risk for Beckley Psytech is not considered sufficient for Beckley Psytech to finance its activities without additional subordinated financial support. As a result, Beckley Psytech will be considered a VIE at the Closing, and the primary beneficiary of Beckley Psytech will be treated as the accounting acquirer. Upon the consummation of the Acquisition, atai will own 100% of Beckley Psytech and will retain the obligation to absorb the losses and/or receive the benefits of Beckley Psytech that could potentially be significant to Beckley Psytech. As such, atai will be considered the primary beneficiary of Beckley Psytech upon the Closing and therefore, the accounting acquirer.

Although the Acquisition is not anticipated to give rise to adverse tax implications for atai shareholders, the determination of tax impacts may be complex and will vary based on each shareholder’s unique situation. atai shareholders are urged to consult with, and rely solely upon, their own tax advisors concerning the tax consequences of the Acquisition in light of their particular circumstances.
Regulatory Matters (Page 73)
Neither atai nor Beckley Psytech is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Acquisition. In the United States, atai must comply with applicable federal and state securities laws and the Nasdaq Rules in connection with the issuance of shares of atai in the Acquisition, including the filing with the SEC of this proxy statement/prospectus.
Registration Rights Agreement (Page 87)
On June 2, 2025, atai entered into the Registration Rights Agreement with Apeiron and the June PIPE Investors providing for certain registration rights with respect to Ordinary Shares held by such holders from time to time. It is expected that Beckley Psytech shareholders and, if applicable, certain Beckley Optionholders that receive Share Consideration will enter into joinders to become parties to the Registration Rights Agreement at Closing. See the section entitled “Certain Agreements Relating to the Acquisition—Registration Rights Agreement.” The form of the Registration Rights Agreement is attached hereto as Annex C.
Voting Agreement (Page 87)
Concurrently with the entry into the Share Purchase Agreement, atai, its directors and the members of its executive team, Beckley Psytech and Apeiron entered into the Voting Agreements, pursuant to which the parties to the Voting Agreements have agreed to vote (or cause to be voted) all of the Ordinary Shares held by them in favor of certain matters set forth in the Voting Agreements, including to support (i) without limitation, the Shareholder Approval and, (ii) in the case of Apeiron and subject to certain conditions, any potential transaction that may be pursued by atai to move the legal and tax domicile of atai from the Netherlands (in respect of its corporate seat) and Germany (in respect of its tax domicile) to Delaware. See the section entitled “Certain Agreements Relating to the Acquisition—Voting Agreements.” The form of the Voting Agreement and Apeiron Voting Agreement are attached hereto as Annex D-1 and Annex D-2, respectively.
Lock-Up Agreement (Page 87)
Substantially concurrently with the entry into the Share Purchase Agreement, atai and Apeiron entered into a Lock-Up Agreement containing customary lock-up terms, pursuant to which Apeiron will, subject to certain customary exceptions, not transfer any equity securities of atai (including the Ordinary Shares) for the Lock-Up Period. The Lock-Up Period commenced on the date of execution of the Lock-Up Agreement and terminates on the date that is the later of (i) sixty days following the public announcement of the results of Beckley Psytech’s Phase 2b Clinical Trial in respect of BPL-003 (results of such Phase 2b trial have now been made available, as previously reported by atai), (ii) Closing or (iii) the date on which the Share Purchase Agreement is terminated. At the expiration of the Lock-Up Period, the lock-up restrictions will fall away in part on a monthly basis until the date that is twelve months following the expiration of such period. See the section entitled “Certain Agreements Relating to the Acquisition—Lock-Up Agreement.” The form of the Voting Agreement and Apeiron Voting Agreement are attached hereto as Annex E.
Shareholders Rights Agreement
Substantially concurrently with the entry into the Share Purchase Agreement, atai entered into a the Shareholders Rights Agreement with Apeiron. Pursuant to the Shareholders Rights Agreement, Apeiron will have the right, subject to certain requirements, to select a number of director designees to the Board equal to (i) two, for so long as Apeiron and its affiliates beneficially own no less than 12.5% of the equity securities of the Company (inclusive of Ordinary Shares issued or issuable in connection with the exercise of options, warrants, rights, units or other securities) and (ii) one, for so long as Apeiron and its affiliates collectively beneficially own at least 7.5% but less than 12.5% of such Company equity securities. In the case of clause (i), at least one such designee must at all times satisfy the independence criteria of the SEC or Nasdaq, as applicable, and in all cases any such designee must comply with the customary requirements of the Nominating and Governance Committee of the Board for service on the Board. Apeiron and atai acknowledged and agreed that as of the entry into the Shareholders Rights Agreement, Apeiron had previously appointed to the Board the “Current Investor Appointees,” John Hoffman and Christian Angermayer, each presently an atai director. See the section entitled “Certain Agreements Relating to the Acquisition—Shareholders Rights Agreement.” The Shareholders Rights Agreement is attached hereto as Annex F.
The Redomiciliation (Page 89)
The purpose of the Redomiciliation is to facilitate a series of transactions which will occur in a specific sequence and as a consequence of which, among other things (i) atai and atai LuxCo will enter into a cross-border merger, as a result of which atai will cease to exist and all assets and liabilities of atai will be transferred to atai LuxCo by universal succession of title in accordance with the provisions of the Merger Plan (i.e., the LuxCo Merger), and (ii) atai LuxCo will redomesticate in Delaware as atai Delaware. atai Delaware Common Stock is expected to be listed on Nasdaq after the completion of the Redomiciliation under the symbol “ATAI”.
Dutch law does not facilitate a direct change of corporate domicile of a Dutch public company (naamloze vennootschap) (such as atai) to a jurisdiction outside the European Economic Area, such as Delaware. For that reason, atai and atai LuxCo wish first to enter into the LuxCo Merger, because Luxembourg law does allow for a direct change of corporate domicile to a jurisdiction outside the European Economic Area. Accordingly, shortly after the time the LuxCo Merger becomes effective under the laws of Luxembourg (the “Merger Effective Time”) and, to the extent practicable, on the same day as the LuxCo Merger, atai LuxCo intends to change its corporate domicile to Delaware.
Recommendation of the Board and Reasons for the Redomiciliation (Page 91)
After careful consideration, the Board determined that the Redomiciliation will enhance shareholder value over the long term by simplifying the corporate structure to gain operational and cost efficiencies. After considering various factors, the Board believes that the Redomiciliation will enhance shareholder value over the long term by providing potential strategic opportunities and benefits, including:
•	simplifying our corporate structure and streamlining reporting requirements;
•	increased alignment with our U.S. operations;
•	benefitting from prominence, predictability, and flexibility of Delaware law; and
•	benefitting from well-established principles of corporate governance.
As a result of the foregoing advantages of domestication in Delaware, the Board believes that the Redomiciliation will generally improve atai Delaware’s operational and financial flexibility and provide for a more efficient corporate structure to achieve strategic and financial goals. Further, the Board believes that any direct benefit that the domestication in Delaware provides to atai Delaware also indirectly benefits the shareholders, who are the owners of atai Delaware.
Accordingly, the Board recommends that you vote “FOR” the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal to be presented at the Extraordinary General Meeting.
Steps of the Redomiciliation (Page 90)
If atai shareholders adopt the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal, it is anticipated that the Redomiciliation will take place in the steps listed below:
1.	At the Extraordinary General Meeting, atai shareholders will vote on the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal.
2.
If the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal are approved by atai shareholders, atai LuxCo will convene the LuxCo Extraordinary General Meeting at which atai, as sole shareholder of atai LuxCo, will vote to approve the LuxCo Merger and the Delaware Conversion. The Board and the atai LuxCo Board are not soliciting proxies from atai shareholders for the LuxCo Extraordinary General Meeting, as, prior to the LuxCo Merger, atai will be the sole shareholder of atai LuxCo.

3.
As part of the LuxCo Merger, atai will merge with and into atai LuxCo, with atai LuxCo surviving, and all Ordinary Shares will be canceled and exchanged for atai LuxCo Ordinary Shares on a one-for-one basis (except for those Ordinary Shares held by any atai shareholder who validly exercises his, her or its withdrawal rights under Dutch law).

4.
Following the completion of the LuxCo Merger and the approval of the Delaware Conversion at the LuxCo Extraordinary General Meeting, atai LuxCo will migrate out of Luxembourg and redomesticate in Delaware as atai Delaware by way of filing (i) a certificate of corporate domestication and (ii) the Proposed Charter, each with the Secretary of State of the State of Delaware. Upon acceptance of such filings (the “Delaware Conversion Effective Time”), atai Delaware will exist as a Delaware corporation. We expect the LuxCo Merger and the Delaware Conversion to become effective on the same day.

5.
Following completion of the Redomiciliation, atai shareholders will hold one share of atai Delaware Common Stock for each one Ordinary Share owned immediately prior to the LuxCo Merger (except for those Ordinary Shares held by any atai shareholder who validly exercises his, her or its withdrawal rights under Dutch law).

6.	Shares of atai Delaware Common Stock are expected to be listed on Nasdaq under the stock symbol “ATAI” immediately following the completion of the Redomiciliation.
7.	All assets and liabilities, rights, obligations and other legal relationships of atai LuxCo will remain with atai Delaware.
Conditions to the Redomiciliation (Page 93)
Conditions to the LuxCo Merger:
•
atai and atai LuxCo having filed (and having published the filing of) the Merger Plan, the notification within the meaning of Section 2:333e(1) of the DCC and article 1025-5 of the Luxembourg Companies Act, the explanatory memorandum as referred to in Sections 2:313(1) and 2:333f of the DCC in accordance with (and together with any other information and documents required by) Dutch and Luxembourg law;

•	three months after the announcement and the publication of the relevant merger filings in the Netherlands and one month after the publication of the relevant merger filing in Luxembourg having passed;
•
no opposition by creditor of atai in connection with the Merger Plan having been properly filed or, if filed, such opposition having been withdrawn, denied, resolved or lifted by an enforceable court order;

•	issuance by a civil law notary in the Netherlands of the declaration referred to in Section 2:333i(3) of the DCC and filing thereof with the Dutch trade register;
•	a resolution by atai, as sole shareholder of atai LuxCo, to enter into the LuxCo Merger;
•
one month having passed after the Extraordinary General Meeting and it having become apparent that the aggregate Cash Compensation payable pursuant to article 2:333h(1-5) of the DCC does not exceed $5,000,000, unless such cap is waived by the Board;

•	atai and atai LuxCo otherwise having completed all requisite action required to be taken by applicable law prior to the LuxCo Merger;
•
the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, with respect to the atai LuxCo Ordinary Shares to be issued pursuant to the LuxCo Merger will be effective, and there will be no stop order suspending such effectiveness.

Conditions to the Delaware Conversion:
atai LuxCo’s ability to initiate the Delaware filings necessary to effectuate the Redomiciliation is conditioned on the following matters:
•
a resolution by atai, as sole shareholder of atai LuxCo, to enter into the Delaware Conversion (which is expected be adopted prior to the Merger Effective Time at the LuxCo Extraordinary General Meeting);

•
the atai LuxCo Board has not determined for any reason that the consummation of the Redomiciliation would be inadvisable or not in the interests of the shareholders of atai LuxCo, and has not, accordingly, terminated or abandoned such transaction;

•	the SEC has declared the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, effective, and no stop order with respect thereto is in effect; and
•	atai LuxCo is not subject to any decree, order, or injunction that prohibits the consummation of the Redomiciliation.
Withdrawal Mechanism (Page 91)
If the Redomiciliation Proposal is adopted during the Extraordinary General Meeting, any atai shareholder who voted against the Redomiciliation Proposal at the Extraordinary General Meeting and who does not wish to receive atai LuxCo Ordinary Shares pursuant to the LuxCo Merger may exercise a withdrawal right by filing a request with atai for cash compensation within one month after the date of the Extraordinary General Meeting. An atai shareholder who has voted in favor of the Redomiciliation Proposal at the Extraordinary General Meeting, abstained from voting in respect of the Redomiciliation Proposal, or was not present or represented at the Extraordinary General Meeting, does not have any withdrawal right and cannot make a Withdrawal Request.
A Withdrawal Request can only be made in respect of Ordinary Shares that the atai shareholder (i) holds on the record date of the Extraordinary General Meeting, (ii) votes against the Redomiciliation Proposal, (iii) still holds at the time of making the Withdrawal Request and (iv) does not transfer subsequent to making the Withdrawal Request. An atai shareholder who exercises a Withdrawal Request must also provide written evidence, satisfactory to atai at its sole discretion, that his, her or its Ordinary Shares were voted against the Redomiciliation Proposal.
The proposed Cash Compensation per Ordinary Share is equal to the lower of (i) VWAP on Nasdaq in the last five trading days prior to (and excluding) the date on which the LuxCo Merger becomes effective or (ii) the closing price of one Ordinary Share on Nasdaq as reported on the trading day immediately preceding the date of the Merger Effective Time (or, if no such closing price is reported on such trading day, the closing price of one Ordinary Share reported on the most recent prior trading day). As part of the Redomiciliation Withdrawal Rights Proposal, it is proposed that this formula be laid down in the Articles of Association as they will read following the execution of the Deed of Amendment II.
Listing of the Shares of atai Delaware
The Ordinary Shares are currently listed on Nasdaq under the symbol “ATAI.” We expect shares of atai Delaware Common Stock to continue to trade under the same symbol on Nasdaq following the Redomiciliation.
Upon the consummation of the Redomiciliation, atai Delaware will be the successor issuer to atai pursuant to Rule 12g-3(a) under the Exchange Act. Pursuant to Rule 12g-3(a) under the Exchange Act, following the completion of the Redomiciliation, shares of atai Delaware Common Stock will be deemed to be registered under Section 12(b) of the Exchange Act, and atai Delaware will be subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder.
Accounting and Tax Treatment of the Redomiciliation (Page 94)
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the combined company as a result of the Redomiciliation. The business, capitalization, assets and liabilities and financial statements of the combined company immediately following the Redomiciliation will be materially the same as those of the combined company immediately prior to the Redomiciliation.
atai believes that the Redomiciliation should generally be considered tax neutral due to relevant law, double tax treaties, tax elections, or similar factors. atai shareholders who elect to exercise their withdrawal rights, and participate in the Redomiciliation withdrawal, should generally be subject to taxation in their country of tax residence to the extent of any gain recognized. However, understanding the tax implications of the Redomiciliation can be complex and will differ based on each shareholder's unique situation. As a result, atai shareholders are urged to seek advice from, and rely solely upon, their own tax advisors to fully understand the tax consequences of the Redomiciliation in relation to their specific circumstances. For information regarding material United States federal income and Dutch tax considerations for atai shareholders with respect to the Redomiciliation, see the section entitled “U.S. Federal Income Tax Considerations” and “Netherlands Tax Considerations”.

The Extraordinary General Meeting (Page 111)
Date, Time, Place and Purpose (Page 111)
The Extraordinary General Meeting will be held at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands, at 6:00 p.m. (Central European Time) on November 4, 2025. Our Extraordinary General Meeting will be a “hybrid” meeting of shareholders, meaning that you may attend the meeting either via the Internet at www.virtualshareholdermeeting.com/ATAI2025SM by following the instructions set forth below or in person. At the Extraordinary General Meeting, the Board will ask the shareholders to vote for:

Proposal 1.	to approve the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement (the “Acquisition Proposal”)

Proposal 2.	to approve the issuance of Ordinary Shares in connection with the Acquisition, pursuant to the terms of the Share Purchase Agreement (the “Share Issuance Proposal”)

Proposal 3A.	to appoint Mr. Cosmo Feilding-Mellen as a non-executive director of the Company

Proposal 3B.	to appoint Dr. Robert Hershberg as a non-executive director of the Company (together with Proposal 3A, the “Director Nominee Proposals”)

Proposal 4.
to resolve upon the amendment to the Company’s articles of association to effect the change of the Company’s name pursuant to and as contemplated by the Deed of Amendment I (the “Governing Documents Proposal”)

Proposal 5.
to resolve upon entering into the LuxCo Merger in accordance with the Merger Plan, following which atai LuxCo expects the Delaware Conversion to be effected, whereby, following the Delaware Conversion, the Certificate of Incorporation and Bylaws will come into effect (the “Redomiciliation Proposal”)

Proposal 6.
to resolve upon the amendment to the Company’s Articles of Association in connection with the LuxCo Merger to include a formula on the basis of which cash compensation to atai’s shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger can be readily determined (the “Redomiciliation Withdrawal Rights Proposal”)

Proposal 7.
to resolve upon the amendment to the Company’s Articles of Association in connection with the LuxCo Merger to convert Ordinary Shares into a separate class of B shares if and to the extent atai shareholders exercise their withdrawal right under Dutch law in connection with the LuxCo Merger (the “Redomiciliation Share Conversion Proposal”)

Existing Shareholders; Record Date (Page 15)
The record date for the Extraordinary General Meeting in respect of our Ordinary Shares is October 7, 2025. Those who are holders of our Ordinary Shares, or who otherwise have voting rights and/or meeting rights with respect to our Ordinary Shares, on the Record Date, provided that they are recorded as such in our shareholders’ register or in the register maintained by our U.S. transfer agent, may attend and, if relevant, vote at the Extraordinary General Meeting.
Quorum, Votes Required and Vote of Existing Shareholders (Page 113)
A quorum must be present at the Extraordinary General Meeting for any proposal to be voted on. At the Extraordinary General Meeting, at least one-third of the Company’s issued and outstanding Ordinary Shares must be present or represented in order to constitute a quorum for all proposals. Based on the shares anticipated to be outstanding at the Record Date, atai’s expectation is that at least 80,000,408 Ordinary Shares must be represented by the shareholders present in person at the Extraordinary General Meeting or represented by proxy to have a quorum. Your Ordinary Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or brokerage firm) or if you are present or represented in person at the Extraordinary General Meeting. Abstentions have no effect on the adoption of the proposals. Abstentions count for purposes of determining whether a quorum is present.

Assuming a quorum is present:

Proposal 1.	Adoption of the Acquisition Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 2.	Adoption of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 3.
The Director Nominee Proposals are based on a binding nomination proposed by the Board. Each nominee specified in such binding nomination shall be appointed unless the relevant nomination is overruled by the Extraordinary General Meeting, which would result if at least a majority of two-thirds of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy, representing more than half of atai’s issued share capital, vote against the appointment.

Proposal 4.	Adoption of the Governing Documents Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 5.	Adoption of the Redomiciliation Proposal requires the affirmative vote of at least two-thirds of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 6.
Adoption of the Redomiciliation Withdrawal Rights Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 7.	Adoption of the Redomiciliation Share Conversion Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Risk Factors (Page 23)
In evaluating the Acquisition and the Redomiciliation, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed under “Risk Factors.”

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING
Q.1	Why am I receiving these materials?
A.1
On June 2, 2025, atai entered into the Share Purchase Agreement pursuant to which atai agreed to acquire from the shareholders of Beckley Psytech the entire issued share capital of Beckley Psytech not already owned by atai in exchange for issuing the Consideration Shares (the “Share Consideration”).

Separately, in 2024 and 2025, the Board and the atai management team undertook a review of our existing structure and operations, and particularly the jurisdiction of incorporation of the Company. We believe the Redomiciliation will enhance shareholder value over the long-term by simplifying the corporate structure to gain operational and cost efficiencies. atai is submitting the LuxCo Merger (as part of the Redomiciliation), the Acquisition and the other transactions contemplated by the Share Purchase Agreement, including the Share Issuance, as well as certain ancillary resolutions, to atai shareholders for approval at the Extraordinary General Meeting of the shareholders of atai.
The Board is furnishing this proxy statement/prospectus and form of proxy card to the holders of the issued and outstanding Ordinary Shares in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting.
Q.2	What is the proposed Acquisition?
A.2
The proposed Acquisition is the acquisition by atai from the Sellers of the entire issued share capital of Beckley Psytech not already owned by atai in exchange for the Share Consideration in accordance with the Share Purchase Agreement.

We have included in this proxy statement/prospectus important information about the Acquisition and the Share Purchase Agreement (a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus). You should carefully read this information and the documents referred to herein in their entirety.
Q.3	What will happen in the Redomiciliation?
A.3
In the Redomiciliation, atai, currently a Dutch public company (naamloze vennootschap), will become a Delaware corporation, or atai Delaware. Dutch law currently does not facilitate a direct change of legal domicile of a Dutch public limited liability company (such as atai Life Sciences N.V.) to a jurisdiction outside the European Economic Area. As a result, atai as a practical matter intends to first change its legal domicile to Luxembourg, which is a jurisdiction within the European Economic Area that does facilitate a change of legal domicile on to Delaware. Therefore, the Redomiciliation consists of two principal steps: (i) the merger of atai with and into atai LuxCo with atai LuxCo surviving the merger (the “LuxCo Merger”) and (ii) shortly thereafter and, to the extent practicable, on the same day as the LuxCo Merger, the subsequent conversion of atai LuxCo into atai Delaware (the “Delaware Conversion”). Please see the section entitled “The Redomiciliation”.

Q.4	What is the background to the Redomiciliation?
A.4
We are pursuing the Redomiciliation for a number of reasons. In 2024 and 2025, the Board and atai management team undertook a review of our existing structure and operations, and particularly the jurisdiction of incorporation of the Company. We believe the Redomiciliation will enhance shareholder value over the long term by simplifying the corporate structure to gain operational and cost efficiencies. After considering various factors, the Board believes that the Redomiciliation will enhance shareholder value over the long-term by providing potential strategic opportunities and benefits, including:

•
simplifying our corporate structure and streamlining reporting requirements, which will (i) facilitate efforts incurred by us to assess, implement, and remain compliant with multiple regulatory and reporting requirements for atai Delaware on a consolidated basis, and (ii) provide opportunities for atai Delaware to improve operational efficiencies and financial flexibility in the corporate treasury, cash management, risk management, and tax functions;

•	increased alignment with our U.S. operations and opening up potential opportunities to expand our investor base within the United States;

•
benefiting from well-established principles of corporate law and governance under Delaware law, which are more closely aligned with the Nasdaq listing standards and the SEC governance requirements; and

•	benefiting from greater certainty of U.S. tax treatment.
Q.5	Are there any conditions to completing the Redomiciliation?
A.5
Yes. In addition to the adoption of the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal, there are certain other conditions to completing the Redomiciliation as more fully described in the section entitled “The Redomiciliation”. If any of these conditions are not satisfied or waived by the Board, then the Redomiciliation will not be effectuated and the atai Delaware Proposed Organizational Documents will not become effective. In addition, the expected timing for the completion of the Redomiciliation may be impacted by these or other conditions described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomiciliation will be satisfied or waived, or that the Redomiciliation will be completed. The approval or consummation of the Redomiciliation is not conditioned upon the approval or consummation of the Acquisition.

Q.6	Are the proposals conditioned on one another?
A.6
The Acquisition Proposal, Share Issuance Proposal, Director Nominee Proposals and Governing Documents Proposal are conditioned on one another, meaning that (i) if any of these proposals is not adopted at the Extraordinary General Meeting because an insufficient number of votes are cast in favor of any such proposal (or if a quorum is not present), then none of them will have been adopted and the Acquisition cannot be consummated and (ii) if all of these proposals are adopted at the Extraordinary General Meeting because a sufficient number of votes are cast in favor of each such proposal (and a quorum is present) then all of them shall have been adopted. The Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and Redomiciliation Share Conversion Proposal are not conditioned on one another and are not conditioned on the adoption of any of the other resolutions, nor vice versa.

Q.7	Will the business of the Company change following the Redomiciliation?
A.7
No. The business, capitalization, assets and liabilities, and financial statements of atai Delaware immediately following the Redomiciliation will be substantially the same as those of atai immediately prior to such transaction, subject to certain subsidiary restructuring transactions to occur within our corporate group in connection with the Redomiciliation. See “The Redomiciliation—Accounting and Tax Treatment of the Redomiciliation.”

Q.8	Will the Redomiciliation dilute my economic interest?
A.8
No. Immediately after the Redomiciliation, the number of shares of atai Delaware Common Stock, as applicable, that you will own will be the same as the number of applicable Ordinary Shares you held immediately prior to the Redomiciliation, unless you validly exercise your withdrawal rights under Dutch law as explained in “The Redomiciliation—Withdrawal Mechanism”, in which case you shall not receive atai Delaware Common Stock. Further, subject to the valid exercise of such withdrawal rights, the number of outstanding shares of atai Delaware Common Stock will be the same as the number of outstanding Ordinary Shares immediately before consummation of the Redomiciliation. Therefore, the Redomiciliation will not dilute your economic interest in atai Delaware relative to your current interest in atai, but your economic interest may increase depending on how many atai shareholders (if any) exercise their withdrawal rights under Dutch law.

Q.9	Will the Acquisition dilute my economic interest?
A.9
Yes. Immediately after the Acquisition, the number of Ordinary Shares that you own will be the same as the number of Ordinary Shares you held immediately prior to the Acquisition, and 105,044,902 Ordinary Shares (subject to adjustment) will have been issued to the shareholders of Beckley Psytech (and in certain circumstances the Beckley Optionholders). The issuance of Ordinary Shares in connection with the completion of the Acquisition will have increased the number of outstanding Ordinary Shares. Therefore, the Acquisition will dilute your economic interest in atai relative to your current interest in atai.

Q.10	Will the atai Delaware Common Stock into which the Ordinary Shares will convert upon consummation of the Redomiciliation be listed on an exchange?
A.10
Yes. The Ordinary Shares are currently listed on Nasdaq under the symbol “ATAI.” We expect the shares of atai Delaware Common Stock to continue to trade under the same symbol on Nasdaq following the Redomiciliation.

Q.11	What happens if the Redomiciliation is not completed?
A.11
If the Redomiciliation is not completed for any reason, atai will continue as a Dutch public limited liability company duly incorporated and validly existing under the laws of the Netherlands, and atai shareholders will continue holding Ordinary Shares that will continue to be listed for trading on Nasdaq.

Q.12	What are the tax consequences of the Redomiciliation to the shareholders?
A.12
atai is of the view that the Redomiciliation should not be a taxable event for atai or its shareholders for Dutch corporate income tax, Dutch dividend withholding tax, and Dutch personal income tax purposes, subject to certain assumptions and carveouts (e.g., in relation to atai shareholders that exercise their withdrawal rights and receive Cash Compensation). For a discussion of the Dutch tax considerations of the Redomiciliation, see “Netherlands Tax Considerations”.

Furthermore, as discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that each of the LuxCo Merger and the Delaware Conversion qualify as a reorganization (an “F Reorganization”) within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). However, atai has not sought, and does not intend to seek, any ruling from the U.S. Internal Revenue Service (“IRS”) with respect to the qualification of the LuxCo Merger or the Delaware Conversion as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. Assuming that each of the LuxCo Merger and the Delaware Conversion so qualifies, and subject to the “passive foreign investment company” (“PFIC”) rules discussed under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Redomiciliation to U.S. Holders—PFIC Considerations”, U.S. Holders (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) will be subject to Section 367(b) of the Code and, as a result:
•
a U.S. Holder whose Ordinary Shares, on the date of the Redomiciliation, have a fair market value of less than $50,000 and who, on the date of the Redomiciliation, owns (actually or constructively) less than 10% of the total combined voting power of all classes of atai stock entitled to vote and less than 10% of the total value of all classes of atai stock generally will not recognize any gain or loss and will not be required to include any part of atai’s earnings and profits in income in connection with the Redomiciliation;

•
a U.S. Holder whose Ordinary Shares, on the date of the Redomiciliation, have a fair market value of $50,000 or more and who, on the date of the Redomiciliation, owns (actually or constructively) less than 10% of the total combined voting power of all classes of atai stock entitled to vote and less than 10% of the total value of all classes of atai stock generally will recognize gain (but not loss) with respect to Ordinary Shares surrendered in connection with the Redomiciliation. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend deemed paid by atai the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Ordinary Shares provided certain other requirements are satisfied; and

•
a U.S. Holder who, on the date of the Redomiciliation, owns (actually or constructively) 10% or more of the total combined voting power of all classes of atai stock entitled to vote or 10% or more of the total value of all classes of atai stock generally will be required to include in income as a dividend deemed paid by atai the “all earnings and profits amount” attributable to its Ordinary Shares as a result of the Redomiciliation.

atai does not expect to have a material amount of earnings and profits on the date of the Redomiciliation. However, it is possible that, notwithstanding atai’s expectations, the amount of atai’s cumulative net earnings and profits could be material through the date of the Redomiciliation. Therefore, there can be no assurance that atai will not have a material amount of earnings and profits on the date of the Redomiciliation.

Additionally, following the Redomiciliation, dividends paid to a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) in respect of its shares of atai Delaware Common Stock may be subject to U.S. federal withholding taxes.
For the tax consequences of making a Withdrawal Request and receiving Cash Compensation, see “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects to U.S. Holders of Making a Withdrawal Request” and “U.S. Federal Income Tax Considerations—Non-U.S. Holders—Tax Effects to U.S. Holders of Making a Withdrawal Request”.
The tax consequences of the Redomiciliation are complex and will depend on a holder’s particular circumstances. atai shareholders who elect to withdraw in general should be subject to taxation by their country of tax residence to the extent any gain is recognized. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Redomiciliation, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the tax considerations of the Redomiciliation, see “Netherlands Tax Considerations” and “U.S. Federal Income Tax Considerations”.
With respect to the Luxembourg direct tax consequences of the holders, such consequences will also depend on a holder’s particular circumstances. However, no Luxembourg adverse tax consequences should arise provided that the holders: i) do not hold a participation representing more than 10% of atai LuxCo’s share capital, and ii) holders have not been Luxembourg tax resident for more than fifteen years while becoming non-resident less than five year before atai LuxCo’s re-domiciliation.
Q.13	When will the Redomiciliation become effective?
A.13
If the atai shareholders vote to adopt the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal, and the other conditions to completion of the Redomiciliation are satisfied or waived by the Board, atai LuxCo anticipates that, as soon as practicable thereafter, it will complete the Redomiciliation.

Q.14	How will my rights as a shareholder be affected by the Redomiciliation?
A.14
As a result of differences between the Delaware law and Dutch law, there will be differences between your rights as a stockholder of atai Delaware under Delaware law and your current rights as a shareholder of atai under Dutch law. In addition, there are differences between the organizational documents of atai and atai Delaware. See “Comparison of Shareholders Rights between Netherlands Law and Delaware Law.”

Q.15	Do I have appraisal rights or dissenters’ rights if I object to the proposed Redomiciliation?
A.15
atai shareholders (i) who vote against the LuxCo Merger, (ii) who duly and timely submit a Withdrawal Request, and (iii) who do not transfer their Ordinary Shares subsequent to making the Withdrawal Request, will be entitled to cash compensation, subject to the satisfaction (or waiver by the Board) of certain conditions.

The proposed Cash Compensation per Ordinary Share is equal to the lower of (i) VWAP on Nasdaq in the last five trading days prior to (and excluding) the date on which the LuxCo Merger becomes effective or (ii) the closing price of one Ordinary Share on Nasdaq as reported on the trading day immediately preceding the date of the Merger Effective Time (or, if no such closing price is reported on such trading day, the closing price of one Ordinary Share reported on the most recent prior trading day). As part of the Redomiciliation Withdrawal Rights Proposal, it is proposed that this formula be laid down in the Articles of Association as they will read following the execution of the Deed of Amendment II. Please see the section entitled “The Redomiciliation—Withdrawal Mechanism”.
Q.16	What matters will be considered at the Extraordinary General Meeting?
A.16
1. Proposal 1: to approve, subject to the adoption of each of (A) the Share Issuance Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals (each as defined below), also within the meaning of Section 2:107a of the DCC, the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement (the “Acquisition Proposal”) (voting item)

2. Proposal 2: to approve, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Director Nominee Proposals, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of Ordinary Shares in connection with the Acquisition, pursuant to the terms of the Share Purchase Agreement (the “Share Issuance Proposal”) (voting item)
3. Proposal 3A: to appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Mr. Cosmo Feilding-Mellen as a non-executive director of the Company (voting item)
4. Proposal 3B: to appoint, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Governing Documents Proposal and (C) the Share Issuance Proposal, Dr. Robert Hershberg as a non-executive director of the Company (together with Proposal 3A, the “Director Nominee Proposals”) (voting item)
5. Proposal 4: to resolve upon, subject to the adoption of each of (A) the Acquisition Proposal, (B) the Director Nominee Proposals and (C) the Share Issuance Proposal, the amendment to the Company’s articles of association to effect the change of the Company’s name pursuant to and as contemplated by the Deed of Amendment I (the “Governing Documents Proposal”) (voting item)
6. Proposal 5: to resolve upon entering into the LuxCo Merger in accordance with the Merger Plan, following which atai LuxCo expects the Delaware Conversion to be effected, whereby, following the Delaware Conversion, the Certificate of Incorporation and Bylaws, copies of which are attached to this proxy statement/prospectus as Annexes J-1 and J-2, respectively, will come into effect (the “Redomiciliation Proposal”) (voting item)
7. Proposal 6: to resolve upon the amendment to the Company’s Articles of Association in connection with the LuxCo Merger to include a formula on the basis of which cash compensation to atai’s shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger can be readily determined (the “Redomiciliation Withdrawal Rights Proposal”) (voting item)
8. Proposal 7: to resolve upon the amendment to the Company’s Articles of Association in connection with the LuxCo Merger to convert Ordinary Shares into a separate class of B shares if and to the extent atai shareholders exercise their withdrawal right under Dutch law in connection with the LuxCo Merger (the “Redomiciliation Share Conversion Proposal”) (voting item)
Q.17	Who is entitled to vote prior to or at the Extraordinary General Meeting?
A.17
The Record Date for the Extraordinary General Meeting is October 7, 2025. Persons with Meeting Rights (i.e., holders of Ordinary Shares or who otherwise have voting rights and/or meeting rights with respect to Ordinary Shares on the Record Date, provided that they are recorded as such in our shareholders’ register or in the register maintained by our U.S. transfer agent) may attend and, if applicable, vote at the Extraordinary General Meeting. Each outstanding Ordinary Share is entitled to one vote on all matters presented at the Extraordinary General Meeting as voting items. At the close of business on the Record Date, atai expects approximately 240,001,224 Ordinary Shares to be outstanding.

Q.18	What is the difference between being a “record holder” and holding shares in “street name”?
A.18	A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or a brokerage firm or other nominee on a person’s behalf.
Q.19	Am I entitled to vote if my shares are held in “street name”?
A.19
Yes. If your shares are held on your behalf by a bank or a brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in “street name”, these proxy materials will be provided to you by your bank or brokerage firm or other nominee, along with a voting instruction card. As the beneficial owner, you have the right to direct your bank or brokerage firm or other nominee how to vote your shares, and the bank or brokerage firm or other nominee is required to vote your shares in accordance with your instructions. If your shares are held in “street name,” you may not be able to vote your shares during the Extraordinary General Meeting unless you obtain a “legal proxy” or “instrument of proxy” from your bank or brokerage firm or other nominee.

Q.20	How many shares must be present to hold the Extraordinary General Meeting?
A.20
A quorum must be present at the Extraordinary General Meeting for any proposal to be voted on. At the Extraordinary General Meeting, at least one-third of the Company’s issued and outstanding Ordinary Shares must be present or represented in order to constitute a quorum for all proposals. Based on the shares anticipated to be outstanding at the Record Date, atai’s expectation is that at least 80,000,408 Ordinary Shares must be represented by the shareholders present in person at the Extraordinary General Meeting or represented by proxy to have a quorum.

Your Ordinary Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or brokerage firm) or if you are present or represented in person at the Extraordinary General Meeting. Abstentions have no effect on the adoption of the proposals. Abstentions count for purposes of determining whether a quorum is present.
Q.21	Where and when will the Extraordinary General Meeting be held?
A.21
The Extraordinary General Meeting will be held at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, The Netherlands, at 6:00 p.m. (Central European Time) on November 4, 2025. Shareholders may attend the Extraordinary General Meeting either virtually, by visiting www.virtualshareholdermeeting.com/ATAI2025SM and entering your 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials, or in person.

Q.22	Who can attend the Extraordinary General Meeting?
A.22
You may attend the Extraordinary General Meeting if you are a Person with Meeting Rights (see above under “Who is entitled to vote prior to or at the Extraordinary General Meeting?”), or if you hold a valid proxy from a Person with Meeting Rights for the Extraordinary General Meeting. If you would like to attend the Extraordinary General Meeting, or be represented by proxy, you must notify us by e-mail (addressed to shareholdermeeting@atai.com) or in writing (addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands) of your identity and intention to attend the Extraordinary General Meeting. This notice must be received by us no later than 5:00 p.m. (Central European Time) on October 31, 2025. If you do not comply with this requirement, you may be refused attendance at the Extraordinary General Meeting.

Holders who hold Ordinary Shares in “street name” who wish to attend the Extraordinary General Meeting should present a copy of their “legal proxy” or “instrument of proxy” obtained from their broker, bank, or other holder of record by e-mail (addressed to shareholdermeeting@atai.com) or in writing (addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands) prior to the Cut-off Time, failing which such holder concerned may be refused entry to the Extraordinary General Meeting.
If your bank or broker holds your shares in “street name,” you may also be required to provide proof of beneficial ownership of Ordinary Shares on the Record Date, such as a bank or brokerage statement or a letter from your bank or brokerage firm showing that you owned Ordinary Shares at the close of business on the Record Date.
You may virtually attend and participate in the Extraordinary General Meeting by visiting www.virtualshareholdermeeting.com/ATAI2025SM. The Extraordinary General Meeting webcast will begin promptly at 6:00 p.m. (Central European Time). We encourage you to access the Extraordinary General Meeting prior to the start time. Online check-in will begin approximately fifteen minutes prior to the Extraordinary General Meeting, and you should allow ample time for the check-in procedures. To virtually attend and participate in the Extraordinary General Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your bank or broker or other nominee holds your shares in “street name,” you should contact your bank or broker or other nominee to obtain your 16-digit control number. If you lose your 16-digit control number, you may join the Extraordinary General Meeting as a “Guest.”

Q.23	What if during the check-in time or during the Extraordinary General Meeting I have technical difficulties or trouble accessing the virtual Extraordinary General Meeting website?
A.23
If you encounter any difficulties accessing the virtual Extraordinary General Meeting website during the check-in or Extraordinary General Meeting time, please call the technical support number that will be posted on the Extraordinary General Meeting login page.

Q.24	Will atai’s directors attend the Extraordinary General Meeting?
A.24	Yes, our directors are expected to attend the Extraordinary General Meeting, either in person or virtually.
Q.25	What if a quorum is not present at the Extraordinary General Meeting?
A.25
If the requisite quorum (see above under “How many shares must be present to hold the Extraordinary General Meeting?”) is not present, then the Extraordinary General Meeting cannot validly pass any of the proposals and a new meeting shall be convened in accordance with applicable law.

Q.26	What does it mean if I receive more than one set of proxy materials?
A.26
It means that your Ordinary Shares are held in more than one account at the transfer agent and/or with banks, brokers or other nominees. Please vote all of your Ordinary Shares. To ensure that all of your Ordinary Shares are voted, for each set of proxy materials please submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope.

Q.27	How do I vote?
A.27
Shareholders of Record - If you are a Person with Meeting Rights and if you are a shareholder of record, you have the right to vote online or in person at the Extraordinary General Meeting or you may appoint a proxy to vote on your behalf. All proxies must be received no later than the Cut-off Time. There are three ways to vote by proxy:

•	by Telephone – You can vote by telephone by calling +1-800-690-6903 and following the instructions on the proxy card;
•	by Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or
•	by Mail – You can vote by mail by signing, dating and mailing the proxy card.
Telephone and Internet voting facilities will be available 24 hours a day and will close at the Cut-off Time.
Submitting a proxy will not prevent you from voting your shares at the Extraordinary General Meeting if you desire to do so, as your proxy is revocable at your option.
Beneficial Owners of Ordinary Shares Held in “Street Name” If your Ordinary Shares are held in “street name” through a bank, broker, or other nominee, you will receive instructions on how to vote from your bank, broker or other nominee. You must follow their instructions in order for your Ordinary Shares to be voted. Telephone and Internet voting also may be offered to shareholders owning Ordinary Shares through certain banks, brokers or other nominees.
If your Ordinary Shares are held in “street name” and you would like to vote your Ordinary Shares in person at the Extraordinary General Meeting, you should contact your bank, brokerage firm or other nominee to obtain a “legal proxy” or “instrument of proxy”, bring it to the Extraordinary General Meeting in order to vote and notify us in writing of your identity and intention to attend the Extraordinary General Meeting (see above under “Who can attend the Extraordinary General Meeting?”).
Q.28	How does the Board recommend that I vote?
A.28
The Board unanimously recommends that atai shareholders vote “FOR” the adoption of each of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, the Governing Documents Proposal, the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal.

Q.29
What vote is required for adoption of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals, the Governing Documents Proposal, the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal?

A.29
The Acquisition Proposal. The adoption of the Acquisition Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy (meaning that of the votes cast at the Extraordinary General Meeting, a majority of them must be voted “for” the proposal for it to be adopted). Abstentions will have no effect on the Acquisition Proposal but will count towards a quorum. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Acquisition Proposal.

The Share Issuance Proposal. The adoption of the Share Issuance Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy (meaning that of the votes cast at the Extraordinary General Meeting, a majority of them must be voted “for” the proposal for it to be adopted). Abstentions will have no effect on the Share Issuance Proposal but will count towards a quorum. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Share Issuance Proposal.
The Director Nominee Proposals. Because the Director Nominee Proposals are based on a binding nomination, as discussed further in “Proposal 3A—Director Nominee Proposals” and “Proposal 3B—Director Nominee Proposals”, and assuming a quorum is present, each nominee shall be appointed as non-executive director unless at least a majority of two-thirds of the votes, representing more than half of atai’s issued share capital, are cast against the appointment. Abstentions will have no effect on the Director Nominee Proposals but will count towards a quorum. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Director Nominee Proposals.
The Governing Documents Proposal. The adoption of the Governing Documents Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy (meaning that of the votes cast at the Extraordinary General Meeting, a majority of them must be voted “for” the proposal for it to be adopted). Abstentions will have no effect on the Governing Documents Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Governing Documents Proposal.
The Redomiciliation Proposal. The adoption of the Redomiciliation Proposal requires, assuming a quorum is present, the affirmative vote of at least two-thirds of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy (meaning that of the votes cast at the Extraordinary General Meeting, at least two-thirds of them must be voted “for” the proposal for it to be adopted). Abstentions will have no effect on the Redomiciliation Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Redomiciliation Proposal
The Redomiciliation Withdrawal Rights Proposal. The adoption of the Redomiciliation Withdrawal Rights Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy (meaning that of the votes cast at the Extraordinary General Meeting, a majority of them must be voted “for” the proposal for it to be adopted). Abstentions will have no effect on the Redomiciliation Withdrawal Rights Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Redomiciliation Withdrawal Rights Proposal.
The Redomiciliation Share Conversion Proposal. The adoption of the Redomiciliation Share Conversion Proposal requires, assuming a quorum is present, the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy (meaning that of the votes cast at the Extraordinary General Meeting, a majority of them must be voted “for” the proposal for it to be adopted). Abstentions will have no effect on the Redomiciliation Share Conversion Proposal. Assuming a quorum is present, a failure to vote or otherwise be present at the Extraordinary General Meeting will have no effect on the Redomiciliation Share Conversion Proposal.
Q.30	Can I change my vote after I submit my proxy?
A.30	Yes. You may revoke your submitted proxy and change your vote prior to the Cut-off Time by:
•	submitting a duly executed proxy bearing a later date; or
•	granting a subsequent proxy through the Internet or telephone.
Your most recent proxy card or telephone or Internet proxy is the one that will be counted. You may also attend the Extraordinary General Meeting in person and revoke your proxy at the Extraordinary General Meeting or grant a separate proxy in writing to a representative who may attend the Extraordinary General Meeting in person and revoke your prior proxy at the Extraordinary General Meeting on your behalf, provided that you or your representative has registered to attend the Extraordinary General Meeting in person prior to the Cut-off Time.
If your Ordinary Shares are held in “street name,” you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or you may vote in person at the Extraordinary General Meeting by obtaining a “legal proxy” or “instrument of proxy” from your bank, broker or other nominee, bringing your “legal proxy” or “instrument of proxy” to the Extraordinary General Meeting in order to vote and notifying the Company in writing of your identity and intention to attend the Extraordinary General Meeting (see above under “Who can attend the Extraordinary General Meeting?”).
Q.31	Is my vote important?
A.31
Yes. Your vote is very important. The Acquisition cannot be completed unless each of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal is approved by atai shareholders, and the Redomiciliation cannot be completed unless each of the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal is approved by atai shareholders.

Only Persons with Meeting Rights (i.e., holders of Ordinary Shares or who otherwise have voting rights and/or meeting rights with respect to Ordinary Shares on the Record Date, provided that they are recorded as such in our shareholders’ register or in the register maintained by our U.S. transfer agent) are entitled to vote at the Extraordinary General Meeting.
Q.32	What if I do not specify how my shares are to be voted?
A.32
If you submit a proxy prior to the Cut-off Time but do not indicate any voting instructions, or if your voting instructions are otherwise unclear, the persons named as proxies will vote in accordance with the recommendations of the Board. The Board’s recommendations are indicated on page 91 of this proxy statement/prospectus, as well as with the description of each proposal in this proxy statement/prospectus.

Q.33	Who will count the votes?
A.33
Broadridge will provide NautaDutilh N.V., our Dutch legal counsel, with a tabulation of the votes submitted by proxy prior to the Cut-off Time as described in this proxy statement/prospectus and NautaDutilh N.V. will tabulate the votes cast at the Extraordinary General Meeting by Persons with Meeting Rights attending in person, if any. These tabulations will be provided to the Company.

Q.34	Will any other business be conducted at the Extraordinary General Meeting?
A.34	No business shall be voted on at the Extraordinary General Meeting, except for Proposals 1 through 7.
Q.35	What is an abstention and how will abstentions be treated?
A.35
An “abstention” represents a shareholder’s affirmative choice to decline to vote on a proposal. Under Dutch law and the Articles of Association, Ordinary Shares for which the holder thereof abstains from voting will not count as votes cast at the Extraordinary General Meeting for any of the proposals presented as voting items. Abstentions have no effect on the adoption of Proposals 1 through 7. Abstentions count for purposes of determining whether a quorum is present.
Q.36	How many votes do I have?
A.36	Each shareholder present in person, virtually or by proxy or, in the case of a corporation, by a duly authorized representative, has one vote for each Ordinary Share held by the shareholder.
Q.37	What are broker non votes and do they count for determining a quorum?
A.37
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, which includes Proposals 1, 2, 3, 5, 6 and 7. Broker non-votes will have no effect on the adoption of Proposals 1, 2, 3, 5, 6 and 7 because they do not count for the purpose of determining the number of votes cast.

Under the rules of the New York Stock Exchange and Nasdaq, banks, brokers and other nominees who hold Ordinary Shares in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Because brokers have discretionary authority to vote on Proposal 4, atai does not expect any broker non-votes with respect to Proposal 4, and broker non-votes, if any, will have no effect on the adoption of Proposal 4.
Broker non-votes do not count for purposes of determining whether a quorum is present.
Q.38	How do we solicit proxies?
A.38	atai has retained Innisfree to assist in the solicitation process. atai will pay Innisfree a fee of approximately $30,000 and reimbursement for reasonable and customary documented expenses.
atai and its Board will solicit proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, email, Internet and personal solicitation by our directors or other employees. No additional compensation for soliciting proxies will be paid to our directors or other employees for their proxy solicitation efforts.
Q.39	Where can I find the voting results of the Extraordinary General Meeting?
A.39
We plan to announce whether the proposals have passed at the Extraordinary General Meeting and we will report the final voting results in a Current Report on Form 8-K, which we intend to file with the SEC within four business days of the Extraordinary General Meeting.

Q.40	What equity stake will Sellers hold in atai immediately following the Acquisition?
A.40
Former Beckley Psytech holders are expected to own approximately 28.2% of the then-outstanding Ordinary Shares, based on atai’s outstanding equity as of June 30, 2025, after giving effect to the Acquisition and certain other transactions described therein, including the consummation of the July PIPE Financing, and assuming conversion of all warrants, convertible securities and equity awards using the treasury stock method.

Q.41	Are there any conditions to the Closing that must be satisfied?
A.41
The obligations of atai and Beckley Psytech to complete the Acquisition are subject to certain conditions being satisfied or, where legally permissible, waived. For a more detailed discussion of the conditions to the Closing, see “The Share Purchase Agreement—Conditions Precedent” beginning on page 84.

Q.42	What happens if the Acquisition is not completed?
A.42
If any of the Proposals 1 through 4 is not adopted by atai shareholders or if the Acquisition is not completed for any other reason, the Sellers and optionholders of Beckley Psytech will not receive Share Consideration.

If the Share Purchase Agreement is terminated under specified circumstances, atai may be required to pay Beckley Psytech a termination fee. For a more detailed discussion on the termination of the Share Purchase Agreement and related fees, see “The Share Purchase Agreement—Termination; Notice of Termination” beginning on page 85 of this proxy statement/prospectus.
Q.43	What happens to outstanding atai compensation and benefits plans in connection with the Redomiciliation?
A.43
In connection with the Redomiciliation, atai Delaware will assume or, as applicable, substitute with substantially similar entitlements, all compensation or benefit plans, policies and arrangements previously maintained by atai. With respect to atai’s equity incentive plans, atai Delaware will assume the equity incentive plans and all outstanding incentive awards issued thereunder. Each outstanding atai incentive award previously granted under the assumed atai equity incentive plans will be converted to an equivalent atai Delaware incentive award. The incentive awards granted by atai Delaware as a result of such conversion will be subject to substantially the same terms and conditions as the previously held atai incentive awards, except, in the case of equity-based atai incentive awards, the security issuable upon exercise or settlement of the relevant atai Delaware incentive award, as applicable, will be atai Delaware Common Stock (or its cash equivalent) rather than Ordinary Shares (or their cash equivalent).

Q.44	Who can answer my questions about the Extraordinary General Meeting, the Acquisition or the Redomiciliation?
A.44
If you have questions about the Extraordinary General Meeting or the information contained in this proxy statement/prospectus, or desire additional copies of this proxy statement/prospectus or additional proxies, please contact atai’s proxy solicitor, Innisfree, 877-750-0926 (U.S. and Canada toll-free), 412-232-3651 (international) or 212-750-5833 (banks and brokers).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements contained in this proxy statement/prospectus, other than statements of historical fact, should be considered forward-looking statements, including without limitation statements regarding expectations regarding the Closing, including timing and approvals; expectations regarding operations of the Combined Group, including strategic value of the clinical development programs for patients and shareholders as well as expectations regarding financial synergies; timing and results of Beckley Psytech’s BPL-003 Phase 2b trial and related data readouts (results of such Phase 2b trial have now been made available, as previously reported by atai); expectations regarding Beckley’s other clinical assets, including ELE-101; our business strategy and plans; and the potential, success, cost and timing of development of our product candidates, and the product candidates of those companies we invest in; potential future changes to jurisdiction of tax residency or jurisdiction of incorporation and the effects of those changes on us and the effect of the approval of certain proposals contained in this proxy statement/prospectus on the structure and composition of our Board. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “potentially,” “preliminary,” “likely,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words.
We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are neither promises nor guarantees, and are subject to a number of important factors that could cause actual results to differ materially from any future results, performance or achievements express or implied by the forward-looking statements, including without limitation: (i) the proposed Acquisition may not be completed in a timely manner or at all, including the risk that any required shareholder approvals are not obtained; (ii) the failure to realize the anticipated benefits of the proposed transaction; (iii) the possibility that any or all of the various conditions to the consummation of the Acquisition may not be satisfied or waived; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Share Purchase Agreement; (v) the effect of the announcement or pendency of the business combination on our ability to retain and hire key personnel, or our operating results and business generally; (vi) the effects of the Redomiciliation on trading, liquidity and the price of atai securities; and (vii) other important factors described in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as such factors may be updated from time to time in our other filings with the SEC.
Any forward-looking statements made herein speak only as of the date of this proxy statement/prospectus, and you should not rely on forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, performance or achievements reflected in the forward-looking statements will be achieved or will occur. Except as required by applicable law, we undertake no obligation to update any of these forward-looking statements for any reason after the date of this proxy statement/prospectus or to conform these statements to actual results or revised expectations. Additionally, certain information we may disclose (either herein or elsewhere) is informed by the expectations of various stakeholders or third-party frameworks and, as such, may not necessarily be material for purposes of our filings under U.S. federal securities laws, even if we use “material” or similar language in discussing such matters.

RISK FACTORS
Risks Relating to atai’s Business
You should read and consider risk factors specific to atai’s business that will also affect the Combined Group after the Acquisition. These risks are described in the sections entitled “Risk Factors” in atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 213 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.
Risks Relating to the Acquisition
The number of Ordinary Shares to be issued by atai pursuant to the Share Purchase Agreement will not be changed to reflect changes in the trading price of the Ordinary Shares between now and the time the Acquisition is completed.
The market price of Ordinary Shares has fluctuated since the date of the announcement of the parties’ entry into the Share Purchase Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Extraordinary General Meeting, the date the Acquisition is completed and thereafter. However, the number of Ordinary Shares to be issued by atai pursuant to the Share Purchase Agreement will not be changed to reflect changes in the trading price of the Ordinary Shares between now and the time the Acquisition is completed. Therefore, even if the trading price of Ordinary Shares increases, existing atai shareholders will not benefit from less dilution because this change in trading price will not impact the number of shares issuable pursuant to the Share Purchase Agreement.
atai shareholders as of immediately prior to the Acquisition will have reduced ownership in the Combined Group immediately following the Acquisition.
The issuance of Ordinary Shares pursuant to the Share Purchase Agreement could have the effect of depressing the market price of Ordinary Shares, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, atai’s earnings per share could cause the price of Ordinary Shares to decline or increase at a reduced rate.
Based on the number of Ordinary Shares issued and outstanding as of June 30, 2025, the number of Ordinary Shares issuable as the Share Consideration would represent approximately 28.2% of our outstanding Ordinary Shares, after giving effect to the Acquisition and certain other transactions described therein, including the consummation of the July PIPE Financing, and assuming conversion of all warrants, convertible securities and equity awards using the treasury stock method.
The respective obligations of atai, the Sellers, the Beckley Optionholders and Beckley Psytech to complete the Acquisition are subject to a number of conditions that, if not fulfilled, or not fulfilled in a timely manner, may delay completion of the Acquisition or result in termination of the Share Purchase Agreement.
The respective obligations of atai, the Sellers, the Beckley Optionholders and Beckley Psytech to complete the Acquisition are subject to the satisfaction at or prior to the Closing of numerous conditions, including obtaining the Shareholder Approval.
Certain of the conditions to completion of the Acquisition are not within atai’s control, and atai cannot predict when, or if, these conditions will be satisfied. If any of these conditions are not satisfied or waived prior to the Longstop Date, it is possible that the Share Purchase Agreement may be terminated. Although atai, the Sellers, the Beckley Optionholders and Beckley Psytech have agreed in the Share Purchase Agreement to use all reasonable endeavors and fully cooperate in all actions and omissions to ensure the shareholder approval condition is satisfied as soon as practicable, these and other conditions to the Closing may fail to be satisfied. In addition, satisfying the conditions to and completion of the Acquisition may take longer, and could cost more, than atai expects. atai cannot predict whether and when these other conditions will be satisfied. Furthermore, the requirements for obtaining the required approvals could delay the Closing for a significant period of time or prevent it from occurring. Any delay in completing the Acquisition may adversely affect the benefits that atai expects to achieve if the Acquisition and the integration of atai’s and Beckley Psytech’s respective businesses are not completed within the expected timeframe. There can be no assurance that all required approvals will be obtained or obtained prior to the Longstop Date.

Failure to complete the Acquisition could negatively impact atai’s share price.
If the Acquisition is not completed for any reason, atai would be subject to a number of risks, including the following:
•	atai may experience negative reactions from the financial markets, including negative impacts on its valuation;
•	atai will still be required to pay certain significant expenses relating to the Acquisition;
•	atai may be required to make a termination payment as required by the Share Purchase Agreement (including the Break Fee Shares, as defined therein);
•
matters relating to the Acquisition (including integration planning) require substantial commitments of time and resources by atai’s management, which may have resulted in the distraction of atai’s management from ongoing business operations and pursuing other opportunities that could have been beneficial to atai; and

•
litigation related to any failure to complete the Acquisition or related to any enforcement proceeding may be commenced against atai to perform its obligations pursuant to the Share Purchase Agreement.

If the Acquisition is not completed, the risks described above may materialize and cause atai’s share price to be negatively impacted.
Completion of the Acquisition may trigger a change in control or other provisions in certain agreements to which Beckley Psytech is a party.
The completion of the Acquisition may trigger a change in control or other provisions in certain agreements to which Beckley Psytech is a party. If atai and Beckley Psytech are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, or seeking monetary damages. Even if atai and Beckley Psytech are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to the Combined Group.
atai and Beckley Psytech are expected to incur significant transaction costs in connection with the Acquisition, which may be in excess of those anticipated by atai.
atai and Beckley Psytech have incurred and are expected to continue to incur a number of non-recurring costs associated with negotiating and completing the Acquisition, combining the operations of the companies and achieving desired synergies. These costs have been, and will continue to be, substantial and, in many cases, will be borne by atai whether or not the Acquisition is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to advisors, employee retention, severance and benefit costs, financing costs, and other transaction expenses. atai will also incur costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and other employment-related costs. atai will continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in connection with the Acquisition and the integration of the two companies’ businesses. While atai has assumed that a certain level of expenses would be incurred, there are many factors beyond atai’s control that could affect the total amount or the timing of the expenses. The costs described above and any unanticipated costs and expenses, many of which will be borne by atai even if the Acquisition is not completed, could have an adverse effect on atai’s financial condition and operating results.
Risks Relating to the Combined Group
The Combined Group will incur losses for the foreseeable future and might never achieve profitability.
The Combined Group may never become profitable, even if the Combined Group is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The Combined Group will need to successfully complete significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the Combined Group does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Beckley Psytech is an early-stage company with no revenues to date and it has incurred net losses in each year since its inception and has a limited operating history, which makes it difficult to evaluate its current business and prospects. These historical losses and uncertainties in the Beckley Psytech business could continue to affect the Combined Group following the Closing.
The Combined Group will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
The Combined Group will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the development of future product candidates. The Combined Group’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; success in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; progress with and results from obtaining regulatory approvals and favorable reimbursement or formulary acceptance; and the success in scaling up its commercial operations and organizational infrastructure.
Raising additional capital may be costly or difficult to obtain and could significantly dilute shareholders’ ownership interests or inhibit the Combined Group’s ability to achieve its business objectives. If the Combined Group raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its shareholders. Further, to the extent that the Combined Group raises additional capital through the sale of Ordinary Shares or securities convertible or exchangeable into Ordinary Shares, its shareholders’ ownership interest in the Combined Group will be diluted. In addition, any debt financing may subject the Combined Group to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Combined Group raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Combined Group may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the Combined Group were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Combined Group or its shareholders.
The Combined Group may fail to realize the anticipated benefits of the Acquisition.
The success of the Acquisition will depend on, among other things, the Combined Group’s ability to combine each of atai’s and Beckley Psytech’s businesses in a manner that realizes anticipated synergies and benefits and meets or exceeds the forecasted stand-alone cost savings anticipated by the Combined Group. Over time, atai anticipates that the Combined Group will benefit from significant synergies, based on, among other things, increased scale. If the Combined Group is not able to successfully achieve these synergies, or the cost to achieve these synergies is greater than expected, then the anticipated benefits of the Acquisition may not be realized fully or at all or may take longer to realize than expected.
The success of the Acquisition will also depend on the ability of the product candidates to achieve anticipated clinical, regulatory and commercial outcomes. Clinical trials are inherently uncertain, and preliminary or early-stage results may not be predictive of final outcomes or lead to regulatory approval. Furthermore, even if regulatory approval is obtained, the Combined Group may face significant commercialization challenges or encounter competition sooner than expected. If Beckley Psytech’s product candidates do not demonstrate safety or efficacy in later-stage trials, fail to receive regulatory approvals, encounter intellectual property challenges or face unforeseen commercial or competitive obstacles, the Combined Group may not realize the expected benefits of the Acquisition.
The failure to successfully integrate the businesses and operations of atai and Beckley Psytech in the expected time frame may adversely affect the Combined Group’s future results.
atai and Beckley Psytech have operated and, until the Closing, will continue to operate independently. Upon completion of the Acquisition, their respective businesses may not be integrated successfully. It is possible that the integration process could result in the loss of suppliers, vendors, landlords, joint venture partners or other business partners, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, potential unknown liabilities and unforeseen expenses or delays associated with and following completion of the Acquisition or higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. The following considerations, among others, may need to be addressed in integrating the operations of atai and Beckley Psytech in order to realize the anticipated benefits of the Acquisition:
•	combining the companies’ operations and corporate functions and the resulting difficulties associated with managing a larger, more complex, integrated business;
•	combining the businesses of atai and Beckley Psytech in a manner that permits the Combined Group to achieve any cost savings or operating synergies anticipated to result from the Acquisition;
•	reducing additional and unforeseen expenses such that integration costs are not more than anticipated;
•	avoiding delays in connection with the integration process;
•	minimizing the loss of key employees;
•	identifying and eliminating redundant functions and assets;
•
maintaining existing agreements with suppliers, vendors, landlords, joint venture partners or other business partners and avoiding delays in entering into new agreements with prospective providers and vendors or business partners; and

•	consolidating the companies’ operating, administrative and information technology infrastructure.
In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the Acquisition and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to each such company, which may disrupt each company’s ongoing business and ultimately the business of the Combined Group following the Closing.
The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus may not be indicative of the Combined Group’s results of operations or financial condition following the Closing.
This proxy statement/prospectus includes unaudited pro forma condensed combined financial information for the Combined Group, which gives effect to the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, the Promissory Note, and certain other related transactions and should be read in conjunction with the financial statements and accompanying notes of atai and Beckley Psytech which are incorporated by reference or included in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information contained in this proxy statement/prospectus is being presented for illustrative purposes only and should not be considered to be indicative of the Combined Group’s results of operations or financial condition following the Closing. The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of atai and Beckley Psytech and adjustments, assumptions and preliminary estimates have been made in connection with the preparation of this information. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments, assumptions and estimates are difficult to make with accuracy.
Moreover, the unaudited pro forma condensed combined financial information does not reflect all costs that are expected to be incurred by the Combined Group in connection with the Acquisition. For example, the impact of any incremental costs incurred in coordinating the operations of atai and Beckley Psytech are not reflected in the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information does not include, among other things, estimated cost synergies, adjustments related to restructuring or integration activities, future acquisitions, dispositions and other expenses not yet known or probable, or impacts of change in control provisions that are currently not factually supportable or probable of occurring.
As a result, the actual results of operations and financial condition of the Combined Group following the Closing may not be consistent with, or evident from, the unaudited pro forma condensed combined financial information. The assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate, and other factors may affect the Combined Group’s results of operations or financial condition following the Closing. Given Beckley Psytech’s limited operating history, current net losses, and inherent business uncertainties, there is an increased risk that the Combined Group’s future financial performance may deviate significantly from the pro forma estimates. Any potential decline in the Combined Group’s financial condition or results of operations may cause significant variations in the price of Ordinary Shares following the Closing.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is based on the best information available, which in part includes a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, the pro forma financial information included herein does not necessarily reflect the financial condition or results of operations that the Combined Group would have achieved during the periods presented or those that it will achieve in the future, and such information should not be relied upon as an indicator of future performance, financial condition or liquidity.
The financial forecasts relating to atai and Beckley Psytech prepared in connection with the Acquisition may not be realized, which may adversely affect the market price of Ordinary Shares following the Closing.
This proxy statement/prospectus includes certain financial forecasts considered by atai in connection with the Acquisition. None of the financial forecasts prepared by atai were prepared with a view towards public disclosure or compliance with the published guidelines of the SEC, GAAP or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. These forecasts are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These forecasts are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of atai. Important factors that may affect the actual results of atai and Beckley Psytech and cause the internal financial forecasts to not be achieved include risks and uncertainties relating to atai’s and Beckley Psytech’s businesses, industry performance, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.
In addition, the financial forecasts also reflect assumptions that are subject to change and do not reflect revised prospects for atai’s and Beckley Psytech’s businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. In addition, since such financial forecasts cover multiple years, the information by its nature becomes less predictive with each successive year. There can be no assurance that atai’s, Beckley Psytech’s or the Combined Group’s financial condition or results of operations will be consistent with those set forth in such forecasts.
The Combined Group’s share price may be volatile, and the market price of its ordinary shares may drop following the Acquisition.
The market price of the Combined Group’s ordinary shares following the Acquisition could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology, and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the Combined Group’s ordinary shares to fluctuate following the Acquisition include:
•	the failure or delay of any of the Combined Group’s product candidates to obtain regulatory approval;
•	the failure of any of the Combined Group’s product candidates, if approved for marketing and commercialization, to achieve commercial success;
•	any inability to obtain adequate supply of the Combined Group’s product candidates or any inability to do so at acceptable prices;
•	the entry into, or termination of, key agreements, including key licensing, supply or collaboration agreements;
•
the initiation of material developments in, or conclusion of, disputes or litigation to enforce or defend any of the Combined Group’s intellectual property rights or defend against the intellectual property rights of others;

•	changes in laws or regulations applicable to the Combined Group’s product candidates;
•	the results of current, and any future, nonclinical or clinical trials of the Combined Group’s product candidates;
•	announcements by commercial partners or competitors of new commercial products, clinical progress (or the lack thereof), significant contracts, commercial relationships, or capital commitments;

•	failure to meet or exceed financial and development projections the Combined Group may provide to the public;
•	failure to meet or exceed the financial and development projections of the investment community;
•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•	adverse publicity relating to the Combined Group’s markets, including with respect to other products and potential products in such markets;
•	the introduction of technological innovations or new therapies competing with potential products of the Combined Group;
•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Combined Group or its competitors;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Combined Group’s ability to obtain patent protection for its technologies;
•	the loss of key employees;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about the Combined Group’s business, or if they issue an adverse or misleading opinion regarding its business and shares;
•	changes in the market valuations of similar companies;
•	general and industry-specific economic conditions potentially affecting the Combined Group’s research and development expenditures;
•	sales of Ordinary Shares by the Combined Group or its shareholders in the future;
•	trading volume of the Combined Group’s ordinary shares;
•	adverse regulatory decisions;
•	trading volume of the Combined Group’s ordinary shares; and
•	period-to-period fluctuations in the Combined Group’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies or the biotechnology sector. These broad market fluctuations may also adversely affect the trading price of the Combined Group’s ordinary shares.
In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. Regardless of the merits or the ultimate results of such litigation, if instituted, such litigation could result in substantial costs and diversion of management’s attention and resources, which could significantly harm the Combined Group’s profitability and reputation.
Additionally, a decrease in the share price of the Combined Group may cause the Combined Group’s ordinary shares to no longer satisfy the continued listing standards of Nasdaq. If the Combined Group is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its Ordinary Shares.
The Combined Group must maintain effective internal controls over financial reporting, and if the Combined Group is unable to do so, the accuracy and timeliness of the Combined Group’s financial reporting may be adversely affected, which could have a material adverse effect on the Combined Group’s business and share price.
The Combined Group is expected to continue to be an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and therefore will be able to take advantage of certain exemptions from various reporting requirements that are applicable to other companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

The Combined Group must maintain effective internal control over financial reporting in order to accurately and timely report its results of operations and financial condition. In addition, as a public company, the Sarbanes-Oxley Act requires, among other things, that the Combined Group assess the effectiveness of its disclosure controls and procedures quarterly and the effectiveness of the Combined Group’s internal control over financial reporting at the end of each fiscal year. Beckley Psytech, being a privately held company, has not previously been subject to the requirements of the Sarbanes-Oxley Act or similar public company regulatory standards, which may result in additional challenges in integrating and aligning internal controls and compliance processes following the Acquisition.
The rules governing the standards that must be met for the Combined Group management to assess the Combined Group’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act are complex and require significant documentation, testing and possible remediation. These stringent standards require that the Combined Group’s audit committee be advised and regularly updated on management’s review of internal control over financial reporting. The Combined Group’s management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to the Combined Group as a public company. If the Combined Group fails to staff the Combined Group’s accounting, finance and information technology functions adequately or maintain internal control over financial reporting adequate to meet the demands that will be placed upon the Combined Group as a public company, including the requirements of the Sarbanes-Oxley Act, the Combined Group’s business and reputation may be harmed and its share price may decline. Furthermore, investor perceptions of the Combined Group may be adversely affected, which could cause a decline in the market price of its ordinary shares.
atai and Beckley Psytech do not anticipate that the Combined Group will pay any cash dividends in the foreseeable future.
The current expectation is the Combined Group will retain its future earnings, if any, to fund the development and growth of the Combined Group’s business. As a result, capital appreciation, if any, of the Combined Group’s ordinary shares will be shareholders’ sole source of gain, if any, for the foreseeable future.
If the Combined Group fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.
The Combined Group’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The Combined Group will be highly dependent on its management and scientific personnel. Following the Acquisition, there is a risk that key personnel of Beckley Psytech may leave the Combined Group, which could disrupt operations and negatively impact integration efforts. The loss of the services of any of these individuals could impede, delay or prevent the successful development of the Combined Group’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could negatively impact its ability to implement successfully its business plan. If the Combined Group loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Group might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.
Future sales of Ordinary Shares could have a negative impact on the market price of Ordinary Shares.
On June 2, 2025, atai entered into the Registration Rights Agreement providing for certain registration rights with respect to Ordinary Shares held by such holders from time to time. It is expected that Beckley Psytech shareholders and, if applicable, certain Beckley Optionholders that receive Share Consideration will enter into joinders to become parties to the Registration Rights Agreement at the Closing.
The Registration Rights Agreement requires atai to file a registration statement under the Securities Act providing for the resale of all or part of the registrable securities held by the parties thereto as promptly as practicable, and in any event within 30 calendar days following the earlier of (i) the closing of the transactions contemplated by the Share Purchase Agreement and (ii) the termination of the Share Purchase Agreement, and use reasonable best efforts to cause such registration statement to be declared effective within the timelines specified therein, and thereafter to keep such registration statement effective for the periods specified therein. Apeiron will have customary demand rights that will require atai to file registration statements registering its registrable securities.

It is possible that some or all of the Beckley Psytech shareholders and optionholders, if applicable, will decide to sell some or all of the Share Consideration after the expiration of applicable lock-up obligations. Any disposition of shares by a significant shareholder, or the perception in the market that such dispositions could occur, may cause the price of Ordinary Shares to fall. Any such decline could impair atai’s ability to raise capital through future sales of Ordinary Shares.
Risks Relating to the Redomiciliation
The expected benefits of the Redomiciliation may not be realized.
There can be no assurance that any or all of the anticipated benefits of the Redomiciliation will be achieved. Achieving the anticipated benefits of the Redomiciliation is subject to a number of risks and uncertainties, including factors that we do not and cannot control. In addition, if the expected benefits of the Redomiciliation do not meet expectations of investors or securities analysts, the price of the atai Delaware Common Stock following completion of the Redomiciliation may decline. For a description of the potential strategic opportunities and other benefits the Board believes are afforded by the Redomiciliation, see “The Redomiciliation—Background and Reasons for the Redomiciliation.”
The Redomiciliation is conditional and the conditions may not be satisfied, and the Board may delay or abandon the Redomiciliation at any time prior to its effectiveness.
Completion of the Redomiciliation is conditional, among other things, upon the adoption of the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal by atai shareholders at the Extraordinary General Meeting. Although atai is diligently applying its efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable to obtain the requisite approvals, there can be no assurance that these conditions will be fulfilled or that the Redomiciliation will be completed. In addition, a creditor opposition period will have to be observed in connection with the LuxCo Merger that may cause delays in the implementation of the LuxCo Merger.
Furthermore, the Board has reserved the right to delay or abandon the Redomiciliation at any time prior to the LuxCo Merger if it determines for any reason that the consummation of the Redomiciliation, or any part thereof, would be inadvisable or not in the best interests of our shareholders.
The LuxCo Merger will trigger withdrawal rights for atai shareholders that could have a significant impact on our cash position and the exercise of those withdrawal rights might compel the Board to abandon the Redomiciliation.
Under Dutch law, any atai shareholder who voted against the Redomiciliation Proposal at the Extraordinary General Meeting and who does not wish to receive shares in the capital of atai LuxCo pursuant to the LuxCo Merger may exercise a withdrawal right by filing a request with atai for cash compensation within one month after the date of the Extraordinary General Meeting. Depending on the aggregate amount of cash compensation that atai would have to pay pursuant to the valid exercise of these withdrawal rights, this may have a significant impact on our cash position and may cause our Board to determine that the consummation of the Redomiciliation, or any part thereof, is inadvisable and to abandon the Redomiciliation.
atai will allocate time and resources to effecting the Redomiciliation and incur non-recurring costs related thereto.
atai and its management have allocated and will continue to be required to allocate time and resources to effect the completion of the Redomiciliation and related and incidental activities. There is a risk that the challenges associated with managing these various initiatives as described in this proxy statement/prospectus may have a business impact and that consequently the underlying businesses will not perform in line with expectations. This could have an adverse effect on the business, financial condition and reputation of our Company before and after the Redomiciliation.
In addition, atai expects to incur a number of significant non-recurring costs associated with the Redomiciliation, including legal fees, accountants’ fees, proxy solicitor fees, filing fees, mailing expenses and financial printing expenses. There can be no assurance that the actual costs will not exceed those estimated and the actual completion of the Redomiciliation may result in additional and unforeseen expenses. The substantial majority of these costs will be incurred regardless of whether the Redomiciliation is completed and prior to your vote to adopt the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal at the Extraordinary General Meeting. While it is expected that benefits of the Redomiciliation achieved by atai Delaware will offset these transaction costs over time, this net benefit may not be achieved in the short-term or at all, particularly if the domestication is delayed or does not happen at all. The Board may decide to defer or abandon the Redomiciliation at any time prior to the LuxCo Merger. In addition, even if each of the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal is adopted by the shareholders of atai, we will not effect the Redomiciliation if any of the conditions to the Redomiciliation fails to be satisfied (unless waived by the Board).
The Redomiciliation may result in adverse tax consequences for holders of Ordinary Shares.
As discussed more fully under “U.S. Federal Income Tax Considerations,” it is intended that each of the LuxCo Merger and the Delaware Conversion qualify as an F reorganization for U.S. federal income tax purposes. However, atai has not sought, and does not intend to seek, any ruling from the IRS with respect to the qualification of each of the LuxCo Merger and the Delaware Conversion as an F Reorganization. No assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. If the LuxCo Merger or the Delaware Conversion fails to qualify as an F Reorganization, a U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—U.S. Holders”) of Ordinary Shares or the atai LuxCo Ordinary Shares, as applicable, generally would recognize gain or loss with respect to its Ordinary Shares or atai LuxCo Ordinary Shares, as applicable, in an amount equal to the difference, if any, between the fair market value of the corresponding atai LuxCo Ordinary Shares or shares of atai Delaware Common Stock, as applicable, received in the LuxCo Merger and the Delaware Conversion, as applicable, and the U.S. Holder’s adjusted tax basis in its Ordinary Shares or atai LuxCo Ordinary Shares, as applicable, surrendered.
Assuming that each of the LuxCo Merger and the Delaware Conversion qualifies as an F Reorganization, subject to the PFIC rules discussed under “U.S. Federal Income Tax Considerations—U.S. Holders—Tax Effects of the Redomiciliation to U.S. Holders—PFIC Considerations”, U.S. Holders generally will be subject to Section 367(b) of the Code. A U.S. Holder whose Ordinary Shares, on the date of the Redomiciliation, have a fair market value of less than $50,000 and who, on the date of the Redomiciliation, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of atai stock entitled to vote and less than 10% of the total value of all classes of atai stock generally will not recognize any gain or loss and will not be required to include any part of atai’s earnings and profits in income as a result of the Redomiciliation. A U.S. Holder whose Ordinary Shares, on the date of the Redomiciliation, have a fair market value of $50,000 or more and, who on the date of the Redomiciliation, beneficially owns (actually or constructively) less than 10% of the total combined voting power of all classes of atai stock entitled to vote and less than 10% of the total value of all classes of atai stock, generally will recognize gain (but not loss) in respect of the Redomiciliation as if such U.S. Holder exchanged its Ordinary Shares for shares of atai Delaware Common Stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by atai the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Ordinary Shares held directly by such U.S. Holder. A U.S. Holder who, on the day of the Redomiciliation, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of atai stock entitled to vote or 10% or more of the total value of all classes of atai stock, generally will be required to include in income as a deemed dividend deemed paid by atai LuxCo the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the existing shares held directly by such U.S. Holder as a result of the Redomiciliation. atai does not expect to have a material amount of earnings and profits on the date of the Redomiciliation. However, it is possible that, notwithstanding atai’s expectations, the amount of atai’s cumulative net earnings and profits could be positive through the date of the Redomiciliation. Therefore, there can be no assurance that atai will not have a material amount of earnings and profits on the date of the Redomiciliation.
Additionally, following the Redomiciliation, dividends paid to a Non-U.S. Holder (as defined in “U.S. Federal Income Tax Considerations—Non-U.S. Holders”) in respect of its shares of atai Delaware Common Stock may be subject to U.S. federal withholding taxes.
The tax consequences of the Redomiciliation are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Redomiciliation, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion tax considerations of the Redomiciliation, see “Netherlands Tax Considerations” and “U.S. Federal Income Tax Considerations”.
With respect to the Luxembourg direct tax consequences of the holders, such consequences will also depend on a holder’s particular circumstances. However, no Luxembourg adverse tax consequences should arise provided that the holders: i) do not hold a participation representing more than 10% of atai LuxCo’s share capital, and ii) holders have not been Luxembourg tax resident for more than fifteen years while becoming non-resident less than five year before atai LuxCo’s re-domiciliation.
As further described under “Netherlands Tax Considerations—Material Dutch Tax Consequences of the LuxCo Merger”, atai’s shareholders who are not residents of the Netherlands should generally not be subject to Dutch income tax in connection with the Redomiciliation, subject to certain exceptions. atai’s shareholders who are residents of the Netherlands may be subject to Dutch income tax in connection with the Redomiciliation, depending on the specific tax regime applicable to such holders.
Shareholders should generally not be subject to Dutch dividend withholding tax as a result of the LuxCo Merger, except where a shareholder exercises its withdrawal right and receives Cash Compensation. If a shareholder receives Cash Compensation, Dutch dividend withholding tax should be withheld at a rate of 15% by atai from the Cash Compensation amount that such shareholder is entitled to receive if, and to the extent that, such amount exceeds the average paid-up capital recognized as paid-up capital on the Ordinary Shares for Dutch dividend withholding tax purposes.
For a more detailed discussion of the Dutch tax considerations relating to the Redomiciliation for atai’s shareholders, please refer to the section entitled “Netherlands Tax Considerations—Material Dutch Tax Consequences of the LuxCo Merger.”
Currently, rights of the Company’s shareholders are governed by the laws of the Netherlands and the Articles of Association, while following the Redomiciliation, rights of the shareholders of atai Delaware will be governed by the laws of the State of Delaware and the atai Delaware Proposed Organizational Documents, and accordingly certain rights of the shareholders will change as a result of the Redomiciliation, which may adversely affect the position of the shareholders.
Following the Redomiciliation, the Proposed Charter and the Proposed Bylaws will be the constitutive documents of atai Delaware. These new constitutive documents and Delaware law will contain provisions that differ from those included in the Articles of Association and the laws of the Netherlands and, therefore, certain rights as a shareholder of atai Delaware may differ materially from the rights currently possessed as a shareholder of atai. For example, under Dutch law, shareholders have pre-emptive rights with respect to the issuance of shares of the same class (subject to certain statutory exceptions and unless such pre-emptive rights have been excluded or limited), which is not the case under Delaware law, unless such pre-emptive rights are granted pursuant to the Proposed Bylaws. Also, under Dutch law, the general meeting decides on the issuance of shares (unless the Board has been authorized by the general meeting to do so), whereas, under Delaware law, subject to the Nasdaq Rules, the Board may decide on share issuances without shareholder approval, subject to there being sufficient unissued authorized share capital. Furthermore, the Dutch Corporate Governance Code will no longer apply to atai. See “Comparison of Shareholders Rights between Netherlands Law and Delaware Law” for a description of the material differences between the governance of atai under the Articles of Association and the laws of the Netherlands, compared to the governance of atai Delaware under the Proposed Charter and Proposed Bylaws and the Delaware law. Such differences and other changes in the applicable law and atai’s constitutive documents may adversely affect the rights of atai’s shareholders.
The Redomiciliation may not be implemented or may not be implemented in a timely manner.
Completion of the Redomiciliation is contingent on factors and circumstances of which some are not, or not completely, within the control of atai. As a result, the Redomiciliation may not be implemented or may not be implemented according to the timeline as currently foreseen by atai, including as a result of the following factors and circumstances:
•
the LuxCo Merger requires a resolution of the shareholders of atai. As part of the Redomiciliation, atai shareholders need to vote on and adopt the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal. There is no guarantee that the shareholders will vote in favor of the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal. If sufficient shareholders vote against the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal and/or the applicable quorum is not met, the Redomiciliation will not be implemented;

•
atai shareholders who voted against the Redomiciliation Proposal at the Extraordinary General Meeting and who do not wish to receive shares in the capital of atai LuxCo pursuant to the LuxCo Merger may make use of the Withdrawal Mechanism (as set out in “The Redomiciliation—Withdrawal Mechanism”), and, if the aggregate cash compensation that would be payable pursuant to the exercise of such withdrawal rights would exceed $5,000,000, the Redomiciliation will not be implemented, unless this condition is waived by the Board;

•
creditors of atai may during a three-month creditor opposition period object to the LuxCo Merger. Although atai believes the LuxCo Merger will not prejudice the position of its creditors and accordingly that any such objections would be without merit, exercise of creditor opposition rights may delay or frustrate implementation of the LuxCo Merger and, therefore, the Redomiciliation;

•	the implementation of the Redomiciliation may be subject to litigation on any grounds, which may delay or otherwise frustrate the implementation of the Redomiciliation; and
•
although atai currently does not envisage regulatory approval being required for the implementation of the Redomiciliation (as set out in “The Redomiciliation—Regulatory Matters”), regulators may take a different view. If any regulator would assert that regulatory approval is nevertheless required for the implementation of the Redomiciliation and such approval is not forthcoming, this may delay or, ultimately, prevent the implementation of the Redomiciliation.

Changes in law, policy or practice may result in adverse tax consequences to atai and its shareholders in relation to the Redomiciliation and atai Delaware going forward.
Certain aspects of the tax treatment of the Redomiciliation and atai Delaware going forward depend on determinations of facts and interpretations of applicable tax laws for which no clear precedent or authority is available. Relevant tax laws, and case law, policies and practices on their application and interpretation are continuously under review and are subject to change, which may result in new or revised interpretation or application of relevant statutory provisions, statutory changes, revisions to regulations, policies and decrees, including the Dutch tax Decree on the conversion of legal entities (Besluit omzetting rechtspersonen) dated March 30, 2022, and other modifications. The expected tax treatment of the Redomiciliation and atai Delaware going forward may be modified by administrative, legislative or judicial interpretation or changes at any time, and any such action may apply on a retroactive or retrospective basis. This could lead to additional taxes to be paid by atai Delaware and consequently, atai Delaware may have to engage in tax litigation to defend or achieve results reflected in prior estimates, declarations or assessments which may be time-consuming and expensive.
For a discussion of the Dutch tax and U.S. federal income tax considerations of the Redomiciliation, see “U.S. Federal Income Tax Considerations” and “Netherlands Tax Considerations”.
The Redomiciliation may have an adverse effect on trading, liquidity and the price of the Ordinary Shares on the stock exchange, as some shareholders may not wish to hold shares of a Delaware issuer and this could negatively affect trading, liquidity and the price of the Ordinary Shares and/or shares of atai Delaware Common Stock.
As a result of the Redomiciliation, atai will be domiciled in the State of Delaware. Certain shareholders of atai may pursuant to their investment policies not be able to, or otherwise wish not to, hold or invest in shares of a Delaware issuer. In addition, some shareholders may sell their Ordinary Shares upon the completion of the Redomiciliation, all of which may, as a result, have an adverse effect on trading, liquidity and the price of the Ordinary Shares and/or shares of atai Delaware Common Stock.

PROPOSAL 1
ACQUISITION PROPOSAL
Reference is made to the sections of this proxy statement/prospectus entitled “The Share Purchase Agreement,” and “The Acquisition–Opinion of Guggenheim Securities” beginning on pages 74 and 58 for a detailed description of the Acquisition and the risks associated with the Acquisition.
Because the consummation of the Acquisition requires shareholder approval under Dutch law, it is proposed that, subject to the adoption of each of the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal, also within the meaning of Section 2:107a of the DCC, the Extraordinary General Meeting approves the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement.
The Acquisition Proposal is conditioned on the adoption of each of the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal. Therefore, if any of the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal is not adopted, the Acquisition Proposal will have no effect, even if adopted by atai’s shareholders.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the Acquisition Proposal as set forth in this Proposal 1.

PROPOSAL 2
SHARE ISSUANCE PROPOSAL
In addition to the Acquisition Proposal, atai’s shareholders are being asked to approve, for purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635(a), the issuance of Consideration Shares in connection with the Acquisition pursuant to the terms of the Share Purchase Agreement.
Rule 5635(a) requires shareholder approval with respect to issuances of ordinary shares, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of ordinary shares of the acquiror before the issuance.
The Share Issuance Proposal is conditioned on the adoption of each of the Acquisition Proposal, the Director Nominee Proposals and the Governing Documents Proposal. Therefore, if any of the Acquisition Proposal, the Director Nominee Proposals and Governing Documents Proposal is not adopted, the Share Issuance Proposal will have no effect, even if adopted by atai’s shareholders.
Recommendation of the Board
The Board unanimously recommends a vote FOR the Share Issuance Proposal as set forth in this Proposal 2.

PROPOSAL 3A
APPOINTMENT OF COSMO FEILDING-MELLEN AS A NON-EXECUTIVE DIRECTOR
OF THE COMPANY
The Board (at that time functioning as a supervisory board) has made a binding nomination to appoint Mr. Cosmo Feilding-Mellen, subject to the consummation of the Acquisition, as a non-executive director of the Company to serve in such capacity for a period ending at the end of the Annual General Meeting of shareholders of the Company (or atai Delaware, as applicable) to be held in 2028 or until his earlier death, resignation or removal, as applicable.
Mr. Cosmo Feilding-Mellen, 40, is the Co-Founder and Chief Executive Officer of Beckley Psytech since December 2019 and also serves on its board of directors. Mr. Feilding-Mellen is a drug development entrepreneur and, in 2016, co-founded Beckley Research & Innovations to develop ethical business models focused on scientific research into medical cannabis and psychedelics. Mr. Feilding-Mellen subsequently served as Co-Founder and Managing Director of Beckley Canopy Therapeutics, a cannabinoid-based drug development company from January 2018 to October 2019, and Spectrum Biomedical UK, a medical cannabis distribution company from January 2019 to March 2020. In 2019, both of these companies were acquired by Canopy Growth Corporation, at the time the world’s largest medical cannabis company. Mr. Feilding-Mellen completed his undergraduate and master’s degrees at the University of Oxford. We believe that Mr. Feilding-Mellen is qualified to serve as a non-executive director because of his experience as a founder of biopharmaceutical companies and his deep institutional knowledge of Beckley Psytech, which we believe would help assess and unlock synergies in the Combined Group. See “Security Ownership of Certain Beneficial Owners and Management” for information about the number of shares in the capital of the Company Mr. Feilding-Mellen beneficially owns.
This Proposal 3A is conditioned on the consummation of the Acquisition and therefore requires the adoption of each of Proposal 1 (the Acquisition Proposal), Proposal 2 (the Share Issuance Proposal) and Proposal 4 (the Governing Documents Proposal). Therefore, if any of the Acquisition Proposal, the Share Issuance Proposal and Governing Documents Proposal is not adopted, this Proposal 3A will have no effect, even if adopted by atai’s shareholders. For the avoidance of doubt, if each of the Acquisition Proposal, the Share Issuance Proposal and the Governing Documents Proposal is adopted, Mr. Feilding-Mellen shall serve as a non-executive director of the Company with effect from the consummation of the Acquisition and until the end of the Annual General Meeting of shareholders of the Company (or atai Delaware, as applicable) to be held in 2028 or until his earlier death, resignation or removal, as applicable.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the appointment of Mr. Cosmo Feilding-Mellen as a non-executive director of the Company as set forth in this Proposal 3A.

PROPOSAL 3B
APPOINTMENT OF ROBERT HERSHBERG AS A NON-EXECUTIVE DIRECTOR
OF THE COMPANY
The Board (at that time functioning as a supervisory board) has made a binding nomination to appoint Dr. Robert Hershberg, subject to the consummation of the Acquisition, as a non-executive director of the Company to serve in such capacity for a period ending at the end of the Annual General Meeting of shareholders of the Company (or atai Delaware, as applicable) to be held in 2028 or until his earlier death, resignation or removal, as applicable.
Dr. Robert Hershberg, 62, was appointed to the board of directors at Beckley Psytech in June 2024. He is Co-Founder, President, Chief Executive Officer and Chairman of the Board of Directors at Hillevax Inc. (NASDAQ: HLVX), a biopharmaceutical company focused on the development and commercialization of novel vaccine candidates, since September 2020. He has been a Venture Partner with Frazier Healthcare Partners (“Frazier”) since April 2020 and has been working with Frazier and its portfolio companies as an Entrepreneur-in-Residence, Senior Advisor, and executive for the last 14 years. Dr. Hershberg was formerly Co-Founder, President and Chief Executive Officer of VentiRx Pharmaceuticals, a Frazier-founded company developing a small molecule therapeutic to activate the immune system against solid tumours, from 2006 to 2016. During his time at VentiRx, Dr. Hershberg led the company through its partnership with Celgene, a pharmaceutical company developing cancer and immunology drugs. He joined Celgene in 2014 to lead their efforts in Immuno-Oncology, was promoted to Executive Vice President and Chief Scientific Officer in 2016 and was subsequently Executive Vice President and Head of Business Development and Global Alliances and served as a member of the Executive Committee until the acquisition of Celgene by Bristol-Myers Squibb in 2019. Dr. Hershberg has been on the board of Adaptive Biotechnologies (NASDAQ: ADPT) since June 2013, including as a member of its compensation committee since December 2019 and on the board of Recursion Pharmaceuticals (NASDAQ:RXRX), including as a member of its compensation committee, since June 2021, he was also a member of the board of Fate Therapeutics (NASDAQ: FATE) from April 2021 through June 2024 and of Nanostring Technologies (NASDAQ:NSTG) from June 2019 through June 2023. Dr. Hershberg completed his undergraduate and medical degrees at the University of California, Los Angeles and received his Ph.D. at the Salk Institute for Biological Studies. We believe that Dr. Hershberg is qualified to serve as a non-executive director because of his extensive experience in biopharmaceutical industry. See “Security Ownership of Certain Beneficial Owners and Management” for information about the number of shares in the capital of the Company Dr. Hershberg beneficially owns.
This Proposal 3B is conditioned on the consummation of the Acquisition and therefore requires the adoption of each of Proposal 1 (the Acquisition Proposal), Proposal 2 (the Share Issuance Proposal) and Proposal 4 (the Governing Documents Proposal). Therefore, if any of the Acquisition Proposal, the Share Issuance Proposal and Governing Documents Proposal is not adopted, this Proposal 3B will have no effect, even if adopted by atai’s shareholders. For the avoidance of doubt, if each of the Acquisition Proposal, the Share Issuance Proposal and the Governing Documents Proposal is adopted, Dr. Hershberg shall serve as a non-executive director of the Company with effect from the consummation of the Acquisition and until the end of the Annual General Meeting of shareholders of the Company (or atai Delaware, as applicable) to be held in 2028 or until his earlier death, resignation or removal, as applicable.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the appointment of Dr. Robert Hershberg as a non-executive director of the Company as set forth in this Proposal 3B.

Our Board
Our Board is currently composed of eight members, consisting of one executive director and seven non-executive directors. As set forth in Proposal 3A and Proposal 3B (together, “Proposal 3”), the Board (at that time functioning as a supervisory board) has made a binding nomination to appoint each of Mr. Cosmo Feilding-Mellen and Dr. Robert Hershberg as a non-executive director, subject to the consummation of the Acquisition, to serve in such capacity for a period ending at the end of the annual general meeting of shareholders of the Company to be held in 2028 or until his earlier death, resignation or removal, as applicable. Our directors do not have a retirement age requirement under the Articles of Association. If Mr. Feilding-Mellen and Dr. Hershberg are appointed as non-executive directors at the Extraordinary General Meeting, it is anticipated that the Board will consist of ten members immediately following the consummation of the Acquisition. Each of Mr. Feilding-Mellen and Dr. Hershberg has consented to being named in this proxy statement/prospectus and serving on the Board if elected. The Board has no reason to believe that either of Mr. Feilding-Mellen and Dr. Hershberg will be unable to serve as a director if elected.
The following table sets forth the names of our current directors and the director nominees, and their respective ages, the year each member has started their current term (including their respective terms served as a supervisory director of atai), or will start their term, if elected, and the year of expiration of their respective current terms as non-executive directors or expected year of expiration, if elected:

Name	Age	Year Current Term Began or Will Begin	Year in Which Term Expires or Will Expire	Current Role
Srinivas Rao	56	2025	2028	Co-Founder, Chief Executive Officer, Executive Director
Christian Angermayer	46	2024	2027	Non-Executive Director (Chairman)
Sabrina Martucci Johnson	58	2023	2026	Non-Executive Director
Amir Kalali, M.D.	59	2023	2026	Non-Executive Director
Andrea Heslin Smiley	57	2023	2026	Non-Executive Director
Scott Braunstein, M.D.	61	2024	2027	Non-Executive Director
Laurent Fischer, M.D.	61	2024	2027	Non-Executive Director
John Hoffman	41	2025	2028	Non-Executive Director
Cosmo Feilding-Mellen	40	2025	2028	Non-Executive Director Nominee
Robert Hershberg	62	2025	2028	Non-Executive Director Nominee

Nominees for Election at the Extraordinary General Meeting for a Term Expiring 2028 (see Proposals 3A and 3B)
Biographical information for Mr. Cosmo Feilding-Mellen and Dr. Robert Hershberg, each a nominee for election at the Extraordinary General Meeting, is set forth under Proposal 3A and Proposal 3B.
Continuing Directors with Terms Expiring in 2026
Sabrina Martucci Johnson founded Dare Bioscience, Inc., a public biopharmaceutical company engaged in the development of novel therapies that expand treatment options for women, and has served on the board of directors and as Chief Executive Officer since 2015. From January 2018 to April 2022, Ms. Johnson served on the board of directors of Aethlon Medical, Inc., a public company developing immunotherapeutic technologies to combat infectious disease and cancer, and as a member of its Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Ms. Johnson received a Master of International Management degree from the American Graduate School of International Management, an MSc. in biochemical engineering from University College London and a BSc. in biomedical engineering from Tulane University. We believe that Ms. Johnson is qualified to serve on our Board because of her experience in building successful companies and launching innovative products into specialty markets.
Amir Kalali, M.D. is the Co-Chair of the Decentralized Trials and Research Alliance since 2020 and Founding Chairman and Chief Curator of the CNS Summit, a forum focused on the future of life sciences, since 2011. He is also the Founding Chairman and sits on the Executive Committee of the International Society for CNS Drug Development, an independent non-profit focused on improving central nervous system drug development, founded in 2022. In addition, Dr. Kalali is a Professor of Psychiatry at the University of California San Diego and Editor of the journal, Innovations in Clinical Neuroscience. He previously served as the Global Head of the Neuroscience Center of Excellence at IQVIA (formerly Quintiles and IMS Health, Inc.), a publicly traded health information technology company, from 1997 to 2017. From January 2004 to January 2011, Dr. Kalali served as a member of the board of directors, as well as the Compensation Committee and Nominating Committee, of Cypress Bioscience, a public pharmaceutical company. Dr. Kalali received his M.D. from University College London and his MRCPSych from the Royal College of Psychiatrists. We believe that Dr. Kalali is qualified to serve on our Board because of his more than 20 years of experience in the life sciences and technology fields, as well as his involvement in numerous drug development programs.
Andrea Heslin Smiley has served in various roles at VMS Biomarketing, Inc., or VMS, since 2008, most recently as President and Chief Executive Officer since January 2011. Prior to joining VMS, from 1996 to 2008, Ms. Smiley served in various roles at Eli Lilly and Company, most recently as Vice President, Osteoporosis Business Unit. Ms. Smiley currently serves as a director and member of the Audit Committee of Rockwell Medical, Inc., a public biopharmaceutical company, and as a director of Agent Capital LLC. Ms. Smiley previously served as a director of Assertio Therapeutics, Inc., a public commercial pharmaceutical company, from May 2020 to January 2021, and Zyla Life Sciences, a public specialty commercial pharmaceutical company, from January 2017 to May 2020, where she was also the Chair of the Nominating and Governance Committee and a member of the Audit Committee. We believe that Ms. Smiley is qualified to serve on our Board because of her more than 25 years of commercialization and management experience in the biopharmaceutical industry in both public and private companies.
Continuing Directors with Terms Expiring in 2027
Christian Angermayer is the founder of Apeiron Investment Group Ltd., which he founded in 2012. Mr. Angermayer is also the founder of Presight Capital Management Company, L.L.C. and has served as General Partner since 2019. Mr. Angermayer also serves on the board of directors of several private companies, including, since 2019, Cambrian Biopharma, Inc. and Rejuveron Life Sciences AG. We believe that Mr. Angermayer is qualified to serve on our Board because of his extensive finance and life sciences industry experience.
Scott Braunstein, M.D. has served as President and Chief Executive Officer of Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS) since August 2019 and has served as a member of the Marinus board of directors (the “Marinus Board”) since September 2018, including as chair of the Marinus Board from November 2022 and as Executive Chair from February 2019 to August 2019. Dr. Braunstein brings over 20 years of knowledge and experience from diverse biotechnology and pharmaceutical industry vantage points. He has served as an operating partner at Aisling Capital since 2015. From 2015 to 2018, he served as Senior Vice President, Strategy and Chief Operating Officer at Pacira Pharmaceuticals, Inc. (Nasdaq: PCRX), a specialty pharmaceutical company focused on the acute care setting. Prior to Pacira, he served as a healthcare portfolio manager at Everpoint Asset Management from 2014 to 2015 and spent 12 years with J.P. Morgan Asset Management as a healthcare analyst and managing director in the U.S. Equity team, and as portfolio manager of the JP Morgan Global Healthcare Fund responsible for managing investments in pharmaceuticals, biotechnology, and medical devices. Dr. Braunstein is currently on the board of directors of Caribou Biosciences, Inc. (Nasdaq: CRBU) and Trevena Inc. (Nasdaq: TRVN). Dr. Braunstein previously served on the boards of directors of Esperion Therapeutics, Inc. (Nasdaq: ESPR) (June 2015 to April 2020), Ziopharm Oncology Inc. (Nasdaq: ZIOP) (September 2018 to November 2020), Protara Therapeutics, Inc. (f/k/a ArTara Therapeutics, Inc.) (Nasdaq: TARA) (May 2018 to July 2020) and Constellation Pharmaceuticals, Inc. (formerly Nasdaq: CNST) (February 2018 to July 2021). Dr. Braunstein began his career as a practicing physician at the Summit Medical Group and as an assistant clinical professor at Albert Einstein College of Medicine and Columbia University Medical Center. He earned his medical degree from the Albert Einstein College of Medicine and his undergraduate degree at Cornell University. We believe Dr. Braunstein is qualified to serve on our Board because of his extensive leadership experience in the pharmaceutical industry and healthcare portfolio management, including his role as the President and Chief Executive Officer of Marinus Pharmaceuticals, Inc.
Laurent Fischer, M.D. has served as the chief executive officer of Adverum Biotechnologies, Inc. (Nasdaq: ADVM) since June 2020 and its president and CEO since June 2021. He was chairman of the board of CTI Biopharma from 2017 until its acquisition by Swedish Orphan Biovitrum in June 2023. Dr. Fischer served as senior vice president, head of the liver therapeutic area at Allergan PLC, a global pharmaceutical company, from November 2016 to June 2020, in which role he was responsible for the Liver Therapeutic R&D pipeline. Dr. Fischer served as chief executive officer of Tobira Therapeutics, a clinical-stage biopharmaceutical company from December 2013 until Allergan acquired Tobira Therapeutics in November 2016, in which role he was responsible for taking the company public, completing the first study in NASH demonstrating an anti-fibrotic effect and selling the company to Allergan. Prior to Tobira, he served as chairman and chief executive officer of Jennerex, Inc., from June 2012 to March 2014, until its acquisition by SillaJen Biotherapeutics, Inc. Prior to Jennerex, he was co-founder, president and chief executive officer of Ocera Therapeutics from January 2005 to June 2012 and president and chief executive officer of Auxeris Therapeutics, Inc. from 2003 to 2004. Dr. Fischer serves on the board of directors at Mirum Pharmaceuticals, Inc. since June 2019. Dr. Fischer also serves on the board of directors of Lycia Therapeutics, a private company founded by Caroly Bertozzi, since December 2019, and as chairman of private company Teal since October 2023. Over the span of his career, Dr. Fischer has held roles of increasing responsibility at companies, including, RXCentric, Inc. (now part of Allscripts Healthcare Solutions, Inc.), MedVantx Inc., Dupont Pharmaceuticals, Dupont-Merck and F. Hoffmann-La Roche. Dr. Fischer earned an undergraduate degree from the University of Geneva and his medical degree from the Geneva Medical School, Switzerland. We believe Dr. Fischer is qualified to serve on our Board because of his extensive leadership experience as an executive in the pharmaceutical industry and knowledge of biopharmaceuticals, including his position as the Chief Executive Officer of Adverum Biotechnologies, Inc.
Continuing Directors with Terms Expiring in 2028
Srinivas Rao, M.D., Ph.D. is the Company’s co-founder and has served as the Company’s Chief Executive Officer since January 1, 2025, and co-Chief Executive Officer since June 1, 2024. Prior to that, Dr. Rao served as the Company’s Chief Scientific Officer since April 2019. Prior to joining the Company, Dr. Rao was the Chief Medical Officer at Axial Biotherapeutics, Inc. from August 2017 to March 2019 and the Chief Medical Officer at Depomed, Inc. from July 2014 to July 2017. Prior to that, he served as Executive Vice President and Head of Neuroscience at Retrophin from December 2013 to March 2014 and Chief Executive Officer at Kyalin Biosciences Inc. from October 2011 to December 2013. He has held leadership positions at a number of biotechnology companies, including Kalyra Pharmaceuticals, Avelas Biosciences, Sova Pharmaceuticals, ReVision Therapeutics and Cypress Bioscience, Inc. Dr. Rao received his Ph.D. in Neuropharmacology, his M.D. in Internal Medicine, his M.S. in Electrical Engineering and his Bachelor of Science in Electrical Engineering from Yale University. We believe Dr. Rao is qualified to serve on our Board because of his extensive experience in the biopharmaceutical industry, medical research and background knowledge of the Company as its co-founder and current chief executive officer as well his prior role as chief scientific officer.
Mr. John Hoffman currently serves as Chief Operating Officer of Northern Data AG since February 2025. Mr. Hoffman brings nearly 20 years of experience as an investment banker and capital markets advisor. He most recently served as Managing Director in the equity capital markets groups at RBC Capital Markets from June 2023 to February 2025 and previously at Credit Suisse from June 2012 to June 2023. Across his investment banking career, John has advised boards and management teams on more than 200 growth capital IPOs that have raised in excess of USD 50 billion in cumulative proceeds, as well as international cross-listings, mergers, spin-offs, and other strategic transactions for disruptive growth companies. Mr. Hoffman is a graduate of the University of Richmond and is a CFA charterholder. We believe that Mr. Hoffman is qualified to serve on our Board because of his extensive experience in finance and investment banking as well as his substantial experience advising boards of directors and management teams. See “Security Ownership of Certain Beneficial Owners and Management” for information about the number of shares in the capital of the Company Mr. Hoffman beneficially owns.
There are no family relationships among any of our executive officers or directors, including our director nominees.

PROPOSAL 4
GOVERNING DOCUMENTS PROPOSAL
The Articles of Association currently provide that the name of the Company is atai Life Sciences N.V. We have agreed with Beckley Psytech pursuant to the Share Purchase Agreement to change our name to Atai Beckley N.V., subject to the approval of our shareholders and the consummation of the Acquisition. For that reason, the Company proposes to amend the Company’s name, as included in the Articles of Association, through the execution of a deed of amendment to the Articles of Association in the form attached to this proxy statement/prospectus as Annex G-1 (English translation attached as Annex G-2) (the “Deed of Amendment I”).
If this Governing Documents Proposal is adopted, each lawyer, candidate civil law notary and civil law notary of NautaDutilh N.V. shall be authorized to execute the Deed of Amendment I.
The Governing Documents Proposal is conditioned on the adoption of each of the Acquisition Proposal, the Share Issuance Proposal and the Director Nominee Proposals. Therefore, if any of the Acquisition Proposal, the Share Issuance Proposal and the Director Nominee Proposals is not adopted, the Acquisition cannot be consummated and the Governing Documents Proposal will have no effect, even if adopted by atai’s shareholders.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the Governing Documents Proposal as set forth in this Proposal 4.

PROPOSAL 5
REDOMICILIATION PROPOSAL
Reference is made to the section of this proxy statement/prospectus entitled “The Redomiciliation” beginning on page 89 for a detailed description of the Redomiciliation and the risks associated with the Redomiciliation.
The Board proposes to atai shareholders to enter into the LuxCo Merger in accordance with the Merger Plan. The LuxCo Merger is the initial step required to change the legal domicile of atai Life Sciences N.V. from the Netherlands to the State of Delaware, upon which atai will continue as a Delaware corporation and atai shareholders would hold shares in atai Delaware rather than in a Dutch company. If the atai shareholders adopt the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal, and the other conditions to completion of the Redomiciliation are satisfied (or waived by the Board), atai anticipates that, as soon as practicable thereafter, it will complete (i) the LuxCo Merger in accordance with Sections 2:309 and 2:333b(1) of the DCC and articles 1025-1 et seq. of the Luxembourg Companies Act and (ii) subsequently, the Delaware Conversion in accordance with articles 1061-1 et seq. of the Luxembourg Companies Act and the domestication procedures of Section 388 of the General Corporation Law of the State of Delaware. For the avoidance of doubt, as part of the Redomiciliation Proposal atai shareholders are only being asked to enter into the LuxCo Merger and are not being asked to approve the Delaware Conversion. If the Redomiciliation Proposal is adopted by atai shareholders (and the other conditions to completion of the Redomiciliation are satisfied or waived by the Board), then atai expects to adopt, as atai LuxCo’s sole shareholder, all requisite shareholder approvals and other resolutions in respect of the Delaware Conversion prior to the effectiveness of (and subject to the completion of) the LuxCo Merger.
After the Redomiciliation is complete, (i) the Proposed Charter and Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annexes J-1 and J-2, respectively, will come into effect and (ii) atai shareholders will hold one share of atai Delaware Common Stock for each one Ordinary Share owned immediately prior to the Redomiciliation (except for those Ordinary Shares held by any atai shareholder who validly exercises his, her or its withdrawal rights under Dutch law). The business, assets, liabilities, directors and officers of atai Delaware are expected to be the same as the business, assets, liabilities, directors and officers of atai immediately prior to the Redomiciliation. For more information, please see the section of this proxy statement/prospectus entitled “The Redomiciliation.”
The Redomiciliation Proposal is not conditioned on any other proposals contained in this proxy statement/prospectus.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the Redomiciliation Proposal as set forth in this Proposal 5.

PROPOSAL 6
REDOMICILIATION WITHDRAWAL RIGHTS PROPOSAL
Reference is made to the section of this proxy statement/prospectus entitled “The Redomiciliation” beginning on page 89 for a detailed description of the Redomiciliation and the associated withdrawal rights for atai shareholders.
The Board proposes to atai shareholders to adopt the Redomiciliation Withdrawal Rights Proposal to amend the Articles of Association in connection with the LuxCo Merger to include a formula on the basis of which cash compensation to atai’s shareholders who validly exercise their withdrawal right in connection with the LuxCo Merger can be readily determined through the execution of the Deed of Amendment II, a copy of which is attached to this proxy statement/prospectus as Annex H-1 (English translation attached as Annex H-2).
If this Redomiciliation Withdrawal Rights Proposal is adopted, each lawyer, candidate civil law notary and civil law notary of NautaDutilh N.V. shall be authorized to execute the Deed of Amendment II.
The Redomiciliation Withdrawal Rights Proposal is not conditioned on any other proposals contained in this proxy statement/prospectus.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the Redomiciliation Withdrawal Rights Proposal as set forth in this Proposal 6.

PROPOSAL 7
REDOMICILIATION SHARE CONVERSION PROPOSAL
Reference is made to the section of this proxy statement/prospectus entitled “The Redomiciliation” beginning on page 89 for a detailed description of the Redomiciliation and the associated withdrawal rights for atai shareholders.
As indicated elsewhere in this proxy statement/prospectus, if any atai shareholder (irrespective of where such shareholder resides) exercises his, her or its withdrawal rights under Dutch law in connection with the LuxCo Merger then it is possible that the LuxCo Merger shall be treated as a taxable disposition for UK tax purposes for all atai shareholders who are a resident in the United Kingdom, unless the Ordinary Shares which would be cancelled pursuant to the exercise of such withdrawal rights upon the completion of the LuxCo Merger would first be converted into a separate class of shares.
In connection with the foregoing, the Board proposes to atai shareholders to adopt the Redomiciliation Share Conversion Proposal to amend the Articles of Association in connection with the LuxCo Merger to provide that any Ordinary Shares which would be cancelled pursuant to the exercise of withdrawal rights under Dutch law upon the completion of the LuxCo Merger, shall convert into B shares in the capital of atai with effect from the moment immediately preceding the effectiveness of the LuxCo Merger through the execution of the Deed of Amendment III, a copy of which is attached to this proxy statement/prospectus as Annex I-1 (English translation attached as Annex I-2). Upon completion of the LuxCo Merger, the B shares shall automatically cancel by operation of law. If no withdrawal rights under Dutch law are properly exercised, then this amendment shall not be effected.
If this Redomiciliation Share Conversion Proposal is adopted, each lawyer, candidate civil law notary and civil law notary of NautaDutilh N.V. shall be authorized to execute the Deed of Amendment III.
The Redomiciliation Share Conversion Proposal is not conditioned on any other proposals contained in this proxy statement/prospectus.
Recommendation of the Board
The Board unanimously recommends a vote “FOR” the Redomiciliation Share Conversion Proposal as set forth in this Proposal 7.

THE PARTIES
Parties to the Acquisition
atai Life Sciences N.V.
atai Life Sciences N.V., a company incorporated in the Netherlands, is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. atai’s Ordinary Shares are listed on Nasdaq under the ticker symbol “ATAI.” atai’s principal executive offices are located at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and its telephone number is +31 20 793 2536.
Beckley Psytech Limited
Beckley Psytech Limited, incorporated in England and Wales, is a clinical-stage private biopharmaceutical company dedicated to developing a portfolio of psychedelic-based treatments aimed at improving patient outcomes and alleviating the burden of mental health conditions on individuals, healthcare systems, and society as a whole. Beckley Psytech’s principal executive offices are located at Beckley Park, Beckley, Oxford, England OX3 9SY and its telephone number is +44 18 6598 7633.
Parties to the Redomiciliation
atai Life Sciences N.V.
atai Life Sciences N.V., a company incorporated in the Netherlands, is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. atai’s Ordinary Shares are listed on Nasdaq under the ticker symbol “ATAI.” atai’s principal executive offices are located at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and its telephone number is +31 20 793 2536.
atai Life Sciences Luxembourg S.A. and atai Delaware
atai Life Sciences Luxembourg S.A. is a newly formed Luxembourg public limited liability company (société anonyme) having its registered office at 63, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B298928. atai LuxCo has only nominal assets and capitalization and has not engaged in any business or other activities other than in connection with its formation and the Redomiciliation. Subject to the receipt of shareholder approval of the Redomiciliation Proposal, atai will merge with and into atai LuxCo, and atai LuxCo will convert to atai Delaware.

THE ACQUISITION
The following discussion contains certain information about the Acquisition. This discussion is subject, and qualified in its entirety by reference, to the Share Purchase Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You should read this entire proxy statement/prospectus, including the Share Purchase Agreement, before making any voting decision.
Acquisition Structure
Upon the terms and subject to the conditions set forth in the Share Purchase Agreement, atai agreed to acquire from the shareholders of Beckley Psytech the entire issued share capital of Beckley Psytech not already owned by atai by issuing to the Sellers 105,044,902 Ordinary Shares. Upon completion of the Acquisition, Beckley Psytech and its subsidiaries will be wholly-owned subsidiaries of atai.
The Share Purchase Agreement provides that, prior to Closing, the Sellers and atai shall use all reasonable endeavors to procure that the Beckley Carve-Out takes effect in accordance with the Beckley Carve-Out Steps Plan. The Beckley Carve-Out Steps Plan envisages that Eleusis and its subsidiaries will be carved out of the Beckley Group by way of a dividend in specie of all of the issued shares in Eleusis such that the holders of Beckley Shares shall each receive a pro-rata equity holding in Eleusis. The Beckley Carve-Out is not a condition to the Closing and there is no guarantee that the Beckley Carve-out will occur prior to the Closing or that it will occur at all.
The Consideration Shares
At the Closing, 100% of the equity interests of Beckley Psytech issued and outstanding immediately prior to the Closing and not already owned by atai will be acquired by atai, and the Sellers and, if applicable, certain Beckley Optionholders, will receive the right to receive from atai within five business days of the Closing an aggregate of 105,044,902 fully-paid and nonassessable Ordinary Shares.
atai may elect to grant (i) Consideration Shares, (ii) Replacement Awards or (iii) a combination of the foregoing to Beckley Optionholders who hold vested and in the money Beckley Options in exchange for the cancellation of such Beckley Options, provided that the Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. The total number of Consideration Shares to be issued to the Sellers (and Beckley Optionholders, if applicable) is subject to the following adjustments:
•
in the case of an exchange of any Beckley Options for Consideration Shares, a reduction as is equal in value to (x) the aggregate exercise price of the vested and in the money Beckley Options and (y) the income tax and employee social security payments due on the cancellation of such Beckley Options; and

•	in the case of the grant of Replacement Awards in exchange for any Beckley Options, a reduction reflecting the number of Ordinary Shares subject to the Replacement Awards.
Background of the Acquisition
The following chronology summarizes the key meetings and events that led to the signing of the Share Purchase Agreement. The following chronology does not purport to catalogue every conversation or correspondence by and among members of atai’s supervisory or management boards, Beckley Psytech, or their respective advisors, or any other person.
atai and Beckley Psytech both operate in the psychedelic-based therapies market, developing treatments to improve patient outcomes for mental health disorders. The terms of the Share Purchase Agreement were the result of extensive negotiations between atai, Beckley Psytech and their respective affiliates, shareholders and representatives. The following is a brief description of certain key events and contacts that led to the signing of the Share Purchase Agreement.
Over the years, in the ordinary course of business and from time to time, atai’s supervisory and management boards have evaluated and considered a variety of strategic opportunities as part of atai’s long-term strategy to enhance value for its shareholders. These evaluations have included potential mergers, acquisitions, collaborations, partnerships, and other business combinations, with a focus on advancing atai’s mission to develop innovative mental health treatments. atai has regularly reviewed its clinical development programs, business opportunities, and potential transactions to strengthen its position in the biopharmaceutical industry. The entry into the Share Purchase Agreement for atai to acquire all of the remaining interests in Beckley Psytech in an all-share transaction, following atai’s prior Series C Investment in Beckley Psytech, aligns with these strategic evaluations and discussions, aimed at transforming patient outcomes in mental health treatment.
On January 3, 2024, atai completed a Series C investment into Beckley Psytech, pursuant to a Subscription and Shareholders’ Agreement, dated as of January 3, 2024 by and among atai, Beckley Psytech, the Beckley Founders, certain founding shareholders and the existing investors in Beckley Psytech, under which atai subscribed for 24,096,385 newly issued Series C preferred shares of Beckley Psytech, par value £0.0001 per share (the “Series C Shares”) for a price per share of $1.66 and an aggregate subscription amount of $39,999,999.10 (the “Series C Investment”). In connection with the Series C Investment, on January 3, 2024, atai acquired 24,096,385 warrants to subscribe for Series C Shares at an exercise price of $2.158 per share.
On January 18, 2024, atai completed an acquisition of an additional 11,153,246 shares in Beckley Psytech for a price per share of approximately $0.8966 and an aggregate consideration of $10,000,000.37, from certain selling shareholders in Beckley Psytech, pursuant to a Share Purchase Deed, dated as of January 18, 2024, by and among atai and such selling shareholders. This resulted in atai holding 35.47% of Beckley Psytech’s issued share capital. The acquired shares were registered in atai’s name on March 11, 2024 following stamping from HMRC. Immediately following registration, these shares were converted to Series C Shares in Beckley Psytech. On May 1, 2024, atai was granted additional warrants to subscribe for 4,393,400 Series C Shares at an exercise price of $1.66 per share.
On May 16, 2024, representatives of atai management engaged in preliminary conversations with representatives of Beckley Psytech management regarding a potential strategic transaction between the two companies. Over the course of the following months through October 2024, representatives of atai management and representatives of Beckley Psytech management held regular calls to discuss the terms of such potential strategic transaction.
On June 13, 2024, atai’s supervisory board met, with representatives of atai management in attendance. Representatives of atai management discussed and provided an update to atai’s supervisory board regarding the outreach with Beckley Psytech regarding a potential strategic transaction, including (i) summarizing ongoing communications between atai management and representatives of Beckley Psytech management, (ii) detailing the results of clinical data generated by Beckley Psytech, (iii) outlining the rationale and potential synergies that could be achieved in connection with a potential strategic transaction, (iv) providing anticipated timings, terms and contemplated outcomes for a potential strategic transaction and (v) discussing recruitment at Beckley Psytech. Representatives of atai management then discussed with atai’s supervisory board the timeline of Beckley Psytech’s clinical readouts, the potential impact of these readouts on Beckley Psytech’s situation and the ability of atai to negotiate terms for a potential strategic transaction in light of these timelines. At the conclusion of the meeting, atai’s supervisory board resolved to support atai management to work towards a non-binding letter of intent regarding the potential Acquisition (the “First Letter of Intent”).
On July 25, 2024, representatives of atai management held a call with representatives of Beckley Psytech management where they discussed a potential strategic transaction between the parties, and the following day, representatives of atai management shared with representatives of Beckley Psytech management certain headline terms of a proposal for atai to acquire the remaining Beckley Psytech shares it did not own. Representatives of atai management and Beckley Psytech management met on multiple occasions over the following weeks to further discuss such proposal.
On August 8, 2024, representatives of atai management shared a draft of the First Letter of Intent with representatives of Beckley Psytech management. The draft provided that the proposed Acquisition would be structured as an acquisition by atai of all of the remaining equity interests in Beckley Psytech, with the Sellers receiving Ordinary Shares as consideration. In addition, the draft contemplated a contingent success payment of additional Ordinary Shares, payable to Beckley Psytech upon the successful completion and positive readout of the Phase 2B clinical study in relation to BPL-003.
In the following days, representatives of Beckley Psytech management and atai management discussed expectations for financial terms and rationale for transacting.
On September 10, 2024 and September 11, 2024, representatives of atai management met with representatives of Beckley Psytech management in New York City. The parties discussed the potential Acquisition and the provisions of the First Letter of Intent.

On September 18, 2024, atai’s supervisory board met, with representatives of atai management and Guggenheim Securities, as the prospective financial advisor to atai, also in attendance. Members of atai management provided a strategic update regarding the Acquisition, outlining (i) the progress made with regards to the signing of the First Letter of Intent, (ii) a potential timeline for the Acquisition, including estimates for obtaining the various regulatory and shareholder approvals, if required, (iii) diligence completed to date and (iv) various remaining workstreams. Members of atai management and atai’s supervisory board then engaged in a discussion regarding (i) Beckley Psytech’s assets and the potential benefits and synergies from the potential Acquisition, (ii) other potential acquirors of Beckley Psytech and (iii) atai’s financing strategy, including how a transaction might impact overall financing for atai. Representatives of atai management then introduced representatives of Guggenheim Securities who provided their preliminary views on atai’s current business model and discussed how an Acquisition of Beckley Psytech could be perceived based on historic precedents. Representatives of each of atai management and Guggenheim Securities engaged in a general discussion regarding the potential Acquisition, including on timing and rationale, certain observed market values and structuring. Representatives of Guggenheim Securities were then excused from the meeting and representatives of atai management discussed with atai’s supervisory board potential advisors for the Acquisition and the engagement letters and business terms of their respective appointments. Following the discussion, atai’s supervisory board approved the engagement of Guggenheim Securities as financial advisor for the potential Acquisition on terms to be negotiated between Guggenheim Securities and atai management.
On October 2, 2024, representatives of atai management held a call with representatives of Beckley Psytech management where a revised First Letter of Intent was presented. On October 8, 2024, representatives of atai management and representatives of Beckley Psytech management met in person at the offices of CMS to discuss the provisions of the revised First Letter of Intent and the proposed Acquisition.
Over the course of October 2024 and into early November 2024, representatives of Beckley Psytech management and atai management shared further revisions of the First Letter of Intent. Discussions focused around (i) the terms of the contingent success payment, (ii) Beckley Psytech and Apeiron’s go-forward representation on atai’s supervisory board following Closing, (iii) the change of name of atai to “atai Beckley” (or similar) at Closing, (iv) the proposed carve-out of certain assets from the Beckley Group in connection with the proposed Acquisition, (v) the treatment of Beckley Optionholders in the proposed Acquisition, (vi) proposals that the Acquisition should be supported by a concurrent private placement of Ordinary Shares, (vii) considerations regarding the pro forma pipeline for the combined entity, and (viii) runway considerations to ensure sufficient funding and operational stability post-Acquisition. On October 8, 2024, representatives of Cantor Fitzgerald & Co., the financial advisor to Beckley Psytech, held a call with representatives of Guggenheim Securities to discuss potential improvements to the financial terms of the proposal.
On November 6, 2024, atai entered into an engagement letter with Guggenheim Securities (the “Guggenheim Securities Engagement Letter”), engaging Guggenheim Securities as financial advisor for the potential Acquisition and placement agent in connection with any potential financing involving Ordinary Shares.
Also on November 6, 2024, representatives of Apeiron, an entity affiliated with the chairman of the supervisory board, Mr. Angermayer, indicated to atai management that, in connection with the potential Acquisition, which would be dilutive to Apeiron, and its anchoring of a potential concurrent private placement equity financing, Apeiron wanted to ensure certain go-forward rights, including (i) the right to appoint future directors to the supervisory board and (ii) registration rights. Separately and in the course of negotiating Mr. Angermayer’s consultancy agreement with atai, Mr. Angermayer indicated his desire to receive warrants or other similar instruments in consideration of his go-forward consultancy services.
On November 12, 2024, certain members of atai’s supervisory board and representatives of atai management discussed the potential Acquisition via teleconference. Updates were provided regarding the First Letter of Intent and the timeline for the potential Acquisition.
On November 14, 2024, representatives of Beckley Psytech management informed representatives of atai management that they had reservations regarding whether to proceed with the proposed Acquisition. Over the course of the second half of November 2024 and into early December 2024, representatives of atai management had a number of conversations with and provided further information and documentation in relation to atai to representatives of Beckley Psytech management to allow Beckley Psytech’s management to grow more comfortable with the proposed Acquisition.

On November 22, 2024, representatives of atai management shared with representatives of Apeiron, including Mr. Angermayer, a draft term sheet seeking to address certain of Apeiron’s requests in connection with the potential Acquisition.
On November 27, 2024, representatives of Apeiron shared to representatives of atai management a revised term sheet requesting certain expansions of the rights included in atai’s initial draft and delaying the private placement equity financing obligation until following the closing of the potential Acquisition. From November 2024 through the announcement of the Acquisition, representatives of Apeiron and atai continued to have discussions in respect of the requested rights described herein.
On December 3, 2024, atai’s supervisory board met, with representatives of atai management in attendance. At the outset of the meeting, atai’s supervisory board ratified the establishment of a committee of atai’s supervisory board to negotiate and approve the contemplated Acquisition, which would consist of all members of atai’s supervisory board other than Mr. Angermayer, who would be recused given potential conflicts of interest due to the concurrent negotiation of separate rights for his affiliated entity, Apeiron, in connection with the proposed Acquisition. Thereafter, Mr. Angermayer was recused for all portions of supervisory board meetings during which Apeiron’s potential rights or the negotiation process for the proposed Acquisition was discussed. atai management provided an update regarding their communications with Beckley Psytech since the prior meeting of atai’s supervisory board, including feedback from representatives of Beckley Psytech management on November 14, 2024 that they had reservations regarding the potential Acquisition. Representatives of atai management then discussed the go-forward strategy with Beckley Psytech, including (i) next steps if Beckley Psytech elected to engage further, (ii) reviewing atai’s current rights as a shareholder in Beckley Psytech and its ability to increase such rights through further stock acquisitions, and (iii) how best to strategically position atai ahead of Beckley Psytech’s read-out of the results of its Phase 2B clinical trial of BPL-003. Questions were asked and answered by members of management and atai’s supervisory board and a full discussion ensued.
On December 18, 2024, representatives of atai management shared initial due diligence requests in respect of the potential Acquisition with representatives of Beckley Psytech management, with further due diligence requests shared on January 6, 2025.
On December 19, 2024, representatives of atai management and their advisors were given access to Beckley Psytech’s virtual data room containing confidential information of Beckley Psytech and Beckley Psytech submitted a list of due diligence questions to atai. Thereafter, and through the date of the Share Purchase Agreement, atai, Beckley Psytech and their respective advisors, including their financial, tax and legal advisors, conducted due diligence investigations of each other’s business. Such due diligence activities included telephone calls and review of materials available in the virtual data room and in electronic copy and focused on various aspects of the businesses, including product pipelines, research and development, clinical safety matters, commercial forecasts, intellectual property, regulatory and legal matters, finance and tax.
Throughout late December 2024, representatives of Beckley Psytech and representatives of atai management traded revised drafts of the First Letter of Intent, agreeing that (i) the carve-out of certain assets from the Beckley Group should be completed prior to Closing rather than following Closing, and (ii) that Mr. Angermayer would serve as an anchor investor in a concurrent private placement of Ordinary Shares. The drafts also reflected ongoing discussions between the parties regarding the structure of atai’s supervisory board following Closing.
On December 23, 2024, atai and Beckley Psytech executed the First Letter of Intent. The First Letter of Intent provided that the Acquisition would be structured as an all-stock business combination whereby atai would issue 75,387,957 Ordinary Shares in consideration for the purchase by atai of the remaining interests in Beckley Psytech. The First Letter of Intent also contemplated a contingent success payment of an additional 29,656,945 Ordinary Shares, payable by atai to Beckley Psytech upon the successful completion and positive readout of the Phase 2B clinical study in relation to BPL-003.
On December 30, 2024, representatives of atai management participated in a video call with representatives of Beckley Psytech management to review timelines and the presentation for a concurrent private placement of Ordinary Shares. On January 3, 2025, representatives of atai management, along with certain of their advisors, held a video call with representatives of Beckley Psytech management to discuss the plans for a private placement of Ordinary Shares concurrent with the proposed Acquisition. Between January 3, 2024 and January 9, 2024 representatives of atai management and Beckley Psytech held further discussions regarding the potential private placement.

On January 10, 2025, Latham & Watkins, as legal counsel to atai, delivered an initial draft of the Share Purchase Agreement to CMS, as legal counsel to Beckley Psytech, reflecting the provisions of the First Letter of Intent. Later that day, atai’s supervisory board, by unanimous consent, resolved to enter into an amendment to the Guggenheim Securities Engagement Letter, revising certain fee arrangements.
On January 15, 2025, representatives of Guggenheim Securities shared with atai’s supervisory board their relationship disclosure letter. Based on such disclosures, atai’s supervisory board determined that there were no conflicts of interest that would affect the ability of Guggenheim Securities to fulfill its responsibilities as financial advisor to atai. Also on the same day, atai and Guggenheim Securities executed an amendment to the Guggenheim Securities Engagement Letter, revising certain fee arrangements.
On January 15, 2025, CMS and Latham & Watkins attended a teleconference along with representatives of atai management and Beckley Psytech management, to discuss the intended treatment of Beckley Optionholders in the potential Acquisition.
On January 15, 2025, CMS sent an initial issues list regarding the first draft of the Share Purchase Agreement to Latham & Watkins, which identified as key issues, among other things, (i) the mechanics applicable to the contingent success payment, (ii) the parties whom would be subject to restrictive covenants following Closing, (iii) the proposed mechanics with respect to the use of Article 22 of the Beckley Articles of Association to require certain Sellers to participate in the Acquisition, and (iv) what constitutes permitted leakage (the “January Issues List”).
On January 16, 2025, Latham & Watkins, at the direction of atai management, sent responses to the January Issues List to CMS, which proposed, among other things (i) which parties would be subject to restrictive covenants following Closing, (ii) that costs incurred by Beckley Psytech in connection with the Acquisition should constitute permitted leakage up to a defined threshold amount, and (iii) certain mutually agreeable revisions to the contingent success payment and dragging shareholder mechanics.
On January 28, 2025, representatives of Beckley Psytech management advised representatives of atai management that they were no longer interested in pursuing the contemplated Acquisition due to, among other reasons, uncertainty around the Combined Group cash runway and the ability of atai to finance around the Acquisition.
On January 29, 2025, representatives of Beckley Psytech management informed representatives of atai management that Beckley Psytech was formally withdrawing from negotiations and terminating the First Letter of Intent.
On February 12, 2025, atai priced a public equity offering resulting in a raise of $59,000,000 in gross proceeds.
On March 6, 2025, atai’s supervisory board met, with representatives of atai management in attendance. Representatives of atai management discussed (i) the potential Acquisition and how it might be possible to re-initiate discussions with Beckley Psytech, (ii) atai’s existing shareholder rights in Beckley Psytech, and (iii) and potential alternative strategic transactions to the Acquisition.
During the final weeks of March 2025, representatives of atai management reached out to representatives of Beckley Psytech management to discuss restarting discussions regarding the potential Acquisition.
On April 15, 2025 and in the days following, representatives of atai management had a number of calls with representatives of Beckley Psytech management to discuss how best to present the deal to Beckley Psytech shareholders and to review potential changes to the First Letter of Intent.
On April 17, 2025, representatives of atai management sent to representatives of Beckley Psytech a proposed second non-binding letter of intent (the “Second Letter of Intent”). The terms of the Second Letter of Intent were substantially consistent with the First Letter of Intent other than removing the contingent success payment payable by atai upon the positive readout of the Phase 2B clinical trial of BPL-003. Throughout the remainder of April, the parties negotiated the terms of the Second Letter of Intent and exchanged multiple drafts. In particular, the parties negotiated (i) the inclusion of termination fees in the Share Purchase Agreement that would be payable by atai to Beckley Psytech if atai elected to terminate the Share Purchase Agreement as a result of (A) Beckley Psytech’s Phase 2B clinical study not meeting agreed efficacy and safety criteria (with such criteria being agreed between the parties over the course of negotiations); or (B) the failure to obtain the Shareholder Approval, (ii) the means by which such termination fees would be settled by atai, either in cash or by way of the issuance of Ordinary Shares to Beckley Psytech, and (iii) the proposed scope of certain voting agreements that would be entered into by certain atai shareholders concurrently with the signing of the Share Purchase Agreement to vote in favor of the Shareholder Approval.
On May 1, 2025, access to the Beckley Psytech virtual data room was restored for atai management and advisors. On May 5, 2025, the parties executed the Second Letter of Intent, which mirrored the First Letter of Intent other than with respect to, among other things, the inclusion of (i) a modified consideration structure that did not include a contingent success payment and whereby atai would issue 105,044,902 Ordinary Shares in consideration for the purchase by atai of the remaining interests in Beckley Psytech, (ii) a termination fee of $4,000,000 that would be payable by atai if atai terminated the proposed Acquisition due to the data relating to Beckley Psytech’s Phase 2B clinical study in relation to BPL-003 not meeting agreed efficacy and safety criteria, (iii) a termination fee of $10,000,000 that would be payable by atai (up to $5,000,000 of which atai could elect to pay by way of the issuance of Ordinary Shares) if the Shareholder Approval was not obtained, (iv) a requirement that the Sellers enter into lock-up agreements in connection with the proposed Acquisition, (v) an obligation that Apeiron and members of atai’s supervisory and management boards enter into voting agreements to vote in favor of the Shareholder Approval, and (vi) a condition that atai would use its reasonable efforts to procure that (A) the atai executive team and the atai Life Sciences GSOP GbR executive team enter into voting agreements to vote in favor of the Shareholder Approval, and (B) Apeiron enter into a lock-up agreement in connection with the proposed Acquisition. The Second Letter of Intent did not include provisions relating to the proposed concurrent private placement of Ordinary Shares that were included in the First Letter of Intent.
Throughout May 2025, representatives of atai management and representatives of Beckley Psytech management held several planning calls to discuss certain aspects of the potential Acquisition.
On May 8, 2025, representatives of Beckley Psytech management shared initial responses to atai’s due diligence requests and uploaded additional documents to the virtual data room in respect of such requests. Further updates and responses were shared by representatives of Beckley Psytech management throughout May.
Also on May 8, 2025, Guggenheim Securities shared with atai’s supervisory board an updated relationship disclosure letter, which atai’s supervisory board determined did not raise any conflicts of interest that would affect the ability of Guggenheim Securities to fulfill its responsibilities as financial advisor to atai.
Also on May 8, 2025, atai entered into a reinstatement letter to its engagement letter with Guggenheim Securities.
On May 9, 2025, Latham & Watkins delivered a revised draft of the Share Purchase Agreement to CMS and Mayer Brown, LLP, U.S. counsel to Beckley Psytech (“Mayer Brown”), reflecting the provisions of the Second Letter of Intent and taking into consideration the January Issues List. The revised draft provided that (i) there would be no contingent consideration payable to Sellers in connection with the results of Beckley Psytech’s Phase 2B clinical trial of BPL-003 and instead included the Milestone Condition, (ii) costs incurred by Beckley Psytech relating to the Beckley Carve-Out and the Acquisition would be permitted leakage only up to a defined threshold amount, (iii) the Beckley Founders and key members of Beckley Psytech management should be subject to restrictive covenants following Closing, and (iv) certain Sellers would enter into lock-up agreements on or prior to Closing.
On May 12, 2025, Latham & Watkins delivered a further revised draft of the Share Purchase Agreement to CMS and Mayer Brown, including certain revisions relating to matters of Dutch law. In the same correspondence, Latham & Watkins delivered initial drafts of (i) the Voting Agreements, (ii) the Apeiron Voting Agreement, and (iii) a lock-up agreement relating to the lock-up of the Consideration Shares to be received by the Sellers.
On May 13, 2025, CMS sent an issues list regarding the revised draft of the Share Purchase Agreement to Latham & Watkins, which, among other things, (i) provided that all costs incurred by Beckley Psytech relating to the Beckley Carve-Out and the Acquisition should constitute permitted leakage, (ii) agreed that the Beckley Founders would be subject to restrictive covenants, provided that other key members of Beckley Psytech management would not be, (iii) rejected the inclusion of the Warranty Condition, (iv) capped the limitations of liability in respect of a breach by the Beckley Founders of the business warranties in the Share Purchase Agreement at $200,000 for each Founder, and provided that the Beckley Founders should be permitted to settle such claims through the transfer of Ordinary Shares rather than in cash, (v) proposed certain mechanics (A) for the purposes of allocating the Consideration Shares between the Sellers and (B) with respect to the dragging shareholders, (vi) reserved Beckley

Psytech’s position in relation to the treatment of the Beckley Optionholders in the Acquisition, and (vii) proposed that provisions should be included in the Share Purchase Agreement nominating Beckley Psytech’s two nominees to atai’s supervisory board at Closing, with the identity of Beckley Psytech’s second nominee alongside Cosmo Feilding-Mellen to be determined (the “May Issues List”).
On May 15, 2025, CMS sent an initial draft of the disclosure letter to the Share Purchase Agreement to Latham & Watkins. Later that day, at the direction of representatives of atai management, Latham & Watkins sent responses to the May Issues List to CMS. The response (i) reiterated the proposal that costs incurred by Beckley Psytech in relation to the Beckley Carve-Out and the Acquisition should constitute permitted leakage up to a defined threshold amount, (ii) reiterated that the Warranty Condition should be included in the Share Purchase Agreement, (iii) proposed that the limitation of liability in respect of a breach by the Beckley Founders of the business warranties in the Share Purchase Agreement should be limited up to a certain proposed amount in respect of the Beckley Founders, but agreed that any claims could be settled through the transfer of Ordinary Shares rather than in cash, (iv) agreed that pricing mechanics with respect to the allocation of Consideration Shares between the Sellers should be included in the Share Purchase Agreement but reserved atai’s position on the exact VWAP to be used, and (v) reserved atai’s position on the treatment of the Beckley Optionholders.
Between May 15, 2025 and the signing of the Share Purchase Agreement, representatives of atai management and Beckley Psytech management, along with their various advisors, as applicable, held regular diligence discussions regarding each parties’ financial status and intellectual property rights, as well as post-signing disclosure obligations.
On May 16, 2025, CMS sent follow-up responses on the May Issues List to Latham & Watkins. In its response, Beckley Psytech (i) agreed to accept the inclusion of the Warranty Condition in the Share Purchase Agreement, subject to (A) a material adverse effect triggering such condition being defined as having a value in excess of £25,000,000 to the Beckley Group, and (B) the inclusion of a carve-out in the condition in respect of inaccuracies in the warranties relating to the Phase 2B clinical trial of BPL-003 arising between the read-out of data in respect of that trial and Closing, (ii) reiterated that all costs incurred by Beckley Psytech in relation to the Beckley Carve-Out and the Acquisition should be permitted leakage, (iii) stated that Beckley Psytech could accept a lower limitation of liability than was previously proposed by atai for the Beckley Founders in respect of breaches of the business warranties in the Share Purchase Agreement, (iv) accepted that the Beckley Founders would be subject to restrictive covenants following Closing, but reiterated that key members of Beckley Psytech management should not be subject to restrictive covenants, (v) continued to reserve its position in relation to the treatment of Beckley Optionholders, and (vi) accepting that all Sellers (rather than merely a subset) would enter into a lock-up agreement.
On May 19, 2025, CMS, Ernst & Young LLP, as tax advisor to Beckley Psytech, and Latham & Watkins attended a call to discuss the proposed steps to implement the Beckley Carve-Out. Later on May 19, 2025, CMS sent a revised draft of Share Purchase Agreement to Latham & Watkins reflecting the negotiations between the parties over the prior weeks.
On May 21, 2025, atai began initial discussions with select institutional investors regarding a private placement transaction in Ordinary Shares anticipated to be announced simultaneously with the announcement of the Acquisition.
On May 21, 2025, the Beckley Founders and representatives of each of atai, Beckley Psytech, Latham & Watkins, CMS and Mayer Brown participated in a teleconference to discuss the outstanding open points in the Share Purchase Agreement (the “May 21 Call”). The parties discussed and agreed in principle upon (i) the scope of the Warranty Condition, particularly that any material matters relating to the clinical safety of the Phase 2B clinical trial of BPL-003 should not be included in any carve-out in the condition, (ii) that only the Beckley Founders should be subject to restrictive covenants in the Share Purchase Agreement, and (iii) that costs incurred by Beckley Psytech relating to the Beckley Carve-Out and costs relating to the Acquisition should only constitute permitted leakage where such amounts in aggregate were lower than $2,000,000. Earlier in the day, representatives of Beckley Psytech management and atai management held a separate discussion regarding other material open points in the Share Purchase Agreement and agreed (i) upon the mechanics to allocate Consideration Shares between the Sellers, and (ii) that the liability of the Beckley Founders for breaches of the business warranties in the Share Purchase Agreement be limited to 10% of the consideration actually received by the Beckley Founders under the Share Purchase Agreement.

On May 22, 2025, CMS delivered a revised draft of the disclosure letter to the Share Purchase Agreement, which included the specific disclosures made against the warranties given by the Beckley Founders under the Share Purchase Agreement. Following such time through May 27, 2025, CMS, Mayer Brown and Latham & Watkins traded drafts of the disclosure letter and negotiated the key provisions therein.
Also on May 22, 2025, Latham & Watkins delivered to representatives of Apeiron an initial draft of (i) the Registration Rights Agreement, providing certain registration rights in respect of a resale shelf, (ii) the Apeiron Voting Agreement, providing that, among other things, Apeiron would vote in favor of the Acquisition and the Redomiciliation, (iii) the Lock-Up Agreement, providing that Apeiron’s subject securities would be subject to an extended lock-up period, (iv) the Shareholders Rights Agreement, providing that so long as Apeiron maintains ownership of atai securities in excess of certain ownership thresholds, Apeiron would be entitled to select one or more director designees to atai’s supervisory board, and (v) resolutions providing for certain option grants to Mr. Angermayer, as described further in the section captioned “Certain Relationships and Related Party Transactions—Option Grants” of this proxy statement/prospectus. Latham & Watkins delivered further revised drafts of the various Apeiron-related documents to Apeiron over the course of the following several days.
Later on May 22, 2025, Latham & Watkins sent a further revised draft of the Share Purchase Agreement to CMS reflecting the points discussed during the May 21 Call, which revised draft, among other things, (i) revised the liability regimes applicable to both (A) the Beckley Founders (reflecting the agreement between the parties that the liability of the Beckley Founders for breach of the business warranties given by them to atai would be limited to 10% of the consideration actually received by the Beckley Founders), and (B) atai, for breaches of certain warranties given by them under the Share Purchase Agreement, (ii) proposed amendments to certain warranties to be given by atai, and (iii) provided that dragged Sellers would enter into a deed of adherence to the Share Purchase Agreement prior to Closing. Later that day, Latham & Watkins delivered an initial draft of the Registration Rights Agreement to CMS.
On May 23, 2025, CMS and Latham & Watkins exchanged further revised drafts of the Share Purchase Agreement, in which the parties agreed that that lock-up provisions should be included in the Share Purchase Agreement rather than in standalone agreements. The (i) treatment of Beckley Optionholders and (ii) the identity of Beckley Psytech’s second nominee to atai’s supervisory board at Closing, in addition to anticipated nominee Cosmo Feilding-Mellen, remained open points between the parties. Later that day, CMS delivered an initial draft of the Beckley Carve-Out Steps Plan to Latham & Watkins. On that same day, representatives of atai management held an update call with representatives of Beckley Psytech management to discuss the revised transaction documents.
Also on May 23, 2025, atai’s supervisory board, with representatives of atai management, Latham & Watkins and Guggenheim Securities in attendance. Representatives of atai management provided an update on the status of negotiations with Beckley Psytech and presented to the supervisory board for review and approval the Unaudited Prospective Financial Information, including the material assumptions included therein. For a detailed discussion regarding the Unaudited Prospective Financial Information, please see “The Acquisition—Unaudited Prospective Financial Information” beginning on page 69 of this proxy statement/prospectus. Later at this meeting, Guggenheim Securities reviewed its financial analysis of the Consideration Shares to be issued by atai and rendered an oral opinion, confirmed by delivery of a written opinion dated June 2, 2025, to the atai’s supervisory board to the effect that, as of June 2, 2025, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Consideration Shares to be issued by atai in connection with the Acquisition were fair, from a financial point of view, to atai. Latham & Watkins then discussed with the supervisory board their fiduciary obligations in connection with considering and approving the Acquisition. The supervisory board considered the risks and benefits in engaging in the Acquisition as compared to other available strategic alternatives, including remaining as a standalone company. Following discussion, the supervisory board instructed Latham & Watkins and atai management to negotiate final terms on the remaining open points in the transaction documents.
As of May 24, 2025, the remaining issues open in the draft Share Purchase Agreement related to (i) the treatment of Beckley Optionholders and (ii) the identity of Beckley Psytech’s second nominee to atai’s supervisory board, in addition to anticipated nominee Cosmo Feilding-Mellen at Closing. During the following week, the parties turned multiple drafts of the Share Purchase Agreement with respect to the treatment of the Beckley Optionholders, agreeing that (i) the Beckley Optionholders would each become a party to the Share Purchase Agreement by signing a deed of adherence prior to Closing and would surrender all rights under their options pursuant to the terms of the Share Purchase Agreement rather than executing a separate deed of surrender, and (ii) due to the uncertainty around the quantum of taxes that would be payable by atai on behalf of the relevant vested and in the money Beckley

Optionholders when their options were surrendered and exchanged in return for Consideration Shares, atai would have the sole right to elect that such options are surrendered and exchanged in return for either (A) Consideration Shares, or alternatively, (B) Replacement Awards (or a combination of (A) and (B)). The parties also agreed that, subject to being determined as “independent” under the listing rules and corporate governance rules and regulations of Nasdaq, Robert Hershberg would be appointed as Beckley Psytech’s second nominee to atai’s supervisory board at Closing.
On May 25, 2025, atai shared a draft subscription agreement with a potential investor in the June PIPE Financing (“PIPE Investor A”).
On May 27, 2025, Sullivan & Cromwell LLP (“S&C”), as legal counsel for Apeiron, shared revised drafts of the Apeiron Voting Agreement and Registration Rights Agreement with Latham & Watkins, which, among other things, removed the support obligation of Apeiron to vote in favor of the Redomiciliation. In response, representatives of atai management proposed compromise language relating to the support obligations in respect of the Redomiciliation, including conditioning such obligations on the receipt of certain tax confirmations from atai, and at atai management’s direction, Latham & Watkins sent a revised draft of the Apeiron Voting Agreement including such compromise language.
Also on May 27, 2025, Latham & Watkins shared a draft of the Registration Rights Agreement with counsel to PIPE Investor A, pursuant to which PIPE Investor A would become party to the Registration Rights Agreement in connection with the PIPE Financing.
On May 29, 2025, Guggenheim Securities wall crossed a potential investor in the June PIPE Financing (“PIPE Investor B”).
On May 29, 2025, S&C sent revised drafts of the Shareholder Rights Agreement and the Lock-Up Agreement to Latham & Watkins, requesting (i) in respect of the Shareholders Rights Agreement, certain rights relating to the position of chairman of atai’s supervisory board and (ii) in respect of the Lock-Up Agreement, certain exceptions to the lock-up obligations contained in the Lock-Up Agreement. The next day, representatives of atai management discussed with representatives of Apeiron the proposed revisions from S&C and reached an agreement that the option grants to be made to Mr. Angermayer would be approved at the same time as the signing of the Share Purchase Agreement but that requested rights regarding a chairman role would not be accepted. Also on May 30, 2025, Latham & Watkins sent to S&C revised drafts of the Shareholders Rights Agreement and the Lock-Up Agreement reflecting these positions, and otherwise generally accepting the changes previously received, with minor drafting edits.
From May 29, 2025 to June 2, 2025, S&C and Latham & Watkins finalized the Shareholder Rights Agreement, the Lock-Up Agreement and the Voting Agreement.
On May 30, 2025, Guggenheim Securities provided a draft subscription agreement and a draft of the Registration Rights Agreement to PIPE Investor B.
Also on June 1, 2025, atai’s supervisory board and management board, each by separate unanimous consent, resolved to approve (i) the Share Purchase Agreement, the disclosure letter to the Share Purchase Agreement, the Apeiron Voting Agreement, the Voting Agreements and the other transaction documents relating thereto, (ii) the Acquisition, (iii) the convening of the Extraordinary General Meeting, and (iv) certain ancillary matters. The unanimous consent of atai’s supervisory board also included the binding nomination to appoint Cosmo Feilding-Mellen and Robert Hershberg to atai’s supervisory board at Closing.
Separately, on June 1, 2025, atai’s supervisory board and management board, each by separate unanimous consent, resolved to approve (i) the entry into the private placement offering and issuance and sale of the related securities, (ii) certain agreements with Apeiron in connection with the Acquisition, including the Shareholders Rights Agreement and the Lock-Up Agreement, and (iii) the grant of options to Mr. Angermayer.
Also on June 1, 2025, atai entered into an engagement letter with Berenberg Capital Markets LLC to act as placement agent on the June PIPE Financing.
On June 2, 2025, (i) atai, PIPE Investor A and PIPE Investor B entered into subscription agreements relating to the June PIPE Financing, and (ii) atai, Beckley Psytech, the Sellers and Apeiron (as applicable) executed the Share Purchase Agreement, the Lock-up Agreement, the Apeiron Voting Agreement, the Registration Rights Agreement and the Shareholder Rights Agreement and following the execution thereof, atai and Beckley Psytech publicly announced the Acquisition and the June PIPE Financing.

On August 13, 2025, atai and Beckley Psytech entered into a senior promissory note, pursuant to which atai agreed to advance an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. In connection therewith, atai and the Seller Representative under the Share Purchase Agreement mutually agreed to revise the Share Purchase Agreement to include a second automatic 90-day extension of the Longstop Date in the event that shareholder approval of the Acquisition has not been obtained by the Longstop Date.
Recommendation of the Board and Reasons for the Acquisition
In evaluating the Acquisition, atai’s management board and supervisory board (which have been combined to become the Board on June 25, 2025) consulted with atai’s management and legal and financial advisors, and in reaching its decision to approve the Share Purchase Agreement and recommend to atai shareholders the consummation of the Acquisition by atai in accordance with the terms of the Share Purchase Agreement, the Board (and, prior to June 25, 2025, atai’s management board and supervisory board) considered a number of factors and a substantial amount of information, including the following:
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Better Position as a Company with a Strong Pipeline. The Combined Group will have a synergistic fully owned pipeline that includes proprietary, rapid-acting psychedelic compounds with attractive route of administration and time-in-clinic characteristics. The Combined Group will be even better positioned to accelerate development and raise required funding, drive long-term value for shareholders, and most importantly, deliver meaningful innovation for patients.

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Significant Synergy Potential. The Combined Group will have significant synergy potential with strong management and institutional knowledge in psychedelic treatments as well as potentially complimentary discovery engines. The perceived similarities between the cultures of atai and Beckley Psytech, including shared values and commitment to integrity, operational excellence, strategic focus and stockholder value will facilitate integration of the two companies.

•	Significant Pre-Tax Synergies. The Combined Group is expected to benefit from synergies, which would not be achievable without completing the Acquisition.
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Successful Integration. The belief that the management team of atai will successfully integrate the two businesses and provide a strong foundation for the combined management team to accelerate growth.

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Representation on the Combined Group Board. The governance provisions of the Combined Group, and the extensive experience in the mental health industry of the members of the existing Board and the representatives of Beckley Psytech management that will be proposed for appointment to the board of directors of the Combined Group in connection with the Acquisition, including that:

○	Cosmo Feilding-Mellen will be proposed for appointment, subject to certain conditions, as a non-executive director on the Board with the title of “Co-Founder and Strategy Director”;
○	Robert Hershberg will be proposed for appointment, subject to certain conditions, as a non-executive director on the Board;
○	Christian Angermayer will continue to serve as a non-executive director and chairman of the Board;
○	Srinivas Rao will continue to serve as the CEO and as an executive director on the Board;
○	Sabrina Martucci Johnson will continue to serve as a non-executive director on the Board;
○	Amir Kalali will continue to serve as a non-executive director on the Board;
○	Andrea Heslin Smiley will continue to serve as a non-executive director on the Board;
○	Scott Braunstein will continue to serve as a non-executive director on the Board;
○	John Hoffman will continue to serve as a non-executive director on the Board; and
○	Laurent Fischer will continue to serve as a non-executive director on the Board.
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Receipt of Fairness Opinion of Guggenheim Securities. The financial presentation and the oral opinion, each dated as of May 23, 2025 (which was subsequently confirmed in its written Fairness Opinion, dated June 2, 2025), of Guggenheim Securities to atai’s supervisory board as to the fairness to atai, from a financial point of view and as of the date of the opinion, of the Consideration Shares to be issued by atai which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and the various limitations of and qualifications to the review undertaken as more fully described under the caption titled “The Acquisition—Opinion of Guggenheim Securities” beginning on page 58 of this proxy statement/prospectus.
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Knowledge of atai’s and Beckley Psytech’s Businesses and Financial Condition. The Board’s (at the time constituted as a separate supervisory board and management board) knowledge of atai’s business, financial condition, results of operations and prospects, as well as Beckley Psytech’s business, financial condition, results of operations and prospects, taking into account atai’s (i) existing investment in Beckley Psytech and the information rights and the board seats granted to it in connection with that investment, (ii) discussions with Beckley Psytech’s management and (iii) the results of atai’s due diligence review of Beckley Psytech, which included review of historical financial results and projections, existing agreements, contingent liabilities and legal and other matters.

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Financial Projections. The financial projections prepared by atai management for atai as a standalone company through 2045, Beckley Psytech as a standalone company through 2045 and certain synergies for the Combined Group, in each case, as summarized under the section captioned “The Acquisition—Unaudited Prospective Financial Information” beginning on page 69 of this proxy statement/prospectus.

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Terms of the Share Purchase Agreement. The Board (at the time constituted as a separate supervisory board and management board) reviewed and considered the terms of the Share Purchase Agreement, including the parties’ respective warranties and covenants and the conditions to their respective obligations to consummate the Acquisition and considered that the terms of the Share Purchase Agreement, taken as a whole, are conducive to atai’s corporate objects and serve the best interests of the Company, its business and its stakeholders. See the section titled “The Share Purchase Agreement” beginning on page 74 of this proxy statement/prospectus for a detailed discussion of the terms and conditions of the Share Purchase Agreement. In particular, the Board considered the following:

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the ability of the Board to change its recommendation that shareholders vote in favor of the Shareholder Approval and the ability of atai to then terminate the Share Purchase Agreement and not be obligated to consummate the Acquisition if the Milestone Condition (relating to the results of Beckley Psytech’s Phase 2b clinical trial of BPL-003) is not satisfied, provided that atai pay Beckley Psytech a termination fee of $4,000,000 in such circumstances as summarized under the section captioned “The Share Purchase Agreement—Termination Fees” beginning on page 85 of this proxy statement/prospectus;

○	the absence of any regulatory conditions in the Share Purchase Agreement to atai’s obligation to consummate the Acquisition; and
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the absence of any further approval required from Beckley Psytech’s shareholders to consummate the Acquisition following the execution of the Share Purchase Agreement given the ability to compel all Beckley Psytech shareholders to transfer their Beckley Shares to atai pursuant to article 22 of the Beckley Articles of Association.

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Voting Agreements. The Board (at the time constituted as a separate supervisory board and management board) considered that certain directors and officers of atai were willing to enter into voting agreements in their capacity as shareholders to vote the Ordinary Shares held by such directors and officers in favor of the Acquisition at the Extraordinary General Meeting, increasing the certainty that the Acquisition will be consummated.

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Consideration of Alternatives. The Board (at the time constituted as a separate supervisory board and management board) considered certain alternatives to the Acquisition, including continuing to operate as a public company in its current configuration and/or pursuing alternative strategic transactions with strategic or financial buyers, the belief of the Board (at the time constituted as a separate supervisory board and management board) that the Acquisition is conducive to atai's corporate objects, serves the best interests of atai, its business and its stakeholders, including and the belief of the Board (at the time constituted as a separate supervisory board and management board) that the Acquisition presents a more favorable opportunity for atai shareholders than the potential value that may result from remaining a standalone company or pursuing other strategic alternatives.
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High Likelihood of Consummation. The Board determined it is highly likely that the Acquisition will be completed in a timely manner given the absence of any significant closing conditions under the Share Purchase Agreement other than the adoption of each of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal by atai’s shareholders.

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Other Factors Considered by the Board. In addition to considering the factors described above, the Board (at the time constituted as a separate supervisory board and management board) considered the following additional factors that weighed in favor of the Acquisition:

○	historical information concerning atai’s and Beckley Psytech’s respective businesses, financial condition, results of operations, earnings, trading prices, and management teams;
○	the opportunity to announce a private placement financing of Ordinary Shares to certain investors concurrently with the announcement of the Acquisition;
○	atai’s prospects on a stand-alone basis and forecasted combined basis; and
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the current and prospective business environment in which atai and Beckley Psytech operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on atai and the Combined Group.

The Board (at the time constituted as a separate supervisory board and management board) also weighed the factors described above against a number of risks and other factors identified in its deliberations as weighing negatively against the Acquisition:
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the challenges inherent in combining the businesses, operations and workforces of atai and Beckley Psytech, including: (i) the possible diversion of management focus and resources from operational matters and other strategic opportunities for an extended period of time and (ii) difficulties in integrating and retaining management and employees, including from the two companies’ respective labor groups;

•	the fact that forecasts of future results of operations and synergies are necessarily estimates based on assumptions,
•	the risk of not realizing anticipated synergies and cost savings between atai and Beckley Psytech and the risk that other anticipated benefits might not be realized;
•	the risk that failure to complete the Acquisition could negatively affect the price of Ordinary Shares and/or the future business and financial results of atai;
•	the risk of not realizing all of the anticipated operating efficiencies, cost savings or other benefits of the Acquisition within the expected time frame or at all;
•	the fact that atai’s shareholders will be sharing participation of atai’s upside with Beckley Psytech shareholders as part of the Combined Group;
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the amount of time it could take to consummate the Acquisition, including the fact that consummation of the Acquisition depends on factors outside of atai’s control, and the risk that the conditions to consummation will not be satisfied, including as a result of (i) atai’s shareholders not granting the requisite approvals to consummate the Acquisition, or (ii) the release of data relating to Beckley Psytech’s Phase 2b clinical trial of BPL-003 that does not meet the standards laid out in the Milestone Condition, leading to a changed recommendation of the Board and/or termination of the Share Purchase Agreement, and the potential negative impact that may have on atai’s business and relationships with employees, patients, regulators and the communities in which it operates;

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the substantial costs to be incurred in connection with the Acquisition, including the substantial cash and other costs of integrating the businesses of atai and Beckley Psytech, as well as the transaction expenses arising from the Acquisition;

•	the potential effect of the Acquisition on atai and Beckley Psytech’s businesses and relationships with employees, patients, regulators and the communities in which they operate;
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the fact that atai is obligated to pay Beckley Psytech termination fees of $10,000,000 or $4,000,000 respectively in certain circumstances as summarized under “The Share Purchase Agreement—Termination Fees” beginning on page 85 of this proxy statement/prospectus;

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the fact that the consideration for the Acquisition is fixed and will not be adjusted on completion based on the market value of Ordinary Shares, which means that the market value of the consideration received by Beckley Psytech shareholders could increase prior to the consummation of the Acquisition;

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the fact that the consideration for the Acquisition will result in dilution to the existing atai shareholders and increase the number of Ordinary Shares eligible for resale in the public market, resale of which in substantial numbers could adversely impact the market price of Ordinary Shares; and

•
the risks of the type and nature described under “Risk Factors” and the matters described under “Cautionary Note Regarding Forward-Looking Statements” beginning on pages 23 and 22, respectively, of this proxy statement/prospectus.

This discussion of the information and factors considered by the Board in reaching its conclusions and recommendation summarizes the material factors considered by the Board (and, prior to June 25, 2025, atai’s management board and supervisory board) but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the Acquisition and the complexity of these matters, the Board (and, prior to June 25, 2025, atai’s management board and supervisory board) did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Share Purchase Agreement, the Acquisition and to recommend that atai shareholders vote in favor of the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal.
The Board (and, prior to June 25, 2025, atai’s management board and supervisory board) conducted an overall review of the factors described above and considered the factors overall to be favorable to and to support its determination. In considering the factors described above, individual members of the Board (and, prior to June 25, 2025, by atai’s management board and supervisory board) may have given differing weights to different factors.
The Board (at the time constituted as a separate supervisory board and management board) unanimously approved the Share Purchase Agreement. The Board unanimously recommends that atai shareholders vote “FOR” the Acquisition Proposal, the Share Issuance Proposal, the Director Nominee Proposals and the Governing Documents Proposal.
It should be noted that this explanation of the reasoning of the Board (and, prior to June 25, 2025, atai’s management board and supervisory board) and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Note Regarding Forward-Looking Statements” beginning on page 22 of this proxy statement/prospectus.
Opinion of Guggenheim Securities
Overview
atai retained Guggenheim Securities as its financial advisor in connection with atai’s possible Acquisition of Beckley Psytech. In selecting Guggenheim Securities as its financial advisor, atai considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the biopharmaceutical industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.
At the May 23, 2025 meeting of atai’s supervisory board, Guggenheim Securities rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated June 2, 2025, to atai’s supervisory board to the effect that, as of that date, and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the issuance of the Consideration Shares by atai in connection with the Acquisition was fair, from a financial point of view, to atai.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex B to this proxy statement/prospectus and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.
In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the shares of or other securities or financial instruments of or relating to atai or Beckley Psytech may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on atai or Beckley Psytech, their respective securities or other financial instruments, the Acquisition or (iii) the impact of the Acquisition on the solvency or viability of atai or Beckley Psytech or the ability of atai or Beckley Psytech to pay their respective obligations when they come due.
In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement/prospectus):
•	was provided to atai’s supervisory board (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration Shares;
•	did not constitute a recommendation to atai’s supervisory board with respect to the Acquisition;
•	does not constitute advice or a recommendation to any holder of the Ordinary Shares or Beckley Shares as to how to vote or act in connection with the Acquisition or otherwise;
•
did not address atai’s underlying business or financial decision to pursue or effect the Acquisition, the relative merits of the Acquisition as compared to any alternative business or financial strategies that might exist for atai or the effects of any other transaction in which atai might engage, including the investment of approximately $30 million by Ferring Ventures S.A. and Adage Capital Partners LP in atai for general corporate purposes;

•	addressed only the fairness, from a financial point of view and as of the date of such opinion, to atai of the issuance of the Consideration Shares;
•
expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Acquisition (including, without limitation, the form or structure of the Acquisition) or the Share Purchase Agreement or (b) any other agreement, transaction document or instrument contemplated by the Share Purchase Agreement or to be entered into or amended in connection with the Acquisition or (ii) the fairness, financial or otherwise, of the Acquisition to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified therein), creditors or other constituencies of atai or Beckley Psytech; and

•
expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of atai’s or Beckley Psytech’s directors, officers or employees, or any class of such persons, in connection with the Acquisition relative to the Consideration Shares or otherwise.

In connection with rendering its opinion, Guggenheim Securities:
•	reviewed a draft of the Share Purchase Agreement dated May 30, 2025;
•	reviewed certain publicly available business and financial information regarding each of atai and Beckley Psytech;
•
reviewed certain non-public business and financial information regarding atai and Beckley Psytech and their respective businesses and future prospects (including certain probability-adjusted financial projections for atai for the years ending December 31, 2025 through December 31, 2045 and for Beckley Psytech for the years ending December 31, 2025 through December 31, 2045, as described in more detail in the sections titled

“Unaudited Prospective Financial Information—atai Unaudited Prospective Financial Information” and “Unaudited Prospective Financial Information—Beckley Psytech Unaudited Prospective Financial Information” (together, the “atai-Provided Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by atai, Beckley Psytech and/or the Combined Group and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management (collectively with the Synergy Estimates (as defined below), the “atai-Provided Information”);
•
reviewed certain non-public business and financial information regarding Beckley Psytech’s business and future prospects (including certain probability-adjusted financial projections for Beckley Psytech on a stand-alone basis for the years ending December 31, 2027 through December 31, 2042 (the “Beckley Psytech-Provided Financial Projections” and, together with the atai-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by Beckley Psytech’s senior management and reviewed by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management (collectively, the “Beckley Psytech-Provided Information”);

•
reviewed certain probability-adjusted estimated operational synergies expected to result from the Acquisition (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management;

•
discussed with atai’s senior management their strategic and financial rationale for the Acquisition as well as their views of atai’s and Beckley Psytech’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	performed financing-adjusted discounted cash flow analyses based on the atai-Provided Financial Projections and the Synergy Estimates;
•	reviewed the historical prices and the trading activity of the Ordinary Shares;
•
reviewed the pro forma financial results, financial condition and capitalization of atai giving effect to the Acquisition, all as prepared by and approved for Guggenheim Securities’ use by atai’s senior management; and

•	conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.
With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:
•
Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with atai or Beckley Psytech (including, without limitation, the atai-Provided Information and the Beckley Psytech-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the atai-Provided Information and the Beckley Psytech-Provided Information), (ii) expressed no view or opinion regarding (a) the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by atai or Beckley Psytech or the assumptions upon which any of the foregoing are based or (b) the reasonableness of the probability adjustments reflected in the Financial Projections and (iii) relied upon the assurances of atai’s senior management that they were (in the case of the atai-Provided Information), and has assumed that Beckley Psytech’s senior management was (in the case of the Beckley Psytech-Provided Information), unaware of any facts or circumstances that would make the atai-Provided Information or the Beckley Psytech-Provided Information incomplete, inaccurate or misleading.

•	Guggenheim Securities noted that, while Beckley Psytech’s senior management provided their views to atai’s senior management regarding Beckley Psytech’s business, operations, historical and projected financial results and future prospects, Guggenheim Securities only attended a limited number of discussions that included both atai’s senior management and Beckley Psytech’s senior management and, accordingly, Guggenheim Securities has relied upon the assessment of atai’s senior management with respect to certain of these matters.
•
Guggenheim Securities (i) was advised by atai’s senior management, and assumed, that the atai-Provided Financial Projections (including the probability adjustments reflected therein) and the Synergy Estimates were (y) reasonably prepared on bases reflecting the best then-currently available estimates and judgments of atai’s senior management as to the expected future performance of atai, Beckley Psytech and the Combined Group resulting from the Acquisition and the expected amounts and realization of the Synergies and (z) reviewed by atai’s supervisory board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering Guggenheim Securities’ opinion, (ii) has assumed that the Beckley Psytech-Provided Financial Projections (including the probability adjustments reflected therein) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Beckley Psytech’s senior management as to the expected future performance of Beckley Psytech on a stand-alone basis and (iii) has assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.

•
Guggenheim Securities was advised by atai’s senior management that the atai-Provided Financial Projections assume that the Milestone Condition (as defined in the Share Purchase Agreement) would be satisfied by the Pre-Phase 2b Read Out Date (as defined in the Share Purchase Agreement); for purposes of Guggenheim Securities’ analyses and opinion, Guggenheim Securities was advised by atai’s senior management to assume, and has assumed, that the Milestone Condition would be so satisfied.

•
In addition, Guggenheim Securities relied upon (without independent verification and without expressing any view or opinion) the assessments, judgments and estimates of atai’s senior management as to, among other things, (i) the potential impact on Beckley Psytech of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biotechnology, life sciences and pharmaceutical sectors, (ii) Beckley Psytech’s existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon), (iii) atai’s and Beckley Psytech’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to Beckley Psytech, the Acquisition and its contemplated benefits) and (iv) atai’s ability to effectively integrate the businesses and operations of Beckley Psytech. Guggenheim Securities has assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on atai, Beckley Psytech or the Acquisition (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Guggenheim Securities’ analyses or opinion.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:
•
Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of atai, Beckley Psytech, or any other entity or the solvency or fair value of atai, Beckley Psytech, or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•
Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts, and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of atai’s senior management and atai’s other professional advisors with respect to such matters. Guggenheim Securities has not expressed any view or rendered any opinion regarding the tax consequences of the Acquisition to atai, Beckley Psytech or their respective securityholders.

•	Guggenheim Securities further assumed that:

○
In all respects meaningful to its analyses, (i) the final executed form of the Share Purchase Agreement would not differ from the draft that Guggenheim Securities reviewed, (ii) atai and the Sellers will comply with all terms and provisions of the Share Purchase Agreement and (iii) the representations and warranties of atai, Sellers and Beckley Founders contained in the Share Purchase Agreement were true and correct and all conditions to the obligations of each party to the Share Purchase Agreement to consummate the Acquisition would be satisfied without any waiver, amendment or modification thereof; and

○
The Acquisition will be consummated in a timely manner in accordance with the terms of the Share Purchase Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on atai, Beckley Psytech or the Acquisition (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion.

Summary of Financial Analyses
Overview of Financial Analyses
This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to atai’s supervisory board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to atai’s supervisory board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.
Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.
The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.
In arriving at its opinion, Guggenheim Securities:
•
based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of atai, Beckley Psytech and Guggenheim Securities;

•	did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;
•	considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and
•
ultimately arrived at its opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Consideration Shares to atai pursuant to the Acquisition to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:
•
Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•
None of the selected publicly traded companies used in the analysis described below is identical or directly comparable to atai or Beckley Psytech. However, such companies were selected by Guggenheim Securities, among other reasons, because they represented publicly traded companies that may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to atai and Beckley Psytech based on Guggenheim Securities’ familiarity with their respective sectors.
•
In any event, selected publicly traded companies analyses are not mathematical. Rather, such analyses involve complex considerations and professional judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors.

•	Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.
•	Unless otherwise noted below, all share price data is as of May 22, 2025.
Certain Definitions
Throughout this section titled “The Acquisition—Opinion of Guggenheim Securities—Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:
•
“Enterprise Value” or “EV” represents the relevant company’s market capitalization plus (i) the principal or face amount of total debt and preferred shares, less (ii) cash, cash equivalents, short- and long-term marketable investments and certain other cash-like items.

•
“Adjusted Enterprise Value” represents the Enterprise Value excluding the ownership stake corresponding to atai’s existing stake in Beckley Psytech, with ownership calculated on a fully diluted basis assuming all shares are treated as common shares without liquidation preferences.

Beckley Psytech Stand-Alone Financial Analysis
Recap of Beckley Psytech Stand-Alone Financial Analysis. In evaluating the equity value of Beckley Psytech, excluding atai’s existing stake in Beckley Psytech, (such value, “Beckley Psytech Stand-Alone Value”) in connection with rendering its opinion, Guggenheim Securities performed a discounted cash flow analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed selected publicly traded companies and the Beckley Psytech Series C post-money valuation, each as described below.
Recap of Beckley Psytech Stand-Alone Financial Analysis

	Reference Range for Implied Beckley Psytech Stand-Alone Equity Value
	Low	High
	($ in millions)
Financial Analysis
Discounted Cash Flow Analysis	$251	$376

For Informational Reference Purposes
Selected Publicly Traded Companies	$181	$278
Series C Post-Money Valuation (Adjusted to exclude atai’s existing stake)(1)	$116

(1)	Series C post-money value per atai senior management.
Beckley Psytech Stand-Alone Value Discounted Cash Flow Analysis. Guggenheim Securities performed a stand-alone discounted cash flow analysis on the forecasted, probability-adjusted, after-tax unlevered free cash flows (after deduction of share based compensation) for Beckley Psytech.
In performing its discounted cash flow analysis with respect to Beckley Psytech:
•
Guggenheim Securities based its discounted cash flow analysis on forecasted, probability-adjusted, after-tax unlevered free cash flows for Beckley Psytech from the second half of 2025 through 2045 based on the atai-Provided Financial Projections including the impact of certain net operating losses accrued historically and net operating losses generated over the forecast period and the impact of financings as described below, in each case as provided by, discussed with and approved for Guggenheim Securities’ use by, atai’s senior management.
•	Guggenheim Securities used a discount rate range of 14.25% – 17.00% based on its estimate of Beckley Psytech’s weighted average cost of capital.
•
Guggenheim Securities did not include any terminal value for Beckley Psytech after 2045 as cash flows were expected to be no longer meaningful, as discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

•
Guggenheim Securities’ analysis deducted the estimated present value of the estimated net cost of equity financings and related dilution and added Beckley Psytech’s estimated net cash of $4 million as of June 30, 2025, plus $65 million in net proceeds from an assumed equity financing in 2025, each as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

•
As instructed by atai, Guggenheim Securities calculated the number of fully-diluted outstanding shares of Beckley Psytech (determined using the treasury stock method taking into account outstanding in-the-money options, outstanding in-the-money warrants and treating all outstanding securities of Beckley Psytech as ordinary shares without liquidation preferences) to calculate the percentage of fully-diluted outstanding shares of Beckley Psytech owned by atai.

•
As instructed by atai, Guggenheim Securities multiplied the equity value of Beckley Psytech as determined by the discounted cash flow analysis by one minus the percentage of fully-diluted outstanding shares of Beckley Psytech owned by atai, as described above, to determine the Beckley Psytech Stand-Alone Value.

	Summary of Beckley Psytech Discounted Cash Flow Analysis Equity Value
	Low	High
	($ in millions)
atai’s Existing Stake in Beckley Psytech	$153	$253
Beckley Psytech Stand-Alone	$251	$376
Beckley Psytech to All Shareholders	$403	$629

Guggenheim Securities’ discounted cash flow analysis for the purposes of evaluating Beckley Psytech Stand-Alone resulted in an overall reference range of $251 million to $376 million in equity value.
Other Financial Reviews of Beckley Psytech for Reference Information Purposes. In order to provide context for the financial analyses of Beckley Psytech as described above, Guggenheim Securities undertook additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed the Adjusted Enterprise Value for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis.
Guggenheim Securities calculated, among other things, various public market trading Enterprise Values / Adjusted Enterprise Values for the selected publicly traded companies (in the case of the selected publicly traded companies, based on each company’s most recent publicly available financial filings), which are summarized in the table below.

Enterprise Value / Adj. Enterprise Value
Mind Medicine (MindMed) Inc.	$457/$280
GH Research PLC	$398/$247
COMPASS Pathways plc	$211/$138
Cybin, Inc.	$ 55/$ 37

In performing its selected publicly traded companies analysis, Guggenheim Securities selected a reference range of Enterprise Values / Adjusted Enterprise Values and subsequently added Beckley Psytech’s expected net cash balance as of June 30, 2025.

Enterprise Value / Adj. Enterprise Value
Judgmentally Selected EV Range – High	$450/$276
Judgmentally Selected EV Range – Low	$275/$179
Judgmentally Selected Range (Adjusted for Beckley Psytech net cash) – High	$454/$278
Judgmentally Selected Range (Adjusted for Beckley Psytech net cash) – Low	$279/$181

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating the Beckley Psytech Stand-Alone Value on a public market trading basis of $181 million to $278 million of equity value.
atai Stand-Alone Financial Analysis
Recap of atai Stand-Alone Financial Analysis. In evaluating atai in connection with rendering its opinion, Guggenheim Securities performed a discounted cash flow analysis. Solely for informational reference purposes, Guggenheim Securities also reviewed the historical trading price range for the Ordinary Shares, selected publicly traded companies and analyst price targets.
Recap of atai Stand-Alone Financial Analysis

	Reference Range for atai Stand-Alone Equity Value Per Share
	Low	High
	($ per share)
Financial Analysis
Discounted Cash Flow Analysis	$1.91	$2.99

For Informational Reference Purposes
Historical Trading Range	$1.06	$2.55
Selected Publicly Traded Companies	$2.16	$3.23
Analyst Price Targets	$5.00	$11.00

atai Stand-Alone Discounted Cash Flow Analysis. Guggenheim Securities performed a stand-alone discounted cash flow analysis of atai excluding its existing stake in Beckley Psytech on the forecasted, probability-adjusted, after-tax unlevered free cash flows (after deduction of share-based compensation) for atai excluding its existing stake in Beckley Psytech and then added the value of atai’s existing stake in Beckley Psytech, (as described above under the caption above “Beckley Psytech Stand-Alone Value Discounted Cash Flow Analysis”).
In performing its discounted cash flow analysis with respect to atai excluding its existing stake in Beckley Psytech:
•
Guggenheim Securities based its discounted cash flow analysis on forecasted, probability-adjusted, after-tax unlevered free cash flows for atai excluding its existing stake in Beckley Psytech from the second half of 2025 through 2045 based on the atai-Provided Financial Projections including the impact of certain net operating losses accrued historically and net operating losses generated over the forecast period and the impact of financings as discussed below, in each case as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

•	Guggenheim Securities used a discount rate range of 14.00% – 16.50% based on its estimate of atai’s weighted average cost of capital.
•
Guggenheim Securities did not include any terminal value for atai excluding its stake in Beckley Psytech after 2045 as cash flows were expected to be no longer meaningful, as discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

•
Guggenheim Securities’ analysis deducted from the estimated present value the estimated net cost of equity financings and added atai’s estimated net cash and investments balance of $88 million as of June 30, 2025, each as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

•
Guggenheim Securities then added the equity value of atai’s existing stake in Beckley Psytech (as described above under the caption above “Beckley Psytech Stand-Alone Value Discounted Cash Flow Analysis”).

•
Guggenheim Securities then converted the results of the foregoing calculations to per share equity values using fully-diluted outstanding shares (determined using the treasury stock method taking into account outstanding in-the-money convertible promissory notes, outstanding in-the-money options, and in-the-money HSOP options) as provided by, discussed with, and approved for Guggenheim Securities’ use by atai’s senior management.

		Summary of atai Stand-Alone Discounted Cash Flow Analysis Equity Value Per Share atai Excluding its Existing Stake in Beckley Psytech
		Low	High
		($ per share)
atai’s Existing Stake in Beckley Psytech	Low	$1.91	$2.56
	High	$2.34	$2.99

Guggenheim Securities’ financing-adjusted discounted cash flow analysis for purposes of evaluating the Ordinary Shares on a stand-alone basis resulted in an overall reference range of $1.91 – $2.99 per share.
Other Financial Reviews of atai for Reference Information Purposes. In order to provide certain context for the financial analysis of atai as described above, Guggenheim Securities undertook various additional financial reviews and analyses as summarized below solely for informational reference purposes. As a general matter, Guggenheim Securities did not consider such additional financial reviews and analyses to be determinative methodologies for purposes of its opinion.
atai Historical Trading Range. Guggenheim Securities reviewed atai’s share price closing history over the 52-weeks ending on May 22, 2025. Guggenheim Securities noted that the lowest closing price was $1.06 per share of the Ordinary Shares on October 31, 2024, and the highest closing price was $2.55 per share of the Ordinary Shares on February 12, 2025.
atai Selected Publicly Traded Companies Analysis. Guggenheim Securities reviewed and analyzed the equity value of atai compared to the enterprise value of selected publicly traded companies in the biopharmaceutical industry adjusted for atai’s estimated net cash and investments balance as of June 30, 2025, in order to provide context for a reference range of generally comparable public trading equity values. Guggenheim Securities calculated, among other things, various public market trading enterprise values for the selected publicly traded companies (in the case of the selected publicly traded companies, based on each company’s most recent publicly available financial filings), which are summarized in the table in the preceding section for the “Other Financial Reviews of Beckley Psytech for Reference Information Purposes–Selected Publicly Traded Companies Analysis.”
In performing its selected publicly traded companies analysis with respect to atai, Guggenheim Securities selected a reference range of Enterprise Values, added a range of values corresponding to atai’s existing stake in Beckley Psytech based on the selected publicly traded companies and added atai’s expected net cash and investment balance as of June 30, 2025. Guggenheim Securities then converted the result of the foregoing calculations to per share equity values using fully-diluted outstanding shares (determined using the treasury stock method taking into account outstanding in-the-money convertible promissory notes, outstanding in-the-money options, and in-the-money HSOP options) as provided by, discussed with, and approved for Guggenheim Securities’ use by atai’s senior management.
Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range for purposes of evaluating the Ordinary Shares on a stand-alone public market trading basis of $2.16  – $3.23 per share.

atai Analyst Price Targets. Guggenheim Securities reviewed four selected Wall Street equity research analyst price targets for atai on a stand-alone basis as published prior to May 22, 2025 (the last trading day prior to atai’s supervisory board meeting where Guggenheim Securities rendered its oral opinion).
•	With respect to atai, Guggenheim Securities noted that the range of Wall Street equity research analyst price targets for the Ordinary Shares was $5.00 – $11.00 per share.
•
Guggenheim Securities noted that Wall Street equity research analyst price targets and the present values thereof do not necessarily reflect current market trading prices for the Ordinary Shares and such estimates are subject to various uncertainties, including the future financial performance of atai and future capital markets conditions.

Relative Value Analysis
In assessing the Consideration Shares, Guggenheim Securities calculated a range of implied Consideration Shares utilizing the implied valuation ranges for Beckley Psytech Stand-Alone equity value and atai’s Ordinary Shares from the stand-alone discounted cash flow analysis described above under the captions “Beckley Psytech Stand-Alone Value Discounted Cash Flow Analysis” and “atai Stand-Alone Discounted Cash Flow Analysis” without giving effect to any Synergies or transaction costs.
Relative Value Analysis
(shares in millions)

Consideration Shares	105 (33% of pro forma implied ownership)(1)
Implied Consideration Shares (pro forma implied ownership)(1)
	Low	High
Financial Analysis
Discounted Cash Flow Analysis	98 (32%)	161 (43%)

(1)	Implied ownership based on implied share consideration and atai’s fully diluted shares outstanding at the May 22, 2025 market price.
Guggenheim Securities’ financial analysis resulted in an implied Consideration Shares reference range of 98 – 161 million shares, as compared to the atai/Beckley Psytech Acquisition Consideration Shares of 105 million.
Pro Forma Discounted Cash Flow Analysis
Guggenheim Securities performed pro forma discounted cash flow analysis, as an additional informational analysis, to compare the reference range of per share equity values of the Ordinary Shares on a stand-alone basis resulting from the stand-alone discounted cash flow analysis of atai as described above under the caption “atai Stand-Alone Discounted Cash Flow Analysis” to the reference range of per share implied equity values of the Ordinary Shares on a pro forma basis giving effect to the Acquisition.
Guggenheim Securities calculated the implied discounted cash flow value per share of the Ordinary Shares on a pro forma basis giving effect to the Acquisition, both with and without Synergies. In conducting this analysis without Synergies:
•
Guggenheim Securities utilized the Financial Projections for each of atai excluding its existing stake in Beckley Psytech and Beckley Psytech, as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management;

•
Guggenheim Securities added the estimated net cash and investments for each of atai and Beckley Psytech as of June 30, 2025, as adjusted for estimated transaction expenses, in each case as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management;

•
Guggenheim Securities added the net present value of the cash tax savings from net operating losses (both existing and projected) of each of atai and Beckley Psytech (after giving effect to limitations under Section 382 of the Internal Revenue Code), in each case as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management;

•	Guggenheim Securities used a discount rate range of 14.00% – 16.50% based on its estimate of atai’s weighted average cost of capital;
•
Guggenheim Securities did not include any terminal value for the pro forma Combined Group after 2045 as cash flows were expected to be no longer meaningful consistent with the terminal value assumptions of each company on a stand-alone basis and as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

In conducting this analysis with Synergies, Guggenheim Securities replicated the discounted cash flow analysis without Synergies with the following changes:
•
Guggenheim Securities added pre-tax Synergies (net of cost to achieve) to the Combined Group’s operating profit as provided by, discussed with and approved for Guggenheim Securities’ use by atai’s senior management.

•	Guggenheim Securities used a discount rate range of 13.50% – 16.00% based on its estimate of atai’s weighted average cost of capital after giving pro forma effect to the Acquisition.
The comparison of atai’s discounted cash flow value per share on a stand-alone basis to the discounted cash flow value per share on a pro forma basis after giving effect to the Acquisition is set forth in the table below.
Pro Forma Discounted Cash Flow Analysis

	Summary of Pro Forma Discounted Cash Flow Analysis Equity Value Per Share
	Low	High
	($ per share)
atai Stand-Alone Discounted Cash Flow Value	$1.91	$2.99
Pro Forma Combined Group Discounted Cash Flow Value
Non-synergized	$2.24	$3.32
% Increase / (Decrease) Relative to atai Stand-Alone Discounted Cash Flow Value	17%	11%
Synergized	$2.55	$3.73
% Increase / (Decrease) Relative to atai Stand-Alone Discounted Cash Flow Value	33%	25%

Other Considerations
Except as described in the summary above, atai did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Acquisition were determined through negotiations between atai and Beckley Psytech and were approved by atai’s supervisory board. The decision to enter into the Share Purchase Agreement was solely that of atai’s supervisory board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by atai’s supervisory board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of atai’s supervisory board with respect to the fairness, from a financial point of view, to atai of the Consideration Shares pursuant to the Acquisition.
Pursuant to the terms of Guggenheim Securities’ engagement, atai has agreed to pay Guggenheim Securities an estimated cash transaction fee of approximately $3.75 million, which is payable upon consummation of the Acquisition. In connection with Guggenheim Securities’ engagement, atai has previously paid Guggenheim Securities a cash milestone fee of $0.5 million that became payable upon the rendering of Guggenheim Securities’ opinion, which will be credited against the foregoing cash transaction fee. In addition, atai has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify Guggenheim Securities against certain liabilities arising out of its engagement. In addition, in June 2025, Guggenheim Securities acted as lead placement agent in the June PIPE Financing, for which atai has previously paid Guggenheim Securities a customary fee. In addition, in July 2025, Guggenheim Securities acted as a joint-lead placement agent in the July PIPE financing, for which atai has previously paid Guggenheim Securities a customary fee.
Aside from its current engagement by atai (including the PIPE Financings mentioned herein), Guggenheim Securities has not been previously engaged during the past two years by atai, nor has Guggenheim Securities been previously engaged during the past two years by Beckley Psytech, to provide any financial advisory or investment banking services for which Guggenheim Securities received fees. Guggenheim Securities may in the future seek to provide atai and Beckley Psytech or their respective affiliates with financial advisory and investment banking services unrelated to the Acquisition, for which services Guggenheim Securities would expect to receive compensation.
Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for its and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to atai, Beckley Psytech, other participants in the Acquisition or their respective affiliates, for which services Guggenheim Securities and its affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to atai, Beckley Psytech, other participants in the Acquisition or their respective affiliates. Furthermore, Guggenheim Securities and its affiliates and related entities and its or their respective directors, officers, employees, consultants and agents may have investments in atai, Beckley Psytech and other participants in the Acquisition or their respective affiliates.
Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to atai, Beckley Psytech, other participants in the Acquisition and their respective affiliates or the Acquisition that differ from the views of Guggenheim Securities’ investment banking personnel.
Unaudited Prospective Financial Information
atai does not, as a matter of course, make public projections as to future financial performance, due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates and the inherent difficulty of predicting financial performance for future periods for a clinical-stage biopharmaceutical company. In connection with the Board’s evaluation of the Acquisition, as described further in the section captioned “The Acquisition—Background of the Acquisition” beginning on page 46 of this proxy statement/prospectus, atai’s management prepared and reviewed with the Board certain unaudited prospective financial information regarding atai’s future operations for the fiscal period second half 2025 (“2H 2025”) and fiscal years 2026 through 2045, as prepared and used as described below (referred to as the “atai Unaudited Prospective Financial Information”). In addition, atai’s management prepared and provided to the Board in connection with its evaluation of the Acquisition, certain nonpublic, internal financial projections regarding Beckley Psytech’s projected future operations from 2H 2025 through 2045 for purposes of evaluating Beckley Psytech and the Acquisition (the “Beckley Psytech Unaudited Prospective Financial Information,” and together with the atai Unaudited Prospective Financial Information, the “Unaudited Prospective Financial Information”).
The Unaudited Prospective Financial Information was prepared for internal use only and not for public disclosure and was provided to the Board for the purposes of considering, analyzing and evaluating the Acquisition. The Unaudited Prospective Financial Information was also provided to, approved by atai for use by, and relied upon by, Guggenheim Securities, atai’s financial advisor, for use in connection with rendering the fairness opinion in connection with the Acquisition and performing its related financial analyses (as described in more detail in the section captioned “The Acquisition—Opinion of Guggenheim Securities” beginning on page 58 of this proxy statement/prospectus), and were the only financial projections with respect to the Company used by Guggenheim Securities in performing such financial analysis. The Unaudited Prospective Financial Information was not provided to Beckley Psytech. The Unaudited Prospective Financial Information includes estimates of atai’s and Beckley Psytech’s financial performance on a risk-adjusted basis. With atai’s consent and at atai’s direction, Guggenheim Securities assumed that the Unaudited Prospective Financial Information was reasonably prepared on bases reflecting the best then-available estimates and judgments of atai management as to its future financial performance and Beckley Psytech’s future financial performance, and relied on atai’s assessments as to the prospects of, and risks associated with, each of atai’s and Beckley Psytech’s product candidates.

The Unaudited Prospective Financial Information was developed based on atai’s management’s knowledge of and assumptions with respect to atai’s and Beckley Psytech’s businesses, including with respect to the development and potential commercialization of each of atai’s and Beckley Psytech’s pipeline drug candidates.
The Unaudited Prospective Financial Information was not prepared with a view toward public disclosure or complying with GAAP. In addition, the Unaudited Prospective Financial Information was not prepared with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.
The Unaudited Prospective Financial Information included in this document has been prepared by, and is the responsibility of atai’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Unaudited Prospective Financial Information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relates to Beckley Psytech Limited’s previously issued financial statements. It does not extend to the Unaudited Prospective Financial Information and should not be read to do so.
Because the Unaudited Prospective Financial Information reflects estimates and judgments, it is susceptible to sensitivities and assumptions, as well as multiple interpretations based on actual experience and business developments. The Unaudited Prospective Financial Information also covers multiple years, and such information by its nature becomes less predictive with each succeeding year. The Unaudited Prospective Financial Information is not, and should not be considered to be, a guarantee of future operating results. Further, the Unaudited Prospective Financial Information is not fact and should not be relied upon as being necessarily indicative of future results.
Although the Unaudited Prospective Financial Information is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events. The Unaudited Prospective Financial Information will be affected by, among other factors, atai’s and Beckley Psytech’s ability to achieve their respective goals for the development, regulatory approval and commercialization of their product candidates, including on the timelines assumed for purposes of the Unaudited Prospective Financial Information. The Unaudited Prospective Financial Information reflects assumptions and uncertainties that are subject to change. Important factors that may affect actual results and cause the Unaudited Prospective Financial Information not to be achieved are described in various risk factors described in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 22 of this proxy statement/prospectus, and in atai’s other filings with the SEC, including those listed under the section entitled “Where You Can Find More Information” beginning on page 213 of this proxy statement/prospectus. All of these factors are difficult to predict, and many of them are outside of atai’s or Beckley Psytech’s control. As a result, there can be no assurance that the Unaudited Prospective Financial Information will be realized, and actual results may be materially better or worse than those contained in the Unaudited Prospective Financial Information, whether or not the Acquisition is consummated. The Unaudited Prospective Financial Information also reflects assumptions as to certain business decisions that are subject to change. The Unaudited Prospective Financial Information may differ from publicized analyst estimates and forecasts and does not consider any events or circumstances after the date that it was prepared, including the announcement of the entry into the Share Purchase Agreement. The Unaudited Prospective Financial Information has not been updated or revised to reflect information or results after the date it was prepared or as of the date of this proxy statement/prospectus. Except to the extent required by applicable federal securities laws, atai does not intend to update or otherwise revise the Unaudited Prospective Financial Information to reflect circumstances existing after the date that such information was prepared or to reflect the occurrence of future events. atai has or may report results of operations for periods included in the Unaudited Prospective Financial Information that were or will be completed following the preparation of the Unaudited Prospective Financial Information. Shareholders and investors are urged to refer to atai’s periodic filings with the SEC for information on atai’s actual historical results.
Certain of the financial measures, such as the unlevered free cash flow, included in the Unaudited Prospective Financial Information are “non-GAAP financial measures.” These are financial performance measures that are not calculated in accordance with GAAP. These non-GAAP financial measures should not be viewed as a substitute for

GAAP financial measures, and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. In certain circumstances, including those applicable to the Unaudited Prospective Financial Information, financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Unaudited Prospective Financial Information is not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Board or Guggenheim Securities. Accordingly, no reconciliation of the financial measures included in the Unaudited Prospective Financial Information is provided in this proxy statement/prospectus.
The Unaudited Prospective Financial Information constitutes forward-looking statements. By including the Unaudited Prospective Financial Information in this proxy statement/prospectus, neither atai nor any of its affiliates, advisors, officers, directors, partners or representatives (including Guggenheim Securities) has made or makes any representation to any person regarding atai’s or Beckley Psytech’s ultimate performance as compared to the information contained in the Unaudited Prospective Financial Information. The inclusion of the Unaudited Prospective Financial Information should not be regarded as an indication that the Board, atai or any other person considered, or now considers, the Unaudited Prospective Financial Information to be predictive of actual future results. Further, the inclusion of the Unaudited Prospective Financial Information in this proxy statement/prospectus does not constitute an admission or representation by atai that the information presented is material. The Unaudited Prospective Financial Information is included in this proxy statement/prospectus solely to give atai’s shareholders access to the information that was provided to the Board and Guggenheim Securities.
atai Unaudited Prospective Financial Information
Various judgments and assumptions were made when preparing the atai Unaudited Prospective Financial Information, including, among others: costs associated with research and development and selling, general and administrative expenses from 2H 2025 through 2045; treatment of stock based compensation as a cash expense; certain capitalization assumptions; ending cash balances; no financings in 2025; future equity financing transactions and associated cost of equity financings; changes in working capital; timing of peak sales for anticipated product candidates; effective tax rate; utilization of net operating losses; certain royalties assumptions; and other relevant factors relating to atai’s long-term operating plan, as well as future economic, competitive and regulatory conditions and financial market conditions, all of which are highly uncertain, difficult or impossible to predict and many of which are beyond atai’s control.
The following table presents estimates of atai’s total revenue, operating profit and unlevered free cash flow, in each case, on a risk-adjusted basis and from 2H 2025 through 2045, as reflected in the atai Unaudited Prospective Financial Information, as approved by atai management.

	Projections ($ in millions, Unaudited)
	Fiscal Year Ending December 31,
	2H 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Revenue	$—	$—	$—	$—	$—	$—	$0	$4	$21	$92
Operating Profit(1)	$(41)	$(43)	$(60)	$(63)	$(70)	$(59)	$(56)	$(76)	$(63)	$11
Unlevered Free Cash Flow(2)	$(42)	$(43)	$(59)	$(63)	$(69)	$(59)	$(56)	$(76)	$(64)	$6

	Fiscal Year Ending December 31,
	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$289	$553	$745	$864	$923	$954	$953	$913	$685	$308	$153
Operating Profit(1)	$183	$423	$603	$714	$771	$801	$801	$768	$569	$244	$115
Unlevered Free Cash Flow(2)	$156	$375	$470	$525	$569	$592	$594	$570	$435	$191	$88

(1)
“Operating Profit” is calculated as revenue less cost of goods sold, less royalties owed and certain other business contributions / subtractions, less operating expenses, and includes the treatment of stock-based compensation as a cash expense. All numbers are on a probability-adjusted basis.

(2)
“Unlevered Free Cash Flow” is calculated as Operating Profit, less estimated income tax expenses (including the effect of net operating losses), less capital expenditures, plus depreciation and amortization and after giving effect to positive or negative changes in net working capital. All numbers are on a probability-adjusted basis.

Beckley Psytech Unaudited Prospective Financial Information
Various judgments and assumptions were made when preparing the Beckley Psytech Unaudited Prospective Financial Information, including, among others: a successful BPL-003 Phase 2b trial (results of such Phase 2b trial have now been made available, as previously reported by atai); no value, revenue or costs associated with product candidates being disposed of in connection with the Beckley Carve-Out; revenue associated with BPL-003, including timing for net peak sales, timing of the launch year, loss of exclusivity and certain other assumptions; costs associated with research and development and selling, general and administrative expenses from 2H 2025 through 2045; treatment of stock based compensation as a cash expense; certain capitalization assumptions; ending cash balances; dilutive and non-dilutive equity financing transactions and associated cost of equity financings; changes in working capital; effective tax rate; utilization of net operating losses; and other relevant factors, as well as future economic, competitive and regulatory conditions and financial market conditions, all of which are highly uncertain, difficult or impossible to predict and many of which are beyond atai’s control.
The following table presents estimates of Beckley Psytech’s total revenue, operating profit and unlevered free cash flow, in each case, on a risk-adjusted basis and from 2H 2025 through 2045, as reflected in the Beckley Unaudited Prospective Financial Information, as approved by atai management.

	Projections ($ in millions, Unaudited)
	Fiscal Year Ending December 31,
	2H 2025	2026	2027	2028	2029	2030	2031	2032	2033	2034
Revenue	$—	$—	$—	$—	$—	$—	$—	$9	$53	$243
Operating Profit(1)	$(17)	$(55)	$(77)	$(78)	$(80)	$(60)	$(81)	$(91)	$(52)	$132
Unlevered Free Cash Flow(2)	$(17)	$(55)	$(77)	$(78)	$(80)	$(60)	$(81)	$(92)	$(55)	$110

	Fiscal Year Ending December 31,
	2035	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
Revenue	$657	$1,031	$1,210	$1,286	$1,336	$1,381	$1,424	$1,420	$1,011	$319	$38
Operating Profit(1)	$525	$873	$1,038	$1,107	$1,152	$1,193	$1,232	$1,227	$852	$229	$20
Unlevered Free Cash Flow(2)	$460	$653	$764	$817	$851	$881	$910	$910	$656	$190	$20

(1)
“Operating Profit” is calculated as revenue less cost of goods sold, less operating expenses, and includes the treatment of stock-based compensation as a cash expense. All numbers are on a probability-adjusted basis.

(2)
“Unlevered Free Cash Flow” is calculated as Operating Profit, less estimated income tax expenses (including the effect of net operating losses), and after giving effect to positive or negative changes in working capital. All numbers are on a probability-adjusted basis.

Certain Estimated Synergies
In connection with the preparation of the Unaudited Prospective Financial Information, atai’s management prepared estimates of certain synergies in connection with the proposed Acquisition. atai’s estimated synergies for the Combined Group include approximately $2 million of probability-adjusted operational synergies in the second half of 2025 peaking at approximately $13 million of probability-adjusted operational synergies in 2032, in each case, on a pro forma basis and assuming the successful completion of the Acquisition.
The estimated synergies assumed that the expected benefits of the Acquisition would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the Closing. See “—atai Unaudited Prospective Financial Information” and “—Beckley Psytech Unaudited Prospective Financial Information” for further information regarding the uncertainties underlying the estimated synergies, as well as under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Acquisition.
Interests of atai’s Directors and Executive Officers in the Acquisition
Other than continuing roles as directors or executive officers of atai, the members of the Board and atai executive officers do not have any interests in the Acquisition that may be different from, or in addition to, the interests of atai shareholders generally.

However, on June 2, 2025, atai granted to Mr. Angermayer in further consideration of his continued service as a consultant and other valuable consideration (i) an option to purchase 337,686 Ordinary Shares that will vest with respect to 131,698 shares subject to the option based on atai’s standard four year vesting schedule and with respect to 205,988 shares subject to the option based on atai achieving asset value goals by December 31, 2026 and continued service, and (ii) an option to purchase 292,500 shares that will vest based on the Company achieving asset value goals by December 31, 2026 and continued service. In addition, the options are subject to Mr. Angermayer entering into an amended consultancy agreement that provides for compliance with atai’s code of conduct, compliance program and the voting agreement entered by Apeiron, his affiliated entity. As discussed in the sections entitled “Background of the Acquisition,” “Certain Agreements Relating to the Acquisition” and “Certain Relationships and Related Party Transactions,” Apeiron also entered into a Shareholders Rights Agreement, pursuant to which Apeiron has the right to select a number of director designees to the Board upon the continued satisfaction of certain ownership thresholds, as well as a Registration Rights Agreement, pursuant to which Apeiron is entitled to certain resale shelf registration rights and demand rights.
Accounting and Tax Treatment of the Acquisition
Accounting Treatment of the Acquisition
The Acquisition is expected to be accounted for using the asset acquisition method in accordance with GAAP because substantially all of the fair value is concentrated in an IPR&D asset, an intangible asset. Under this method of accounting, no goodwill will be recognized. In addition, upon Closing, the equity at risk for Beckley Psytech is not considered sufficient for Beckley Psytech to finance its activities without additional subordinated financial support. As a result, Beckley Psytech will be considered a VIE at the Closing, and the primary beneficiary of Beckley Psytech will be treated as the accounting acquirer. Upon the consummation of the Acquisition, atai will own 100% of Beckley Psytech and will retain the obligation to absorb the losses and/or receive the benefits of Beckley Psytech that could potentially be significant to Beckley Psytech. As such, atai will be considered the primary beneficiary of Beckley Psytech upon the Closing and therefore, the accounting acquirer.
Cash, working capital and other nominal assets and liabilities of Beckley Psytech will be accounted for at their fair values. The remaining fair value of consideration transferred will be allocated to the IPR&D, based on the fair value as determined by a third-party valuation specialist. Since there will be no goodwill recognized, a gain or loss will be recorded for the difference between the sum of (i) the value of any consideration paid and (ii) the carrying amount of atai’s previously held interest in Series C Shares and warrants for its Series C Shares, and the net amount of identifiable assets and liabilities recognized and measured. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information regarding the expected accounting treatment of the Acquisition.
Summary of the Tax Considerations of the Acquisition
Although the Acquisition is not anticipated to give rise to adverse tax implications for atai shareholders, the determination of tax impacts may be complex and will vary based on each shareholder’s unique situation. atai shareholders are urged to consult with, and rely solely upon, their own tax advisors concerning the tax consequences of the Acquisition in light of their particular circumstances.
Material Dutch Tax Considerations
The Acquisition is not expected to give rise to material corporate-level Dutch income tax for atai.
Material UK Tax Considerations
The Acquisition is not expected to give rise to material corporate-level UK income tax for atai.
Regulatory Matters
Neither atai nor Beckley Psytech is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Acquisition. In the United States, atai must comply with applicable federal and state securities laws and the Nasdaq Rules in connection with the issuance of shares of atai in the Acquisition, including the filing with the SEC of this proxy statement/prospectus.

THE SHARE PURCHASE AGREEMENT
The following description sets forth the principal terms of the Share Purchase Agreement, which is attached as Annex A and incorporated by reference into this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the Share Purchase Agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the Share Purchase Agreement and may not provide all of the information about the Share Purchase Agreement that might be important to you. You are encouraged to read the Share Purchase Agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding any of the proposals described in this proxy statement/prospectus. This section is only intended to provide you with information regarding the terms of the Share Purchase Agreement. atai does not intend that the Share Purchase Agreement serve as a source of business or operational information about atai or Beckley Psytech or any of their respective subsidiaries or affiliates. Accordingly, the representations, warranties, covenants and other agreements in the Share Purchase Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement/prospectus and in the public reports of atai filed with the SEC, as described in “Where You Can Find More Information.”
Explanatory Note Regarding the Share Purchase Agreement
The Share Purchase Agreement and this summary of terms are included solely to provide you with information regarding the terms of the Share Purchase Agreement. Factual disclosures about atai and Beckley Psytech and their respective subsidiaries or affiliates contained in this proxy statement/prospectus or in the public reports of atai filed with the SEC may supplement, update or modify the factual disclosures about atai and Beckley Psytech and their respective subsidiaries or affiliates contained in the Share Purchase Agreement. The representations, warranties and covenants contained in the Share Purchase Agreement were made only for purposes of the Share Purchase Agreement, as of a specific date. In addition, these representations, warranties and covenants were made solely for the benefit of the parties to the Share Purchase Agreement and may be qualified and subject to important limitations agreed to by atai and Beckley Psytech in connection with negotiating the terms of the Share Purchase Agreement. In particular, in your review of the representations and warranties contained in the Share Purchase Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with a principal purpose of allocating risk between parties to the Share Purchase Agreement rather than the purpose of establishing these matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and, in some cases, were qualified by the matters contained in the confidential disclosures that atai and Beckley Psytech each delivered in connection with the Share Purchase Agreement, which disclosures were not included in the Share Purchase Agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Share Purchase Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus or in the public filings made by atai with the SEC.
Structure of the Acquisition
Upon satisfaction or waiver of the conditions to Closing in the Share Purchase Agreement, atai will acquire from the shareholders of Beckley Psytech, the entire issued share capital of Beckley Psytech not already owned by atai. Following Closing, Beckley Psytech will be a wholly-owned subsidiary of atai.
Seller Drag-Along
Beckley Psytech’s organizational documents contain drag-along provisions (the “Beckley Drag-Along”), the effect of which is that, if persons holding a majority of the Beckley Shares by number (excluding atai) wish to sell their shares to atai (the “Selling Shareholders”), such Selling Shareholders can compel each other holder of Beckley Shares to also sell and transfer all of their Beckley Shares to atai.
Selling Shareholders representing 50.79% of the Beckley Shares entered into the Share Purchase Agreement on June 2, 2025, thereby allowing the exercise by Beckley Psytech and the Selling Shareholders of the Beckley Drag-Along to require the transfer of all of the Beckley Shares to atai.

Following the execution of the Share Purchase Agreement, the Selling Shareholders will deliver a drag-along notice to Beckley Psytech, providing a copy to each Called Shareholder, along with the following form documents: (i) a deed of adherence to the Share Purchase Agreement, (ii) stock transfer form(s) to transfer all of the Beckley Shares held by such Called Shareholder to atai and (iii) a lost share certificate indemnity in respect of any missing share certificates in respect of Beckley Shares held by such Called Shareholder. Each Called Shareholder must deliver executed versions of these documents to Beckley Psytech within three Business Days following the date of such drag-along notice, otherwise the Selling Shareholders shall procure that Beckley Psytech executes the relevant documents as agent of any such defaulting Called Shareholder.
Notwithstanding the Beckley Drag-Along provisions described above, any holder of Beckley Shares is also permitted under the Share Purchase Agreement to sign and deliver a deed of adherence to the Share Purchase Agreement at any time prior to Closing.
Closing
Closing shall take place electronically by way of exchange of signature pages by email or other electronic transmission (or at any other place as agreed in writing by the Seller Representative and atai) on the Business Day immediately following the day on which the last of the conditions to Closing set forth in the Share Purchase Agreement has been satisfied or waived, or on any other date agreed in writing by the Seller Representative and atai.
As soon as practicable after Closing, atai shall bear and promptly pay any stamp duty in respect of the transfer of Beckley Shares under the Share Purchase Agreement to HMRC. Following HMRC’s confirmation that stamp duty has been paid, Beckley Psytech shall update its register of members to reflect the transfer of the Beckley Shares to atai, the effect of which will be that the legal title to the Beckley Shares will transfer to atai. Within two months of Beckley Psytech’s register of members being updated, Beckley Psytech shall issue a share certificate to atai in respect of the Beckley Shares acquired from the Sellers under the Share Purchase Agreement.
During the period of time from Closing until such time that Beckley Psytech’s register of members is updated to reflect the transfer of the Beckley Shares from the Sellers to atai as registered holder, the Share Purchase Agreement provides that atai is irrevocably appointed as the lawful attorney of each Seller to exercise all rights in relation to the Beckley Shares as atai in its absolute discretion sees fit. Until such time as the register of members is updated (at which such time the power of attorney described in the immediately foregoing sentence will no longer remain in force), each Seller undertakes to atai (subject to a carve-out for actions taken by such Seller that would breach any applicable law): (i) not to exercise any rights which attach to the relevant Beckley Shares without atai’s prior written consent, (ii) to hold on trust for atai all dividends and other distributions of profits or assets received by such Seller in respect of the relevant Beckley Shares and to promptly notify atai as attorney of anything received by such Seller in its capacity as registered holder of the relevant Beckley Shares, (iii) act promptly in accordance with atai’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant Beckley Shares, and (iv) to ratify whatever atai may do as attorney in its name or on its behalf in exercising the powers contained in the power of attorney granted by such Seller to atai.
Effect of the Acquisition; Exchange
At Closing, beneficial title to the Beckley Shares shall transfer to atai, following which (subject to receipt of confirmation from HMRC that stamp duty has been paid and Beckley Psytech updating its register of members), Beckley Psytech will become a wholly-owned subsidiary of atai.
Delivery of Consideration
Within five Business Days of Closing, atai will issue the Consideration Shares to the Sellers and if applicable, to the Beckley Optionholders (as adjusted, depending on the extent to which atai elects to issue Consideration Shares or Replacement Awards to Beckley Optionholders in exchange for their Beckley Options, more detail regarding which is provided in the section titled “—Treatment of Outstanding Beckley Options in the Acquisition” below).
The Consideration Shares will be allocated amongst the Sellers and, to the extent atai so elects, to the Beckley Optionholders, based on the Buyer Share Price and in accordance with their respective proportions of the Consideration Shares based upon (i) their shareholdings of Beckley Shares or (ii) holdings of vested and in the money Beckley Options (as applicable). The Share Purchase Agreement provides that atai shall not be concerned with, or have any liability whatsoever, with respect to the relevant calculations or the allocation of the Consideration Shares amongst the Sellers and/or Beckley Optionholders (as applicable).

At least five Business Days prior to the date of the Extraordinary General Meeting (or such later date as may be agreed in writing between the Seller Representative and atai), the Seller Representative shall deliver to atai and each Seller a schedule setting out, amongst other things, (i) the calculations required to determine the number of Consideration Shares and/or Replacement Awards that may (at atai’s election) be issued to Beckley Optionholders who hold vested and in the money Beckley Options and (ii) details of all vested and in the money Beckley Options and unvested and underwater Beckley Options.
Leakage
The Share Purchase Agreement contains leakage provisions designed to prevent the transfer of value out of the Beckley Group prior to Closing. Prior to Closing, each Seller severally undertakes to atai that, if any leakage (other than certain items of pre-agreed permitted leakage) occurs, then, subject to Closing occurring, the Sellers shall pay to atai on demand an amount in cash equal to their respective proportions of the aggregate amount of such leakage, minus (i) the amount by which a cash tax liability for which Beckley Psytech or its subsidiaries would otherwise have been accountable or liable to be assessed (in respect of the accounting period in which the relevant Leakage occurs or the next subsequent accounting period) is or will be reduced (or extinguished) as a result of the utilisation of any relief arising in respect of any matter giving rise to the relevant Leakage or (ii) the amount of any cash refund in respect of tax received or which will be received by a member of the Beckley Group from a tax authority in respect of the accounting period in which the relevant Leakage occurs or the subsequent accounting period as a result of any matter giving rise to the relevant Leakage (in each case of clauses (i) and (ii), determining whether a cash tax liability would have arisen or, as the case may be, a cash refund of tax would have been received after taking into account all other reliefs available to the Beckley Group (or which would have been available, or could have been made available, but for the relevant leakage or relevant relief)).
Leakage means any of the following by any member of the Beckley Group (to the extent it does not constitute permitted leakage):
•	the declaration, making or payment of any dividend or other distribution (whether in cash or kind) in favor of any Seller or any affiliate of any Seller;
•
any payment (whether in cash or in kind) in respect of a distribution, repurchase, repayment, redemption or return (whether in part or in full, and whether in respect of principal or interest) of any share capital or loan capital of a member of the Beckley Group held by any Seller or any affiliate of any Seller;

•
the payment of any sum (whether in cash or in kind) to, or entering into any transaction with any Seller or any affiliate or connected person of any Seller, other than any payments or transactions made or entered into on arms’ length terms;

•	the payment of any transaction bonus in connection with the Acquisition;
•	the payment of any costs or expenses incurred in relation to the Acquisition or the Beckley Carve-Out in excess of $2,000,000 in aggregate;
•
the sale, transfer, surrender or disposal of any asset to any Seller or any affiliate of any Seller or purchase of any asset from any Seller or any affiliate of any Seller unless it is at a fair market value;

•	the amount of any gift or other gratuitous payment made to any Seller or any affiliate of any Seller;
•	the forgiveness, release or waiver of any right, debt or claim outstanding against any Seller or any affiliate of any Seller;
•
the value of any guarantee or indemnity entered into by any member of the Beckley Group relating to an obligation of any Seller or any affiliate of any Seller, or any payment in connection with such a guarantee or indemnity (but excluding any indemnities given by any member of the Beckley Group to professional advisers in engagement letters relating to the Acquisition);

•
the making of or entering into of any legally binding (as determined to be liable by a court of competent jurisdiction and where the relevant member of the Beckley Group has no right of appeal or is debarred by passage of time or otherwise from making an appeal) agreement or arrangement relating to any of the foregoing matters or the announcement of any intention to do any of the foregoing matters; or

•
any employer’s national insurance contributions (or equivalent), apprenticeship levy (or equivalent) arising from the cancellation of any vested and in the money Beckley Options or the issue of Consideration Shares to Beckley Optionholders at Closing; and

•	the payment or incurrence of any tax (including any tax that would have been payable but for the availability of a tax relief) as a consequence of the foregoing.
Permitted leakage means any of the following by or for the benefit of any member of the Beckley Group:
•
payments made or agreements to make a payment in respect of salaries, pension contributions, performance or other bonuses or other reimbursements, benefits, fees or expenses due to directors, employees, officers or consultants of any member of the Beckley Group in the ordinary course consistent with past practice and not arising in connection with the Acquisition (including any taxes payable thereon);

•	any payment made or actions undertaken in arm’s length trading in the ordinary course of business with any Seller or an affiliate of any Seller (including any value added taxes payable thereon);
•	payments made or costs incurred or actions undertaken at the written request of or with the prior written consent of atai and expressly acknowledged by atai as constituting permitted leakage;
•	payments required under the Share Purchase Agreement or documents entered into pursuant to the Share Purchase Agreement (included any taxes paid in connection therewith);
•	any leakage that has been refunded or reimbursed (including any tax thereon) to a member of the Beckley Group without any cost of liability to any member of the Beckley Group; and
•	the payment of any costs or expenses incurred in relation to the Acquisition or the Beckley Carve-Out (in aggregate) up to $2,000,000.
Treatment of Outstanding Beckley Options in the Acquisition
As of the date of the Share Purchase Agreement, the Beckley Optionholders hold Beckley Options. The Share Purchase Agreement provides that, prior to Closing, each Beckley Optionholder will become a party to the Share Purchase Agreement by signing a deed of adherence.
Beckley Optionholders shall surrender all rights under the Beckley Options, and all Beckley Options shall be cancelled prior to Closing, in exchange for Consideration Shares or Replacement Awards of equivalent value in atai (see details set out below), provided that the Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. The treatment of each Beckley Option shall be determined following the delivery, on the date that is five Business Days prior to the Extraordinary General Meeting, by the Seller Representative (or such later date as may be agreed in writing between the Seller Representative and atai) to atai of a schedule including details as to which of the Beckley Options are deemed to be (i) “vested and in the money”, being those Beckley Options that (x) have fully vested; and (y) have an exercise price per option that is lower than the value of each Consideration Share being issued based on the Buyer Share Price, and (ii) “unvested and underwater”, being those Beckley Options that are (x) unvested and/or (y) have an exercise price per option that is higher than the value of each Consideration Share being issued based on the Buyer Share Price.
The Share Purchase Agreement provides that, if the Seller Representative or atai wishes to amend the approach to Beckley Optionholders prior to Closing with a view to achieving a more favorable tax treatment for Beckley Optionholders and/or Beckley Psytech, the other parties to the Share Purchase Agreement will use all reasonable endeavors to facilitate such amendment and such amendment shall be valid and binding on all parties if executed in writing by and on behalf of the Seller Representative and atai.
Vested and in the money Beckley Options
The Share Purchase Agreement provides that atai has the right to determine, in respect of each holder of Beckley Options, the treatment of such Beckley Options that are vested and in the money prior to Closing. In its sole discretion (but acting reasonably and in the best interests of the Combined Group from Closing), atai can determine that any vested and in the money Beckley Options are surrendered and cancelled in exchange for either (i) Consideration Shares or (ii) equivalent replacement awards in atai (the “Replacement Awards”), or (iii) a combination of (i) and (ii), provided that the Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. Further detail regarding these two alternatives is provided below.
The number of Consideration Shares issued to the Sellers and, if applicable, the holders of Beckley Options shall be reduced by (i) in the case of an exchange of any Beckley Options for Consideration Shares, a number of Consideration Shares equal in value based on the Buyer Share Price to (x) the aggregate exercise price of the vested and in the money Beckley Options and (y) the income tax and employee social security payments due on the cancellation of such Beckley Options and (ii) in the case of the grant of Replacement Awards in exchange for any Beckley Options, the number of Ordinary Shares, subject to the Replacement Awards.
Consideration Shares
If atai elects to issue Consideration Shares to Beckley Optionholders who hold vested and in the money Beckley Options, atai shall settle the applicable amount of income tax and employee social security payments (as applicable in the jurisdiction of the Beckley Optionholder) on behalf of the Beckley Optionholder, and the number of Consideration Shares issued to such Beckley Optionholder shall be reduced by such number of Consideration Shares that reflects the amount of tax settled on their behalf as described in the paragraph above.
Replacement Awards
If atai elects to grant Replacement Awards to Beckley Optionholders who hold vested and in the money Beckley Options, such awards shall be granted to the relevant Beckley Optionholders within five Business Days of Closing. Any Replacement Awards shall be subject to the same lock-up provisions as are applicable to the Consideration Shares (as described in the section titled “—Lock-up Covenants” below).
Unvested and underwater Beckley Options
As soon as reasonably practicable, and in any event within three months following Closing, atai will procure that all unvested and underwater Beckley Options are replaced with an award of equivalent value over Ordinary Shares under atai’s incentive plan.
Calculations relating to the treatment of Beckley Options
In addition to the schedule setting out the calculations regarding the allocation of the Consideration Shares described in the section above titled “—Closing—Delivery of Consideration”, the Seller Representative shall, at least three Business Days prior to Closing, deliver to atai, each Seller and Beckley Optionholder, a schedule setting out the relevant calculations in respect of the treatment of the Beckley Options, including the corresponding number of Consideration Shares and/or Replacement Awards (as applicable) to be issued to each Beckley Optionholder holding vested and in the money Beckley Options.
Warranties
The Share Purchase Agreement contains customary warranties made by atai to the Sellers, by the Beckley Founders to atai, and by the Sellers to atai. Certain of the warranties in the Share Purchase Agreement are subject to materiality or “material adverse effect” qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would, individually or in the aggregate, be reasonably expected to have a “material adverse effect” on the party making such representation or warranty). In addition, certain of the warranties in the Share Purchase Agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party giving the warranty did not have actual knowledge. Furthermore, each of the warranties is subject to the qualifications set forth on the disclosure letter delivered to atai by the Beckley Founders to atai on the date of the Share Purchase Agreement, in the case of warranties made by the Founders, as well as the reports of atai filed with or furnished to the SEC prior to the date of the Share Purchase Agreement, in respect of the warranties made by atai to the Sellers.
The warranties were given on the date of the Share Purchase Agreement and the warranties given by the Sellers and the Beckley Founders shall be repeated immediately prior to Closing. The warranties given by the Beckley Founders immediately prior to Closing shall be subject to the qualifications set forth on any further disclosure letter to be delivered by the Beckley Founders to atai on or prior to the date that is ten Business Days’ prior to the Extraordinary General Meeting.

In the Share Purchase Agreement, the Sellers have given warranties to atai regarding:
•	organization, due incorporation and authorization of the Sellers;
•	if such Seller is an individual, its status as a sophisticated individual and that such Seller is entering into the Share Purchase Agreement on the basis of its own analysis and decision;
•	authority and power with respect to the execution and performance of the Share Purchase Agreement and any other documents to be entered into pursuant to the Share Purchase Agreement;
•	the Share Purchase Agreement and other and any other documents to be entered into pursuant to the Share Purchase Agreement constituting binding obligations on such Seller;
•
the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts (assuming certain consents are obtained) as a result of the execution, delivery and performance of the Share Purchase Agreement and the consummation of the Acquisition;

•	governmental authorization; and
•	ownership of equity interests.
In the Share Purchase Agreement, the Beckley Founders have given warranties to atai regarding:
•	capital structure and subsidiaries;
•	accredited investor status of the Sellers;
•	organization and due incorporation of the entities in the Beckley Group;
•	constitutional and corporate documents;
•	insolvency matters;
•	the absence of undisclosed material liabilities;
•	agreements and capital commitments;
•	Beckley Psytech’s business plan;
•	title to assets and title to properties (including real property) matters;
•	borrowings and facilities;
•	financial statements;
•	the absence of certain material changes and effects since March 31, 2025;
•	related party transactions;
•	intellectual property matters;
•	matters related to employee benefit plans, and labor and employment;
•	data protection;
•	records and registers;
•	real estate;
•	insurance matters;
•	the absence of certain legal proceedings, investigations or litigation;
•	prior shareholders’ agreements;
•	matters relating to the safety of clinical trials;
•	national security legislation;
•	sanctions matters;
•	compliance with bribery, anti-corruption laws and export controls;

•	material permits;
•	certain regulatory matters; and
•	tax matters.
In the Share Purchase Agreement, atai has given warranties to the Sellers regarding:
•	organization and due incorporation;
•	authority and power with respect to the execution, delivery and performance of the Share Purchase Agreement and any other documents to be entered into pursuant to the Share Purchase Agreement;
•
the absence of violations of, or conflicts with, organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the Share Purchase Agreement and the consummation of the Acquisition;

•	governmental authorization, SEC and Nasdaq filings;
•	insolvency matters;
•	the issue of the Consideration Shares;
•	the absence of certain material changes and effects since December 31, 2024;
•	capital structure;
•	the absence of undisclosed material capital commitments;
•	material permits;
•	compliance with applicable laws; and
•	the absence of certain legal proceedings, investigations or litigation.
Limitations on the Sellers’ and Beckley Founders’ Liability
Subject to customary carve-outs for claims which are the consequence of fraud, dishonesty, willful concealment or willful misrepresentation by or on behalf of the Sellers, the maximum aggregate liability of each Seller to atai for breach of the warranties given to atai by such Seller is capped at 100% of the consideration actually received by such Seller pursuant to the Share Purchase Agreement.
Subject to customary carve-outs for claims which are the consequence of fraud, dishonesty, willful concealment or willful misrepresentation by or on behalf of the Beckley Founders, the maximum aggregate liability of each Founder to atai: (i) for breach of certain of the business and tax warranties given to atai by such Founder, is capped at 10% of the consideration actually received by such Founder, and (ii) for breach of certain fundamental warranties given to atai by such Founder, is capped at 100% of the consideration actually received by such Founder.
The liability of the Sellers and Beckley Founders to atai for a breach of warranties is subject to (i) a de minimis threshold such that no Seller or Founder shall be liable in respect of any single claim or any series of claims which arise from the same or substantially the same facts, matters, circumstances or events unless the amount of the liability pursuant to such claim or series of claims would exceed $50,000, and (ii) certain time limits for claims, whereby atai must give notice in writing:
•	of any claim by atai against a Seller for breach of a Seller warranty, within two years of Closing; and
•	of any claim by atai against a Founder:
○	for breach of a fundamental warranty, within seven years of Closing;
○	for breach of a business warranty relating to clinical safety or compliance matters, within 18 months of Closing; and
○	for breach of a business warranty (not including fundamental warranties or those warranties relating to clinical safety or compliance matters) or breach of a tax warranty, prior to Closing.
The liability of the Sellers and the Beckley Founders to atai under the Share Purchase Agreement for breach of warranty claims is subject to carve-outs for matters disclosed in the disclosure letter delivered on the date of the Share

Purchase Agreement or the completion disclosure letter to be delivered immediately prior to Closing and certain other customary carve-outs set forth in the Share Purchase Agreement.
Subject to any limitation under applicable law, the Sellers and the Beckley Founders are able to settle any claim for breach of warranty by transferring Consideration Shares to atai for no consideration. The number of Consideration Shares required to settle such claim is determined by dividing the amount of the claim by the higher of (i) the price per Consideration Share as at 4:00 p.m. Eastern Time on Nasdaq as reported by Bloomberg or another reputable source on the date of Closing, and (ii) the 20-day volume-weighted average price per share of the Ordinary Shares as at the date of the adjudication or settlement of the claim, in each case rounding down any fractional entitlement to the nearest whole Consideration Share. To the extent applicable law prevents the settlement of any claim by the foregoing transfer of Consideration Shares, the Sellers or Beckley Founders (as applicable) shall settle such claim (or the relevant part thereof) in cash.
Limitations on atai’s Liability
Subject to customary carve-outs for claims which are the consequence of fraud, dishonesty, willful concealment or willful misrepresentation by or on behalf of atai, the maximum aggregate liability of atai for a breach of the warranties given by atai to the Sellers is capped at the value of the aggregate consideration issued under the Share Purchase Agreement (e.g, the value of the Consideration Shares and/or, if applicable, the value of the Ordinary Shares underlying the Replacement Awards).
The liability of atai for any warranty claims made by the Sellers is subject to (i) a de minimis threshold such that atai shall not be liable in respect of any single claim or any series of claims which arise from the same or substantially the same facts, matters, circumstances or events unless the amount of the liability pursuant to such claim or series of claims would exceed $50,000, (ii) a basket threshold such that atai shall not be liable in respect of any single claim unless the aggregate amount of the liability of atai for all non-excluded claims would exceed $100,000, in which case atai shall be liable for the entire amount of such claim and not merely the excess, and (iii) certain time limits for claims, whereby the Seller Representative must give notice of any claim against atai:
•	for breach of a fundamental warranty, within two years of Closing;
•	for breach of a business warranty, prior to Closing.
The liability of atai to the Sellers under the Share Purchase Agreement for breach of warranty claims is subject to certain customary carve-outs.
Covenants
Conduct of Business Pending Closing
Beckley Psytech
Except as expressly permitted or required by the Share Purchase Agreement (including pursuant to the Beckley Carve-Out), as required by applicable law, or otherwise consented to by atai in writing, each Seller must, until the earlier of Closing and the termination of the Share Purchase Agreement (i) procure that no leakage in relation to the Beckley Group takes place, (ii) use all reasonable endeavors to procure that the services of the employees of the Beckley Group are retained so that their contracts of employment continue in force until Closing, and (iii) procure the Beckley Group does not:
•	make any payments other than routine payments in the ordinary course of business;
•	engage or employ or make any offer to employ any new persons other than to replace employees on substantially the same terms;
•
take any steps, directly or indirectly, to terminate the contract of employment of any employee, or induce or attempt to induce any employee to terminate their employment, other than for gross misconduct;

•
make any material changes (other than those required by applicable law) to the terms and conditions of employment or engagement (including the provision of any contractual or non-contractual benefits) of directors, officers, employees, consultants or advisers (including granting any new options or other entitlements under existing schemes or benefits);

•
institute, settle, engage, enter into or take any material decision or take any material action in any legal proceedings (including in relation any potential, threatened or pending legal proceedings) directed against any member of the Beckley Group in relation to matters involving any holder of Beckley Shares (save where such material decision or material action is urgently required in the best interest of Beckley Psytech (or any other member of the Beckley Group) in circumstances in which it is not reasonably practicable to obtain the prior written consent of atai, subject to the Seller Representative notifying atai of such decision or action as soon as is reasonably practicable thereafter);
•	incur any liability to tax other than in the ordinary course of its business;
•
change its jurisdiction of residence for tax purposes, become resident for tax purposes in any other jurisdiction, or establish a branch, permanent establishment or place of business outside its jurisdiction of residence for tax purposes;

•	make, change or revoke any material tax election, or file any tax return in a manner which is inconsistent with past practice;
•	settle or compromise any material tax claim or assessment by a tax authority or consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment; or
•
enter into any tax consolidation (including for the avoidance of doubt a VAT group), tax allocation agreement, tax sharing agreement, or tax indemnity agreement, in each case with any entity other than another member of the Beckley Group;

(iv) procure that the Beckley Group carries on its business in all material respects in the ordinary and usual course and consistent with past practice and takes all reasonable steps to preserve and protect its assets and goodwill, including its existing relationships with customers and suppliers, (v) comply, and procure that Beckley Psytech complies, with the existing shareholders’ agreement relating to Beckley Psytech, and (vi) immediately upon becoming aware, notify atai in writing of any event or occurrence not in the ordinary course of business, any inaccuracy in any of the warranties given under the Share Purchase Agreement, or any breach of any obligations of Beckley Psytech under the Share Purchase Agreement.
atai
Until the earlier of Closing or the termination of the Share Purchase Agreement, atai shall use its reasonable endeavors to agree to the terms of an employment contract to be entered into between atai and Robert Conley on Closing, pursuant to which Robert Conley will be employed as chief research and development officer of atai from Closing onward.
Extraordinary General Meeting
The Share Purchase Agreement provides that atai shall convene and hold the Extraordinary General Meeting as promptly as is practicable. atai shall use reasonable efforts to solicit from its shareholders proxies or votes in favor of the Shareholder Approval. atai may adjourn, postpone, cancel or reconvene the Extraordinary General Meeting to the extent reasonably necessary (i) to ensure that any supplement or amendment to the materials for the Extraordinary General Meeting that atai reasonably determines is necessary to comply with applicable law is made available to its shareholders in advance of the Extraordinary General Meeting, or (ii) to solicit additional proxies or votes in favor of the Shareholder Approval in the event that (x) there are holders of an insufficient number of Ordinary Shares present or represented by a proxy at the Extraordinary General Meeting to constitute a quorum or (y) atai reasonably determines such additional time is necessary to obtain the Shareholder Approval. If the Extraordinary General Meeting is adjourned, postponed, cancelled or reconvened, atai shall resume or reconvene the Extraordinary General Meeting as soon as practicable following the date of the originally scheduled meeting but, in any event, no later than four Business Days prior to the Longstop Date.
Beckley Psytech Director Nominees
The Share Purchase Agreement provides that, subject to atai having obtained the Shareholder Approval, the following appointments shall be made to the Board for a term ending at the end of atai’s general meeting to be held in 2028, or such appointee’s earlier death, resignation or removal, as applicable (the “Initial Term”):
•
Cosmo Feilding-Mellen shall be nominated for appointment to the Board as a non-executive director with the honorary title of “Co-Founder and Strategy Director,” with the terms of such appointment including

(but not limited to) the right of Mr. Feilding-Mellen to oversee (in conjunction with the other members of the Board) the strategic review of the pipeline of the Combined Group and related prioritization, including the determination of the strategic direction (including human resource matters) of the Phase 2B clinical trial of BPL-003; and
•
Robert Hershberg shall be nominated for appointment to the Board as a non-executive director, subject to confirmation that he meets the requirements to be considered “independent” under the listing rules and corporate governance rules and regulations of Nasdaq. If not considered independent, then subject to atai’s prior written consent, the Seller Representative shall propose an alternative person for nomination to the Board.

The Share Purchase Agreement also provides that, (i) following the expiry of the Initial Term, as long as the Sellers continue to hold at least 10% of the issued and outstanding share capital of atai, Cosmo Feilding-Mellen shall have a one-time right to require the Board to nominate, for appointment by atai’s general meeting, an individual of his choosing (subject to approval from atai’s nominating committee, which shall not be unreasonably withheld) as a member of the Board, and (ii) if at any time during the Initial Term, the Board consists of more than seven members, the Seller Representative shall have the right to require the Board to nominate, for appointment by atai’s general meeting, such number of additional members of the Board, such that the Sellers have the power to nominate for appointment 2/7ths of the members of the Board (with any fractional entitlements being rounded to the nearest whole number).
Regulatory Approvals
No regulatory approvals are required in connection with the Acquisition, and the Closing is therefore not contingent upon the receipt of any regulatory approvals.
Beckley Carve-Out
The Share Purchase Agreement provides that, prior to Closing, the Sellers and atai shall use all reasonable endeavors to procure that the Beckley Carve-Out takes effect in accordance with the Beckley Carve-Out Steps Plan. The Beckley Carve-Out Steps Plan envisages that Eleusis and its subsidiaries will be carved-out of the Beckley Group by way of a dividend in specie of all of the issued shares in Eleusis such that the holders of Beckley Shares shall each receive a pro-rata equity holding in Eleusis. The Sellers shall use, and shall procure that Beckley Psytech uses all reasonable endeavors, to complete the Beckley Carve-Out in accordance with the Beckley Carve-Out Steps Plan and the Sellers shall keep atai regularly and reasonably informed of the progress of the Beckley Carve-Out and promptly notify atai of any material updates in relation to its completion. The Beckley Carve-Out is not a condition to the Closing and there is no guarantee that the Beckley Carve-out will occur prior to the Closing or that it will occur at all.
The Sellers are not permitted to make any changes to the structure of, or the steps involved in, the Beckley Carve-Out as set out in the Beckley Carve-Out Steps Plan, other than with atai’s prior written consent.
Restrictive Covenants
The Share Purchase Agreement provides that the Beckley Founders and their affiliates covenant to abide by certain restrictive covenants in favor of atai for a period of one year following Closing, specifically, that each of the Beckley Founders and such affiliates shall not:
•
directly or indirectly carry on or be employed, engaged or interested in any business that would have been in competition with any part of the business of the Beckley Group as carried on at any time during the twelve months immediately prior to the Closing (a “Restricted Business”) in the United Kingdom, the United States or any other territory where the Beckley Group carried on business at the Closing;

•
deal with or canvass, solicit or seek to solicit the custom of any person who has been a customer of any member of the Beckley Group at any time within the twelve months immediately prior to Closing or directly or indirectly do or say anything which may lead to any person ceasing to do business with any member of the Beckley Group on substantially the same terms as previously (or at all);

•
directly or indirectly offer employment to, enter into a contract for the services of, or attempt to entice away from any member of the Beckley Group, any individual who is at that time, and was at the Closing, employed or directly engaged in an executive or managerial position with any member of the Beckley Group, (except a person who (i) responds, without any form of approach or solicitation by or on behalf of such Founder or any affiliate of such Founder, to a general public advertisement made in the ordinary course of business which is not intended to target any specific person or (ii) whose employment or engagement with the Beckley Group has been terminated);
•
solicit or entice away from any member of the Beckley Group any supplier who had supplied goods and/or services to any member of the Beckley Group at any time during the twelve months immediately prior to the Closing if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any member of the Beckley Group; and

•
do or say anything or make any direct or indirect public statement that they know or ought reasonably to know will disparage, defame, or be harmful to the goodwill of, any member of the Beckley Group, atai or its subsidiaries; provided, however, that nothing in this bullet is intended to prohibit or restrict the Beckley Founders or their affiliates from responding truthfully to any governmental investigation, legal process or inquiry related thereto, making good faith rebuttals of another person’s untrue or materially misleading statements, or making any bona fide general competitive statements or communications without malice in the ordinary course of competition.

The above covenants shall not restrict either of the Beckley Founders from:
•	engaging in any business activities related to the pre-clinical or clinical development or general exploitation of ELE-101;
•	holding by way of a bona fide investment, in aggregate, less than 3% of any class of shares or debentures listed on the London Stock Exchange or any other recognised exchange in any jurisdiction; or
•
acquiring any one or more businesses or companies where at the time of such acquisition the activities of the acquired businesses or companies include a Restricted Business and subsequently carrying on or being engaged in such Restricted Business, provided the turnover of the Restricted Business in its last financial year is less than 30% of the turnover of the acquired businesses or companies as a whole.

Lock-up Covenants
All Consideration Shares (including those received by Beckley Optionholders in respect of their Beckley Options, if any) and any Replacement Awards received by Beckley Optionholders, if applicable, are also subject to certain lock-up restrictions, pursuant to which such holders will, subject to certain customary exceptions including the Company's ability to waive such lock-up restrictions in its sole discretion, not transfer any equity securities of atai for the Lock-Up Period. The Lock-Up Period commenced on the date of execution of the Share Purchase Agreement and terminates on the date that is the later of (i) sixty days following the public announcement of the results of Beckley Psytech’s Phase 2b Clinical Trial (as defined in the Share Purchase Agreement) in respect of BPL-003, (ii) the Closing or (iii) the date on which the Share Purchase Agreement is terminated. At the expiration of the Lock-Up Period, the lock-up restrictions will fall away in part on a monthly basis until the date that is twelve months following the expiration of such period.
Certain Additional Covenants and Agreements
The Share Purchase Agreement contains certain other covenants and agreements, including, among others, covenants relating to preparation and filing of the proxy statement included in this proxy statement/prospectus, confidential information and public announcements relating to the Share Purchase Agreement and the Acquisition.
Conditions Precedent
Each party’s obligation to consummate the Acquisition is subject to the satisfaction or, in the case of the Warranty Condition, waiver, of each of the following conditions:
•	the Shareholder Approval having been obtained by atai by the Longstop Date; and
•	the Warranty Condition being satisfied at the time of Closing.

Termination; Notice of Termination
Termination by either atai or the Sellers
Either party may terminate the Share Purchase Agreement by notice to the other party if:
•	the Shareholder Approval is not, or will not be, obtained by the Longstop Date;
•
atai, Beckley Psytech or any Seller fails to comply with its respective material closing obligations and deliveries as set forth in the Share Purchase Agreement (noting that atai may terminate the agreement in the case of such failure by Beckley Psytech or any Seller; and the Sellers may terminate the agreement in the case of such failure by atai); or

•
if the Milestone Condition is not satisfied by June 1, 2025 (or such other date as agreed in writing between the Seller Representative and atai) and as a result, within ten Business Days following atai’s receipt from Beckley Psytech of the final top-line Phase 2B clinical trial data in respect of BPL-003, the Board changes its recommendation to obtain the Shareholder Approval (which such Milestone Condition has since been satisfied).

Termination by atai
atai may terminate the Share Purchase Agreement by notice to the other parties if the Warranty Condition is not satisfied.
Effect of Termination
In the event of termination of the Share Purchase Agreement, the Share Purchase Agreement shall cease to have effect and there shall be no liability or obligation on the party of any party except with respect to the termination payment obligations, confidentiality obligations, the defined terms and general provisions of the Share Purchase Agreement.
Termination Fees
If the Milestone Condition is not satisfied and the Board changes its recommendation to obtain the Shareholder Approval, and the Share Purchase Agreement is validly terminated, atai shall, within thirty Business Days of such termination, pay to Beckley Psytech a fee equal to $4,000,000 to be satisfied (at atai’s election) either (i) in cash or (ii) through the issuance of such number of unregistered Ordinary Shares representing a total value of $4,000,000 calculated based on the 20 day volume-weighted average price per share as at the date falling 10 days after the date of the Board’s changed recommendation to obtain the Shareholder Approval (which such Milestone Condition has since been satisfied).
If the Shareholder Approval is not obtained by the Longstop Date and the Board has not changed its recommendation, atai shall, within 30 Business Days of termination, pay to Beckley Psytech a fee equal to $10,000,000 to be satisfied by a combination of, at atai’s election, (i) the issue of unregistered Ordinary Shares representing a total value of up to $5,000,000 calculated based on the 20 day volume-weighted average price per share as at the date falling 10 days after the Longstop Date, and (ii) cash equal to $10,000,000 less the value of any unregistered Ordinary Shares issued pursuant to (i) (the value of which shall be calculated in accordance with (i)).
Gross Up
The Share Purchase Agreement contains a customary gross-up provision if any payments by a Seller or a Beckley Optionholder (other than payments of interest) are subject to any deductions or withholding taxes, such that the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding. The Share Purchase Agreement also contains a customary gross-up provision if any payments by a Seller or Beckley Optionholder are taxable on receipt, such that the Seller or Beckley Optionholder concerned shall pay such additional amount as will ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under the Share Purchase Agreement. The withholding gross-up is subject to a market standard provision for when the recipient of the gross-up payment receives the benefit of tax credits or tax reliefs in respect of sums deducted, and the utilization of such credit or relief reduces or eliminates a cash tax liability.

Expenses
Except as otherwise provided in the Share Purchase Agreement, each party will pay its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of the Share Purchase Agreement and other documents to be entered into pursuant to the Share Purchase Agreement, whether or not the Acquisition has been consummated.
The Share Purchase Agreement provides that atai will bear, promptly pay and be responsible for arranging the payment of all transfer taxes in respect of the transfer of the Beckley Shares from the Sellers to atai.
Amendment
Other than amendments to the Share Purchase Agreement in relation to the approach to Beckley Optionholders, which shall be binding on all parties to the agreement if executed in writing by and on behalf of the Seller Representative and atai, the Share Purchase Agreement may be amended, to the extent legally allowed, by an instrument in writing signed on behalf of each of the parties to the Share Purchase Agreement.

CERTAIN AGREEMENTS RELATING TO THE ACQUISITION
Registration Rights Agreement
On June 2, 2025, atai entered into the Registration Rights Agreement with Apeiron and the June PIPE Investors providing for certain registration rights with respect to Ordinary Shares held by such holders from time to time. It is expected that Beckley Psytech shareholders and, if applicable, certain Beckley Optionholders that receive Share Consideration will enter into joinders to become parties to the Registration Rights Agreement at the Closing.
The Registration Rights Agreement requires atai to file a registration statement under the Securities Act providing for the resale of all or part of the registrable securities held by the parties thereto, including the shares underlying the pre-funded warrants, as promptly as practicable, and in any event within 30 calendar days following the earlier of (i) the closing of the transactions contemplated by the Share Purchase Agreement and (ii) the termination of the Share Purchase Agreement, and use reasonable best efforts to cause such registration statement to be declared effective within the timelines specified therein, and thereafter to keep such registration statement effective for the periods specified therein.
Apeiron will have customary demand rights that will require atai to file registration statements registering its registrable securities. atai has agreed to reasonably assist and cooperate, including by making management available for an electronic “road show” or other marketing efforts, in block trades and marketed or non-marketed underwritten shelf takedown offerings for sales by Apeiron with an offering price, in the aggregate, of at least $25 million. The Registration Rights Agreement also includes customary piggyback rights for Apeiron, subject to certain priority provisions. atai has agreed to bear all registration expenses, including reasonable and documented fees of one counsel for all the selling shareholders, other than customary underwriting commissions or fees, regardless of whether a registration statement is filed or becomes effective. The Registration Rights Agreement also contains customary indemnity, exculpation and contribution obligations by atai and the other parties to the Registration Rights Agreement.
The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the Registration Rights Agreement. For more information, please see a copy of the form of Registration Rights Agreement attached to this proxy statement/prospectus as Annex C.
Voting Agreements
Concurrently with the entry into the Share Purchase Agreement, atai, its directors and the members of its executive team, Beckley Psytech and Apeiron entered into the Voting Agreements, pursuant to which the parties to the Voting Agreements have agreed to vote (or cause to be voted) all of the Ordinary Shares held by them in favor of certain matters set forth in the Voting Agreements, including to support (i) without limitation, the Shareholder Approval and, (ii) in the case of Apeiron and subject to certain conditions, any potential transaction that may be pursued by atai to move the legal and tax domicile of atai from the Netherlands (in respect of its corporate seat) and Germany (in respect of its tax domicile) to Delaware.
The foregoing summary of the Voting Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Voting Agreements and the forms thereof, attached to this proxy statement/prospectus as Annex D-1 and Annex D-2, respectively.
Lock-Up Agreement
Substantially concurrently with the entry into the Share Purchase Agreement, atai and Apeiron entered into a Lock-Up Agreement containing customary lock-up terms, pursuant to which Apeiron will, subject to certain customary exceptions, not transfer any equity securities of atai for the Lock-Up Period. The Lock-Up Period commenced on the date of execution of the Lock-Up Agreement and terminates on the date that is the later of (i) sixty days following the public announcement of the results of Beckley Psytech’s Phase 2b Clinical Trial in respect of BPL-003 (results of such Phase 2b trial have now been made available, as previously reported by atai), (ii) Closing or (iii) the date on which the Share Purchase Agreement is terminated. At the expiration of the Lock-Up Period, the lock-up restrictions will fall away in part on a monthly basis until the date that is twelve months following the expiration of such period.

The foregoing summary of the Lock-Up Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Lock-Up Agreement attached to this proxy statement/prospectus as Annex E.
Shareholders Rights Agreement
Substantially concurrently with the entry into the Share Purchase Agreement, atai entered into a the Shareholders Rights Agreement with Apeiron. Pursuant to the Shareholders Rights Agreement, Apeiron will have the right, subject to certain requirements, to select a number of director designees to the Board equal to (i) two, for so long as Apeiron and its affiliates beneficially own no less than 12.5% of the equity securities of the Company (inclusive of Ordinary Shares issued or issuable in connection with the exercise of options, warrants, rights, units or other securities) and (ii) one, for so long as Apeiron and its affiliates collectively beneficially own at least 7.5% but less than 12.5% of such Company equity securities. In the case of clause (i), at least one such designee must at all times satisfy the independence criteria of the SEC or Nasdaq, as applicable, and in all cases any such designee must comply with the customary requirements of the Nominating and Governance Committee of the Board for service on the Board. Apeiron and atai acknowledged and agreed that as of the entry into the Shareholders Rights Agreement, Apeiron had previously appointed to the Board the “Current Investor Appointees,” John Hoffman and Christian Angermayer, each presently an atai director.
The foregoing summary of the Shareholders Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to the full text of the Shareholders Rights Agreement attached to this proxy statement/prospectus as Annex F.

THE REDOMICILIATION
The following discussion contains certain information about the Redomiciliation. You should read this entire proxy statement/prospectus before making any voting decision.
Background and Reasons for the Redomiciliation
We are pursuing the Redomiciliation for a number of reasons. In 2024 and 2025, the Board and atai management team undertook a review of our existing structure and operations, and particularly the jurisdiction of incorporation of the Company. We believe the Redomiciliation will enhance shareholder value over the long term by simplifying the corporate structure to gain operational and cost efficiencies. After considering various factors, the Board believes that the Redomiciliation will enhance shareholder value over the long term by providing potential strategic opportunities and benefits, including:
•
Simplifying our Corporate Structure and Streamlining Reporting Requirements. We believe the Redomiciliation will result in a simplified corporate structure and more streamlined reporting requirements, which will improve our operational and financial flexibility. In particular, the domestication will (i) facilitate efforts incurred by us to assess, implement, and remain compliant with multiple regulatory and reporting requirements for atai Delaware on a consolidated basis, and (ii) provide opportunities for atai Delaware to improve operational efficiencies and financial flexibility in the corporate treasury, cash management, risk management, and tax functions. In connection with the Redomiciliation, we intend to eliminate redundant legal entities and activities in our corporate structure in order to maximize legal, administrative and other efficiencies associated with a more streamlined U.S.-based corporate governance structure. We believe that these changes will also allow us to improve our cash management capabilities and make our business more efficient primarily by eliminating unnecessary administrative cash management procedures and minimizing the costs associated with intercompany cash flows.

•
Increased Alignment with our U.S. Listing and Shareholder Base. Our Ordinary Shares have been listed on Nasdaq since 2021, and a significant portion of our shareholders reside in the United States. Despite this connection with the United States, we believe we are not uniformly perceived by investors, customers, lenders, employees, or potential strategic partners as a U.S. company. The Board believes that the absence of a clear U.S. identity may prevent us from maximizing the opportunities and relationships with investors, existing and potential customers, lenders and potential partners, many of whom prefer to engage in business with a U.S. entity. By changing our jurisdiction of incorporation from the Netherlands to the State of Delaware, we will firmly and unambiguously establish ourselves as a U.S. corporation. This will level the playing field with our principal competitors, many of whom are U.S. corporations. We also expect that the Redomiciliation will open up potential opportunities to expand our investor base within the United States.

•
Benefitting from Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•
Benefitting from Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a corporation’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. Such clarity would be advantageous to atai Delaware, the Board and atai management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for atai Delaware’s shareholders from possible abuses by directors and officers.
As a result of the foregoing advantages of domestication in Delaware, the Board believes that the Redomiciliation will generally improve atai Delaware’s operational and financial flexibility and provide for a more efficient corporate structure to achieve strategic and financial goals. Further, the Board believes that any direct benefit that the domestication in Delaware provides to atai Delaware also indirectly benefits the shareholders, who are the owners of atai Delaware.
Nevertheless, we cannot assure you that the anticipated benefits of the Redomiciliation will be realized. Although we expect the Redomiciliation to provide us with the benefits described above, the Redomiciliation will expose atai Delaware and its shareholders to some risks. The Board considered a variety of negative factors, including the possibility of uncertainty created by the Redomiciliation and the change in our legal domicile, the fact that we expect to incur costs to complete the Redomiciliation, the fact that Delaware corporate law imposes different and additional obligations on us and other risks discussed in the discussion under “Risk Factors.”
Particulars of the Redomiciliation
The purpose of the Redomiciliation is to facilitate a series of transactions which will occur in a specific sequence and as a consequence of which, among other things (i) atai and atai LuxCo will enter into a cross-border merger within the meaning of Sections 2:309 and 2:333b(1) of the DCC and articles 1025-1 et seq. of the Luxembourg Companies Act, as a result of which atai will cease to exist and all assets and liabilities of atai will be transferred to atai LuxCo by universal succession of title in accordance with Sections 2:309 and 2:311(1) of the DCC and article 1025-17 of the Luxembourg Companies Act in accordance with the provisions of the Merger Plan (i.e., the LuxCo Merger), and (ii) atai LuxCo will redomesticate in Delaware as atai Delaware. atai Delaware Common Stock is expected to be listed on Nasdaq after the completion of the Redomiciliation under the symbol “ATAI”. See “The Redomiciliation—Listing of atai Delaware Common Stock and Ongoing Reporting Obligations”.
Dutch law does not facilitate a direct change of corporate domicile of a Dutch public company (naamloze vennootschap) (such as atai) to a jurisdiction outside the European Economic Area, such as Delaware. For that reason, atai and atai LuxCo wish first to enter into the LuxCo Merger, because Luxembourg law does allow for a direct change of corporate domicile to a jurisdiction outside the European Economic Area. Accordingly, shortly after the time the LuxCo Merger becomes effective under the laws of Luxembourg (the “Merger Effective Time”) and, to the extent practicable, on the same day as the LuxCo Merger, atai LuxCo intends to change its corporate domicile to Delaware.
Steps of the Redomiciliation
If atai shareholders adopt the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal, it is anticipated that the Redomiciliation will take place in the steps listed below:
1.	At the Extraordinary General Meeting, atai shareholders will vote on the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal.
2.
If the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal are approved by atai shareholders, atai LuxCo will convene the LuxCo Extraordinary General Meeting at which atai, as sole shareholder of atai LuxCo, will vote to approve the LuxCo Merger and the conversion of atai LuxCo into a corporation incorporated under the laws of the State of Delaware (the “Delaware Conversion”). The Board and the atai LuxCo Board are not soliciting proxies from atai shareholders for the LuxCo Extraordinary General Meeting, as, prior to the LuxCo Merger, atai will be the sole shareholder of atai LuxCo.

3.
As part of the LuxCo Merger, atai will merge with and into atai LuxCo, with atai LuxCo surviving, and all Ordinary Shares will be canceled and exchanged for atai LuxCo Ordinary Shares on a one-for-one basis (except for those Ordinary Shares held by any atai shareholder who validly exercises his, her or its withdrawal rights under Dutch law).

4.
Following the completion of the LuxCo Merger and the approval of the Delaware Conversion at the LuxCo Extraordinary General Meeting, atai LuxCo will migrate out of Luxembourg and redomesticate in Delaware as atai Delaware by way of filing (i) a certificate of corporate domestication and (ii) the Proposed Charter, each with the Secretary of State of the State of Delaware. Upon acceptance of such filings (the “Delaware Conversion Effective Time”), atai Delaware will exist as a Delaware corporation and atai LuxCo will be deregistered from the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés).

5.
Following completion of the Redomiciliation, atai shareholders will hold one share of atai Delaware Common Stock for each one Ordinary Share owned immediately prior to the LuxCo Merger (except for those Ordinary Shares held by any atai shareholder who validly exercises his, her or its withdrawal rights under Dutch law).

6.	Shares of atai Delaware Common Stock are expected to be listed on Nasdaq under the stock symbol “ATAI” immediately following the completion of the Redomiciliation.
7.	All assets and liabilities, rights, obligations and other legal relationships of atai LuxCo will remain with atai Delaware.
Both the Merger Effective Time and the Delaware Conversion Effective Time are expected to occur on the same day with the Delaware Conversion Effective Time expected to occur as soon as practicable following the Merger Effective Time. Between the Merger Effective Time and the Delaware Conversion Effective Time, the Ordinary Shares may not be eligible to be traded on Nasdaq.
Each atai shareholder will (i) hold one atai LuxCo Ordinary Share immediately after the Merger Effective Time for each Ordinary Share held immediately prior to the Merger Effective Time, provided that Withdrawing Shareholders will not hold any atai LuxCo Ordinary Shares following the Merger and (ii) eventually hold one share of atai Delaware Common Stock immediately after the Delaware Conversion Effective Time for each atai LuxCo Ordinary Share held immediately after the Merger Effective Time, provided that Withdrawing Shareholders will not hold any atai LuxCo Ordinary Shares following the LuxCo Merger and will therefore not hold any shares of atai Delaware Common Stock following the Delaware Conversion.
Recommendation of the Board and Required Vote
The Board unanimously recommends that you vote “FOR” the Redomiciliation Proposal, the Redomiciliation Withdrawal Rights Proposal and the Redomiciliation Share Conversion Proposal to be presented at the Extraordinary General Meeting.
The adoption of the Redomiciliation Proposal, assuming a quorum is present, requires a majority of at least two-thirds of the votes validly cast at the Extraordinary General Meeting in favor of that proposal.
The adoption of the Redomiciliation Withdrawal Rights Proposal, assuming a quorum is present, requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting in favor of that proposal.
The adoption of the Redomiciliation Share Conversion Proposal, assuming a quorum is present, requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting in favor of that proposal.
Withdrawal Mechanism
If the Redomiciliation Proposal is adopted during the Extraordinary General Meeting, any atai shareholder who voted against the Redomiciliation Proposal at the Extraordinary General Meeting and who does not wish to receive atai LuxCo Ordinary Shares pursuant to the LuxCo Merger may exercise a withdrawal right by filing a request (a “Withdrawal Request”) with atai for cash compensation (the “Cash Compensation”) within one month after the date of the Extraordinary General Meeting (the “Withdrawal Period”). An atai shareholder who has voted in favor of the Redomiciliation Proposal at the Extraordinary General Meeting, abstained from voting in respect of the Redomiciliation Proposal, or was not present or represented at the Extraordinary General Meeting, does not have any withdrawal right and cannot make a Withdrawal Request.
A Withdrawal Request can only be made in respect of Ordinary Shares that the atai shareholder (i) holds on the record date of the Extraordinary General Meeting, (ii) votes against the Redomiciliation Proposal, (iii) still holds at the time of making the Withdrawal Request and (iv) does not transfer subsequent to making the Withdrawal Request.

Former holders of Beckley Shares and Beckley Optionholders that have surrendered all rights under the Beckley Options in exchange for Consideration Shares, are not eligible to make a Withdrawal Request in respect of the Consideration Shares. An atai shareholder who exercises a Withdrawal Request must also provide written evidence, satisfactory to atai at its sole discretion, that his, her or its Ordinary Shares were voted against the Redomiciliation Proposal. If Ordinary Shares are held by a bank or a brokerage firm, those shares held in “street name” for a “beneficial owner” of those Ordinary Shares. If a beneficial owner of Ordinary Shares wishes to direct the submission of a Withdrawal Request with respect to those Ordinary Shares, then such beneficial owner must contact their bank or brokerage firm to procure this (if at all possible). A Withdrawal Request must be made using the form that has been made available for that purpose on atai’s website (www.atai.com – “Investors” – “Shareholder services”) (the “Withdrawal Request Form”). A Withdrawal Request must be submitted within one month after the date of the Extraordinary General Meeting by email to the following e-mail address WithdrawingSHs@atai.com. Subject to the adoption of the Redomiciliation Share Conversion Proposal, the Ordinary Shares to which a Withdrawal Request relates will be converted into a separate class of shares immediately prior to the Merger Effective Time, provided that the Extraordinary General Meeting resolves to amend the Articles of Association and will be cancelled at the Merger Effective Time.
The proposed Cash Compensation per Ordinary Share is equal to the lower of (i) VWAP on Nasdaq in the last five trading days prior to (and excluding) the date on which the LuxCo Merger becomes effective or (ii) the closing price of one Ordinary Share on Nasdaq as reported on the trading day immediately preceding the date of the Merger Effective Time (or, if no such closing price is reported on such trading day, the closing price of one Ordinary Share reported on the most recent prior trading day) (the “Formula”). As part of the Redomiciliation Withdrawal Rights Proposal, it is proposed that this Formula be laid down in the Articles of Association as they will read following the execution of the Deed of Amendment II.
If and to the extent one or more atai shareholders duly, timely and validly make(s) a Withdrawal Request in accordance with the Merger Plan and the Withdrawal Request Form, such shareholder(s) will have a claim against atai for the payment of their respective entitlements to Cash Compensation (based on the Formula), which claim shall arise after one month has elapsed after the date of the Extraordinary General Meeting. Any such claim (i) will transfer to atai LuxCo pursuant to the LuxCo Merger and thereafter transfer to atai Delaware pursuant to the Delaware Conversion, (ii) will become due and payable after the Merger Effective Time and (iii) will be paid, or caused to be paid, by atai LuxCo or atai Delaware within ten (10) business days following the date of the Merger Effective Time, net of Dutch dividend withholding tax (if applicable) or any other taxes that are required to be withheld by applicable law (including tax laws).
If the Redomiciliation Share Conversion Proposal is not adopted at the Extraordinary General Meeting, or is otherwise not given effect to, then it is possible that, if any shareholder of atai makes a Withdrawal Request (irrespective of where that shareholder resides), the LuxCo Merger will be treated as a taxable disposition for UK tax purposes for all shareholders of atai who are resident in the UK.
Any atai shareholder who has submitted, and is eligible to submit, a Withdrawal Request (“Withdrawing Shareholder”) and who considers that the proposed Cash Compensation is not reasonable may request additional cash compensation in accordance with Section 2:333h(4-5) of the DCC by submitting a request to the chairman of the Enterprise Chamber of the Amsterdam court of appeal during the Withdrawal Period to appoint one or several independent experts, who will then determine whether additional compensation is required. Any independent experts appointed by the Enterprise Chamber must prepare their report taking into account the Formula to be included in the Articles of Association if the Redomiciliation Withdrawal Rights Proposal is adopted at the Extraordinary General Meeting. Any additional compensation should in principle also be subject to Dutch dividend withholding tax (if applicable) or any other taxes that are required to be withheld by applicable law (including tax laws).
Any atai shareholder who has submitted a Withdrawal Request and who considers that the proposed Cash Compensation is not reasonable may request additional cash compensation in accordance with article 2:333h(4-5) DCC.
The consummation of the LuxCo Merger is subject to the condition that the aggregate Cash Compensation payable pursuant to article 2:333h(1-5) of the DCC does not exceed $5,000,000. atai may waive this condition at its sole discretion.

For further information about the procedures for the withdrawal rights, please refer to the Withdrawal Request Form, a copy of which is attached hereto as Annex L and is incorporated by reference into this proxy statement/prospectus.
Interim Luxembourg Governance
For the period between the Merger Effective Time and the Delaware Conversion Effective Time (which is expected to take place on the same day as the LuxCo Merger, as soon as practicable following the Merger Effective Time), atai LuxCo for a limited amount of time will be governed by Luxembourg law and the Luxembourg Articles of Association. The form of Luxembourg Articles of Association is filed as Exhibit 3.8 to this proxy statement/prospectus. Such Luxembourg Articles of Association do not reflect the final governance of atai Delaware following the Redomiciliation; the post-Redomiciliation governance is reflected in the Proposed Charter and the Proposed Bylaws, as further explained in “Comparison of Shareholders Rights Between Netherlands Law and Delaware Law.”
Conditions to the Redomiciliation
In addition to the approval of the Redomiciliation Proposal and the Redomiciliation Withdrawal Rights Proposal, there are additional conditions to the Redomiciliation, described below to each step:
1.	Conditions to the LuxCo Merger
The LuxCo Merger is conditioned upon:
•
atai and atai LuxCo having filed (and having published the filing of) the Merger Plan, the notification within the meaning of Section 2:333e(1) of the DCC and article 1025-5 of the Luxembourg Companies Act, the explanatory memorandum as referred to in Sections 2:313(1) and 2:333f of the DCC in accordance with (and together with any other information and documents required by) Dutch and Luxembourg law;

•	three months after the announcement and the publication of the relevant merger filings in the Netherlands and one month after the publication of the relevant merger filing in Luxembourg having passed;
•
no opposition by creditor of atai in connection with the Merger Plan having been properly filed or, if filed, such opposition having been withdrawn, denied, resolved or lifted by an enforceable court order;

•	issuance by a civil law notary in the Netherlands of the declaration referred to in Section 2:333i(3) of the DCC and filing thereof with the Dutch trade register;
•	a resolution by atai, as sole shareholder of atai LuxCo, to enter into the LuxCo Merger;
•
one month having passed after the Extraordinary General Meeting and it having become apparent that the aggregate Cash Compensation payable pursuant to article 2:333h(1-5) of the DCC does not exceed $5,000,000, unless such cap is waived by the Board;

•	atai and atai LuxCo otherwise having completed all requisite action required to be taken by applicable law prior to the LuxCo Merger;
•
the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, with respect to the atai LuxCo Ordinary Shares to be issued pursuant to the LuxCo Merger will be effective, and there will be no stop order suspending such effectiveness.

2.	Conditions to the Delaware Conversion
atai LuxCo’s ability to initiate the Delaware filings necessary to effectuate the Redomiciliation is conditioned on the following matters:
•
a resolution by atai, as sole shareholder of atai LuxCo, to enter into the Delaware Conversion (which is expected to be adopted prior to the Merger Effective Time at the LuxCo Extraordinary General Meeting);

•
the atai LuxCo Board has not determined for any reason that the consummation of the Redomiciliation would be inadvisable or not in the interests of the shareholders of atai LuxCo, and has not, accordingly, terminated or abandoned such transaction;

•	the SEC has declared the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, effective, and no stop order with respect thereto is in effect; and
•	atai LuxCo is not subject to any decree, order, or injunction that prohibits the consummation of the Redomiciliation.
If any of these conditions are not satisfied or, if applicable, waived by the Board, then the Redomiciliation will not be effectuated and the atai Delaware Proposed Organizational Documents will not become effective. In addition, the expected timing for the completion of the Redomiciliation may be impacted by these or other conditions described in this proxy statement/prospectus. We cannot be certain when, or if, the conditions to the Redomiciliation will be satisfied or waived, or that the Redomiciliation will be completed.
Effect of the Redomiciliation on Outstanding atai Compensation and Benefits Plans
In connection with the Redomiciliation, atai Delaware will assume or, as applicable, substitute with substantially similar entitlements, all compensation or benefit plans, policies and arrangements previously maintained by atai. With respect to atai’s equity incentive plans, atai Delaware will assume the equity incentive plans and all outstanding incentive awards issued thereunder. Each outstanding atai incentive award previously granted under the assumed atai equity incentive plans will be converted to an equivalent atai Delaware incentive award. The incentive awards granted by atai Delaware as a result of such conversion will be subject to substantially the same terms and conditions as the previously held atai incentive awards, except, in the case of equity-based atai incentive awards, the security issuable upon exercise or settlement of the relevant atai Delaware incentive award, as applicable, will be shares of atai Delaware Common Stock (or its cash equivalent) rather than Ordinary Shares (or their cash equivalent).
Effect of the Redomiciliation on atai Warrants
Upon the consummation of the Redomiciliation, the pre-funded warrants will, pursuant to their terms, become exercisable for shares of atai Delaware Common Stock.
Interests of atai’s Directors and Executive Officers in the Redomiciliation
Other than continuing roles as directors or executive officers of atai Delaware, the members of the Board and atai executive officers do not have any interests in the Redomiciliation that may be different from, or in addition to, the interests of atai shareholders generally.
Accounting and Tax Treatment of the Redomiciliation
Accounting Treatment of the Redomiciliation
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of the combined company as a result of the redomiciliation. The business, capitalization, assets and liabilities and financial statements of the combined company immediately following the redomiciliation will be materially the same as those of the combined company immediately prior to the redomiciliation.
Summary of the Tax Considerations of the Redomiciliation
atai believes that the Redomiciliation should generally be considered tax neutral due to relevant double tax treaties, tax elections or similar factors. However, understanding the tax implications of the Redomiciliation can be complex and will differ based on each shareholder's unique situation. atai shareholders are urged to seek advice from, and rely solely upon, their own tax advisors to fully understand the tax consequences of the Redomiciliation in relation to their specific circumstances. For information regarding material United States federal income tax considerations for atai shareholders with respect to the Redomiciliation, see the section entitled “U.S. Federal Income Tax Considerations”.
Material Dutch Tax Considerations
The Redomiciliation should not qualify as a taxable event for Dutch dividend withholding tax purposes and should therefore not be subject to Dutch dividend withholding tax, except in cases where a shareholder exercises their withdrawal right and receives Cash Compensation. If a shareholder receives Cash Compensation, Dutch dividend withholding tax should be withheld at a rate of 15% by atai from the Cash Compensation amount that such shareholder is entitled to receive if, and to the extent that, such amount exceeds the average paid-up capital recognized as paid-up on the Ordinary Shares for Dutch dividend withholding tax purposes.
For more information regarding material Dutch tax considerations for atai shareholders with respect to the Redomiciliation, see the section entitled “Netherlands Tax Considerations.”
Material Luxembourg Tax Considerations
For Luxembourg income tax purposes, atai believes that the Redomiciliation should not give rise to material corporate-level Luxembourg income tax for atai, atai LuxCo or atai Delaware. The Delaware Conversion would be treated as a deemed liquidation for Luxembourg direct tax purposes and consequently, atai LuxCo would be deemed to dispose of all its assets and liabilities at fair market value and should be taxable on any latent gains (including forex). Provided that only a short period of time is expected between the LuxCo Merger and the Delaware Conversion no significant accretion in value of the assets of atai LuxCo is expected and, as a result, no material Luxembourg tax impact should be expected.
Material U.S. Federal Income Tax Considerations
atai believes that, and this disclosure assumes that, none of the Company’s U.S. corporate subsidiaries are considered U.S. real property holding corporations and have not been so classified at any time during the shorter of atai’s holding period in such corporation or the five year period ending on the date of the Redomiciliation. Accordingly, the Redomiciliation is not expected to give rise to material corporate-level U.S. federal income tax for atai, atai LuxCo or atai Delaware.
As discussed more fully below in the section entitled “U.S. Federal Income Tax Considerations,” it is intended that the Redomiciliation qualifies as a form of “reorganization” within the meaning of Section 368(a) of the Code. If the Redomiciliation so qualifies, atai’s U.S. shareholders generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Redomiciliation, subject to the discussion contained therein regarding the “passive foreign investment company” rules and the effects of Section 367(b) of the Code on the Redomiciliation. Section 367(b) of the Code may apply with respect to certain atai U.S. shareholders and could require such shareholders to recognize gain (but not loss) with respect to the Redomiciliation unless a certain election is made to include in such shareholders’ income, as a dividend, the “all earnings and profits amount” attributable to such shareholders.
atai shareholders are urged to consult with their own tax advisors to determine the particular U.S. federal income tax consequences to them of the Redomiciliation. For more information regarding material U.S. federal income tax considerations for atai shareholders with respect to the Redomiciliation, see the section entitled “U.S. Federal Income Tax Considerations.”
Listing of atai Delaware Common Stock and Ongoing Reporting Obligations
The Ordinary Shares are currently listed on Nasdaq under the symbol “ATAI.” We expect shares of atai Delaware Common Stock to continue to trade under the same symbol on Nasdaq following the Redomiciliation.
Upon the consummation of the Redomiciliation, atai Delaware will be the successor issuer to atai pursuant to Rule 12g-3(c) under the Exchange Act. Pursuant to Rule 12g-3(d) under the Exchange Act, following the completion of the Redomiciliation, shares of atai Delaware Common Stock will be deemed to be registered under Section 12(b) of the Exchange Act, and atai Delaware will be subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder.
Regulatory Matters
atai is not required to make any filings or to obtain approvals or clearances under any antitrust laws or foreign direct investment laws in the United States or other countries to consummate the Redomiciliation.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of Ordinary Shares of the Redomiciliation (including the receipt of Cash Compensation as a result of a Withdrawal Request) and (ii) for Non-U.S. Holders of the ownership and disposition of shares of atai Delaware Common Stock received in the Redomiciliation. This section applies only to Holders that hold their Ordinary Shares and shares of atai Delaware Common Stock as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
•	financial institutions or financial services entities;
•	broker-dealers;
•	taxpayers that are subject to the mark-to-market accounting rules with respect to Ordinary Shares;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies or real estate investment trusts;
•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);
•	U.S. expatriates or former long-term residents of the United States;
•	persons that actually or constructively own five percent or more (by vote or value) of the stock of atai (except as specifically provided below);
•	persons that acquired their Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	persons that hold their Ordinary Shares as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;
•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or
•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.
If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ordinary Shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Ordinary Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Redomiciliation and the ownership and disposition of shares of atai Delaware Common Stock received in the Redomiciliation.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
The following discussion discusses solely the consequences of the Redomiciliation and does not discuss any other steps that may be taken by atai, atai LuxCo or atai Delaware in connection with the Redomiciliation.
We have not sought, and do not intend to, seek any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE REDOMICILIATION (INCLUDING THE RECEIPT OF CASH COMPENSATION AS A RESULT OF A WITHDRAWAL REQUEST) AND THE OWNERSHIP AND DISPOSITION OF SHARES OF ATAI DELAWARE COMMON STOCK RECEIVED IN THE REDOMICILIATION. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMICILIATION AND THE OWNERSHIP AND DISPOSITION OF SHARES OF ATAI DELAWARE COMMON STOCK RECEIVED IN THE REDOMICILIATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of an Ordinary Share who or that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Intended Tax Treatment of the Redomiciliation
The U.S. federal income tax consequences of the Redomiciliation will depend primarily upon whether each of the LuxCo Merger and the Delaware Conversion qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Under the LuxCo Merger, atai will merge with and into atai Life Sciences Luxembourg S.A. (“atai LuxCo”), with atai LuxCo surviving the merger. Under the Delaware Conversion, atai LuxCo will subsequently convert from a Luxembourg public limited liability company (société anonyme) into a corporation incorporated under the laws of the State of Delaware.
It is intended that each of LuxCo Merger or the Delaware Conversion qualify as an F Reorganization. However, atai has not sought, and does not intend to seek, any ruling from the IRS with respect to the qualification of the LuxCo Merger or the Delaware Conversion as an F Reorganization, and the closing of the Redomiciliation is not conditioned on the receipt of any ruling from the IRS or any opinion of counsel with respect to the qualification of the LuxCo Merger or the Delaware Conversion as an F Reorganization. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Subject to the discussion below under the section entitled “—PFIC Considerations,” if the Luxco Merger or Delaware Conversion fails to qualify as an F Reorganization, U.S. Holders would generally recognize gain or loss as described below under “Tax Effects of the Redomiciliation to U.S. Holders if the LuxCo Merger and/or the Delaware Conversion Fails to Qualify as an F Reorganization.” Each U.S. Holder of Ordinary Shares is urged to consult its tax advisor with respect to the particular tax consequences of the LuxCo Merger and the Delaware Conversion to such U.S. Holder.
Tax Effects of the Redomiciliation to U.S. Holders if the LuxCo Merger and/or the Delaware Conversion Fails to Qualify as an F Reorganization
Subject to the discussion below under the section entitled “—PFIC Considerations,” if the LuxCo Merger fails to qualify as an F Reorganization, (i) a U.S. Holder of Ordinary Shares generally would recognize gain or loss with respect to its Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding atai LuxCo Ordinary Shares received in the LuxCo Merger and the U.S. Holder’s adjusted tax basis in its Ordinary Shares surrendered and (ii) the U.S. Holder’s basis in atai LuxCo Ordinary shares received in the LuxCo Merger, would be equal to the fair market value of such atai LuxCo Ordinary Shares on the date of the LuxCo Merger, and such U.S. Holder’s holding period for the such atai LuxCo Ordinay Shares would begin on the day following the date of the LuxCo Merger.

If the Delaware Conversion fails to qualify as an F Reorganization, (i) a U.S. Holder of atai LuxCo Ordinary Shares generally would recognize gain or loss with respect to its atai LuxCo Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding shares of atai Delaware Common Stock received in the Delaware Conversion and the U.S. Holder’s adjusted tax basis in its converted atai LuxCo Ordinary Shares (taking into account any basis adjustments from the LuxCo Merger, is applicable) and (ii) the U.S. Holder’s basis in shares of atai Delaware Common Stock would be equal to the fair market value of such shares of atai Delaware Common Stock on the date of the Delaware Conversion, and such U.S. Holder’s holding period for the such shares of atai Delaware Common Stock would begin on the day following the date of the Delaware Conversion. U.S. Holders who hold different blocks of Ordinary Shares (generally, Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Ordinary Shares.
Tax Effects of the Redomiciliation to U.S. Holders if each of the LuxCo Merger and the Delaware Conversion Qualifies as an F Reorganization
Generally
Assuming each of the LuxCo Merger and the Delaware Conversion qualifies as an F Reorganization:
(i)
U.S. Holders of Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes on the Redomiciliation, except as provided below under the sections entitled “—Effects of Section 367 to U.S. Holders of Ordinary Shares” and “—PFIC Considerations”;

(ii)
the LuxCo Merger should be treated for U.S. federal income tax purposes as if atai transferred all of its assets and liabilities to atai LuxCo in exchange for all the outstanding atai LuxCo Ordinary Shares and then distributed the atai LuxCo Ordinary Shares to the holders of Ordinary Shares in liquidation of atai;

(iii)
the Delaware Conversion should be treated for U.S. federal income tax purposes as if atai LuxCo transferred all of its assets and liabilities to atai Delaware in exchange for all of the outstanding atai Delaware Common Stock and then distributed the atai Delaware Common Stock to the holders of atai LuxCo Ordinary Shares in liquidation of atai LuxCo; and

(iv)	the taxable year of atai should be deemed to end on the date of the LuxCo Merger.
Following the Redomiciliation, a U.S. Holder generally would be required to include in gross income as U.S. source dividend income the amount of any distribution of cash or other property paid or deemed paid on atai Delaware Common Stock to the extent the distribution is paid out of atai Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Dividends received by a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally will qualify for a dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends received by a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to U.S. federal income tax at preferential long-term capital gains rates. U.S. Holders are urged to consult with their tax advisors regarding this and any other tax considerations of owning common stock of a U.S. corporation, i.e., atai Delaware, rather than a non-U.S. corporation following the Redomiciliation.
Basis and Holding Period Considerations
Assuming each of the LuxCo Merger and the Delaware Conversion qualifies as an F Reorganization, subject to the discussion below under the sections entitled “—Effects of Section 367 to U.S. Holders of Ordinary Shares” and “—PFIC Considerations”:
(i)
the tax basis of shares of atai Delaware Common Stock received by a U.S. Holder in connection with the Redomiciliation will equal the U.S. Holder’s tax basis in the converted atai Luxco Ordinary Shares (which should equal the U.S. Holder’s tax basis in the Ordinary Shares surrendered in the LuxCo Merger), increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below); and

(ii)
the holding period for shares of atai Delaware Common Stock received by a U.S. Holder will include such U.S. Holder’s holding period for the converted atai LuxCo Ordinary Shares, which will include such U.S. Holder’s holding period for the Ordinary Shares surrendered in the LuxCo Merger.

U.S. Holders who hold different blocks of Ordinary Shares (generally, Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of Ordinary Shares.
Effects of Section 367 to U.S. Holders of Ordinary Shares
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction, such as the Delaware Conversion, that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “—PFIC Considerations,” Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Delaware Conversion.
U.S. Holders Who Own 10 Percent or More (By Vote or Value) of Ordinary Shares
Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of atai stock entitled to vote or 10% or more of the total value of all classes of atai stock (a “10% U.S. Shareholder”) on the date of the LuxCo Merger (and therefore beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of atai LuxCo stock entitled to vote or 10% or more of the total value of all classes of atai LuxCo stock on the date of the Delaware Conversion) generally must include in income as a deemed dividend paid by atai LuxCo the “all earnings and profits amount” attributable to the atai LuxCo Ordinary Shares it owns within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of any warrants or options with respect to Ordinary Shares (and, after the LuxCo Merger, any warrants or options with respect to atai LuxCo Ordinary Shares) will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder, and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its atai LuxCo Ordinary Shares is the net positive earnings and profits of atai atai LuxCo (as determined under Treasury Regulations under Section 367 of the Code) attributable to such atai LuxCo Ordinary Shares (as determined under Treasury Regulations under Section 367 of the Code). Treasury Regulations under Section 367 of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
atai does not expect to have a material amount of earnings and profits on the date of the LuxCo Merger. Therefore, atai LuxCo is not expected to have a material amount of earnings and profits through the date of the Delaware Conversion. However, there can be no assurance that atai LuxCo will not have a material amount of earnings and profits on the date of the Delaware Conversion. It is possible that, notwithstanding atai LuxCo’s expectations, the amount of atai’s cumulative net earnings and profits could be material through the date of the Delaware Conversion, in which case a 10% U.S. Shareholder may be required to include a material amount of “all earnings and profits amount” in income as a deemed dividend paid by atai LuxCo as described above.
U.S. Holders Who Own Less Than 10% (By Vote or Value) of Ordinary Shares
Subject to the discussion below under the section entitled “—PFIC Considerations,” a U.S. Holder whose atai LuxCo Ordinary Shares, on the date of the Delaware Conversion, have a fair market value of $50,000 or more and who, on the date of the Delaware Conversion, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its atai LuxCo Ordinary Shares in connection with the Delaware Conversion or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s atai LuxCo Ordinary Shares as described below.
Subject to the discussion below under the section entitled “—PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to the shares of atai Delaware Common Stock received in the Delaware Conversion in an amount equal to the excess of the fair market value of such shares of atai Delaware Common Stock over the

U.S. Holder’s adjusted tax basis in the atai LuxCo Ordinary Shares converted in the Delaware Conversion (which adjusted tax basis generally will be equal to such U.S. Holder’s adjusted tax basis in the Ordinary Shares surrendered in exchange for atai LuxCo Ordinary Shares in the LuxCo Merger). U.S. Holders who hold different blocks of Ordinary Shares (generally, Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by atai the “all earnings and profits amount” attributable to its atai LuxCo Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)	a statement that the Delaware Conversion is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);
(ii)	a complete description of the Delaware Conversion;
(iii)	a description of any stock, securities or other consideration transferred or received in the Delaware Conversion;
(iv)	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;
(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from atai establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s atai LuxCo Ordinary Shares and (B) a representation that the U.S. Holder has notified atai LuxCo (or atai Delaware) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Delaware Conversion, and the U.S. Holder must send notice of making the election to atai LuxCo or atai Delaware no later than the date such tax return is filed. In connection with this election, atai may in its discretion provide each U.S. Holder eligible to make such an election with information regarding atai LuxCo’s earnings and profits upon written request.
atai does not expect to have a material amount of earnings and profits through the date of the LuxCo Merger. Therefore, atai LuxCo is not expected to have a material amount of earnings and profits through the date of the Delaware Conversion. However, as noted above, there can be no assurance that atai LuxCo will not have a material amount of earnings and profits on the date of the Delaware Conversion. If it were ultimately determined that atai LuxCo had positive earnings and profits through the date of the Delaware Conversion, a U.S. Holder that makes such election could have a material “all earnings and profits amount” with respect to its atai LuxCo Ordinary Shares, which would be required to be included in income as a deemed dividend paid by atai LuxCo as described above.
A U.S. Holder who is not a 10% U.S. Shareholder on the date of the Delaware Conversion and whose atai LuxCo Ordinary Shares have a fair market value of less than $50,000 on the date of the Delaware Conversion generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Delaware Conversion. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “—PFIC Considerations.”
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISORS REGARDING THE CONSEQUENCES TO IT OF THE LUXCO MERGER AND THE DELAWARE CONVERSION INCLUDING MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS ATAI LUXCO ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
Regardless of whether the Delaware Conversion qualifies as an F Reorganization (and, if the Delaware Conversion qualifies as an F Reorganization, in addition to the discussion under the section entitled “—Effects of

Section 367 to U.S. Holders of Ordinary Shares” above), the Redomiciliation could be a taxable event to U.S. Holders under the PFIC provisions of the Code if atai (and therefore atai LuxCo) is considered a PFIC.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business received from unrelated persons) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.
PFIC Status of atai
Based upon the composition of its income and assets and the manner in which it operates its business, atai believes it was not a PFIC for its most recent taxable year ended on December 31, 2024 and for the taxable year which ends as a result of the Redomiciliation. Due to the factual nature of the determination, no assurance can be given as to whether atai or atai LuxCo would be or would not be a PFIC for any taxable year.
Effects of PFIC Rules on the Redomiciliation
Even if the LuxCo Merger or the Delaware Conversion qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC recognize gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code, but proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would not require gain recognition to U.S. Holders of Ordinary Shares as a result of the LuxCo Merger if atai and atai LuxCo each are considered a PFIC and the LuxCo Merger qualifies as an F Reorganization; however, a U.S. Holder would be required to recognize gain in connection with the LuxCo Merger or the Delaware Conversion, respectively, if:
(i)
with respect to the LuxCo Merger, atai (or its predecessor) was classified as a PFIC at any time during such U.S. Holder’s holding period in such Ordinary Shares, the LuxCo Merger does not qualify as an F Reorganization, and the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Ordinary Shares or in which atai was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such Ordinary Shares; or

(ii)
with respect to the Delaware Conversion, atai LuxCo or atai was classified as a PFIC at any time during such U.S. Holder’s holding period in its atai LuxCo Ordinary Shares and the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such atai LuxCo Ordinary Shares or in which atai LuxCo was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a MTM Election (as defined below) with respect to such atai LuxCo Ordinary Shares.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of atai or atai LuxCo. Under these rules:
•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Ordinary Shares or atai LuxCo Ordinary Shares, as applicable;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which atai or atai LuxCo was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations discussed in the preceding paragraph applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by atai LuxCo, the gain realized on the transfer is taxable under the rules described in the preceding paragraph, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized is taxable as provided under Section 367(b) of the Code. See the discussion above under the section entitled “—Effects of Section 367 to U.S. Holders of Ordinary Shares.”
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. If the proposed regulations under Section 1291(f) were finalized in the current form, U.S. Holders of Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (each as defined below) (a “Non-Electing Shareholder”) may be subject to taxation under the PFIC rules in connection with the Redomiciliation with respect to their Ordinary Shares in the manner set forth above.
Any gain recognized by a Non-Electing Shareholder of Ordinary Shares as a result of the Redomiciliation pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
As noted above, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, the LuxCo Merger or the Delaware Conversion could be a taxable event for U.S. Holders of Ordinary Shares under the PFIC rules regardless of whether the Redomiciliation qualifies as an F Reorganization if atai is considered a PFIC. If the LuxCo Merger or the Delaware Conversion fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or a MTM Election, a U.S. Holder’s gain, if any, would be taxed under the PFIC rules in the manner set forth above.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE REDOMICILIATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat atai and atai LuxCo as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Ordinary Shares during which atai and atai LuxCo qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.
A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or a MTM Election (an “Electing Shareholder”) generally would not be subject to the adverse PFIC rules discussed above with respect to its Ordinary Shares in connection with the Redomiciliation. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Redomiciliation except to the extent described under “—Effects of Section 367 to U.S. Holders of Ordinary Shares” and subject to the discussion above under “—Tax Effects of the Redomiciliation to U.S. Holders.” If an Electing Shareholder has made a QEF Election, it would instead include annually in gross income its pro rata share of the ordinary earnings and net capital gain of atai and atai LuxCo, whether or not such amounts are actually distributed.
The impact of the PFIC rules on a U.S. Holder of Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (a “MTM Election”). No assurance can be given that the Ordinary Shares are considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect to their Ordinary Shares in connection with the Redomiciliation or otherwise. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the MTM Election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. However, if the MTM Election is not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Ordinary Shares, including in connection with the Redomiciliation.
THE PFIC RULES ARE COMPLEX AND THEIR APPLICATION IN CONNECTION WITH THE LUXCO MERGER AND THE DELAWARE CONVERSION DEPEND ON VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING CIRCUMSTANCES WHERE THE PFIC RULES AND THE SECTION 367(b) RULES OVERLAP AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND WHETHER AND HOW ANY OVERLAP RULES APPLY, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS APPLICABLE TO PFICS.
Considerations for U.S. Holders of Making a Withdrawal Request
Generally
Subject to the PFIC rules discussed below, the U.S. federal income tax consequences to a U.S. Holder of Ordinary Shares that makes a Withdrawal Request to receive Cash Compensation for all or a portion of its Ordinary Shares will depend on whether the redemption qualifies as a sale of Ordinary Shares under Section 302 of the Code. If the redemption qualifies as a sale, the tax consequences to such U.S. Holder are as described below under the section entitled “— Taxation of Redemption Treated as a Sale.” If the redemption does not qualify as a sale, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”
Whether a redemption of Ordinary Shares qualifies for sale treatment will depend largely on the total number of Ordinary Shares treated as held by the redeemed U.S. Holder before and after the redemption relative to all of the atai stock outstanding both before and after the redemption. The redemption of Ordinary Shares generally will be treated as a sale of Ordinary Shares rather than as a corporate distribution if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in atai or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only Ordinary Shares actually owned by the U.S. Holder, but also Ordinary Shares that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock that the holder has a right to acquire by exercise of an option.
In order to meet the substantially disproportionate test, the percentage of atai’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Ordinary Shares must, among other requirements, be less than eighty percent (80%) of the percentage of atai’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption taking into account redemptions by other holders of Ordinary Shares. There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of atai stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other Ordinary Shares (including any stock constructively owned by the U.S. Holder as a result of owning stock options). The redemption of Ordinary Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in atai. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in atai will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of Ordinary Shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “— Taxation of Redemption Treated as a Distribution.”
Taxation of Redemption Treated as a Distribution
Subject to the PFIC rules described below, if the redemption of a U.S. Holder’s Ordinary Shares is treated as a corporate distribution, as discussed above under the section entitled “—Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from atai’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of atai’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares on a per-share basis. Any remaining excess will be treated as gain realized on the sale of Ordinary Shares and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale.” Because atai does not maintain calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all distributions will be reported as dividends for U.S. federal income tax purposes.
Taxation of Redemption Treated as a Sale
Subject to the PFIC rules described below, if the redemption of a U.S. Holder’s Ordinary Shares is treated as a sale, as discussed above under the section entitled “—Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the Ordinary Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Ordinary Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. Holders who hold different blocks of Ordinary Shares (including as a result of holding different blocks purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
PFIC Considerations in Connection with Making a Withdrawal Request
If (i) atai is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder and (ii) the U.S. Holder did not make a timely and effective QEF Election for atai’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”) or an MTM Election, then such holder will generally be subject to special rules (the “Default PFIC Regime”) with respect to:
•	any gain recognized by the U.S. Holder on the sale of its Ordinary Shares; and
•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for its Ordinary Shares). Under the Default PFIC Regime:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for its Ordinary Shares;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which atai is a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period will be taxed at the highest marginal tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder’s holding period.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A WITHDRAWAL REQUEST, INCLUDING THE POTENTIAL EFFECTS OF THE PFIC RULES.
Information Reporting and Backup Withholding
Payments of cash to a U.S. Holder as a result of the redemption of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
NON-U.S. HOLDERS
As used herein, a “Non-U.S. Holder” is a beneficial owner of an Ordinary Share who or that is, for U.S. federal income tax purposes:
•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;
•	a foreign corporation; or
•	an estate or trust that is not a U.S. Holder.
Effects of the Redomiciliation to Non-U.S. Holders
The Redomiciliation is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of Ordinary Shares.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of shares of atai Delaware Common Stock by a Non-U.S. Holder after the Redomiciliation.
Distributions on Shares of atai Delaware Common Stock
In general, any distributions (including constructive distributions, but not including certain distributions of shares or rights to acquire common stock) made to a Non-U.S. Holder of shares of atai Delaware Common Stock, to the extent paid out of atai Delaware’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute U.S. source dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, atai Delaware or other applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of atai Delaware Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of atai Delaware Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of Shares of atai Delaware Common Stock” below.
The withholding tax described above generally does not apply to dividends paid to a Non-U.S. Holder who provides a completed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, such effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Sale, Taxable Exchange or Other Taxable Disposition of Shares of atai Delaware Common Stock
A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its shares of atai Delaware Common Stock, unless:
(i)
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder);

(ii)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; and
(iii)
atai Delaware Common Stock constitutes a U.S. real property interest (“USRPI”) as a result of atai Delaware being a “United States real property holding corporation” for U.S. federal income tax purposes (“USRPHC”).

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of atai Delaware Common Stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses
With respect to the third bullet point above, atai Delaware does not expect that it would be a “United States real property holding corporation” immediately after Redomiciliation is completed and/or for the foreseeable future. Because the determination of whether atai Delaware is a USRPHC depends, however, on the fair market value of its USRPIs relative to the fair market value of its non-U.S. real property interests and other business assets, there can be no assurance whether atai Delaware will be a USRPHC immediately after the Redomiciliation or at any time in the future. Even if atai Delaware were to become a USRPHC, gain arising from the sale or other taxable disposition of atai Delaware Common Stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if atai Delaware Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of atai Delaware Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE POSSIBILITY OF ATAI DELAWARE’S STATUS AS UNITED STATES REAL PROPERTY HOLDING CORPORATION.

Considerations for Non-U.S. Holders of Making a Withdrawal Request
Subject to the discussion below under “—Information Reporting Requirements and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax (including withholding of U.S. federal income tax) in respect of its receipt of Cash Consideration, unless:
(i)
the receipt of Cash Consideration is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

(ii)	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate).
Non-U.S. Holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of atai Delaware Common Stock. A Non-U.S. Holder may have to comply with certification procedures to avoid such information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of thirty percent (30%) on payments of dividends on or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, atai Delaware Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on atai Delaware common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of shares of atai Delaware Common Stock.

NETHERLANDS TAX CONSIDERATIONS
This section provides general information and highlights key Dutch tax implications for atai shareholders concerning: (1) the LuxCo Merger; and (2) the exercise of withdrawal rights and receipt of Cash Compensation by atai shareholders. It does not aim to cover all potential tax considerations or consequences relevant to atai shareholders, nor does it address the tax implications for type of investor, including those subject to special rules like trusts or similar arrangements. In view of its general nature, this section should be treated with corresponding caution.
This section is based on the tax laws of the Netherlands, the published regulations thereunder and authoritative case law, all in effect on the date of this prospectus, and all of which are subject to change, potentially with retroactive impact. References to “the Netherlands” or “Dutch” pertain solely to the European part of the Kingdom of the Netherlands.
Please note that, in addition to the caveats above, this section explicitly does not describe the Dutch tax consequences for:
(i)
a holder of Ordinary Shares if such holder has a substantial interest (aanmerkelijk belang) or deemed substantial interest (fictief aanmerkelijk belang) in atai within the meaning of Chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a holder is considered to hold a substantial interest in atai, if such holder alone or, in the case of an individual, together with such holder’s partner for Dutch income tax purposes, or any relatives by blood or marriage in the direct line (including foster children), directly or indirectly, holds (i) an interest of 5% or more of the total issued and outstanding capital of atai or of 5% or more of the issued and outstanding capital of a certain class of shares; (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights that relate to 5% or more of atai’s annual profits or to 5% or more of atai’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(ii)
a holder of Ordinary shares if Ordinary Shares held by such holder qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). Generally, a shareholding of, or right to acquire, 5% or more in atai’s nominal paid-up share capital qualifies as a participation. A holder of Ordinary Shares may also have a participation if (a) such holder does not have a shareholding of 5% or more but a related entity (statutorily defined term) has a participation or (b) atai is a related entity of that holder of Ordinary Shares (statutorily defined term); and

(iii)
a holder of Ordinary Shares which is or who is entitled to the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any profits derived from Ordinary Shares (as defined in Article 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting)). Generally, a holder of Ordinary Shares may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it is an entity and holds an interest of 5% or more in atai’s nominal paid-up share capital.

Material Dutch Tax Consequences of the LuxCo Merger
Material Corporate-Level Tax Consequences of the LuxCo Merger in Relation to atai
For Dutch corporate income tax purposes, the relevant step of the Redomiciliation is the LuxCo Merger, where atai is legally merged into atai LuxCo, with the latter entity surviving. The LuxCo Merger should be a taxable transaction for Dutch corporate income tax purposes pursuant to which all assets and liabilities are deemed for Dutch corporate income tax purposes to be transferred at fair market value. Any gain (deemed) realized as a result of such a deemed transfer is generally subject to corporate income tax. Gains or losses on the shareholdings held by atai in various subsidiaries are expected to be tax-exempt by virtue of the Dutch participation exemption regime. Based on the understanding that atai does not hold material assets other than shares in subsidiaries, no adverse Dutch corporate income tax consequences are anticipated as a result of the LuxCo Merger.
Dividend Withholding Tax – LuxCo Merger and Exercise of Withdrawal Rights
Based on current Dutch tax law, the LuxCo Merger should not qualify as a taxable event for purposes of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) and should therefore not be subject to Dutch dividend withholding tax (dividendbelasting), unless a holder of Ordinary Shares exercises its Withdrawal

Right and receives Cash Compensation. For Cash Compensation payments, Dutch dividend withholding tax should be withheld at a rate of 15% by atai from the Cash Compensation amount that such shareholder is entitled to receive if, and to the extent that, such amount exceeds the average paid-up capital recognized as paid-up on the Ordinary Shares for Dutch dividend withholding tax purposes.
Taxes on Income and Capital Gains – Dutch Resident atai Shareholder
A holder of Ordinary Shares who is resident or deemed to be resident in the Netherlands for purposes of Dutch taxation (a “Dutch Resident”), may be subject to Dutch income tax or Dutch corporate income tax (as applicable) in connection with the exchange of shares pursuant to the LuxCo Merger, depending on the tax regime applicable to such holder.
Taxes on Income and Capital Gains – Non-Dutch Resident atai Shareholder
An atai shareholder that is not a Dutch Resident should not be subject to Dutch income tax in connection with the exchange of shares pursuant to the LuxCo Merger, provided that:
(i)
such holder is, other than by means of shares, not entitled to a share in the profits, or co-entitled to the assets, of an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and the Dutch Corporate Income Tax Act 1969, as applicable) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise Ordinary Shares are attributable; and

(ii)
in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to Ordinary Shares that go beyond ordinary asset management and does not otherwise derive benefits from Ordinary Shares that are taxable as benefits from miscellaneous activities in the Netherlands.

Other Taxes and Duties
No Dutch VAT or Dutch documentation taxes (commonly referred to as stamp duties) should be payable by a holder of Ordinary Shares in respect of or in connection with the Redomiciliation.
Material Dutch Tax Consequences on the Ownership of Common Stock of atai Delaware that are issued upon the Completion of the Redomiciliation
Taxes on Income and Capital Gains – Dutch Resident Entities
Generally, if a holder of atai Delaware Common Stock is a legal entity that is resident or deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entity”), any income derived from, or capital gains realized on the disposal of, the atai Delaware Common Stock should be subject to Dutch corporate income tax at statutory rates of up to 25.8% in 2025.
Taxes on Income and Capital Gains – Dutch Resident Individuals
If a holder of atai Delaware Common Stock is an individual who is a resident or deemed to be a resident in the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individual”), income or capital gains derived from the atai Delaware Common Stock should generally be subject to Dutch personal income tax at progressive rates (up to a maximum of 49.5% in 2025) if:
•
the atai Delaware Common Stock is attributable to an enterprise from which the holder derives a share of profit, whether as an entrepreneur or as a person with a co-entitlement to the net worth of such enterprise; or

•
the holder performs activities with respect to the atai Delaware Common Stock that go beyond ordinary asset management, or otherwise derives benefits from the Common Stock that are taxable as benefits from miscellaneous activities.

If neither of the above conditions are met, a Dutch Resident Individual should generally be subject to an annual income tax imposed on a deemed return on the fair market value of the atai Delaware Common Stock on January 1 of each calendar year under the regime for savings and investments (inkomen uit sparen en beleggen) provided that the Dutch Resident Individual’s net investment assets exceed a statutory threshold. The net investment assets are determined as the fair market value of the investment assets (including the atai Delaware Common Stock) minus the fair market value of liabilities as of January 1 of the relevant calendar year. If the net investments assets exceed the statutory threshold and irrespective of the actual income or capital gains realized, a deemed return is taxed at a flat rate of 36% (for 2025) under the regime for savings and investments. The provisional deemed returns for 2025 are 1.44% for bank savings, 5.88% for other investments (including the atai Delaware Common Stock), and 2.62% for liabilities. The definitive percentages for 2025 will be published in early 2026 and will apply retroactively to January 1, 2025.
Based on case law of the Dutch Supreme Court, the taxation under the regime for savings and investments, as set out above, may, depending on the facts and circumstances relating to a Dutch Resident Individual, be incompatible with the European Convention on Human Rights. Dutch Resident Individuals that hold atai Delaware Common Stock should consult their own tax advisor to assess whether the taxation in respect of the atai Delaware Common Stock would be compatible with the European Convention on Human Rights.
Non-Residents of the Netherlands
A holder of atai Delaware Common Stock who is neither a Dutch Resident Entity nor a Dutch Resident Individual should not be subject to Dutch income tax on income derived from, or capital gains realized on the disposal of, the atai Delaware Common Stock, provided that:
•
such holder is, other than by means of shares, not entitled to a share in the profits, or co-entitled to the assets, of an enterprise or deemed enterprise that is effectively managed in the Netherlands or carried on through a permanent establishment, deemed permanent establishment, or permanent representative in the Netherlands to which the atai Delaware Common Stock is attributable; and

•
in the case of an individual holder, such holder does not perform activities in the Netherlands with respect to the atai Delaware Common Stock that go beyond ordinary asset management and does not otherwise derive benefits from the atai Delaware Common Stock that are taxable as benefits from miscellaneous activities in the Netherlands.

Gift and Inheritance Taxes
Transfers of atai Delaware Common Stock by way of gift or upon death by a holder who is resident or deemed to be resident in the Netherlands at the time of the gift or death may be subject to Dutch gift or inheritance tax.
A holder who is neither resident nor deemed to be resident in the Netherlands should generally not be subject to Dutch gift or inheritance tax in respect of a transfer of atai Delaware Common Stock, unless:
•
in the case of a gift by an individual who was not resident or deemed to be resident in the Netherlands at the date of the gift, such individual dies within 180 days of the gift while being a resident or deemed to be a resident in the Netherlands;

•	the gift is made under a condition precedent and the holder is a resident or deemed to be a resident in the Netherlands at the time the condition is fulfilled; or
•	the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who is or is deemed to be a resident in the Netherlands at the time of the gift or death.
For purposes of Dutch gift and inheritance tax, a person holding Dutch nationality is deemed to be a resident in the Netherlands if they have been a resident at any time during the ten years preceding the date of the gift or death. For Dutch gift tax purposes, a person not holding Dutch nationality is deemed to be a resident if they have been a resident at any time during the twelve months preceding the date of the gift. Applicable tax treaties may override these deemed residency rules.
Value Added Tax (VAT)
No Dutch VAT should be payable by a holder of atai Delaware Common Stock in respect of any payment for holding or disposing of the atai Delaware Common Stock.
Stamp Duties
No Dutch documentation taxes (stamp duties) should be payable by a holder of atai Delaware Common Stock in respect of any payment for holding or disposing of the atai Delaware Common Stock.

THE EXTRAORDINARY GENERAL MEETING
General
This proxy statement/prospectus is first being mailed to atai shareholders on or about September 30, 2025 and constitutes notice of the Extraordinary General Meeting for U.S. securities laws purposes.
This proxy statement/prospectus is being provided to atai shareholders as part of a solicitation of proxies by the Board for use at the Extraordinary General Meeting. Shareholders of atai are encouraged to read the entire document carefully, including the annexes to this proxy statement/prospectus, for more detailed information regarding the Acquisition, the Redomiciliation, the Share Purchase Agreement and the transactions contemplated by the Share Purchase Agreement.
Attending the Extraordinary General Meeting
The Extraordinary General Meeting will be held at the offices of NautaDutilh N.V., Beethovenstraat 400, 1082 PR Amsterdam, the Netherlands, at 6:00 p.m. (Central European Time) on November 4, 2025. Our Extraordinary General Meeting will be a “hybrid” meeting of shareholders, meaning that you may attend the meeting either via the Internet at www.virtualshareholdermeeting.com/ATAI2025SM by following the instructions set forth below or in person. We believe this virtual attendance alternative enables increased shareholder participation from locations around the world. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.
Shareholders may attend the Extraordinary General Meeting either virtually, by visiting www.virtualshareholdermeeting.com/ATAI2025SM and entering your 16-digit control number, or in person. If you have questions concerning the Proposals (as defined below), the Extraordinary General Meeting or this proxy statement/prospectus, would like additional copies or need help voting your Ordinary Shares, please contact Innisfree, atai’s proxy solicitor, by calling 877-750-0926 (U.S. and Canada toll-free), 412-232-3651 (international) or 212-750-5833 (banks and brokers).
If you are eligible to attend, and wish to attend, the Extraordinary General Meeting, virtually or in person, or be represented by proxy, you must notify us of your identity and intention to attend the Extraordinary General Meeting by e-mail (addressed to shareholdermeeting@atai.com) or in writing (addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands). This notice must be received by us no later than 5:00 p.m. (Central European Time) on October 31, 2025. Please see the section called “Who Can Attend the Extraordinary General Meeting?” for more information about how to attend the meeting.
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, each of the following proposals (the “Proposals”) will be on the agenda as a voting item:
1.	Adoption of the Acquisition Proposal.
2.	Adoption of the Share Issuance Proposal.
3.	Adoption of the Director Nominee Proposals.
4.	Adoption of the Governing Document Amendment Proposal.
5.	Adoption of the Redomiciliation Proposal.
6.	Adoption of the Redomiciliation Withdrawal Rights Proposal.
7.	Adoption of the Redomiciliation Share Conversion Proposal.
No business shall be voted on at the Extraordinary General Meeting, except for the Proposals.
This proxy statement/prospectus, including the Share Purchase Agreement attached to this proxy statement/prospectus as Annex A, contains further information with respect to these matters.

Recommendations of the Board
The Board unanimously recommends that you vote your shares FOR each of the foregoing proposals. If you properly submit your proxy, your Ordinary Shares will be voted on your behalf as you direct. If not otherwise specified, the Ordinary Shares represented by the proxies received prior to the Cut-off Time will be voted FOR each proposal.
Ordinary Shares are the only class of securities entitled to receive notice of and vote at meetings of atai’s shareholders. Holders of Ordinary Shares will vote as a single class on all matters presented at the Extraordinary General Meeting. Each Ordinary Share outstanding on the Record Date entitles the holder to one vote at the Extraordinary General Meeting.
Proxies may also be solicited on behalf of the Board, without additional compensation, by atai’s directors, officers and other regular employees. atai has retained Innisfree to assist in soliciting proxies, which it may do by telephone or in person. atai will pay Innisfree a fee of up to $30,000, plus expenses. If you are a shareholder of record or in street name as of the Record Date, you may vote at the Extraordinary General Meeting or by proxy.
Whether or not you plan to attend the Extraordinary General Meeting virtually or in person, please carefully review the accompanying materials and take time to cast your vote as it is important that your Ordinary Shares be represented and voted at the Extraordinary General Meeting. We urge you to promptly submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card, or by email (addressed to shareholdermeeting@atai.com). Further instructions will be contained on the proxy card. If you decide to attend the Extraordinary General Meeting, you will be able to vote online or in person, even if you have previously submitted your proxy.
The record date for the Extraordinary General Meeting in respect of our Ordinary Shares is October 7, 2025. Those who are holders of our Ordinary Shares, or who otherwise have voting rights and/or meeting rights with respect to our Ordinary Shares, on the Record Date, provided that they are recorded as such in our shareholders’ register or in the register maintained by our U.S. transfer agent, Computershare Inc., may attend and, if relevant, vote at the Extraordinary General Meeting (the “Persons with Meeting Rights”).
Persons with Meeting Rights who wish to attend the Extraordinary General Meeting, virtually or in person, or be represented by proxy, must notify us of their identity and intention to attend the Extraordinary General Meeting by e-mail (addressed to shareholdermeeting@atai.com) or in writing (addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands). This notice must be received by us no later than 5:00 p.m. (Central European Time) on October 31, 2025. Persons with Meeting Rights who have not complied with this requirement may be refused attendance at the Extraordinary General Meeting. Persons with Meeting Rights may have themselves represented at the Extraordinary General Meeting through the use of a written or electronically recorded proxy. Proxyholders who wish to attend the Extraordinary General Meeting should present a copy of their proxy upon entry to the General Meeting, failing which the proxyholder concerned may be refused entry to the Extraordinary General Meeting.
It is important that your shares be represented, regardless of the number of shares you may hold. We urge you to vote your shares or to submit your proxy. Proxies may be submitted up until 5:59 a.m. Central European Time on November 4, 2025 (the “Cut-off Time”) via a toll-free telephone number (call +1-800-690-6903) or over the Internet (visit www.proxyvote.com), as described in further detail in the enclosed materials, or by signing, dating and mailing the proxy card in the enclosed return envelope. Voting your shares or submitting your proxy, as applicable, will be important for the presence of a quorum at the Extraordinary General Meeting and will save us the expense of further solicitation. Submitting a proxy will not prevent you from voting your shares at the Extraordinary General Meeting if you desire to do so, as your proxy is revocable at your option.
If you submit a proxy but do not give voting instructions as to how your Ordinary Shares should be voted on a particular proposal at the Extraordinary General Meeting, your Ordinary Shares will be voted in accordance with the recommendations of the Board stated in this proxy statement/prospectus. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (1) delivering a written notice of revocation addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands prior to the Cut-off Time, (2) duly executing a proxy bearing a later date and submitting such proxy to the Company prior to the Cut-off Time, (3) granting a subsequent proxy by Internet or by telephone, in each case prior to the Cut-off Time, or (4) attending the Extraordinary General Meeting and voting at the Extraordinary General Meeting. Your last vote or proxy will be the vote or proxy that is counted. Attendance at the Extraordinary General Meeting will not cause your previously granted proxy to be revoked unless you vote or specifically so request.
If on the Record Date you held Ordinary Shares in an account with a brokerage firm, bank or other nominee, then you are a beneficial owner of those Ordinary Shares and hold such Ordinary Shares in “street name,” and these proxy materials will be forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Ordinary Shares held in their account, and the nominee has enclosed or provided voting instructions for you to use in directing it how to vote your Ordinary Shares. The nominee that holds your Ordinary Shares, however, is considered the shareholder of record for purposes of voting at the Extraordinary General Meeting. Because you are not the shareholder of record, you may not vote your Ordinary Shares at the Extraordinary General Meeting unless you bring to the Extraordinary General Meeting a “legal proxy” or “instrument of proxy” confirming your beneficial ownership of the shares as of the Record Date. Whether or not you plan to attend the Extraordinary General Meeting, we urge you to vote by following the voting instructions provided to you to ensure that your vote is counted.
Broadridge will provide NautaDutilh N.V., our Dutch legal counsel, with a tabulation of the votes submitted by proxy prior to the Cut-off Time as described in this proxy statement/prospectus and NautaDutilh N.V. will tabulate the votes cast at the Extraordinary General Meeting by Persons with Meeting Rights attending in person, if any. These tabulations will be provided to the Company.
Quorum Requirement for the Extraordinary General Meeting
A quorum must be present at the Extraordinary General Meeting for any proposal to be voted on. At the Extraordinary General Meeting, at least one-third of the Company’s issued and outstanding Ordinary Shares must be present or represented in order to constitute a quorum for all proposals. Based on the shares anticipated to be outstanding as of the Record Date, atai’s expectation is that at least 80,000,408 Ordinary Shares must be represented by the shareholders present in person at the Extraordinary General Meeting or represented by proxy to have a quorum. Your Ordinary Shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or brokerage firm) or if you are present or represented in person at the Extraordinary General Meeting. Abstentions have no effect on the adoption of the proposals. Abstentions count for purposes of determining whether a quorum is present.
Votes Required
Assuming a quorum is present:

Proposal 1.	Adoption of the Acquisition Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 2.	Adoption of the Share Issuance Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 3.
The Director Nominee Proposals are based on a binding nomination proposed by the Board. Each nominee specified in such binding nomination shall be appointed unless the relevant nomination is overruled by the Extraordinary General Meeting, which would result if at least a majority of two-thirds of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy, representing more than half of atai’s issued share capital, vote against the appointment.

Proposal 4.	Adoption of the Governing Documents Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 5.	Adoption of the Redomiciliation Proposal requires the affirmative vote of at least two-thirds of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 6.
Adoption of the Redomiciliation Withdrawal Rights Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

Proposal 7.	Adoption of the Redomiciliation Share Conversion Proposal requires the affirmative vote of a majority of the votes cast at the Extraordinary General Meeting, whether in person or represented by proxy.

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted “FOR” (i) the Acquisition Proposal, (ii) the Share Issuance Proposal, (iii) the Director Nominee Proposals, (iv) the Governing Documents Proposal, (v) the Redomiciliation Proposal, (vi) the Redomiciliation Withdrawal Rights Proposal and (vii) the Redomiciliation Share Conversion Proposal.
Abstentions and Broker Non-Votes
An “abstention” represents a shareholder’s affirmative choice to decline to vote on a Proposal. Under Dutch law and the Articles of Association, Ordinary Shares for which the holder thereof abstains from voting will not count as votes cast at the Extraordinary General Meeting for any of the Proposals presented as voting items. Abstentions have no effect on the adoption of Proposals 1 through 7. Abstentions count for purposes of determining whether a quorum is present.
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, which include Proposals 1, 2, 3, 5, 6 and 7.
Under the rules of the New York Stock Exchange and Nasdaq, banks, brokers and other nominees who hold Ordinary Shares in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. Because brokers have discretionary authority to vote on Proposal 4, atai does not expect any broker non-votes with respect to Proposal 4, and broker non-votes, if any, will have no effect on the adoption of Proposal 4.
Broker non-votes do not count for purposes of determining whether a quorum is present.
Failure to Vote
If you are a shareholder of record and you do not sign and return your proxy card or vote over the Internet, by telephone or at the Extraordinary General Meeting, your shares will not be voted at the Extraordinary General Meeting, will not be counted as present at the Extraordinary General Meeting or by proxy at the Extraordinary General Meeting and will not be counted as present for purposes of determining whether a quorum exists.
A shareholder’s failure to vote by proxy or to vote at the Extraordinary General Meeting is not counted as a vote cast and, therefore, will have no effect on the adoption of the Proposals 1 through 7.
Voting by atai’s Directors and Executive Officers
At the close of business on the Record Date, atai’s directors and executive officers are expected to be entitled to vote 55,856,241 Ordinary Shares, or approximately 23% of the Ordinary Shares expected to be issued and outstanding on that date. The directors and executive officers of atai have informed atai that they intend to vote their shares in favor of the adoption of the Proposals 1 through 7.
Revocation of Proxy
If you have executed and returned a proxy, you may revoke your submitted proxy and change your vote prior to the Cut-off Time by:
•	delivering a written notice of revocation addressed to atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands prior to the Cut-off Time;
•	submitting a duly executed proxy bearing a later date to the Company prior to the Cut-off Time;
•	granting a subsequent proxy through the Internet or telephone, in each case prior to the Cut-off Time; or
•	attending the Extraordinary General Meeting and voting at the Extraordinary General Meeting.

Your most recent proxy card or telephone or Internet proxy is the one that will be counted.
If your shares are held in “street name,” you may change or revoke your voting instructions by following the specific directions provided to you by your bank, or broker or other nominee, or you may vote in person at the Extraordinary General Meeting by obtaining a “legal proxy” or “instrument of proxy” from your bank, or broker or other nominee, bringing your “legal proxy” or “instrument of proxy” to the Extraordinary General Meeting in order to vote and notifying the Company in writing of your identity and intention to attend the Extraordinary General Meeting (see above under “Who can attend the Extraordinary General Meeting?”).
Proxy Solicitation
The Board is soliciting your proxy in connection with the Extraordinary General Meeting, and atai will bear the cost of soliciting such proxies, including the costs of printing and mailing this proxy statement/prospectus.
Innisfree has been retained to assist with the solicitation of proxies. Innisfree will be paid a fee of up to $30,000, plus certain additional per-service fees, and will be reimbursed for certain fees and expenses for these and other advisory services in connection with the Extraordinary General Meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of Ordinary Shares, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by Innisfree or, without additional compensation, by certain of atai’s directors, officers and employees.
Questions
If you have more questions about the Acquisition or the Redomiciliation or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Innisfree, atai’s proxy solicitor, by calling 877-750-0926 (U.S. and Canada toll-free), 412-232-3651 (international) or 212-750-5833 (banks and brokers), or atai’s Corporate Secretary, at atai’s principal executive offices, atai Life Sciences N.V., Corporate Secretary, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
On June 2, 2025, atai entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Beckley Psytech and certain selling shareholders of Beckley Psytech, pursuant to which atai agreed to acquire from the shareholders of Beckley Psytech, excluding atai (the “Sellers”) the entire issued share capital of Beckley Psytech not already owned by atai (“Beckley Shares”) by issuing to the Sellers 105,044,902 Ordinary Shares (the “Consideration Shares”). Prior to the Closing, Beckley Psytech will use all reasonable endeavors to effect the Beckley Carve-Out, pursuant to which Eleusis and its subsidiaries (“Eleusis”) will be carved out from Beckley Psytech by way of a dividend in specie of all of the issued shares in Eleusis such that the shareholders of Beckley Psytech immediately prior to the Beckley Carve-Out shall each receive a pro-rata equity holding in Eleusis (see Note 3). The Closing is expected to be completed in the second half of 2025. Upon completion of the Acquisition, Beckley Psytech and its subsidiaries (“Beckley Group”) will be wholly-owned subsidiaries of atai. Upon the completion of the Acquisition, the Combined Group will be renamed to “Atai Beckley N.V.”
Subsequent to the execution of the Share Purchase Agreement, on July 1, 2025, atai entered into subscription agreements relating to the purchase of (i) 18,264,840 Ordinary Shares and (ii) pre-funded warrants (the “July Pre-Funded Warrants”) to purchase 4,566,210 Ordinary Shares with an exercise price of $0.01, for a purchase price of $2.19 per share less the exercise price of $0.01 per share, resulting in aggregate gross proceeds to atai of approximately $50.0 million (the “July PIPE Financing”).
Additionally, on August 13, 2025 atai and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003 (see Note 1, Promissory Note).
Furthermore, atai is expected to effect the Redomiciliation, pursuant to which (i) atai will merge with and into atai LuxCo (the “LuxCo Merger”), a newly formed Luxembourg public limited liability company (société anonyme), with atai LuxCo surviving, and all Ordinary Shares will be cancelled and exchanged for atai LuxCo Common Stock on a one-for-one basis; and (ii) atai LuxCo will subsequently convert from a Luxembourg public limited liability company (société anonyme) into atai Delaware, a corporation incorporated under the laws of the State of Delaware, and atai LuxCo will be deregistered from the Luxembourg Register of Commerce and Companies (Registre de Commerce et des Sociétés). The Redomiciliation is expected to be completed before the end of 2025 prior to the Acquisition. See “The Redomiciliation” for further details on the background and reasons for the Redomiciliation. As this is a one-for-one exchange of shares with the same par value, atai does not expect the Redomiciliation to have a material effect on its consolidated financial statements. The Redomiciliation is not expected to have a material effect on atai’s effective tax rate. In connection with the Redomiciliation, atai estimates the related transaction costs to be approximately $3.0 million, with the corresponding effect recognized in the unaudited pro forma condensed combined financial information.
Any atai shareholders who vote against the Redomiciliation and who do not wish to receive atai LuxCo Common Stock may exercise their withdrawal rights under Dutch law in connection with the LuxCo Merger and receive cash compensation up to a maximum of $5.0 million in aggregate (see “Conditions to the Redomiciliation”). If the maximum cash compensation under such withdrawal rights is reached, then the pro forma combined balance of cash and cash equivalents will be reduced by $5.0 million and the outstanding shares of the Combined Group will be reduced by 1,106,194 shares using the closing trading price of atai Ordinary Shares on September 3, 2025. As a result, basic and diluted pro forma net loss per share would be $0.28 for the six months ended June 30, 2025 and $2.56 for the year ended December 31, 2024.
The unaudited pro forma condensed combined financial information has been prepared by atai in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Business, as adopted by the SEC on May 20, 2020 (“Article 11”). The following unaudited pro forma condensed combined financial information gives effect to the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, the Promissory Note, and other related transactions.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of atai and the historical consolidated statement of financial position of Beckley Psytech, as adjusted for the Beckley Carve-Out (“Adjusted Beckley Psytech”) described in Note 3, as of June 30, 2025, and depicts the accounting for the Acquisition, the July PIPE Financing (presented as “July PIPE Financing” adjustments), the Redomiciliation, the Promissory Note, and related transactions (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 combines the historical consolidated results of atai and the historical consolidated statement of comprehensive loss of Beckley Psytech, as adjusted for Beckley Carve-Out described in Note 3 for those periods and depicts the pro forma balance sheet transaction accounting adjustments for the Acquisition, the July PIPE Financing (presented as “July PIPE Financing” adjustments), the Redomiciliation, the Promissory Note, and related transactions assuming that those adjustments were made as of January 1, 2024 (“pro forma statements of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statements of operations transaction accounting adjustments are referred to as “transaction accounting adjustments.” These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:
•
the historical audited consolidated financial statements of atai for the year ended December 31, 2024, and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in its Annual Report on Form 10-K, filed with the SEC on March 17, 2025 and incorporated by reference;

•
the historical unaudited condensed consolidated financial statements of atai for the six months ended June 30, 2025, and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in its Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2025 and incorporated by reference;

•	the historical consolidated financial statements of Beckley Psytech for the year ended December 31, 2024 as included within the section entitled “Consolidated Financial Statements of Beckley Psytech”;
•
the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Beckley Psytech” and other financial information relating to atai and Beckley Psytech included elsewhere in this proxy statement/prospectus.

Beckley Psytech’s unaudited historical interim condensed consolidated financial statements for the six months ended and as of June 30, 2025 are not included in this proxy statement/prospectus.
The transaction accounting adjustments to the unaudited pro forma condensed combined financial information is based on the assumptions described in the accompanying notes. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had atai and Beckley Psytech been a combined organization during the specified periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025
(in thousands of dollars)

	Historical
	atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	July PIPE Financing (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined

Assets
Current assets:
Cash and cash equivalents	$61,940	$2,228	$(58)	3(a)	$2,170	$46,663	4(a)	$4,542	8(a)	$103,660
								(11,655)	8(c)
								(10,000)	8(b)
								10,000	8(d)
Securities carried at fair value	34,003	—	—		—	—		—		34,003
Other receivables	—	1,463	(232)	3(a)	1,231	—		(1,231)	8(e.2)	—
Note receivable from Beckley Psytech	—	—	—		—	—		10,000	8(b)	—
								(10,000)	8(g)
Tax receivables	—	11,958	(1,912)	3(a)	10,046	—		—		10,046
Prepaid expenses and other current assets	6,738	—	—		—	—		1,231	8(e.2)	7,969
Total current assets	102,681	15,649	(2,202)		13,447	46,663		(7,113)		155,678
Property and equipment, net	2,899	—	—		—	—		—		2,899
Property, plant and equipment	—	103	(87)	3(a)	16	—		(16)	8(g)	—
Operating lease right-of-use asset, net	2,803	—	—		—	—		—		2,803
Other investments held at fair value	16,816	—	—		—	—		—		16,816
Other investments	53,947	—	—		—	—		(45,418)	8(g)	1,800
								1,800	8(g)
								(8,529)	8(g)
Intangible assets	3,122	66,594	(66,594)	3(a)	—	—		536,000	8(g)	3,122
								(536,000)	8(h)
Goodwill	331	—	—		—	—		—		331
Digital assets	6,216	—	—		—	—		—		6,216
Other receivables	—	3,142	(3,142)	3(a)	—	—		—		—
Other assets	389	—	—		—	—		—		389
Total assets	$189,204	$85,488	$(72,025)		$13,463	$46,663		$(59,276)		$190,054

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,039	$—	$—		$—	$—		$(210)	8(c)	$6,346
								2,517	8(e.2)
Trade and other payables	—	4,956	(84)	3(a)	4,872	—		(4,872)	8(e.2)	—
Accrued liabilities	14,514	—	—		—	—		(3,218)	8(c)	15,904
								2,355	8(e.2)
								2,253	8(i)
Note payable to atai	—	—	—		—	—		10,000	8(d)	—
								(10,000)	8(g)

See accompanying notes to the unaudited pro forma condensed combined financial information.

	Historical
	atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	July PIPE Financing (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
Current portion of lease liabilities	437	—	—		—	—		—		437
Short-term convertible promissory notes and derivative liability - related party	2,466	—	—		—	—		—		2,466
Short-term convertible promissory notes and derivative liability	3,694	—	—		—	—		—		3,694
Contingent consideration	—	18,177	—		18,177	—		—		18,177
Other current liabilities	397	—	—		—	—		—		397
Total current liabilities	25,547	23,133	(84)		23,049	—		(1,175)		47,421
Contingent consideration liability - related parties	110	—	—		—	—		—		110
Contingent consideration liabilities	212	8,205	—		8,205	—		—		8,417
Noncurrent portion of lease liabilities	2,619	—	—		—	—		—		2,619
Warrants	—	437	—		437	—		(437)	8(f)	—
Pre-funded warrant liabilities	13,758	—	—		—	9,954	4(a)	—		23,712
Other liabilities	3,033	—	—		—	—		—		3,033
Total liabilities	45,279	31,775	(84)		31,691	9,954		(1,612)		85,312
Stockholders’ equity:
atai common stock	23,547	—	—		—	2,141	4(a)	350	8(a)	37,933
			—					11,895	8(g)
Share capital	—	14	—		14	—		(14)	8(g)	—
Share premium	—	131,402	(71,191)	3(a)	60,211	—		(60,211)	8(g)	—
Merger reserve	—	43,942	—		43,942	—		(43,942)	8(g)	—
Additional paid-in capital	895,486	—	—		—	35,226	4(a)	4,192	8(a)	1,382,310
								(1,678)	8(e.1)
								1,678	8(g)
								446,888	8(g)
								518	8(g)
Accumulated other comprehensive loss	(20,928)	—	—		—	—		—		(20,928)
Cumulative translation adjustment	—	(772)	(750)	3(a)	(1,522)	—		1,522	8(g)	—
Accumulated deficit	(754,367)	(120,873)	—		(120,873)	(658)	4(a)	(8,227)	8(c)	(1,294,760)
								1,678	8(e.1)
								437	8(f)
								118,758	8(g)
								6,745	8(g)
								(536,000)	8(h)
								(2,253)	8(i)

See accompanying notes to the unaudited pro forma condensed combined financial information.

	Historical
	atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)	Adjusted Beckley Psytech	July PIPE Financing (Note 4)	Transaction Accounting Adjustments	Pro Forma Combined
Total stockholders’ equity attributable to atai Life Sciences N.V. stockholders and Beckley Psytech Limited shareholders	143,738	53,713	(71,941)	(18,228)	36,709	(57,664)	104,555
Noncontrolling interests	187	—	—	—	—	—	187
Total stockholders’ equity	143,925	53,713	(71,941)	(18,228)	36,709	(57,664)	104,742
Total liabilities and stockholders’ equity	$189,204	$85,488	$(72,025)	$13,463	$46,663	$(59,276)	$190,054

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2025
(in thousands of dollars, except shares and per share amounts)

	Historical
	Atai (U.S. GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	Transaction Accounting Adjustments		Pro Forma Combined
License revenue	$202	$—	$—		$—	$—		$202
Research and development services revenue	2,072	—	—		—	—		2,072
Total revenue	2,274	—	—		—	—		2,274
Operating expenses:
Research and development	22,420	14,907	(1,233)	3(b)	13,674	282	9(d)	36,376
General and administrative	25,497	6,821	(296)	3(b)	6,525	193	9(d)	32,215
Loss on contingent consideration	—	18,456	—		18,456	—		18,456
Total operating expenses	47,917	40,184	(1,529)		38,655	475		87,047
Loss from operations	(45,643)	(40,184)	1,529		(38,655)	(475)		(84,773)
Other income (expense), net:
Interest income	434	99	—		99			533
Interest expense	(1,164)	(110)	—		(110)	—		(1,274)
Gain on revaluation of warrants	—	8,842	—		8,842	(8,842)	9(b)	—
Benefit from research and development tax credit	56	—	—		—	—		56
Change in fair value of assets and liabilities, net	(12,502)	—	—		—	2,783	9(a)	(9,719)
Gain on other investments	3,794	—	—		—	—		3,794
Change in fair value of digital assets, net	1,216	—	—		—	—		1,216
Loss on extinguishment of debt	(1,317)	—	—		—	—		(1,317)
Foreign exchange gain, net	1,916	—	—		—	—		1,916
Other expense, net	(752)	—	—		—	—		(752)
Net income (loss) before income taxes	(53,962)	(31,353)	1,529		(29,824)	(6,534)		(90,320)
Benefit from (provision for) income taxes	(249)	5,093	(200)	3(b)	4,893	—		4,644
Net loss	(54,211)	(26,260)	1,329		(24,931)	(6,534)		(85,676)
Net loss attributable to noncontrolling interests	(51)	—	—		—	—		(51)
Net loss attributable to common stockholders	$(54,160)	$(26,260)	$1,329		$(24,931)	$(6,534)		$(85,625)
Net loss per share attributable to common stockholders — basic and diluted	$(0.29)							$(0.28)	9(h)
Weighted average common shares outstanding — basic and diluted	186,473,494							309,226,088	9(h)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(in thousands of dollars, except shares and per share amounts)

	Historical
	atai (GAAP)	Beckley Psytech (IFRS) (Note 2)	Beckley Carve-Out (Note 3)		Adjusted Beckley Psytech	July PIPE Financing (Note 4)		Transaction Accounting Adjustments		Pro Forma Combined
License revenue	$308	$—	$—		$—	$—		$—		$308
Operating expenses:
Research and development	55,455	31,237	(4,685)	3(b)	26,552	—		696	9(d)	82,703
General and administrative	47,544	10,202	(1,215)	3(b)	8,987	658	4(b)	145	9(d)	67,814
								8,227	9(c)
								2,253	9(g)
Loss on contingent consideration	—	4,465	—		4,465	—		—		4,465
Total operating expenses	102,999	45,904	(5,900)		40,004	658		11,321		154,982
Loss from operations	(102,691)	(45,904)	5,900		(40,004)	(658)		(11,321)		(154,674)
Other income (expense), net:
Interest income	778	1,187	—		1,187	—		—		1,965
Interest expense	(3,124)	—	—		—	—		—		(3,124)
Acquired in-process research and development	—	—	—		—	—		(536,000)	9(f)	(536,000)
Gain on Acquisition	—	—	—		—	—		6,745	9(e)	6,745
Gain on revaluation of warrants	—	5,291	—		5,291	—		(5,291)	9(b)	—
Benefit from research and development tax credit	525	—	—		—	—		—		525
Change in fair value of assets and liabilities, net	(48,879)	—	—		—	—		(1,676)	9(a)	(50,555)
Gain on settlement of pre-existing contract	5,567	—	—		—	—		—		5,567
Gain on dissolution of a variable interest entity	1,166	—	—		—	—		—		1,166
Foreign exchange loss, net	(1,263)	—	—		—	—		—		(1,263)
Other expense, net	(484)	—	—		—	—		—		(484)
Net income (loss) before income taxes	(148,405)	(39,426)	5,900		(33,526)	(658)		(547,543)		(730,132)
Benefit from (provision for) income taxes	356	10,713	(903)	3(b)	9,810	—		—		10,166
Losses from investments in equity method investees, net of tax	(2,000)	—	—		—	—		—		(2,000)
Net loss	(150,049)	(28,713)	4,997		(23,716)	(658)		(547,543)		(721,966)
Net loss attributable to noncontrolling interests	(780)	—	—		—	—		—		(780)
Net loss attributable to common stockholders	$(149,269)	$ (28,713)	$4,997		$ (23,716)	$ (658)		$(547,543)		$(721,186)
Net loss per share attributable to common stockholders — basic and diluted	$(0.93)									$(2.55)	9(h)
Weighted average common shares outstanding — basic and diluted	160,159,983									282,912,577	9(h)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of the Acquisition
On June 2, 2025, atai, the Sellers and Beckley Psytech entered into the Share Purchase Agreement, pursuant to which atai agreed to acquire the Beckley Shares from the Sellers. Prior to entering into the Share Purchase Agreement, on January 3, 2024 atai (i) entered into a subscription and shareholders’ agreement (the “SSA”) with Beckley Psytech, pursuant to which atai acquired 24,096,385 newly issued series C preferred shares of Beckley Psytech, nominal value £0.0001 per share (the “Series C Shares”), and (ii) received an equity warrant instrument, pursuant to which atai acquired 24,096,385 warrants to purchase an amount of Series C Shares, as well as additional warrants to be issued to atai in the event that Beckley Psytech issues equity or equity linked securities pursuant to a deferred equity arrangement in connection with a prior acquisition made by Beckley Psytech. See below under “Pre-Existing Investment in Beckley Psytech.” As of June 30, 2025, atai holds a 33.7% investment in Beckley Psytech.
Upon Closing, the following will be effected:
•	The entire issued share capital of Beckley Psytech, other than the shares already held by atai, will be exchanged for 105,044,902 Consideration Shares (see Note 7).
•
All options of the ordinary shares in Beckley Psytech (the “Beckley Options”) shall be cancelled at Closing. At atai’s sole discretion, certain holders of Beckley Options that are fully vested and deemed to be “in the money” at Closing (the “Vested and In-the-money Beckley Options”) will either receive (i) replacement awards in atai restricted stock units or atai stock options (the “Replacement Awards”) (which shall be fully vested and immediately exercisable, subject to the below lock-up provisions), (ii) Consideration Shares, or (iii) a combination of the foregoing. Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. See below under “Replacement Awards and Consideration Shares.”

•
Subsequent to the Closing, any Beckley Options that are unvested and/or underwater at Closing shall be replaced with an award of equivalent value of atai’s stock pursuant to atai’s incentive plan which shall not reduce or otherwise change the aggregate number of Consideration Shares issued to the Sellers.

•
Prior to the Closing, atai and the Sellers will use all reasonable endeavors to effect the Beckley Carve-Out. Upon completion of the Beckley Carve-Out, the ownership of Eleusis will be carved out to the existing shareholders of Beckley Psytech on a pro-rata basis consistent with the shareholders’ then outstanding issued share ownership of Beckley Psytech. See Note 3 below.

Replacement Awards and Consideration Shares
The Share Purchase Agreement contains provisions relating to the treatment of the holders of Beckley Options (the “Beckley Optionholders”). Certain Beckley Optionholders that holds Vested and In-the-money Beckley Options at Closing shall, at atai’s sole discretion, either be given (i) Replacement Awards, (ii) Consideration Shares (with such number of Consideration Shares issued being adjusted to reflect the payment by atai of certain employment taxes arising on the cancellation of Beckley Options in exchange for Consideration Shares and the exercise price of such options), or (iii) a combination of the foregoing. Beckley Options held by any Beckley Optionholder who is a former employee or former contractor of Beckley, or a non-natural person, shall lapse at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. Any issuance of (i) Consideration Shares or (ii) granting of the Replacement Awards to Beckley Optionholders shall reduce the aggregate number of 105,044,902 Consideration Shares to be issued to the Sellers upon the Closing. Since the Vested and In-the-money Beckley Options would be replaced with either Replacement Awards or Consideration Shares, this would lead to different outcomes regarding the total purchase consideration. To illustrate these potential outcomes, management discloses separate scenarios for the estimated purchase consideration in Note 7.
Consideration Shares and any Replacement Awards will be subject to a lock-up period whereby 1/12th of the Consideration Shares held by the Sellers following Closing shall be released from the lock-up each calendar month, resulting in all of the Consideration Shares then held by the Sellers being freely transferable on the 13th month following Closing.

Pre-Existing Investment in Beckley Psytech
In January 2024, atai and Beckley Psytech entered into (i) the SSA, pursuant to which atai acquired a total of 24,096,487 newly issued Series C Shares and (ii) a secondary sale purchase agreement (“Secondary Sale SPA”), pursuant to which atai acquired a total of 11,153,246 ordinary shares of Beckley Psytech, all of which were re-designated into Series C Shares. Additionally, in connection with the SSA, atai executed a deferred payment escrow agreement (the “Escrow Agreement”), deposited $15.0 million into an escrow account in exchange for a corresponding number of Series C Shares, and recognized a contingent forward liability of $2.9 million within Other current liabilities in its historical consolidated balance sheet related to the fair value of 9,036,144 Series C Shares (the “Deferred Shares”). Under the terms of the Escrow Agreement, Beckley Psytech could initially draw down up to $5.0 million from the escrow account, with the remaining balance to be drawn on April 1, 2025. In October 2024, Beckley Psytech drew down $5.0 million from the escrow account and the associated contingent forward liability of $1.0 million was derecognized. Subsequently, in April 2025, Beckley Psytech drew down $10.0 million from the escrow account and the associated contingent forward liability of $1.9 million was derecognized. As of June 30, 2025, atai had a total pre-existing investment in Beckley Psytech of 33.7%. The investment in Beckley Psytech Series C Shares is accounted for in accordance with the alternative measurement under Accounting Standards Codification (“ASC”) 321, Investments–Equity Securities (“ASC 321”) and included in Other investments in atai’s historical consolidated balance sheet.
Additionally, in connection with the SSA, on January 3, 2024, atai entered into an agreement with Beckley Psytech (the “Initial Warrant Agreement”) pursuant to which it received warrants to purchase 24,096,385 Series C Shares (the “Beckley Warrants”), which were accounted for under the alternative measurement in accordance with ASC 321 and included in Other investments in atai’s historical consolidated balance sheet.
Pursuant to the Initial Warrant Agreement, atai also received the right to additional warrants (the “Additional Beckley Warrants”) to purchase Series C Shares in the event Beckley Psytech issued equity or equity linked securities pursuant to a deferred equity arrangement in connection with Beckley Psytech’s prior acquisition of Eleusis. The Additional Beckley Warrants meet the definition of a derivative instrument under ASC 815, Derivatives and Hedging (“ASC 815”), and were included in Other investments held at fair value in atai’s historical consolidated balance sheet, with subsequent changes in fair value being reflected through atai’s historical consolidated statements of operations in the Change in fair value of assets and liabilities, net. In May 2024, Beckley Psytech issued equity pursuant to the deferred equity arrangement, and atai received 4,393,400 of Additional Beckley Warrants. As of June 30, 2025, atai had an aggregate 28,489,785 of Beckley Warrants in a carrying amount of $8.5 million. As of June 30, 2025, atai estimated zero value of the Additional Beckley Warrants, which are no longer expected to be issued considering certain provisions of the Share Purchase Agreement. As a result, atai recognized a loss of $2.8 million during the six months ended June 30, 2025.
Pursuant to the Initial Warrant Agreement, the Beckley Warrants and the Additional Beckley Warrants, to the extent unexercised, will automatically lapse and be cancelled in connection with the Acquisition. As of June 30, 2025, no Beckley Warrants or Additional Beckley Warrants have been exercised.
Break Fee
The Share Purchase Agreement contains certain termination rights in favor of atai in circumstances where (a) certain milestones are not met relating to Beckley Psytech’s Phase 2b clinical trial in respect of BPL-003 and the Board changes its recommendation to seek the Shareholder Approval (the “Changed Board Recommendation”), in which case, atai can terminate the Share Purchase Agreement and shall pay a break fee of $4.0 million to Beckley Psytech either in cash or through the issuance of shares in atai to Beckley Psytech, (b) the Shareholder Approval is not obtained by the Longstop Date, in which case atai shall pay a break fee equal to $10.0 million to Beckley Psytech to be settled either in cash or through the issue of shares in atai (or a combination of both) to Beckley Psytech or (c) the Warranty Condition is not satisfied. The Ordinary Shares to be issued will be calculated based on the 20-day volume-weighted average price per share (the “VWAP”) as at the date falling ten days after (a) the date of the Changed Board Recommendation or (b) the Longstop Date. Any party to the Share Purchase Agreement may terminate the Share Purchase Agreement if the Shareholder Approval is not received by the Longstop Date.
For the purposes of this clause, the fee would be paid by atai is referred to as “Break Fee” and the Ordinary Shares that would be issued are referred to as “Break Fee Shares”. The unaudited pro forma condensed combined financial information does not reflect the potential payment related to the Break Fee or Break Fee Shares, as such payments are considered remote and not probable at the time of filing this proxy statement/prospectus.

On July 1, 2025, the milestones referenced above in respect of BPL-003 were met as atai and Beckley Psytech announced positive topline results from the Phase 2b clinical trial.
Closing Conditions
The Closing is subject to the satisfaction of closing conditions, including (i) the approval by atai shareholders of resolutions of atai’s general meeting by the date falling six months following the date of the Share Purchase Agreement, subject to up to two automatic extensions of 90 days in certain circumstances as described in the Share Purchase Agreement and the side letter entered into on August 13, 2025 (as so extended, the “Longstop Date”) to (x) approve the Acquisition (including the issuance of the Consideration Shares to the Sellers), (y) appoint certain director nominees to the Board and (z) change atai’s name to Atai Beckley N.V., and (ii) the warrantors bringing down certain warranties in the Share Purchase Agreement at Closing, subject to a carve-out for any inaccuracies that would not have a material adverse effect in excess of £25.0 million, other than inaccuracies that relate to clinical validity matters relating to the Phase 2b clinical trial of BPL-003, on the Beckley Group.
Registration Rights Agreement
In connection with the Acquisition, the Sellers who will receive Consideration Shares in the Acquisition and that will sign joinders at Closing, will become parties to the Registration Rights Agreement (the “Registration Rights Agreement”), to become effective upon the Closing. Pursuant to the Registration Rights Agreement, atai is required to file a registration statement to register the Consideration Shares within 30 calendar days following the earlier of (i) the closing of the transactions contemplated by the Share Purchase Agreement and (ii) the termination of the Share Purchase Agreement. See “Registration Rights Agreement” under the section “Certain Relationships and Related Party Transactions” for further details.
Promissory Note
On August 13, 2025, atai and Beckley Psytech entered into the Promissory Note, pursuant to which atai will advance an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lesser of 12% per annum and the highest rate permitted by applicable law. The outstanding principal balance of the Promissory Note and all accrued but unpaid interest are due and payable in full on the earlier of (i) the payment of the Break Fee, (ii) three hundred sixty-four days from the date of the first advance, and (iii) the occurrence of an event of default pursuant to the Promissory Note. The Promissory Note and the related interest, if any, will be expected to be effectively settled since such a transaction becomes an intercompany transaction upon the Closing and will be eliminated in the postcombination financial statements of the Combined Group. Therefore, the settlement of the Promissory Note of $10.0 million will be included as part of the purchase consideration (see Note 7).
2. Historical Beckley Psytech
The historical consolidated financial statements of Beckley Psytech as of and for the six months ended June 30, 2025 and as of and for the year ended December 31, 2024 were prepared in pound sterling (“GBP”), the presentational currency, and as of and for the year ended December 31, 2024 in accordance with IFRS accounting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and as of and for the six months ended June 30, 2025 in accordance with International Accounting Standard 34 — Interim Financial Reporting as issued by the IASB. For purposes of preparing the unaudited pro forma condensed combined financial information, all amounts in Beckley Psytech’s historical consolidated statement of financial position as of June 30, 2025 were converted to U.S. Dollar (“USD”) using an exchange rate of 1.3737 USD per GBP at that date. All of Beckley Psytech’s historical consolidated statement of comprehensive loss amounts for the year ended December 31, 2024 were converted to USD using the average exchange rate for the year of 1.2778 USD per GBP. All of Beckley Psytech’s historical consolidated statement of comprehensive loss amounts for the six months ended June 30, 2025 were converted to USD using the average exchange rate for the period of 1.3070 USD per GBP.

The following tables reflect the conversion of the historical consolidated financial statements of Beckley Psytech to USD.

	Interim Consolidated Statement of Financial Position As of June 30, 2025
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Assets
Non-Current assets
Property, plant and equipment	£75	1.3737	$103
Intangible assets	48,478	1.3737	66,594
Other receivables	2,287	1.3737	3,142
Total Non-Current Assets	50,840		69,839
Current assets
Other receivables	1,065	1.3737	1,463
Tax receivables	8,705	1.3737	11,958
Cash and cash equivalents	1,622	1.3737	2,228
Total current assets	11,392		15,649
Total assets	£ 62,232		$85,488
Liabilities and shareholders’ equity
Liabilities
Current liabilities
Trade and other payables	£3,608	1.3737	$4,956
Contingent consideration	13,232	1.3737	18,177
Total Current liabilities	16,840		23,133
Non-Current Liabilities
Contingent consideration	5,973	1.3737	8,205
Warrants	318	1.3737	437
Total Non-Current Liabilities	6,291		8,642
Total liabilities	23,131		31,775
Net assets	39,101		53,713
Issued capital and reserves
Share capital	10	1.3737	14
Share premium	95,656	1.3737	131,402
Merger reserve	31,988	1.3737	43,942
Cumulative translation adjustment	(562)	1.3737	(772)
Accumulated deficit	(87,991)	1.3737	(120,873)
Total equity	£39,101		$53,713

	Interim Condensed Consolidated Statement of Comprehensive Loss For the six months ended June 30, 2025
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Operating expenses:
General and administrative	£(5,219)	1.3070	$ (6,821)
Research and development	(11,406)	1.3070	(14,907)
Loss on contingent consideration	(14,121)	1.3070	(18,456)
Operating loss	(30,746)		(40,184)
Interest income	76	1.3070	99
Interest expense	(84)	1.3070	(110)
Gain on revaluation of warrants	6,765	1.3070	8,842
Other non-operating income	6,757		8,831
Loss before income taxes	(23,989)		(31,353)
Income tax benefit	3,896	1.3070	5,093
Loss for the period	£(20,093)		$(26,260)

	Consolidated Statement of Comprehensive Loss For the year ended December 31, 2024
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Operating expenses:
General and administrative	£(7,984)	1.2778	$(10,202)
Research and development	(24,445)	1.2778	(31,237)
Loss on contingent consideration	(3,494)	1.2778	(4,465)
Operating loss	(35,923)		(45,904)
Interest income	929	1.2778	1,187
Gain on revaluation of warrants	4,141	1.2778	5,291
Loss before income taxes	(30,853)		(39,426)
Income tax benefit	8,384	1.2778	10,713
Loss for the year	£(22,469)		$(28,713)

3. Adjusted Beckley Psytech
In the unaudited pro forma condensed combined financial information, Adjusted Beckley Psytech is the historical consolidated financial statements of Beckley Psytech after giving effect to the Beckley Carve-Out. The Beckley Carve-Out reflected in the unaudited pro forma condensed combined financial information has been prepared on a “carve-out” basis of accounting. As both atai and the Sellers shall make all reasonable endeavors to effect the Beckley Carve-Out in alignment with the Beckley Carve-Out Steps Plan, and the Acquisition is expected to be consummated subsequent to the completion of the Beckley Carve-Out, management has assessed the Beckley Carve-Out as probable of occurring prior to the Closing. Upon completion of the Beckley Carve-Out, Eleusis will be carved out from Beckley Psytech by way of a dividend in specie of all of the issued shares in Eleusis such that the shareholders of Beckley Psytech immediately prior to the Beckley Carve-Out shall each receive a pro-rata equity holding in Eleusis. As of June 30, 2025, atai held a 33.7% investment in Beckley Psytech. As a result, atai will hold a 33.7% interest in Eleusis, which is recognized at its estimated fair value of $1.8 million in the unaudited pro forma condensed combined financial information.

There has been no allocation for business and support functions, such as expenses for research and development and corporate administrative services, including information technology, finance, legal, insurance, compliance and human resources activities, from Beckley Psytech to Eleusis as these expenses are considered immaterial to the operations of the Combined Group for the periods presented in the unaudited pro forma condensed combined financial information.
The adjustments included in the unaudited pro forma condensed combined financial information related to the Beckley Carve-Out described above are as follows:
a)	Represents the carrying value of the assets and liabilities of Eleusis as of June 30, 2025 and a corresponding equity contribution of $71.2 million within share premium.
b)	Represents the results of operations of Eleusis for the six months ended June 30, 2025 and the year ended December 31, 2024.
Upon completion of the Beckley Carve-Out, the historical financial results of Eleusis may be reflected in Beckley Psytech’s consolidated financial statements as discontinued operations under IFRS. The transaction accounting adjustments represent the best estimates based on information currently available and may differ from those that may be calculated to report Eleusis as discontinued operations in Beckley Psytech’s consolidated financial statements in future filings.
4. July PIPE Financing
On July 1, 2025, atai entered into the July PIPE Financing (see Introduction to the unaudited condensed combined pro forma financial information). The adjustments included in the unaudited pro forma condensed combined balance sheet related to the July PIPE Financing described above are as follows:
a)
To reflect the aggregate issuance and sale of 18,264,840 Ordinary Shares and the July Pre-Funded Warrants to purchase 4,566,210 Ordinary Shares to the PIPE investors pursuant to subscription agreements, for aggregate net proceeds of $46.7 million. The proceeds of the July PIPE Financing were recorded net of preliminary estimated transaction costs of approximately $3.3 million, of which $0.7 million was allocated to the July Pre-Funded Warrants. The July Pre-Funded Warrants are determined to be liability-classified. The issuance of Ordinary Shares in connection with the July PIPE Financing is recorded at the par value of €0.10 (USD $0.12 at June 30, 2025) per share of $2.1 million, with the remaining net proceeds of $35.2 million recorded in additional paid-in capital. The issuance of the July Pre-Funded Warrants is recorded as a warrant liability of $10.0 million, which will be remeasured to fair value at each subsequent reporting period based on the stock price of atai less the exercise price of the July Pre-Funded Warrants, and associated estimated transaction costs are reflected as an increase in accumulated deficit of $0.7 million.

b)
To reflect the transaction costs of $0.7 million allocated to the July Pre-Funded Warrants as an increase to general and administrative expenses, assuming that the adjustment described in Note 4(a) was made on January 1, 2024.

5. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11, and is presented in USD. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Group after the consummation of the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, and other related transactions.
The unaudited pro forma condensed combined financial information reflects certain adjustments to convert Adjusted Beckley Psytech’s consolidated financial information derived from the historical consolidated financial statements of Beckley Psytech under IFRS to GAAP and to align the financial information with atai’s accounting policies (see Note 8(e)). These adjustments reflect atai’s best estimates based on the information currently available.
The unaudited pro forma condensed combined balance sheet as of June 30, 2025 reflects adjustments that depict the accounting for the Acquisition using the acquisition method of accounting under GAAP, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, and other related other transactions. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025 each reflect adjustments that give effect to atai’s results of operations as if those adjustments for the Acquisition, the July PIPE Financing, the Beckley Carve-Out, the Redomiciliation, and other related transactions were made on January 1, 2024, the first day of the earliest period presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Acquisition and other related transactions. In addition, the income tax effects of the transaction accounting adjustments are not expected to be meaningful given the combined entity incurred significant losses during the historical periods presented , and therefore, no income tax adjustments are included in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information constitutes forward-looking information, is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated and should be read in conjunction with the accompanying notes thereto.
The transaction accounting adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The final purchase price allocation will be determined when the final purchase consideration has been determined, detailed valuations and any other studies and calculations deemed necessary have been completed. Therefore, the actual amounts recorded as of the completion of the Acquisition may also differ materially from the information presented in this unaudited condensed combined pro forma information as a result of, among other factors, changes in the fair value of atai’s Common Stock, the timing of Closing, and changes in Beckley Psytech’s assets and liabilities that occur prior to the Closing.
6. Accounting Treatment for the Acquisition
The Acquisition is expected to be accounted for using the asset acquisition method in accordance with GAAP because substantially all of the fair value is concentrated in an in process research and development (“IPR&D”) asset, an intangible asset. Under this method of accounting, no goodwill will be recognized. In addition, upon Closing, the equity at risk for Beckley Psytech is not considered sufficient for Beckley Psytech to finance its activities without additional subordinated financial support. As a result, Beckley Psytech will be considered a variable interest entity (“VIE”) at the Closing, and the primary beneficiary of Beckley Psytech will be treated as the accounting acquirer. Upon the consummation of the Acquisition, atai will own 100% of Beckley Psytech and will retain the obligation to absorb the losses and/or receive the benefits of Beckley Psytech that could potentially be significant to Beckley Psytech. As such, atai will be considered the primary beneficiary of Beckley Psytech upon the Closing and therefore, the accounting acquirer.
Cash, working capital and other nominal assets and liabilities of Beckley Psytech will be accounted for at their fair values. The remaining fair value of consideration transferred will be allocated to the IPR&D, based on the fair value as determined by a third-party valuation specialist. Since there will be no goodwill recognized, a gain or loss will be recorded for the difference between the carrying amount of atai’s previously held interest in Series C Shares and the Beckley Warrants, the outstanding principal balance and all accrued but unpaid interest of the Promissory Note, and the net amount of Adjusted Beckley Psytech’s identifiable assets and liabilities recognized and measured.

7. Preliminary Estimated Purchase Consideration
Pursuant to the Share Purchase Agreement, the entire issued share capital of Beckley Psytech, other than the shares already held by atai, will be exchanged for 105,044,902 Consideration Shares at Closing. At atai’s sole discretion, atai could issue Replacement Awards in the form of its stock options or restricted stock units or Consideration Shares, for all Vested and In-the-money Beckley Options at Closing. Any issuance of Consideration Shares or granting of the Replacement Awards to Beckley Optionholders shall reduce the aggregate number of 105,044,902 Consideration Shares to be issued to the Sellers upon the Acquisition. atai has assumed replacing all Vested and In-the-money Beckley Options in the form of its restricted stock units, subject to the aforementioned lock-up provisions, to be the most likely scenario (the “RSU Consideration Scenario”) at Closing (see Note 1, Replacement Awards and Consideration Shares). The RSU Consideration Scenario is therefore assumed for purposes of this pro forma presentation; however, atai is under no obligation to effectuate the RSU Consideration Scenario, and there can be no guarantee that it will effectuate the RSU Consideration Scenario or that the RSU Consideration Scenario will represent the ultimate mix of consideration to be issued in the Acquisition, which would have an impact on the pro forma presentation herein. Under this RSU Consideration Scenario, the Beckley Optionholders will be entitled to receive 13,744,099 of the total 105,044,902 Consideration Shares, representing the total outstanding Vested and In-the-money Beckley Options at the date of this proxy statement/prospectus after applying the preliminary estimated exchange ratio of 1.3130 pursuant to the Share Purchase Agreement, as Replacement Awards at Closing in the form of atai restricted stock units. The Beckley Optionholders will receive such atai restricted stock units net of the exercise price of the respective Vested and In-the-money Beckley Options and as a result, 10,199,886 atai restricted stock units are assumed to be issued by atai. The following table based on the RSU Consideration Scenario summarizes the estimated preliminary purchase consideration of approximately $523.2 million upon the Closing (in thousands, except shares and per share amounts):

atai Ordinary Shares and atai restricted stock units issued for consideration at Closing(1)	101,500,689
Closing trading price(2)	$4.52
Share consideration issued to the Sellers	$458,783
Settlement of the Promissory Note (see Note 1)	10,000
Reported value of atai’s previously held interest in Beckley Psytech (see Note 8(g))	53,947
Estimated fair value of the assumed Beckley Options at Closing (see Note 8(g))	518
Total preliminary estimated purchase consideration	$523,248

(1)	A sum of 91,300,803 atai Ordinary Shares and 10,199,886 atai restricted stock units are assumed to be issued at Closing based on the RSU Consideration Scenario.
(2)	The preliminary estimated purchase consideration is based on the closing trading price of atai Ordinary Shares on Nasdaq on September 3, 2025.

The estimated purchase consideration of the RSU Consideration Scenario in the unaudited pro forma condensed combined financial information was calculated in accordance with the terms of the Share Purchase Agreement using information available as of the date of this proxy statement/prospectus. The final purchase price could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to, among other factors, movements in Ordinary Shares price up to the Closing. A sensitivity analysis related to the fluctuation in the closing trading price of atai Ordinary Shares of $4.52 was performed to assess the impact a hypothetical change of 10% in the closing trading price, would have on the preliminary estimated purchase consideration as of the Closing. The following table shows the change in the closing trading price of Ordinary Shares and resulting preliminary estimated purchase price (in thousands, except shares and per share amounts):

	+10%	-10%
atai Ordinary Shares and atai restricted stock units issued for consideration at Closing(1)	101,500,689	101,500,689
Closing share price with a hypothetical change of 10%	$4.97	$4.07
Share consideration issued to the Sellers	$504,661	$412,905
Settlement of the Promissory Note (see Note 1)	10,000	10,000
Reported value of atai’s previously held interest in Beckley Psytech (see Note 8(g))	53,947	53,947
Estimated fair value of the assumed Beckley Options at Closing (see Note 8(g))	518	518
Total preliminary estimated purchase consideration	$569,126	$477,370

(1)	A sum of 91,300,803 atai Ordinary Shares and 10,199,886 atai restricted stock units are assumed to be issued at Closing based on the RSU Consideration Scenario.
If atai elects to issue atai stock options or Consideration Shares in exchange for all Vested and In-the-money Beckley Options, then the estimated preliminary purchase consideration upon the Closing is determined as follows, respectively (in thousands, except shares and per share amounts):

	All Vested and In-the-money Beckley Options Replaced by atai Stock Options	All Vested and In-the-money Beckley Options Exchanged for Consideration Shares
atai Ordinary Shares issued for consideration at Closing	91,300,803(1)	97,420,721(2)
Closing trading price(3)	$4.52	$4.52
Share consideration issued to the Sellers	$412,680	$440,342
Settlement of the Promissory Note (see Note 1)	10,000	10,000
Reported value of atai’s previously held interest in Beckley Psytech (see Note 8(g))	53,947	53,947
Estimated employment taxes on the cancellation of the Vested and In-the-money Beckley Options in exchange for the Consideration Shares(4)	—	16,809
Estimated fair value of the assumed Beckley Options at Closing (see Note 8(g))	51,184	518
Total preliminary estimated purchase consideration	$527,811	$521,616

(1)
If atai elects to issue atai stock options in exchange for all Vested and In-the-money Beckley Options, the Sellers will be expected to receive 91,300,803 atai Ordinary shares and the Beckley Optionholders will be expected to receive 13,744,099 atai stock options as Replacement Awards at Closing.

(2)
If atai elects to issue Consideration Shares in exchange for all Vested and In-the-money Beckley Options, the Beckley Optionholders will be entitled to receive 13,744,099 of the total 105,044,902 Consideration Shares at Closing. The Beckley Optionholders will receive such Consideration Shares net of the Beckley Optionholders’ cost to exercise such Beckley Options and the related tax liability and as a result, 6,119,918 Consideration Shares will be expected to be issued by atai. As a result, a total of 97,420,721 atai Ordinary Shares will be issued at Closing.

(3)	The preliminary estimated purchase consideration is based on the closing trading price of atai Ordinary Shares on Nasdaq on September 3, 2025.

(4)
If atai elects to issue Consideration shares in exchange for all Vested and In-the-money Beckley Options, atai is obligated to pay the related estimated tax liability in respect of each Beckley Optionholders cancelled options to the relevant tax authority, pursuant to the Share Purchase Agreement.

8. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments and notes included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Balance Sheet Pro forma Transaction Accounting Adjustments:
atai pro forma transaction accounting adjustments:
a)	To reflect the exercise of 2,987,065 atai stock options for net proceeds of $4.5 million subsequent to June 30, 2025.
b)
To reflect the transfer of funds to Beckley Psytech in connection with the issuance of the Promissory Note subsequent to June 30, 2025 as a decrease in cash and cash equivalents of $10.0 million and a corresponding increase in note receivable from Beckley Psytech (see Note 1, Promissory Note).

c)
To reflect preliminary estimated transaction costs of $8.2 million, not yet reflected in the historical consolidated financial statements of atai, which are expected to be incurred by atai in connection with the Acquisition, such as advisory, legal, regulatory and auditor fees, as a decrease in accounts payable of $0.2 million, a decrease in accrued liabilities of $3.2 million, a decrease in cash of $11.6 million, reflecting $3.4 million of estimated transaction costs accrued as of June 30, 2025 and $8.2 million of estimated transactions costs not yet reflected in the historical consolidated financial statements of atai, and an increase in accumulated deficit of $8.2 million. Transaction costs incurred by atai are not considered part of the fair value of the identifiable assets and liabilities of the acquired VIE in an asset acquisition and, therefore, are expensed as incurred.

Adjusted Beckley Psytech pro forma transaction accounting adjustments:
d)
To reflect the receipt of proceeds from atai in connection with the Promissory Note issued subsequent to June 30, 2025, as an increase of $10.0 million in cash and cash equivalents and note payable to atai (see Note 1, Promissory Note).

e)
To reflect the adjustments to convert Adjusted Beckley Psytech’s consolidated financial information from IFRS to GAAP. These adjustments reflect management’s best estimates based upon the information available. The following adjustments have been made to align Adjusted Beckley Psytech’s IFRS consolidated financial information with a basis consistent with GAAP:

1.
Under IFRS, Beckley Psytech historically recognized share-based compensation costs for share-based awards with graded-vesting schedules over the requisite service period for each separately vesting portion of the award. Adjustment 8(e.1) reflects the adjustment to recognize the total share-based compensation cost for such share-based awards on a straight-line basis over the requisite service period in accordance with atai’s accounting policy under GAAP. This resulted in a decrease in the additional paid-in capital of $1.7 million and a corresponding decrease in accumulated deficit.

2.	As part of the preparation of the unaudited pro forma condensed combined financial information:
○
$1.2 million of prepayments reflected in Adjusted Beckley Psytech’s other receivables derived from the historical consolidated financial statements of Beckley Psytech were reclassified to prepaid expenses and other current assets to align with the presentation of atai’s historical consolidated financial information;

○
$2.5 million of current liabilities reflected in Adjusted Beckley Psytech’s trade and other payables derived from the historical consolidated financial statements of Beckley Psytech were reclassified to accounts payable to align with the presentation of atai’s historical consolidated financial information; and

○
$2.4 million of accruals reflected in Adjusted Beckley Psytech’s trade and other payables derived from the historical consolidated financial statements of Beckley Psytech were reclassified to accrued liabilities to align with the presentation of atai’s historical consolidated financial information.

f)
To reflect the settlement of the warrant liability of $0.4 million recognized in Adjusted Beckley Psytech’s consolidated financial information related to the Beckley Warrants and the Additional Beckley Warrants as the warrants will be cancelled upon consummation of the Acquisition, pursuant to the Initial Warrant Agreement (see Note 1, Pre-Existing Investment in Beckley Psytech). This adjustment is reflected as a decrease in the warrant liability of $0.4 million and a corresponding decrease in accumulated deficit.

Acquisition accounting adjustments:
g)	To reflect the asset acquisition and the resulting elimination of the equity of Adjusted Beckley Psytech, based on the RSU Consideration Scenario, as summarized below (in thousands):

Share Consideration issued to the Sellers(1)	$458,783
Settlement of the Promissory Note(2)	10,000
Reported value of atai’s previously held interest in Beckley Psytech(3)	53,947
Estimated fair value of the assumed Beckley Options at Closing(4)	518
Total preliminary estimated purchase consideration	$523,248
Cash and cash equivalents	12,170
Tax receivables	10,046
Prepaid expenses and other current assets	1,231
Estimated fair value of the investment in Eleusis	1,800
Estimated fair value in-process research and development	536,000
Accounts payable	(2,517)
Accrued liabilities	(2,355)
Current and noncurrent portion of contingent consideration	(26,382)
Total net assets acquired	529,993
Gain on the Acquisition	$(6,745)

(1)
Represents the aggregate fair value of 91,300,803 newly issued, unregistered shares of atai Ordinary Shares and 10,199,886 atai restricted stock units (subject to the aforementioned lock-up provisions) to be issued to the Sellers as consideration for the Acquisition of $458.8 million based on the RSU Consideration Scenario. The fair value was measured using a closing trading price of atai Ordinary Shares of $4.52 on September 3, 2025, and is subject to fluctuation as the share price of atai Ordinary Shares changes through the date of the Closing (see Note 6).

(2)	Represents the settlement of the Promissory Note issued from Beckley Psytech to atai on August 13, 2025 (see Note 1, Promissory Note).
(3)
Represents the carrying value of atai’s previously held equity interests in Beckley Psytech, including the carrying value of atai's pre-existing investment in Series C Shares of $45.4 million and the carrying value of the outstanding Beckley Warrants of $8.5 million (see Note 1, Pre-Existing Investment in Beckley Psytech).

(4)
Represents the estimated acquisition-date fair value of the assumed underwater Beckley Options which are expected to be fully vested at the time of Closing. The fair value is determined based on the closing trading price of atai Ordinary Shares on September 3, 2025, the estimated expected term of the awards, and the estimated number of replacement awards to be issued to the holders of such underwater Beckley Options at Closing after applying the preliminary estimated exchange ratio of 1.3130 (see Note 1, Description of the Acquisition).

In accordance with ASC 810, atai, being primary beneficiary of Beckley Psytech, a VIE that is not a business, will recognize a gain/loss upon consummation of the Acquisition, representing the difference between (i) the sum of the consideration transferred for the Acquisition, the carrying value of atai’s previously held equity investment in Beckley Psytech, and the outstanding principal balance and all accrued but unpaid interest of the Promissory Note, and (ii) the fair value of Adjusted Beckley Psytech’s identifiable assets and liabilities at Closing, including the preliminary estimates of fair value of the acquired IPR&D and atai’s investment in Eleusis.
The fair value of the remaining net assets of Adjusted Beckley Psytech is expected to approximate their carrying values at the time of Closing. The fair value of acquired IPR&D is determined primarily using the income approach, which requires a forecast of all of the expected future cash flows with the following assumptions: net revenue attributable to the IPR&D, operating expenses, and contributory asset charges resulting from applying a terminal growth rate at the end of the discrete period. An estimated discount rate of 16.3% is applied to the projected cash flows of the IPR&D based on the rate of return used by a similar market participant. The preliminary estimate of fair value of acquired IPR&D will likely differ from final amount the Combined Group will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information.
h)
To reflect the derecognition of the acquired IPR&D, an intangible asset, with no alternative future use upon consummation of the Acquisition. This adjustment is reflected as a decrease in intangible asset of $536.0 million and a corresponding increase in accumulated deficit.

i)
To reflect preliminary estimated transaction costs of $2.3 million, not yet reflected in the historical consolidated financial statements of atai, which are expected to be incurred by atai in connection with the Redomiciliation, such as advisory, legal and auditor fees, as an increase in accrued liabilities and a corresponding increase in accumulated deficit (see Introduction to the unaudited condensed combined pro forma financial information).

9. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, are as follows:
Pro forma notes:
Given that atai has reported net losses and applied a full valuation allowance for the reporting periods presented in the unaudited pro forma condensed consolidated financial information, management assumed an effective income tax rate of 0%. There have not been any identified changes to the income tax positions due to the Acquisition that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected in the pro forma condensed combined financial information.
Pro forma Transaction Accounting Adjustments:
a)
To eliminate the change in fair value of the Additional Beckley Warrants recorded in the historical consolidated financial statements of atai, assuming that the warrants will be settled pursuant to the Initial Warrant Agreement as if the adjustment reflecting the accounting for the Acquisition was made on January 1, 2024.

b)
To eliminate the gain on revaluation of Adjusted Beckley Psytech’s warrant liability derived from the historical consolidated financial statements of Beckley Psytech, assuming that the warrants will be settled pursuant to the Initial Warrant Agreement as if the adjustment reflecting the accounting for the Acquisition was made on January 1, 2024.

c)
To reflect atai’s estimated advisory, legal, audit and other costs related to the Acquisition that are not recorded in its historical consolidated financial statements as an increase to general and administrative expenses, assuming that the adjustment described in Note 8(c) was made on January 1, 2024.

d)
To reflect the conversion of Adjusted Beckley Psytech’s stock-based compensation expense derived from the historical consolidated financial statements of Beckley Psytech from IFRS to GAAP, as described in Note 8(e.1).

e)	To reflect the gain on the Acquisition as described in Note 8(g).
f)	To reflect the derecognition of the acquired IPR&D in the Acquisition, as described in Note 8(h).
g)
To reflect atai’s estimated advisory, legal, audit and other costs related to the Redomiciliation that are not recorded in its historical consolidated financial statements as an increase to general and administrative expenses, assuming that the adjustment described in Note 8(i) was made on January 1, 2024.

h)
The pro forma combined basic and diluted net loss per share has been adjusted to reflect the Acquisition and related transactions, including the issuance of atai’s Ordinary Shares and the July Pre-Funded Warrants in connection with the July PIPE Financing, based on the RSU Consideration Scenario, as if such transactions had occurred on January 1, 2024. For periods in which atai, Beckley Psytech, or the Combined Group reported a net loss, diluted loss per share is the same as basic loss per share, since dilutive potential shares are not assumed to have been issued as their effect would be anti-dilutive.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
	Basic and Diluted	Basic and Diluted
	(in thousands, except shares and per share amounts)
Pro forma net loss	$(85,625)	$(721,186)
Weighted average ordinary shares outstanding	186,473,494	160,159,983
Exercise of atai stock options subsequent to June 30, 2025	2,987,065	2,987,065
atai Ordinary Shares issued to the Sellers for consideration	101,500,689	101,500,689
atai Ordinary Shares issued in connection with the July PIPE Financing	18,264,840	18,264,840
Pro forma weighted average number of ordinary shares	309,226,088	282,912,577
Pro form net loss per share	$(0.28)	$(2.55)

Assuming atai elects to issue atai stock options in exchange for all Vested and In-the-money Beckley Options, the pro forma weighted average number of ordinary shares as of June 30, 2025 and December 31, 2024 would be 299,026,203 and 272,712,691, respectively, and the pro forma net loss and pro forma combined basic and diluted net loss per share would be $0.1 million and $0.29 for the six months ended June 30, 2025, respectively, and $0.7 million and $2.66 for the year ended December 31, 2024, respectively.
Assuming atai elects to issue Consideration Shares in exchange for all Vested and In-the-money Beckley Options, the pro forma weighted average number of ordinary shares as of June 30, 2025 and December 31, 2024 would be 305,146,120 and 278,832,609, respectively, and the pro forma net loss and pro forma combined basic and diluted net loss per share would be $0.1 million and $0.28 for the six months ended June 30, 2025, respectively, and $0.7 million and $2.58 for the year ended December 31, 2024, respectively.
The following table reflects the outstanding dilutive potential shares that are excluded from the calculation of diluted net loss per share due to their anti-dilutive effect based on the RSU Consideration Scenario.

	For the Six Months Ended June 30, 2025	For the Year Ended December 31, 2024
atai unvested restricted stock units	—	719,557
atai options to purchase atai Ordinary Shares	48,565,515	40,042,921
atai HSOP options to purchase atai Ordinary Shares	6,921,829	6,921,829
atai 2018 short-term convertible promissory notes - related parties	2,367,200	2,367,200
atai 2018 short-term convertible promissory notes	3,818,704	3,818,704
July Pre-Funded Warrants issued in connection with the July PIPE Financing	10,877,216	10,877,216
Assumed Beckley Options to be issued to Beckley Optionholders in connection with the Acquisition	196,951	196,951
	72,747,415	64,944,378

INFORMATION ABOUT ATAI
atai is a clinical-stage biopharmaceutical company on a mission to develop highly effective mental health treatments to transform patient outcomes. atai’s pipeline of psychedelic-based therapies includes VLS-01 (buccal film DMT) for treatment-resistant depression (“TRD”) and EMP-01 (oral R-MDMA) for social anxiety disorder, which are in Phase 2 clinical development. atai is also advancing a drug discovery program to identify novel, non-hallucinogenic 5-HT2AR agonists for TRD. These programs aim to address the complex nature of mental health providing commercially scalable interventional psychiatry therapies that can integrate seamlessly into healthcare systems.
atai’s principal offices are located at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and its telephone number is +31 20 793 2536. atai’s internet address is www.atai.com. Please note that atai’s internet address is included in this proxy statement/prospectus as an inactive textual reference only. The information contained on atai’s website is not incorporated by reference into this proxy statement/prospectus, the registration statement of which it forms a part or any future documents that may be filed with the SEC and should not be considered part of this proxy statement/prospectus. atai makes available on this website, free of charge, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials with or to the SEC. Investors may access these filings in the “Investors” section of atai’s website.
For a more detailed description of the business of atai, see atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025.

INFORMATION ABOUT BECKLEY PSYTECH
Overview
Beckley Psytech, incorporated in England and Wales, is a clinical-stage private biopharmaceutical company with headquarters in Oxford, United Kingdom (“UK”).
Founded in 2018, Beckley Psytech is a biotechnology company focused on the development and commercialization of innovative therapeutics in the field of mental health, specifically targeting psychiatric and neurological disorders with high unmet medical need. As of June 30, 2025 Beckley Psytech had approximately 40 full time and three part time employees.
Beckley Psytech’s mission is to develop next-generation psychedelic-based treatments that can be administered in a short clinic visit, are well-tolerated, and deliver rapid, robust, and lasting treatment effects, thereby improving patient outcomes and easing the burden of mental health conditions on individuals, healthcare systems, and society.
Principal Pipeline
The chart below summarizes key information about Beckley Psytech’s programs and pipelines.

BPL–003 is Beckley Psytech’s novel synthetic intranasal formulation of 5-MeO-DMT benzoate. The BPL-003 treatment has been designed to overcome some of the challenges of first-generation psychedelics and existing mental health treatments and produces rapid, robust and lasting treatment effects with a short time in clinic of approximately two hours. Treatment with BPL-003 comprises administration of BPL-003 in a clinical setting, with pre-dose preparation, in-dose safety monitoring and post-dose follow-up provided by healthcare professionals to support patients and ensure the safe use of the compound.
In January 2025 Beckley Psytech announced positive topline data from a Phase 2a study of BPL-003 for Alcohol Use Disorder (“AUD”). AUD is a medical condition characterized by an impaired ability to stop or control alcohol use despite adverse social, occupational, or health consequences. The World Health Organization estimates that around 400 million people suffer with AUD worldwide, with around 3 million deaths each year attributed to the harmful use of alcohol. Currently available pharmacological treatment options are not very effective and some people with alcohol use disorder who wish to abstain from, or reduce, alcohol consumption do not achieve their treatment goal with currently approved treatment options. This contributes to an unmet need for more effective medical treatments.
Beckley Psytech’s study results showed that a single dose of BPL-003 produced meaningful and sustained reductions in alcohol use, with 50% of patients maintaining complete abstinence over the three-month observation period and the mean percentage of heavy drinking days reducing from 56% in the pre-dose period to 13% three-months post-dosing. These results come from Beckley Psytech’s Phase 2a open-label study (n=12) evaluating BPL-003 in combination with relapse prevention cognitive behavioral therapy for moderate-to-severe AUD. BPL-003 was also shown to be well-tolerated, with no serious or severe adverse events reported. Further results are expected be presented later in 2025 and Beckley Psytech plans to use these findings to evaluate future development options for BPL-003 in substance use disorders.
On July 1, 2025 Beckley Psytech reported topline data from its eight-week, quadruple-masked, dose-finding, core stage of the Phase 2b clinical trial evaluating the efficacy and safety of a single dose of BPL-003 (intranasal mebufotenin (5-MeO-DMT) benzoate) in patients with treatment-resistant depression (“TRD”).
The study achieved its primary endpoint as well as all key secondary endpoints. At Day 29, a single 12 mg dose of BPL-003 demonstrated a statistically significant reduction in depressive symptoms, as measured by the

Montgomery-Åsberg Depression Rating Scale (“MADRS”), with a mean decrease of 11.1 points from baseline compared to a 5.8 point reduction in the 0.3 mg comparator group (p = 0.0038). For the key secondary efficacy endpoints, a single 8 mg dose of BPL-003 also showed significant improvement at Day 29, with a mean MADRS score reduction of 12.1 points (p=0.0025 for change vs. 0.3 mg control). Notably, both the 8 mg and 12 mg doses of BPL-003 showed statistically significant improvements in MADRS scores as early as one day after dosing, with effects generally maintained to eight weeks.
Safety and efficacy results from this study support the selection of the 8 mg dose of BPL-003 for advancement into Phase 3 clinical studies. atai and Beckley Psytech plan to engage with the U.S. Food and Drug Administration (the “FDA”) regarding the Phase 3 trial design for patients with TRD in the coming months.
The Phase 2b clinical study was conducted at 38 sites across six countries and enrolled a total of 193 patients with moderate-to-severe TRD (defined as non-response to two or more prior treatments in the current depressive episode) (NCT05870540). It is the largest controlled clinical study to investigate mebufotenin and the only blinded Phase 2b study of mebufotenin to include the United States. Patients were randomized to receive a single 12 mg (n=73), 8 mg (n=46), or 0.3 mg comparator (n=74) dose of BPL-003 and were followed for eight weeks with efficacy assessments conducted by centralised, blinded raters using the MADRS at Day 2, Day 8, Day 29 and Day 57.
Follow-up in the eight-week open-label extension (“OLE”) stage of the study is ongoing. The OLE study is designed to evaluate the safety and efficacy of a second 12 mg dose of BPL-003 administered to patients eight weeks after dosing in the core study. 85% of eligible subjects from the core stage of the study have enrolled into the OLE. Data from the OLE study is expected in the third quarter of 2025 and will provide additional insights into the safety and tolerability of repeat dosing, as well as the durability of BPL-003’s antidepressant effect.
Key Efficacy Findings
A single 12 mg dose of BPL-003 led to a mean reduction in MADRS score from baseline of 11.1 compared with 5.8 in the 0.3 mg comparator dose arm (p=0.0038) at Day 29, with the 8 mg dose arm showing a mean MADRS reduction from baseline of 12.1 versus the 0.3mg comparator arm (p=0025) at that same timepoint.
The 8 mg and 12 mg doses of BPL-003 demonstrated statistically equivalent efficacy suggesting the 8 mg dose may be sufficient to achieve therapeutic benefit from a single dose.
The difference in MADRS scores between the 8 mg and 12 mg doses versus the 0.3 mg dose were statistically significant in both active arms from as early as Day 2, with mean MADRS reductions from baseline of 8.8 in the 8 mg group and 8.9 in the 12 mg group observed at that timepoint, compared to a reduction from baseline of 3.9 in the 0.3 mg group. These mean reductions from baseline increased to 11.1 in the 8 mg group and 10.8 in the 12 mg group at Day 8.

A durable effect was also observed for both higher doses, with the 8 mg group showing a mean reduction of 10.8 points from baseline at Day 57 and the 12 mg group showing a mean reduction of 10.2 points from baseline compared with the 0.3 mg group (5.2 point reduction). These findings highlight the potential of BPL-003 to be a durable treatment for patients with TRD.

BPL-003 0.3 mg (n=74)
BPL-003 8 mg (n=46)
BPL-003 12 mg (n=73)
LS Mean (−SE) Change from Baseline in MADRS Total Score
0
-5
-10
-15
-3.9
-4.7
-5.8
-5.2
-8.9*
-8.8*
-10.8*
-11.1*
-11.1*
-12.1*
-10.2*
-10.8*
* p<0.01 at all timepoints
Baseline
Day 2
Day 8
Day 29
Day 57
Primary endpoint

Key Safety Findings
BPL-003 was generally well-tolerated at all doses. More than 99% of treatment-emergent adverse events were mild or moderate and there were no drug-related serious adverse events.
Dose related increases in administration site discomfort, nausea, headache, blood pressure and anxiety suggest the 8mg dose was better tolerated than the 12mg dose.
No participants in the 12 mg or 8 mg arms had any instance of treatment-emergent suicidal intent or behavior, indicating no suicide-related safety signal observed to date.
The average time to meet readiness for discharge criteria across all arms was within two hours of dosing, with the majority of patients deemed ready for discharge at the 90 minutes post-dose assessment. This, alongside the administration of BPL-003 via a previously FDA-approved nasal spray device, supports the potential of BPL-003 to fit within the existing interventional psychiatry treatment paradigm that has been successfully established by Spravato®.
The study had a low drop-out rate with 90% of patients completing the core study. These findings suggest a favorable tolerability profile which is consistent with earlier Phase 1 and Phase 2a studies of BPL-003, as well as other psychedelic studies within the class.
As of July 2025, and to Beckley Psytech’s knowledge the FDA approved five medications for the treatment of TRD:
•	Aripiprazole (Abilify®) and brexpiprazole (Rexulti®): These are third-generation antipsychotic medications. They may improve depression symptoms by affecting levels of serotonin and norepinephrine.
•
Quetiapine (Seroquel®) and olanzapine (Zyprexa®): These are second-generation antipsychotic medications. Quetiapine is approved as an adjunctive (secondary) treatment to antidepressants for TRD. Olanzapine is approved when combined with fluoxetine (Prozac®). They may improve depression symptoms by affecting dopamine levels.

•
Esketamine nasal spray (Spravato®): This is a derivative of ketamine. The FDA approved esketamine in 2019 as an adjunct treatment for adults with TRD, in combination with an oral antidepressant. Esketamine can lead to rapid remission of depressive symptoms within two hours of taking it.

To Beckley Psytech’s knowledge, several biopharmaceutical companies are actively pursuing clinical-stage therapies for TRD, including Freedom Biosciences, Supernus Pharmaceuticals, Inc., GH Research PLC, and Compass Pathways PLC.
There are three FDA-approved medications for the treatment of AUD: disulfiram, acamprosate, and naltrexone.
For AUD, potential competitors include Adial Pharmaceuticals Inc., Alkermes PLC, and Indivior PLC.
Employees and Human Capital Management
As of December 31, 2024, Beckley Psytech had 40 employees, 38 of whom are full-time. 31 of Beckley Psytech’s employees are primarily engaged in research and development activities. None of Beckley Psytech’s employees are represented by a labor union or covered by a collective bargaining agreement.
Beckley Psytech recognizes that its employees represent a key driver of its success. To support growth and innovation, Beckley Psytech focuses on attracting and retaining top-tier talent. Beckley Psytech offers competitive compensation, including performance-based incentives, long-term equity awards, and a comprehensive benefits package with health insurance, retirement plans, and paid time off. Beckley Psytech believes its ability to maintain low employee turnover and strong tenure reflects the strength of its organizational culture and employee engagement.
Intellectual Property Overview
Beckley Psytech owns intellectual property, including patents and patent applications, covering aspects of its product candidates and technologies. These include claims relating to compositions of matter, methods of use, and manufacturing processes. Beckley Psytech’s patent portfolio includes filings in the United States and other jurisdictions. Beckley Psytech also relies on trade secrets, know-how, and other proprietary rights. Where applicable, Beckley Psytech may seek patent term extensions or regulatory exclusivity.
Beckley Psytech owns three issued patents in the U.S., fifteen issued patents in Europe, three issued patents in the UK, one issued patent in China, four pending patent applications in the U.S., thirteen pending foreign patent applications across Australia, Brazil, Canada, China, Europe, Israel, Japan, South Korea and New Zealand, four pending PCT patent applications and numerous pending priority/provisional patent applications in the UK and U.S. covering the benzoate salt of 5-methoxy-N,N-dimethyltryptamine (mebufotenin), methods of synthesis, methods of use, crystalline forms and formulations thereof. The aforementioned issued patents are expected to cover BPL-003 until at least 2043 in the U.S. and 2041 in other jurisdictions.
Manufacturing
Beckley Psytech does not own or operate laboratories or manufacturing facilities. It relies on third-party contract development and manufacturing organizations for the production of clinical and preclinical materials. All manufacturing partners are required to comply with current Good Manufacturing Practice (“cGMP”) regulations and are subject to regular oversight and audits.
Competition Overview
Beckley Psytech operates in a highly competitive industry and faces current and potential competition from pharmaceutical and biotechnology companies, academic institutions, and other research organizations worldwide. Competitors may be developing or marketing products that target similar indications or use comparable approaches. Many of these entities may have greater resources, more experience, or broader commercial infrastructure than Beckley Psytech does.
See “Information about Beckley Psytech—Principal Pipeline—Key Efficacy Findings” for more information related to competition regarding the specific product candidates.
Government Regulation and Product Approval
Government authorities in the U.S., at the federal, state and local level, and in other countries, extensively regulate, among other things, the research, development, clinical trials, testing, manufacture, pharmacovigilance, adverse event reporting, recalls, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of pharmaceutical products and product candidates such as those Beckley Psytech is developing. The processes for obtaining regulatory approvals in the U.S. and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.
U.S. Government Regulation
In the U.S., the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and its implementing regulations. In addition, the Drug Enforcement Agency (the “DEA”) administers the Controlled Substances Act (“CSA”), and various state government agencies have regulatory oversight in states where products or product candidates are being manufactured and/or marketed.
Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process, or after approval, may subject an applicant to a variety of administrative or judicial sanctions, or other actions, such as the FDA’s delay in review of, or refusal to approve, a pending new drug application (“NDA”) or a biologics license application, withdrawal of an approval, imposition of a clinical hold or study termination, issuance of Warning Letters or Untitled Letters, mandated modifications to promotional materials or issuance of corrective information, requests for product recalls, consent decrees, corporate integrity agreements, deferred prosecution agreements, product seizures or detentions, refusal to allow product import or export, total or partial suspension, restriction, or imposition of other requirements relating to production or distribution, injunctions, consent decrees, fines, debarment from government contracts and refusal of future orders under existing contracts, exclusion from participation in federal and state healthcare programs, FDA debarment, restitution, disgorgement or civil or criminal penalties, including fines and imprisonment.
FDA Marketing Approval
Obtaining FDA marketing approval for new products may take many years and may require the expenditure of substantial financial resources before FDA determines that a product is safe and effective for a proposed indication or use.
Nonclinical Studies
First, the product must undergo in vitro testing and testing in animals (nonclinical studies). Nonclinical studies include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies to assess potential safety and efficacy. Nonclinical tests intended for submission to the FDA to support the safety of a product candidate must be conducted in compliance with Good Laboratory Practices (“GLP”) regulations and the U.S. Department of Agriculture’s Animal Welfare Act.
The data generated from nonclinical studies is used to support the filing of an investigational new drug application (“IND”) under which human studies are conducted. An IND sponsor must submit the results of the nonclinical studies, together with manufacturing information, analytical data and any available ex-U.S. clinical data or relevant literature, among other things, to the FDA as part of an IND. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to one or more proposed clinical trials and places the clinical trial on a clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence. A clinical hold may occur at any time during the life of an IND and may affect one or more specific studies or all studies conducted under the IND.
Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an Institutional Review Board (“IRB”) can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.
Clinical Studies
Clinical trials involve the administration of the investigational new drug to human subjects under the supervision of qualified investigators in accordance with Good Clinical Practices (“GCP”) requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial along with the requirement to ensure that the data and results reported from the clinical trials are credible and accurate. Clinical trials are conducted under protocols detailing, among other things, the objectives of the trial, the criteria for determining subject eligibility, the dosing plan, the parameters to be used in monitoring safety, the procedure for timely reporting of adverse events, and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB at each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution.
Information about certain clinical trials and clinical trial results must be submitted within specific timeframes to the National Institutes of Health for public dissemination on the Clinicaltrials.gov registry. Failure to timely register a covered clinical study or to submit study results as provided for in the law can give rise to civil monetary penalties and also prevent the non-compliant party from receiving future grant funds from the federal government. The government has recently begun enforcing these registration and results reporting requirements against non-compliant clinical trial sponsors.
Human testing is generally conducted under an IND in three phases following GCP regulations:
•	Phase 1 studies evaluate the safety and tolerability of the drug, generally in normal, healthy volunteers;
•
Phase 2 studies evaluate safety and efficacy, as well as appropriate doses; these studies are typically conducted in patient volunteers who suffer from the particular disease or condition that the drug is designed to treat; and

•	Phase 3 studies evaluate safety and efficacy of the product at specific doses in one or more larger pivotal trials.
Interactions with FDA During the Clinical Development Program
Following the clearance of an IND and the commencement of clinical trials, the sponsor will continue to have interactions with the FDA. Progress reports detailing the results of clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other studies or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.
In addition, sponsors are given opportunities to meet with the FDA at certain points in the clinical development program. Specifically, sponsors may meet with the FDA prior to the submission of an IND (the “pre-IND meeting”), at the end of Phase 2 clinical trial (the “EOP2 meeting”) and before an NDA is submitted (the “pre-NDA meeting”). Meetings at other times may also be requested. These meetings provide an opportunity for the sponsor to share information about the data gathered to date with the FDA and for the FDA to provide advice on the next phase of development. For example, at an EOP2, a sponsor may discuss its Phase 2 clinical trial results and present its plans for the pivotal Phase 3 clinical trial(s) that it believes will support the approval of the new product. Such meetings may be conducted in person, via teleconference/videoconference or written response only with minutes reflecting the questions that the sponsor posed to the FDA and the agency’s responses. The FDA has indicated that its responses, as conveyed in meeting minutes and advice letters, only constitute recommendations and/or advice made to a sponsor and, as such, sponsors are not bound by such recommendations and/or advice. Nonetheless, from a practical perspective, a sponsor’s failure to follow the FDA’s recommendations for design of a clinical program may put the program at significant risk of failure.
NDA Submission
Assuming successful completion of the required clinical testing, an IND sponsor submits the results of the preclinical studies and clinical trials, along with information relating to the product’s chemistry, manufacturing, controls, safety updates, patent information, abuse information and proposed labeling, to the FDA as part of an application requesting approval to market the product candidate for one or more indications. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the drug product. The fee required for the submission and review of an application under the Prescription Drug User Fee Act (“PDUFA”) is substantial, and the sponsor of an approved application is also subject to an annual program fee assessed based on eligible prescription drug products. These fees are typically adjusted annually, and exemptions and waivers may be available under certain circumstances, such as where a waiver is necessary to protect the public health, where the fee would present a significant barrier to innovation, or where the applicant is a small business submitting its first human therapeutic application for review.
The FDA conducts a preliminary review of all NDAs within 60 days of receipt and must inform the sponsor by that time whether the application is sufficiently complete to permit substantive review. In pertinent part, the FDA’s regulations state that an application “shall not be considered as filed until all pertinent information and data have been received” by the FDA. In the event that FDA determines that an application does not satisfy this standard, it will issue a Refuse to File (“RTF”) determination to the applicant. Typically, an RTF will be based on administrative incompleteness, such as clear omission of information or sections of required information; scientific incompleteness, such as omission of critical data, information or analyses needed to evaluate safety and efficacy or provide adequate directions for use; or inadequate content, presentation, or organization of information such that substantive and meaningful review is precluded. The FDA may request additional information rather than accept an application for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing.
Review of NDAs
After the submission is accepted for filing, the FDA begins an in-depth substantive review of the application. The FDA reviews the application to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP regulations.
Under the goals and policies agreed to by the FDA under PDUFA, the FDA has ten months from the filing date in which to complete its initial review of a standard application that is a new molecular entity (“NME”), and six months from the filing date for an NME application with “priority review.” For non-NME NDAs, the ten-month and six-month deadlines are calculated from the date of NDA submission rather than NDA filing. The review process may be extended by the FDA for three additional months to consider new information or in the case of a clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission. Despite these review goals, the NDA review process can be very lengthy, and it is not uncommon for FDA review of an application to extend beyond the PDUFA target action date.
Most innovative drug products (other than biological products) obtain FDA marketing approval pursuant to an NDA submitted under Section 505(b)(1) of the FDCA, commonly referred to as a traditional or “full NDA.” In 1984, with passage of the Hatch-Waxman Act, which established an abbreviated regulatory scheme authorizing the FDA to approve generic drugs based on an innovator or “reference” product, Congress also enacted Section 505(b)(2) of the FDCA, which provides a hybrid pathway combining features of a traditional NDA and a generic drug application. Section 505(b)(2) enables the applicant to rely, in part, on the FDA’s prior findings of safety and efficacy data for an existing product, or published literature, in support of its application.
Section 505(b)(2) NDAs may provide an alternate path to FDA approval for new or improved formulations or new uses of previously approved products that would require new clinical data to demonstrate safety or effectiveness. Section 505(b)(2) permits the filing of an NDA in which the applicant relies, at least in part, on information from studies made to show whether a drug is safe or effective that were not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use. A Section 505(b)(2) applicant may eliminate or reduce the need to conduct certain preclinical or clinical studies, if the applicant can establish that reliance on studies conducted for a previously-approved product is scientifically appropriate. The FDA may also require companies to perform additional studies, including nonclinical and clinical studies, to support the change from the approved product. The FDA may then approve the new product candidate for all or some of the labeled indications for which the referenced product has been approved, as well as for any new indication for which the Section 505(b)(2) NDA applicant has submitted data.
In connection with its review of an application, the FDA will typically submit information requests to the applicant and set deadlines for responses thereto. The FDA will also conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether the manufacturing processes and facilities comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMPs and are adequate to assure consistent production of the product within required specifications.

The FDA also may inspect the sponsor and one or more clinical trial sites to assure compliance with IND and GCP requirements and the integrity of the clinical data submitted to the FDA. To ensure compliance with cGMPs and GCPs by its employees and third-party contractors, an applicant may incur significant expenditure of time, money and effort in the areas of training, record keeping, production and quality control. The FDA generally accepts data from foreign clinical trials in support of an NDA if the trials were conducted under an IND. If a foreign clinical trial is not conducted under an IND, the FDA nevertheless may accept the data in support of an NDA if the study was conducted in accordance with GCPs and the FDA is able to validate the data through an on-site inspection, if deemed necessary. Although the FDA generally requests that marketing applications be supported by some data from domestic clinical trials, the FDA may accept foreign data as the sole basis for marketing approval if (1) the foreign data are applicable to the U.S. population and U.S. medical practice, (2) the studies were performed by clinical investigators with recognized competence, and (3) the data may be considered valid without the need for an on-site inspection or, if the FDA considers the inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.
Additionally, the FDA may refer an application, including applications for novel product candidates which present difficult questions of safety or efficacy, to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendation of an advisory committee, but it considers such recommendations when making final decisions on approval.
Data from clinical trials are not always conclusive, and the FDA or its advisory committee may interpret data differently than the sponsor interprets the same data. The FDA may also re-analyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process or delay, limit or prevent regulatory approval. The FDA may not grant approval on a timely basis, or at all.
The FDA also may require submission of a Risk Evaluation and Mitigation Strategy (“REMS”) if the agency determines that a REMS is necessary to ensure that the benefits of the drug product outweigh its risks and to assure the safe use of the product. A REMS can include medication guides, physician communication plans, assessment plans and/or elements to assure safe use, such as restricted distribution methods, patient registries or other risk minimization tools. The FDA determines the requirement for a REMS, as well as the specific REMS provisions, on a case-by-case basis. If the FDA concludes a REMS is needed, the sponsor of the application must submit a proposed REMS, and the FDA will not approve the application without a REMS.
In addition, under the Pediatric Research Equity Act of 2003, as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirements. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan drug designation.
Decisions on NDAs
The FDA reviews an NDA application to determine, among other things, whether the application contains “substantial evidence” to show that the product is safe and effective for its intended use(s). The term “substantial evidence” is defined under the FDCA as “evidence consisting of adequate and well-controlled investigations, including clinical investigations, by experts qualified by scientific training and experience to evaluate the effectiveness of the product involved, on the basis of which it could fairly and responsibly be concluded by such experts that the product will have the effect it purports or is represented to have under the conditions of use prescribed, recommended, or suggested in the labeling or proposed labeling thereof.”
The FDA has interpreted this evidentiary standard to require at least two adequate and well-controlled clinical investigations to establish effectiveness of a new product. Under certain circumstances, however, the FDA has indicated that a single trial with certain characteristics and additional information may satisfy this standard. This approach was subsequently endorsed by Congress in 1998 with legislation providing, in pertinent part, that “If [FDA] determines, based on relevant science, that data from one adequate and well-controlled clinical investigation and confirmatory evidence (obtained prior to or after such investigation) are sufficient to establish effectiveness, the FDA may consider such data and evidence to constitute substantial evidence.” This modification to the law recognized the potential for the FDA to find that one adequate and well controlled clinical investigation with confirmatory evidence, including supportive data outside of a controlled trial, is sufficient to establish effectiveness. In December 2019, the FDA issued draft guidance further explaining the studies that are needed to establish substantial evidence of effectiveness. In September 2023, the FDA also issued a draft guidance describing how to demonstrate substantial evidence of effectiveness with one adequate and well-controlled clinical investigation and confirmatory evidence. The FDA has not yet finalized these guidance documents.
After evaluating the application and all related information, including the advisory committee recommendations, if any, and inspection reports of manufacturing facilities and clinical trial sites, the FDA will issue either a Complete Response Letter (“CRL”) or an approval letter. To reach this determination, the FDA must determine that the drug is effective and that its expected benefits outweigh its potential risks to patients. This “benefit-risk” assessment is informed by the extensive body of evidence about the product’s safety and efficacy in the NDA. This assessment is also informed by other factors, including: the severity of the underlying condition and how well patients’ medical needs are addressed by currently available therapies; uncertainty about how the premarket clinical trial evidence will extrapolate to real-world use of the product in the post-market setting; and whether risk management tools are necessary to manage specific risks.
A CRL indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A CRL must specifically identify the deficiencies in the submission, and a sponsor may be required to conduct substantial additional testing or provide additional information in order for the FDA to reconsider the application. The CRL may require additional clinical or other data, additional pivotal Phase 3 clinical trial(s) and/or other significant and time- consuming requirements related to clinical trials, preclinical studies or manufacturing. If a CRL is issued, the applicant will have one year to respond to the deficiencies identified by the FDA, at which time the FDA can deem the application withdrawn or, in its discretion, grant the applicant an additional six-month extension to respond. The FDA has committed to reviewing resubmissions in response to an issued CRL in either two or six months, depending on the type of information included. Even with the submission of this additional information, however, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.
An approval letter, on the other hand, authorizes commercial marketing of the product with specific prescribing information, or labeling, for specific indications. That is, the approval will be limited to the conditions of use (e.g., patient population, indication) described in the FDA-approved labeling. Further, depending on the specific risk(s) to be addressed, the FDA may require that contraindications, warnings or precautions be included in the product labeling; require that post-approval trials, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval; require testing and surveillance programs to monitor the product after commercialization; or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing trials or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.
FDA’s Expedited Review Programs
The FDA is authorized to designate certain products for expedited development or review if they are intended to address an unmet medical need in the treatment of a serious or life-threatening disease or condition. These programs include fast track designation, breakthrough therapy designation, and priority review designation. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.
To be eligible for a fast track designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. Fast track designation provides additional opportunities for interaction with the FDA’s review team and may allow for a rolling review of NDA components before the completed application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. In addition, fast track designation may be withdrawn by the sponsor or rescinded by the FDA if the designation is no longer supported by data emerging in the clinical trial process.
A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The FDA must take certain actions with respect to breakthrough therapies, such as holding timely meetings with and providing advice to the product sponsor, intended to expedite the development and review of an application for approval of a breakthrough therapy.
Finally, the FDA may designate a product for priority review if it is a drug that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. The FDA determines at the time that the marketing application is submitted, on a case-by-case basis, whether the proposed drug represents a significant improvement in treatment, prevention or diagnosis of disease when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting drug reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, or evidence of safety and effectiveness in a new subpopulation. A priority review designation is intended to direct overall attention and resources to the evaluation of such applications, and to shorten the FDA’s goal for taking action on a marketing application from ten months to six months.
Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened. Furthermore, fast track designation, breakthrough therapy designation and priority review do not change the standards for approval and may not ultimately expedite the development or approval process.
Accelerated Approval Pathway
In addition, a product studied for its safety and effectiveness in treating serious or life-threatening illnesses and that provides meaningful therapeutic benefit over existing treatments may receive accelerated approval, meaning that it may be approved on (i) the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or (ii) on an intermediate clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”) and that is reasonably likely to predict an effect on IMM or other clinical benefits, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on IMM or other clinical endpoints, and the drug may be subject to expedited withdrawal procedures. Drugs granted accelerated approval must meet the same statutory standards for safety and effectiveness as those granted traditional approval.
The accelerated approval pathway is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, additional post-approval confirmatory studies to verify and describe the drug’s clinical benefit. As a result, a therapeutic candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase 4 or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm the predicted clinical benefit of the product during post-marketing studies, would allow the FDA to withdraw approval of the drug. All promotional materials for drug products being considered and approved under the accelerated approval program are subject to prior review by the FDA.
In December 2022, the passage of the Food and Drug Omnibus Reform Act (“FDORA”) of 2022 made several changes to the FDA’s accelerated approval program. Among other things, FDORA provides the FDA greater authority to ensure that sponsors begin confirmatory trials promptly, including prior to NDA approval. FDORA also provides the FDA with additional authority to withdraw approval of a product for which confirmatory studies are not completed or are inadequate to demonstrate a satisfactory benefit/risk profile. Scrutiny of the accelerated approval pathway is likely to continue and may lead to legislative and/or administrative changes in the future.

Post-Approval Requirements
Drugs manufactured or distributed pursuant to FDA approvals are subject to comprehensive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. Certain modifications to the product, including changes in indications or manufacturing processes or facilities, may require the applicant to develop additional data or conduct additional preclinical studies and clinical trials to support the submission to FDA. As previously noted, there also are continuing, annual user fee requirements for any marketed products, as well as new application fees for supplemental applications with clinical data.
The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-marketing testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.
In addition, FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMPs include requirements relating to the organization of personnel, buildings and facilities, equipment, control of components and drug product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and some state agencies and are subject to periodic unannounced inspections by the FDA for compliance with cGMPs and other laws. Changes to the manufacturing process are strictly regulated and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMPs and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers. Accordingly, manufacturers must continue to expend time, money, and effort in production and quality control to maintain compliance with cGMPs and other aspects of quality control and quality assurance.
The FDA strictly regulates the marketing, labeling, advertising and promotion of drug products that are placed on the market. A product cannot be commercially promoted before it is approved, and approved drugs may generally be promoted only for their approved indications and for use in patient populations described in the product’s approved labeling. Promotional claims must also be consistent with the product’s FDA-approved label, including claims related to safety and effectiveness. The government closely scrutinizes the promotion of prescription drugs in specific contexts such as direct-to-consumer advertising, industry-sponsored scientific and educational activities, and promotional activities involving the Internet and social media. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses.
Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences of regulatory non-compliance include, among other things:
•	restrictions on, or suspensions of, the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	interruption of production processes, including the shutdown of manufacturing facilities or production lines or the imposition of new manufacturing requirements;
•	fines, warning letters or other enforcement letters or clinical holds on post-approval clinical trials;
•	mandated modification of promotional materials and labeling and the issuance of corrective information;
•	refusal of the FDA to approve pending NDAs or supplements to approved NDAs, or suspension or revocation of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	injunctions or the imposition of civil or criminal penalties; or
•	consent decrees, corporate integrity agreements, debarment, or exclusion from federal healthcare programs.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”) which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.
Regulatory Exclusivity and Approval of Follow-on Products
Hatch-Waxman Exclusivity
In addition to enacting Section 505(b)(2) of the FDCA as part of the Hatch-Waxman Amendments to the FDCA, Congress also established an abbreviated regulatory scheme authorizing the FDA to approve generic drugs that are shown to contain the same active ingredients as, and to be bioequivalent to, drugs previously approved by the FDA pursuant to NDAs. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (“ANDA”) to the agency. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, bioequivalence, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. ANDAs are “abbreviated” because they do not contain preclinical and clinical data to demonstrate safety and effectiveness. Instead, in support of such applications, a generic manufacturer must rely on the preclinical and clinical testing conducted for a drug product previously approved under an NDA, known as the reference listed drug (“RLD”).
Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredient(s), the route of administration, the dosage form, the strength, and the indications/conditions of use of the drug. At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to an RLD if “the rate and extent of absorption of the drug do not show a significant difference from the rate and extent of absorption of the listed drug.” Unlike the 505(b)(2) NDA pathway that permits a follow-on applicant to conduct and submit data from additional clinical trials or nonclinical studies in order to support the proposed change(s) to the reference product, the ANDA regulatory pathway does not allow applicants to submit new clinical data other than bioavailability or bioequivalence data.
 Upon approval of an ANDA, the FDA indicates whether the generic product is “therapeutically equivalent” to the RLD in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider a therapeutic equivalent generic drug to be fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of therapeutic equivalence often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.
As part of the NDA submission, applicants are required to provide information to the FDA regarding each patent that claims the approved drug product or a method of using the approved drug product. Upon approval of a new drug, each of the patents identified by the NDA applicant is then published in the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential follow-on competitors in support of approval of an ANDA or 505(b)(2) NDA.
When an ANDA applicant submits its application to the FDA, it is required to certify to the FDA concerning any patents listed for the RLD in the FDA’s Orange Book. Specifically, the ANDA applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product (a “Paragraph IV certification”). Moreover, to the extent that the Section 505(b)(2) NDA applicant is relying on studies conducted for an already approved product, the applicant also is required to certify to the FDA concerning any patents listed for the NDA-approved product in the Orange Book to the same extent that an ANDA applicant would.
If the follow-on applicant does not challenge the innovator’s listed patents, the FDA will not approve the ANDA or 505(b)(2) application until all the listed patents claiming the RLD product have expired. A certification that the follow-on product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the follow-on applicant submits a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA or 505(b)(2) NDA until the earlier of 30 months, the expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA or 505(b)(2) applicant.
In addition, an ANDA or 505(b)(2) application also will not be approved until any applicable non-patent regulatory exclusivities listed in the Orange Book for the referenced product have expired. The Hatch-Waxman Amendments to the FDCA provide for a five-year period of regulatory exclusivity within the U.S. to the first applicant to gain approval of an NDA for a new chemical entity (“NCE”). For the purposes of this provision, an NCE is a drug that contains no active moiety that has previously been approved by the FDA in any other NDA. An active moiety is the molecule or ion responsible for the physiological or pharmacological action of the drug substance. In cases where such NCE exclusivity has been granted, an ANDA or 505(b)(2) NDA may not be filed with the FDA until the expiration of five years from the date of the NCE NDA approval, unless the ANDA or 505(b)(2) NDA contains at least one Paragraph IV certification, in which case the ANDA or 505(b)(2) NDA applicant may submit its application four years following the original product approval.
The FDCA also provides for a period of three years of regulatory exclusivity if an NDA or NDA supplement includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as new indications, dosage forms, route of administration, or combination of ingredients. Three-year exclusivity is available for a drug product that contains a previously approved active moiety, provided the statutory requirement for a new clinical investigation is satisfied. Unlike five-year NCE exclusivity, an award of three-year exclusivity does not block the FDA from accepting ANDAs or 505(b)(2) NDAs seeking approval for generic versions of the drug as of the date of approval of the original drug product; rather, this three-year exclusivity blocks only the final approval of the follow-on application for the same “conditions of approval” protected by the exclusivity.
Five-year and three-year exclusivity also will not delay the submission or approval of a “full” NDA filed under Section 505(b)(1) of the FDCA; however, an applicant submitting a traditional NDA would be required to conduct, or obtain a right of reference to, all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects either (i) fewer than 200,000 individuals in the U.S., or (ii) more than 200,000 individuals in the U.S. and for which there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for this type of disease or condition will be recovered from sales in the U.S. for that drug. Legislative proposals are currently being considered that would revise or revoke the second criterion for orphan drug designation – the so-called “cost recovery” pathway – and the FDA is unlikely to use this criterion going forward.
Orphan drug designation must be requested prior to submission of an NDA. A request for orphan drug designation must include: (1) information to show that the prevalence of the disease or condition meets the 200,000 persons threshold; (2) a description of the drug product and the proposed indication or use; and (3) information to show that the drug may be effective for use in the rare disease or condition. After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use will be disclosed publicly by the FDA; FDA’s public database also indicates whether a drug is no longer designated as an orphan drug.
More than one product candidate may receive an orphan drug designation for the same indication, and the same product candidate can be designated for more than one orphan indication. The benefits of orphan drug designation include research and development tax credits and exemption from certain FDA prescription drug user fees. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process if or when an NDA for the product candidate is filed.
If a product that has orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan drug exclusivity, which means that for seven years, the FDA may not approve any other marketing applications for the “same drug” for the same rare disease or condition, with limited exceptions. One exception is if the later application can demonstrate clinical superiority to the drug product with orphan drug exclusivity. Clinical superiority may be shown by greater efficacy, greater safety, or a major contribution to patient care. The FDA is required to publish a summary of the clinical superiority findings when a drug is eligible for orphan product exclusivity on the basis of a demonstration of clinical superiority.
For small molecule drugs, “same drug” means a drug that contains the same active moiety. Thus, orphan drug exclusivity does not block the approval of a different drug for the same rare disease or condition, nor does it block the approval of the same drug for different conditions. As a result, the FDA can still approve different drugs for use in treating the same indication or disease. Additionally, if a drug designated as an orphan product receives marketing approval for an indication broader than what was designated, it may not be entitled to orphan drug exclusivity.
A drug with orphan drug exclusivity may lose its exclusivity if the sponsor cannot assure the availability of sufficient quantities of the drug to meet the needs of persons with the disease or condition for which the drug was designated.
In addition, the FDA has finalized guidance indicating that it does not expect to grant any additional orphan drug designation to products for pediatric subpopulations of common diseases. Nevertheless, FDA intends to still grant orphan drug designation to a drug that otherwise meets all other criteria for designation when it prevents, diagnoses or treats either (i) a rare disease that includes a rare pediatric subpopulation, (ii) a pediatric subpopulation that constitutes a valid orphan subset, or (iii) a rare disease that is, in fact, a different disease in the pediatric population as compared to the adult population.
Patent Term Extension
A patent claiming a prescription drug for which FDA approval is granted may be eligible for a limited patent term extension under the FDCA, which permits an extension of the term of the patent of up to five years, to restore patent term lost during product development and the FDA regulatory review. The length of the patent term extension is related to the length of time the drug is under regulatory review while the patent is in force. The extension period granted on a patent covering a new FDA-regulated drug product is typically the sum of (1) one-half of the days in the “testing phase,” i.e., the time between the effective date of the first IND and the date of submission of the NDA; and (2) the number of days in the “review phase,” i.e., between the date of submission of the NDA and the approval date of the NDA.
Reductions can be made for (1) any time during the testing or review phase that occurred prior to issuance of the patent; and (2) any time during which FDA determines after a public petition process, that the NDA applicant did not act with due diligence in seeking approval of its drug product. Patent term extension cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. In addition, the total patent extension cannot exceed five years.
Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the marketing approvals. The U.S. Patent and Trademark Office reviews and approves the application for any patent term extension in consultation with the FDA.
Pediatric Exclusivity
Under the Best Pharmaceuticals for Children Act, a sponsor may qualify for “pediatric exclusivity” if the sponsor conducts pediatric studies in response to a Written Request issued by the FDA. Pediatric exclusivity extends by 6 months the period of other regulatory exclusivities, such as orphan drug exclusivity, so long as those exclusivity periods will not expire within 9 months of the award of pediatric exclusivity. For drug products, pediatric exclusivity will also extend by 6 months the preclusive effect of patents on the FDA’s authority to approve certain competitor applications.
To qualify for pediatric exclusivity, a sponsor must conduct studies that fairly respond to a Written Request, which outlines in detail the nature and type of studies that must be conducted. The studies need not show the product to be effective in the pediatric population; so long as the clinical studies are determined to fairly respond to the Written Request, pediatric exclusivity will be awarded. The FDA may issue a Written Request on its own initiative or at the sponsor’s request. A Written Request can include multiple studies in both approved and “off-label” indications.

Other Regulations of the Healthcare Industry
In addition to FDA regulations governing the marketing of pharmaceutical products, there are various state and federal laws that may restrict business practices in the biopharmaceutical industry. These include the following:
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The federal Anti-Kickback laws and implementing regulations, which prohibit persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

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Other Medicare laws, regulations, rules, manual provisions and policies that prescribe the requirements for coverage and payment for pharmaceutical products and services, including the amount of such payment;

•	The federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;
•	State and foreign law equivalents of the foregoing and state laws regarding pharmaceutical company marketing compliance, reporting and disclosure obligations.
If Beckley Psytech’s operations are found to be in violation of any of these laws, regulations, rules or policies or any other law or governmental regulation, or if interpretations of the foregoing change, it may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of its operations.
To the extent that any of its product candidates are approved for sale in a foreign country, Beckley Psytech may be subject to similar foreign laws and regulations, which may include, for instance, applicable post marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.
Coverage and Reimbursement
Beckley Psytech’s ability to commercialize and, the commercial success of, any approved drug product candidates will depend in part on the extent to which governmental authorities, private health insurers and other third party payers provide coverage for, and establish adequate reimbursement levels for, its drug product candidates. In the U.S., the European Union (“EU”) and other potentially significant markets for Beckley Psytech’s product candidates, government authorities and third party payers are increasingly imposing more stringent requirements and restrictions on coverage, attempting to limit reimbursement levels or regulate the price of drugs and other medical products and services, particularly for new and innovative products and therapies, which often has resulted in average selling prices lower than they would otherwise be. For example, in the U.S., federal and state governments reimburse covered prescription drugs at varying rates generally below average wholesale price. Federal programs also impose price controls through mandatory ceiling prices on purchases by federal agencies and federally funded hospitals and clinics and mandatory rebates on retail pharmacy prescriptions paid by Medicaid and Tricare. These restrictions and limitations influence the purchase of healthcare services and products.
Legislative proposals to reform healthcare or reduce costs under government programs may result in lower reimbursement for Beckley Psytech’s product candidates or exclusion of its product candidates from coverage. Moreover, the Medicare and Medicaid programs increasingly are used as models for how private payers and other governmental payers develop their coverage and reimbursement policies.
In addition, the increased emphasis on managed healthcare in the U.S. and on country and regional pricing and reimbursement controls in the EU will put additional pressure on product pricing, reimbursement and utilization, which may adversely affect any future product sales and Beckley Psytech’s results of operations. These pressures can arise from rules and practices of managed care groups, competition within therapeutic classes, availability of generic equivalents, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, coverage and reimbursement policies and pricing in general. The cost containment measures that healthcare payers and providers are instituting and any healthcare reform implemented in the future could significantly reduce Beckley Psytech’s revenues from the sale of any approved products. Beckley Psytech cannot provide any assurances that it will be able to obtain and maintain third party coverage or adequate reimbursement for its approved products in whole or in part.

Healthcare Reform
The U.S. and many foreign jurisdictions have enacted or proposed legislative and regulatory changes affecting the healthcare system. The U.S. government, state legislatures and foreign governments also have shown significant interest in implementing cost-containment programs to limit the growth of government-paid healthcare costs, including price controls, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs.
In recent years, Congress has considered reductions in Medicare reimbursement levels for drugs administered by physicians. Further, the Center for Medicare & Medicaid Services (“CMS”), the agency that administers the Medicare and Medicaid programs, also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payers.
The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the “Affordable Care Act” or “ACA”), substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacts the pharmaceutical industry. The ACA was intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms. Since its passage, there have been significant ongoing efforts to modify or eliminate the ACA.
The first Trump administration pushed for modifications to the ACA. In addition, the Tax Cuts and Jobs Act, enacted on December 22, 2017, repealed the shared responsibility payment for individuals who fail to maintain minimum essential coverage under section 5000A of the Internal Revenue Code of 1986, as amended, commonly referred to as the individual mandate. During the second Trump administration, ongoing repeal and reform efforts impacting the ACA and the healthcare sector more broadly are likely.
Other legislative changes have been proposed and adopted since passage of the ACA. These have, among other things, reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers.
Further legislative and regulatory changes under the ACA remain possible. The Inflation Reduction Act of 2022, enacted on August 16, 2022, includes several provisions to lower prescription drug costs for Medicare patients and reduce drug spending by the federal government. Pursuant to this, the CMS announced in August 2023 that it had selected the first ten drugs covered under Medicare Part D for negotiation. The negotiations for these products concluded in August 2024. An additional 15 drugs were selected for negotiation in January 2025.
Beckley Psytech expects that changes or additions to the ACA, the Medicare and Medicaid programs, changes allowing the federal government to directly negotiate drug prices and changes stemming from other healthcare reform measures, especially with regard to healthcare access, financing or other legislation in individual states, could have a material adverse effect on the healthcare industry. In addition, the Affordable Care Act has also been subject to challenges in the courts, which remain ongoing.
Payment methodologies may be subject to changes in healthcare legislation and regulatory initiatives as well. In addition, at the state level, legislatures have passed and implemented, and may in the future pass and implement legislation and regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing.
Beckley Psytech expects that additional federal, state and foreign healthcare reform measures could be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in limited coverage and reimbursement and reduced demand for its products, once approved, or additional pricing pressures.

Controlled Substances Regulation
The U.S. DEA is the federal agency responsible for domestic enforcement of the CSA. The CSA classifies drugs and other substances based on identified potential for abuse. Schedule I substances are subject to the most stringent controls and Schedule V the least controls of the five schedules, based on their relative risk of abuse. Schedule I controlled substances, including psilocin, hare considered to have a high abuse potential and no currently accepted medical use; thus, they cannot be lawfully marketed or sold. And there are significant restrictions on their use in clinical trials. Schedule II or III controlled substances include molecules such as oxycodone, oxymorphone, morphine, fentanyl, hydrocodone and methylphenidate.
The manufacture, storage, distribution and sale of these controlled substances are permitted, but highly regulated. The DEA regulates the availability of active pharmaceutical ingredients (“APIs”), products under development and marketed drug products that are Schedule II or III by setting annual quotas. Every year, sponsors must apply to the DEA for manufacturing quota to manufacture API and procurement quota to manufacture finished dosage products. Given that the DEA has discretion to grant or deny manufacturing and procurement quota requests, the quota the DEA grants may be insufficient to meet Beckley Psytech’s commercial and R&D needs.
DEA regulations make it extremely difficult for a manufacturer in the U.S. to import finished dosage forms of controlled substances manufactured outside the U.S. These rules reflect a broader enforcement approach by the DEA to regulate the manufacture, distribution and dispensing of legally produced controlled substances. Accordingly, drug manufacturers who market and sell finished dosage forms of controlled substances in the U.S. typically manufacture or have them manufactured in the U.S.
Federal law requires researchers conducting clinical trials with Schedule I drugs under an IND to have a DEA research registration. Whenever a sponsor of a clinical trial transfers controlled substances between locations in the U.S., the receiving party must have a DEA Form 222 and order the substances via a registered form. The goal of the regulatory scheme is to create a “closed system” of distribution in which only authorized handlers may distribute controlled substances. Individuals or entities that work with controlled substances are required to register with DEA, which has created a dedicated web portal for submitting an application through the agency to conduct a research on Schedule I substances. Researchers need a research registration from DEA and FDA.
Entities who handle the drug are required to be DEA registrants. Registrants must maintain records of transactions involving controlled substances, establish security measures to prevent theft, and monitor for suspicious orders to prevent misuse and diversion. Thus, the registration system aims to ensure that any controlled substance is always accounted for under the control of a DEA-registered person until it reaches a patient or is destroyed.
IND and IRB approved protocols are required to apply for the DEA license. The clinical trial site itself needs to be registered as well as the investigator handling the substance. Schedule I licensing of a site may be difficult and subject to many delays. Physical inspections are mandatory.
Regulations associated with controlled substances govern manufacturing, labeling, packaging, testing, dispensing, production and procurement quotas, recordkeeping, reporting, handling, shipment and disposal. These regulations include required security measures, such as background checks on employees and physical control of inventory and increase the personnel needs and the expense associated with development and commercialization of products or product candidates including controlled substances. Regulators conduct periodic inspections of entities involved in handling, manufacturing, or otherwise distributing controlled substances, and have broad enforcement authorities.
Annual registration is required for any facility that manufactures, tests, distributes, dispenses, imports or exports any controlled substance. The facilities must have the security, control and accounting mechanisms required by the DEA to prevent loss and diversion. Failure to maintain compliance, particularly as manifested in loss or diversion, can result in regulatory action that could have a material adverse effect on Beckley Psytech’s competitive position, business, financial condition, results of operations and cash flows. The DEA may seek civil penalties, refuse to renew necessary registrations or initiate proceedings to revoke those registrations. In certain circumstances, violations could lead to criminal proceedings.
Individual states also regulate controlled substances, and Beckley Psytech may be subject to such regulation by several states with respect to the manufacture and distribution of these products. Though state-controlled substances laws often mirror federal law, because the states are separate jurisdictions, they may separately schedule substances, as well. The failure to comply with applicable regulatory requirements could lead to enforcement actions and sanctions from the states in addition to those from the DEA or otherwise arising under federal law.
Foreign Government Regulation
Beckley Psytech’s product candidates are subject to similar laws and regulations imposed by jurisdictions outside of the U.S., and, in particular, in the EU, governing, among other things, clinical trials, marketing authorization (“MA”), applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or other transfers of value to healthcare professionals.
Whether or not Beckley Psytech obtains FDA approval for a product candidate, it must obtain the requisite approvals from regulatory authorities in foreign countries prior to the commencement of clinical trials or marketing of the product candidates in those countries. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Failure to comply with applicable foreign regulatory requirements, may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.
Non-clinical Studies and Clinical Trials
Similarly to the U.S., the various phases of nonclinical and clinical research in the EU are subject to significant regulatory controls.
Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical (pharmaco-toxicological) studies must be conducted in compliance with the principles of GLP as set forth in EU Directive 2004/10/EC (unless otherwise justified for certain particular medicinal products, e.g., radio-pharmaceutical precursors for radio-labeling purposes). In particular, nonclinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Cooperation and Development requirements.
Clinical trials of medicinal products in the EU must be conducted in accordance with EU and national regulations and the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use guidelines on GCPs as well as the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki. If the sponsor of the clinical trial is not established within the EU, it must appoint an EU entity to act as its legal representative. The sponsor must take out a clinical trial insurance policy, and in most EU member states, the sponsor is liable to provide ‘no fault’ compensation to any study subject injured in the clinical trial.
The regulatory landscape related to clinical trials in the EU has been subject to recent changes. The EU Clinical Trials Regulation (“CTR”) which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. Unlike directives, the CTR is directly applicable in all EU member states without the need for member states to further implement it into national law. The CTR notably harmonizes the assessment and supervision processes for clinical trials throughout the EU via a Clinical Trials Information System, which contains a centralized EU portal and database.
While the EU Clinical Trials Directive required a separate clinical trial application (“CTA”) to be submitted in each member state in which the clinical trial takes place, to both the competent national health authority and an independent ethics committee, much like the FDA and IRB respectively, the CTR introduces a centralized process and only requires the submission of a single application for multi-center trials. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each member state, leading to a single decision per member state. The CTA must include, among other things, a copy of the trial protocol, and an investigational medicinal product dossier containing information about the manufacture and quality of the medicinal product under investigation. The assessment procedure of the CTA has been harmonized as well, including a joint assessment by all member states concerned, and a separate assessment by each member state with respect to specific requirements related to its own territory, including ethics rules. Each member state’s decision is communicated to the sponsor via the centralized EU portal. Once the CTA is approved, clinical study development may proceed.

The CTR transition period ended on January 31, 2025 and all clinical trials (and related applications) are now fully subject to the provisions of the CTR.
Medicines used in clinical trials must be manufactured in accordance with Good Manufacturing Practice. Other national and EU-wide regulatory requirements may also apply.
Marketing Authorization
In order to market Beckley Psytech’s product candidates in the EU and many other foreign jurisdictions, it must obtain separate regulatory approvals. More concretely, in the EU, medicinal product candidates can only be commercialized after obtaining a MA. To obtain regulatory approval of a product candidate under EU regulatory systems, Beckley Psytech must submit a MA application (“MAA”). The process for doing this depends, among other things, on the nature of the medicinal product. There are two types of MAs:
“Centralized MA” are issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Product for Human Use (“CHMP”) of the European Medicines Agency (“EMA”) and are valid throughout the EU. The centralized procedure is mandatory for certain types of product candidates, such as: (i) medicinal products derived from biotechnological processes, such as genetic engineering, (ii) designated orphan medicinal products, (iii) medicinal products containing a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, neurodegenerative diseases, diabetes, or auto-immune diseases and other immune dysfunctions and viral diseases and (iv) advanced therapy medicinal products such as gene therapy, somatic cell therapy or tissue-engineered medicines. The centralized procedure is optional for product candidates containing a new active substance not yet authorized in the EU, or for product candidates that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.
“National MAs” are issued by the competent authorities of the EU member states, only cover their respective territory, and are available for product candidates not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in a EU member state, this national MA can be recognized in another member state through the mutual recognition procedure. If the product has not received a national MA in any member state at the time of application, it can be approved simultaneously in various member states through the decentralized procedure. Under the decentralized procedure an identical dossier is submitted to the competent authorities of each of the member states in which the MA is sought, one of which is selected by the applicant as the reference member state.
Under the above described procedures, before granting the MA, the competent authorities make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy. MAs have an initial duration of five years. After these five years, the authorization may be renewed on the basis of a reevaluation of the risk-benefit balance.
Under the centralized procedure the maximum timeframe for the evaluation of a MAA by the EMA is 210 days, excluding clock stops. In exceptional cases, the CHMP might perform an accelerated review of a MAA in no more than 150 days (not including clock stops). Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIority MEdicines (“PRIME”) scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. In March 2016, the EMA launched an initiative, the PRIME scheme, a voluntary scheme aimed at enhancing the EMA’s support for the development of medicines that target unmet medical needs. It is based on increased interaction and early dialogue with companies developing promising medicines, to optimize their product development plans and speed up their evaluation to help them reach patients earlier. Product developers that benefit from PRIME designation can expect to be eligible for accelerated assessment but this is not guaranteed. Many benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and accelerated MAA assessment once a dossier has been submitted. Importantly, a dedicated contact and rapporteur from the CHMP is appointed early in the PRIME scheme facilitating increased understanding of the product at EMA’s committee level. An initial meeting initiates these relationships and includes a team of multidisciplinary experts at the EMA to provide guidance on the overall development and regulatory strategies.
Moreover, in the EU, a “conditional” MA may be granted in cases where all the required safety and efficacy data are not yet available. The conditional MA is subject to conditions to be fulfilled for generating the missing data or ensuring increased safety measures. It is valid for one year and has to be renewed annually until fulfillment of all the conditions. Once the pending studies are provided, it can become a “standard” MA. However, if the conditions are not fulfilled within the timeframe set by the EMA, the MA ceases to be renewed. Furthermore, MA may also be granted “under exceptional circumstances” when the applicant can show that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. This may arise in particular when the intended indications are very rare and, in the present state of scientific knowledge, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. This MA is close to the conditional MA as it is reserved to medicinal products to be approved for severe diseases or unmet medical needs and the applicant does not hold the complete data set legally required for the grant of a MA. However, unlike the conditional MA, the applicant does not have to provide the missing data and will never have to. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually and the MA is withdrawn in case the risk-benefit ratio is no longer favorable.
Data and Marketing Exclusivity
In the EU, new product candidates authorized for marketing, or reference products generally receive eight years of data exclusivity and an additional two years of market exclusivity upon MA. If granted, the data exclusivity period prevents generic or biosimilar applicants from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar MA in the EU during a period of eight years from the date on which the reference product was first authorized in the EU. The market exclusivity period prevents a successful generic or biosimilar applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The overall ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the MA holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. However, there is no guarantee that a product will be considered by the EU’s regulatory authorities to be a new chemical entity, and products may not qualify for data exclusivity.
Controlled Substances
Controlled substances are not regulated at EU level and the EU legislation does not establish different classes of narcotic or psychotropic substances. However, the United Nations (“UN”) Single Convention on Narcotic Drugs of 1961 and the UN Convention on Psychotropic Substances of 1971 (together, the “UN Conventions”) codify internationally applicable control measures to ensure the availability of narcotic drugs and psychotropic substances for medical and scientific purposes. The individual EU member states are all signatories to these UN Conventions. All signatories have a dual obligation to ensure that these substances are available for medical purposes and to protect populations against abuse and dependence.
The UN Conventions regulate narcotic drugs and psychotropic substances as Schedule I, II, III, IV substances with Schedule II substances presenting the lowest relative risk of abuse among such substances and Schedule I and IV substances considered to present the highest risk of abuse.
The UN Conventions require signatories to require all persons manufacturing, trading (including exporting and importing) or distributing controlled substances to obtain a license from the relevant authority. Each individual export or import of a controlled substance must also be subject to an authorization. Before the relevant authority can issue an export authorization for a particular shipment, the exporter must provide the authority with a copy of the import authorization issued by the relevant authority of the importing country. Implementation of the obligations provided in the UN Conventions and additional requirements are regulated at national level and requirements may vary from one member state to another.
Post-Approval Requirements
Similar to the U.S., both MA holders and manufacturers of medicinal products are subject to comprehensive regulatory oversight by the EMA, the European Commission and/or the competent regulatory authorities of the member states. The holder of a MA must establish and maintain a pharmacovigilance system and appoint an individual qualified person for pharmacovigilance who is responsible for the establishment and maintenance of that system, and oversees the safety profiles of medicinal products and any emerging safety concerns. Key obligations include expedited reporting of suspected serious adverse reactions and submission of periodic safety update reports (“PSURs”).

All new MAA must include a risk management plan describing the risk management system that the company will put in place and documenting measures to prevent or minimize the risks associated with the product. The regulatory authorities may also impose specific obligations as a condition of the MA. Such risk-minimization measures or post-authorization obligations may include additional safety monitoring, more frequent submission of PSURs, or the conduct of additional clinical trials or post-authorization safety studies. The advertising and promotion of medicinal products is also subject to laws concerning promotion of medicinal products, interactions with physicians, misleading and comparative advertising and unfair commercial practices. All advertising and promotional activities for the product must be consistent with the approved summary of product characteristics, and therefore all off-label promotion is prohibited. Direct-to-consumer advertising of prescription medicines is also prohibited in the EU. Although general requirements for advertising and promotion of medicinal products are established under EU directives, the details are governed by regulations in each member state and can differ from one country to another.
The aforementioned EU rules are generally applicable in the European Economic Area (“EEA”) which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland.
Failure by us or by any of Beckley Psytech’s third-party partners, including suppliers, manufacturers and distributors to comply with EU and member state laws that apply to the conduct of clinical trials, manufacturing approval, MA of medicinal products and marketing of such products, both before and after grant of the MA, manufacturing of medicinal products, statutory health insurance, bribery and anti-corruption or with other applicable regulatory requirements may result in administrative, civil or criminal penalties. These penalties could include delays or refusal to authorize the conduct of clinical trials or to grant MA, product withdrawals and recalls, product seizures, suspension, withdrawal or variation of the MA, total or partial suspension of production, distribution, manufacturing or clinical trials, operating restrictions, injunctions, suspension of licenses, fines and criminal penalties.
Brexit and the Regulatory Framework in the United Kingdom
Following the end of the Brexit transition period on January 1, 2021, and the implementation of the Windsor Framework on January 1, 2025, the UK is not generally subject to EU laws in respect of medicines. The EU laws that have been transposed into UK law through secondary legislation remain applicable in the UK, however, new legislation such as the (EU) CTR is not applicable in Great Britain.
Under the Medicines and Medical Devices Act 2021, the Secretary of State or an ‘appropriate authority’ has delegated powers to amend or supplement existing regulations in the area of medicinal products and medical devices. This allows new rules to be introduced in the future by way of secondary legislation, which aims to allow flexibility in addressing regulatory gaps and future changes in the fields of human medicines, clinical trials and medical devices.
Since January 1, 2021, the Medicines and Healthcare products Regulatory Agency (“MHRA”), is the UK’s standalone medicines and medical devices regulator. As a result of the Ireland/Northern Ireland protocol, different rules applied in Northern Ireland than in England, Wales, and Scotland, together, Great Britain (“GB”); broadly, Northern Ireland continued to follow the EU regulatory regime. However, on January 1, 2025, a new arrangement called the “Windsor Framework” came into effect and reintegrated Northern Ireland under the regulatory authority of the MHRA with respect to medicinal products. The Windsor Framework removes EU licensing processes and EU labeling and serialization requirements in relation to Northern Ireland and introduces a UK-wide licensing process for medicines.
The UK regulatory framework in relation to clinical trials is governed by the Medicines for Human Use (Clinical Trials) Regulations 2004, as amended, which is derived from pre-existing EU legislation (as implemented into UK law, through secondary legislation). The extent to which the regulation of clinical trials in the UK will mirror the (EU) CTR in the long term is not yet certain, however, on December 12, 2024, the UK government introduced a legislative proposal - the Medicines for Human Use (Clinical Trials) Amendment Regulations 2024 - that, if implemented, will replace the current regulatory framework for clinical trials in the UK. The legislative proposal aims to provide a more flexible regime to make it easier to conduct clinical trials in the UK, increase the transparency of clinical trials conducted in the UK and make clinical trials more patient centered. The UK government has provided the legislative proposal to the UK Parliament for its review and approval. Once the legislative proposal is approved (with or without amendment), it will be adopted into UK law which is expected in early 2026.
MAs in the UK are governed by the Human Medicines Regulations (SI 2012/1916), as amended. All existing EU MAs for centrally authorized products were automatically converted or grandfathered into UK MAs, effective in

GB (only), free of charge on January 1, 2021, unless the MA holder opted-out. Under the terms of the Windsor Framework, these MAs became valid for the whole of the UK from January 1, 2025. In order to use the centralized procedure to obtain a MA that will be valid throughout the EEA, companies must be established in the EEA. Therefore, since Brexit, companies established in the UK can no longer use the EU centralized procedure and instead an EEA entity must hold any centralized MAs. In order to obtain a UK MA to commercialize products in the UK, an applicant must be established in the UK and must follow one of the UK national authorization procedures or one of the remaining post-Brexit international cooperation procedures. Applications are governed by the Human Medicines Regulations (SI 2012/1916) and are made electronically through the MHRA Submissions Portal. The MHRA has introduced changes to national licensing procedures, including procedures to prioritize access to new medicines that will benefit patients, a 150-day assessment (subject to clock-stops) and a rolling review procedure. In addition, since January 1, 2024, the MHRA may rely on the International Recognition Procedure (“IRP”) when reviewing certain types of MAAs. Pursuant to the IRP, the MHRA will take into account the expertise and decision-making of trusted regulatory partners (e.g., the regulators in Australia, Canada, Switzerland, Singapore, Japan, the U.S.A. and the EU). The MHRA will conduct a targeted assessment of IRP applications but retain the authority to reject applications if the evidence provided is considered insufficiently robust. The IRP allows medicinal products approved by such trusted regulatory partners that meet certain criteria to undergo a fast-tracked MHRA review to obtain and/or update an MA in the UK or Great Britain. Applications should be decided within a maximum of 60 days if there are no major objections identified that cannot be resolved within such 60-day period and the approval from the trusted regulatory partner selected has been granted within the previous 2 years or if there are such major objections identified or such approval hasn’t been granted within the previous 2 years within 110 days. Applicants can submit initial MAAs to the IRP but the procedure can also be used throughout the lifecycle of a product for post-authorization procedures including line extensions, variations and renewals. In the UK, the initial duration of an MA is five years and following renewal will be valid for an unlimited period unless the MHRA decides on justified grounds relating to pharmacovigilance, to proceed with only one additional five-year renewal. Any authorization which is not followed by the actual placing of the medicine on the market in the UK within three (3) years shall cease to be in force.
Legal Proceedings
There are currently no material outstanding litigation related to Beckley Psytech.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF BECKLEY PSYTECH
You should read the following discussion and analysis of Beckley Psytech’s financial condition and results of operations together with Beckley Psytech’s consolidated financial statements and related notes which have been prepared in accordance with the IFRS as issued by the International Accounting Standards Board, as well as the information presented in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” both included elsewhere in this proxy statement/prospectus which have been prepared in accordance with GAAP. This discussion contains forward-looking statements that involve risks and uncertainties. Beckley Psytech’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless otherwise indicated, all financial information is presented in British pounds sterling (£).
Overview
Beckley Psytech, incorporated in England and Wales, is a clinical-stage, private, biopharmaceutical company dedicated to developing a portfolio of psychedelic-based treatments aimed at improving patient outcomes and alleviating the burden of mental health conditions on individuals, healthcare systems, and society as a whole.
Historically, Beckley Psytech’s operations have focused on advancing two key clinical programs, BPL-003 and ELE-101, through early- and mid-stage clinical trials. Both candidates were designed as next-generation, short-duration psychedelic treatments intended to deliver rapid, robust and lasting therapeutic effects within a brief clinical visit.
Prior to the Closing, atai and the Sellers will use all reasonable endeavors to procure that the carve-out of Eleusis is completed, including the ELE-101 program, an asset Beckley Psytech acquired when it acquired Eleusis in 2022. The Beckley Carve-Out Steps Plan envisages that Eleusis and its subsidiaries will be carved out of the Beckley Group by way of a dividend in specie of all of the issued shares in Eleusis such that the holders of Beckley Shares shall each receive a pro-rata equity holding in Eleusis. As a result, Beckley Psytech will use all reasonable endeavors to procure that Eleusis and its assets will not be a part of the Combined Group following the Closing.
Beckley Psytech is headquartered in Oxford, UK. It does not own or operate any laboratory or manufacturing facilities and instead relies on third-party contract research organizations (“CROs”) and contract development and manufacturing organizations (“CMOs”) for research, development, and manufacturing activities.
Recent Developments
On June 2, 2025, atai entered into a Share Purchase Agreement with certain selling shareholders of Beckley Psytech, pursuant to which atai agreed to acquire from the shareholders of Beckley Psytech the entire issued share capital of Beckley Psytech not already owned by atai by issuing to the Sellers 105,044,902 Ordinary Shares. The Closing is expected to be completed in the second half of 2025. Upon completion of the Acquisition, Beckley Psytech and its subsidiaries will be wholly-owned subsidiaries of atai. Upon the completion of the Acquisition, the Combined Group will be renamed to “Atai Beckley N.V.” See “The Acquisition.”
Components of operating results
Research and development expenses
Research and development (“R&D”) expenses account for a significant portion of Beckley Psytech’s operating expenses and consist primarily of external and internal expenses incurred in connection with the development of product candidates.
Beckley Psytech uses its personnel across the breadth of its R&D activities, which are directed toward identifying and developing product candidates. As such, Beckley Psytech does not track all of its internal R&D expenses on a program-by-program basis.
External expenses consist of payments to third parties for R&D activities, such as fees paid to CROs, clinical trial sites, and consultants. They also include costs related to developing and validating manufacturing processes for preclinical and clinical studies, including raw materials and payments to CMOs. Additionally, external expenses cover payments for the preclinical development of product candidates, such as outsourced scientific development services, consulting research and collaborative research efforts.

Internal expenses primarily include personnel-related costs, such as salaries, bonuses, benefits and stock-based compensation for employees involved in R&D. They also encompass supplies and travel expenses associated with supporting R&D functions.
Beckley Psytech does not have laboratory or manufacturing facilities. Therefore, it has no material facilities expenses attributed to R&D.
Product candidates in later stages of development generally have higher development costs than those in earlier stages. As a result, Beckley Psytech’s R&D expenses are expected to increase substantially over the next several years as it advances BPL-003 into larger and later-stage clinical trials, works to discover and develop additional product candidates, seeks to expand, maintain, protect and enforce its intellectual property portfolio and hire additional R&D personnel.
General and administrative expenses
General and administrative expenses consist principally of payroll and personnel expenses, including salaries and bonuses, benefits and share-based payment expenses, professional fees for legal, consulting, accounting and tax services and other general operating expenses not otherwise classified as R&D expenses.
Beckley Psytech anticipates that its general and administrative expenses will increase in the future to support increased R&D activities.
Non-operating income and expenses
Beckley Psytech’s non-operating income and expenses consist of (i) interest earned on its cash and cash equivalents; and (ii) gains on revaluation of warrants.
Results of operations
Comparison of the years ended December 31, 2024 and 2023
The following sets forth Beckley Psytech’s consolidated results of operations for the years ended December 31, 2024 and 2023:

	Year ended December 31,		£ change	% change
	2024	2023
	(in thousands)
Operating expenses
General and administrative	£(7,984)	£(9,302)	£1,318	(14.2%)
Research and development	(24,445)	(23,022)	(1,423)	6.2%
(Loss)/gain on contingent consideration	(3,494)	17,778	(21,272)	(119.7%)
Operating Loss	(35,923)	(14,546)	(21,377)	147.0%
Interest income	929	478	451	94.4%
Gain on revaluation of warrants	4,141	—	4,141	100%
Loss before income taxes	£(30,853)	£(14,068)	£(16,785)	119.3%
Income tax benefit	8,384	8,066	318	3.9%
Loss for the year	(22,469)	(6,002)	(16,467)	274.4%
Loss on exchange differences of translation of foreign operations	(25)	(53)	28	(52.8%)
Total comprehensive loss for the year	£(22,494)	£(6,055)	£(16,439)	271.5%

General and administrative expenses
General and administrative expenses decreased by £1,318 thousand or 14.2%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease was primarily due to a smaller foreign exchange loss of £23 thousand in the year ended December 31, 2024, compared to a £998 thousand foreign exchange loss in the year ended December 31, 2023 and a reduction in office and professional expenses.

Research and development expenses
R&D expenses increased by £1,423 thousand or 6.2%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase was due to increased expenses in connection with the progress of Beckley Psytech’s BPL-003 and ELE-101 programs and reflects related increased personnel and external R&D expenses to continue this clinical progress.
Interest income
Interest income increased by £451 thousand or 94.4% for the year ended December 31, 2024, compared to the year ended December 31, 2023, principally attributable to the interest-bearing escrow funds (relating to the investment by atai made in 2024) as well as higher cash reserves following the investment by atai.
Gain on revaluation of warrants
The revaluation of warrants resulted in a gain of £4,141 thousand for the year ended December 31, 2024, compared to the year ended December 31, 2023, due to the reduction in the estimated equity value of Beckley Psytech in the year ended December 31,2024.
(Loss)/gain on contingent consideration
There was a loss on contingent consideration of £3,494 thousand for the year ended December 31, 2024, compared to a gain on contingent consideration of £17,778 thousand for the year ended December 31, 2023.
The loss on contingent consideration in the year ended December 31, 2024 was due to the revaluation of probability of technical success following the achievement of milestone 1. The gain on contingent consideration in the year ended December 31, 2023 was primarily due to the revision of the share price from £2.87 to £0.71, following the investment of atai on January 3, 2024.
Income tax benefit
The income tax benefit increased by £318 thousand or 3.9%, for the year ended December 31, 2024, compared to the year ended December 31, 2023, primarily due to a higher deferred tax asset recognized in the year ended December 31, 2024 than the year ended December 31, 2023.
Comparison of the years ended December 31, 2023 and 2022

	Year ended December 31,		£ change	% change
	2023	2022
	(in thousands)
Operating expenses
General and administrative	£(9,302)	£(2,613)	£(6,689)	256.0%
Research and development	(23,022)	(20,474)	(2,548)	12.4%
Gain/(loss) on Contingent consideration	17,778	(649)	18,427	(2,839.3%)
Impairment of goodwill	—	(13,930)	13,930	(100%)
Operating Loss	(14,546)	(37,666)	23,120	(61.4%)
Interest income	478	170	308	181.2%
Loss before income taxes	£(14,068)	£(37,496)	£23,428	(62.5%)
Income tax benefit	8,066	7,303	763	10.4%
Loss for the year	(6,002)	(30,193)	24,191	(80.1%)
Loss on exchange difference of translation of foreign operations	(53)	(315)	262	(83.2%)
Total comprehensive loss for the year	£(6,055)	£(30,508)	£23,453	(80.2%)

General and administrative expenses
General and administrative expenses increased by £6,689 thousand or 256.0%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. The increase was due to a £6,512 thousand foreign exchange gain, primarily through gains on long-term deposits in 2022.

Research and development expenses
R&D expenses increased by £2,548 thousand or 12.4%, for the year ended December 31, 2023, compared to the year ended December 31, 2022. This increase was primarily due to the increased work on the ELE-101 program (£2,047 thousand) and progression of the BPL-003 phase 2a and phase 2b trials (£461 thousand).
Impairment of goodwill
There was no impairment of goodwill in the year ended December 31, 2023, compared to £13,930 thousand in the year ended December 31, 2022. The goodwill related to the Eleusis acquisition was impaired in 2022 as a result of the estimated value in use of the CGU relating to the acquisition falling below its carrying value.
Interest income
Interest income increased by £308 thousand or 181.2% for the year ended December 31, 2023, compared to the year ended December 31, 2022, mainly due to better interest rates achieved in 2023.
Gain/(loss) on contingent consideration
There was a gain on contingent consideration of £17,778 thousand for the year ended December 31, 2023, compared to a loss of £649 thousand for the year ended December 31, 2022. The gain recognized in 2023 was primarily due to the revision of the estimated share price, from £2.88 to £0.71, in 2023. The loss recognized in 2022 was due to the changes in estimation to the probability of technical success of each milestone, following the achievement of the additional phase 1 milestone in October 2022.
Income tax benefit
The income tax benefit increased by £763 thousand or 10.4% for the year ended December 31, 2023, compared to the year ended December 31, 2022, primarily due to the increase in R&D activity in 2023 compared to 2022.
Liquidity and Capital Resources
Cash flows
The following table summarizes Beckley Psytech’s consolidated cash flows for the periods indicated:

	2024	2023	2022
	(in thousands)
Net cash (used in)/generated from:
Operating activities	£(31,659)	£(33,261)	£(28,808)
Investing activities	(42)	(8)	50,923
Financing activities	31,313	—	743
(Decrease)/ increase in cash and cash equivalents	£(388)	£(33,269)	£22,858

Operating activities
Net cash used in operating activities for the year ended December 31, 2024 was £31,659 thousand, primarily reflecting Beckley Psytech’s net loss of £30,853 thousand, adjusted for a share-based payment charge of £1,337 thousand, a non-cash loss on contingent consideration of £3,494 thousand, a £4,141 thousand gain on revaluation of warrants, as well as movements in working capital of £9,499 thousand in 2024 following the receipt of the money held in escrow, interest received of £623 thousand and income tax received of £8,286 thousand.
Net cash used in operating activities for the year ended December 31, 2023 was £33,261 thousand, primarily reflecting Beckley Psytech’s net loss of £14,068 thousand, adjusted for a share-based payment charge of £1,891 thousand, a non-cash gain on revaluation of contingent consideration of £17,778 thousand, as well as movements in working capital of £3,757 thousand, interest received of £459 thousand and income tax received of £422 thousand.
Net cash used in operating activities for the year ended December 31, 2022 was £28,808 thousand primarily reflecting Beckley Psytech’s net loss of £37,496 thousand adjusted for a foreign exchange gain of £6,072 thousand, a share-based payment charge of £1,971 thousand, impairment of goodwill of £13,930 thousand, loss on contingent consideration of £649 thousand, as well as movements in working capital of £2,081 thousand and interest received of £184 thousand.

Investing activities
Net cash used in investing activities for the year ended December 31, 2024 was £42 thousand, compared to £8 thousand for the year ended December 31, 2023. The increase in cash used was primarily attributable to higher purchases of property, plant and equipment in 2024, compared to 2023.
Net cash used in investing activities for the year ended December 31, 2023 was £8 thousand, compared to net cash generated from investing activities of £50,923 thousand for the year ended December 31, 2022. The decrease in cash used was primarily attributable to the long-term deposit held at December 31, 2021 maturing during 2022.
Financing activities
Net cash generated from financing activities for the year ended December 31, 2024 was £ 31,313 thousand, compared to no cash generated in the year ended December 31, 2023, reflecting the atai investment in January 2024.
Net cash generated from financing activities decreased from £743 thousand for the year ended December 31, 2022 to nil for the year ended December 31, 2023, principally reflecting the outstanding payments received in 2022 for shares issued in 2021.
Liquidity Outlook
Beckley Psytech is considered by its board of directors to be a going concern, and its consolidated financial statements have been prepared on this basis.
Beckley Psytech’s management has prepared a cash flow forecast for Beckley Psytech and has considered the ability for Beckley Psytech to continue as a going concern for the foreseeable future, being at least 12 months after approving the historical consolidated financial statements of Beckley Psytech for the year ended December 31, 2024. Beckley Psytech is currently in the research and development phase and has invested heavily in research and development to date. Beckley Psytech is not currently generating revenue and has incurred net losses and net cash outflows from operating activities since inception and is expected to continue to do so in the short to medium term.
As of December 31, 2024, Beckley Psytech had £5.1 million of cash and cash equivalents on hand. Based on the cash and cash equivalents on hand as at the date of the Beckley Psytech audit report for the historical consolidated financial statements of Beckley Psytech for the year ended December 31, 2024 is available for issue, the Beckley Psytech directors forecast that without additional financing, current existing resources will not be sufficient to fund its ongoing operations for at least 12 months after approving the historical consolidated financial statements of Beckley Psytech for the year ended December 31, 2024.
On June 2, 2025, atai entered into a Share Purchase Agreement (as may be amended from time to time), providing that atai will acquire from the shareholders of Beckley Psytech the entire issued share capital of Beckley Psytech not already owned by atai (the “Acquisition”). atai is a Nasdaq listed company which already owns 33.6% of Beckley Psytech. The Acquisition is conditional solely on the approval of atai shareholders at a General Meeting to be held in the second half of 2025. The board of atai has previously approved the Acquisition, and the Beckley Psytech directors consider it likely that the Acquisition will close within the going concern period and have visibility to the plans, strategy and funding of Beckley Psytech under atai’s prospective ownership.
On August 13, 2025, atai and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million (£7.4 million) to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note is available for advance within three business days, bears interest at a rate equal to the lessor of 12% per annum and the highest rate permitted by applicable law, and is payable immediately upon the earlier of the payment of the Break Fee, three hundred sixty four days from the date of the first Advance or the occurrence of an Event of Default. Beckley Psytech management’s cash flow forecast for Beckley Psytech taking account of the Promissory Note from atai together with R&D tax credits expected to be received under the normal operations of the business, extend Beckley Psytech's cash runway for at least 12 months beyond the date the historical consolidated financial statements of Beckley Psytech for the year ended December 31, 2024 are available to be issued, which is the date of approval, however this would also require a significant reduction in cash spend for which any required actions would be in the control of Beckley Psytech and could be enacted as required.
Accordingly, the Beckley Psytech directors have prepared the consolidated financial statements on a going concern basis both due to the fact that it is the expectation of the Beckley Psytech directors that the Acquisition will conclude and additional cash inflows required will be provided by atai in addition to the Promissory Note, and that R&D tax credits are expected to be received under the normal operations of the business, within the going concern period.
However, there is no guarantee that the Acquisition will conclude and that atai will provide adequate cash inflows to Beckley Psytech following the closing of the transaction, nor that other additional funding or the R&D tax credits will be received in time to enact the Beckley Psytech business plan. If the Acquisition does not close or Beckley Psytech is unable to obtain additional funding by some other means, or there is a delay in the receipt of R&D tax credits, this could impact Beckley Psytech’s financial condition and ability to pursue its business strategies, including being required to delay, reduce or eliminate some or all of its research and development programs, or result in Beckley Psytech being unable to meet their obligations as they fall due or continue operations. These events and conditions indicate a material uncertainty that may cast significant doubt about Beckley Psytech’s ability to continue as a going concern.
Beckley Psytech’s future funding requirements, both in the short and long term, will depend on many factors, including:
•	The consummation and timing of the Closing contemplated under the Share Purchase Agreement;
•	The scope, timing, progress, results, and costs of researching and developing BPL-003 and other product candidates, including larger and later-stage clinical trials;
•	The costs, timing and outcome of regulatory review and potential approval of its product candidates;
•	The costs of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any product candidates that receive marketing approval;
•	The costs of manufacturing commercial-grade products and building sufficient inventory to support commercial launch;
•	The revenue, if any, received from commercial sales of its products, should any of its product candidates receive marketing approval;
•	The cost and timing of attracting, hiring and retaining skilled personnel to support Beckley Psytech’s operations and growth;
•	The costs of preparing, filing, prosecuting, maintaining, and enforcing its intellectual property rights and defending against intellectual property-related claims;
•	Beckley Psytech’s ability to establish, maintain and derive value from collaborations, partnerships or other strategic arrangements with third parties on favorable terms, if at all; and
•	The extent to which Beckley Psytech acquires or in-licenses other product candidates and technologies, if any.
Beckley Psytech does not anticipate significant cash needs for laboratory or manufacturing facilities, equipment or personnel, as it relies on third parties for the testing and manufacturing of its product candidates and expects to continue this approach.
A change in the outcome of any of these or other variables could significantly change the costs and timing associated with Beckley Psytech’s business activities. Furthermore, Beckley Psytech’s operating plans may change in the future, and it may need additional funds to meet operational needs and capital requirements associated with such changes.
Off-Balance Sheet Arrangements
Beckley Psytech did not have any off-balance sheet arrangements during the years ended December 31, 2024, 2023, or 2022, that have or are reasonably likely to have a material current or future effect on its financial condition, results of operations, liquidity or capital resources.
Contractual Obligations and Commitments
Beckley Psytech does not own or operate any laboratory or manufacturing facilities and instead relies on CROs and CMOs to conduct its research, development, and manufacturing activities. Beckley Psytech enters into agreements with CROs, CMOs, and other third parties in the ordinary course of business to support its preclinical studies, clinical trials, and manufacturing needs. These agreements are typically cancellable upon short notice and generally do not include minimum purchase commitments. In the event of cancellation, Beckley Psytech is generally required to pay only for services rendered and expenses incurred through the date of termination.
Critical Accounting Judgments and Estimates
The preparation of Beckley Psytech’s consolidated financial statements in accordance with IFRS requires management to make judgments and estimates that affect the reported amounts of assets and liabilities and the reported expenses during the reporting periods. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, Beckley Psytech's future results of operations will be affected.
The most significant estimates in the Beckley Psytech’s historical consolidated financial statements relate to:
•	The estimated timeline and probability of achieving each milestone for the Eleusis compound development as this drives the valuation of the contingent consideration and warrant valuation.
•	The share price estimate as this drives the value of the contingent consideration and the fair value of share options issued.
•	The estimated equity value of the Beckley Psytech as this drives the fair value of the warrant instruments.
•	The probability of technical success, discount rate, and future costs and revenue associated with the Eleusis clinical trials as this drives the potential impairment of the IPR&D and Goodwill.
•	The estimated term of warrants issued, as this drives the FV of the warrants and the classification of non-current liability.
See Notes 7, 8, 13 and 15 of Beckley Psytech’s historical financial statements for further details and Note 1 for material accounting policies.
There are no significant judgements in the Beckley Psytech’s consolidated financial statements.
Recently issued and adopted accounting standards
See Note 1 to Beckley Psytech’s consolidated financial statements appearing elsewhere in this proxy statement/prospectus for a discussion of recently issued and adopted accounting standards.
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Quantitative and Qualitative Disclosures About Market Risk
The market risk inherent in Beckley Psytech’s financial instruments and overall financial position represents the potential loss arising from adverse changes in interest rates and foreign currency exchange rates.
As of December 31, 2024, Beckley Psytech held cash and cash equivalents of $5,082 thousand, solely consisting of bank deposits. Beckley Psytech’s principal market risk exposure relates to interest rate fluctuations, which can affect the returns on Beckley Psytech’s cash and cash equivalents. Given the short-term maturities and low risk profile of these instruments, an immediate 100 basis point change in prevailing interest rates would not have a material impact on the fair value of Beckley Psytech’s financial assets.
Additionally, Beckley Psytech has limited exposure to foreign currency risk due to certain financial assets and liabilities being denominated in both USD and GBP. Exchange rate fluctuations between the USD and the GBP could impact Beckley Psytech’s financial results. As of December 31, 2024, Beckley Psytech’s exposure to foreign currency exchange risk was not material and Beckley Psytech does not currently employ hedging strategies to mitigate this risk.
Beckley Psytech continuously monitors its market risk exposures and evaluate our risk management strategies in response to changing economic and market conditions.

EXECUTIVE OFFICERS
The following table identifies our current executive officers:

Name	Age	Position
Srinivas Rao	56	Co-Founder, Chief Executive Officer, Executive Director
Anne Johnson	56	Chief Financial Officer
Kevin Craig, M.D.	52	Chief Medical Officer
Gerd Kochendoerfer, Ph.D.	57	Chief Operating Officer
Glenn Short, Ph.D.	55	Chief Scientific Officer

The following is a brief summary of the prior business experience and principal business activities of our executive officers. Unless otherwise indicated, the current business addresses for our executive officers is Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands. See page 40 of this proxy statement/prospectus for Dr. Srinivas Rao’s biography.
Anne Johnson has served as our Chief Financial Officer since February 2024 and as our Interim Chief Financial Officer since October 2023. From May 2023 to October 2023, Mrs. Johnson served as our Chief Accounting Officer. From January 2021 to May 2023, Mrs. Johnson served as our VP, Global Controller. From December 2018 to December 2020, Mrs. Johnson served as Controller of Aruvant Sciences, Inc., a Roivant company. Mrs. Johnson also served in senior leadership roles at Chimerix, Inc., PPD, and Xanodyne Pharmaceuticals. Mrs. Johnson received her Bachelor of Science in Accounting from the University of North Carolina, Wilmington, and is a Certified Public Accountant and Chartered Global Management Accountant.
Kevin Craig, M.D. has served as our Chief Medical Officer since January 1, 2025 and as our Senior Vice President of Clinical Development since July 2023. Dr. Craig leads the entirety of our clinical-stage research & development effort, clinical development, patient safety, clinical operations, regulatory affairs, biostatistics and all other clinical functions. Dr. Craig has been a member of our leadership team since 2021, and he has over 20 years of clinical experience, with 13 years in the industry and a decade in clinical and academic settings. Prior to joining the Company, he was Head of Early Clinical Development at Jazz Pharmaceuticals (formally GW Pharmaceuticals) where he was responsible for the design and execution of rapid decision-making clinical trials across the early neuroscience pipeline. Before joining the industry, Dr. Craig held a faculty appointment at the Behavioral and Clinical Neuroscience Institute at the University of Cambridge and has published widely on cognition and brain imaging in mental health. He received his medical degree from the University of the Witwatersrand, South Africa, and his MPhil from the University of Cambridge. He was trained in Psychiatry in Cambridge, UK and is a UK board-certified psychiatrist.
Gerd Kochendoerfer has served as our Chief Operating Officer since December 2024. Prior to joining us, Dr. Kochendoerfer served as Chief Operating Officer at NFlection Therapeutics from September 2021 through December 2024. He previously served as Senior Vice President and Head of Operations, and a corporate officer, at PellePharm Inc. (“PellePharm”) from May 2017 through September 2021. At PellePharm, he led development and supply operations for a late-stage orphan oncology program. He was pivotal in the progression of the company’s lead product, patidegib topical gel, through various development stages and regulatory milestones. Dr. Kochendoerfer also contributed to strategic partnerships, financing and acquisition discussions. Before PellePharm, Dr. Kochendoerfer progressed through roles with growing responsibilities, and finally held the position of Senior Vice President of Technical Operations at Depomed Inc. (“Depomed”) from February 2008 to May 2017. At Depomed, he led multiple clinical development projects that resulted in the approval of five commercial products. Earlier in his career, Dr. Kochendoerfer held senior roles at FibroGen, Inc. (“FibroGen”), where he was responsible for global project management and FibroGen’s partnership with Astellas Inc., and at Gryphon Therapeutics, Inc., where he pioneered polymer-modified protein therapeutics development. Dr. Kochendoerfer holds a Ph.D. from the University of California, Berkeley and a Diplom degree in Chemistry from Ruprecht-Karls University in Heidelberg, Germany. He is an inventor on multiple patents and the author of over 25 peer reviewed publications.
Glenn Short, Ph.D. has served as our Chief Scientific Officer since January 1, 2025. Dr. Short has served as our Senior Vice President of Early Development since August 2022 and has been a member of our leadership team since 2019. He has over 20 years of industry and research experience and has been involved in numerous programs that leverage cutting-edge biotechnologies to develop new therapies to address unmet medical needs in oncology, immunology, neurological disease, and pain. Dr. Short holds a Ph.D. in Chemistry from the University of Virginia and conducted his postdoctoral training in Molecular Biology at Massachusetts General Hospital/Harvard Medical School in Boston.

CORPORATE GOVERNANCE
General
Our Board has adopted, among other policies, Corporate Governance Guidelines, a Board Profile, an Insider Trading Compliance Policy, a Code of Conduct and charters for each of our audit, compensation, nomination and corporate governance, and science and technology committees to assist the Board in the exercise of its responsibilities and to serve as a framework for our effective governance. You can access our committee charters and our Corporate Governance Guidelines in the Corporate Governance section under Governance Documents of the Investors page of our website located at www.atai.com.
Board Composition
We have a one-tier board structure consisting of a board of directors comprising executive and non-executive directors. Our Board currently consists of one executive director, Srinivas Rao, and seven non-executive directors, Christian Angermayer, Scott Braunstein, Laurent Fischer, John Hoffman, Sabrina Martucci Johnson, Amir Kalali and Andrea Heslin Smiley. In addition, our Board has made binding nominations to appoint Cosmo Feilding-Mellen and Robert Hershberg as non-executive directors. Each Board member is appointed for a term set by our general meeting. Our directors are appointed on the basis of a binding nomination prepared by our Board. Our general meeting of shareholders may overrule the binding nomination by a resolution passed by a two-thirds majority of votes cast, provided such majority represents more than half of our issued share capital, in which case our Board shall be allowed to make a new binding nomination. Our directors may be dismissed only by a resolution at a general meeting of shareholders. Dismissal of a director by our general meeting of shareholders requires a two-thirds majority of votes cast, provided such majority represents more than half of our issued share capital, unless the dismissal is proposed by the Board, in which latter case a simple majority of votes cast will suffice to pass the resolution. There are no family relationships among any of our directors, including director nominees.
Director Independence
All of our directors, other than Srinivas Rao and Christian Angermayer, and one nominee for appointment to the Board, Robert Hershberg, qualify as “independent” in accordance with Nasdaq Rules. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq Rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. Dr. Rao, as a member of management, is not considered independent, Mr. Angermayer is not considered independent due to his relationship with Apeiron Investment Group Ltd., one of our principal shareholders, and the Consultancy Agreement between Mr. Angermayer and the Company, and Mr. Cosmo Feilding-Mellen, a nominee for appointment to our Board, is not considered independent due to his position as the Co-Founder and Chief Executive Officer and a director of Beckley Psytech.
Director Candidates
The nomination and corporate governance committee is responsible for drawing up selection criteria and appointment procedures for the directors. In searching for qualified director candidates for appointment to the Board and filling vacancies on the Board, the nomination and corporate governance committee may solicit current directors and our executives for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The nomination and corporate governance committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our shareholders. Once potential candidates are identified, the nomination and corporate governance committee reviews the backgrounds of those candidates, evaluates candidates’ independence from us and potential conflicts of interest and determines if candidates meet the qualifications desired by the nominating committee for candidates for appointment as a director. Mr. Cosmo Feilding-Mellen and Dr. Hershberg were each recommended for appointment to our Board by Beckley Psytech, as described further in the section captioned “The Acquisition—Background of the Acquisition” of this proxy statement/prospectus.

In evaluating the suitability of individual candidates (both new candidates and current Board members), the nomination and corporate governance committee, in recommending candidates for appointment, and the Board, in approving (and, in the case of vacancies, appointing), may take into account many factors, in compliance with applicable laws, regulations or other legal requirements, including: relevant experience and expertise, personal and professional integrity, strong ethics and values, leadership skills, the ability to act critically and independently and make mature business judgments, the ability to promote and protect the interests of the Company, its business and its stakeholders, awareness of international trends in society, economy and politics, a track record of proven success, analytical, critical and solution-oriented, having sufficient time at his disposal to perform his duties properly, willingness to follow induction and training programs and to be periodically evaluated, ambition for continuous improvement, willingness to be appointed as a member of one or more Committees, to the extent permitted under applicable law and stock exchange rules; and any other relevant qualifications, attributes or skills. In addition, the majority of Board members, including the chairman of the Board, must be independent for purposes of the Nasdaq Rules (except as permitted by such rules). The Board evaluates each individual in the context of the Board, with the objective of assembling a group that can best perpetuate the long-term success and sustainability of the business and further the interests of our stakeholders, including shareholders, through the exercise of sound judgment using its broad experience in these various areas. In determining whether to recommend a director for re-appointment, the nomination and corporate governance committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.
Shareholders may recommend individuals to our nomination and corporate governance committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to our nominating committee, c/o Corporate Secretary at corpsec@atai.com. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Communications from Shareholders
The Board will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. Our General Counsel and Corporate Secretary is primarily responsible for monitoring communications from shareholders and for providing copies or summaries to the directors as he considers appropriate.
Communications deemed to comply with our policy regarding shareholder communications with the Board are forwarded to our directors on a periodic basis, as appropriate, generally in advance of each regularly scheduled meeting of the Board. Shareholders who wish to send communications on any topic to the Board, the chairman of the Board, any chairman of a committee of the Board, or the lead independent director (if any) should address such communications to the intended recipient by name or position in case of: Corporate Secretary at corpsec@atai.com.
Board Leadership Structure and Role in Risk Oversight
Our Board is comprised of individuals with extensive experience in the life sciences industry. Our executive directors are charged primarily with our day-to-day business and operations. Our non-executive directors are charged primarily with the supervision of the performance of the duties of our Board.
Under the Corporate Governance Guidelines, if the chairperson of the Board does not qualify as independent under the Nasdaq Rules, the independent directors may elect a lead independent director, who we refer to as our lead director. The lead director’s responsibilities include presiding over all meetings of the Board at which the chairperson is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the chief executive officer and chairperson of the Board. At such times as the chairperson of the Board is an independent director under the Nasdaq Rules, the chairperson will serve as lead director. In addition, the Corporate Governance Guidelines require the chairperson to be a non-executive director.
Our Board believes that our current leadership structure, coupled with a commitment to Board independence, provides effective independent oversight of management. Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee is charged with overseeing the responsibilities of our Board with respect to the application of information and communication technology by us, including risks relating to cybersecurity. The audit committee also periodically reviews our policies and procedures for reviewing and approving or ratifying “related person transactions” (defined as transactions required to be disclosed pursuant to Item 404 of Regulation S-K), including our related person transaction policy, and recommends any changes to our Board, and in accordance with our related person transaction policy and the Nasdaq Rules, our audit committee conducts appropriate review and oversight of all related person transactions for potential conflict of interest situations on an ongoing basis. Our nomination and corporate governance committee manages the risk associated with the independence of the non-executive directors and potential conflicts of interest. Our compensation committee oversees the management of risk relating to our executive compensation plans and arrangements. The Board does not believe that its role in the oversight of our risks adversely affects the Board’s leadership.
Annual Board Evaluation
Under the Corporate Governance Guidelines, an annual assessment of the Board and its committees is required and the nomination and corporate governance committee charter requires the nomination and corporate governance committee to oversee such annual assessment.
Code of Conduct
We have adopted a written Code of Conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a current copy of the Code of Conduct on our website, www.atai.com. Our Board is responsible for administering the Code of Conduct. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. Our audit committee did not grant any waivers in 2024.
Clawback Policy
We have adopted a Recovery of Erroneously Awarded Compensation Policy, effective as of October 2, 2023, as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding listing standards of Nasdaq. This policy provides for the mandatory recovery (subject to limited exceptions) from current and former officers of incentive-based compensation that was erroneously received during the three years preceding the date that we are required to prepare an accounting restatement. The amount required to be recovered is the excess of the amount of incentive-based compensation received over the amount that otherwise would have been received had it been determined based on the restated financial measure.
Policies and Practices Relating to the Grant of Stock Options
We do not grant option awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In the event material nonpublic information becomes known to the compensation committee before granting an option award, the compensation committee will consider such information and use its business judgment to determine whether to delay the grant to avoid any appearance of impropriety.
Although we do not have a formal policy with respect to the timing of our option award grants, the compensation committee has historically granted such awards on a predetermined annual schedule.

In fiscal year 2024, we did not grant stock options to our named executive officers during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses material nonpublic information.
Insider Trading Compliance Policy
Our Board has adopted an Insider Trading Compliance Policy that governs the purchase, sale and other dispositions of our securities by directors, officers and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable listing standards. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of our Insider Trading Compliance Policy is attached as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 17, 2025.
The Insider Trading Policy prohibits our directors, officers and employees and any entities they control from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities, or that may cause an officer, director or employee to no longer have the same objectives as our other shareholders.
Attendance by Members of the Board at Meetings
Consistent with the Articles of Association, which entered into effect following adoption of the resolutions to amend the articles of association at our 2025 Annual General Meeting, our board structure was amended from a two-tier structure to a one-tier structure. Before such amendment, there were six supervisory board meetings during fiscal year 2024. During fiscal year 2024, each incumbent supervisory director attended at least 75% of the aggregate of (i) all meetings of the supervisory board and (ii) all meetings of the committees on which the supervisory director served during the period in which he or she served as a supervisory director.
Currently, we do not maintain a formal policy regarding director attendance at the Annual General Meeting.

COMMITTEES OF THE BOARD
Our Board has established audit, compensation, nomination and corporate governance and science & technology committees - each of which operates under a written charter that has been approved by our Board and that is available in the Investors section of our website at www.atai.lfe. All of the members of each of these committees are independent as defined under the Nasdaq Rules. Our Board has affirmatively determined that Sabrina Martucci Johnson, Amir Kalali, Scott Braunstein and Andrea Heslin Smiley meet the independence requirements of Rule 10A-3 under the Exchange Act and Nasdaq Rules for purposes of serving on the audit committee. All members of the compensation committee meet the heightened standard for independence specific to members of a compensation committee under the Nasdaq Rules and each qualifies as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. All members of the nomination and corporate governance committee are independent under the Nasdaq Rules.
The members and chairpersons of our audit, compensation, nomination and corporate governance and science & technology committees are set forth in the following table. Srinivas Rao, Christian Angermayer and John Hoffman do not currently serve on any committees of the Board.

Name	Audit	Compensation	Nominating	Science and Technology
Scott Braunstein	Member	—	—	Chair
Laurent Fischer	—	Member	—	Member
Sabrina Martucci Johnson	Chair	—	Chair	—
Amir Kalali, M.D.	Member	—	Member	Member
Andrea Heslin Smiley	Member	Chair	Member	—

Audit Committee
Our audit committee’s duties and responsibilities include:
•
the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of any disagreements between management and the independent auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for us, and the independent auditor and each such other registered public accounting firm must report directly to the committee. The audit committee (or any member to whom pre-approval authority has been delegated) must pre-approve any audit and non-audit service provided to us by the independent auditor, unless the engagement is entered into pursuant to appropriate pre-approval policies established by the committee or if such service falls within available exceptions under SEC rules;

•
to review, discuss with our independent auditor and approve the functions of our internal auditor, including its purpose, authority, organization, responsibilities, budget and staffing; and review the scope and performance of the internal audit plan, including the results of any internal audits, any reports to management and management’s response to those reports;

•
to ensure that the independent auditor prepares and delivers, at least annually, a written statement delineating all relationships and services between the independent auditor and us, must actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the committee, may impact the objectivity and independence of the independent auditor, and, if the committee determines that further inquiry is advisable, must take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence;

•
to review and discuss the quarterly and annual audited financial statements with management and the independent auditor, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, and recommend to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	to discuss with the independent auditor any audit problems or difficulties and management’s response;
•	to provide us with the report of the committee with respect to the audited financial statements for inclusion in our annual proxy statements;

•	to discuss our earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;
•
to discuss our policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, and oversee management of our enterprise risk, including financial and cybersecurity risks;

•
to review, with our General Counsel and outside legal counsel, legal and regulatory matters, including legal cases against or regulatory investigations of us and our subsidiaries, that could have a significant impact on our financial statements;

•
to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•
review and discuss with management and the independent auditor the adequacy of our internal control over financial reporting (“ICFR”) and any steps management has taken to address material weaknesses in ICFR;

•
to review all related person transactions as defined by Item 404 of Regulation S-K on an ongoing basis and all such transactions must be approved by the committee, as appropriate. The committee shall review and discuss with the independent auditor any matters required to be discussed by applicable auditing standards, including with respect to related person transactions;

•	to report regularly to the Board regarding the activities, deliberations and findings of the committee, including as required under applicable Dutch laws and regulations;
•	to annually perform an evaluation of its performance;
•	to annually review and reassess the committee’s charter and submit any recommended changes to the Board for its consideration; and
•
to, at least annually, consider and discuss with management and the independent auditor our Code of Conduct and the procedures in place to enforce the Code of Conduct. The committee must also consider and discuss and, as appropriate, grant requested waivers from the Code of Conduct brought to the attention of the committee, though the committee may defer any decision with respect to any waiver to the Board.

The members of the audit committee are Ms. Sabrina Martucci Johnson (who serves as chair of the audit committee), Mr. Braunstein, Dr. Kalali and Ms. Smiley. The members of our audit committee meet the requirements for financial literacy under the applicable rules of Nasdaq. Our Board (at that time functioning as a supervisory board) has determined that each of Ms. Sabrina Martucci Johnson and Mr. Braunstein is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.
The audit committee meets as often as one or more members of the audit committee deem necessary, but in any event, meets at least four times per year. The audit committee meets at least once per year with our independent accountant, without our management being present. The audit committee met seven times during 2024.
Compensation Committee
Our compensation committee is responsible for assisting the Board in the discharge of its responsibilities relating to the compensation of our senior management, including our key employees. In fulfilling its purpose, our compensation committee has the following principal duties:
•
to review and recommend for approval by the Board the compensation of our chief executive officer and other executive officers, including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits; and other forms of executive officer compensation. The committee shall meet without the presence of executive officers when approving or deliberating on chief executive officer compensation but may, in its discretion, invite the chief executive officer to be present during the approval of, or deliberations with respect to, other executive officer compensation;

•	to periodically review and make recommendations to the Board regarding the compensation for executive directors and non-executive directors;

•	to prepare the annual Compensation Committee Report, to the extent required under applicable rules and regulations of the SEC;
•	to report regularly to the Board regarding the activities of the committee;
•	to review and approve or make recommendations to the Board regarding our incentive compensation and equity-based plans and arrangements;
•	to review and make recommendations to the Board regarding employment agreements and severance arrangements or plans for the chief executive officer and the other executive officers;
•	to review regulatory compliance with respect to compensation matters, including overseeing that reasonable efforts are made to structure compensation programs to preserve tax deductibility;
•
to the extent that we are required to include a “Compensation Discussion and Analysis” (“CD&A”) in our Annual Report on Form 10-K or annual proxy statement, to review and discuss with management the CD&A and will consider whether it will recommend to the Board that the CD&A be included in the appropriate filing;

•	to annually perform an evaluation of its performance; and
•	to annually review and reassess the committee’s charter and submit any recommended changes to the Board for its consideration.
The compensation committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities, including direct responsibility for the appointment, oversight and compensation of such consultant, counsel or advisor and the ability to cause us, without further action by the Board, to pay the compensation of such consultant, counsel or advisor as approved by the compensation committee; provided, however, that in retaining or obtaining the advice of such consultant, counsel or advisor, other than in-house legal counsel, the compensation committee shall take into consideration the factors affecting independence required by applicable SEC and Nasdaq Rules. The compensation committee also has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of us to meet with the compensation committee or any advisors engaged by the compensation committee. During 2024, the compensation committee engaged Radford, which is part of the Rewards solutions practice at Aon plc (“Radford”). The compensation committee reviewed compensation assessments provided by Radford comparing our compensation to that of a group of peer companies within our industry and met with Radford to discuss compensation of our key employees and to receive input and advice. The compensation committee reviewed legal matters related to the form of compensation of our key employees and the employment contracts associated with these officers. The compensation committee has considered the independence of its advisors and found them to be so according to the adviser independence factors required under SEC rules as they relate to (i) additional services, (ii) total fees as a percentage of total revenue, (iii) conflict of interest policies, (iv) business or personal relationships with members of the compensation committee, (v) stock ownership by compensation advisors and (vi) business or personal relationships with our executives.
The members of our compensation committee are Mr. Fischer and Ms. Smiley (who serves as chair of the compensation committee). The compensation committee meets as often as necessary to carry out its responsibilities. The compensation committee met five times during 2024.
Nomination and Corporate Governance Committee
Our nomination and corporate governance committee’s responsibilities include:
•
to identify individuals qualified to become members of the Board and ensure that the Board has the requisite experience and that its membership consists of persons with sufficiently independent backgrounds who contribute to the mix of experience, backgrounds, qualifications and skills of the Board. The committee will also recommend to the Board the nominees for election to the Board at the next annual general meeting of shareholders;

•	to annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee of the Board;

•	to periodically review the Board leadership structure to assess whether it is appropriate given our specific characteristics and circumstances and recommend any proposed changes to the Board;
•
to develop and recommend to the Board the corporate governance guidelines of the Board. The committee will, from time to time as it deems appropriate, review and reassess the adequacy of such corporate governance guidelines and recommend any proposed changes to the Board for approval;

•	to oversee the annual self-evaluations of the Board and management;
•	to make recommendations to the Board regarding governance matters, including, but not limited to, the articles of association, corporate governance guidelines and the charters of the other committees;
•	to periodically review, as needed, and provide oversight with respect to, our strategy, initiatives, policies and risks concerning environmental and social matters;
•	to report regularly to the Board regarding the activities of the committee;
•	to annually perform an evaluation of its performance; and
•	to annually review and reassess its charter and submit any recommended changes to the Board for its consideration.
The members of our nomination and corporate governance committee are Ms. Smiley, Dr. Kalali and Ms. Sabrina Martucci Johnson (who serves as chair of the nomination and corporate governance committee). The nomination and corporate governance committee meets as often as necessary to carry out its responsibilities. The members of the nomination and corporate governance committee met four times during 2024.
Science and Technology Committee
Our science and technology committee’s duties and responsibilities include:
•	to review, evaluate and advise the Board and management, as appropriate, regarding our progress in achieving our near-term and long term strategic R&D goals and objectives;
•	to review, evaluate and advise the Board regarding the quality, direction and competitiveness of our R&D programs;
•	to identify, monitor and discuss new and emerging trends in pharmaceutical science, technology and regulation;
•
to periodically make recommendations to the Board or another committee of the Board on our internal and external investments in science and technology (however, any investments in R&D are subject to the review and oversight of the Board or another committee of the Board including, but not limited to, any strategic initiatives or similar subcommittee);

•	to monitor progress of our pipeline;
•	to annually perform an evaluation of its performance; and
•	to annually review and reassess its charter and submit any recommended changes to the Board for its consideration.
The science and technology committee meets as often as necessary to carry out its responsibilities. The members of the science and technology committee are Mr. Scott Braunstein (who serves as chair of the science and technology committee), Mr. Laurent Fischer and Dr. Amir Kalali. The science and technology committee met two times during 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information relating to the beneficial ownership of our Ordinary Shares as of September 15, 2025 by:
•	each person, or group of affiliated persons, known by us to own beneficially 5% or more of our Ordinary Shares;
•	each director, director nominee and named executive officer, individually; and
•	all current directors and executive officers as a group.
The number of Ordinary Shares beneficially owned by each shareholder is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Ordinary Shares over which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 233,779,400 Ordinary Shares outstanding as of September 15, 2025. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, Ordinary Shares subject to options, restricted share units or other rights held by such person that are currently exercisable or will become exercisable or will vest within 60 days of September 15, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares held by that person.
Unless otherwise indicated below, the address for each beneficial owner is atai Life Sciences N.V., Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands.

	Number of Ordinary Shares beneficially owned
	Number	Percent
Name of beneficial owner
5% or greater shareholders:
Apeiron Investment Group Ltd.(1)	55,197,516	23.6%
Named executive officers, directors and director nominees:
Florian Brand(2)	6,929,955	3.0%
Srinivas Rao, M.D., Ph.D.(3)	5,432,332	2.3%
Anne Johnson(4)	1,409,696	*
Sahil Kirpekar, M.D.(5)	234,058	*
Christian Angermayer(1)(6)	56,519,346	24.2%
Amir Kalali, M.D.(7)	363,666	*
Andrea Heslin Smiley(8)	363,666	*
Sabrina Martucci Johnson(9)	359,000	*
Scott Braunstein, M.D.(10)	97,276	*
Laurent Fischer, M.D.(11)	97,276	*
John Hoffman	—	—
Cosmo Feilding-Mellen(12)	—	—
Robert Hershberg	—	—
All current directors and executive officers as a group (12 persons)(13)	66,691,213	28.5%

*	Indicates ownership of less than 1%.
(1)
Based solely on (i) the Schedule 13D jointly filed with the SEC on August 18, 2025 by Apeiron, Apeiron Presight Capital Fund II, L.P. (“Presight II”), Presight Capital Management I, L.L.C. (“Presight Management”), Fabien Hansen and Christian Angermayer and (ii) 2,367,200 Ordinary Shares that are expected to be issued upon exercise of certain convertible notes. As of August 18, 2025, Apeiron and Mr. Angermayer reported shared voting and dispositive power over 55,197,516 Ordinary Shares, and Presight II and Fabian Hansen reported shared voting and dispositive power over 1,799,302 Ordinary Shares. Presight II is the record holder of 1,799,302 Ordinary Shares. Apeiron and Mr. Hansen are the managing members of Presight Management, which is the general partner of Presight II. As a result, each of Apeiron, Mr. Hansen and Presight Management may be deemed to share beneficial ownership of the securities held by Presight II. Mr. Angermayer is the majority shareholder of Apeiron and may be deemed to share beneficial ownership of the securities beneficially owned by Apeiron. Apeiron has pledged 40,569,415 of our Ordinary Shares beneficially owned by Apeiron to secure obligations under certain loan agreements. The principal business address for Apeiron, and Mr. Angermayer is 66 & 67, Amery Street, SLM1707, Sliema, Malta. The principal business address for Presight II, Presight Management and Mr. Hansen is 440 N Barranca Ave #3391 Covina, California 91723.
(2)
Mr. Brand ceased serving as our Co-Chief Executive Officer and terminated employment with us effective December 31, 2024. See “Executive Employment Agreements—Separation Agreement with Mr. Brand” for additional information. Consists of 2,333 shares owned by Mr. Brand’s spouse, 130,000 shares owned by Mr. Brand, 1,891,222 options held by Mr. Brand that are currently exercisable or will be exercisable within 60 days of September 15, 2025, and 4,906,400 shares indirectly held by the HSOP GbR for the benefit of Mr. Brand under the Company’s Hurdle Share Option Program.

(3)
Consists of 3,500 shares owned by Dr. Rao’s spouse, 212,942 shares owned by Dr. Rao, and 5,215,890 options held by Dr. Rao that are currently exercisable or will be exercisable within 60 days of September 15, 2025.

(4)	Consists of 140,045 shares owned by Mrs. Johnson and 1,269,651 options held by Mrs. Johnson that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(5)	Consists of 115,636 shares owned by Dr. Kirpekar and 118,422 options held by Dr. Kirpekar that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(6)
In addition to the beneficial ownership described in footnote (1), also includes 1,321,830 options held by Mr. Angermayer that are currently exercisable or will be exercisable within 60 days of September 15, 2025.

(7)	Consists of 4,666 shares owned by Dr. Kalali and 359,000 options held by Dr. Kalali that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(8)	Includes 4,666 shares owned by Ms. Smiley and 359,000 options held by Ms. Smiley that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(9)	Consists of 359,000 options held by Ms. Johnson that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(10)	Consists of 97,276 options held by Dr. Braunstein that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(11)	Consists of 97,276 options held by Dr. Fischer that are currently exercisable or will be exercisable within 60 days of September 15, 2025.
(12)
If the Acquisition is consummated, Mr. Feilding-Mellen is expected to receive 7,262,656 Ordinary Shares as consideration in the Acquisition (subject to adjustment to reflect the final exchange ratio, as determined by the final number of Replacement Awards issued in connection with the Acquisition).

(13)
Represents in the aggregate (a) 55,614,105 shares held directly and (b) 11,077,108 shares underlying options to purchase Ordinary Shares that are currently exercisable or will be exercisable within 60 days of September 15, 2025. Does not include shares expected to be received by Mr. Feilding-Mellen in connection with the Acquisition as set forth in footnote 12 above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We are incorporating by reference the information set forth under “Certain Relationships and Related Party Transactions” in our annual proxy statement filed April 21, 2025.
In addition, we entered into the following transactions subsequent to the filing of our annual proxy statement:
Voting Agreements
Concurrently with the execution of the Share Purchase Agreement, the Company, its directors and the members of the executive team of the Company, Beckley Psytech and Apeiron, the family office of the Company’s founder which owns approximately 21.1% of the outstanding Ordinary Shares in the Company prior to giving effect to the PIPE Financings, entered into the Voting Agreements, pursuant to which the parties to the Voting Agreements have agreed to vote (or cause to be voted) all of the Ordinary Shares held by them in favor of certain matters set forth in the Voting Agreement, including to support (i) without limitation, shareholder approvals to approve the transactions contemplated by the Share Purchase Agreement and, (ii) in the case of Apeiron and subject to certain conditions, any potential transaction that may be pursued by the Company to move the legal and tax domicile of the Company from the Netherlands (in respect of its corporate seat) and Germany (in respect of its tax domicile) to Delaware.
Shareholders Rights Agreement and Lock-Up Agreement
Substantially concurrently with the entry into the Share Purchase Agreement, Apeiron entered into a shareholders rights agreement with the Company (the “Rights Agreement”). Under the Rights Agreement, Apeiron will have the right, subject to certain requirements, to select a number of director designees equal to (i) two, for so long as Apeiron and its affiliates beneficially own no less than 12.5% of the equity securities of the Company (inclusive of Common Shares issued or issuable in connection with the exercise of options, warrants, rights, units or other securities) and (ii) one, for so long as Apeiron and its affiliates collectively beneficially own at least 7.5% but less than 12.5% of such Company equity securities. Apeiron and atai acknowledged and agreed that as of the entry into the Rights Agreement, Apeiron had previously appointed to the Board the “Current Investor Appointees,” John Hoffman and Christian Angermayer, each presently an atai director.
Apeiron has also agreed to enter a Lock-Up Agreement containing customary lock-up terms, pursuant to which Apeiron will, subject to certain exceptions, not transfer any equity securities of the Company for a certain specified period. At the expiration of such period, the lock-up restrictions will fall away in part on a monthly basis until the date that is twelve months following the expiration of such period.
Registration Rights Agreement
On June 2, 2025, the Company entered into the Registration Rights Agreement providing for certain registration rights with respect to Common Shares held by such holders from time to time. It is expected that Beckley Psytech shareholders that receive Common Shares in the Acquisition will enter into joinders to become parties to the Registration Rights Agreement at the Closing.
The Registration Rights Agreement requires the Company to file a registration statement under the Securities Act providing for the resale of all or part of the registrable securities held by the parties thereto, including the shares underlying the pre-funded warrants, as promptly as practicable, and in any event within 30 calendar days following the earlier of (i) the closing of the transactions contemplated by the Share Purchase Agreement and (ii) the termination of the Share Purchase Agreement, and use reasonable best efforts to cause such registration statement to be declared effective within the timelines specified therein, and thereafter to keep such registration statement effective for the periods specified therein.
Apeiron will have customary demand rights that will require the Company to file registration statements registering its registrable securities. The Company has agreed to reasonably assist and cooperate, including by making management available for an electronic “road show” or other marketing efforts, in block trades and marketed or non-marketed underwritten shelf takedown offerings for sales by Apeiron with an offering price, in the aggregate, of at least $25 million. The Registration Rights Agreement also includes customary piggyback rights for Apeiron, subject to certain priority provisions. The Company has agreed to bear all registration expenses, including reasonable and documented fees of one counsel for all the selling shareholders, other than customary underwriting commissions or fees, regardless of whether a registration statement is filed or becomes effective. The Registration Rights Agreement also contains customary indemnity, exculpation and contribution obligations by the Company and the other parties to the Registration Rights Agreement.

Option Grants
On June 2, 2025, the Company granted to Mr. Angermayer in further consideration of his continued service as a consultant and other valuable consideration (i) an option to purchase 337,686 ordinary shares of the Company that will vest with respect to 131,698 shares subject to the option based on the Company’s standard four year vesting schedule and with respect to 205,988 shares subject to the option based on the Company achieving asset value goals by December 31, 2026 and continued service, and (ii) an option to purchase 292,500 shares that will vest based on the Company achieving asset value goals by December 31, 2026 and continued service. In addition, the options are subject to Mr. Angermayer entering into an amended consultancy agreement that provides for compliance with the Company’s code of conduct, compliance program and the voting agreement entered by Apeiron.
Transactions Related to Cosmo Feilding-Mellen
We are also party to transactions with Beckley Psytech, where Mr. Cosmo Feilding-Mellen, a nominee for appointment to our Board, serves as the Co-Founder and Chief Executive Officer and a member of the board of directors. Mr. Fielding-Mellen's brother is also a shareholder of Beckley Psytech. The transactions with Beckley Psytech are described further in the section captioned “The Acquisition—Background of the Acquisition” of this proxy statement/prospectus.
July PIPE Financing
On July 1, 2025, the Company entered into subscription agreements, dated as of July 1, 2025 (“Subscription Agreements”), relating to the purchase (the “July PIPE Financing”) by the investors party thereto (the “July PIPE Investors”) of 18,264,840 Ordinary Shares for a purchase price of $2.19 per share and a pre-funded warrant to purchase 4,566,210 Ordinary Shares with an exercise price of $0.01 (the “Pre-Funded Warrant”) for a purchase price of $2.19 per Ordinary Share underlying the Pre-Funded Warrant less the exercise price for the Pre-Funded Warrant of $0.01 per share, resulting in aggregate gross proceeds to the Company from the July PIPE Financing of approximately $50 million. The July PIPE Financing was subject to the satisfaction of customary closing conditions contained in the Subscription Agreements and was completed in August 2025. The proceeds from the PIPE Financing are expected to be used by the Company for general corporate purposes, including for working capital and to advance the clinical development of its product candidates and programs. Apeiron participated in the July PIPE Financing.
Promissory Note
On August 13, 2025, the Company and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which the Company will advance an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lesser of 12% per annum and the highest rate permitted by applicable law. The outstanding principal balance of the Promissory Note and all accrued but unpaid interest are due and payable in full on the earlier of (i) the payment of the Break Fee, (ii) three hundred sixty-four days from the date of the first advance, and (iii) the occurrence of an event of default pursuant to the Promissory Note.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2024 Summary Compensation Table” below. In 2024, our “named executive officers” and their positions were as follows:
•	Srinivas Rao, M.D., Ph.D., Chief Executive Officer;
•	Florian Brand, former Co-Chief Executive Officer*;
•	Anne Johnson, Chief Financial Officer; and
•	Sahil Kirpekar, M.D., former Chief Business Officer*.
*
Mr. Brand ceased serving as our Co-Chief Executive Officer and terminated employment with us effective December 31, 2024. See “Executive Employment Agreements - Separation Agreement with Mr. Brand” for additional information. Dr. Kirpekar ceased serving as our Chief Business Officer and terminated employment with us effective April 2, 2025.

2024 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years presented.

Name and Principal Position(4)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Srinivas Rao, M.D., Ph.D., Chief Executive Officer	2024	568,333	255,777	—	2,628,100	10,350	3,462,560
	2023	550,000	233,750	413,000	528,000	9,900	1,734,650
Florian Brand, Former Chief Executive Officer	2024	550,000	247,500	599,478	1,973,544	4,943	3,375,465
	2023	550,000	233,750	826,000	1,408,000	9,575	3,027,325
Anne Johnson, Chief Financial Officer	2024	415,000	149,465	—	927,324	10,350	1,502,139
	2023	360,000	124,332	236,000	440,000	9,900	1,170,232
Sahil Kirpekar, M.D., Former Chief Business Officer	2024	455,000	163,818	—	792,161	10,350	1,421,329

(1)
Amounts represent performance-based annual cash bonuses for the named executive officers for fiscal year 2024. For additional information regarding these amounts, refer to “2024 Cash Based Incentive Compensation”.

(2)
Amounts reflect the grant-date fair value of stock options and restricted stock units computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of stock options and restricted stock units granted to our named executive officers in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Amounts shown in the “Option Awards” column for Dr. Rao, Mr. Brand and Mrs. Johnson also include, $1,477,815, $334,437 and $135,163 respectively, which reflects the incremental fair value, computed as of the modification date in accordance with ASC Topic 718, of stock options that were granted prior to our IPO that were subsequently amended in October 2024 to extend the term of such options by five years. The entire amount shown in the “Stock Awards” column and $1,639,107 shown in the “Option Awards” column for Mr. Brand represent the incremental fair value, computed as of the modification date in accordance with ASC Topic 718, of stock options and restricted stock units that were amended in 2024 in connection with Mr. Brand’s termination of employment. See the “Outstanding Equity Awards at Fiscal Year-End” table below for additional information.

(3)
The amount shown for Mr. Brand includes contributions to a German pension scheme and private insurance premiums. The amounts shown for Dr. Rao, Mrs. Johnson and Dr. Kirpekar include matching contributions under our 401(k) plan.

(4)
All amounts, other than those shown in the “Stock Awards” and “Option Awards” columns, for Mr. Brand were paid in Euros and converted to U.S. Dollars using the exchange rate in effect on the applicable payment date.

Narrative to 2024 Summary Compensation Table
General
Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to shareholder value creation, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. Our equity-based awards are subject to vesting over a number of years and, in some instances, the achievement of pre-established performance metrics. Additionally, these awards only provide value to the extent our stock price increases over time. Therefore, “total” compensation as shown in the table above and calculated in accordance with SEC and applicable accounting rules, is not necessarily reflective of the compensation actually realized by our named executive officers for a given year. Please see the remaining sections of this “Narrative to 2024 Summary Compensation Table” for a description of all of the elements that comprise our executive compensation program for 2024.
2024 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Effective March 1, 2024, atai’s management board approved increases to the annual base salaries of our named executive officers as set forth in the following table.

Name	2023 Annual Base Salary	2024 Annual Base Salary
Srinivas Rao, M.D., Ph.D.	$550,000	$572,000
Florian Brand	$550,000	$550,000
Anne Johnson	$360,000	$426,000
Sahil Kirpekar, M.D.	$440,000	$458,000

2024 Cash-Based Incentive Compensation
We provide annual bonuses designed to motivate and reward our executives, including our named executive officers, for achievements relative to certain Company performance metrics for the year. Each named executive officer’s target bonus opportunity is expressed as a percentage of annual base salary. The 2024 annual bonuses for Dr. Rao, Mr. Brand, Mrs. Johnson, and Dr. Kirpekar were targeted at 50%, 50%, 40%, and 40% of their respective base salaries.
In February 2025, in consultation with atai’s management board and upon the recommendation of the compensation committee, atai’s supervisory board determined that the 2024 corporate, clinical and financing goals were achieved at 90%. As such, 2024 bonuses for our named executive officers were generally paid at 90% of their target bonus opportunities. In accordance with Mr. Brand’s separation agreement as described below, he was eligible to receive his 2024 annual bonus based on actual performance for calendar year 2024.
The bonuses awarded to our named executive officers for 2024 performance are set forth above in the 2024 Summary Compensation Table in the column entitled “Bonus”.
Equity Compensation
Our named executive officers have been granted options to purchase our Ordinary Shares. Options typically vest as to 25% of the shares subject to the option on the first anniversary of the applicable vesting commencement date and as to the remaining 75% of the shares subject to the option in 36 substantially equal monthly installments thereafter until the fourth anniversary of the vesting commencement date, subject to accelerated vesting upon a change in control or in the event the named executive officer’s service with the Company is terminated due to his or her death or disability. Certain options granted to our named executive officers have been granted with performance-based vesting conditions.
The following table sets forth the aggregate number of options granted to our named executive officers during 2024.

Named Executive Officer	2024 Annual Base Salary
Srinivas Rao, M.D., Ph.D.	800,000
Florian Brand	—
Anne Johnson	550,000
Sahil Kirpekar, M.D.	550,000

Refer to the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding the vesting schedules of these awards.
Other Elements of Compensation
Retirement Plans
ATAI Life Sciences US, Inc. maintains a 401(k) retirement savings plan for its employees employed in the U.S. who satisfy certain eligibility requirements. Our named executive officers in the U.S. are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Currently, we match 100% of employee contributions to the 401(k) plan, up to 3% of eligible compensation, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings to our employees in the U.S. adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies. We did not maintain any private pension or retirement plans for our employees employed in Germany or the United Kingdom during 2024.
Employee Benefits and Perquisites
All of our full-time employees in the U.S., including our named executive officers, are eligible to participate in our health and welfare plans, including, medical, dental and vision benefits, short-term and long-term disability insurance, and life insurance. During 2024, we reimbursed or directly paid 100% of the premium payments for coverage under these plans for all of our employees.
During 2024, Mr. Brand was entitled to reimbursement for contributions paid by him for private health and long-term care insurance, not to exceed $960 per month, which amounts are reported in the “All Other Compensation” column of the 2024 Summary Compensation Table above.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of Ordinary Shares underlying outstanding equity awards for each named executive officer as of December 31, 2024.

	Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Exercise Price ($)(2)	Option Expiration Date(2)	Number of Securities That Have Not Vested (#)	Market Value of Securities That Have Not Vested ($)(3)
Srinivas Rao, M.D., Ph.D.	4/1/2019	1,307,408	—	—	2.44	8/20/2030	—	—
	4/1/2019	—	—	248,889(5)	2.50	8/20/2030	—	—
	8/21/2020	840,000	—	—	2.44	8/20/2030	—	—
	1/20/2021	517,149(5)	—	226,616(5)	5.68	8/20/2030	—	—
	4/29/2021	650,768	59,184(4)	—	11.71	8/20/2030	—	—
	3/2/2022	625,944	151,456(4)	—	5.65	3/1/2032	—	—
	3/14/2023	262,500	337,500(4)	—	1.18	3/14/2033	—	—
	1/1/2024	—	800,000(4)	—	1.84	3/13/2034	—	—
	3/14/2023	—	—	—	—		175,000(6)	232,750
Florian Brand(7)	6/5/2018	4,240,000	—	—	0.37	12/31/2025	—	—
	1/20/2021	400,688	—	—	5.68	12/31/2025	—	—
	4/29/2021	331,068	—	—	11.71	12/31/2025	—	—
	3/2/2022	823,009	—	—	5.65	12/31/2025	—	—
	3/14/2023	1,200,000	—	—	1.18	12/31/2026	—	—
Anne Johnson	1/20/2021	326,416	—	—	5.68	8/20/2030	—	—
	4/29/2021	105,556	9,596(4)	—	11.71	8/20/2030	—	—
	1/1/2022	145,818	54,182(4)	—	5.54	2/11/2032	—	—
	9/1/2022	40,285	31,335(4)	—	2.86	10/21/2032	—	—
	3/14/2023	218,744	281,256(4)	—	1.18	3/14/2033	—	—
	1/1/2024	—	550,000(4)	—	1.84	3/13/2034	—	—
	3/14/2023	—	—	—	—		100,000(6)	133,000

	Option Awards						Stock Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Exercise Price ($)(2)	Option Expiration Date(2)	Number of Securities That Have Not Vested (#)	Market Value of Securities That Have Not Vested ($)(3)
Sahil Kirpekar, M.D.	11/29/2022	390,625	359,375(4)	—	3.34	12/1/2032	—	—
	3/14/2023	120,311	154,689(4)	—	1.18	3/14/2033	—	—
	1/1/2024	—	550,000(4)	—	1.84	3/13/2034	—	—
	3/14/2023	—	—	—	—		100,000(6)	133,000

(1)
Outstanding options that were granted prior to our June 2021 initial public offering (“IPO”) are subject to accelerated vesting upon a change in control or in the event the named executive officer’s service with us is terminated due to his or her death or disability.

(2)
All options granted prior to our IPO were granted with an exercise price denominated in Euros. The exercise prices have been converted to U.S. dollars using the exchange rate in effect as of the date of grant. All options granted after our IPO are denominated in USD. Additionally, the options granted to our named executive officers prior to our IPO were amended in October 2024 to extend the term of such options by five years.

(3)	Amounts shown are based on the closing price of our Ordinary Shares on December 31, 2024, of $1.33 per share.
(4)
The award vests as to 25% of the shares subject to the award on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares subject to the award in 36 substantially equal monthly installments thereafter until the fourth anniversary of the vesting commencement date, subject to the named executive officer’s continued service with us through each applicable vesting date.

(5)
The options may not be exercised prior to the achievement of certain performance metrics, subject to continued employment through such date. The number of shares for which each option is shown as being exercisable and unexercisable represent, respectively, the number of shares for which each option was vested and unvested as of December 31, 2024 pursuant to the service-based vesting schedule. The performance metrics applicable to the options generally related to certain clinical achievements.

(6)
The award vests as to 50% of the shares subject to the award on the first anniversary of the vesting commencement date and as to the remaining 50% of the shares subject to the award on the second anniversary of the vesting commencement date. These awards are restricted stock units which have no strike price.

(7)	See “Executive Employment Agreements – Separation Agreement with Mr. Brand” for information on the treatment of his outstanding options in connection with his termination of service.
Executive Employment Agreements
ATAI Life Sciences US, Inc. (“ATAI US”) has entered into an employment agreement with each of Dr. Rao, Mrs. Johnson and Dr. Kirpekar.
Under the employment agreements in effect during 2024, if ATAI US terminated Dr. Rao, Mrs. Johnson or Dr. Kirpekar without “cause” or the executive resigned for “good reason” (each as defined below), subject to the executive timely executing a release of claims and the executive’s continued compliance with certain covenants, the executive would be entitled to receive (i) base salary continuation for a period of nine months; (ii) payment for any earned but unpaid annual bonus for the year prior to the year of termination; and (iii) reimbursement for continued health coverage pursuant to COBRA for up to nine months following termination.
If ATAI US terminated Dr. Rao, Mrs. Johnson or Dr. Kirpekar without “cause” or the executive resigned for “good reason”, in either case, on or within 12 months following a change in control, then, in lieu of the severance payments and benefits described above, subject to the executive’s timely executing a release of claims and the executive’s continued compliance with certain covenants, the executive would have received (i) a lump-sum payment equal to one times the sum of the executive’s annual base salary and target annual bonus for the year of termination; (ii) payment for any earned but unpaid annual bonus for the year prior to the year of termination; (iii) reimbursement for continued health coverage pursuant to COBRA for up to 12 months following termination; and (iv) accelerated vesting of all unvested equity or equity-based awards held by the executive that vest solely based on the passage of time, with any such awards that vest based on the attainment of performance-vesting conditions being governed by the terms of the applicable award agreement. In addition, the time period that the executives have to exercise any unvested options would be extended until the first to occur of (x) 12 months following termination and (y) the expiration of the remaining term of the applicable option.

For purposes of the employment agreements, “cause” generally means the named executive officer’s (i) commission of, or indictment for, a felony or any misdemeanor involving moral turpitude, deceit or intentional fraud, (ii) gross negligence, willful misconduct or repeated insubordination with respect to ATAI US or any of its affiliates, (iii) use of alcohol or illegal drugs in a manner that impairs the performance of the executive’s obligations under the employment agreement, (iv) misconduct that violates any applicable state or federal law prohibiting workplace harassment or that violates any written policy of ATAI US adopted to prevent workplace harassment or discrimination, (v) conduct which the executive knows or reasonably should have known would cause ATAI US to violate state or federal law, or (vi) repeated failure to substantially perform the executive’s employment duties or material breach of the executive’s material obligations under the employment agreement if such breach is not cured following notice from the Board.
For purposes of the employment agreements, “good reason” generally means, subject to an opportunity for notice and cure, ATAI US’s material breach of any material obligation under the employment agreement.
Mrs. Johnson and Dr. Kirpekar have agreed to refrain from competing with us while employed and following termination of employment for any reason for a period of 12 months (or two years for Mrs. Johnson if she breaches her fiduciary duties or misappropriates our property or proprietary information). Dr. Rao, Mrs. Johnson and Dr. Kirpekar have agreed to refrain from soliciting our employees or consultants to terminate their relationship with us and from inducing our clients, licensors, licensees or customers to terminate, breach or materially change their relationship with us, in each case, while employed and following termination of employment for any reason for a period of 12 months (or 24 months for Mrs. Johnson).
Separation Agreement with Mr. Brand
In May 2024, we entered into a separation agreement with Mr. Brand pursuant to which Mr. Brand transitioned from Chief Executive Officer to Co-Chief Executive Officer effective June 1, 2024 and terminated employment effective December 31, 2024.
In connection with Mr. Brand’s termination of employment, subject to his timely execution of a mutual release of claims, Mr. Brand became eligible to receive the following payments and benefits: (i) continued payment of his annual base salary for five (5) months; (ii) his annual bonus for calendar year 2024 in an amount determined by the Board based on actual performance for the year; (iii) immediate vesting of any outstanding unvested equity awards that would have vested based solely on his continued service through March 15, 2025, plus fifty-percent of his unvested March 2023 option grant (the “March 2023 Option”); (iv) the time period that he has to exercise any stock options was extended until December 31, 2025, or December 31, 2026 with respect to the March 2023 Option; and (v) tax return preparation assistance for 2023, 2024 and 2025. Mr. Brand is prohibited from selling or otherwise transferring the shares subject to the March 2023 Option until December 31, 2025.
Mr. Brand participates in a Hurdle Share Option Program (the “HSOP” and such shares, the “HSOP Shares”), which represents the right to indirectly participate in the appreciation in value of the Company through ATAI Life Sciences HSOP GbR, a partnership vehicle established for this purpose. Mr. Brand’s termination of employment constitutes a “good leaver event” for purposes of the HSOP, resulting in him keeping his vested HSOP Shares.
Director Compensation
We maintain a compensation policy for our Board pursuant to which our directors may be entitled to cash and equity compensation in such amounts necessary to attract and retain directors that have the talent and skills to foster long-term value creation and enhance the sustainable development of the Company. The compensation payable under the policy is intended to be competitive in relation to both the market in which the Company operates and the nature, complexity and size of the Company’s business.
During 2024, prior to the amendment of our Board structure to a one-tier structure, our supervisory directors received the following amounts for their services on our supervisory board:
•	Upon the director’s initial election or appointment to our supervisory board, an option to purchase 206,000 Ordinary Shares;
•
If the director has served on our supervisory board for at least six months as of the date of an annual meeting of shareholders and will continue to serve as a director immediately following such meeting, an option to purchase 103,000 Ordinary Shares on the date of the Extraordinary General Meeting;

•	An annual director fee of $40,000, increased to $45,000 effective May 17, 2024;
•	If the director serves as lead independent director or chair or on a committee of our supervisory board, an additional annual fee as follows:
•	Chair of the board, $30,000;
•	Lead independent director, $25,000, increased to $42,500 effective May 17, 2024;
•	Chair of the audit committee, $15,000, increased to $20,000 effective May 17, 2024;
•	Audit committee member, other than the chair, $7,500, increased to $10,000 effective May 17, 2024;
•	Chair of the compensation committee, $10,000, increased to $15,000 effective May 17, 2024;
•	Compensation committee member, other than the chair, $5,000, increased to $7,500 effective May 17, 2024;
•	Chair of the nominating and corporate governance committee, $8,000, increased to $10,000 effective May 17, 2024;
•	Nominating and corporate governance committee member, other than the chair, $4,000, increased to $5,000 effective May 17, 2024;
•	Chair of the science and technology committee, $12,000 beginning September 18, 2024; and
•	Science and technology committee member, other than the chair, $6,000 beginning September 18, 2024.
Director fees are payable in arrears in four equal quarterly installments not later than the thirtieth day following the final day of each calendar quarter, provided that the amount of each payment is prorated for any portion of a quarter that a director is not serving on our supervisory board.
Options granted to our non-employee directors have an exercise price equal to the fair market value of an Ordinary Share on the date of grant and expire not later than ten years after the date of grant. Options granted upon a director’s initial election or appointment vest as to one-third of the shares on the first anniversary of the date of grant and in twenty-four (24) substantially equal monthly installments thereafter until the third anniversary of the date of grant. Options granted annually to directors vest in a single installment on the earlier of the day before the next Extraordinary General Meeting or the first anniversary of the date of grant. In addition, all unvested options vest in full upon the occurrence of a change in control.
The following table sets forth information concerning the compensation of non-employee members of our supervisory board for service on the board for the year ended December 31, 2024.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Christian Angermayer	73,104	2,087,873	2,160,977
Michael Auerbach	85,522	106,575	192,097
Jason Camm(1)	15,412	—	15,412
Sabrina Martucci Johnson	70,451	106,575	177,026
Amir Kalali, M.D.	58,277	106,575	164,852
Andrea Heslin Smiley	69,882	106,575	176,457
Scott Braunstein, M.D.	35,940	213,151	249,091
Laurent Fischer	33,190	213,151	246,34

(1)	Effective May 23, 2024, Jason Camm stepped down from the Board.
(2)
Amounts reflect the full grant-date fair value of stock options computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock options granted to our supervisory board members in Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The amount shown for Mr. Angermayer also includes $1,769,137, which represents the grant date fair value of stock options, computed in accordance with ASC Topic 718, granted to him as compensation for consulting services under his 2024 Consultancy Agreement. For additional information on the 2024 Consultancy Agreement, see “Certain Relationships and Related Party Transactions – Option Grants”. The amount shown for Mr. Angermayer also includes $212,160, which reflects the incremental fair value, computed as of the modification date in accordance with ASC Topic 718, of stock options that were granted prior to our IPO that were subsequently amended in October 2024 to extend the term of such options by five years.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) held as of December 31, 2024 by each non-employee director. None of the non-employee directors held any unvested stock awards in us as of December 31, 2024.

Name	Options Outstanding at Fiscal Year End
Christian Angermayer	2,641,094
Michael Auerbach	359,000
Jason Camm	—
Sabrina Martucci Johnson	359,000
Amir Kalali, M.D.	359,000
Andrea Heslin Smiley	359,000
Scott Braunstein, M.D.	206,000
Laurent Fischer	206,000

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2024 regarding our equity compensation plans, consisting of the 2021 Incentive Award Plan, the 2020 Employee, Director and Consultant Equity Incentive Plan and the Hurdle Share Option Program. Awards under the Hurdle Share Option Program represent indirect equity interests in us held by ATAI Life Sciences HSOP GbR, a German law private partnership. See Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for a description of this program. We do not have any non-shareholder approved equity compensation plans.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(3)(4)
Equity compensation plans approved by shareholders	46,964,750	$4.17	43,220,641
Equity compensation plans not approved by shareholders	—	—	—
Total	46,964,750	4.17	43,220,641

(1)
Includes 14,317,506 shares subject to outstanding options under the 2020 Plan, 25,725,415 shares subject to outstanding options under the 2021 Plan, and 6,921,829 shares subject to outstanding awards under the Hurdle Share Option Program. As of the effective date of the 2021 Plan, we ceased granting awards under the 2020 Plan.

(2)
As of December 31, 2024, the weighted-average exercise price of outstanding options under the 2020 Plan was $4.18, the weighted-average exercise price of outstanding options under the 2021 Plan was $3.50, and the weighted average exercise price of outstanding awards under the Hurdle Share Option Program was $6.64. Restricted stock units do not have an exercise price and were not included in calculating the weighted average exercise price.

(3)
Under the terms of our 2021 Plan, the number of shares initially available for issuance will be increased by an annual increase on January 1 of each calendar year beginning in 2022 and ending in and including 2031, equal to the lesser of (A) five percent of the Ordinary Shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as determined by our supervisory board. Effective as of January 1, 2025, the number of shares available for issuance increased by 8,397,987 Ordinary Shares.

(4)
Represents 42,963,222 shares available for issuance under the 2021 Plan and 257,419 shares available for issuance under the Hurdle Share Option Program. To the extent outstanding options under the 2020 Plan are forfeited or lapse unexercised, the Ordinary Shares subject to such options will be available for issuance under the 2021 Plan.

DESCRIPTION OF ATAI DELAWARE COMMON STOCK
The following description of atai Delaware’s capital stock, following completion of the Redomiciliation, is a summary. This summary is qualified by the complete text of the Proposed Charter and Proposed Bylaws to be in effect upon completion of the Redomiciliation, copies of which are included as Annex J-1 and Annex J-2, respectively, to this proxy statement/prospectus. We encourage you to read those documents carefully.
There are differences between the Articles of Association and the Proposed Charter and Proposed Bylaws as they are expected to be in effect upon completion of the Acquisition, especially relating to changes that are required by Delaware law. For example, certain provisions of the Articles of Association were not replicated in the Proposed Charter or Proposed Bylaws because the DGCL would not permit such replication. In addition, the Proposed Charter and Proposed Bylaws provide for certain other provisions customarily provided with respect to publicly-traded Delaware corporations. See “Comparison of Shareholders Rights between Netherlands Law and Delaware Law.”
Authorized Share Capital
Prior to the completion of the Acquisition, atai Delaware will not have any Delaware share capital and will not exist as a Delaware entity. Upon the completion of the Acquisition, atai Delaware’s authorized share capital will consist of 750,000,000 shares of atai Delaware Common Stock and 37,500,000 shares of preferred stock, $0.01 par value per share. The amount of authorized shares of atai Delaware Common Stock will be the same as the amount of authorized common shares of atai prior to the Redomiciliation.
Common Stock
Shares Outstanding.
As of September 19, 2025, we had 237,648,104 Ordinary Shares outstanding. As a result of the LuxCo Merger, a holder of Ordinary Shares will receive the same number of shares of atai LuxCo that it held in atai prior to the LuxCo Merger (except to the extent such shareholder validly exercises its withdrawal rights under Dutch law), and, as a result of the Delaware Conversion, such shareholder will subsequently become the holder of the same number of shares of atai Delaware Common Stock.
Voting Rights.
Holders of shares of atai Delaware Common Stock will be entitled to one vote per share of atai Delaware Common Stock. Cumulative voting is not permitted.
Dividend Rights.
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of atai Delaware Common Stock shall be entitled to the payment of dividends on the atai Delaware Common Stock when, as and if declared by the board of directors in accordance with applicable law.
Liquidation Rights.
In the event of a liquidation, dissolution or winding-up of atai Delaware, all holders of atai Delaware Common Stock will be entitled to share ratably in any assets available for distributions to holders of atai Delaware Common Stock subject to the preferential rights of any outstanding preferred stock.
Other Matters.
The atai Delaware Common Stock will have no preemptive or conversion rights and will not be subject to further calls or assessment by atai Delaware. There are no redemption or sinking fund provisions applicable to atai Delaware. All outstanding shares of atai Delaware Common Stock, including the shares of atai Delaware Common Stock offered in this offering, will be fully paid and non-assessable.
Preferred Stock
The Proposed Charter authorizes atai Delaware’s board of directors, subject to limitations prescribed by Delaware law and the Proposed Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences, and rights of each series. The atai Delaware board of directors are also authorized to designate any qualifications, limitations, or restrictions on each series of preferred stock without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of atai Delaware may adversely affect the voting and other rights of the holders of atai Delaware Common Stock, which could have a negative impact on the market price of the atai Delaware Common Stock.
Anti-Takeover Effects of Provisions of the Proposed Charter, Proposed Bylaws and Delaware Law
The provisions of Proposed Charter and the Proposed Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of atai Delaware Common Stock.
The Proposed Charter and the Proposed Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring, or preventing a future takeover or change in control of Atai Beckley Inc. or Atai Life Sciences Inc., as applicable, unless such takeover or change in control is approved by its board of directors.
Classified Board of Directors
The Proposed Charter divides directorships into three classes with three-year terms, with the years for each class expiring in different years. As a result, approximately one-third of the atai Delaware board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the atai Delaware board. The Proposed Charter provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board of directors.
Removal of Directors and Vacancies
The Proposed Charter provides that, subject to any special rights of the holders of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of atai Delaware entitled to vote at an election of directors. The Proposed Charter provides that any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director so appointed will hold office until the expiration of the applicable term or until his or her earlier death, resignation, retirement, disqualification or removal.
No Stockholder Action by Written Consent
The Proposed Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders, and shall not be taken by written consent in lieu of a meeting; however, holders of any series of preferred stock may take action by written consent to the extent expressly so provided by the applicable Certificate of Designation relating to such series of preferred stock.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Proposed Charter provides that, subject to the rights of holders of preferred stock, special meetings of stockholders may only be called by or at the direction of the board of directors, the chairperson of the board or the chief executive officer. The Proposed Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of atai Delaware.
The Proposed Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of atai Delaware’s stockholders, and for stockholder nominations of persons for election to atai Delaware’s board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of atai Delaware’s board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who will have given atai Delaware’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed Bylaws will not give the atai Delaware board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of atai Delaware.
Authorized but Unissued Shares
Under the Proposed Charter, the board of directors is authorized to determine and fix the number of shares of any series of preferred stock and has the discretion to determine the voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences. In addition, the board of directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series.
Atai Delaware’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, unless otherwise required by law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of atai Delaware Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of atai Delaware Common Stock by means of a proxy contest, tender offer, merger, or otherwise.
Delaware Law
Atai Delaware will be subject to Section 203 of the DGCL, which prohibits a Delaware corporation, including those whose securities are listed for trading on Nasdaq, from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:
•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. The Proposed Charter will not include an opt out of these provisions. As a result, mergers or other takeover or change in control attempts of atai Delaware may be discouraged or prevented.
Forum Selection
The Proposed Bylaws provide that, unless atai Delaware consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of atai Delaware, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of atai Delaware to atai Delaware or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws or (iv) any action, suit or proceeding asserting a claim against atai Delaware governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the U.S. Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
The Proposed Charter also provides that any person or entity purchasing or otherwise acquiring any interest in atai Delaware securities will be deemed to have notice of and to have consented to this forum selection provision. However, it is possible that a court could find atai Delaware’s forum selection provision to be inapplicable or unenforceable.
Corporate Opportunities
Under Delaware law, unless the certificate of incorporation has renounced the corporation’s interest or expectancy in such opportunities, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for his or her own if: (i) atai Delaware is financially able to exploit the opportunity; (ii) the opportunity is within atai Delaware’s line of business; (iii) atai Delaware has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to atai Delaware. The Proposed Charter provides that, to the fullest extent permitted by law, atai Delaware renounces any interest or expectancy in a transaction or matter presented to Apeiron and Apeiron associated individuals and entities that may be a corporate opportunity for atai Delaware. In the event that Apeiron and these individuals and entities acquire knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, they will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.
Limitation of Liability and Indemnification Matters
The DGCL permits corporations to specify in the certificate of incorporation that a director or executive officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or executive officer, as applicable, except (a) for any breach of the director’s or executive officer’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) for the payment of unlawful dividends, stock repurchases or redemptions (applies only to directors); (d) for any transaction in which the director or officer received an improper personal benefit; or (e) with respect to any derivative claims (applies only to executive officers). The Proposed Charter includes this provision.
Any amendment, repeal or modification of these provisions, or the adoption of any provisions that are inconsistent with these provisions, will be prospective only and would not affect any limitation of the liability of a director or officer for acts or omissions that occurred prior to any such amendment, repeal, modification or adoption.
The Proposed Charter provides that atai Delaware has the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of atai Delaware as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Proposed Bylaws specify that atai Delaware will provide indemnification and certain expense reimbursements to any director or officer of atai Delaware who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of atai Delaware or, while serving as a director or officer of atai Delaware, is or was serving at the request of atai Delaware as a director, officer, employee or agent of another entity, subject to certain exceptions provided therein. In addition, atai Delaware may provide indemnification and certain expense reimbursements to any employee or agent of atai Delaware who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of atai Delaware or is or was serving at the request of atai Delaware as a director, officer, employee or agent of another entity, subject to certain exceptions provided therein.
Transfer Agent and Registrar
The transfer agent and registrar for atai Delaware Common Stock will be Computershare Trust Company, N.A.
Listing
We expect the shares of atai Delaware Common Stock to continue to trade under the symbol “ATAI” on Nasdaq following the Redomiciliation.

COMPARISON OF SHAREHOLDERS RIGHTS BETWEEN NETHERLANDS LAW
AND DELAWARE LAW
The Redomiciliation will effect a change in the legal domicile of the Company and other changes, the most significant of which are described below. Following the Redomiciliation, we will be governed by the DGCL instead of Dutch corporation law, and we will be governed by the Proposed Charter and the Proposed Bylaws. The Articles of Association will no longer be applicable following completion of the Redomiciliation. Shareholders are encouraged to read the Articles of Association, as set forth in Annex A-1 to our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2025 (English translation available as Annex A-2), and the Proposed Charter and Proposed Bylaws, copies of which are included as Annex J-1 and Annex J-2, respectively, to this proxy statement/prospectus.
The following comparison between Dutch corporation law and our Articles of Association, which currently apply to us, and Delaware corporation law, the Proposed Charter and the Proposed Bylaws, which will apply to us following the Redomiciliation, summarizes the material differences in the rights of the shareholders before and after the Redomiciliation is effective, as a result of the differences between Dutch law and Delaware law, and differences between our Articles of Association and the Proposed Charter and Proposed Bylaws. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the DCC and the Dutch Corporate Governance Code, or DCGC, and Delaware corporation law, including the DGCL.
This summary is not intended to list all of the differences between Dutch corporation law and our Articles of Association, on the one hand, and Delaware corporation law, the Proposed Charter and the Proposed Bylaws, on the other hand, and is qualified in its entirety by reference to such documents and the DCGC and the DGCL.
Corporate Governance
Duties of Directors
The Netherlands
We have a one-tier board structure consisting of a board of directors comprising executive and non-executive directors.
Under Dutch law, our Board is charged with the management of the company, which includes setting the company’s policies and strategy, subject to the restrictions contained in our Articles of Association, and as further described below. Our executive directors manage our day-to-day business and operations and implement our strategy. Our non-executive directors focus on the supervision on the policy and functioning of the performance of the duties of all of our directors and our general state of affairs. Our directors may divide their tasks among themselves in or pursuant to internal rules. Each directors has a statutory duty to act in the corporate interest of our company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of our company also applies in the event of a proposed sale or break-up of our company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.
Our Board is entitled to represent our company. The power to represent our company also vests in our Chief Executive Officer, as well as in any other two executive directors acting jointly (if more than one executive director is serving on the board at that time).
Any resolution of our Board regarding a material change in our identity or character requires approval of the general meeting. The absence of the approval of the general meeting shall result in the relevant resolution being null and void but shall not affect the powers of representation of the board of directors or of the executive directors.
Delaware
The business and affairs of the company are managed by or under the direction of the board of directors, including through board committees, as applicable. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders.

Director Elections
The Netherlands
Under Dutch law, our directors are appointed and re-appointed by the general meeting. Under our Articles of Association, our directors will be appointed by the general meeting upon binding nomination by our Board. However, the general meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting overrules a binding nomination, the board of directors shall make a new nomination.
Delaware
Delaware law provides that, unless otherwise stated in the articles or bylaws, the election of directors shall be by a plurality of the vote. The Proposed Bylaws provide for plurality voting. In addition, the Shareholders Rights Agreement, provides certain director nomination rights to Apeiron.
Director Terms
The Netherlands
The DCGC provides the following best practice recommendations on the terms for tenure of our directors:
•	executive directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms they may serve; and
•
non-executive directors should be appointed for two consecutive periods of no more than four years. Thereafter, non-executive directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that the reasons for any reappointment after an eight-year term of office should be disclosed in our statutory annual report.

The general meeting shall at all times be entitled to suspend or dismiss a director. Under our Articles of Association, the general meeting may only adopt a resolution to suspend or dismiss a director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of our issued share capital, unless the resolution is passed at the proposal of our Board, in which latter case a simple majority of the votes cast is sufficient. If a director is suspended and the general meeting does not resolve to dismiss him or her within three months from the date of such suspension, the suspension shall lapse.
Delaware
The Proposed Charter divides directorships into three classes with three-year terms, with the years for each class expiring in different years. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.
Director Vacancies
The Netherlands
Our Board can temporarily fill vacancies in its midst caused by temporary absence or incapacity of directors without requiring a shareholder vote. If all of our directors are absent or incapacitated, our management shall be attributed to the person who most recently ceased to hold office as the chairperson of our Board, provided that if such former chairperson is unwilling or unable to accept that position, our management shall be attributed to the person who most recently ceased to hold office as our Chief Executive Officer. If such former Chief Executive Officer is also unwilling or unable to accept that position, our management shall be attributed to one or more persons whom the general meeting has designated for that purpose. The person(s) charged with our management in this manner may designate one or more persons to be charged with our management instead of, or together with, such person(s).
Under Dutch law, our directors are appointed and re-appointed by the general meeting. Under our Articles of Association, our directors will be appointed by the general meeting upon binding nomination by our Board. However, the general meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting overrules a binding nomination, the board of directors shall make a new nomination.

Delaware
The DGCL provides that vacancies and newly created directorships may only be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy. The Proposed Charter provides that any vacancies on the board of directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders. Any director so appointed will hold office until the expiration of the applicable term or until his or her earlier death, resignation, retirement, disqualification or removal.
Limitations of Liability
The Netherlands
Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our Articles of Association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our Board.
Delaware
The DGCL permits corporations to specify in the certificate of incorporation that a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except (a) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) for the payment of unlawful dividends, stock repurchases or redemptions (applies only to directors); (d) for any transaction in which the director or officer received an improper personal benefit; or (e) with respect to any derivative claims (applies only to officers). The Proposed Charter includes this provision.
Indemnification and Advancement of Expenses
The Netherlands
In principle, the Articles of Association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our Board. However, the Articles of Association will not provide for indemnification:
•
if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•
to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•
in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our Articles of Association, pursuant to an agreement between such indemnified person and our company which has been approved by our Board or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under our Articles of Association, our Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.
Delaware
In suits that are not brought by or in the right of the corporation, the DGCL permits corporations to indemnify current and former directors, officers, employees and agents for attorneys’ fees and other expenses, judgments and amounts paid in settlement that the person actually and reasonably incurred in connection with the action, suit or proceeding. The person seeking indemnity may recover as long as he or she acted in good faith and believed his or her actions were either in the best interests of or not opposed to the best interests of the company. In derivative suits, corporations may indemnify its directors, officers, employees or agents for expenses that the person actually and reasonably incurred. Corporations may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.
A corporation may not indemnify a party unless the party has been successful on the merits or otherwise in defense of the action, suit or proceeding or the corporation decides that indemnification is proper. Under the DGCL, a corporation, through its stockholders, disinterested directors or independent legal counsel, will determine whether the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.
The Proposed Charter provides that atai Delaware has the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Proposed Bylaws specify that atai Delaware will provide indemnification and certain expense reimbursements to any director or officer of the company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the company or, while serving as a director or officer of the company, is or was serving at the request of the company as a director, officer, employee or agent of another entity, subject to certain exceptions provided therein. In addition, the company may provide indemnification and certain expense reimbursements to any employee or agent of the company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the company or is or was serving at the request of the company as a director, officer, employee or agent of another entity, subject to certain exceptions provided therein.
Conflicts of Interest
Interested Director Transactions
The Netherlands
Under Dutch law and our Articles of Association, our directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal conflict of interest with us. Such a conflict of interest would generally arise if the director concerned is unable to serve our interests and the business connected with our company with the required level of integrity and objectivity due to the existence of the conflicting personal interest. Our Articles of Association provide that if as a result of conflicts of interests no resolution of the board of directors can be adopted, the resolution may nonetheless be adopted by the board of directors as if none of the directors had a conflict of interest. In that latter case, each director is entitled to participate in the discussion and decision-making process and to cast a vote.
The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:
•
A director should report any conflict of interest or potential conflict of interest in a transaction that is of material significance to the company and/or to such person to the chairperson of the board of directors without delay and should provide all relevant information in that regard, including the relevant information pertaining to his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairperson of the board of directors has a conflict of interest or potential conflict of interest, he or she should report this to the vice-chairperson of the board of directors without delay.

•	The board of directors should decide, outside the presence of the director concerned, whether there is a conflict of interest.
•	All transactions in which there are conflicts of interest with directors should be agreed on terms that are customary in the market.
•
Decisions to enter into transactions in which there are conflicts of interest with directors that are of material significance to the company and/or to the relevant directors should require the approval of the board of directors. Such transactions should be published in our statutory annual report, together with a description of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Delaware
The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if:
•
the material facts as to the director’s relationship or interest and as to the act or transaction are disclosed or known to all members of the board of directors or a committee thereof, and a majority of disinterested directors then serving on the board of directors or such committee consent;

•	the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or
•	the transaction is fair to the corporation and the corporation’s stockholders.
Controlling Stockholder Transactions
The Netherlands
There are no rules under mandatory Dutch law concerning the treatment or entering into of related party transactions that currently apply to us. However, we are required to disclose certain particulars of related party transactions in the financial reporting, in accordance with applicable accounting and disclosure rules. In addition, the DCGC provides for the best practice recommendations that (i) all transactions between us and a shareholder holding 10% or more of our issued share capital should be agreed on customary terms, (ii) decisions to enter into such transaction that is of material significance to us and/or to the shareholder concerned should be approved by the board of directors, and (iii) such transaction should be disclosed in our annual report, together with an affirmative statement that these recommendations of the DCGC have been complied with.
Delaware
The DGCL generally permits transactions involving a Delaware corporation and a controlling stockholder of that corporation if:
•
the material facts as to the transaction (including the controlling stockholder’s or control group’s interest therein) are disclosed or known to all members of a board committee, consisting of disinterested directors, to which oversight of the transaction was delegated, and the transaction is approved (or recommended for approval) in good faith and without gross negligence by a majority of the disinterested directors then serving on the committee;

•
the transaction is conditioned by its terms on the approval of or ratification by disinterested stockholders, and is approved or ratified by an informed, uncoerced, affirmative vote of a majority of the votes cast by the disinterested stockholders; or

•	the transaction is fair to the corporation and the corporation’s stockholders.

Corporate Opportunities
The Netherlands
The tenet of corporate opportunity is not yet well-defined or developed under Dutch corporate law. However, several general principles can be derived from case law (although these principles are not applied entirely consistently by Dutch courts):
•
An opportunity for the company to enter into a transaction or to perform a business activity which fits within the framework of our business and in respect of which it is apparent that we have, or could have, a reasonable interest, will generally qualify as a corporate opportunity.

•
Directors should pursue corporate opportunities for the benefit of the company. If a director pursues a corporate opportunity for his/her personal benefit, or for the benefit of others, without us first having ‘released’ the opportunity, this will constitute improper performance of fiduciary duties and, if the director concerned has let his/her personal interests prevail over those of us, in principle, such director can be seriously blamed for such improper performance. The concept of the us releasing a corporate opportunity implies that the board of directors should be informed and subsequently decide on whether or not to release the opportunity.

•
If a director can be seriously blamed for the improper performance of his/her fiduciary duties as a consequence of pursuing a corporate opportunity that was not released by us, that director may be held liable by us for any resulting damages incurred by it. In principle, the director concerned can be seriously blamed if he/she has let his/her personal interest prevail over our interest.

In accordance with the DCGC our directors should refrain form:
•	competing with us;
•
demanding or accepting substantial gifts from us for themselves or for their respective immediate family (i.e. such person’s spouse, registered partner, life companion, foster child or any of that person’s other relatives or in-laws up to the second degree);

•	providing unjustified advantages to third parties at our expense; and
•	taking advantage of business opportunities to which we are entitled for their personal benefit or for the benefit of their immediate family.
Delaware
Under Delaware law, unless the certificate of incorporation has renounced the corporation’s interest or expectancy in such opportunities, the corporate opportunity doctrine holds that a corporate officer or director may not generally and unilaterally take a business opportunity for his or her own if: (i) atai Delaware is financially able to exploit the opportunity; (ii) the opportunity is within the company’s line of business; (iii) the company has an interest or expectancy in the opportunity; and (iv) by taking the opportunity for his or her own, the corporate fiduciary will thereby be placed in a position inimical to his duties to the company. The Proposed Charter provides that, to the fullest extent permitted by law, atai Delaware renounces any interest or expectancy in a transaction or matter presented to Apeiron and associated individuals and entities that may be a corporate opportunity for the company. In the event that Apeiron and these individuals and entities acquire knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, they will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.
Proxy Voting by Directors
The Netherlands
An absent director may issue a proxy for a specific meeting of the board of directors but only to another director in writing or by electronic means.
Delaware
A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder Rights
Voting Quorum
The Netherlands
Decisions of the general meeting are taken by a simple majority of votes cast, except where Dutch law or our Articles of Association provide for a qualified majority. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by our Articles of Association, if we would be subject to the requirement that our general meeting can only pass resolutions if a certain part of our issued share capital is present or represented at such general meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to our Articles of Association. At the date of this proxy statement/prospectus, applicable securities and listing rules require that any general meeting we hold will require a quorum of 33 1/3 % of the outstanding ordinary shares.
Delaware
Delaware law provides that unless otherwise provided in the certificate of incorporation or bylaws, a majority of shares entitled to vote, present in person or by proxy, constitutes a quorum at a stockholder meeting. The Proposed Bylaws provide that, unless applicable law or the Proposed Charter provide otherwise, the holders of 33 1/3% in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders.
Voting Rights
The Netherlands
In accordance with Dutch law and our Articles of Association, each issued ordinary share confers the right to cast one vote at the general meeting. No vote may be cast at a general meeting on shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share for which we or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a general meeting.
For each general meeting, the board of directors may determine that a record date will be applied in order to establish which shareholders are entitled to attend and vote at the general meeting. Such record date shall be the 28th day prior to the day of the general meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting which must be published in a Dutch daily newspaper with national distribution at least 15 calendar days prior to the meeting (and such notice may therefore be published after the record date for such meeting). Under our Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the general meeting. This notice must be received by us ultimately on the seventh day prior to the general meeting, unless indicated otherwise when such meeting is convened.
Delaware
The Proposed Charter provides that each stockholder is entitled to one vote per share of stock. Cumulative voting is not permitted.
Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals
The Netherlands
Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If we have not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested our Board to convene a general meeting and our Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the general meeting.
The agenda for our general meetings shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by us at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.
In accordance with the DCGC, shareholders who have the right to put an item on the agenda for our general meeting or to request the convening of a general meeting shall not exercise such rights until after they have consulted our Board. If exercising such rights may result in a change in our strategy (for example, through the dismissal of one or more of our directors), our Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, our Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, our Board shall report on this consultation and the exploration of alternatives to our general meeting. The response period may be invoked only once for any given general meeting and shall not apply (i) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked or (ii) in situations where a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid.
Moreover, our Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting or their right to request a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more directors (or to amend any provision in our Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that our Board believes that such proposal or offer materially conflicts with the interests of our company and its business. During a cooling-off period, our general meeting cannot dismiss, suspend or appoint directors (or amend the provisions in our Articles of Association dealing with those matters) except at the proposal of our Board. During a cooling-off period, our Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, our Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:
•
our Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;

•	our Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or
•
other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

Delaware
Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who owns at least $2,000 in market value for at least three years, $15,000 in market value for at least two years, or $25,000 in market value for at least one year may propose a matter for a vote at an annual or special meeting in accordance with those rules.
The Proposed Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of atai Delaware’s stockholders, and for stockholder nominations of persons for election to atai Delaware’s board of directors to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of atai Delaware’s board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who will have given atai Delaware’s secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Proposed Bylaws will not give the atai Delaware board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Proposed Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of atai Delaware.
Special Meeting Rights
The Netherlands
The annual general meeting must be held within six months of the end of each financial year. Additional extraordinary general meetings may also be held, whenever considered appropriate by our Board and shall be held within three months after our Board has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called up share capital, in order to discuss the measures to be taken if so required. Under certain circumstances, shareholders and others with meeting rights under Dutch law may also require us to hold a general meeting (or, if certain conditions are met, convene such a general meeting themselves). Those rights are subject to the response period under the DCGC and the cooling-off period under Dutch corporate law. These matters are discussed above under “—Shareholder Proposals.”
Delaware
The Proposed Charter provides that, subject to the rights of holders of preferred stock, special meetings of stockholders may only be called by or at the direction of the board of directors, the chairperson of the board or the chief executive officer.
Action by Written Consent
The Netherlands
Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the Articles of Association allow such action by written consent, (ii) the company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, and (iii) the resolution is adopted unanimously by all shareholders that are entitled to vote. Although our Articles of Association allow for shareholders’ resolutions to be adopted in writing, the requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for us as a publicly traded company.
Delaware
Delaware law provides that, unless the certificate of incorporation provides otherwise, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation. In addition, the corporation is required to give prompt notice of the taking of the corporate action without a meeting by less than unanimous consent to those stockholders who did not so consent. The Proposed Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of stockholders, and shall not be taken by written consent in lieu of a meeting; however, holders of any series of preferred stock may take action by written consent to the extent expressly so provided by the applicable Certificate of Designation relating to such series of preferred stock.
Appraisal Rights
The Netherlands
Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. However, Dutch law does provide for squeeze-out procedures. Also, Dutch law provides for cash exit rights in certain situations for dissenting shareholders of a company organized under Dutch law entering into certain types of mergers. In those situations, a dissenting shareholder may file a claim with the Dutch company for compensation. Such compensation shall then be determined by one or more independent experts. The shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the merger.
Delaware
The DGCL provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.
Shareholder Suits
The Netherlands
In the event a third-party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third-party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third-party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime will not always bind all individual class members. Even though Dutch law does not provide for derivative suits, our directors and officers can still be subject to liability under U.S. securities laws.
Our Articles of Association provide that, unless we consent otherwise in writing, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.
Delaware
Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares
The Netherlands
Under Dutch law, when issuing shares, a public company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its Articles of Association, acquire shares in its own capital. A listed public company such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its articles of association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or its articles of association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then-current issued share capital.
An acquisition by us of shares in our capital for a consideration must be authorized by our general meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of shares that may be acquired, the manner in which shares may be acquired and the price limits within which shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of our Board. On May 15, 2025, our general meeting adopted a resolution pursuant to which our Board is authorized, for a period of 18 months following May 15, 2025, to cause the repurchase of shares (and depository receipts for shares) by us of up to 20% of our issued share capital, for a price per share not exceeding 110% of the average market price of our ordinary shares on the Nasdaq Stock Market (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by us).
No authorization of the general meeting is required if fully paid ordinary shares are acquired by us with the intention of transferring such ordinary shares to our employees under an applicable employee share purchase plan.
Delaware
Under the DGCL, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.
Protective Measures
The Netherlands
Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.
In this respect, certain provisions of our Articles of Association may make it more difficult for a third-party to acquire control of us or effect a change in the composition of our Board. These include:
•
a provision that our directors can only be appointed on the basis of a binding nomination prepared by our Board which can only be overruled by a two-thirds majority of votes cast representing more than half of our issued share capital;

•
a provision that our directors can only be dismissed by the general meeting by a two-thirds majority of votes cast representing more than half of our issued share capital, unless the dismissal is proposed by our Board in which latter case a simple majority of the votes cast would be sufficient;

•
a provision allowing, among other matters, the former chairperson of our Board or our former Chief Executive Officer to manage our affairs if all of our directors are dismissed and to appoint others to be charged with our affairs, including the preparation of a binding nomination for our directors as discussed above, until new directors are appointed by the general meeting on the basis of such binding nomination; and

•	a requirement that certain matters, including an amendment of our Articles of Association, may only be resolved upon by our general meeting if proposed by our Board.

Dutch law also allows for staggered multi-year terms of our directors, as a result of which only part of our directors may be subject to appointment or re-appointment in any given year.
Furthermore, our Board may, under certain circumstances invoke a reasonable period of up to 180 days to respond to certain shareholder proposals or a statutory cooling-off period of up to 250 days to respond to certain shareholder proposals or a hostile bid. See above under “—Shareholder Proposals.”
Delaware
Under the Proposed Charter, the board of directors is authorized to determine the rights and preferences of any undesignated shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of generally authorizing the board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of the company’s outstanding voting stock. The company has no present plans to issue any shares of preferred stock.
In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the DGCL also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation’s voting stock, within three years after the person becomes an interested stockholder, unless:
•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transactions;
•
after the completion of the Acquisition in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or

•
after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation. The Proposed Charter will not include this election.
Inspection of Books and Records
The Netherlands
The board of directors must provide the general meeting all information that it requires, unless this would be contrary to an overriding interest of our company. If the board of directors invokes such an overriding interest, it must give reasons.
Delaware
Under the DGCL, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.
Removal of Directors
The Netherlands
Under our Articles of Association, our directors can only be dismissed by the general meeting by simple majority, provided that our Board proposes the dismissal. In other cases, the general meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the general meeting can pass a resolution to dismiss a director by simple majority, representing no more than one-third of the issued share capital.
Delaware
Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.
The Proposed Charter provides that, subject to any special rights of the holders of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the company entitled to vote at an election of directors.
Issuance of Shares
The Netherlands
Under Dutch law, a company’s general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company for a period not exceeding five years; this authorization may only be extended from time to time for a maximum period of five years. On May 15, 2025, our general meeting adopted a resolution pursuant to which our Board is authorized, for a period of five years following May 15, 2025, to issue shares or grant rights to subscribe for shares up to our authorized share capital from time to time. We may not subscribe for our own shares on issue.
Delaware
The Proposed Charter provides that the company may, from time to time, issue authorized shares of common stock or preferred stock. No further vote or action by the company’s stockholders is required under the Proposed Charter. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.
Preemptive Rights
The Netherlands
Under Dutch law, in the event of an issuance of shares, each shareholder will have a pro rata pre-emption right in proportion to the aggregate nominal value of the shares held by such holder (except in case of an issue of shares to employees, against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under our Articles of Association, the pre-emption rights in respect of newly issued shares may be restricted or excluded by a resolution of the general meeting. Another corporate body may restrict or exclude the pre-emption rights in respect of newly issued shares if it has been designated as the authorized body to do so by the general meeting. Such designation can be granted for a period not exceeding five years. A resolution of the general meeting to restrict or exclude the pre-emption rights or to designate another corporate body as the authorized body to do so requires a majority of not less than two-thirds of the votes cast, if less than one-half of our issued share capital is represented at the meeting. On May 15, 2025, our general meeting adopted a resolution pursuant to which our Board is authorized, for a period of five years following May 15, 2025, to limit or exclude pre-emption rights in relation to an issuance of shares or a grant of rights to subscribe for shares that the board of directors is authorized to resolve upon. See above under “—Issuance of Shares.”
Delaware
Under the DGCL, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation. The Proposed Charter does not provide for preemptive rights.

Dividends
The Netherlands
Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or our Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by our general meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant.
Under our Articles of Association, our Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the general meeting at the proposal of our Board for distribution on our ordinary shares, subject to applicable restrictions of Dutch law. Our Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of our general meeting. Dividends and other distributions shall be made payable no later than a date determined by us. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).
Delaware
Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common shares, property or cash. The Proposed Charter provides that, subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, the holders of common stock shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the board of directors in accordance with applicable law.
Shareholder Vote on Certain Reorganizations
The Netherlands
Under Dutch law, the general meeting must approve resolutions of the board of directors relating to a significant change in the identity or the character of the company or the business of the company, which includes:
•	a transfer of the business or virtually the entire business to a third-party;
•
the entry into or termination of a long-term cooperation of the company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the company; and

•
the acquisition or divestment by the company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its balance sheet and explanatory notes or, if the company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the company.

The absence of such approval shall result in the relevant resolution being null and void but shall not affect the powers of representation of the board of directors or of the executive directors.
Delaware
Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. The Proposed Charter does not include such a provision.
Remuneration of Directors
The Netherlands
Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to our directors, provided that such compensation is consistent with our compensation policy. Such compensation policy has been adopted by our general meeting on May 15, 2025. Changes to such compensation policy will require a vote of our general meeting by simple majority of votes cast. Our Board determines the remuneration of individual directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which directors may participate is subject to approval by our general meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to our directors and the criteria for granting or amendment.
Our compensation policy authorizes our Board to determine the amount, level and structure of the compensation packages of our directors at the recommendation of our compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by our Board.
Delaware
Under the DGCL, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.
Forum for Adjudication of Disputes
The Netherlands
Our Articles of Association provide that, unless we consent otherwise in writing, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.
Delaware
The Proposed Bylaws provide that, unless the company consents in writing to the selection of an alternative forum, (a) the Chancery Court (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the company to the company or its stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws or (iv) any action, suit or proceeding asserting a claim against the company governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act.
Amendments to Organizing Documents
The Netherlands
An amendment of our Articles of Association would require a resolution of the general meeting upon proposal by our Board.
Delaware
Under Delaware law, an amendment to the certificate of incorporation generally requires (i) the approval of the board of directors, (ii) the approval of stockholders holding a majority of the outstanding stock entitled to vote upon the proposed amendment, and (iii) the approval of stockholders holding a majority of the outstanding stock of each class entitled to vote thereon as a class.

Further, Delaware law states that the holders of the outstanding shares of a class shall be entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the certificate of incorporation, if such amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely, provided that, if any proposed amendment to the certificate of incorporation would alter or change the powers, preferences, or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for purposes of the foregoing, provided further, that the number of authorized shares of any such class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote irrespective of the foregoing, if so provided in the original certificate of incorporation, in any amendment thereto which created such class or classes of stock or which was adopted prior to the issuance of any shares of such class or classes of stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such class or classes of stock.
The Proposed Charter provides that amendment of certain provisions of the Proposed Charter require the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Company entitled to vote thereon, voting together as a single class. All other provisions would be subject to the applicable default requirement under Delaware law (generally a majority of the voting power).
Delaware law provides that stockholders have the power to adopt, amend, or repeal the bylaws of a corporation. The corporation may, in its certificate of incorporation, confer the power to adopt, amend, or repeal bylaws upon the board of directors; however, it may not limit or eliminate stockholders’ power to adopt, amend, or repeal bylaws.
The Proposed Charter and the Proposed Bylaws provide that the board of directors is authorized to adopt, amend, or repeal the Proposed Bylaws, and that the stockholders also have the power to adopt, amend or repeal the Proposed Bylaws, subject to the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Company with the power to vote generally in an election of directors, voting together as a single class (in addition to any other vote required by the Proposed Charter or applicable law).

MARKET PRICE AND DIVIDEND INFORMATION
Our Ordinary Shares are listed on Nasdaq under the symbol “ATAI.” The closing price of Ordinary Shares on May 30, 2025, the last full trading day before the public announcement of the execution of the Share Purchase Agreement, was $2.31 per share. On September 19, 2025, the closing price of Ordinary Shares was $4.95 per share.
The market price of Ordinary Shares has fluctuated since the public announcement of the execution of the Share Purchase Agreement and may continue to fluctuate between the date of this proxy statement/prospectus, the date of the Extraordinary General Meeting and the Closing or the completion of the Redomiciliation. No assurance can be given concerning the market price of Ordinary Shares after completion of the Acquisition. atai shareholders are advised to obtain current market quotations for Ordinary Shares and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 213 of this proxy statement/prospectus.
We have never declared or paid any cash dividends on our Ordinary Shares, and we do not currently intend to pay any cash dividends on our Ordinary Shares in the foreseeable future.
Pursuant to the records of atai’s transfer agent, as of September 19, 2025, there were 76 holders of record of Ordinary Shares, which does not include the beneficial owners for whom Cede and Co. or others act as nominees. atai LuxCo had one holder of record of ordinary shares of atai LuxCo as of September 19, 2025.

SHAREHOLDER PROPOSALS
Rule 14a-8 Proposals — Pursuant to Rule 14a-8 under the Exchange Act, shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 annual general meeting of shareholders must submit the proposal to our Corporate Secretary at our offices at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands in writing not later than 120 days before the anniversary of the date on which we sent proxy materials for the 2025 annual general meeting of shareholders, or December 22, 2025, unless the date of the 2026 annual general meeting is changed by more than 30 days from the date of the 2025 annual general meeting, and must satisfy the requirements of the proxy rules promulgated by the SEC.
Other Proposals — Shareholders intending to include a proposal on the agenda for the 2026 annual general meeting of shareholders, irrespective of whether they intend to have the proposal included in our proxy statement, must comply with the requirements under our articles of association and Dutch law. Under Dutch law and our articles of association, only shareholders representing at least 3% of our issued share capital are authorized to make such a proposal, provided that they do so at least 60 days prior to our 2026 annual general meeting of shareholders, and any such shareholder proposal may be subject to the response period or cooling-off period that the Board is allowed to invoke under the Dutch Corporate Governance Code and Dutch corporate law, respectively.
Proposals and nominations that are not received by the dates specified above, or otherwise do not meet all relevant requirements, will be considered untimely or improper, as applicable. You may contact our Corporate Secretary at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, for a copy of the relevant provisions of our articles of association regarding the requirements for making shareholder proposals.
In addition to satisfying the foregoing requirements under our articles of association and Dutch law, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2026.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

HOUSEHOLDING OF PROXY MATERIALS
The SEC’s proxy rules permit companies and intermediaries, such as brokers, banks and other nominees, to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials to those shareholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicative information that shareholders receive and lowers printing and mailing costs for companies.
atai is householding proxy materials for shareholders of record in connection with the Extraordinary General Meeting unless otherwise notified. atai has been notified that certain intermediaries may household proxy materials as well. If you hold your Ordinary Shares through a broker, bank or other nominee that has determined to household proxy materials, only one set of proxy materials will be delivered to multiple shareholders sharing an address unless you notify your broker, bank or other nominee to the contrary.
atai will promptly deliver you a separate copy of the proxy materials for the Extraordinary General Meeting if you so request by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. You may also contact your broker, bank or other nominee to make a similar request.
Please contact atai or your broker, bank or other nominee directly if you have questions or wish to receive separate copies of atai’s proxy materials in the future. You should also contact atai or your broker, bank or other nominee if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

NO APPRAISAL RIGHTS OF ATAI SHAREHOLDERS
atai’s shareholders are not entitled under Dutch law or otherwise to appraisal or dissenters’ rights in connection with the Acquisition; however see discussion above regarding certain withdrawal rights of atai shareholders under “The Redomiciliation—Withdrawal Mechanism.”

EXPERTS
The financial statements of atai Life Sciences N.V. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
The financial statements of Beckley Psytech as of December 31, 2024 and December 31, 2023 and for each of the three years in the period ended December 31, 2024 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Beckley Psytech’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
The legality of the shares of common stock offered hereby will be passed upon for atai Delaware by Latham & Watkins LLP.

WHERE YOU CAN FIND MORE INFORMATION
atai SEC Filings
atai files annual, quarterly and current reports, proxy statements and other information with the SEC. atai’s public filings are available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You can also review atai’s SEC filings on its website at www.atai.com. Information included on atai’s website is not a part of, and is not incorporated in, this proxy statement/prospectus.
The SEC allows atai to “incorporate by reference” information into this proxy statement/prospectus, which means that atai can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents described below that atai has previously filed with the SEC, as well as the annexes to this proxy statement/prospectus. These documents contain important information about atai and its financial condition.
The following documents listed below that atai has previously filed with the SEC are incorporated by reference:
•	Quarterly Report on 10-Q, for the quarterly period ended June 30, 2025, filed with the SEC on August 14, 2025;
•	Quarterly Report on 10-Q, for the quarterly period ended March 31, 2025, filed with the SEC on May 14, 2025;
•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;
•	Proxy Statement on Schedule 14A for atai’s 2025 Annual Meeting of Shareholders, filed with the SEC on April 21, 2025; and
•
Current Reports on Form 8-K, filed with the SEC on January 10, 2025 (excluding Item 7.01 and Exhibit 99.1), January 24, 2025, February 13, 2025, April 30, 2025, May 8, 2025, May 21, 2025, June 2, 2025 and July 1, 2025 (in each of the foregoing cases, excluding any current reports, or portions thereof, exhibits thereto or information therein that are “furnished” to the SEC).

All documents that atai files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement/prospectus to the date on which the Extraordinary General Meeting is held, including any adjournments or postponements, will also be deemed to be incorporated by reference in this proxy statement/prospectus.
You may obtain any of the documents incorporated by reference from the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement/prospectus are also available from atai without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Innisfree, which is acting as the proxy solicitor for atai in connection with the Acquisition:
Innisfree M&A Incorporated
501 Madison Avenue
20th Floor, New York, NY 10022
Banks and Brokers Call: 212-750-5833
Shareholders in the U.S. or Canada Call Toll-Free: 877-750-0926
Shareholders Outside the U.S. and Canada Call: 412-232-3651
If you would like to request any incorporated documents, please do so by October 28, 2025 in order to receive them before the Extraordinary General Meeting. If you request any incorporated documents, atai undertakes to mail them to you by first-class mail, or another equally prompt means.
You should rely only on the information contained in this proxy statement/prospectus, including the annexes attached hereto or the information incorporated by reference herein, to vote your Ordinary Shares at the Extraordinary General Meeting. atai has not authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated     , 2025. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and the mailing of this proxy statement/prospectus to shareholders will not create any implication to the contrary.

BECKLEY PSYTECH LIMITED

CONTENTS OF THE CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS
To the Directors of Beckley Psytech Limited
Opinion
We have audited the accompanying consolidated financial statements of Beckley Psytech Limited and its subsidiaries (the “Group”), which comprise the consolidated statement of financial position as of December 31, 2024 and 2023, and the related consolidated statements of comprehensive loss, of changes in equity and of cash flows for each of the three years in the period ended December 31, 2024, including the related notes (collectively referred to as the “consolidated financial statements”).
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024 in accordance with IFRS accounting standards as issued by the International Accounting Standards Board.
Basis for Opinion
We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Material Uncertainty Related to Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Group is not currently generating revenue, has incurred net losses and net cash outflows from operating activities since inception and is expected to continue to do so in the short to medium term, and requires additional cash inflows to fund its ongoing operations, and has stated that these events or conditions indicate a material uncertainty exists that may cast significant doubt on the Group’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Responsibilities of Management for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS accounting standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern for at least, but not limited to, twelve months from the end of the reporting period, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.
Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements
Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:
•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, no such opinion is expressed.

•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/PricewaterhouseCoopers LLP
Reading, United Kingdom
August 13, 2025

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

For the years ended December 31, 2024, 2023 and 2022

	Notes	2024	2023	2022
		(£’000s)
Operating (expenses)/income
General and administrative		(7,984)	(9,302)	(2,613)
Research and development		(24,445)	(23,022)	(20,474)
(Loss)/gain on contingent consideration	15	(3,494)	17,778	(649)
Impairment of goodwill	8	—	—	(13,930)
Operating Loss	2	(35,923)	(14,546)	(37,666)
Interest Income	4	929	478	170
Gain on revaluation of warrants	15	4,141	—	—
Loss before income taxes		(30,853)	(14,068)	(37,496)
Income tax benefit	5	8,384	8,066	7,303
Loss for the year		(22,469)	(6,002)	(30,193)
Items that may be reclassified to profit and loss
Exchange difference on translation of foreign operations		(25)	(53)	(315)
Total comprehensive loss for the year		(22,494)	(6,055)	(30,508)

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at December 31, 2024 and 2023

	Notes	2024	2023
		(£’000s)
Assets
Non-Current assets
Property, plant and equipment	6	84	63
Intangible assets	7	48,478	48,482
Other receivables	9	1,910	1,348
Total Non-Current Assets		50,472	49,893
Current assets
Other receivables	9	10,087	2,670
Tax receivables	10	10,582	13,849
Cash and cash equivalents		5,082	5,494
Total current assets		25,751	22,013
Total assets		76,223	71,906
Liabilities and shareholders’ equity
Liabilities
Current liabilities
Trade and other payables	11	3,357	5,136
Contingent consideration	15	3,503	3,855
Total Current liabilities		6,860	8,991
Non Current liabilities
Contingent consideration	15	1,581	1,581
Warrants	15	7,083	—
Deferred tax liability	5	1,666	5,078
Total Non Current liabilities		10,330	6,659
Total liabilities		17,190	15,650
Net assets		59,033	56,256
Issued capital and reserves
Share capital	12	10	8
Share premium	12	95,656	75,569
Merger Reserve	12	31,988	22,208
Cumulative Translation Adjustment		(395)	(370)
Accumulated deficit	12	(68,226)	(41,159)
Total equity		59,033	56,256

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the years ended December 31, 2024, 2023 and 2022

	Note	Share Capital	Share premium	Merger reserve	Cumulative Translation Adjustment	Accumulated deficit	Total equity
		(£’000s)
At January 1, 2022		7	75,596	—	(2)	(11,045)	64,556
Loss for the year		—	—	—	—	(30,193)	(30,193)
Exchange difference on translation of foreign operations		—	—	—	(315)	—	(315)
Total comprehensive loss for the year		—	—	—	(315)	(30,193)	(30,508)
Issuance of Share Capital		1	—	22,208	—	489	22,698
Transaction costs		—	(27)	—	—	—	(27)
Share-based payments	13	—	—	—	—	3,701	3,701
At December 31, 2022		8	75,569	22,208	(317)	(37,048)	60,420
Loss for the year		—	—	—		(6,002)	(6,002)
Exchange difference on translation of foreign operations		—	—	—	(53)	—	(53)
Total comprehensive loss for the year		—	—	—	(53)	(6,002)	(6,055)
Share-based payments	13	—	—	—	—	1,891	1,891
At December 31, 2023		8	75,569	22,208	(370)	(41,159)	56,256
Loss for the year		—	—	—	—	(22,469)	(22,469)
Exchange difference on translation of foreign operations		—	—	—	(25)	—	(25)
Total comprehensive loss for the year		—	—	—	(25)	(22,469)	(22,494)
Issuance of Share Capital	12	2	20,334	—	—	(5,935)	14,401
Transaction costs		—	(247)	—	—	—	(247)
Movement in Merger Reserve	12	—	—	9,780	—	—	9,780
Share-based payments	13	—	—	—	—	1,337	1,337
At December 31 2024		10	95,656	31,988	(395)	(68,226)	59,033

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

CONSOLIDATED STATEMENT OF CASH FLOWS

For the years ended December 31, 2024, 2023 and 2022

	Notes	2024	2023	2022
		(£’000s)
Cash flows from operating activities
Loss before income taxes		(30,853)	(14,068)	(37,496)
Adjustments to reconcile loss before income taxes to net cash used in operating activities:
Depreciation expense	6	21	26	12
Amortisation expense	7	4	25	21
Share based payment charge		1,337	1,891	1,971
Interest income		(929)	(478)	(169)
Provision against finance receivable		—	—	243
Loss/(gain) on contingent consideration	15	3,494	(17,778)	649
Gain on revaluation of warrants	15	(4,141)	—	—
Foreign exchange gain on long term deposits		—	—	(6,072)
Disposal of Property, plant and equipment	6	—	1	—
Impairment of goodwill		—	—	13,930
Movements in working capital:
(Increase)/decrease in trade and other receivables	9	(7,873)	498	(1,786)
Decrease in trade and other payables	11	(1,626)	(4,255)	(295)
Cash generated from/(used in) operations:
Interest income received		623	459	184
Income tax received		8,286	422	—
Income tax paid		(2)	(4)	—
Net cash used in operating activities		(31,659)	(33,261)	(28,808)

Cash flows from investing activities
Purchase of property, plant and equipment	6	(42)	(8)	(17)
Purchase of intangible assets	7	—	—	(50)
Acquisition of subsidiary, net of cash acquired		—	—	(1,849)
Decrease in deposits		—	—	52,839
Net cash (used in)/generated from investing activities		(42)	(8)	50,923

Cash flows from financing activities
Proceeds from issuance of ordinary shares and warrants		31,560	—	770
Transactions costs on issue of ordinary shares		(247)	—	(27)
Net cash generated from financing activities		31,313	—	743
Net (decrease)/increase in cash and cash equivalents		(388)	(33,269)	22,858
Effect of exchange rate changes		(24)	(52)	(2,769)
Cash and cash equivalents at the beginning of year		5,494	38,815	18,726
Cash and cash equivalents at the end of the year		5,082	5,494	38,815

The accompanying notes form part of these consolidated financial statements.

BECKLEY PSYTECH LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Material accounting policies
General information
Beckley Psytech Limited comprises of Beckley Psytech Limited (the “Company”), Eleusis Ltd (“Eleusis”) and other subsidiaries together referred to as the “Group”, The Company is a private company, limited by shares and is incorporated and domiciled in United Kingdom. The Company’s registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY.
Subsidiary undertakings
The following are subsidiary undertakings of the Company:

Name	Registered office	Principle activity	Class of shares	Holding	Direct or Indirect Holding
Beckley Psytech US Inc.	251 Little Falls Drive Wilmington New Castle Delaware 19808 United States	Research and development of psychedelic compounds	Ordinary shares	100%	Direct

Eleusis Holdings Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Research and development of psychedelic compounds	Ordinary shares	100%	Direct

Eleusis Therapeutics Limited	6th Floor 25 Farringdon Street, London United Kingdom EC4A 4AB	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Health Solutions Holdings Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Holding Company	Ordinary shares	100%	Indirect

Eleusis Health Solutions Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Holding Company	Ordinary shares	100%	Indirect

Andala, Inc	99 Wall Street, STE 2205 New York, NY 10005	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Name	Registered office	Principle activity	Class of shares	Holding	Direct or Indirect Holding
Eleusis Therapeutics US, Inc	99 Wall Street, STE 2205 New York, NY 10005	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Health Solutions US, Inc	99 Wall Street, STE 2205 New York, NY 10005	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Israel Ltd	5 Tuval Street Tel Aviv Israel 6789717	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Therapeutics Ltd Türkiye İrtibat Bürosu	İnönü Caddesi No: 53/4 Beyoğlu İstanbul Turkey	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect
Eleusis, Inc	251 Little Falls Drive, Wilmington DE 19808	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eclipse Merger Sub, Inc	251 Little Falls Drive, Wilmington DE 19808	Research and development of psychedelic compounds	Ordinary shares	100%	Indirect

Eleusis Therapeutics Holdings Limited	83 Cambridge Street Pimlico London United Kingdom SW1V 4PS	Holding Company	Ordinary shares	100%	Indirect

Beckley Psytech Pty Ltd	Suite 7, Level 7, 330 Collins Street Melbourne Vic 3000	Research and development of psychedelic compounds	Ordinary shares	100%	Direct

Eleusis, Inc and Eclipse Merger Sub, Inc were dissolved during the year ended December 31, 2024, while Eleusis Therapeutics Ltd Türkiye İrtibat Bürosu was closed during the year ended December 31, 2025.
Basis of preparation
The consolidated financial statements of the Group have been prepared in accordance with IFRS accounting standards as issued by the International Accounting Standards Board (“IASB”) and were authorised for issue by the directors on August 13, 2025. Previous financial statements were prepared under UK adopted international accounting standards (“UK IFRS”). There has been no impact on the measurement of balances or disclosures as a result of the adoption of IFRS accounting standards as issued by the IASB.

The Company’s functional and presentational currency is pound sterling (“GBP”), rounded to the nearest £1,000. The Company’s consolidated financial statements have been prepared under the historical cost convention, except for certain financial liabilities classified as fair value through profit or loss.
The accounting policies adopted in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all financial years presented, unless otherwise stated.
Basis of consolidation
The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:
•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee).
•	Exposure, or rights, to variable returns from its involvement with the investee.
•	The ability to use its power over the investee to affect its returns.
The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation. A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.
Business combinations and goodwill
Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition-related costs are expensed as incurred and included in administrative expenses.
The Group utilises the optional concentration test to assess whether an acquired set of activities and assets constitutes a business. This test allows the Group to determine if the fair value of the acquired gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets, thereby simplifying the evaluation of whether the acquisition meets the definition of a business. If the optional concentration test is not met, the Group determines that it has acquired a business when the acquired set of activities and assets include an input and a substantive process that together significantly contribute to the ability to create outputs. The acquired process is considered substantive if it is critical to the ability to continue producing outputs, and the inputs acquired include an organised workforce with the necessary skills, knowledge, or experience to perform that process or it significantly contributes to the ability to continue producing outputs and is considered unique or scarce or cannot be replaced without significant cost, effort, or delay in the ability to continue producing outputs. When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.
Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as an asset or liability that is a financial instrument and within the scope of IFRS 9 Financial Instruments, is measured at fair value with the changes in fair value recognised in the statement of profit or loss in accordance with IFRS 9. Goodwill is initially measured at cost (being the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interests and any previous equity interest held over the fair value of the net identifiable assets acquired and liabilities assumed).
After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units. Where goodwill has been allocated to a cash-generating unit (“CGU”) and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the CGU retained.
Critical Accounting Judgements and Estimates
The preparation of these consolidated financial statements in accordance with IFRS requires management to make judgements and estimates that affect the reported amounts of assets and liabilities and the reported amounts of expenses during the reporting period. These estimates and assumptions are based on current facts, historical experience and various other factors believed to be reasonable under the circumstances. Actual results may differ materially and adversely from these estimates. To the extent there are material differences between the estimates and actual results, the Company’s future results of operations will be affected.
The most significant estimates in the Company’s consolidated financial statements relate to:
•	The estimated timeline and probability of achieving each milestone for the Eleusis compound development as this drives the valuation of the contingent consideration and warrant valuation (see note 8).
•	The share price estimate as this drives the value of the contingent consideration and the fair value of share options issued (see notes 8 and 13).
•	The estimated equity value of the Company as this drives the fair value of the warrant instrument (see note 15).
•
The probability of technical success, discount rate, and future costs and revenue associated with the Eleusis clinical trials as this drives the potential impairment of the In-Process Research & Development (“IPR&D”) and Goodwill (see note 7 and 8).

•	The estimated term of warrants issued, as this drives the fair value of the warrants and the classification of non-current liability (see note 15).
There are no significant judgements in the Company’s consolidated financial statements.
Recently implemented accounting standards
The Company has prepared its consolidated financial statements for the years ended December 31, 2024, 2023 and 2022, in conformity with IFRS standards that have to be applied for fiscal years beginning on January 1, 2024.
Recent accounting standards not yet adopted
The Company has identified a change to IFRS listed below that has been announced but is not yet effective that may have a material impact on the Company’s consolidated financial statements. The impact of this updated IFRS standard has not yet been quantified. Other changes to IFRS are not relevant or do not have a material impact on the Company.
•	Amendments to IFRS 18, Presentation and Disclosure in Financial Statements, effective January 1, 2027.
Going concern basis
Management has prepared a cash flow forecast for the Group and has considered the ability for the Group to continue as a going concern for the foreseeable future, being at least 12 months after approving these financial statements. The Group is currently in the research and development phase and has invested heavily in research and development to date. The Group is not currently generating revenue and has incurred net losses and net cash outflows from operating activities since inception and is expected to continue to do so in the short to medium term.

As of December 31, 2024, the Group had £5.1 million of cash and cash equivalents on hand. Based on the cash and cash equivalents on hand as at the date this report is available for issue, the directors forecast that without additional financing, current existing resources will not be sufficient to fund its ongoing operations for at least 12 months after approving these financial statements.
On June 2, 2025, atai Life Sciences N.V. (“atai”) entered into a Share Purchase Agreement (as may be amended from time to time, the “Share Purchase Agreement”), providing that atai will acquire from the shareholders of Beckley Psytech (the “Sellers”) the entire issued share capital of Beckley Psytech not already owned by atai (the “Acquisition”). atai is a NASDAQ listed company which already owns 33.6% of the Company. The Acquisition is conditional solely on the approval of atai shareholders at a General Meeting to be held in the second half of 2025. The board of atai has previously approved the Acquisition, and the directors consider it likely that the Acquisition will close within the going concern period and have visibility to the plans, strategy and funding of the Group under atai's prospective ownership.
On August 13, 2025, atai and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million (£7.4 million) to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note is available for advance within three business days of execution of the agreement, bears interest at a rate equal to the lesser of 12% per annum and the highest rate permitted by applicable law, and is payable immediately upon the earlier of the payment of the break fee, three hundred sixty four days from the date of the first Advance or the occurrence of an Event of Default being default of payment of the principal or interest, failure to observe any covenant or condition or bankruptcy or insolvency proceedings. Management’s cash flow forecast for the Group taking account of the Promissory Note from atai together with R&D tax credits expected to be received under the normal operations of the business, extend the Group's cash runway for at least 12 months beyond the date these consolidated financial statements are available to be issued, which is the date of approval however this would also require a significant reduction in cash spend which would be in the control of the Group and could be enacted as required.
Accordingly, the directors have prepared the consolidated financial statements on a going concern basis both due to the fact that it is the expectation of the directors that the Acquisition will conclude and additional cash inflows required will be provided by atai in addition to the Promissory Note, and that R&D tax credits are expected to be received under the normal operations of the business, within the going concern period.
However, there is no guarantee that the Acquisition will conclude and that atai will provide adequate cash inflows to the Group following the closing of the transaction, nor that other additional funding or the R&D tax credits will be received in time to enact the business plan. If the Acquisition does not close or the Group is unable to obtain additional funding by some other means, or there is a delay in the receipt of R&D tax credits, this could impact the Group’s financial condition and ability to pursue its business strategies, including being required to delay, reduce or eliminate some or all of its research and development programs, or result in the Group being unable to meet their obligations as they fall due or continue operations. These events and conditions indicate a material uncertainty that may cast significant doubt about the Group’s ability to continue as a going concern. These financial statements do not include the adjustments that would result if the Group were unable to continue as a going concern.
Research and development costs
The Company has entered into research and development-related contracts with research institutions and other companies. Research and development costs are expensed as incurred and a prepayment or accrual is recognised where the amount paid differs to the expense incurred.
Foreign currency translation
Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions. At each year end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.
Segment Information
The Group operates in one operating segment which develops pharmaceutical products. The Group’s chief operating decision maker, its Chief Executive Officer, manages the Group’s operations on an integrated basis for the purposes of allocating resources. The Group is registered in five geographic regions: the United Kingdom, Australia, The United States, Israel and Turkey. Substantially all of the Group’s assets are held in the United Kingdom.

Share-based payments
Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The Company expenses stock-based compensation to employees, non-employees and board members over the requisite service period based on the estimated grant date fair value of the awards and forfeitures rates. The Company accounts for forfeitures as they occur. Stock-based awards with graded-vesting schedules are recognised over the requisite service period for each separately vesting portion of the award. The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement.
Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods, or the counterparty renders the service.
Taxation
Deferred tax balances are recognised in respect of all timing differences that have originated but not reversed by the Balance Sheet date, except that:
•
The recognition of deferred tax assets is limited to the extent that it is probable that they will be recovered against the reversal of deferred tax liabilities or other future taxable profits (see note 5).

Deferred tax is determined using tax rates and laws that have been enacted or substantively enacted by the balance sheet date.
Deferred tax assets will only be recognised if it can be regarded more likely than not that there will be suitable taxable profits from which the future reversal of underlying timing differences can be deducted.
Deferred tax balances are not recognised in respect of permanent differences. In respect of business combinations, deferred tax is recognised on the differences between the fair values of assets acquired and the future tax deductions available for them and the differences between the fair values of liabilities acquired and the amount that will be assessed for tax.
In determining the amount of current and deferred tax, the Company considers the impact of uncertain tax positions. The Company adopted IFRIC 23 “Uncertainty over income tax treatments” to determine if it is probable that the tax authorities will accept an uncertain tax treatment. If not probable, the Company will determine the impact of the uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty. Accrued interest and penalties on uncertain tax positions are charged to interest expense or penalty expense in determining income/loss before taxation.
Research and Development tax credits
The Company may be entitled to claim special tax allowances in relation to qualifying research and development expenditure (e.g. R&D tax credits). The Company accounts for such allowances as tax credits, which means that they are recognised when it is probable that benefit will flow to the Company and that benefit can be reliably measured.
As a company that carries out extensive research and development activities, the Company benefits from the UK research and development tax credit regime under the scheme for small or medium-sized enterprises (“SME”). Under the SME regime, the Company is able to surrender some of its trading losses that arise from qualifying research and development activities for a cash rebate between 24% to 33% of such qualifying gross research and development expenditure. A large portion of costs relating to research and development, clinical trials and manufacturing activities are eligible for inclusion within these tax credit cash rebate claims.
The UK research and development tax credit is fully refundable to the Company and is not dependent on current or future taxable income. The Company has recorded the entire benefit from the UK research and development tax credit as a benefit which is included in the income taxes line and accordingly, reflected as part of the income tax provision.
For accounting periods starting on or after April 1, 2024 the SME regime will be replaced by the enhanced R&D intensive support scheme (“ERIS”) and the merged scheme R&D expenditure credit (“RDEC”). The Company expects to continue to be eligible for the ERIS, which has the same beneficial cash rebate as the SME regime.

Property, plant and equipment
Property, plant and equipment is stated at cost less accumulated depreciation and impairment costs, if any. Consistent with IAS 16, cost comprises the aggregate amount paid, and the fair value of any other consideration given to acquire the asset and includes costs directly attributable to making the asset capable of operating as intended. An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the statement of comprehensive loss when the asset is derecognised.
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which are as follows:

Computer and computer-related equipment	3 years
Office equipment	5 years
Leasehold improvements	15 years

Intangible assets
Intangible assets consist of patents acquired and IPR&D. Patents are stated at cost less accumulated depreciation and impairment costs, if any and are amortised using the straight-line method over the estimated useful life of 2 years.
IPR&D, acquired through business combinations, is capitalized at the recognition date fair value to intangible assets and is determined to have indefinite lives and, therefore, are not amortized. Instead, they are tested for impairment annually, in our fourth quarter, and between annual tests if we become aware of an event or a change in circumstances that would indicate the carrying value may be impaired.
Once the project is completed, the carrying value of the IPR&D is amortized over the estimated useful life of the asset. Post recognition research and development expenses related to the IPR&D projects are expensed as incurred. The projected discounted cash flow models used to estimate the fair values of our IPR&D assets reflect significant assumptions regarding the estimates a market participant would make in order to evaluate the development asset, including: (i) probability of successfully completing and obtaining regulatory approval; (ii) market size, market growth projections, and market share; (iii) estimates regarding the timing of and the expected costs to commercialization; (iv) estimates of future cash flows from potential product sales; and (v) a discount rate. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. The use of different inputs and assumptions could increase or decrease our estimated discounted future cash flows, the resulting estimated fair values and the amounts of related impairments, if any. Based on the Group’s assessment performed, there was an impairment to goodwill on the acquisition of Eleusis for the year ended December 31, 2022, however no further impairment to the IPR&D asset acquired was identified for the years ended December 31, 2024, 2023 and 2022.
Impairment of assets
Individual assets or the asset’s cash generating unit are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
An asset or the asset’s cash generating unit is impaired when its carrying amount exceeds its recoverable amount. The recoverable amount is measured as the higher of fair value less cost of disposal and value in use. The value in use is calculated as being net projected cash flows based on financial forecasts discounted back to present value.
Impairment losses recognized for cash generating units to which goodwill has been allocated are credited initially to the carrying amount of goodwill. Any remaining impairment loss is charged pro-rata to the other assets in the cash generating unit. An impairment loss on assets other than goodwill is reversed if the assets or cash generating unit’s recoverable amount exceeds its carrying amount.
Defined Contribution Schemes
The Company operates a defined contribution plan for its employees. A defined contribution plan is a pension plan under which the Company pays fixed contributions into a separate entity. Once the contributions have been paid the Company has no further payment obligations.

The contributions are recognised as an expense in the Statement of Comprehensive Loss when they fall due. Amounts not paid are shown in accruals as a liability in the Statement of Financial Position. The assets of the plans are held separately from the Company in independently administered funds.
Share capital and share premium
Share premium
Amounts of contribution in excess of par value are accounted for as share premium. Share premium also arises from additional capital contributions from shareholders. Incremental costs directly attributable to equity transactions such as the issue of new capital shares are shown in equity as a deduction, net of tax, from the proceeds within share premium. Transaction costs that relate to equity and non-equity transactions are allocated to those transactions using a basis of allocation that is rational and consistent with similar transactions.
Comprehensive Loss
Comprehensive loss includes loss as well as other changes in shareholders’ deficit that results from transactions and economic events other than those with shareholders.
Merger Reserve
This reserve is used where the Company has acquired an over 90% equity holding across all share classes in another business by the Company issuing shares, as is the case for the Eleusis acquisition.
The value in the merger reserve at December 31, 2024 is the fair value of the shares issued in relation to the acquisition of Eleusis, including shares issued on achievement of milestones, less the nominal value of the shares. The increase in the fair value of the shares between the date of acquisition and the date of issuance are recognised in retained earnings.
Financial Instruments
Financial assets
Financial assets are classified as financial instruments measured at amortised cost. Financial assets measured at amortised cost are recognised when the Company becomes party to the contractual provisions of the instrument and are derecognised when the contractual rights to the cash flows from the financial asset expire when the financial asset and all substantial risks and reward are transferred. While Cash and cash equivalents are also subject to the impairment requirements of IFRS 9, the identified impairment loss was immaterial.
Financial assets are also derecognised when the Company has no reasonable expectation of recovering the financial asset. Indicators of where there is no reasonable expectation of recovery includes indicators of a customer’s inability to pay or losses arising in relation to contract disputes.
Subsequent to initial recognition, financial assets are measured at amortised cost using the effective interest rate method.
Financial liabilities
Financial liabilities comprise trade and other payables. Financial liabilities are obligations to pay cash or other financial assets and are recognised in the statement of financial position when, and only when, the Company becomes a party to the contractual provisions of the instrument.
Financial liabilities are initially recognised at fair value adjusted for any directly attributable transaction costs. After initial recognition, financial liabilities are measured at amortised cost using the effective interest method, with interest-related charges recognised as an expense in finance costs.
A financial liability is derecognised only when the contractual obligation is extinguished, that is, when the obligation is discharged, cancelled or expires.
Financial liabilities at fair value through profit or loss
Financial liabilities at fair value through profit or loss consist of contingent consideration for the purchase of Eleusis Holdings Limited and warrants issued (see note 15.). They are initially recognised at fair value and subsequently measured at fair value through profit or loss.

Warrants
Warrants are recognised as financial instruments upon issuance and are initially measured at fair value. Depending on the terms of the warrants, they may be classified as either equity or liability instruments. If classified as liabilities, they are remeasured at fair value at each reporting date, with any changes in fair value recognised in profit or loss.
Cash equivalents and term deposits
The Company considers all highly liquid investments that have maturities of approximately three months or less when acquired to be cash equivalents.
The Company considers all non-highly liquid investments that have maturities of approximately more than three months when acquired to be term deposits.
Escrow account
Money held in Escrow is presented in other receivables. The Company is able to drawdown up to $5m without authorisation from atai, and further drawdowns of $5m are allowable with authorisation. Any remaining balance and interest was due, and paid, to the Company on April 1, 2025 with no restrictions on the payment (see note 9).
Employee benefits
A liability is recognised to the extent of any unpaid salaries which is accrued at the balance sheet date and carried forward to future years.
2. Operating Expenses
The Group’s operating loss is stated after incurring/earning the following costs/(income):

	Note	2024	2023	2022
		(£’000s)
General and administrative
Employee expenses	3	3,425	3,227	2,308
Office and professional expenses		3,352	3,762	4,439
Share-based payments to consultants	13	157	348	586
Depreciation expense	6	21	26	12
Amortisation expense	7	4	25	21
Other general expenses		1,002	916	1,759
Foreign exchange		23	998	(6,512)
Total general and administrative		7,984	9,302	2,613
R&D expenses
Clinical trials		20,140	18,316	15,385
Employee expenses	3	3,645	4,235	4,195
Other R&D		660	471	894
Total R&D		24,445	23,022	20,474

3. Employee expenses
Employee costs consist of:

	2024	2023	2022
	(£’000s)
Wages and salaries	5,001	4,916	4,436
Social security costs	621	621	542
Share-based payments	1,179	1,543	1,385
Other pension costs	160	183	124
Other employee expenses	109	200	16

2024	2023	2022
(£’000s)
7,070	7,463	6,503

4. Interest income

	2024	2023	2022
	(£’000s)
Interest income on deposits	486	465	170
Interest income on escrow account	324	—	—
Other interest	119	13	—
Total	929	478	170

5. Income tax benefit
Analysis of the tax credit
The tax credit on the loss before income taxes for the year was as follows:

	2024	2023	2022
	(£’000s)
Corporation tax
Current tax credit on losses for the year	4,972	5,005	5,488
Adjustment in respect of the prior years	—	85	—
Recognition of deferred tax asset	3,412	2,976	1,815
Total current income tax benefit	8,384	8,066	7,303

Deferred tax assets in respect of the losses incurred by the Company have been recognised in the periods presented to the extent it is certain that future taxable profits can be offset against historical losses incurred in the same jurisdiction as the deferred tax liability in relation to the Eleusis acquisition. The unrecognised deferred tax asset as at the year-end was £1.2 million (as at December 31, 2023 - £1.1 million, December 31, 2022 - £0.8m). These would be expected to be utilised when ELE-101 reaches commercialisation.
Factors affecting the tax credit for the year
The tax credit assessed for the year is lower (year ended December 31, 2023 – higher, year ended December 31, 2022 - higher) than the standard rate of corporation tax in the UK of 19% at £5.9 million (year ended December 31, 2023 – £2.7 million, year ended December 31, 2022 - £6.9 million). The difference is explained below:

	2024	2023	2022
	(£’000s)
Loss before income taxes	(30,853)	(14,068)	(37,496)
Statutory income tax rate	19%	19%	19%
Income tax recovery based on statutory income tax rate	(5,862)	(2,673)	(7,124)
Effects of:
Expenses not deductible	3,110	94	6,780
Tax relief for qualifying research and development expenditure	4,972	5,005	5,488
Adjustment in respect of the prior years	—	85	—
Deferred tax asset recognised	3,412	2,976	1,815
Losses not recognised	2,752	2,579	344
Total income tax benefit	8,384	8,066	7,303

Breakdown of deferred tax liability

(£’000s)
Deferred tax liability on IPR&D	(12,120)
Deferred tax assets on Eleusis losses	2,253
Deferred tax assets on Company losses	1,815
Net deferred tax liability at December 31, 2022	(8,052)
Deferred tax asset on Company losses recognised in year	2,974
Net deferred tax liability at December 31, 2023	(5,078)
Deferred tax asset on Company losses recognised in year	3,412
Balance at December 31, 2024	(1,666)

Factors that may affect future tax (credits)/charges
The March 2021 Budget announced that the UK Corporation tax rate will increase from 19% to 25% from April 1, 2023 for companies with taxable profits in excess of £250,000. A small profits rate (“SPR”) will also be introduced for companies with profits of £50,000 or less so that they continue to pay Corporation tax at 19%. For those companies that have taxable profits between £50,000 and £250,000, a margin rate relief scheme will be introduced to bridge the gap between the 19% and 25% rate providing a gradual increase in rate throughout this band. Deferred taxes have been recognised at a rate of 25% as this is the rate of tax the company would expect to attract when the Company becomes profitable, at which point deferred taxes will be recognised.
For accounting periods starting on or after 1 April 2024 the SME regime will be replaced by the ERIS and the merged scheme RDEC. The Company expects to continue to be eligible for the ERIS, which has the same beneficial cash rebate as the SME regime. There are no changes expected to the rate at which the Company recovers R&D tax credits as a result of the above change. The R&D tax credit available is 26.97% of eligible costs.
Pillar Two establishes a global minimum tax regime which will apply to both public and privately held multinational groups with consolidated revenue over €750m. This is not applicable to the Company.
6. Property, plant and equipment
Property, plant and equipment consists of the following:

	Computer and computer-related Equipment	Office Equipment	Leasehold Improvements	Total
	(£’000)
Cost
Balance at January 1, 2023	28	98	42	168
Additions	2	1	5	8
Disposals	—	(1)	—	(1)
Foreign currency translation	—	(4)	(2)	(6)
Balance at December 31, 2023	30	94	45	169
Additions	7	20	16	43
Foreign currency translation	—	1	—	1
Balance at December 31, 2024	37	115	61	213
Accumulated depreciation
Balance at January 1, 2023	(9)	(61)	(14)	(84)
Depreciation charge	(10)	(14)	(2)	(26)
Foreign currency translation	—	3	1	4
Balance at December 31, 2023	(19)	(72)	(15)	(106)
Depreciation charge	(9)	(8)	(4)	(21)
Foreign currency translation	—	(1)	(1)	(2)
Balance at December 31, 2024	(28)	(81)	(20)	(129)
Net Book Value
Balance at December 31, 2024	9	34	41	84
Balance at December 31, 2023	11	22	30	63

7. Intangible Assets
Intangible Assets consists of the following:

	In-process Research & Development	Patent Licenses	Total
	(£’000s)
Cost
Balance at January 1, 2023	48,478	50	48,528
Balance at December 31, 2023	48,478	50	48,528
Balance at December 31, 2024	48,478	50	48,528
Accumulated amortisation
Balance at January 1, 2023	—	(21)	(21)
Amortisation charge for the year	—	(25)	(25)
Balance at December 31, 2023	—	(46)	(46)
Amortisation charge for the year	—	(4)	(4)
Balance at December 31, 2024	—	(50)	(50)
Net book Value
Balance at December 31, 2024	48,478	—	48,478
Balance at December 31, 2023	48,478	4	48,482

IPR&D has been tested for impairment at each reporting date, with no impairment identified (see note 8).
8. Business Combinations
On October 20, 2022 the Company purchased 100% of the shares in Eleusis Holdings Limited, and its subsidiaries, a business engaged in similar clinical-stage activity to the Company. Eleusis has one asset in phase 2 clinical trials - ELE-101.
The consideration was entirely through issuance of the share capital of the Company and consisted of a number of shares issued on October 20, 2022 and further share consideration, for which the timing and amounts of shares to be issued are contingent on various development milestones being achieved.
To fair value the contingent consideration at the date of the acquisition, estimates were made over the timing and likelihood of achievement of each of the milestones in order to estimate the fair value of the consideration provided. In addition, any options held by investors or employees of Eleusis as of October 20, 2022 were replaced by options in the Company and accounted for as part of the purchase price and included in Fair Value of Common Options below. The value of the replaced award at the acquisition date that relates to pre-combination services is a payment to the employees in their capacity as owners of the business. The excess of the value of the acquirer’s total replacement award over the amount attributed to pre-combination services is not part of consideration and is expensed as remuneration cost over the remaining vesting period.
The business combination was accounted for under the acquisition method in accordance with IFRS 3. The identifiable assets acquired, and liabilities assumed were provisionally recognised at their estimated fair values as of the acquisition date.
Assets acquired and liabilities assumed
The fair values of the identifiable assets and liabilities of Eleusis as of the date of acquisition were:

Balance Sheet Items	October 20, 2022
(£’000s)
Cash and Cash Equivalents	80
Accounts Payable	(5,088)
Accruals	(1,655)
Due from affiliates	715
Prepayments	2,150

Balance Sheet Items	October 20, 2022
(£’000s)
Net Fixed Assets	72
Long Term Receivables	107
Bridge loan	(1,929)
Deferred tax asset	2,253
Deferred tax liability	(12,120)
Total Tangible Assets	(15,415)
In-process Research & Development	48,478
Goodwill	13,930
Total Intangible Assets	62,408
Purchase Price Paid	46,993

The breakdown of consideration at acquisition date was as follows:

Upfront Consideration shares – issued on, October 20, 2022	7,231,170
Contingent consideration
Milestone 1 Consideration Shares	3,408,070
Milestone 2 Consideration Shares	2,017,535
Milestone 3 Consideration Shares	2,235,566
Additional Phase 1 Consideration Shares	507,000
Additional Phase 2 Consideration Shares	371,920
Total Estimated Contingent consideration at acquisition date	15,771,261
Consideration share price	£2.87
Total Purchase Price	£45,263,519
Fair Value of Common Options	£1,729,684
Total Purchase Price	£46,993,203

Milestone 1: Up to 5,404,980 shares dependent on the dosing of the first patient in the next phase 2 clinical trial or the achievement of certain safety results in a phase 1 clinical trial.
Milestone 2: Up to 5,831,300 shares dependent on the dosing of the first patient in the next phase 2b or phase 3 clinical trial or the achievement of certain safety and efficacy results in a phase 2 clinical trial.
Milestone 3: Up to 6,337,050 shares dependent on the conclusion of the end-of-phase 2 meeting with the FDA or obtaining written responses only in response to an end-of-phase 2 meeting request in lieu of holding an end-of-phase 2 meeting, in each case where the FDA’s feedback does not foreclose advancing to a phase 3 clinical trial.
Additional phase 1 Consideration shares: Up to 677,550 shares dependent on dosing the first patient in a phase 1 FPI trial prior to December 31, 2022. The maximum number of shares issued would be for the first patient dosed in October 2022, with descending amounts issued dependent on the date.
Additional Phase 2 Consideration Shares: Up to 980,000 shares dependent on the phase 2 end date prior to May 31, 2023. The maximum number of shares issued would be for the phase 2 end date being prior to December 31, 2022, with descending amounts issued dependent on the date.
Goodwill
Goodwill of £13.9 million was recognised in the acquisition. None of the goodwill recognised is expected to be deductible for income tax purposes.
Other information
From the date of acquisition until the end December 31, 2022, Eleusis Holdings Limited generated no revenue and incurred a loss before tax of £0.4 million.
Transaction costs were expensed and are included in other general and administrative expenses.

Impairment and Sensitivities
For impairment testing, goodwill and indefinite life intangible assets acquired through business combinations are allocated to CGUs. The Eleusis business was assessed to be a single CGU (the “Eleusis CGU”).
The Group performed its annual impairment test as at each of the years ended December 31, 2022, 2023, and 2024.
The recoverable amount of goodwill and indefinite life intangible assets associated with the Eleusis CGU is determined as the higher of its fair value less cost of disposal and its value in use. It was assessed that for the Eleusis CGU, the value in use was higher than the fair value less cost of disposal. The assumptions with the most relevant impact used in the calculation of the value in use are:
•
Cash flow projections, with information related to sales growth, costs, expenses, fixed investments and working capital investments are based on annual projections prepared for each CGU and approved by Management.

•
Discount rate: The discount rate represents the risk assessment in the current market. The calculation of the discount rate is based on specific circumstances of the Eleusis CGU tested and is derived from the weighted average capital costs of the Eleusis CGU tested.

As a result of these evaluations, the Company verified that the estimated value in use of the Eleusis CGU was less than its carrying value, indicating that the assets are impaired at this date. As a result, during the year ended December 31, 2022, the company recorded a material impairment totaling £13.9 million against the goodwill recorded on acquisition.
The company conducted the impairment test of the Eleusis CGU on December 31, 2022 and considered, among other factors, the value of the IPR&D asset acquired as a proxy to fair value less costs of disposal. The cash flows projected for the Eleusis CGU under the value in use method were discounted using a post-tax discount rate based on the weighted average cost of capital (“WACC”), of 14.3% as of December 31, 2022 (the nominal rate). The carrying value for the Eleusis CGU was valued at £61.0 million compared to the recoverable amount using the value in use method of £48.5 million as of December 31, 2022, indicating an impairment. As a result of this analysis, the Company recorded the impairment loss of £13.9 million against goodwill. The impairment loss has been included within the impairment of the goodwill financial statement line in the consolidated statement of comprehensive loss.
As of December 31, 2024 and 2023, the Group performed a similar impairment assessment for the Eleusis CGU and noted no impairment as the recoverable amount based on value in use was higher than the carrying amount, primarily due to revised estimates of the future expected cash flows from the IPR&D asset arising from research data conducted during these periods.
In each of these periods, management believes any reasonably possible changes in the key assumptions on which recoverable amounts are based would not cause the Eleusis CGU’s carrying amounts to exceed its recoverable amounts. Though management believes its judgments, assumptions and estimates are appropriate, actual results may differ from such estimates under different assumptions, macroeconomic and market conditions.

Total Eleusis CGU
(£’000s)
Net carrying amount at December 31, 2022	48,478
Net carrying amount at December 31, 2023	48,478
Net carrying amount at December 31, 2024	48,478

In determining value in use, estimated future cash flows are discounted to their present value.
The Company have prepared the value in use calculation based on an approved forecast of 23 years because the estimated useful life of the acquired intangibles is expected to be greater than 5 years and the CGU is not expected to reach commercialisation until 2031. As such cash flows must be extended beyond this date.
The patient growth rate used in the cash flow projections is 0.5%, and price increase used is 5.0%. This has been determined following external research commissioned.
The discount rate used to determine value in use is 18%.

The value in use is affected by a number of factors including; the probability of technical success of each phase of the trial through to commercialisation, the time taken to commercialisation, as this affects the point at which revenues would begin.
The Company reviews the probability of technical success of each clinical trial phase annually, and uses this as an input to the impairment assessment.
The Company reviews the estimated date of commercialisation, and anticipated revenue annually and uses this as an input to the impairment assessment.
The significant estimates used in the impairment assessment are shown below:

	December 31, 2022	December 31, 2023	December 31, 2024
Probability of a successful Ph2a/b study	70%	70%	90%
Cumulative probability of a successful Ph3	35%	35%	36.2%
Cumulative probability of FDA approval	17.5%	17.5%	18.1%
Cumulative probability of commercialisation	14.9%	14.9%	15.4%
Discount rate	16.4%	16.0%	18.0%
Revenue Expectations(1)

(1)
There are a number of significant assumptions underpinning managements expectation of future revenue forecasts across each of the three years ended December 31, 2022, December 31, 2023 and December 31, 2024 including:

–	the anticipated target patient population, (specifically the size of the US population suffering with treatment resistant depression and moderate depressive disorder);
–	the annual price achievable on commercialisation based on expectations of pricing from competitors, discounts available and proposed treatment regime; and
–	the market share that can be achieved across the treatment lines.
In the years ended December 31, 2023 and 2024, management believe that there are no reasonably possibly changes to the above assumptions that would lead to a material change in the recoverable amount of the Eleusis CGU and hence no sensitivities have been disclosed.
In the year ended December 31, 2022, management believe there are a number of reasonably possible changes to the above assumptions which could lead to a material change in the recoverable amount of the Eleusis CGU as follows:.
•
A 0.3ppt decrease to the probability of commercialisation would result in an impairment to IPR&D of £1.3m in addition to the full impairment against goodwill already recorded in the year. A 0.3ppt increase to the probability of commercialisation would have resulted in a reduction in the impairment charge recorded against goodwill of £1.4m. Probabilities of other milestones disclosed above have not been modelled, as it is the probability of commercialisation with impacts the future cash inflows from the CGU, and as such has the most significant impact of the estimated recoverable amount.

•
A 0.2ppt increase in the discount rate would result in an impairment to IPR&D of £1.6m in addition to the full impairment against goodwill already recorded in the year. A decrease of 0.2ppt to the discount rate would have resulted in a reduction in the impairment charge recorded against goodwill of £1.7m.

•
A 2% decrease to revenue forecasted across the period of the impairment assessment would result in an impairment to IPR&D of £2.0m in addition to the full impairment against goodwill already recorded in the year. A 2% increase to revenue would have resulted in a reduction in the impairment charge recorded against of goodwill of £2.0m.

9. Other receivables
The breakdown of current other receivables is as below:

	2024	2023
	(£’000s)
Escrow Account	8,314	—
Prepayments	1,752	2,647
Other receivables	21	1
Accrued interest	—	20
Total other receivables	10,087	2,668

Prepayments consist of amounts paid in advance for clinical trials that are expected to be utilised within 12 months.
The carrying value of trade and other receivables are a reasonable approximation of their fair value.
Money held in escrow is held in USD and relates to the investment by atai Life Sciences N.V which has significant influence over the group and is a related party. The activity of the money held in escrow is summarised below:

	($’000s)	(£’000s)
Balance at January 3, 2024
Initial deposit into escrow	15,000	11,823
Interim drawdown	(5,000)	(3,831)
Interest earnt through the year	405	324
Foreign exchange loss	—	(2)
Balance at December 31, 2024	10,405	8,314

The balance was paid to the Company on April 1, 2025 per the terms of the Escrow agreement.
Non current other receivables relate to a non-interest bearing long term loan to Andala Medical Texas, a medical clinic managed by the Group.
10. Tax receivables

	2024	2023
	(£’000s)
Research & Development tax credits	9,714	13,027
VAT receivable due from HMRC	868	821
Total tax receivables	10,582	13,848

11. Trade and other payables

	2024	2023
	(£’000s)
Trade payables	933	2,265
Other tax and social security	1	153
Accruals	2,423	2,718
Total trade and other payables	3,357	5,136

Trade payables are non-interest bearing and are normally settled in 30 to 60 days.
Included in the total accruals is £1.1 million (2023 – £1.4 million) related to CRO accruals for the Group.
The carrying amounts of trade and other payables classified as financial liabilities held at amortised cost are a reasonable approximation of their fair values.

12. Capital and Reserves
Share capital

	Ordinary shares (£0.0001)	Series A shares (£0.0001)	Series B shares (£0.0001)	Series C shares (£0.0001)	Total shares (Number)	Total (£)
Issued shares:
January 1, 2022	20,000,000	27,040,366	20,334,787	—	67,375,153	7,528
Issuance of share capital	7,908,723	—	—	—	7,908,723	—
At December 31, 2022	27,908,723	27,040,366	20,334,787	—	75,283,876	7,528
Issuance of share capital	—	—	—	—	—	—
At December 31, 2023	27,908,723	27,040,366	20,334,787	—	75,283,876	7,528
Issuance of share capital	5,404,896	—	—	24,096,385	29,501,281	2,950
Secondary share sale	(6,650,529)	(2,969,485)	(1,533,232)	11,153,246	—	—
At December 31, 2024	26,663,090	24,070,881	18,801,555	35,249,631	104,785,157	10,478

Except as otherwise provided hereunder, Series C Shares, Series B Shares, Series A Shares and Ordinary Shares shall rank pari passu in all respects but shall constitute separate classes of shares.
Any available profits which the Company may determine to distribute in respect of any financial year will be distributed among the holders of the Equity Shares (pari passu as if the Equity Shares constituted one class of shares) pro rata to their respective holdings of Equity Shares.
On a distribution of assets on a liquidation or a return of capital (other than a conversion, redemption or purchase of Shares) the surplus assets of the Company remaining after payment of its liabilities (the “Surplus Assets”) shall be applied (to the extent that the Company is lawfully permitted to do so):
(a)
first in distributing to each of the Series C Shareholders, in priority to the Ordinary Shares, an amount per Series C Share held equal to the greater of (i) the amount paid up or credited as paid up (including premium) for such share together with a sum equal to any arrears (“Preference Amount”) and (ii) the amount that would be received if the Series C Shares were converted into Ordinary Shares immediately prior to such distribution (provided that if there are insufficient Surplus Assets to distribute the amounts per Series C Share equal to the Preference Amount for each Series C Share, the remaining Surplus Assets shall be distributed to the Series C Shareholders pro rata to their respective aggregate Preference Amount);

(b)
second, in paying a sum equal to US$X plus US$100 (where X is an amount equal to the aggregate issue price of all the A Ordinary Shares or all the B Ordinary Shares (as the case may be) in issue at the relevant time plus any arrears (if any) on the A Ordinary Shares or the B Ordinary Shares (as the case may be) due or declared but unpaid down to the date of the return of assets (“Due Dividend”)) to be distributed as to 0.0001% to the holders of the Ordinary Shares pro-rata according to the number of Ordinary Shares held by them and as to the balance to the holders of the A Ordinary Shares and the B Ordinary Shares such that each holder of A Ordinary Shares and each holder of B Ordinary Shares receives in respect of each A Ordinary Share held and each B Ordinary Share held the Issue Price of that A Ordinary Share and/or that B Ordinary Share plus the amount of any Due Dividend and providing that, where there are insufficient net proceeds to pay the amounts under this Article 6.1(b), the net proceeds shall be distributed amongst the holders of A Ordinary Shares, B Ordinary Shares and Ordinary Shares pro rata to the amount they would otherwise have received hereunder; and

(c)
thereafter the balance of the net proceeds, if any, shall be distributed as to 0.0001% to the holders of the A Ordinary Shares and 0.0001% to the holders of the B Ordinary Shares pro rata according to the number of A Ordinary Shares and/or B Ordinary Shares held by them and as to the balance to the holders of the Ordinary Shares on a pro-rata basis according to the number of such shares held by them as if they constituted one class of share immediately prior to the commencement of the winding up (in the case of a winding up) or the return of capital (in any other case).

On January 3, 2024 the Company issued 24,096,385 Series C shares for a total subscription amount of $40 million to atai, a new investor in the Company. As part of the investments, 24,096,385 warrants were issued with an exercise price of $2.158, as well as anti-dilutive warrants to be issued when the Milestone shares are achieved, with an exercise price of $1.66. The value attributed to the shares and warrants issued at the investment date are:

(£’000s)
Shares	20,336
Warrants	11,224
Total investment	31,560

As a condition of the investment by atai, there was a secondary share sale, with existing shareholders selling a total of 11,153,246 ordinary shares for a total of $10 million. These shares were converted to Series C shares following the sale. This secondary sale occurred on January 18, 2024.
On May 1, 2024, the first patient was dosed in the phase 2 Eleusis clinical trials, triggering Milestone 1 of the contingent consideration, which was part of the acquisition of the Eleusis subsidiaries. This resulted in a share issue of 5,404,896 to the legacy Eleusis shareholders. (note 8)
Share premium
This reserve represents the amount above the par value received for shares.
Merger reserve
This reserve is used where the Company has acquired an over 90% equity holding across all share classes in another business by the Company issuing shares, as is the case for the Eleusis acquisition.
The value in the merger reserve at December 31, 2024 is the fair value of the shares issued in relation to the acquisition of Eleusis as at the acquisition date as well as milestone shares issued, less the nominal value of the shares. The increase in the fair value of the shares between the date of acquisition and the date of issuance are recognised in retained earnings.
Accumulated deficit
This represents the Company’s cumulative losses since incorporation.
13. Share-based payments
The Company has a share option plan to advance the interests of the Company by providing employees, contractors and Directors of the Company a performance incentive for continued and improved service with the Company. The plan sets out the framework for determining eligibility as well as the terms of any share-based compensation granted. The plan was approved by the shareholders as part of the Arrangement. The standard vesting terms for employee grants are 33% on the first anniversary of the grant date and 33% thereafter each year for the succeeding 2 years.
The exercise price of the share options granted represents the per share value of ordinary shares on the date of grant, as determined by the Board of Directors, after considering the most recently available fundraising event as well as any additional factors that may have changed since the date of fundraising through the date of grant. The contractual term of the share options is six years with a vesting period of three years and there are no cash settlement alternatives for the employees. The share options are not dependent on any particular event. The share options surrender when the employee leaves the Company before the shares vest.

The following is a summary of share option activity for the years ended December 31. 2024, 2023 and 2022:

	Number of Share Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Year)
Outstanding as of January 1, 2022	4,545,000	£0.98	4.77
Granted	5,384,145	£2.86	7.65
Exercised	—	—	—
Cancelled, forfeited, or expired	(96,667)	£1.86
Outstanding as of December 31, 2022	9,832,478	£2.00	5.89
Granted	412,543	£2.88	5.44
Exercised	—	—	—
Cancelled, forfeited, or expired	(856,238)	£2.88
Outstanding as of December 31, 2023	9,388,783	£1.97	4.66
Granted	1,405,000	£1.38	5.68
Exercised	—	—	—
Cancelled, forfeited, or expired	(486,152)	£2.81
Outstanding as of December 31, 2024	10,307,631	£1.03	3.86
Exercisable at December 31, 2023	6,589,980	£1.68	4.57
Exercisable at December 31, 2024	7,715,965	£0.93	3.53

The weighted average fair value of share options granted during the year was £0.72 (year ended December 31, 2023: £1.13, year ended December 31, 2022: £1.08).
The range of exercise prices for share options outstanding at the end of the year was £0.033 to £2.88 (year ended December 31, 2023 – £0.033 to £2.88, year ended December 31, 2022, - £0.033 to £2.88).
The Company calculates the fair value of share options granted by using the Black-Scholes option-pricing model with the following assumptions:
Expected Volatility – The volatility assumption, measured at the standard deviation of expected share price returns, is based on a statistical analysis of daily share prices of comparable publicly quoted companies over a term equivalent to the expected life of the share options.
Risk-Free Interest Rate – The risk-free interest rate is based on the implied nominal yield currently available on UK government bonds with an equivalent expected term at the grant date.
Dividend Yield – The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
The assumptions used in the Black-Scholes option pricing model were as follows:

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ended December 31, 2022
Weighted average price of ordinary shares	£0.71	£2.88	£2.86
Weighted average expected term in years	2.1 years	1.0 years	1.0 years
Weighted average expected stock price volatility	97.6%	100%	96%
Weighted average risk-free interest rate	4.20%	4.32%	2.78%
Expected dividend yield	0%	0%	0%

Following the investment from atai and the reduction in the share price, on June 7, 2024 the board approved the repricing of underwater share options for current employees and consultants to £1.32. The fair value of the share options at the date of the modification was determined to be £0.27. The incremental fair value of £0.12 and £0.117, for share options with a previous exercise price of £2.88 and £2.81 respectively, will be recognised as an additional expense over the remainder of the vesting period. The expense for the original share option grant will continue to be recognised as if the terms had not been modified.

The fair value of the modified share options was determined using the same models and principles as described above, with the following model inputs:

Expected term in years	2.0 years
Expected stock price volatility	97.9%
Risk-free interest rate	4.36%
Expected dividend yield	0%

14. Related party transactions
The shareholder atai holds 33.6% of the shares in the Company and is able to appoint 3 board members.
The Company received $25m in cash and $15m money in Escrow from atai on January 3, 2024 (refer to note 9).
On May 1, 2024 the Company issued 4,393,400 warrants to atai following the achievement of Milestone 1 (see note 12).
On June 2, 2025, the Company entered into a definitive agreement to be acquired by atai (see note 17). The Company is also in the process of agreeing with atai short term funding up until the date of the Closing. (see note 1).
On August 13, 2025, atai and the Company entered into a senior promissory note (the “Promissory Note”), pursuant to which atai will advance an aggregate principal amount of up to $10.0 million to the Company to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lessor of 12% per annum and the highest rate permitted by applicable law.
During the year, there were payments of £0.03 million to the Beckley Foundation from the Company (year ended December 31, 2023 - £0.03 million and year ended December 31, 2022 – £0.05 million). Payments in the year were made in relation to a payment license. Only the Executive Directors and Non-executive Directors are recognised as being key management personnel. It is the Board which has responsibility for planning, directing and controlling the activities of the Company.
On June 2, 2025 the Company entered into a definitive agreement to be acquired by atai (see note 17).
In keeping with the Company’s corporate social responsibility and intention to support cutting-edge research in the field of psychedelic medicine, the Company committed to future contributions to a UK-based think-tank and UN-accredited non-governmental organisation. The Company agreed to pay a royalty of 1% of net revenues to the Beckley Foundation, an associated charity, on a yearly basis. No royalty payments to the Foundation are expected until the Company is revenue-generating.
Key management personnel compensation
Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including the Directors of the Company.

	2024	2023	2022
	(£’000s)
Directors’ fees	1,115	1,472	1,345
Short-term employee benefits	242	360	96
Post-employment benefits	23	70	49
Termination benefits	—	60	296
Total key management personnel compensation	1,380	1,962	1,786

During the year, 425,000 share options were granted to key management personnel (year ended December 31, 2023 – 100,000 and year ended December 31, 2022 – 1,000,000) resulting in a charge of £0.05 million (year ended December 31, 2023 – £0.07 million and year ended December 31, 2022 – 0.14 million).

15. Financial Instruments

	2024	2023
	(£’000s)
Financial assets at amortised cost
Cash and cash equivalents	5,082	5,494
Escrow account	8,314	—
Non-current other receivables	1,910	1,348
Financial liabilities measured at amortised cost
Trade and other payables	(3,357)	(5,136)
Financial liabilities at fair value through profit or loss
Contingent consideration	5,084	5,436
Warrants	7,083	—

The Company classified the following financial liabilities at fair value through profit or loss (FVPL):
•	Contingent consideration in relation to the purchase of Eleusis.
•	Warrants in relation to the investment by atai.
During the year, the following (gains)/losses were recognised in Consolidated statement of comprehensive loss:

	2024	2023	2022
	(£’000s)
Fair value losses/(gains) on contingent consideration	3,494	(17,779)	649
Fair value (gains) on revaluation of warrants	(4,141)	—	—

Fair value measurements
The Company is required to classify all assets and liabilities, measured at fair value, using a three-level hierarchy, based on the lowest level of input that is significant to the entire fair value measurement being:
Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;
Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly;
Level 3: Unobservable inputs for the asset or liability.
Considerable judgement is required to determine what is significant to fair value and therefore which category the asset or liability is placed in can be subjective.
The fair value of assets and liabilities classified as level 3 is determined by the use of valuation models. These include the use of observable inputs that require significant adjustments based on unobservable inputs.
The Company measures the contingent consideration associated with the purchase of Eleusis Holdings Limited and the warrants in relation to the investment by atai at fair value, which is at level 3 on the fair value hierarchy. No other financial statement accounts are measured at fair value as their carrying amounts approximate fair value. The following table provides the fair values measurement hierarchy of the Company’s liabilities.

	Level 3	Total
	(£’000s)
At December 31, 2024
Contingent consideration	5,084	5,084
Warrants	7,083	7,083
At December 31, 2023
Contingent consideration	5,436	5,436

There were no transfers between level 1, level 2 and level 3 liabilities during 2024 or 2023.

Changes in level 3 items for the years ended December 31, 2024 and December 31, 2023.

	Contingent consideration	Warrants	Total
	(£’000s)
Opening balance January 1, 2023	23,215	—	23,215
Gains recognised in profit or loss	(17,779)	—	(17,779)
Closing balance December 31, 2023	5,436	—	5,436
Initial recognition of Warrants	—	11,224	11,224
Losses/(Gains) recognised in profit or loss	3,494	(4,141)	(647)
Issue of Milestone 1 shares	(3,846)	—	(3,846)
Closing balance December 31, 2024	5,084	7,083	12,167

Contingent consideration losses recognised in profit or loss in the year ended December 31, 2024 consist of the realised loss on revaluation of Milestone 1 (£1.40 million) and the unrealised loss on revaluation of likelihood of success of Milestone 2 (£2.09 million).
Gains recognised in profit or loss in the year ended December 31, 2023 consist of realised loss on revaluation of Additional Phase 2 milestone (£1.07 million) which was not achieved by June 2023, the unrealised gain on the revaluation of the other milestones, which have not been achieved on December 31, 2023 (£0.22 million), and the unrealised gain on the revaluation of the Fair Value of the share price (£16.49 million).
The Additional Phase 1 milestone was the only milestone achieved at December 31, 2023. Milestone 1 was achieved in 2024, no other milestones have been achieved at December 31, 2024.
On January 3, 2024, in conjunction with the subscription agreement with atai described in note 14, the Company issued warrants to atai expiring on the later of the first anniversary of the date of completion of Beckley’s phase 2b study in respect of BPL-003 or January 3, 2027. These warrants are for the issuance of 24,096,385 Series C Shares, or such number of Series C Shares as immediately after their issuance would, together with all shares held by atai in the issued share capital of Beckley, represent less than 50% of the Company. The exercise price is USD$2.158 per share (the “Warrant Agreement”).
During the exercise period, the Warrant Agreement contains provisions to adjust the number of Series C Shares upon the achievement of certain milestones linked to the contingent consideration (the “Eleusis Warrant Shares”). The issuance of Eleusis Warrant Shares will mitigate potential dilution resulting from the issuance of additional equity shares (to the previous owners of Eleusis) in accordance with the contingent consideration related to the purchase of Eleusis. The exercise price for the Eleusis Warrant Shares is USD$1.66 per share. As of December 31, 2024, no warrants have been exercised.
The warrants are classified as derivative instruments and have been recognised as a liability, with changes in fair value recognised in profit and loss. They are classified as liabilities as they denominated in USD, which is different from the functional currency of the Company. This represents a variable amount of cash for a fixed number of shares and thus fails IAS 32’s Financial Instrument: Presentation (“IAS 32”) ‘fixed-for-fixed’ criteria. They are a derivative instrument as the value changes in response to the change in value in the underlying Series C shares, the initial net investment is less than the investment that would be required to obtain the underlying financial instrument to which the option is linked; and the Warrants will be settled at a future date.
The value of the warrants has been determined using an Option Pricing Model Framework. The key inputs used in the measurement of the fair values at reporting dates are as follows:

	At issue date January 3, 2024	December 31, 2024
Equity value ($)	110,482,009	90,595,247
Risk free rate	4.07%	4.25%
Dividend yield	0.00%	0.00%
Time to maturity	2.5	1.5
Volatility	152.5%	152.5%

	At issue date January 3, 2024	December 31, 2024
FV warrants ($2.518)	0.46	0.26
FV warrants ($1.66)	0.51	0.31
Probability of achieving milestones before warrant expiry
Milestone 1	63.6%	100%
Milestone 2	36.2%	90.0%
Milestone 3	36.2%	0.00%

Warrants gains recognised in profit or loss in the year ended December 31, 2024 consist of the unrealised gain of the revaluation of fair value and likelihood of issue (£4.14 million).
Contingent consideration
Upon the achievement of certain milestones, the former Eleusis shareholders will receive further shares in Beckley. The contingent consideration is therefore calculated as the number of shares expected to be issued multiplied by the current share price of Beckley. If these milestones are achieved before the date of warrant expiry, Eleusis Warrant Shares will also be issued to atai. The warrant value is therefore calculated as the number of warrants expected to be issued multiplied by the likelihood of achieving the milestone prior to the warrant expiry.
Following the investment of atai on January 3, 2024, the consideration share price has been revalued to £0.71 from £2.87 in line with the purchase price of the secondary sale of Ordinary Shares to atai.
Estimates for the probability weighted number of shares and the share price are revised at each reporting date based on the latest available information.
The Company reviews the likelihood of success of achieving each milestone annually and remeasures the contingent consideration and warrants using probability adjusted shares.
The Company reviews the change in fair value of the share price and remeasures the contingent consideration and warrants accordingly.
The significant unobservable inputs used in the fair value measurements categorised within Level 3 of the fair value hierarchy, together with a quantitative sensitivity analysis as of December 31, 2024 are shown below:

Financial Instrument	Valuation technique	Significant unobservable inputs	Range/Point estimate (weighted average)
Contingent Consideration	Expected probability	Probability of achieving Milestone 2	12/31/24: 90% (12/31/23: 36.2%)

	Expected probability	Probability of achieving Milestone 3	12/31/24: 36.2% Expected to be achieved in 2025 (12/31/23: 36.2%)

		Fair value of share price	12/31/24: £0.71 Expected to be achieved in 2027 (31/12/23: £0.71)

Financial Instrument	Valuation technique	Significant unobservable inputs	Range/Point estimate (weighted average)
Warrants	Fair Value	FV of warrants	12/31/24: £0.23 (weighted average) (12/21/24: N/A)

	Expected probability	Probability of achieving Milestone 2	12/31/24: 90% (12/21/24: N/A)

	Expected probability	Probability of achieving Milestone 3	12/31/24: 0% – expected to be achieved after warrant expiry date (12/21/24: N/A)

Management believes that there are no reasonably possible changes to the above assumptions that would lead to a material change in the fair value of the contingent consideration as at December 31, 2022, December 31, 2023 or December 31, 2024 or the fair value of the warrants as at December 31, 2024 and hence no sensitivities have been disclosed. However, the fair value of the contingent consideration and warrants is dependent on the share price at the date of issue, and therefore the valuation on settlement could vary materially from the liability recorded at the balance sheet date.
Financial risk management
Financial assets at amortised cost – term deposits
No deposits were held at December 31, 2024. The cash and cash equivalents balance as at December 31, 2023 includes a treasury deposit with Barclays Bank for a fixed term of one month, to be returned January 22, 2024. The 1-month treasury deposit is for an amount of $5.70 million (£4.48 million at December 31, 2023) with an interest rate of 5.23%.
The escrow balance as at December 31, 2024 is $10.41 million (£8.31 million at December 31. 2024).
The Company has exposure to financial risk, credit risk, liquidity risk and foreign currency risk. Interest rate risk is not significant to the Company as it does not hold debt.
Financial risk
Financial risk is the risk that the Company will not be able to meet its obligations to pay back its debts. The Company’s principal financial instruments comprise cash and cash equivalents and short-term liabilities such as trade payables. The Company regularly reviews its working capital requirements in respect of the demands of research and development activities. The Directors believe there to be no foreseeable material financial risk in the Company as it has cash reserves to cover short-term liabilities.
Credit Risk
Exposure to credit risk arises as a result of transactions in the Company’s ordinary course of business and is applicable to all commitments with third parties. The Company has policies and procedures to monitor their exposure and to minimise any risks of losses. Due to the Company’s pre-revenue stage, there are no third-party debtors at the balance sheet date; therefore, the maximum exposure to credit risk at the end of the reporting year is the carrying amount of each class of financial asset. Specifically, term deposits (discussed above) and Other receivables (discussed in note 9). As such, credit risk is immaterial.
Liquidity Risk
The Company aims to maintain sufficient liquidity optimising the working capital structure to maximise the efficiency of returns on their research and development activities whilst safeguarding the business as a going concern. Although there is a liquidity risk, management assumes that Promissory Note funding of $10 million will be available from atai to manage the liquidity risk (see note 1).

The only cash settled liabilities are Trade & other payables of £3.4 million (as at December 31, 2023: £5.2 million) and are all due within one year (as at December 31, 2023: all due within one year).
Foreign Currency Risk
Foreign currency risk primarily relates to changes in the exchange rates arising from cash and money held in escrow denominated in the US dollar. Assuming other factors remained constant, and that no further foreign exchange risk management action were taken, a 10% appreciation or depreciation against the Pound Sterling at December 31, 2024 would have the effects seen below. No components of equity are subject to foreign currency risk.

	Impact on pre-tax loss
	2024	2023
	(£’000s)
US/GBP exchange rate – increase 10%	1,413	585
US/GBP exchange rate – decrease 10%	1,156	478

The above impact is for cash, escrow and term deposits. Cash consists of $5.5 million (£4.4 million) at December 31, 2023 ($0.9 million - £0.8 million at December 31, 2023). Nil deposits held at December 31, 2024 ($5.7 million - £4.5 million at December 31, 2023). Deposits mature in less than 1 month and so are considered a cash equivalent. Escrow consists of $10.4 million (£8.3 million) at December 31, 2024 ($nil at December 31, 2023).
The Company trades principally in GBP and USD and other foreign currency transactions are a very small percentage of their total costs. The Directors do not consider that the changes to currency valuations after the report date have significantly altered the fair value of the assets and liabilities on the statement of financial position at the year-end date.
Management of capital
The Company defines its capital as share capital and accumulated deficit. The Company’s objectives in managing capital are to ensure that sufficient funds are available to carry out its research and development activities. To date, these programs have been funded through the sale of equity securities. (See note 12)
16. Capital Commitments
The Company had no contractual commitments to purchase tangible fixed assets at the year end (2023 – £nil).
17. Post balance sheet events
The final patient was dosed in the BPL-003-201 Phase2b study on February 28, 2025 with the Database lock achieved on May 28, 2025.
On April 1, 2025 the final escrow balance of £8.1 million was received by the Company.
The 2023 R&D tax credits of £4.1 million were received by the Company on May 19, 2025.
On June 2, 2025, atai entered into a Share Purchase Agreement with the Company and certain selling shareholders of the Company, pursuant to which atai agreed to acquire from the shareholders of the Company the entire issued share capital of Beckley Psytech not already owned by atai. The closing of the acquisition is expected to be completed in the second half of 2025. Upon completion of the acquisition, Beckley Psytech and its subsidiaries will be a wholly owned subsidiary of atai.
Prior to the acquisition, the Group intends to spin off Eleusis and its subsidiaries by way of a dividend in specie of all of the issued shares in Eleusis such that the Group’s existing shareholders shall each receive a pro-rata equity holding in Eleusis.
The Share Purchase Agreement contains provisions relating to the treatment of the Company’s optionholders. Any Company optionholders that are fully vested and deemed to be “in the money” at closing of the acquisition shall, at atai’s sole discretion, either be given (i) replacement Awards, or (ii) consideration shares. Subsequent to the Closing, any Company options that are unvested and/or underwater at the closing shall be replaced with an award of equivalent value of atai’s stock pursuant to atai’s incentive plan which shall not reduce or otherwise change the aggregate number of consideration shares issued to the Company’s shareholders.

The implications of the acquisition will be evaluated and disclosed in subsequent periods of Beckley Psytech Limited’s financial statements. The Company cannot make an estimate of the financial impact of the transaction at this time.
On July 1, 2025, the Company announced the topline results of the BPL-003-201 Phase 2b study. The results showed that the study met its primary and all key secondary endpoints, and BPL-003 demonstrated rapid, robust and durable antidepressant effects with a single dose.
On August 13, 2025, atai and the Company entered into a senior promissory note (the “Promissory Note”), pursuant to which Atai will advance an aggregate principal amount of up to $10.0 million to the Company to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lessor of 12% per annum and the highest rate permitted by applicable law. (See note 1)

Annex A

EXECUTION VERSION
June 2, 2025

THE SELLERS

details of whom are set out in Schedule 1

and

THE OPTIONHOLDERS

details of whom are set out in Schedule 10

and

ATAI LIFE SCIENCES N.V.

(as Buyer)

and

BECKLEY PSYTECH LIMITED

(as the Company)
SHARE PURCHASE AGREEMENT

related to

BECKLEY PSYTECH LIMITED

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000
www.lw.com

A-i

SCHEDULE 1	A-30

PARTICULARS OF THE SELLERS

SCHEDULE 2	A-31

PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES

SCHEDULE 3	A-32

PRE-COMPLETION OBLIGATIONS

SCHEDULE 4	A-34

COMPLETION OBLIGATIONS

SCHEDULE 5	A-36

WARRANTIES

SCHEDULE 6	A-52

LIMITATIONS ON LIABILITY

SCHEDULE 7	A-56

PROPERTIES

SCHEDULE 8	A-57

DEED OF ADHERENCE

SCHEDULE 9	A-58

LOCK-UP PROVISIONS IN RESPECT OF CONSIDERATION SHARES AND REPLACEMENT AWARDS

SCHEDULE 10	A-61

OPTIONHOLDER SCHEDULE

A-ii

THIS DEED is made on 2 June 2025
BETWEEN
(1)	Each person whose name and address is set out in Schedule 1 (the “Sellers”), which expression shall also include any other person from time to time who has executed a Deed of Adherence as a Seller;
(2)
Each person whose name and address is set out in Schedule 10 (the “Optionholders”), which expression shall also include any other person from time to time who has executed a Deed of Adherence as an Optionholder;

(3)	ATAI LIFE SCIENCES N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Wallstraße 16, 10179 Berlin, Germany (the “Buyer”); and
(4)	BECKLEY PSYTECH LIMITED, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY (the “Company”).
WHEREAS
The Sellers wish to sell and the Buyer wishes to acquire the entire issued share capital of the Company subject to the terms of this Deed. The Optionholders wish to surrender their Share Options subject to the terms of this Deed.
IT IS AGREED THAT
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Deed, unless the context otherwise requires:
“21 CFR” means the U.S. Code of Federal Regulations Title 21;
“Affiliate” means:
(a)
in the case of a person who is an individual, any spouse, civil partner, co-habitee, lineal descendants by blood or adoption (and including step-descendants), parents or siblings (by blood or adoption), step parents and/or step siblings or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is a settler, in each case from time to time;

(b)	in the case of a person which is a body corporate, any subsidiary undertaking or parent undertaking of that person and any subsidiary of any such holding company;
(c)
in the case of a person which is a limited partnership, the partners of the person or their nominees or a nominee or trustee for the person, or any investors in a fund which holds interests, directly or indirectly, in the limited partnership or any entity which manages and/or advises any such entity; and

(d)	any Affiliate of any person in paragraphs (a) to (c) above,
and in all cases excluding each Group Company;
“Agreed Form” means, in relation to a document, the form of that document agreed in writing by or on behalf of the Seller Representative and the Buyer as being in agreed form;
“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;
“Bank Account” means, in respect of a payment to a person, the account as such person shall notify to the relevant payer(s) at least five Business Days before the relevant due date for such payment;
“BPL-003 Phase 2B Clinical Trial” means the Company’s Phase 2B clinical trial in relation to its BPL-003 product;
“Break Fee Shares” has the meaning given in Clause 20.2(e);
“Business Day” means any day other than a Saturday, Sunday or public holiday in the City of London, England, Berlin, Germany, Amsterdam, The Netherlands or New York, United States of America;

“Business Warranties” means the Warranties other than the Seller Warranties and the Tax Warranties;
“Business Warranty Claim” means a Claim by the Buyer in respect of a Business Warranty;
“Buyer Board Resolutions” means the resolutions of the Management Board and of the Supervisory Board, in writing or adopted in a meeting resolving on an approving the Transaction, and the entering into by the Buyer of this Deed and the performance of the Buyer’s obligations under this Deed (including the issuance of the Consideration Shares, with the exclusion of any pre-emption rights in connection therewith);
“Buyer Business Warranties” means the Buyer Warranties in Clauses 14.1(h), 14.1(i), 14.1(j), 14.1(m), 14.1(n) and 14.1(o);
“Buyer Fundamental Warranties” means the Buyer Warranties other than the Buyer Business Warranties;
“Buyer Business Warranty Claim” means a Claim by the Sellers in respect of a Buyer Business Warranty;
“Buyer Fundamental Warranty Claim” means a Claim by the Sellers in respect of a Buyer Fundamental Warranty;
“Buyer Group” means the Buyer and any subsidiary of the Buyer, in each case from time to time including, for the avoidance of doubt, the Group Companies from Completion;
“Buyer Share Price” means the higher of:
(a)	the VWAP for the period commencing 1 January 2025 to the Reference Date; or
(b)	the VWAP for the 30 period prior to the Reference Date;
“Buyer Shares” means ordinary shares in the share capital of the Buyer, with a nominal value of EUR 0.10 each;
“Buyer Warranties” means the warranties in Clause 14.1;
“Buyer Warranty Claim” means a Claim by the Sellers in respect of a Buyer Warranty;
“Called Shareholders” means the Sellers who have not executed this Deed as at the date of this Deed;
“Cancelled In the Money Options” has the meaning given in Clause 2.6;
“Cancelled In the Money Option Value” means the less the applicable Option Exercise Price;
“Cancelled Underwater Options” has the meaning given in Clause 2.7;
“Carve-out” means the pre-Completion reorganisation relating to the Company, as described in the Carve-out Steps Plan;
“Carve-out Costs” means the amount of any professional or other fees, costs and expenses (for the avoidance of doubt, including disbursements) paid or agreed to be paid or incurred or owing at any time by a Group Company in connection with implementation of the Carve-out pursuant to Clauses 8.1 and 8.2 (including any working capital requirements for the newly established legal entity pursuant to the Carve-out Steps Plan) including any Taxes in respect thereof or arising thereon;
“Carve-out Steps Plan” means the steps plan for the Carve-out in Agreed Form or such amended version as may be agreed by the Seller Representative and the Buyer from time to time;
“Changed Board Recommendation” has the meaning given in Clause 20.1(c);
“Claim” means any claim by the Buyer against any Seller in respect of any of the Warranties;
“Clinical Validity Matters” means a clinical hold or other suspension, delay or termination of the BPL-003 Phase 2B Clinical Trial or the validity, accuracy or integrity of any data relating thereto, other than where such matter was undertaken with the express prior written consent of the Buyer;
“Company” means Beckley Psytech Limited, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY;
“Company Articles” has the meaning given in Clause 16.1(a);

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 10.1;
“Completion Date” means the date on which Completion takes place;
“Completion Disclosure Letter” means the disclosure letter dated the date on or about the Completion Date, written and delivered by or on behalf of each Warrantor to the Buyer immediately before Completion and which is in substantially the same form as the Disclosure Letter (other than in respect of any of the specific disclosures);
“Conditions” has the meaning given in Clause 7.1;
“Confidential Information” has the meaning given in Clause 19.1;
“Connected Persons” means, in respect of a person, its directors, officers and employees;
“Consideration” has the meaning given in Clause 4.1;
“Consideration Shares” means 105,044,902 newly issued, unregistered Buyer Shares the value of which being based on the Buyer Share Price, as adjusted in accordance with Clause 4.2;
“Data Room” means the electronic data room hosted by Ideals Virtual Data Room with the name “Beckley Psytech VDR” at 5pm (London time) on 27 May 2025, an index of which is specified in the Disclosure Letter;
“Data Room USB Stick” means the USB memory stick containing the contents of the Data Room in Agreed Form;
“Deed of Adherence” means a deed of adherence to this Deed, in the form set out in Schedule 8;
“Director Nominees” has the meaning given in Clause 11.7;
“Disclosure Letter” means the disclosure letter dated the date hereof, written and delivered by or on behalf of each Warrantor to the Buyer immediately before the signing of this Deed;
“Disclosed” means fairly disclosed (with sufficient detail to enable the Buyer to identify the nature and scope of the matter disclosed and to form a reasonably informed view whether to exercise any rights in respect of such matter);
“Drag-Along” means the drag-along option contained article 22 of the Company Articles;
“Drag-Along Notice” means the drag-along notice from the Selling Shareholders to the Company, copying the Called Shareholders, in Agreed Form, and pursuant to which the Drag-Along is exercised;
“Drag Documents” has the meaning given in Clause 2.4;
“Eleusis Group” means Eleusis Holdings Limited together with its subsidiary undertakings;
“Employer’s NICs” means secondary Class 1 national insurance contributions liable in the United Kingdom (or equivalent in any jurisdiction);
“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention, voting agreement or any other security agreement or arrangement;
“Estimated Option Tax Liability” means the amount of income tax and employee primary class 1 National Insurance contributions (or equivalent in any jurisdiction, in each case if any) due and payable by an Optionholder on the cancellation of their Vested and In the Money Options or the issue of Consideration Shares to such Optionholder;
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time;
“Executive Nominees” has the meaning given in Clause 11.7(a);
“Forfeited Shares” means the 63,131 B Ordinary Shares and 18,939 B Ordinary Shares held by the Company, such shares having been forfeited pursuant to the Company’s articles of association by Geoffrey Benic and Tiffany Florindo respectively on 20 December 2023;
“Founders” means Cosmo Feilding-Mellen and Michael Norris;

“Fundamental Warranties” means the Warranties in paragraphs 3.1 to 3.10 of Schedule 5;
“Fundamental Warranty Claim” means a claim by the Buyer in respect of any of the Fundamental Warranties;
“GAAP Financials” means a consolidated balance sheet and income statement of the Company in USD under GAAP accounting, with such balance sheet to include any other information reasonably required by the Buyer to allow it to account for its investment in the Company on a quarterly basis;
“Group” means the Company and each of the Subsidiaries (excluding the Eleusis Group);
“Group Company” means any member of the Group (excluding the Eleusis Group);
“Initial Term” in respect of each Director Nominee, the initial term of appointment of such Director Nominee as member of the Supervisory Board for a period ending at the end of the Buyer’s annual general meeting to be held in the year 2028 or such Director Nominee’s earlier death, resignation or removal;
“Irrecoverable VAT” means any amount in respect of VAT which a person has incurred which neither that person nor (where applicable) any other member of the same VAT group as such person is able to recover, using reasonable endeavours (by way of credit, repayment, refund or otherwise) from any relevant Tax Authority pursuant to and determined in accordance with any relevant law;
“Issue” has the meaning given in paragraph 1.2 of Schedule 9;
“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;
“Leakage” has the meaning given in Clause 6.2(a);
“Leakage Tax Saving” means (without double counting):
(a)
the amount by which a cash Tax liability for which a Group Company would otherwise have been accountable or liable to be assessed (in respect of the accounting period in which the relevant Leakage occurs or the next subsequent accounting period) is or will be reduced (or extinguished) as a result of the utilisation of any Relief arising in respect of any matter giving rise to the relevant Leakage; and

(b)
the amount of any cash refund in respect of Tax received or which will be received by a Group Company from a Tax Authority in respect of the accounting period in which the relevant Leakage occurs or the subsequent accounting period as a result of any matter giving rise to the relevant Leakage, in each case, determining whether a cash Tax liability would have arisen or as the case may be a cash refund of Tax would have been received after taking into account all other Reliefs available to the Group (or which would have been available, or could have been made available, but for the relevant Leakage or relevant Relief);
“Lock-Up Participant” has the meaning given in paragraph 1.2 of Schedule 9;
“Lock-Up Period” has the meaning given in paragraph 1.2 of Schedule 9;
“Lock-Up Restrictions” has the meaning given in paragraph 1.2 of Schedule 9;
“Lock-Up Run-Off Period” has the meaning given in paragraph 1.4 of Schedule 9;
“Lock-Up Securities” has the meaning given in paragraph 1.2 of Schedule 9;
“Longstop Date” means 5.30 p.m. (British Summer Time) on the date falling six months from the date of this Deed or such later time and date as may be agreed in writing between the Seller Representative and the Buyer, provided, that if the Condition to Completion in Clause 7.1(a) has not been satisfied as of the Longstop Date, but all other Conditions set forth in Clause 7.1 have been satisfied or waived (exception for those conditions that by their nature are to be satisfied at the Completion), then the Longstop Date shall be automatically extended by 90 days on one occasion;

“Losses” means all charges, costs, losses, liabilities, damages, claims, Taxes, demands, proceedings, expenses, penalties and legal and other professional fees;
“Management Board” means the management board of the Buyer;
“Milestone Condition” means the achievement of statistical significance on the primary endpoint (MADRS) change at week four of the Phase 2B Clinical Trial in respect of BPL-003 with a p<0.05, with (i) fewer than or equal to 3 individual cases of drug-related serious adverse events observed in the 8 mg arm, and (ii) less than a total of 6% drug-related serious adverse events observed in the 12mg arm respectively during the Phase 2B Clinical Trial. “Serious adverse events” shall have the same meaning as given in the Phase 2B Clinical Trial protocol and the drug relatedness assessment shall be determined by the primary investigator of the Phase 2B Clinical Trial in their sole discretion;
“Option Deduction Amount” means, in respect of a Vested and In the Money Optionholder, an amount equal to the aggregate of the Option Exercise Price and the Estimated Option Tax Liability in respect of that Optionholder;
“Option Exercise Price” means, for an Optionholder, an amount equal to the total price payable by the Optionholder to the Company to exercise their Vested and In the Money Options (which, for the avoidance of doubt, excludes the Estimated Option Tax Liability);
“Optionholders” means holders of Share Options immediately prior to Completion, being, as at the date of this Deed, the individuals listed at Schedule 10 of this Deed;
“Ordinary Shares” means ordinary shares of £0.0001 each in the capital of the Company;
“Per Share Consideration” means (i) the value of the aggregate Consideration Shares (prior to adjustment in accordance with Clause 4.2) (the value of which being based on the Buyer Share Price) divided by (ii) the aggregate number of (x) Shares plus (y) Ordinary Shares subject to Vested and In the Money Options as at the Reference Date;
“Permitted Costs” means any Transaction Costs or Carve-Out Costs (in aggregate) in excess of $2,000,000 or as otherwise expressly approved in prior writing by the Buyer;
“Permitted Rights” means, in respect of each Seller, an Affiliate of such Seller or a Connected Person of any of the foregoing:
(a)
all claims, proceedings, suits or actions that exist or may exist at Completion in connection with the ordinary and usual course of such person’s employment or engagement by any Group Company (including in respect of any unpaid remuneration, benefits or expenses in connection with such employment or engagement); and

(b)	any other amounts expressly due to be paid to such person under any of the Transaction Documents;
“Phase 2B Clinical Trial” means a clinical trial of a compound or product, in the United States of America or the United Kingdom or any member state of the European Union, that generally meets the requirements of 21 CFR section 312.21(b), as amended (or its successor regulation); conducted in a sufficient number of patients to generate sufficient data, if successful, to show achievement of a clinical efficacy endpoint with statistical significance and which the parties, at the initiation of such trial, reasonably believe will lead to a Phase 3 Clinical Trial;
“Pre-Phase 2B Read Out Date” means 1 June 2025 or such later date as may be agreed in writing between the Seller Representative and the Buyer;
“Properties” means the land and premises particulars of which are set out in Schedule 7;
“RC Employment Contract” means the employment contract to be entered into (subject to paragraph 2.1 of Schedule 3), between the Buyer and Robert Conley at Completion, pursuant to which, inter alia Robert Conley will be employed as chief research and development officer of the Buyer from Completion, with the terms of such agreement:
(a)	being substantially aligned with the employment agreements of the Buyer’s executive leadership team from time to time; and

(b)	including compensation provisions (including, but not limited to, cash compensation and stock) as determined by AON Radford, the Buyer’s compensation consultants;
“Reference Date” means the date falling ten Business Days prior to the date of the Buyer’s general meeting where the Shareholder Approval is adopted;
“Registration Rights Agreement” means the registration rights agreement in the Agreed Form to be entered into between the Buyer and the Sellers at Completion;
“Relevant Proportion” means, in respect of each Seller and Vested and In the Money Optionholder, its respective proportion of the Consideration (expressed as a percentage);
“Relief” means:
(a)	any loss, relief, allowance or credit, in respect of any Tax and any deduction in computing income, profits or gains for the purposes of any Tax; or
(b)	any right to a refund or repayment of Tax,
and any reference to the use or set off of a Relief shall be construed accordingly;
“Replacement Award” means an award over Buyer Shares which vests and becomes eligible for exercise or settlement in Buyer Shares in accordance with the Lock-Up Restrictions over the Lock-Up Period and Lock-Up Run-Off Period;
“Reorganisation Event” means, in respect of the Buyer:
(a)	a bonus share issue, share consolidation, share split, return of capital, capital reduction or cancellation of shares; or
(b)	any other form of capital reorganisation or capital reconstruction;
“Representatives” means:
(a)	in relation to the Buyer, any member of the Buyer Group and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants; and
(b)	in relation to any other person, its Affiliates and its and their respective directors, officers, employees, agents, consultants, advisers, auditors and accountants;
“Restricted Business” means any business which would be in competition with any part of the business of the Group as carried on at any time during the 12 months immediately prior to the Completion Date;
“Restricted Territories” means the United Kingdom, the United States and any other territory in which the Group’s business is carried on at the Completion Date;
“Safety Warranties” means the Warranties in paragraphs 22.2 to 22.7 of Schedule 5;
“Safety Warranty Claim” means a claim by the Buyer in respect of any of the Safety Warranties;
“SEC” means the U.S. Securities and Exchange Commission;
“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time;
“Seller Representative” has the meaning given in Clause 15.1;
“Seller Warranties” means the Warranties in paragraph 2 of Schedule 5;
“Seller Warranty Claim” means a claim by the Buyer in respect of any of the Seller Warranties;
“Selling Shareholders” means the Sellers who have executed this Deed as at the date of this Deed;
“Share Issuance” means the issuance of the Consideration Shares (as adjusted in accordance with Clause 4.2);
“Share Options” means the options granted to Optionholders to subscribe for Ordinary Shares as listed in Schedule 10 of this Deed;

“Shareholder Approval” means resolutions of the Buyer’s general meeting to:
(a)	approve the Transaction pursuant to Section 2:107a of the Dutch Civil Code (and, to the extent required, the Share Issuance);
(b)	appoint the Director Nominees as members of the Supervisory Board for the Initial Term with effect from Completion; and
(c)	to change the Buyer’s name to Atai Beckley N.V. through an amendment to the Buyer’s articles of association;
“Shareholders Meeting” has the meaning given in Clause 10.2;
“Shares” means the entire issued share capital of the Company other than the shares currently held by the Buyer, comprising, as at the date of this Deed, 26,663,090 ordinary shares of £0.0001 each, 24,070,881 A ordinary shares of £0.0001 each in the Company and 18,801,555 B ordinary shares of £0.0001 each in the Company;
“SSA” means the subscription and shareholders’ agreement in relation to the Company entered into between each of the Sellers and the Company dated 3 January 2024;
“Subsidiary” means the companies whose details are set out in Part 2 of Schedule 2 and any other subsidiary undertaking of the Company from time to time;
“Supervisory Board” means the supervisory board of the Buyer;
“Surviving Provisions” means Clauses 1, 18, 20.1(c), 20.3, 22 and 25 to 33;
“Tax” means:
(a)
all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation (including payment under the Corporation Tax (Instalment Payments) Regulations 1998) and all related withholdings or deductions of any nature (including, for the avoidance of doubt, PAYE and national insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere); and

(b)	all fines, penalties, charges and interest relating to (a) above, whether directly or primarily chargeable against, recoverable from or attributable to any person and regardless of whether any person has, or may have, any right of reimbursement (and “Taxes” and “Taxation” shall be construed accordingly);
“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside the United Kingdom) competent to impose a liability for or to collect Tax or make any decision or ruling on any matter relating to Tax;
“Tax Claim” means a claim in respect of a Tax Warranty;
“Tax Return” means any return, declaration, report, notice, claim for refund, information or statement relating to Tax, including any schedule, supplement or attachment thereto, including any amendment thereof;
“Tax Warranties” means the Warranties in paragraph 12 of Schedule 5;
“Transaction” means the transactions contemplated by this Deed and/or the other Transaction Documents or any part thereof;
“Transaction Bonuses” means the amount of any bonuses, incentives or commission paid or made or declared to be treated as paid or made, or to be paid or made to any director, officer, employee, agent, consultant or adviser of any Group Company at any by any Group Company in connection with, or as a result of, the Transaction, including any Taxes in respect thereof or arising thereon;
“Transaction Costs” means the amount of any professional or other fees and expenses (for the avoidance of doubt, including disbursements) paid or agreed to be paid or incurred or owing at any time by a Group Company in connection with the Transaction, including any Taxes in respect thereof or arising thereon;
“Transaction Documents” means this Deed and any other documents in Agreed Form or required to be entered into pursuant to this Deed, including (but not limited to) the Registration Rights Agreement;

“Unvested and Underwater Options” means those Share Options which as at the Reference Date are not Vested and In the Money Options;
“VAT” means value added tax or any similar Tax, whether chargeable in the United Kingdom or elsewhere;
“Vested and In the Money Optionholders” means the Optionholders holding Vested and In the Money Options;
“Vested and In the Money Options” means those Share Options which, as at the Reference Date, are fully vested and have an Option Exercise Price per Share which is less than the Per Share Consideration;
“VWAP” means the volume-weighted average price per share of the Buyer’s publicly traded shares;
“Warranties” means the warranties set out in Clause 13 and Schedule 5;
“Warrantors” means the Founders; and
“Working Hours” means 9:30 am to 5:30 pm (based on the time at the location of the address of the recipient of the relevant notice) on a Business Day.
1.2	In this Deed, unless the context otherwise requires:
(a)
“undertaking” and “group undertaking” shall be construed in accordance with section 1161 of the Companies Act 2006, “holding company” and “subsidiary” shall be construed in accordance with section 1159 of the Companies Act 2006 and “subsidiary undertaking” and “parent undertaking” shall be construed in accordance with section 1162 of the Companies Act 2006;

(b)
every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification after the date of this Deed shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c)
references to Clauses and Schedules are references to clauses of and schedules to this Deed, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Deed include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(e)	references to a “party” means a party to this Deed and includes its successors in title, personal representatives and permitted assigns;
(f)
references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(g)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(h)	references to the phrase “to the extent that” are a matter of degree and are not synonymous with “if”;
(i)
references to “sterling”, “pounds sterling” or “£” are references to the lawful currency from time to time of the United Kingdom and references to “dollars” or “$” are references to the lawful currency from time to time of the United States;

(j)	references to times of the day are to London time unless otherwise stated;
(k)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(l)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(m)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;
(n)
general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation;

(o)
where this Deed requires any party to reimburse or indemnify another party for any cost, expense or liability, references to such “costs”, “expenses” and/or “liabilities” (or similar phrases or expressions) incurred by a person shall not include any amount in respect of VAT other than Irrecoverable VAT; and

(p)
a procuring obligation where used in the context of any Seller in respect of a Group Company, means that such Seller undertakes to exercise its voting rights and use all reasonable endeavours to use such powers as are vested in such Seller from time to time as a shareholder, director, officer or employee of any Group Company (and which is not inconsistent with such Seller’s fiduciary duties, if any), to ensure compliance with that obligation.

1.3	The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.
1.4	Each of the schedules to this Deed shall form part of this Deed.
1.5	References to a document (including this Deed) include such document as amended or varied in accordance with its terms.
1.6
On 15 May 2025, the Buyer held its annual general meeting of shareholders. One of the voting items (proposal 7a) concerned and amendment to revise the Buyer’s governance model to a one-tier board. As of the date of implementation of that proposal and execution of the associated deed of amendment of the Buyer’s articles of association, any references in this Deed to (i) the ‘Supervisory Board’ and ‘Management Board’ shall be deemed to refer to the Buyer’s ‘board of directors’ as of such time, and (ii) ‘appointment as member of the Supervisory Board’ or any similar expression or statement shall be deemed to refer to appointment as a non-executive director.

1.7
All warranties, representations, indemnities, covenants, agreements and obligations given or entered into by more than one Seller under this Deed are, unless otherwise stated, given or entered into severally and not jointly and severally and accordingly the liability of each Seller in respect of any breach of any such obligation, undertaking or liability shall extend only to any loss or damage arising from its own breach.

2.	SALE OF SHARES, DRAG AND CANCELLATION OF OPTIONS
2.1
On the terms set out in this Deed, each Seller shall sell and the Buyer shall purchase the Shares set out against such Seller’s name in Schedule 1 with effect from Completion, with full title guarantee, free from all Encumbrances, together with all rights attaching to such Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Shares after the Completion Date).

2.2
Each Seller irrevocably waives any right of pre-emption or other restriction on transfer in respect of the Shares conferred on it under any agreement or otherwise, in connection with the sale of the Shares pursuant to this Deed.

2.3
If any other holder of Shares wishes to adhere to the terms of this Deed prior to Completion, such Sellers shall enter into a Deed of Adherence as a “Seller” and shall and deliver a copy of such executed Deed of Adherence to the Buyer.

2.4
Promptly following the execution of this Deed by the Selling Shareholders and the Buyer, the Selling Shareholders shall deliver the Drag-Along Notice to the Company, copying each Called Shareholder, along with:

(a)	a Deed of Adherence;
(b)	stock transfer form(s) to transfer all of the Shares held by the Called Shareholder into the name of the Buyer; and
(c)	a lost share certificate indemnity, in Agreed Form, in respect of any missing share certificates in respect of Shares held by the Called Shareholder,
(the “Drag Documents”).

2.5
If any Called Shareholder does not deliver executed versions of the Drag Documents to the Company within three Business Days of the date of the Drag-Along Notice, the Selling Shareholders shall procure that the Company executes the Drag Documents as agent of the defaulting Called Shareholder in accordance with the Drag-Along.

2.6
Each Optionholder hereby irrevocably and unconditionally surrenders all rights such Optionholder has or may have under the Share Option(s) held by them (such surrendered Vested and In the Money Options, the “Cancelled In the Money Options” and such surrendered Unvested and Underwater Options, the “Cancelled Underwater Options”).

2.7
The Buyer shall be entitled to determine, at its sole discretion but acting reasonably and in the best interests of the Buyer Group from Completion, and shall be required to confirm its decision on the same to the Seller Representative upon or prior to Completion, in respect of each Optionholder, whether the Cancelled In the Money Options in respect of such Optionholder shall be cancelled in exchange for either:

(a)	Consideration Shares issued in accordance with Clause 4.1(a); or
(b)	Replacement Awards issued in accordance with Clause 4.1(b); or
(c)	a combination of the foregoing.
2.8	If the Buyer elects to exchange all or a portion of an Optionholder’s Cancelled In the Money Options for the issuance of Consideration Shares in accordance with Clause 4.1(a):
(a)
the number of Consideration Shares to be issued to such Optionholder shall reflect the Relevant Proportion for such Optionholder less such number of Consideration Shares as is equal in value, based on the Buyer Share Price, to such Optionholder’s Option Deduction Amount; and

(b)
the Buyer shall procure that an amount equal to the Estimated Option Tax Liability (if any) in respect of each such Optionholder’s Cancelled In the Money Options shall be paid to HMRC or such other relevant Tax Authority under PAYE (or its equivalent) as soon as reasonably practicable following Completion.

2.9
If the Buyer elects to exchange all or a portion of an Optionholder’s Cancelled In the Money Options for the issuance of Replacement Awards issued in accordance with Clause 4.1(b), the number of Buyer Shares subject to the Replacement Awards shall reflect the Relevant Proportion applicable to the Cancelled In the Money Options less the applicable Option Exercise Price, based on the Buyer Share Price, rounded down to the nearest whole Buyer Share.

3.	EXECUTION OF THIS DEED
3.1
This Deed may be dated and be duly executed and delivered only when it has been executed and delivered by such Sellers that constitute the holders of the majority of the Shares by number (excluding the Buyer), notwithstanding that this document may not then have been executed by each person specified as a signatory to this Deed.

3.2
If this Deed has not been executed by each person specified as a signatory to this Deed, then the Company shall use its reasonable endeavours to procure that each such person executes a counterpart signature to this Deed as soon as reasonably practicable after the date of this Deed.

3.3	The Company shall procure that, on or prior to Completion, each Optionholder adheres to this Deed by delivering a Deed of Adherence.
4.	CONSIDERATION
4.1
The purchase price for the sale of the Shares under this Deed, and for the cancellation of any Vested and In the Money Options as described under this Deed (the “Consideration”), shall be satisfied by:

(a)
the issue and allotment, within five Business Days of Completion, to the Sellers and, if applicable and so determined by the Buyer pursuant to Clause 2.7, the relevant Vested and In the Money Optionholders, of the Consideration Shares (as adjusted, if applicable, in accordance with Clause 4.2), whereby the aggregate nominal value of such Consideration Shares shall be charged against the Buyer’s reserves; and

(b)	the grant, within five Business Days of Completion, to, if applicable and so determined by the Buyer pursuant to Clause 2.7, each relevant Vested and In the Money Optionholder, of Replacement Awards .
4.2
The number of Consideration Shares issued by the Buyer pursuant to Clause 4.1(a) shall be reduced by (i) the aggregate Option Deduction Amount pursuant to Clause 2.8(a); and (ii) the number of Buyer Shares subject to the Replacement Awards granted pursuant to Clause 4.1(b), in each case to the extent if applicable.

4.3	Each Seller and each Optionholder agrees that:
(a)
the Seller Representative shall calculate (i) the number of Vested and In the Money Options; (ii) the number of Unvested and Underwater Options; (iii) the Per Share Consideration; (iv) the Relevant Proportion for each Seller; (v) the Relevant Proportion for each Vested and In the Money Optionholder; and (v) the allocation of Consideration Shares to each Seller;

(b)
the Consideration shall be allocated among the Sellers and the Vested and In the Money Optionholders in accordance with their respective Relevant Proportions, in each case rounding down any fractional entitlement to the nearest whole share; and

(c)
the Buyer shall not be concerned with, or have any liability whatsoever with respect to, the calculations in Clause 4.3(a), the allocation of the Consideration in accordance with the Relevant Proportions, or for any failure by the Seller Representative, any Seller or any other person to allocate such Consideration among the Sellers and the Vested and In the Money Optionholders.

4.4
The Seller Representative shall deliver to the Buyer and each Seller a schedule setting out the calculations pursuant to Clauses 4.3(a), including (i) the Per Share Consideration; (ii) the Relevant Proportions for, the Option Deduction Amount and corresponding number of Consideration Shares or Replacement Awards to be issued to, each Seller and Vested and In the Money Optionholder; (iii) details of all Vested and In the Money Options and Unvested and Underwater Options; at least five Business Days prior to the date of the Shareholders Meeting (or such later date as may be agreed in writing between the Seller Representative and the Buyer).

4.5	The Seller Representative shall deliver to the Buyer and each Seller and Optionholder:
(a)
a schedule in the Agreed Form setting out the calculations pursuant to Clauses 4.3(a), including (i) the Per Share Consideration; (ii) the Relevant Proportions for, and the corresponding number of Consideration Shares and/or Replacement Awards to be issued to each Vested and In the Money Optionholder; and

(b)	an updated copy of Schedule 10 of this Deed, accurate as at the date of Completion, at least three Business Days prior to Completion.
4.6
Each Seller and Vested and In the Money Optionholder shall promptly provide the Buyer with information reasonably requested by the Buyer in support of the issuance, allotment and delivery of the relevant Consideration Shares and/or Replacement Awards (and in no event later than five Business Days prior to the date of the Shareholders Meeting).

4.7
Where any payment is made by a Seller in satisfaction of a liability arising under this Deed, it shall to the greatest extent lawful be treated by the Buyer and the Sellers as an adjustment to the Consideration received by the Seller concerned in respect of its Shares.

4.8
If a Reorganisation Event occurs in respect of the Buyer in the period after the date of this Deed and before the issue of any Consideration Shares or Replacement Awards, the number of Consideration Shares and Replacement Awards to be issued to each Seller and Optionholder will be adjusted in such a way so as to ensure that:

(a)
the number of the Consideration Shares and Replacement Awards, to be issued to the relevant Seller or Vested and In the Money Optionholder, expressed as a proportion of the total number of fully paid ordinary shares in the Buyer, is not less than such proportion would have been but for the occurrence of the Reorganisation Event;

(b)
the aggregate value of the Consideration Shares and Replacement Awards to be issued to the relevant Seller or Vested and In the Money Optionholder is not less than such value would have been but for the occurrence of the Reorganisation Event; and

(c)
the rights and interests of the relevant Seller or Vested and In the Money Optionholder are not adversely affected (whether legally, economically or financially) as a result of the occurrence of the Reorganisation Event.

5.	UNVESTED AND UNDERWATER OPTIONS
5.1
As soon as reasonably practicable, and in any event within three months following Completion, the Buyer will procure that each Optionholder’s Cancelled Underwater Options are replaced with an award of equivalent value over Buyer Shares pursuant to the Buyer’s incentive plan.

5.2	No Replacement Awards nor Consideration Shares shall be issued in respect of any Cancelled Underwater Options.
6.	LEAKAGE
6.1
Each Seller severally undertakes to the Buyer that if any Leakage (other than Permitted Leakage) occurs or has occurred at any time from the date of this Deed up to and including Completion then, subject to both Completion occurring and the subsequent provisions of this Clause 5, such Seller shall, in relation to itself or themselves only, pay to the Buyer on demand, an amount in cash equal to its Relevant Proportion of the aggregate amount of such Leakage less any related Leakage Tax Saving.

6.2	For the purposes of this Deed:
(a)	“Leakage” means any of the following by any Group Company to the extent it does not constitute Permitted Leakage:
(i)	the declaration, making or payment of any dividend or other distribution (whether in cash or kind) in favour of any Seller or any Affiliate of any Seller;
(ii)
any payment (whether in cash or in kind) in respect of a distribution, repurchase, repayment, redemption or return (whether in part or in full, and whether in respect of principal or interest) of any share capital or loan capital of a Group Company held by any Seller or any Affiliate of any Seller;

(iii)
the payment of any sum (whether in cash or in kind) to, or entering into any transaction with any Seller or any Affiliate or Connected Person of any Seller, other than any payments or transactions made or entered into on arms’ length terms;

(iv)	the payment of any Transaction Bonuses;
(v)	the payment of any Transaction Costs or Carve-Out Costs other than the Permitted Costs;
(vi)
the sale, transfer, surrender or disposal of any asset to any Seller or any Affiliate of any Seller or purchase of any asset from any Seller or any Affiliate of any Seller unless it is at a fair market value;

(vii)	the amount of any gift or other gratuitous payment made to any Seller or any Affiliate of any Seller;
(viii)	the forgiveness, release or waiver of any right, debt or claim outstanding against any Seller or any Affiliate of any Seller;
(ix)
the value of any guarantee or indemnity entered into by any Group Company relating to an obligation of any Seller or any Affiliate of any Seller, or any payment in connection with such a guarantee or indemnity (but excluding any indemnities given by any Group Company to professional advisers in engagement letters relating to the Transaction);

(x)	the making of or entering into of any legally binding (as determined to be liable by a court of competent jurisdiction and where the relevant Group Company has no right of appeal or is debarred by passage of time or otherwise from making an appeal) agreement or arrangement relating to any of the foregoing matters or the announcement of any intention to do any of the foregoing matters; or
(xi)
any Employer’s NICs, apprenticeship levy (or equivalent employer social security or payroll taxes payable in any jurisdiction) arising from the cancellation of the Vested and In the Money Options pursuant to this Deed or the issue of Consideration Shares to the Vested and In the Money Optionholders;

(xii)
without double counting, the payment or incurrence of any Tax (including any Tax that would have been payable but for the availability of a Relief) as a consequence of Clause 6.2(a)(i) to 6.2(a)(x) above (provided that in all cases the incurrence of such Taxation by any Group Company shall be deemed to have been incurred at the same time as the underlying matter that it was incurred on); and

(b)	“Permitted Leakage” means any of the following by or for the benefit of any Group Company:
(i)
any payment made or agreement to make a payment in respect of salaries, pension contributions, performance or other bonuses or other reimbursements, benefits, fees or expenses due to any director, officer, employee or consultant of any Group Company in the ordinary course of their directorship, employment or consultancy which is consistent with past practice and is not arising in connection with the Transaction, including any employment Tax and/or Employer’s NICs thereon or, as the case may be, VAT thereon;

(ii)	any payment made or actions undertaken in arm’s length trading in the ordinary course of business with any Seller or an Affiliate of any Seller including any VAT thereon;
(iii)
any cost incurred, any payment made or any actions undertaken at the written request, or with the prior written consent, of any member of the Buyer Group and expressly acknowledged by a member of the Buyer Group as constituting Permitted Leakage;

(iv)	any payment or agreement to make a payment contemplated by, or expressly required under any Transaction Document, including any Taxation expressly so contemplated or required;
(v)	any Leakage to the extent that it has been refunded or reimbursed (including any Tax within Clause 6.2(a)(xii) thereon) to a Group Company without any cost or liability to any Group Company; and
(vi)	any Permitted Costs.
7.	CONDITIONS
7.1	Completion shall be subject to the following conditions (the “Conditions”) being satisfied:
(a)	by the Longstop Date the Buyer having obtained the Shareholder Approval; and
(b)	as at Completion:
(i)
the Business Warranty at 3.7 of Schedule 5 being true and accurate as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date; and

(ii)
each Business Warranty and each Seller Warranty being true and accurate as if repeated immediately prior to Completion (save as Disclosed at signing) and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date, except where the inaccuracies:

(A)	would not impede the closing of the Transaction; or
(B)
would not (save for matters related to the BPL-003 Phase 2B Clinical Trial that have arisen between the date of the top line read out of the results of such clinical trial and Completion, other than Clinical Validity Matters) individually or in aggregate, have a material adverse effect on the Group (such material adverse effect having a value in excess of £25 million),

((i) and (ii) together, the “Warranty Condition”).

7.2
The parties shall use all reasonable endeavours and fully co-operate in all actions and omissions, with each party bearing its own respective costs, to ensure that the Condition in Clause 7.1(a) is satisfied as soon as practicable and, in any case, no later than the Longstop Date.

7.3
Nothing in this Clause 7 shall require a party to disclose, or ensure the disclosure of, commercially sensitive or legally privileged information regarding itself or its Representatives to another party, except to the extent of which it is necessary to ensure that the Conditions and any obligations under Clause 7.4 are satisfied, in which case such disclosure shall be on a confidential external counsel-to-counsel basis only.

7.4	Each party shall, to the extent permitted by Law:
(a)	give written notice to each other party promptly and in any case, within two Business Days after each time it becomes aware that:
(i)	the Condition in Clause 7.1(a) has been satisfied;
(ii)	an event, circumstance or condition has occurred which is reasonably likely to prevent the Condition in Clause 7.1(a) from being satisfied by the Longstop Date; or
(iii)	the Condition in Clause 7.1(a) will not be satisfied by the Longstop Date; and
(b)	at the same time (or promptly after giving such written notice) give each other party reasonable evidence of the same.
7.5	The Condition in Clause 7.1(a) is not capable of being waived.
7.6
If notice is given pursuant to Clause 7.4(a)(iii) in respect of the Condition in Clause 7.1(a), a written notice to terminate this Deed, following which Clause 20 shall apply, may be given to each other party by any party.

7.7	If the Condition in Clause 7.1(a) is not satisfied on or by the Longstop Date, this Deed may be terminated by the parties in accordance with Clause 20.
8.	CARVE-OUT
8.1
Subject to Clause 8.2, prior to Completion the Sellers and the Buyer shall use all reasonable endeavours to procure that the Carve-out takes effect in accordance with the Carve-out Steps Plan. In particular:

(a)	the Sellers shall use, and shall procure that the Company use all reasonable endeavours to complete the Carve-out in accordance with the Carve-out Steps Plan; and
(b)
the Sellers shall keep the Buyer regularly and reasonably informed of the progress of the Carve-out and promptly notify the Buyer of any material updates in relation to the completion of the Carve-out.

8.2
The Sellers shall not make any changes to the structure of, or the steps involved in, the Carve-out compared with the structure and steps currently set out in the Carve-out Steps Plan other than with the Buyer’s prior written consent.

9.	LOCK-UP
The Consideration Shares and any Replacement Awards issued upon the exercise of a Consideration Option shall be subject to the lock-up provisions in Schedule 9.
10.	PRE-COMPLETION OBLIGATIONS
10.1	During the period from the date of this Deed to Completion, each Seller shall perform its obligations as set out in Schedule 3.
10.2
As promptly as practicable after the date of this Deed, the Buyer shall convene and hold a general meeting for the purpose of obtaining the Shareholder Approval (the “Shareholders Meeting”). The Company and the Buyer shall jointly prepare, and the Buyer shall file with the SEC and mail to its shareholders as soon as practicable, a proxy statement of the Buyer (the “Proxy Statement”) for the purpose of obtaining the Shareholder Approval at the Shareholders Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Buyer’s shareholders to vote, at the Shareholders Meeting, in favour of the Shareholder Approval and such other matters as the Company and the Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction. Buyer shall notify the Company of any SEC comments. Buyer and Company shall use all reasonable efforts to clear the Proxy Statement with the Staff of the SEC as soon as practicable.
10.3
The Buyer shall use reasonable endeavours to solicit from its shareholders proxies or votes in favour of the Shareholder Approval. The Buyer may adjourn, postpone, cancel or reconvene the Shareholders Meeting to the extent reasonably necessary (x) to ensure that any supplement or amendment to the materials for the Shareholders Meeting that the Buyer reasonably determines is necessary to comply with applicable Law is made available to the Buyer’s shareholders in advance of the Shareholders Meeting or (y) to solicit additional proxies or votes in favour of the Shareholder Approval in the event that (i) there are holders of an insufficient number of Buyer Shares present or represented by a proxy at the Shareholders Meeting to constitute a quorum thereat or (ii) the Buyer reasonably determines such additional time is necessary to obtain the Shareholder Approval. In the event the Shareholders Meeting is adjourned, postponed, cancelled or reconvened pursuant to the preceding sentence, the Buyer shall resume or reconvene the Shareholders Meeting as soon as practicable following the date of the originally scheduled Shareholders Meeting but, in any event, no later than four (4) Business Days prior to the Longstop Date.

10.4
The Sellers and the Company shall cooperate with the Buyer in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Buyer in writing upon request any and all information relating to the Company and the Sellers as may be required, or otherwise reasonably requested by the Buyer, to be set forth in the Proxy Statement under applicable Law, including, for the avoidance of doubt, the Accounts, as adjusted as necessary to comply with applicable Law.

10.5
On or prior to the Reference Date (or such later date as may be agreed in writing between the Warrantors and the Buyer), the Warrantors shall provide the Buyer with a draft of the Completion Disclosure Letter.

11.	COMPLETION
11.1
Completion shall take place electronically by way of exchange of signature pages by email or other electronic transmission (or at any other place as agreed in writing by the Seller Representative and the Buyer) on:

(a)	the Business Day immediately following the day on which the last of the Conditions (other than the Warranty Condition) to be satisfied or waived is satisfied or waived; or
(b)	any other date agreed in writing by the Seller Representative and the Buyer.
11.2	At Completion:
(a)	each Seller shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 4;
(b)	the Buyer shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 4; and
(c)	the Company shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 4.
11.3	All documents and items delivered and payments received in connection with Completion shall be held by the recipient to the order of the person delivering or making them.
11.4	Simultaneously with:
(a)	the delivery of all documents and items required to be delivered;
(b)	the receipt of all payments required to be made; and
(c)	the performance of all other obligations required to be performed at Completion,
(and in the case of Clause 11.6(b), other than any such delivery, payment or performance in to the extent such is not practicable), all such documents, items and payments shall cease to be held to the order of the person delivering or making them, shall be released and Completion shall be deemed to have taken place.
11.5	No party shall be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.
11.6
Without prejudice to any other rights and remedies a party may have, (i) if the Buyer, the Company or any Seller does not comply with its material obligations under Clause 11.2 on the date on which Completion is scheduled to occur (the “Scheduled Completion Date”); or (ii) if the Warranty Condition is not met, the

Buyer (in the case of non-compliance by the Company or any Seller) and the Sellers (in the case of non-compliance by the Buyer) shall each be entitled by notice in writing to each other party, at its discretion:
(a)
to defer Completion to any subsequent Business Day falling not more than 20 Business Days after the Scheduled Completion Date. The date for the deferred Completion shall be determined by the relevant party in good faith;

(b)	so far as practicable, to complete the sale and purchase of the Shares in accordance with Clause 11.2 and Schedule 4; or
(c)
to terminate this Deed by notice in writing to each other party, following which Clause 20 shall apply (provided, in respect of Clause 11.6(i) only, Completion has been deferred in accordance with Clause 11.6(a) at least once by it).

11.7	At Completion, subject in all respects to the Buyer having obtained the Shareholder Approval, the following appointments shall be made:
(a)
Cosmo Feilding-Mellen shall be nominated for appointment to the Supervisory Board with the honorary title of “Co-Founder and Strategy Director”, with the terms of such appointment including (but not be limited to) the right of Cosmo Feilding-Mellen to oversee (in conjunction with the other members of the Supervisory Board) the strategic review of the combined pipeline and related prioritisation, including the determination of the strategic direction (including human resource matters) of the BPL-003 Phase 2B Clinical Trial; and

(b)	Robert Hershberg shall be nominated for appointment to the Supervisory Board,
(the “Director Nominees”).
For the avoidance of doubt, in the event the Shareholder Approval is not obtained, this Clause 11.7 shall have no force or effect.
11.8
If, as determined solely by the Buyer, Robert Hershberg does not meet the requirements to be considered “independent” under the listing rules and corporate governance rules and regulations of the Nasdaq Global Market then, subject to the Buyer’s prior written consent (acting reasonably) to the identity of the individual, the Seller Representative shall propose an alternative person for nomination to the Supervisory Board who meets the relevant requirements.

12.	POST-COMPLETION OBLIGATIONS
12.1
As soon as possible after Completion, the Sellers shall send to the Buyer (at the Buyer’s registered office) all records, correspondence, documents, files, memoranda and other papers relating to each Group Company not required to be delivered at Completion and which are not kept at any of the Properties.

12.2
Following the conclusion of the Initial Term, the Buyer agrees that so long as the Sellers in aggregate continue to hold at least 10% of the issued and outstanding share capital of the Buyer, Cosmo Feilding-Mellen shall have a one-time right to require the Supervisory Board to nominate, for appointment by the Buyer’s general meeting, an individual of his choosing (subject to approval from the nominating committee of the Buyer, which shall not be unreasonably withheld) as a member of the Supervisory Board.

12.3
If, at any time during the Initial Term, the Supervisory Board consists of more than seven members, the Seller Representative shall have the right to require the Supervisory Board to nominate, for appointment by the Buyer’s general meeting, such number of additional members of the Supervisory Board that the Sellers have the power to nominate for appointment 2/7th of the members of the Supervisory Board during the Initial Term (any fractional entitlements being rounded to the nearest whole number).

13.	WARRANTIES AND UNDERTAKINGS OF THE WARRANTORS AND SELLERS
13.1
Each Warrantor warrants to the Buyer that each of the Business Warranties is true and accurate: as at the date of this Deed and as at Completion as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date.

13.2
Notwithstanding the provisions of clause 13.1, any Warranties which relate directly or indirectly to any member of the Eleusis Group shall not be warranted as at the date of this Deed or be repeated immediately prior to Completion.

13.3	Each Seller severally warrants to the Buyer, in respect of itself only, that each of the Seller Warranties is true and accurate:
(a)	as at the date of this Deed; and
(b)
as at Completion as if repeated immediately prior to Completion and on the basis that any reference made to the date of this Deed (whether express or implied) in any Warranty shall be considered a reference to the Completion Date.

13.4	Each of the Warranties shall be construed as being separate and independent.
13.5
Warranties qualified by the expression “so far as the Warrantors are aware” (or any similar expression) are deemed to be given by each Warrantor only on the basis of the actual knowledge of each of the Founders, Tim Mason, Rob Conley, Joe Hamer, Alistair Boath and Matt Hartley as of the date of this Deed.

13.6	Notwithstanding any other provision of this Deed, the provisions of this Clause 13 and Schedule 6 shall operate to limit the liability of each Warrantor and Seller in respect of any Claim.
13.7	Each Seller acknowledges and agrees that on and from Completion:
(a)
except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents, such Seller, its Affiliates and its and its Affiliates’ Connected Persons have no rights or remedies against (and has not assigned any rights or remedies against) and shall not bring or make any claim, proceeding, suit or action:

(i)
in connection with any information, opinion or advice supplied or given (or omitted to be supplied or given) in connection with any of the Transaction Documents against any current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants of any Group Company (each of whom shall be entitled to enforce this Clause 13.7(a)(i) under the Contracts (Rights of Third Parties) Act 1999) on whom it may have relied before agreeing to any terms of, or entering into, any Transaction Document; and

(ii)
against any Group Company or any of their current or former directors, officers, employees, agents, consultants, advisers, auditors and accountants (each of which shall be entitled to enforce this Clause 13.7(a)(ii) under the Contracts (Rights of Third Parties) Act 1999), other than in respect of Permitted Rights, and with effect from Completion, such Seller hereby irrevocably releases, waives, forfeits and/or extinguishes (and shall procure that each of its Affiliates and its and its Affiliates’ Connected Persons releases, waives, forfeits and/or extinguishes) any such claim, proceeding, suit or action; and
(b)
there will be no agreement, arrangement or understanding between such Seller or any of its Affiliates or its or its Affiliates’ Connected Persons on the one hand, and any Group Company on the other hand, other than the Transaction Documents or any agreements, arrangements or understandings in the ordinary course of business;

(c)	subject to any payments required to be made on or following the Completion Date pursuant to this Deed, there shall be no amounts owing from a Group Company to such Seller or any of its Affiliates; and
(d)
neither such Seller nor its Affiliates benefit from any guarantee, indemnity or suretyship given by a Group Company, other than any indemnity to which they are entitled at law or under the constitutional documents of any Group Company in respect of acts or things done in good faith while acting in their capacity as a director or officer of any of the Group Companies.

14.	WARRANTIES AND UNDERTAKINGS OF THE BUYER
14.1	The Buyer warrants to each Seller as at the date of this Deed that, other than as set forth in the Buyer’s public disclosures with the SEC:
(a)	the Buyer is validly incorporated, in existence and duly registered under the laws of its country of incorporation;
(b)
other than the Shareholder Approval, the Buyer (i) has taken all necessary corporate action and has all requisite corporate power and authority to enter into and perform this Deed in accordance with its terms and, (ii) when entered into, will have taken all necessary corporate action and will have all requisite corporate power and authority to enter into and perform any other Transaction Documents to which the Buyer is a party in accordance with their terms;

(c)
this Deed and the other Transaction Documents to which the Buyer is a party constitute (or shall constitute when entered into by the Buyer) valid, legal and binding obligations on the Buyer in accordance with their terms, assuming due authorization, execution and delivery of this Deed and the other Transaction Documents by the other parties thereto;

(d)
the execution and delivery of this Deed and, subject to the Shareholder Approval, the other Transaction Documents to which the Buyer is a party by the Buyer and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Buyer, any agreement or instrument to which the Buyer is a party or by which it is bound, or any Law, order or judgment that applies to or binds the Buyer or any of its property;

(e)
other than the Shareholder Approval, no consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority (other than the Nasdaq Global Market) is required to be obtained, or made, in order for the Buyer to enter into and perform this Deed in accordance with its terms;

(f)
the Buyer is not insolvent or unable to pay its debts as they fall due within the meaning of the insolvency laws of any jurisdiction applicable to it or has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Buyer. No administrator or any receiver or manager has been appointed by any person in respect of the Buyer or all or any of its assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Buyer has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;

(g)
the documents and other information relating to the business, affairs and financial condition of the Buyer which have been filed by or on behalf of the Buyer in the last three years with the Nasdaq Global Market have complied in all material respects with the applicable laws of the SEC and the rules of the Nasdaq Global Market;

(h)
subject to (i) the Buyer having obtained the Shareholder Approval and (ii) the accuracy of the Seller Warranty at paragraph 3.7 of Schedule 5, and except for any violation resulting from actions taken by the Company, any Selling Shareholder, any Called Shareholder or any Vested and In the Money Optionholder, the issuance of the Consideration Shares under this Deed does not contravene the rules and regulations of the SEC or Nasdaq Global Market;

(i)
since the date of the latest audited financial statements included within the SEC Reports, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a material adverse effect, (i) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) liabilities and obligations incurred in the ordinary course of business, (B) liabilities not required to be reflected in their respective financial statements pursuant to GAAP or disclosed in filings made with the SEC, and (C) liabilities that are executory obligations arising under contracts to which the Buyer is a party, (ii) the Buyer has not altered its method of accounting, and (iii) the Buyer has not declared or made any dividend or distribution of cash or other property to their respective shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of their capital stock;

(j)
as of the close of business on 22 May 2025, (i) 200,752,775 Buyer Shares were issued and outstanding and (ii) no Buyer Shares were held by Buyer in its treasury. No person holds any right of first refusal, pre-emptive right, participation right, or similar right with respect to the transactions contemplated. There are no outstanding options, warrants, convertible securities, or agreements obligating the Buyer to issue additional shares or securities. The issuance of Consideration Shares under this Deed will not trigger any material adjustments or obligations under existing securities or agreements. There are no material shareholders’ or voting agreements affecting the Buyer’s capital stock;
(k)
the Buyer has not granted to any person any right or option to subscribe newly issued shares in the capital of the Buyer or to purchase any shares in the capital of the Buyer which are, at the date of this Deed, owned by or pledged to the Buyer or any subsidiary of the Buyer, except for options to purchase shares granted pursuant to the Buyer’s employee share option plan;

(l)
subject to (i) the Buyer having obtained the Shareholder Approval and (ii) the accuracy of the Seller Warranties at paragraph 3.7 of Schedule 5, and except for any violation resulting from actions taken by the Company, any Selling Shareholder, any Called Shareholder or any Vested and In the Money Optionholder, any Consideration Shares issued by the Buyer pursuant to the terms of this Deed will, be validly issued and, immediately after issue, be credited as fully paid-up, be free from any Encumbrance, will have the same rights as, and rank pari passu in all respects with, the existing share capital of the Buyer (including, but not limited to, such rights ascribed to the Consideration Shares pursuant to the Registration Rights Agreement), and will rank in full for all dividends and other distributions declared on the existing share capital of the Buyer on or after the Completion Date;

(m)	the Buyer has no material capital commitments outside the ordinary course of business;
(n)
other than the ongoing litigation with DemeRx in which the Buyer is the defendant, neither the Buyer nor, to its knowledge; any person for whose acts and defaults the Buyer may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, to the Buyer’s knowledge, is pending or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Buyer is threatened or in progress nor, to the Buyers knowledge, is pending; and

(o)
all statutory, governmental, court, regulatory and other requirements applicable to the carrying on the business of the Buyer, the formation, continuance in existence, creation and issue of securities, management or operation of the Buyer have, to the Buyer’s knowledge, been complied with, and all permits, authorities, licenses, registrations, certifications and consents required for the Buyer to conduct its business have been obtained, are valid and subsisting and all conditions applicable thereto have been complied with.

14.2	The Buyer acknowledges and agrees that except in the case of fraud and without prejudice to any matter agreed in the Transaction Documents:
(a)
it has no rights or remedies against and shall not bring or make any claim, proceeding, suit or action in connection with any of the transactions contemplated in any of the Transaction Documents against any Group Company (each of whom shall be entitled to enforce this Clause 14.2(a) under the Contracts (Rights of Third Parties) Act 1999), and the Buyer hereby irrevocably releases, waives, forfeits and/or extinguishes any such claim, proceeding, suit or action; and

(b)
on and from Completion, no Group Company will have any rights or remedies against, or any basis for bringing any claim, proceeding, suit or action against, any Seller (each of which shall be entitled to enforce this Clause 14.2(b) under the Contracts (Rights of Third Parties) Act 1999) and with effect from Completion, the Buyer shall procure that no Group Company brings any such claim, proceeding, suit or action.

15.	SELLER REPRESENTATIVE
15.1
Subject to Clause 15.3, each Seller and Optionholder hereby irrevocably appoints Michael Norris (the “Seller Representative”) to act as its representative and to represent it for all purposes under this Deed, including for the purposes of:

(a)	accepting notices on its behalf in accordance with Clause 29;

(b)
taking any and all actions that may be necessary or desirable, as determined by the Seller Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction;

(c)	granting any consent, waiver or approval on its behalf under this Deed; and
(d)
generally executing and delivering or procuring the execution and delivery of all such documents and doing all such things provided in or contemplated by this Deed to be performed by it or by the Seller Representative on its behalf.

15.2
The Seller Representative shall consult with each Seller and Optionholder and take into account the views of each Seller and Optionholder before taking any steps or actions or deciding not to take any steps or actions in accordance with the authority granted to the Seller Representative under this Deed.

15.3
If for any reason the Seller Representative from time to time is unwilling or unable to act as the Seller Representative and a majority of the Sellers and Optionholders agree in writing to appoint another person to fill the role of Seller Representative, the Sellers and Optionholders shall promptly notify the Buyer of the identity of such other person, following which such other person shall be the Seller Representative for the purposes of this Deed.

15.4	Each Seller and Optionholder:
(a)
agrees that the Seller Representative, in exercising the powers and authorities conferred by this Clause 15 and/or the Transaction Documents upon such Seller Representative, shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Seller or Optionholder;

(b)
agrees that the Seller Representative shall be entitled to take any and all actions that may be necessary or desirable, as determined by the Seller Representative in its sole discretion, and shall have no liability whatsoever to the Buyer or any Seller or Optionholder in relation to the exercise of those powers and authorities, except in the case of fraud by the Seller Representative;

(c)	agrees that it shall be bound by any steps or actions taken or any agreement entered into by the Seller Representative acting in accordance with this Deed; and
(d)
severally undertakes to indemnify the Seller Representative against, and pay on demand (on a pound for pound and an after-Tax basis) an amount equal to its Relevant Proportion of all Losses which may be suffered or incurred by the Seller Representative and which arise directly or indirectly in connection with the exercise or the purported exercise in good faith of any of the rights or duties of such Seller Representative contemplated by this Deed (except in the case of fraud).

16.	MATTERS AMONG THE SELLERS AND OPTIONHOLDERS
16.1	Each Seller and Optionholder irrevocably and unconditionally:
(a)
agrees that the allocation of the Consideration between the Sellers and Optionholders in accordance with Clause 4.1 is in accordance with the articles of association of the Company (“Company Articles”), and accordingly each Seller and Optionholder agrees and consents to the allocation of the Consideration as set out in this Deed and waives any rights it may have under any agreement governing the distribution of proceeds on any sale of all or any part of the share capital of the Company other than the Company Articles;

(b)
agrees and consents to the entering into of this Deed and the Transaction and releases each other Seller and Optionholder from any breach by such Seller or Optionholder of any part of the Company Articles, the SSA or any other agreement, by reason of the entering into of this Deed or any of the Transaction Documents or the consummation of any part of the Transaction; and

(c)
agrees that no other Seller or Optionholder shall have any liability to it to settle or make payment towards any Tax liability arising on the consideration receivable by it (in whatever form), and that it has not been induced by, or relied on any, representation or warranty in relation to any Taxation payable or Relief which may be available, made by any other Seller or Optionholder.

16.2	Each Seller and each Option Holder (other than the Seller Representative) agrees that (unless otherwise agreed with the Seller Representative):
(a)
any information relating to any other Seller or Optionholder (including such Seller or Optionholder’s name, address, identify, Shares, Share Options or amounts payable to such Seller or Optionholder under the Transaction Documents) is confidential;

(b)	such Seller or Optionholder (as applicable) shall only be entitled to receive and/or have access to such information to the extent that that information relates to such Seller or Optionholder; and
(c)	any such information contained in a counterpart of this Deed or Transaction Document provided to or executed by such Seller or Optionholder shall be redacted.
17.	TERMINATION OF THE SSA
17.1	With effect from Completion, each of the Sellers (to the extent they are a party to the SSA) the Buyer and the Company:
(a)
severally, unconditionally and irrevocably agrees that each of the other parties shall be released from all of its continuing obligations (past, present or future) arising out of or in connection with the SSA to the intent that with effect from Completion, the SSA shall be terminated and be of no further force or effect;

(b)
except in the case of fraud, unconditionally and irrevocably waives and releases all rights it presently has or which, in the absence of this Deed, it might otherwise have had to bring a claim against any one or more of the other parties pursuant to, or in respect of the subject matter of, the SSA, whether in relation to past, present or future circumstances, and regardless of whether it presently knows or could know of the grounds or legal basis for any such claim; and

(c)
unconditionally and irrevocably undertakes not to make any claim against any other party in relation to the SSA or any breach thereof and releases and discharges each of the other parties from all claims, demands, liabilities and obligations under the SSA, howsoever arising and whether arising on, before or after the Completion Date.

18.	RESTRICTIVE COVENANTS
18.1
In order to confer upon the Buyer the full benefit of the business and goodwill of the Group, each of the Founders hereby undertakes and covenants with the Buyer that they nor any of their Affiliates shall not:

(a)	during the one year period beginning with the Completion Date, directly or indirectly carry on or be employed, engaged or interested in any Restricted Business in the Restricted Territories;
(b)
during the one year period beginning with the Completion Date, deal with or canvass, solicit or seek to solicit the custom of any person who has been a customer of any Group Company at any time within the 12 months immediately prior to Completion or directly or indirectly do or say anything which may lead to any person ceasing to do business with any Group Company on substantially the same terms as previously (or at all);

(c)
during the one year period beginning with the Completion Date, directly or indirectly offer employment to, enter into a contract for the services of, or attempt to entice away from any Group Company, any individual who is at that time, and was at the Completion Date, employed or directly engaged in an executive or managerial position with any Group Company, except a person who:

(i)
responds, without any form of approach or solicitation by or on behalf of such Founder or any Affiliate of such Founder, to a general public advertisement made in the ordinary course of business which is not intended to target any specific person; or

(ii)	whose employment or engagement with the Buyer Group has been terminated;
(d)
during the one year period beginning with the Completion Date, solicit or entice away from any Group Company any supplier who had supplied goods and/or services to any Group Company at any time during the 12 months immediately prior to Completion if that solicitation or enticement causes or could cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to any Group Company; and

(e)
during the one year period beginning with the Completion Date, do or say anything or make any direct or indirect public statement that they know or ought reasonably to know will disparage, defame, or be harmful to the goodwill of, any Group Company, the Buyer or a member of the Buyer Group, provided, however, that nothing in this Clause 18.1(d) is intended to prohibit or restrict them from responding truthfully to any governmental investigation, legal process or inquiry related thereto, making good faith rebuttals of another person’s untrue or materially misleading statements, or making any bona fide general competitive statements or communications without malice in the ordinary course of competition.

18.2	Nothing in this Clause 18 shall restrict either of the Founders from:
(a)	engaging in any business activities related to the pre-clinical or clinical development or general exploitation of ELE-101;
(b)	holding by way of a bona fide investment, in aggregate, less than 3% of any class of shares or debentures listed on the London Stock Exchange or any other recognised exchange in any jurisdiction; or
(c)
acquiring any one or more businesses or companies where at the time of such acquisition the activities of the acquired businesses or companies include a Restricted Business and subsequently carrying on or being engaged in such Restricted Business, provided the turnover of the Restricted Business in its last financial year is less than 30% of the turnover of the acquired businesses or companies as a whole.

18.3
The undertakings in this Clause 18 are intended for the benefit of the Buyer and each Group Company and apply to actions carried out by the Founders in any capacity whatsoever and whether directly or indirectly, on the behalf of the Founders or any other person or jointly with any other person.

18.4
Each Founder agrees that the undertakings contained in this Clause 18 are reasonable and necessary for the protection of the Buyer’s legitimate interests in the goodwill of the Group Companies and shall be construed as separate and independent undertakings. If any undertaking contained in this Clause 18 is found to be void or unenforceable but would be valid and enforceable if some part or parts of the undertaking were deleted, such undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

18.5
Each Founder acknowledges that damages may not be an adequate remedy for any breach of the undertakings in this Clause 18 and that the Buyer shall be entitled to seek the remedies of injunction, specific performance and any other equitable relief for any threatened or actual breach of such undertakings in Clause 18.1.

18.6
Without prejudice to Clause 18.4, if any undertaking in this Clause 18 is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable undertaking with a valid provision which, as far as possible, has the same commercial effect as the provision which it replaces.

19.	CONFIDENTIALITY AND ANNOUNCEMENTS
19.1	Subject to Clause 19.5, each party:
(a)	shall treat, and shall procure that its Affiliates treat, as strictly confidential:
(i)
the provisions of this Deed and the other Transaction Documents (including the identities of the parties to such agreements), their subject matter and any documents referred to therein, and the process of their negotiation;

(ii)
in the case of each Seller and Optionholder, any information received or held by such Seller or Optionholder or any of their respective Representatives which relates to the Buyer Group or, following Completion, any Group Company;

(iii)
in the case of the Buyer, any information directly or indirectly received or held by the Buyer or any of its Representatives which relates to any Seller or Optionholder, any Affiliate of any Seller or Optionholder or, prior to Completion only, any Group Company,

(together “Confidential Information”); and

(b)
shall not, and shall procure that its Affiliates shall not, except with the prior written consent of the party to whom the Confidential Information relates (which shall not be unreasonably withheld or delayed), make use of (except for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document) or disclose to any person (other than its Representatives in accordance with Clause 19.2).

19.2	Each party undertakes that it shall, and it shall procure that its Affiliates shall, only disclose Confidential Information to its Representatives where:
(a)	it is reasonably required for the purposes of performing its obligations or exercising its rights under this Deed or any other Transaction Document; or
(b)	it is reasonably required for the purposes of to enable the Buyer to perform its obligations under this Deed or any other Transaction Document, only where such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 18 and instructed to comply with this Clause 18 as if they were a party to it.
19.3
Subject to Clauses 19.4 and 19.5, each party shall not (and shall procure that its Affiliates shall not) make any announcement (including any communication to the public, to any customers, suppliers or employees of any Group Company) concerning the subject matter of this Deed without the prior written consent of each other party (which shall not be unreasonably withheld or delayed).

19.4	As soon as practicable after each of the date of this Deed and Completion the parties shall procure that a joint announcement of the Transaction is made by way of press release in Agreed Form.
19.5	Clauses 19.1, 19.2 and 19.3 shall not apply if and to the extent that the party using or disclosing Confidential Information or making such announcement can demonstrate that:
(a)	such disclosure or announcement is required by Law or by any Authority (including, for the avoidance of doubt, any Tax Authority) having applicable jurisdiction;
(b)
such disclosure is required for the purposes or the preparation of, or to be included within any accounts, financial statements and/or the tax returns or other submissions to or communications with any Tax Authority in connection with the tax affairs of the disclosing party or its Affiliate;

(c)
such disclosure or announcement is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Deed which is permitted by Clause 27;

(d)
such disclosure is made to any potential investor in or any lender to the Company or the Buyer, provided such recipients are informed of the confidential nature of the Confidential Information and the provisions of this Clause 18 and instructed to comply with this Clause 18 as if they were a party to it; or

(e)
the Confidential Information concerned has come into the public domain other than through that party’s fault (or that of its Representatives) or the fault of any person to whom such Confidential Information has been disclosed in accordance with this Clause 19.5.

19.6	The provisions of this Clause 19 shall survive termination of this Deed or Completion, as the case may be.
20.	TERMINATION
20.1	Written notice to terminate this Deed may be given:
(a)	in accordance with Clause 7.6 or Clause 7.7;
(b)	in accordance with Clause 11.6(c); or
(c)
if the Milestone Condition is not satisfied by the Pre-Phase 2B Read Out Date and, as a result, within ten Business Days following the Buyer’s receipt from the Company (in its capacity as a shareholder of the Company) of the final top-line Phase 2B Clinical Trial data in respect of its BPL-003 Phase 2B Clinical Trial, the Management Board and Supervisory Board change their recommendation to obtain Shareholder Approval (“Changed Board Recommendation”).

20.2	If:
(a)	any of the Conditions are not satisfied by the Longstop Date; or

(b)	notice of termination is given in accordance with Clause 20.1, then:
(c)
this Deed shall cease to have effect immediately after the Longstop Date (in the case of Clause 20.2(a)) or upon delivery of such notice of termination (in the case of Clause 20.2(b)), except that the Surviving Provisions and any rights or liabilities that have accrued prior to that time shall continue in full force and effect;

(d)
in the case of a notice of termination given in accordance with Clause 20.1(c), the Buyer shall, within thirty Business Days of the termination of this Deed (“Payment Period”), pay to the Company, a fee equal to USD 4,000,000 to be satisfied (at the Buyer’s election) either in cash or through the issuance of such number of newly issued, unregistered Buyer Shares representing a total value of USD 4,000,000 calculated based on the 20 day VWAP as at the date falling 10 days after the date of the Changed Board Recommendation; and

(e)
in the case of the Condition in Clause 7.1(a) not being satisfied by the Longstop Date in the absence of a Changed Board Recommendation, the Buyer shall, within the Payment Period, pay to the Company, a fee equal to USD 10,000,000 to be satisfied by a combination of:

(i)
at the Buyer’s election, through the issuance of number of newly issued, unregistered Buyer Shares representing a total value of up to USD 5,000,000 calculated based on the 20 day VWAP as at the date falling 10 days after the Longstop Date; and

(ii)	cash equal to USD 10,000,000 less the value of any Buyer Shares to be issued pursuant to Clause 20.2(e)(i), calculated pursuant to the basis set out in Clause 20.2(e)(i),
(any Buyer Shares issued under this Clause 20.2(d) and 20.2(e), “Break Fee Shares”), and the Buyer hereby irrevocably waives any right under the SSA or otherwise to fetter or prevent the transfer by the Company of any Break Fee Shares issued to the Company or onward distribution by the Company of any cash amount paid to the Company pursuant to clause (c)(e)(ii).
20.3
The Buyer shall use its reasonable best efforts (i) to file a registration statement on Form S-1 or Form S-3 in respect of any Break Fee Shares within fifteen (15) days following expiry of the Payment Period, (ii) to promptly thereafter cause the SEC to declare such registration statement effective and (iii) to maintain the effectiveness of such registration statement. The Company shall promptly provide the Buyer with information reasonably requested by the Buyer in support of the issuance and delivery of the relevant Break Fee Shares (and in no event later than five Business Days following the termination of this Deed).

20.4
If this Deed terminates due to (i) a notice of termination being given in accordance with Clause 20.1(c); or (ii) the Condition in Clause 7.1(a) not being satisfied by the Longstop Date in the absence of a Changed Board Recommendation, the Buyer undertakes:

(a)
to vote (including by way of written consent and/or resolution) the Shares then held by the Buyer in favour of any proposed amendment to the Company Articles or SSA as are necessary to remove (i) the consent rights enjoyed by the Seller, a “Series C Investor Majority” or the “atai Investor Director” (as such terms are defined in the SSA) whether alone or together with others pursuant to clause 11 of the SSA; (ii) clause 13 of the SSA; (iii) clause 14 of the SSA; and (iv) article 16 of the Company Articles, provided that the SSA shall contain a requirement for the Company to provide the Buyer with its GAAP Financials no later than 15 days following each calendar quarter; and

(b)	not to use its shareholder rights under the Company Articles or SSA to obstruct or otherwise block the next bona fide equity financing round of the Company following the termination of this Deed.
21.	FURTHER ASSURANCE
Each party shall execute and deliver or procure the execution and delivery of, all such documents, and shall do all such things, as any other party may reasonably require for the purpose of giving full effect to the provisions of this Deed and to secure for each party the full benefit of the rights, powers and remedies conferred upon it under this Deed.

22.	POWER OF ATTORNEY
22.1
From Completion and for so long after Completion as any Seller remains the registered holder of any Shares, such Seller shall appoint the Buyer to be its lawful attorney to exercise all rights in relation to all such Shares as the Buyer in its absolute discretion sees fit.

22.2
The power of attorney given in Clause 22.1 shall be irrevocable, save with the consent of the Buyer, and is given by way of security to secure the proprietary interest of the Buyer as the Buyer of the relevant Shares, but shall expire on the date on which the Buyer is entered in the register of members of the Company as holder of the relevant Shares.

22.3	For so long as the power of attorney given in Clause 22.1 remains in force, each relevant Seller undertakes:
(a)	not to exercise any rights which attach to the relevant Shares or are exercisable in its capacity as registered holder of the relevant Shares without the Buyer’s prior written consent;
(b)
to hold on trust for the Buyer all dividends and other distributions of profits or assets received by such Seller in respect of the relevant Shares and to promptly notify the Buyer as attorney of anything received by such Seller in its capacity as registered holder of the relevant Shares;

(c)	to act promptly in accordance with the Buyer’s instructions in relation to any rights exercisable or anything received by it in its capacity as registered holder of the relevant Shares; and
(d)	to ratify whatever the Buyer may do as attorney in its name or on its behalf in exercising the powers contained in this Clause 22.
22.4	Nothing in this Clause 22 shall require the Seller to take any action (or require it to omit to take any action) that would breach any applicable Law.
23.	ENTIRE AGREEMENT AND REMEDIES
23.1
This Deed and the other Transaction Documents together set out the entire agreement between the parties relating to the subject matter of this Deed and the matters described in the other Transaction Documents and, save to the extent expressly set out in this Deed or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

23.2
Each party acknowledges and agrees that in entering into this Deed and the Transaction Documents it has not relied and is not relying on, and shall have no claim or remedy in respect of, any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision made, whether by a party to this Deed or not, whether written or oral, express or implied and whether negligently or innocently made, which is not expressly set out in this Deed or any other Transaction Document.

23.3
Save as expressly set out in this Deed or any other Transaction Document, the only right or remedy of any party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Deed or any other Transaction Document shall be for breach of this Deed or the relevant Transaction Document to the exclusion of all other rights and remedies (including those in tort or arising under statute). Save as expressly set out in this Deed, no party shall be entitled to rescind or terminate this Deed in any circumstances whatsoever at any time, whether before or after Completion, and each party waives any rights of rescission or termination it may have.

23.4
If there is any conflict between the terms of this Deed and any other agreement, this Deed shall prevail (as between the parties to this Deed and as between each Seller and Optionholder and any of their respective Affiliates on the one hand and any members of the Buyer Group on the other) unless:

(a)	such other agreement expressly states that it overrides this Deed in the relevant respect; and
(b)	each Seller, each Optionholder and the Buyer are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Deed in that respect.
23.5
Except where expressly provided otherwise, the rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

23.6	This Clause 23 shall not exclude any liability for or remedy in respect of fraud.

24.	POST-COMPLETION EFFECT OF AGREEMENT
24.1
Notwithstanding Completion, each provision of this Deed and any other Transaction Document not performed at or before Completion but which remains capable of performance, the Warranties and all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Deed or any other Transaction Document will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

25.	WAIVER AND VARIATION
25.1
A failure or delay by a party to exercise any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

25.2	A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.
25.3	A party that waives a right or remedy provided under this Deed or by Law in relation to another party does not affect its rights in relation to any other party.
25.4
Subject to Clause 25.5, no variation or amendment of this Deed shall be valid unless it is in writing and duly executed by or on behalf of each party to this Deed. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

25.5
The parties agree that, should the Seller Representative or the Buyer wish to amend the approach to Optionholders pursuant to this Deed with a view to achieving a more favourable tax treatment for the Optionholders and/or the Company, the other parties shall use all reasonable endeavours to facilitate such amendment and such amendment shall be valid and binding on all parties to this Deed if duly executed in writing by and behalf of the Seller Representative and the Buyer.

26.	INVALIDITY
Where any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Deed and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Deed and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Deed.
27.	ASSIGNMENT
27.1
Except as provided in this Clause 27 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Deed nor grant, declare, create or dispose of any right or interest in it.

27.2
The Buyer may assign the benefit of, charge or otherwise grant security over the whole or part of any of its rights in this Deed to any bank or financial institution which requires such security for the purpose of such bank or financial institution lending money or making other banking facilities available to the Buyer, by way of security, or any refinancing thereof.

27.3	This Deed shall be binding on and continue for the benefit of the successors and assignees of each party.
28.	PAYMENTS, SET OFF AND DEFAULT INTEREST
28.1
Except as otherwise provided in this Deed, any payment to be made pursuant to this Deed by the Buyer to any Seller or Optionholder shall be made to the Bank Account of such Seller or Optionholder (as applicable) and any payment to be made pursuant to this Deed by any Seller or Optionholder to the Buyer shall be made to the Bank Account of the Buyer, in each case by way of electronic transfer in immediately available funds on or before the due date for payment. Receipt of such sum in such account on or before the due date for payment shall be a good discharge by the payer of its obligation to make such payment.
28.2
All payments made by any party under this Deed shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law. If any such deductions or withholdings for or on account of Tax are required by Law to be made from any payments under Clause 4 by a Seller or Optionholder (other than any payments of interest) the amount of the payment shall be increased by such amount as will, after the deduction or withholding has been made, leave the recipient of the payment with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

28.3
If any Tax Authority brings any payment by a Seller or Optionholder into charge to Tax, then the Seller or Optionholder concerned shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Deed.

28.4
If a Seller or Optionholder makes an increased payment pursuant to clause 28.2 and the payment gives rise to a Relief for the Buyer, and a cash Tax liability for which a Group Company would otherwise have been accountable or liable to be assessed (or a cash refund of Tax is received) in respect of the accounting period in which Closing occurs or the next subsequent accounting period is or will be reduced (or extinguished) as a result of the utilisation of such Relief, the Buyer shall reimburse such Seller or Optionholder such amount as shall leave the Buyer in no worse position than it would have been in had the deduction or withholding referred to in clause 28.2 not been required. The Buyer shall promptly notify the Seller Representative of such benefit and shall make such reimbursement no later than the day falling ten Business Days after the date on which the cash Tax liability would have been payable or as the case may be the cash refund of Tax is received.

28.5
If the Buyer assigns or otherwise alienates the benefit of, its rights under this Deed or if the Buyer is or becomes liable to Tax (save as regards withholding) in any jurisdiction other than Germany, clause 28.2 shall only apply to the extent that the clause would have applied had the benefit not been so assigned or otherwise alienated and had the Buyer been so subject to Tax only in Germany.

29.	NOTICES
29.1
Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 29.2 and served:

(a)
by hand to the relevant address, in which case it shall be deemed to have been given upon delivery to that address provided that any notice delivered outside Working Hours shall be deemed given at the start of the next period of Working Hours;

(b)
by courier (or if from any place outside the country where the relevant address is located, by air courier) to the relevant address, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier;

(c)
by e-mail to the relevant email address, in which case it shall, subject to no automated notification of delivery failure being received by the sender, be deemed to have been given when sent provided that any email sent outside Working Hours shall be deemed given at the start of the next period of Working Hours; or

(d)
by any other method approved in writing by the persons to whom the notice or other communication is required to be sent for the attention of, in which case it shall be deemed to have been given upon such person(s) giving written confirmation for receipt.

29.2	Notices under this Deed shall be sent for the attention of the person and to the address or e-mail address, subject to Clause 29.3, as set out below:

For the Sellers, Optionholders and Seller Representative:

Name:	Michael Norris

Address:	[***]

E-mail address:	[***]

with a copy (which shall not constitute notice) to:

Name:	CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	John Finnemore

Address:	Cannon Place, 78 Cannon Street | London EC4N 6AF | United Kingdom

E-mail address:	[***]

Name:	Mayer Brown LLP

For the attention of:	David Bakst

Address:	1221 Avenue of the Americas, New York, New York 11021

E-mail address:	[***]

For the Buyer:

Name:	atai Life Sciences N.V.

For the attention of:	Ryan Barrett, Sean Sheppard

Address:	Wallstraße 16, 10179 Berlin, Germany

E-mail address:	[***], [***]

with a copy (which shall not constitute notice) to:

Name:	Latham & Watkins (London) LLP

For the attention of:	Nathan Ajiashvili, Robbie McLaren

Address:	99 Bishopsgate, London EC2M 3XF, United Kingdom

E-mail address:	[***], [***]

29.3
Any party to this Deed may notify each other party of any change to its address or other details specified in Clause 29.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

30.	COSTS
30.1
Except as otherwise provided in this Deed, each party shall bear its own costs and expenses arising out of or in connection with the preparation, negotiation and implementation of this Deed and all other Transaction Documents.

30.2
The Buyer shall bear and promptly pay all stamp duty, stamp duty reserve tax, stamp duty land tax and any other similar documentary, registration or transfer Taxes in respect of the transfer to the Buyer of Shares pursuant to this Deed. The Buyer shall be responsible for arranging the payment of all such Taxes and duties.

31.	RIGHTS OF THIRD PARTIES
31.1
The specified third party beneficiaries of the undertakings referred to in Clauses 13.7 and 14.2 shall, in each case, have the right to enforce the relevant terms by reason of the Contracts (Rights of Third Parties) Act 1999.

31.2	Except as provided in Clause 31.1, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.
31.3
Each party represents to each other party that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Deed are not subject to the consent of any person that is not a party to this Deed.

32.	COUNTERPARTS
This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.
33.	GOVERNING LAW AND JURISDICTION
33.1	This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
33.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.
33.3
For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Deed and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

34.	LEGAL EFFECT
34.1	This Deed shall take legal effect on the date of this Deed, notwithstanding that a Seller may not have executed this Deed at such time.
34.2
Prior to the Called Shareholders executing (or the Company executing as their agent) the Drag Documents, references to the Sellers herein shall be construed as referring to the Selling Shareholders only.

Omitted Schedules
Certain Schedules to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in this exhibit or the disclosure document. The registrant will furnish supplementally copies of such Schedules to the Securities and Exchange Commission or its staff upon request.

SCHEDULE 1

[PARTICULARS OF THE SELLERS]

SCHEDULE 2

[PARTICULARS OF THE COMPANY AND THE SUBSIDIARIES]

SCHEDULE 3

PRE-COMPLETION OBLIGATIONS
1.	SELLERS’ OBLIGATIONS
1.1
Except (i) as otherwise stated in this Deed, (ii) as contemplated by the Carve-out Steps Plan, or (iii) with the prior written consent of the Buyer, each Seller shall, from the date of this Deed until Completion:

(a)	procure that no Leakage takes place;
(b)
use all reasonable endeavours to procure that the services of the employees of each Group Company are retained by such Group Company so that their contracts of employment continue in force until Completion;

(c)	procure that none of the Group Companies:
(i)	makes any payments other than routine payments in the ordinary course of business;
(ii)	engages or employs or makes any offer to employ any new persons other than to replace employees on substantially the same terms;
(iii)
takes any steps, directly or indirectly, to terminate the contract of employment of any employee, or induce or attempt to induce any employee to terminate their employment, other than for gross misconduct;

(iv)
makes any material changes (other than those required by Law) to the terms and conditions of employment or engagement (including the provision of any contractual or non-contractual benefits) of directors, officers, employees, consultants or advisers (including granting any new options or other entitlements under existing schemes or benefits);

(v)
institutes, settles, engages, enters into or takes any material decision or takes any material action in any legal proceedings (including in relation any potential, threatened or pending legal proceedings) directed against any Group Company in relation to matters involving any holder of Shares (save where such material decision or material action is urgently required in the best interests of the Company (or any other Group Company) in circumstances in which it is not reasonable practicable to obtain the prior written consent of the Buyer, subject to the Seller Representative notifying the Buyer of such decision or action as soon as is reasonably practicable thereafter);

(vi)	incurs any liability to Tax other than in the ordinary course of its business;
(vii)
changes its jurisdiction of residence for Tax purposes, become resident for Tax purposes in any other jurisdiction, or establish a branch, permanent establishment or place of business outside its jurisdiction of residence for Tax purposes;

(viii)	makes, changes or revokes any material Tax election, or file any Tax Return in a manner which is inconsistent with past practice;
(ix)	settles or compromises any material Tax claim or assessment by a Tax Authority or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or
(x)
enters into any Tax consolidation (including for the avoidance of doubt a VAT group), Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement, in each case with any entity other than another Group Company;

(d)
procure that each Group Company carries on its business in all material respects in the ordinary and usual course and consistent with past practice and takes all reasonable steps to preserve and protect its assets and good will, including its existing relationships with customers and suppliers;

(e)	comply, and procure that the Company complies, with the SSA; and

(f)
immediately upon becoming aware, notify the Buyer in writing of any event or occurrence not in the ordinary course of the Business, any inaccuracy of any of the Warranties or breach of any obligations of the Company under this Deed.

1.2	Paragraph 1.1 shall not operate so as to restrict or prevent:
(a)	any matter to the extent required to comply with any requirement of applicable Law (in each case, including any rules, guidelines, requests or requirements of any Authority); or
(b)	the completion or performance of any actions required or undertaken in connection with the Transaction or the Carve-out.
2.	BUYER’S OBLIGATIONS
2.1	The Buyer shall use its reasonable endeavours to agree the terms of the RC Employment Agreement.

SCHEDULE 4

COMPLETION OBLIGATIONS
1.	SELLERS’ OBLIGATIONS
1.1	At Completion, each Seller shall (in respect of itself only):
(a)	deliver to the Buyer or procure the delivery to the Buyer of:
(i)	stock transfer form(s) to transfer all of its Shares into the name of the Buyer, duly executed by such Seller;
(ii)	share certificates, or equivalent documents in the relevant jurisdiction, in respect of all of its Shares, or an indemnity for any lost share certificates duly executed by such Seller in Agreed Form;
(iii)	such waivers or consents as the Buyer may require to enable the Buyer (or its nominees) to be registered as holders of its Shares;
(iv)	a written confirmation from the Founders that the Warranty Condition is satisfied; and
(v)	if such Seller is a Warrantor, a counterpart of the Completion Disclosure Letter duly executed by it.
1.2	At Completion, the Sellers shall deliver to the Buyer or procure the delivery to the Buyer of:
(a)	two copies of the Data Room USB Stick;
(b)
all the statutory and other books (duly written up to date) of each Group Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Group Company or required to be kept by Law, to the extent not within the control of a Group Company;

(c)	a counterpart of the Registration Rights Agreement;
(d)
a copy of a duly executed board resolution or duly executed board minutes of the Company approving the transfers of the Shares and (subject only to due stamping) the registration, in the register of members, of the Buyer as the holder of the shares concerned;

(e)	a counterpart of the Completion Disclosure Letter duly executed by it; and
(f)	(subject to paragraph 2.1 of Schedule 3) a counterpart of the RC Employment Contract duly executed by Robert Conley.
2.	COMPANY’S OBLIGATIONS
2.1	At Completion the Company shall deliver to the Buyer:
(a)	the executed Drag Documents in respect of each holder of Shares who has not executed this Deed as at the date hereof;
(b)	an executed Deed of Adherence in respect of each Optionholder who has not executed this Deed as at the date hereof;
(c)
a copy of a duly executed board resolution or duly executed board minutes of such the Company approving the transfer of the Forfeited Shares to the Buyer for nil consideration and approving the execution by such any director of the Company of any documents which the Company is required execute or deliver in connection therewith; and

(d)	stock transfer form(s) to transfer all of the Forfeited Shares into the name of the Buyer for nil consideration, duly executed by the Company.

3.	BUYER’S OBLIGATIONS
3.1	At Completion the Buyer shall:
(a)	deliver to the Sellers or procure the delivery to the Sellers of:
(i)	a counterpart of the Registration Rights Agreement duly executed by the Buyer;
(ii)	(subject to paragraph 2.1 of Schedule 3) a counterpart of the RC Employment Contract duly executed by the Buyer;
(iii)	evidence of the Buyer Board Resolutions having been adopted; and
(iv)	a copy of the minutes of the Shareholders Meeting, evidencing that the Shareholder Approval has been obtained.

SCHEDULE 5

WARRANTIES
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Schedule, where the context admits:
“Accounts” means the audited accounts of the Company excluding members of the Eleusis Group and its subsidiaries comprising an audited statement of comprehensive income, statement of financial position, statement of changes in equity and statement of cash flows for the accounting reference period ended on, the Accounts Date, together with the explanatory notes in respect of such accounts and the auditors’ and directors’ reports and notes on such accounts, and the unaudited annual accounts of each other Group Company for the accounting reference period ended on, the Accounts Date, in Agreed Form;
“Accounts Date” means 31 December 2023;
“Act” means the Companies Act 2006;
“Anticorruption Laws” means all laws, regulations, or orders relating to bribery, or corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010, and any laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention’s Commentaries;
“Business” means the undertaking of pre-clinical and clinical research on psychedelic compounds for the purpose of developing such psychedelic compounds into licensed pharmaceutical medicines, and the development and/or commercialisation of such psychedelic compounds and/or pharmaceutical medicines, as more fully described in the Business Plan;
“Business Plan” means the investor deck of the Company in Agreed Form;
“CTA 2010” means the Corporation Tax Act 2010;
“Data Protection Legislation” means any applicable legislation relating to the processing of personal data or the protection of the privacy of individuals, including the GDPR, together with any applicable implementing or supplementary national legislation including the UK Data Protection Act 2018; the Privacy and Electronic Communications Directive 2002/58/EC (as amended), together with any applicable implementing or supplementary national legislation including the Privacy and Electronic Communications (EC Directive) Regulations 2003 (as amended); the Investigatory Powers Act 2016 and the Investigatory Powers (Interception by Businesses etc. for Monitoring and Record-keeping Purposes) Regulations 2018;
“GDPR” means in each case to the extent applicable to data processing activities:
(a)	Regulation (EU) 2016/679; and
(b)	UK GDPR;
“Group Product” means any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by a Group Company;
“HMRC” means HM Revenue & Customs;
“Intellectual Property” means copyrights and related rights, trade marks and service marks, business and trade names, knowhow, rights in logos and get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in inventions, rights to use and protect the confidentiality of confidential information (including trade secrets and know-how), registered designs, design rights, patents, utility models, semi-conductor topographies, all rights of whatsoever nature in computer software and data, all rights of privacy and all intangible rights and privileges of a nature similar or allied to any of the foregoing, in every case which subsists now or in the future in any part of the world and whether or not registered; and including all granted registrations and all applications for registration, and rights to apply for and be granted, renewals and extensions of, and rights to claim priority from, any such rights;
“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;
“Management Accounts” means the unaudited management accounts of the Company for the period starting on the Accounts Date and ending on the Management Accounts Date, in Agreed Form;
“Management Accounts Date” means 31 March 2025;
“Sanctions” means any laws or regulations relating to economic or financial sanctions, export controls, trade embargoes or restrictive measures from time to time imposed, administered or enforced by a Sanctions Authority;
“Sanctions Authority” means the United Kingdom, the European Union (or any of its member states), the United States of America and the United Nations and in each case their respective governmental, judicial or regulatory institutions, agencies, departments and authorities, including the UN Security Council, HM Treasury, the UK Office of Financial Sanctions Implementation and Department of International Trade, OFAC and the United States Department of State;
“Sanctions List” means any of the lists issued or maintained by a Sanctions Authority designating or identifying individuals or entities that are subject to Sanctions, in each case as amended, supplemented or substituted from time to time, including the UK Sanctions List, Consolidated List of Financial Sanctions Targets in the United Kingdom, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, the Consolidated United Nations Security Council Sanctions List and the Specially Designated Nationals and Blocked Persons list maintained by OFAC;
“Sanctions Target” means a person or entity that is either listed on, or owned or controlled by (whether directly or indirectly) or acting on behalf of a person listed on, a Sanctions List;
“Share Option Plan(s)” means:
(a)	the share option plan(s) of the Company from time to time; and
(b)
any agreement in respect of the award of shares (including restricted shares and restricted unit awards), growth shares or hurdle shares, or share option agreements of the Company, in each case as amended from time to time;

2.	TITLE AND CAPACITY
2.1	Each Seller which is a legal entity is validly incorporated, in existence and duly registered under the laws of its country of incorporation.
2.2	Each Seller which is an individual:
(a)	is a sophisticated individual familiar with transactions similar to those contemplated by this Deed;
(b)	has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares set out against their name in Schedule 1;
(c)
has independently and without reliance upon the Buyer or the Company, and based on such information and the advice (and in particular tax advice) of such advisers as such Seller has deemed appropriate, made their own analysis and decision to enter into this Deed.

2.3	Each Seller has taken all necessary action and has all requisite power and authority to enter into and perform this Deed and the other Transaction Documents in accordance with their terms.
2.4	This Deed and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on such Seller in accordance with their terms.
2.5
The execution and delivery of this Deed and the other Transaction Documents by each Seller and the performance of and compliance with their terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of such Seller, any agreement or instrument to which such Seller is a party or by which it is bound, or any Law, order or judgment that applies to or binds such Seller or any of its property (and there has been no breach of any applicable Laws by such Seller or its Affiliates which could have an adverse effect on this Deed, the other Transaction Documents or the Group).
2.6
No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by a Seller to authorise the execution or performance of this Deed by such Seller.

2.7	Each Seller is the sole legal and beneficial owner of the Shares set out against its name in Schedule 1 and is entitled to transfer the legal and beneficial interest in such Shares.
3.	CAPITAL STRUCTURE AND CORPORATE INFORMATION
3.1	The Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid and free from all Encumbrances.
3.2
Part 2 of Schedule 2 lists all the subsidiaries and subsidiary undertakings of the Company, sets out particulars of their allotted and issued share capital and are complete and accurate in all material respects.

3.3
The Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each Subsidiary and all such shares are fully paid up and free from all Encumbrances.

3.4	No Group Company owns any shares in the capital of any company other than the Subsidiaries.
3.5
No person (other than a Group Company) has a right to require any Group Company to allot, issue, sell, transfer any share capital, or to convert existing securities into or to issue securities that have rights to convert into any share capital.

3.6
No commitment has been given to create an Encumbrance affecting any shares, unissued shares, debentures or other unissued securities of any Group Company, and no person has claimed any rights in connection with any of those things.

3.7
Each Seller that is not a Called Shareholder is either an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act or not a U.S. person as such term is defined under Regulation S of the Securities Act. Each Seller that is not a Called Shareholder who is an “accredited investor” for purposes of the foregoing sentence has delivered a certification of such status to the Buyer.

3.8	No Group Company:
(a)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);
(b)	has any branch or permanent establishment outside its country of incorporation.
3.9	Each Group Company is validly incorporated, in existence and duly registered under the laws of its country of incorporation.
3.10	Schedule 10 contains a list of all Optionholders and particulars of their Share Options and is complete and accurate.
3.11
The Company has granted options over 10,307,631 Ordinary Shares for issue to its directors, employees, workers and consultants pursuant to the Share Option Plan and such options are currently outstanding.

3.12	The options over Ordinary Shares held by each director, employee, worker and consultant of the Company:
(a)
are subject to lapse or forfeiture in the event such director, employee, worker or consultant is dismissed or terminated for gross misconduct, fraud, dishonesty or being convicted of any criminal offence (other than a road traffic offence which is not punishable by a custodial sentence);

(b)	vest over at least a period of four years from the date of grant, with no options vesting in the first 12 months following the date of grant;
(c)
are not subject to any provisions for the acceleration of vesting or other changes in the vesting provisions applying to them upon the occurrence of any event or combination of events, including upon a change of control of the Company; and

(d)	were granted pursuant to the Share Option Plan on materially the same terms as the relevant template share option agreement scheduled to the Disclosure Letter.
3.13	In relation to options granted pursuant to the Share Option Plan that are intended to qualify as enterprise management incentive options:
(a)	the Company granted options at or above the agreed actual market value and within the 60 or 90 day valuation window, as applicable;
(b)	the Company granted options only to eligible employees and made a declaration of committed time in accordance with Schedule 5 of ITEPA;
(c)	all option grants have been validly notified to HMRC within 92 days of the relevant date of grant;
(d)	the market value for all option grants was agreed in writing with HMRC prior to grant (on an appropriate basis);
(e)
the options met, at the time of grant, and continue to meet (or, if already exercised, continued to meet until the time of exercise) all of the requirements for enterprise management incentive options under Schedule 5 of ITEPA;

(f)
all registrations, notifications and declarations have been made to HMRC within the relevant time period and no penalties have arisen or are expected to arise in respect of any such registrations, notifications and declarations; and

(g)
the option holders have fully indemnified the Company to the fullest extent permitted by law in relation to any tax liabilities, including Employer’s NICs, that may arise in connection with any granted option.

3.14
All HMRC annual share scheme returns in respect of the Share Option Plan have been correctly completed and returned to HMRC within the relevant time period and no interest or penalties have arisen or are, so far as the Warrantors are aware, expected to arise in respect of any returns.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS
4.1	Copies of the articles of association of each Group Company (or any equivalent documents for each Group Company incorporated outside of England and Wales) are included in the Data Room.
4.2
In the three years prior to the date of this Deed, all returns, particulars and resolutions which each Group Company is required by Law to file with or deliver to any Authority in its jurisdiction of incorporation (including the Registrar of Companies in England and Wales or any applicable overseas equivalent) have been filed or delivered.

4.3
All statutory books and registers required to be maintained by each Group Company under the law of its jurisdiction of incorporation are in the possession or under the control of the Group Company to which they relate and are properly written up in all material respects. No notice has been received or allegation made that any such books or registers are incorrect or should be rectified.

5.	INSOLVENCY
5.1
No receiver or administrative receiver or manager or receiver and manager or trustee or similar person has been appointed over the whole or any part of the assets or undertaking of any Group Company. No administrator has been appointed in respect of any Group Company, nor has any administration order been made in respect of any Group Company and no petition or application for such an order or any notice of appointment of, or of any intention to appoint, an administrator has been threatened, presented, made, served or filed.

5.2
No voluntary arrangement, compromise, composition, scheme of arrangement, standstill agreement, deferral, rescheduling or other readjustment or reorganisation or other arrangement between any Group Company and its creditors (or any class of them) has been proposed or approved by any Group Company other than in the ordinary and usual course of trading.

5.3
No petition has been threatened or presented against any Group Company by any third party and no order has been made, no resolution has been passed and no meeting has been convened for the purpose of winding up any Group Company or for the appointment of a provisional liquidator or special manager to any Group Company.

5.4	No step has been taken with a view to the dissolution or striking-off the register of any Group Company.
5.5	No event or circumstance has occurred or exists in respect of any Group Company analogous to those described in paragraphs 5.1 to 5.4 above.
5.6	No Group Company has stopped paying its debts as and when they fall due.
6.	AGREEMENTS AND CAPITAL COMMITMENTS
6.1	The Company has Disclosed all material liabilities of the Company.
6.2	The Company:
(a)	has no material capital commitments;
(b)
is not party to any contract, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of an unusual, onerous or long-term nature or which involves or could involve a material obligation or liability;

(c)
has not become bound and no person has become entitled (or with the giving of notice and/or the issue of a certificate and/or the passage of time or otherwise may become entitled) to require it to repay any loan capital or other debenture, redeemable preference share capital, borrowed money or grant made to it by any governmental or other authority or person prior to the stipulated due date;

(d)	is not a party to any agreement which is or may become terminable as a result of the entry into or completion of this Deed;
(e)
is not a party to any agreement that involves the licence of any Intellectual Property to or from the Company or the grant of rights to manufacture, produce, assemble, license, market, or sell any Group Product to any other person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell any Group Product;

(f)
is not a party to any agreement which involves the grant of any sole or exclusive rights by or to the Company, or restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

(g)
is not a party to any agreement which involves agency or distributorship, partnership, joint venture, consortium, joint development, profit sharing, shareholders or similar arrangements or requires the Company to pay any commission, finders’ fee, royalty or a similar payment;

(h)	has not entered into any agreement which requires or may require, or confers any right to require, the sale (whether for cash or otherwise) or the transfer by it of any asset;
(i)	is not in default of any agreement or arrangement to which it is a party and, so far as the Warrantors are aware, there are no circumstances likely to give rise to any such default; or
(j)	is not bound by any guarantee or contract of indemnity or suretyship under which any liability or contingent liability is outstanding.
6.3
The Company’s agreements are in full force and effect and are binding on the parties to them. No notice of termination of any agreement has been received or served by the Company and there are no grounds for termination, rescission, avoidance, repudiation or a material change in the terms of any such agreement. There are no pending or threatened disputes in relation to any agreement.

6.4
The Company has not been and is not currently a party to any contract or arrangements binding upon it for the purchase or sale of property or the supply of goods or services at a price different to that reasonably obtainable on an arm’s length basis.

7.	BUSINESS PLAN
7.1
The Business Plan has been diligently prepared and the Company believes that, as at the date of this Deed, it represents a realistic plan in relation to the future progress, expansion and development of the Business.

7.2	All factual information contained in the Business Plan was when given and, so far as the Warrantors are aware, is at date of this Deed, true and accurate in all material respects and not misleading.
7.3
The financial forecasts, projections or estimates contained in the Business Plan have been diligently prepared in good faith and, so far as the Warrantors are aware, have not been disproved in the light of any events or circumstances which have arisen subsequent to the preparation of the Business Plan up to the date of this Deed.

8.	ASSETS, DEBTS AND STOCK
8.1	The Company has not granted any security over any part of its undertaking or assets.
8.2
The assets and rights owned by, leased or licensed to the Company, together with any assets held under a finance lease, hire purchase agreement, rental agreement or credit sale agreement, comprise materially all of the assets and rights necessary for the Company to operate its business, as carried on at the date of this Deed, and to fulfil all of its existing agreements and material commitments.

8.3
All assets used by and all debts due to the Company or which have otherwise been represented by the Company as being its property or due to it or used or held for the purposes of its business are at the date of this Deed its absolute property and none is the subject of any Encumbrance (save in respect of liens arising in the normal course of trading) or the subject of any factoring arrangement, hire-purchase, retention of title, conditional sale or credit sale agreement and, so far as the Warrantors are aware, there are no material debts owing to the Company which are unlikely to be realised for their full value, subject to the Company’s ordinary course allowance for doubtful accounts.

8.4	The present stock and work-in-progress of the Company is in good condition and is (or will be once completed) capable of being sold profitably.
8.5	Each asset needed for the proper conduct of the Business is in good repair and working order (fair wear and tear excepted).
9.	BORROWINGS AND FACILITIES
Full details of all limits on the Company’s bank overdraft facilities and all borrowings of the Company are set out in the Disclosure Letter and the Company is not in breach of any of the terms of any such agreement and none of such facilities or terms of borrowing will be terminated as a result of the entry into of this Deed.
10.	ACCOUNTS
10.1
The Accounts have been prepared in accordance with accounting principles, standards and practices which are generally accepted in the United Kingdom and on the same basis and in accordance with the same accounting policies as the corresponding accounts for the preceding financial years, and give a true and fair view of the state of affairs of the Company at the accounts date and of the profits and losses for the period concerned.

10.2
The Management Accounts of the Company have been prepared in accordance with good accounting practice on a basis consistent with past practice, reasonably reflect the financial affairs of the Company at the date to which they have been prepared and are not inaccurate or misleading in any material respect.

11.	EVENTS SINCE THE MANAGEMENT ACCOUNTS DATE
11.1	Since the Management Accounts Date:
(a)	the Company’s business has been carried on in the ordinary course and so as to maintain the same as a going concern;
(b)	there has been no material adverse change or material deterioration in the financial or trading position or prospects of the Company’s business and no such change is expected;

(c)
the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any material asset (other than in the ordinary course of the business carried on by it) or assumed or acquired any material liability (including a contingent liability);

(d)
no dividend or other distribution (as defined by sections 1000, 1064 and 455, 459, and 460 of the CTA 2010) has been declared, made or paid by the Company to its members nor has the Company repaid any loan capital or other debenture;

(e)
no change has been made (or agreed to be made) in the emoluments or other terms of employment of any directors of the Company nor has the Company paid any bonus or special remuneration to any the Company’s directors;

(f)	the Company has not borrowed monies (except in the ordinary course of the business carried on by it or from its bankers under agreed loan facilities);
(g)
no employee at management grade or in a senior capacity has been dismissed or made redundant nor has the Company taken or omitted to take any action which would entitle any such employee to claim that they have been constructively dismissed; and

(h)	the Company has not incurred any material liabilities or obligations, contingent or otherwise, other than:
(i)	liabilities and obligations incurred in the ordinary course of business since the Management Accounts Date; or
(ii)
liabilities and obligations that would not be required under accounting principles, standards and practices which are generally accepted in the United Kingdom to be disclosed on a balance sheet of the Company if one were prepared as of the date of this Deed; and

(i)
there are no existing or pending legal action, proceeding or arbitration which is either in progress or is threatened or any judgement or ruling against the Company which affects (or may affect) the Business of the Company or any part of it.

12.	TAXATION
12.1
The Company has duly and punctually made all Tax Returns and given or delivered all notices, accounts and information in respect of Tax which ought to have been made within the last four years and is not and has not been involved in any dispute within the last four years with any Tax Authority concerning any matter likely to affect in any way the liability (whether accrued, contingent or future) of it to Taxation and the Warrantors are not aware of any matter which, so far as they are aware, may lead to such dispute.

12.2
The Company has, within the last four years, duly paid or fully provided for all Taxation for which it is liable to have paid and so far as the Warrantors are aware, there are no circumstances in which interest or penalties in respect of Taxation not duly paid could be charged against it in respect of any period prior to Completion.

12.3
All Taxation due in respect of payments made by the Company to any person, which ought to have been made under deduction or withholding of Taxation within the last four years, has been properly deducted or withheld and accounted for to the appropriate Tax Authority from all such payments made.

12.4	No directors, officers or employees of the Company have received any securities, interests in securities or securities options in the Company as defined in Part 7 of ITEPA.
12.5
All directors, officers and employees of the Company who have received any securities or interests in securities falling within Chapter 2 of Part 7 of ITEPA have entered into elections jointly with the Company under section 431(1) of ITEPA within the statutory time limit and details of any such directors, officers and employees and the elections entered into are provided in the Disclosure Letter.

12.6
All acquisitions or disposals of assets by the Company and all supplies of services by and to the Company within the last four years have occurred at arm’s length and for a consideration at market value.

12.7
The Company is, and always has been, resident only in its jurisdiction of incorporation for Taxation purposes and the Company is not and has not been subject to Taxation in any jurisdiction other than its jurisdiction of incorporation. The Company does not have, and has not in the past had, a branch or permanent establishment in a jurisdiction other than its jurisdiction of incorporation.

12.8	The Company has not, within the last four years, entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Taxation.
12.9	The Company has never filed IRS Form 8832 (or any IRS successor form) with the United States Internal Revenue Service (the “IRS”) electing an “entity classification” for United States tax purposes.
12.10	The Company is not treated as a fiscally transparent entity, in its jurisdiction of tax residence.
12.11	The Company has never filed United States federal income tax returns or state tax returns in any state in the United States.
12.12	Any current or former Group Company that was formed in any state in the United States was formed by the Company and has, at all times, been directly or indirectly wholly-owned by the Company.
12.13	The Company has never filed an election with the IRS electing to become subject to United States tax.
13.	CONTRACTS WITH CONNECTED PERSONS
13.1
There are no loans made by the Company to any of its directors or shareholders and/or any person connected with any of them and no debts or liabilities owing by the Company to any of their respective directors or shareholders and/or any person connected with them as aforesaid.

13.2
There are no existing contracts or arrangements to which the Company is a party and in which any of their respective directors or shareholders and/or any person connected with any of them is interested.

13.3
There are no agreements between: (i) the Founders; (ii) so far as the Warrantors are aware, any of the Shareholders in relation to the Company; or (iii) any of the Founders and the Company, other than this Deed and the SSA.

14.	INTELLECTUAL PROPERTY
For the purposes of this paragraph 13.3:
“Business IP” means all Intellectual Property which has in the last two years been used or intended to be used in, or in connection with, the business of the Company;
“Cloud Infrastructure” means any information technology services and/or systems provided to or accessed by the Company over the internet which are necessary for the Company to conduct its business;
“Computer Data” means the computer-readable information or data controlled or used by the Company and stored in electronic form;
“Computer Hardware” means the computer hardware, firmware, equipment and ancillary equipment (other than the Computer Software and Computer Data) owned or used by the Company;
“Computer Software” means the computer programs owned by or licensed to the Company;
“Computer System” means the Computer Hardware, Computer Data and Computer Software, but in each case excluding the Cloud Infrastructure;
“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software, which Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License; and
“Owned Business IP” means all Business IP owned by the Company or which the Company purports to own.
14.1	The Intellectual Property listed in the Disclosure Letter is a complete and accurate list of:
(a)	all of the registrable Intellectual Property owned (or applied for) by each Group Company; and
(b)	the material unregistrable Intellectual Property owned by each Group Company.
14.2
The Group Companies have taken all reasonable steps necessary or reasonably desirable (given the stage and resources of the Group) for the fullest protection of all Owned Business IP and no Group Company has granted any rights to third parties in relation to any Owned Business IP, other than rights granted in respect of commercially available software products under standard end-user object code license agreements.
14.3	So far as the Warrantors are aware, the operations of the Group and any products or services supplied by the Group do not use or infringe the Intellectual Property rights of any person.
14.4
The Business IP comprises all rights and interests in Intellectual Property necessary for the carrying on of the business of the Group in the manner and to the extent to which it is presently conducted or which are likely to be material to business of the Group in order for it to carry on the business in the manner contemplated in the Business Plan.

14.5	All Business IP:
(a)	is (or in the case of applications will be, subject to the same being granted) legally and beneficially vested exclusively in a Group Company free from Encumbrances;
(b)
is licensed to a Group Company by third parties by way of a written agreement and/or licence which enables the Group Company to use the Intellectual Property as it requires in the ordinary course of its business; or

(c)	is readily available for licence on commercially reasonable terms.
14.6
Each employee, worker and consultant of the Group has entered into agreements with a Group Company which assign to the Group Company the ownership of any and all Intellectual Property created by the employee, worker or consultant in the course of and during the term of the employee’s employment or the worker or consultant’s engagement with the Group Company and require the employee, worker or consultant to assign the ownership of all such Intellectual Property to the Group Company in so far as ownership of such Intellectual Property is not already vested in a Group Company.

14.7	All Owned Business IP which is registered in the name of a Group Company, or in respect of which a Group Company has made application for registration, is:
(a)	legally and beneficially vested in a Group Company; and
(b)	so far as the Warrantors are aware, valid and enforceable and not subject to any claims of opposition from any third party.
14.8
All renewal fees in respect of any Owned Business IP registered or applied for in the name of each Group Company have been duly paid, and all other steps required for the maintenance and protection of such Owned Business IP have been taken, in any jurisdiction in which it is registered.

14.9	So far as the Warrantors are aware:
(a)
nothing has been done or omitted to be done by any person whereby any Business IP has ceased or might cease to be valid and enforceable or whereby any person is or will be able to seek cancellation, rectification or any other modification of any registration of any Business IP; and

(b)	no person other than a Group Company has registered or applied to register in any country any Owned Business IP.
14.10	No Owned Business IP is:
(a)	so far as the Warrantors are aware, being (or has been) infringed, opposed, misappropriated or used without permission by any other person; or
(b)	so far as the Warrantors are aware, subject to any Encumbrance, licence, estoppel or authority or similar right in favour of any other person, except as set out in the Disclosure Letter, and no written claims have been received by a Group Company which might be material to the truth and accuracy of any of the above.
14.11	So far as the Warrantors are aware, no moral rights have been asserted which would affect the use of any Owned Business IP.
14.12	All material licences, agreements and arrangements relating to the Business IP entered into by each Group

Company in respect of which a Group Company is a licensor, a licensee or otherwise a party have been entered into in the ordinary course of business, are in full force and effect and no notice has been given on either side to terminate any of them; and, so far as the Warrantors are aware, the obligations of all parties under each of the same have been materially complied with and no disputes exist in respect of any of them.
14.13
So far as the Warrantors are aware, neither entering into nor compliance with this Deed, is likely to result in a breach of, or give any third party a right to terminate or vary any material licence or other material agreement in respect of any Business IP.

14.14
No Group Company has misused or knowingly disclosed or permitted to be misused or disclosed to any person (other than disclosure to the Sellers and to their agents, employees or professional advisers) any of the Group’s know-how, trade secrets, confidential information or lists of customers or suppliers, except properly and in the ordinary course of business, and on the basis that such disclosure is to be treated as confidential.

14.15	So far as the Warrantors are aware, none of the Group’s know-how, trade secrets, confidential information or lists of customers or suppliers has been subject to unauthorised access by a third party.
14.16
So far as the Warrantors are aware, there are no third party claims that any domain name registered by any Group Company is in infringement of a third party’s domain name or other Intellectual Property rights.

14.17	Each Group Company is in possession of the source code to any software in which they own the copyright and, so far as the Warrantors are aware, no third party has a copy of that source code.
14.18	No Group Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that:
(a)	impose a requirement or condition that any Group Product or part thereof:
(i)	be disclosed or distributed in source code form;
(ii)	be licensed for the purpose of making modifications or derivative works; or
(iii)	be redistributable at no charge; or
(b)	otherwise impose any other material limitation, restriction, or condition on the right or ability of any Group Company to use or distribute any Group Product or to enforce Intellectual Property.
14.19	Other than Off-the-Shelf Software, the Group owns the Computer System free from Encumbrances.
14.20
The Group has in place adequate back-up, maintenance, support, disaster recovery and other systems and procedures (details of which have been provided to the Buyer) to enable its business to continue without material adverse change in the event of a failure of the Computer System.

14.21	During the three years prior to the date of this Deed, the Computer System has not:
(a)	failed to function in any way that has had a material adverse effect, including in a manner which is materially defective or involves the suffering of significant or repeated disruption of use;
(b)	been infected by any software virus;
(c)	suffered any significant security breaches (including data breaches or related information security incidents); or
(d)	been accessed by any unauthorised person, as far as the Warrantors are aware.
14.22	The Cloud Infrastructure:
(a)	is provided to the Group by a reputable provider of the relevant services on generally available commercial terms;
(b)	has not suffered any material outages, material periods of unscheduled downtime or other material periods of unavailability; and
(c)
has not, so far as the Warrantors are aware, been affected by any breach or compromise in security or any incident where a Group Company’s data has been lost, destroyed, degraded, corrupted, accessed, transferred, processed or disclosed accidentally or in an unauthorised or unlawful way.

14.23
Together, the Computer System and the Cloud Infrastructure comprise all computer hardware, firmware, and software (including source code and object code) which are necessary to enable the Group to carry on its business.

15.	EMPLOYMENT
15.1	A list of the jurisdictions in which the Company’s employees, workers and consultants are (so far as the Warrantors are aware) ordinarily resident is Disclosed.
15.2
The Company does not owe any amount to, nor does it have any outstanding obligations in respect of, any of its present or former directors, employees, or shareholders other than remuneration accrued during the month in which this Deed has been entered into.

15.3
Save as Disclosed, there is not in existence nor is it proposed to introduce any share incentive, share option, profit sharing, bonus, or other incentive arrangements for or affecting any employees or former employees.

15.4
There are no agreements or arrangements in relation to which the Company has incurred, will incur or could incur any liability or responsibility for or in relation to the provision of any pensions, allowances, lump sums gratuities or other like benefits on redundancy, retirement, withdrawal from service or on death or during periods of sickness or disablement or accident for or in respect of any director, or former director or employee or former employee of the Company or any person who has at any time agreed to provide services to the Company or any dependents of any such persons and no proposals or announcements have been made about the introduction, continuance, variation of, or payment of any contribution towards any such agreements or arrangements.

15.5
There are no agreements or other arrangements (binding or otherwise) or outstanding or anticipated claims or disputes between the Company and any trade union or other body representing all or any of the employees of the Company.

15.6
The engagement of each employee, worker and consultant of the Company may be terminated by not more than 12 weeks’ notice in the United Kingdom or not more than the applicable statutory minimum notice period elsewhere given at any time without liability for any payment, compensation or damages. No gratuitous payment has been made or promised in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment or of any contract for services of any present or former director, employee, worker or consultant of the Company.

15.7
No notice to terminate the contract of any employee, worker or consultant of the Company (whether given by the Company or by the employee, worker or consultant) is pending, outstanding or has been threatened in writing.

15.8	No person has been or is employed as an employee or engaged as a worker or consultant by the Company in breach of any applicable immigration law.
15.9	The Company has obtained legal advice on the appropriate classification of its employees, workers and consultants and has at all times acted in accordance with such advice.
15.10	There are no outstanding or ongoing:
(a)
proceedings or live disciplinary warnings in place whether or not brought under the Company’s grievance and disciplinary policy in relation to any of the Company’s directors, employees, workers or consultants;

(b)
actual or pending allegations, complaints or claims of workplace misconduct (including bullying, harassment, sexual harassment, theft, fraud) received or made by the Company concerning any of its directors, employees, workers or consultants; or

(c)	grievances, complaints, disputes, claims or legal proceedings brought or threatened in writing against the Company by any person currently or previously employed or engaged by the Company, and there are no current facts or circumstances which, so far as the Warrantors are aware, could lead to any of the above.

15.11
So far as the Warrantors are aware, the Company has at all times complied with its obligations under all applicable pensions laws and regulations and the documentation governing any pension schemes to which it contributes and/or participates.

16.	DATA PROTECTION
16.1
In respect of any personal data processed by the Company, so far as the Warrantors are aware, the Company is currently in compliance with the Data Protection Legislation in all material respects. In particular, the Company:

(a)
has provided data subjects with appropriate privacy notices explaining its processing activities as required under the Data Protection Legislation and ensures that it processes personal data in a manner consistent with those notices;

(b)
has a lawful basis for processing the personal data and if consent is being relied on, it ensures that such consent is freely given, specific, informed and clear and that the data subject has the ability to easily withdraw their consent in accordance with the Data Protection Legislation;

(c)	has maintained records of all its personal data processing activities as required by the Data Protection Legislation;
(d)
has implemented (and procured that any parties to which it transfers the personal data have implemented) appropriate measures to ensure the security of the personal data and to protect it from unauthorised or unlawful processing or accidental loss, destruction or damage (including the implementation of a security breach and disaster recovery plan made in accordance with good industry practice);

(e)	has appointed a data protection officer, where required under Data Protection Legislation, and notified such appointment to the Information Commissioner’s Office;
(f)
has in place appropriate measures to comply with any data subject requests submitted to it and has complied with and responded to all such requests within the time frame stipulated in the Data Protection Legislation;

(g)
does not send unsolicited electronic marketing messages other than in accordance with the Data Protection Legislation and all other applicable codes of practice including obtaining any necessary consents;

(h)
does not (and procures that any parties to which it transfers the personal data do not) transfer personal data outside of the European Economic Area or the United Kingdom other than as permitted under the Data Protection Legislation; and

(i)	has paid the data protection fee to the Information Commissioner, where required under the Data Protection Legislation.
16.2	With respect to Data Protection Legislation:
(a)
the Company has not received or is aware of a fact or circumstance that may lead to any complaint, notice, request, communication, claim, enforcement action (including any fine or other sanction), investigation or other correspondence from any supervisory authority, data subjects, or any other person, relating to a breach or alleged breach of applicable Data Protection Legislation; and

(b)
so far as the Warrantors are aware, there has not been any accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any personal data processed by or on behalf of the Company (“personal data breach”) which is not fully described in the Company’s record of personal data breaches, maintained in accordance with Data Protection Legislation which is available on request to the Buyer.

16.3
For the purpose of this paragraph 16, the terms “personal data”, “data subject”, “processing”, “controller”, “processor”, “personal data breach” and “supervisory authority” have the meanings given to them in the GDPR.

17.	RECORDS AND REGISTERS
17.1
The statutory books, registers and minute books of the Company are duly written up and maintained in accordance with all legal requirements applicable thereto and contain accurate records of all matters required to be dealt with therein and all such books and all records and documents (including documents of title) which are its property are in its possession or under its control.
17.2	The Company is not aware of any outstanding matter required to be entered in any of its statutory books, registers or minute books which has not been so entered at the date of this Deed.
17.3
All accounts, documents and returns required to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made. There has been no notice of any proceedings to rectify the register of members of the Company or the Company’s PSC register and, so far as the Warrantors are aware, there are no circumstances which might lead to any application for rectification of the register of members or the PSC register, in each case, which would lead to a successful application for rectification.

17.4
The Company has not made (or withdrawn) an election to keep information in its register of members, PSC register, register of directors, register of directors’ residential addresses or register of secretaries on the central register at Companies House.

17.5	The Company has not issued any warning notice or restrictions notice under Schedule 1B of the Act.
18.	PROPERTIES
18.1	Other than the Properties, no Group Company has any interest in any real property.
18.2
Schedule 7 sets out the following details in respect of any real property that each Group Company leases or licenses: (a) the name of the lessor or licensor; (b) the title and date of the lease agreement or license; (c) the postal address of the property; and (d) the monthly rent or licence fee.

18.3
Each Group Company is in material compliance with all leases and licences in respect of the Properties and holds a valid leasehold interest or licence (as applicable) free of any Encumbrances other than those of the lessors of such properties.

18.4
There are no outstanding liabilities (actual, anticipated or contingent) in relation to any of the Properties (including outstanding rent reviews and future duties to reinstate alterations) or in relation to any property formerly owned or occupied by any Group Company.

19.	INSURANCE
The Disclosure Letter contains accurate details of all insurance policies held by the Company. In respect of such policies:
(a)	all premiums have been duly paid to date;
(b)
all such policies are in full force and effect and are not voidable on account of any act, omission or non disclosure on the part of the insured party nor could they be declared null and void or as a consequence of which any claim might be rejected;

(c)
such policies cover the Company’s business and assets against all risks which would normally be insured against by companies carrying on a similar business to the Company and/or having similar assets; and

(d)	there are no circumstances which would or might give rise to any claim and no insurance claim is outstanding.
20.	LITIGATION
20.1
Neither the Company nor, so far as the Warrantors are aware, any person for whose acts and defaults the Company may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or, so far as the Warrantors are aware, is pending or is being prosecuted for any criminal offence and no governmental, regulatory or official investigation or inquiry concerning the Company is threatened or in progress or so far as the Warrantors are aware pending.

20.2	So far as the Warrantors are aware, there are no circumstances likely to lead to any such claim or legal action, proceeding or arbitration, prosecution, investigation or inquiry.
20.3	Neither the Company nor, so far as the Warrantors are aware, any person acting for or on behalf of the

Company is being prosecuted for an offence, nor, so far as the Warrantors are aware, are they or have they been the subject of any investigation, or inquiry by, or on behalf of, any governmental, administrative or regulatory authority, in respect of any offence or alleged offence, under the Bribery Act 2010 or under applicable anti-corruption laws or regulations of any other jurisdiction, and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such prosecution, investigation or inquiry.
21.	PRIOR SHAREHOLDERS’ AGREEMENTS
21.1	The Company has no outstanding liabilities under or in respect of any agreement between the Company and its shareholders.
21.2
No claims have been brought against the Company under or in respect of any agreement between the Company and its shareholders and, so far as the Company is aware, no facts, matters or circumstances exist that are reasonably likely to give rise to any such claims.

22.	STATUTORY AND LEGAL REQUIREMENTS
22.1
All statutory, governmental, court, regulatory and other requirements applicable to the carrying on the business of the Company, the formation, continuance in existence, creation and issue of securities, management or operation of the Company have been complied with, and all permits, authorities, licenses, registrations, certifications and consents (“Permits”) required for the Company to conduct its business have been obtained, are valid and subsisting and all conditions applicable thereto have been complied with.

22.2
No proceeding is pending, or so far as the Warrantors are aware, threatened, regarding the revocation, suspension, modification, cancellation or non-renewal of any Permits or any Group Company’s compliance with the conditions applicable to any Permit. No notice has been received by any Group Company which indicates that any Permits are likely to be revoked, suspended, altered, or cancelled or not renewed on the same or similar terms, in whole or in part in the ordinary course of events (whether as a result of the Transaction or otherwise) and, so far as the Warrantors are aware, there are no circumstances which might lead to the revocation, suspension, alteration, non-renewal or cancellation of any such Permits, nor is there any agreement which materially restricts the fields within which the Company may carry on its Business.

22.3
There has been no clinical hold, termination or suspension of any clinical trial, market withdrawal, recall or corrective action in respect of any of the Group’s products or any material deficiencies, shortcomings or critical findings resulting from any Authority, customer or other inspection or audit of any Group Company, the Properties or any activities of the Business and, so far as the Warrantors are aware, there are no circumstances otherwise existing which could lead to any of the foregoing.

22.4
No Group Company has received any notice from an Authority or any customer, patient or any other person alleging any defect, lack of safety, efficacy or regulatory compliance or any other quality or safety issues with respect to any product (each a “Safety Notice”) and so far as the Warrantors are aware, there are no circumstances otherwise existing which could lead to such Safety Notice.

22.5
There have been no product liability claims by any person against any Group Company with respect to any product and, so far as the Warrantors are aware, there are no circumstances otherwise existing which could lead to any such product liability claim.

22.6
The Data Room includes: (a) copies of all material complaints, warning letters, notices of alleged defect or adverse reaction and Safety Notices with respect to each of the Group’s products that have been issued or received in writing by any Group Company; (b) details of any, inspections, audits, investigations, enquiries or notifications from any Authority or other person with respect to the Group’s products; (c) details of all clinical and post-marketing studies conducted by or on behalf of our sponsored by a Group Company and, so far as the Warrantors are aware, no such studies or tests have been or are required by any Authority in relation to the Business or any product; and (d) all material information available to any Group Company concerning the safety, efficacy, side effects or toxicity of any product.

22.7
No Group Company is a party to, and no Group Company has, any reporting obligations under any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, consent decrees, settlement orders or similar requirements with or imposed by any Authority.

23.	NATIONAL SECURITY LEGISLATION
23.1
So far as the Warrantors are aware, having taken legal advice, the business of the Company as at the date of this Deed, does not fall within the scope of any of the 17 sectors set out in The National Security and Investment Act 2021 (Notifiable Acquisition) (Specification of Qualifying Entities) Regulations 2021.

23.2
The Company does not have operations in the US or, to the extent the Company has operations in the US, so far as the Warrantors are aware, having taken legal advice, it is not a “TID U.S. Business” as defined in the 31 CFR 800.248.

23.3
The Company does not: (i) produce, design, test, manufacture, fabricate, or develop any “critical technologies,” as that term is defined in 31 C.F.R. § 800.215; (ii) perform any of the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment critical infrastructure,” as defined in 31 C.F.R. § 800.212; or (iii) maintain or collect, directly or indirectly, “sensitive personal data,” as defined in 31 C.F.R. § 800.241, of U.S. citizens.

24.	SANCTIONS
24.1
Neither the Company nor, so far as the Warrantors are aware, any of the Company’s directors, officers or employees is or has, in relation to the Business, in the period of two years prior to the date of this Deed been engaged or involved in, or otherwise subject to, any of the following matters (the “Sanctions Proceedings”):

(a)	any litigation, arbitration, settlement or other proceedings (including alternative dispute resolution, criminal and administrative proceedings) in any jurisdiction; or
(b)	any investigation, inquiry, enforcement action (including the imposition of fines or penalties) by any governmental, administrative, regulatory or similar body or authority in any jurisdiction, in each case relating to, or in connection with, any actual or alleged contravention of applicable Sanctions.
24.2
So far as the Warrantors are aware, no Sanctions Proceedings have been threatened or are pending against the Company or the Company’s directors, officers or employees and so far as the Warrantors are aware, there are no circumstances likely to give rise to any such Sanctions Proceedings.

24.3	Neither the Company nor, so far as the Warrantors are aware, any of the Company’s directors, officers, or employees is:
(a)	a Sanctions Target; or
(b)	engaging, or has engaged, in any conduct, operations, transactions or dealings that could reasonably be expected to result in it becoming a Sanctions Target.
24.4
Neither the Company nor, so far as the Warrantors are aware, any of the Company’s directors, officers or employees, has conducted or engaged, or is currently conducting or engaging, (in each case directly or indirectly) in any operations, activities, transactions or dealings with, or for the benefit of, a Sanctions Target.

25.	BRIBERY, CORRUPTION AND EXPORT CONTROLS
25.1
No Group Company nor any of their respective directors, officers, employees, agents, representatives or any other person acting on a Group Company’s behalf is engaged (in such capacity) in any conduct, activity or omission which would constitute non-compliance with or an offence under any Anticorruption Law.

25.2
In the three years prior to the date of this Deed no Group Company has conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Authority or similar agency with respect to any alleged or suspected conduct, activity or omission arising under or relating to any non-compliance with or offence under any Anticorruption Law.

25.3
The Group has instituted and maintains adequate policies and procedures which are reasonably designed to promote and achieve material compliance with Anticorruption Laws and Sanctions Laws, including by preventing any persons who perform services for or on behalf of the Group from bribing another person (within the meaning given in s.7(3) of the Bribery Act 2010) intending to obtain or retain business or an advantage in the conduct of business of the Group.

25.4
The Group has instituted and maintained an anonymous reporting facility or whistle-blowing hotline, pursuant to which any suspected, alleged or actual breaches of any applicable Laws (including without limitation any Sanctions Laws or Anticorruption Laws) can be reported, and no breaches of any applicable Laws have been identified as a result of such reports.

SCHEDULE 6

LIMITATIONS ON LIABILITY

Part 1
1.	LIMITS ON SELLER LIABILITY
1.1
The limitations set out in this Part 1 of Schedule 6 shall not apply to any Claim which is the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Warrantors or Sellers (as applicable).

1.2
The maximum aggregate liability of each Seller for all Seller Warranty Claims shall not exceed an amount equal to, in respect of each Seller, 100% of the Consideration actually received by such Seller.

1.3	The maximum aggregate liability of each Warrantor:
(a)
for all Business Warranty Claims (excluding Fundamental Warranty Claims) and Tax Claims shall not exceed an amount equal to, in respect of each Warrantor, 10% of the Consideration actually received by such Warrantor; and

(b)	for all Fundamental Warranty Claims, shall not exceed an amount equal to, in respect of each Warrantor, 100% of the Consideration actually received by such Warrantor.
1.4
Subject to any limitation under applicable Law, each Warrantor may settle any Claim by transferring fully paid-up Consideration Shares to the Buyer for no consideration, and the Buyer shall acquire such paid-up Consideration Shares from the respective Warrantor for no consideration (verkrijging om niet). The number of Consideration Shares to be transferred to the Buyer to settle the Claim, shall be determined by dividing the amount of the Claim by the higher of (i) the price per Consideration Share as at 4pm (Eastern Time) on Nasdaq as reported by Bloomberg or another reputable source selected by the Buyer on the date of Completion and (ii) the 20-day VWAP of the Buyer’s publicly traded shares as at the date of the adjudication or settlement of such Claim, in each case rounding down any fractional entitlement to the nearest whole Consideration Share. To the extent applicable Law prevents the settlement of any Claim pursuant to this paragraph 1.4 in whole or in part, the relevant Warrantor shall settle such Claim (or the relevant part thereof) in cash.

1.5
No Seller or Warrantor shall be liable in respect of any single Claim or any series of Claims which arise from the same or substantially the same facts, matters, circumstances or events unless the amount of the liability pursuant to such Claim or series of Claims would exceed $50,000.

1.6
No Seller shall be liable in respect of any Claim in respect of a Seller Warranty unless the Buyer has given notice in writing of such Claim to such Seller within the period of two years beginning with the Completion Date.

1.7	No Warrantor shall be liable in respect of any Claim unless the Buyer has given notice in writing of such Claim to such Warrantor:
(a)	in the case of a Fundamental Warranty Claim, within the period of seven years beginning with the Completion Date;
(b)	in the case of a Safety Warranty Claim, within the period of 18 months beginning with the Completion Date; and
(c)	in the case of a Business Warranty Claim (excluding Safety Warranty Claims and Fundamental Warranty Claims) or Tax Claim, prior to the Completion Date.
1.8
If the Buyer becomes aware that any claim has been made against the Company by a third party after Completion (a “Third Party Claim”) that is likely to result in the Buyer being entitled to make a claim against the Warrantors:

(a)	the Buyer shall give notice of the Third Party Claim to the Warrantors as soon as reasonably practicable and in any event within 5 Business Days of the Buyer becoming aware of such a claim;

(b)	the Buyer shall inform the Warrantors of all material developments in relation to any Third Party Claim notified in accordance with sub-clause (a);
(c)	the Buyer shall cause the Company to consult as fully as is reasonably practicable with the Warrantors as regards the conduct of any proceedings arising out of that Third Party Claim; and
(d)
if requested by the Warrantors, the Buyer shall cause the Company to take any action that the Warrantors shall reasonably request to avoid, resist or compromise the Third Party Claim (other than any Third Party Claim the defence of which may materially adversely affect the goodwill of the business of the relevant member of the Buyer Group or any Third Party Claim that seeks or in respect of which there has been granted injunctive relief).

1.9	No Warrantor shall be liable in respect of any Claim:
(a)	(other than any Claim made in respect of the Warranty Condition) if and to the extent that the fact, matter, event or circumstance giving rise to such Claim:
(i)	is Disclosed in the Disclosure Letter; or
(ii)	in respect of a Claim for a breach of Clause 13.3(b) only, arises after the date of this Deed and is Disclosed in the Completion Disclosure Letter,
(b)	that would not have arisen (or the amount of the Claim would not have been increased) but for:
(i)
any act, event, or omission compelled by a change in legislation made after the date of this Deed or a change in the interpretation of applicable Law after the date of this Deed (whether or not that change purports to be effective retrospectively in whole or in part); or

(ii)	if that Claim would not have arisen (or the amount of the claim would not have been increased) but for any judgment delivered after the date of this Deed,
(c)	to the extent that the Claim would not have arisen but for:
(i)
an act (other than an act carried out under a legally binding obligation created on or before Completion) of the Company (or any member of the Buyer Group carrying on the business of the Company in succession to the Buyer Group) outside the ordinary and usual course of business in circumstances that, when the action was taken, the relevant member of the Buyer Group was aware that the action would entitle the Buyer to bring a claim against the Warrantors and there was available to the relevant member of the Buyer Group at no additional cost, a reasonable alternative course of action that would not have entitled the Buyer to bring a claim against the Warrantors;

(ii)	any breach by the Buyer of its obligations under this Deed;
(iii)	any voluntary act or omission carried out by any Seller on or before Completion at the written request of, or with the express written consent of, the Buyer; or
(iv)
any change in the accounting policies or practices applied in preparing any accounts or valuing any assets or liabilities of any Group Company which is instigated after Completion (save to the extent such change is made to enable the Group Company to comply with any legal or regulatory requirements and/or to conform with relevant generally accepted accounting practices from time to time), to the extent that the Claim is based upon a liability that is contingent only or is otherwise not capable of being quantified unless and until that liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, without prejudice to the right of the Buyer to give notice of the relevant Claim to the Sellers notwithstanding that the liability may not have become an actual and quantifiable liability. The fact that the liability may not have become an actual and quantifiable liability within the time limits provided in paragraph 1.7 shall not exonerate the Sellers in respect of any Claim properly notified within such time limits; or

(d)
to the extent that the relevant loss or damage in relation to such Claim is actually recovered under any policy of insurance in force for the benefit of any member of the Buyer Group (after deducting: (i) any Tax payable in respect of the sum recovered; and (ii) any costs and expenses incurred by any member of the Buyer Group in making such recovery (including the cost of any increase in the premium under the relevant insurance policy)).

1.10	The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.
1.11
In assessing the amount of the Buyer's loss in relation to any claim under or in connection with this Deed, the value of the Company shall not be taken as exceeding the purchase price payable for the Shares.

1.12	The Warrantors shall not be liable under or in connection with this Deed for any loss of profit or loss of management time or for any indirect or consequential loss of any kind.
Part 2
2.	LIMITS ON BUYER LIABILITY
2.1
The limitations set out in this Part 2 of Schedule 6 shall not apply to any Buyer Warranty Claim which is the consequence of fraud, dishonesty, wilful concealment or wilful misrepresentation by or on behalf of the Buyer.

2.2	The maximum aggregate liability in respect of all Buyer Warranty Claims shall not exceed the value of the Consideration.
2.3
The Buyer shall not be liable in respect of any single Buyer Warranty Claim or any series of Buyer Warranty Claims which arise from the same or substantially the same facts, matters, circumstances or events unless the amount of the liability pursuant to such Buyer Warranty Claim or series of Buyer Warranty Claims would exceed $50,000.

2.4
The Buyer shall not be liable in respect of any single Buyer Warranty Claim unless the aggregate amount of the liability of the Buyer for all Buyer Warranty Claims (other than Buyer Warranty Claims excluded by paragraph 2.3 or any other sub-paragraph of this paragraph 2) would exceed $100,000, in which case the Buyer shall be liable for the entire amount of such Buyer Warranty Claim and not merely the excess.

2.5	The Buyer shall not be liable in respect of any Buyer Warranty Claim unless the Seller Representative has given notice in writing of such Claim to the Buyer:
(a)	in the case of a Buyer Fundamental Warranty Claim, within the period of two years beginning with the Completion Date; and
(b)	in the case of a Buyer Business Warranty Claim, prior to the Completion Date.
2.6	The Buyer shall not be liable in respect of any Claim:
(a)	that would not have arisen (or the amount of the Claim would not have been increased) but for:
(i)
any act, event, or omission compelled by a change in legislation made after the date of this Deed or a change in the interpretation of applicable Law after the date of this Deed (whether or not that change purports to be effective retrospectively in whole or in part); or

(ii)	if that Claim would not have arisen (or the amount of the claim would not have been increased) but for any judgment delivered after the date of this Deed,
(b)	to the extent that the Claim would not have arisen but for:
(i)
an act (other than an act carried out under a legally binding obligation created on or before Completion) of the Buyer outside the ordinary and usual course of business in circumstances that, when the action was taken, the relevant Seller was aware that the action would entitle that Seller to bring a claim against the Buyer and there was available to the relevant Seller at no additional cost, a reasonable alternative course of action that would not have entitled the Seller to bring a claim against the Buyer;

(ii)	any breach by any Seller of their obligations under this Deed; or

(iii)	any voluntary act or omission carried out by the Buyer on or before Completion at the written request of, or with the express written consent of, a Seller;
(c)
any change in the accounting policies or practices applied in preparing any accounts or valuing any assets or liabilities of the Buyer which is instigated after Completion (save to the extent such change is made to enable the Buyer to comply with any legal or regulatory requirements and/or to conform with relevant generally accepted accounting practices from time to time); or

(d)
to the extent that the Claim is based upon a liability that is contingent only or is otherwise not capable of being quantified unless and until that liability ceases to be contingent and becomes an actual liability or becomes capable of being quantified, as the case may be, without prejudice to the right of the Sellers to give notice of the relevant Claim to the Buyer notwithstanding that the liability may not have become an actual and quantifiable liability. The fact that the liability may not have become an actual and quantifiable liability within the time limits provided in paragraph 2.5 shall not exonerate the Buyer in respect of any Claim properly notified within such time limits.

2.7	No Seller shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once for the same Loss.
2.8	The Buyer shall not be liable under or in connection with this Deed for any loss of profit or loss of management time or for any indirect or consequential loss of any kind.
2.9
No Claim shall be brought by any Seller against the Buyer without the prior written consent of (i) Sellers representing more than 50% of the Shares immediately prior to Completion and (ii) the Seller Representative.

SCHEDULE 7

[PROPERTIES]

SCHEDULE 8

[DEED OF ADHERENCE]

SCHEDULE 9

LOCK-UP PROVISIONS IN RESPECT OF CONSIDERATION SHARES AND REPLACEMENT AWARDS
1.1
Each Seller and Vested and In the Money Optionholder shall be subject to, in respect of itself and the Consideration Shares and/or Replacement Awards that will be issued to it at Completion, the provisions set out in this Schedule 9. The term “affiliate” in this Schedule 9 shall have the meaning set forth in Rule 405 under the Securities Act.

1.2
Each Seller and Vested and In the Money Optionholder (“Lock-Up Participant”) understands and acknowledges that, pursuant to this Deed, it will acquire Buyer Shares and/or awards over Buyer Shares. In consideration for the Buyer’s agreement to issue Buyer Shares and/or awards over Buyer Shares to such Seller (the “Issue”), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Lock-Up Participant hereby irrevocably agrees with the Buyer that, without the prior written consent of the Buyer, such Lock-Up Participant will not, directly or indirectly (and will cause any direct or indirect affiliate of such Lock-Up Participant not to), and subject to the Lock-Up Run-Off Period, during the period commencing on the execution of this Deed and terminating on the date that is the later of (a) sixty (60) days following the public announcement of the results of the Phase 2b Clinical Trial in respect of BPL-003, (b) Completion or (c) the date upon which this Deed is terminated (with such period being the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any Buyer Shares or securities convertible into or exchangeable or exercisable for any Buyer Shares (including, without limitation, Buyer Shares that may be deemed to be beneficially owned by such Lock-Up Participant in accordance with the rules and regulations of the SEC, securities which may be issued upon exercise of a stock option or warrant and any Buyer Shares, options, warrants or securities now owned or hereafter acquired by such Lock-Up Participant (collectively, the “Lock-Up Securities”)), (2) enter into any swap, hedge, option, derivative or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended to, or which could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition (whether by a Lock-Up Participant or someone other than a Lock-Up Participant) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Securities, in cash or otherwise, (3) exercise any right with respect to the registration of any Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted, any registration statement in connection therewith, under the Securities Act, or (4) publicly disclose the intention to do any of the foregoing (these restrictions collectively, the “Lock-Up Restrictions”). Furthermore, each Lock-Up Participant confirms that he, she or it has furnished the Buyer with the details of any transaction such Lock-Up Participant, or any of their respective affiliates, is a party to as of the date hereof, which transaction would have been restricted by the provisions of this Schedule 9 if it had been entered into by such Lock-Up Participant during the Lock-Up Period.

1.3	The provisions set forth in paragraph 1.2 of this Schedule 9 shall not apply to transfers of Lock-Up Securities:
(a)
acquired in the open market after the completion of the Issue, provided that no filing under Section 16(a) of the Exchange Act, shall be required or shall be voluntarily made in connection with subsequent sales of such Lock-Up Securities acquired in such open market transactions;

(b)
to any beneficiary of such Lock-Up Participant pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs, beneficiary or immediate family member of such Lock-Up Participant (for purposes of this Schedule 9, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

(c)	to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of such Lock-Up Participant or the immediate family of the such Lock-Up Participant;
(d)	as distributions to limited partners, members or stockholders of such Lock-Up Participant;
(e)	to such Lock-Up Participant’s affiliates or to any investment fund or other entity controlled or managed by such Lock-Up Participant;

(f)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under paragraphs 1.3(b) through (e) above;
(g)
transfers by operation of law, such as (without limitation) pursuant to an order of a court or regulatory agency, including a domestic relations order or negotiated divorce settlement, or to comply with any regulations related to such Lock-Up Participant’s ownership of Buyer Shares;

(h)	to the Buyer or any of its subsidiaries upon death, disability or termination of employment, in each case, of such Lock-Up Participant;
(i)
pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Buyer Shares involving a change of control of the Buyer following the consummation of the Issue that has been approved or recommended by the Buyer’s board of directors (or, as long as the Buyer has a two-tier board structure, the Buyer’s management board and supervisory board), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, such Lock-Up Participant’s Buyer Shares shall remain subject to the provisions of this Schedule 9, and provided further that “change of control” as used in this paragraph, shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Buyer, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Buyer; or

(j)	with the prior written consent of the Buyer,
provided that:
(A)	in the case of any transfer or distribution pursuant to paragraphs 1.3(b) through (f) above:
(i)	each donee, trustee, transferee or distributee, as the case may be, shall sign and deliver a lock-up letter substantially in the form of this Schedule 9; and
(ii)	such transfers are not dispositions for value;
(B)
in the case of any transfer or distribution pursuant to paragraphs 1.3(c) through (f) above, each party (donor, donee, trustee, transferor, transferee, distributer or distributee) shall not be required by law (including, without limitation, the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; and

(C)
in the case of any transfer or distribution pursuant to paragraphs 1.3(b), (g) and (h) above, any filing that is required under the Securities Act or the Exchange Act shall include disclosure explaining the nature of the transfer or disposition in the footnotes thereto, and no filing or public announcement of the transfer or disposition shall be voluntarily made prior to the expiration of the Lock-Up Period.

1.4
Upon expiry of the Lock-Up Period, the Lock-Up Securities shall cease to be subject to the Lock-Up Restrictions at a rate of 1/12 of each Lock-Up Holder’s Lock-Up Securities upon the expiration of each full calendar month from the expiry of the Lock-Up Period, such that there shall be no Lock-Up Securities on the first day of the 13th calendar month following the expiry of the Lock-Up Period (the “Lock-Up Run-Off Period”).

1.5
Notwithstanding anything to the contrary in this Schedule 9, a Lock-Up Participant may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”) during the Lock-Up Period, provided that:

(a)
no direct or indirect offers, pledges, sales, contracts to sell sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Lock-Up Securities may be effected pursuant to such plan during the Lock-Up Period; and

(b)
neither the Buyer nor such Lock-Up Participant will voluntarily report the establishment of such Rule 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act during the Lock-Up Period and any required filing under the Exchange Act regarding such plan indicates that no sales of Buyer Shares shall be permitted under such plan during the Lock-Up Period.

1.6
Each Lock-Up Participant who is not a natural person warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than a natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that has executed a lock-up agreement in substantially the same form as this Schedule 9, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in such Lock-Up Participant.

1.7
In furtherance of the foregoing, the Buyer and its transfer agent and registrar are hereby authorised to decline to make any transfer of Lock-Up Securities if such transfer would constitute a violation or breach of the provisions of this Schedule 9.

1.8	Each Lock-Up Participant understands and acknowledges that the Buyer is proceeding with the Issue in reliance upon the provisions of this Schedule 9.
1.9
Each Lock-Up Participant acknowledges and agrees that the Buyer has not provided any recommendation or investment advice nor has the Buyer solicited any action from such Lock-Up Participant with respect to the Issue and such Lock-Up Participant has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. Each Lock-Up Participant further acknowledges and agrees that, although the Buyer may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to such Lock-Up Participant in connection with the Issue, the Buyer is not making a recommendation to such Lock-Up Participant to participate in the Issue, enter into the provisions Schedule 9, or sell any Buyer Shares at the price determined in the Issue, and nothing set forth in any such disclosures is intended to suggest that the Buyer is making such a recommendation.

1.10
Each Lock-Up Participant hereby warrants that it has full power and authority to enter into the provisions of this Schedule 9 and that, upon request, each Lock-Up Participant will execute any additional documents necessary in connection with the enforcement thereof. The provisions of this Schedule 9 shall be binding on each Lock-Up Participant, and their respective successors, heirs, personal representatives and assigns.

SCHEDULE 10

[OPTIONHOLDER SCHEDULE]

EXECUTED and delivered as a DEED by ATAI LIFE SCIENCES N.V.

Acting by a director or duly authorised signatory:	In the presence of:

/s/Srinivas Rao	/s/Anne Johnson
Signature of director	Signature of witness

Srinivas Rao	Anne Johnson
Name of director (print)	Name of witness (print)

[***]
Occupation of witness (print)

[***]
Address of witness (print)

[Signature page to Share Purchase Agreement]

EXECUTED and delivered as a DEED by BECKLEY PSYTECH LIMITED

Acting by a director or duly authorised signatory:	In the presence of:

/s/Cosmo Feilding Mellen	/s/Debbie Lewis
Signature of director	Signature of witness

Cosmo Feilding Mellen	Debbie Lewis
Name of director (print)	Name of witness (print)

[***]
Occupation of witness (print)

[***]
Address of witness (print)

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
GALLOWAY LIMITED	)	/s/Denham Eke
acting by Denham Eke	)	Director
)
in the presence of:	)

Name of witness:	Donna Rollitt

Signature of witness:	/s/Donna Rollitt

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BILTON INVESTMENTS LIMITED (61354))		/s/Nicola Archer
acting by Praxis Directors One Limited
acting by Nicola Archer	)
in the presence of:	)	Director

Name of witness:	Elizabeth Evans

Signature of witness:	/s/Elizabeth Evans

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
COSMO FEILDING MELLEN	)	/s/Cosmo Feilding Mellen
in the presence of:	)

Name of witness:	Debbie Lewis

Signature of witness:	/s/Debbie Lewis

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
MICHAEL JOHN NORRIS	)	/s/Michael Norris
in the presence of:	)

Name of witness:	Jim Butler

Signature of witness:	/s/Jim Butler

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
MARC WAYNE	)	/s/Marc Wayne
in the presence of:	)

Name of witness:	Julie Coleman

Signature of witness:	/s/Julie Coleman

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
TIM MASON	)	/s/Tim Mason
in the presence of:	)

Name of witness:	Julia Ford

Signature of witness:	/s/Julia Ford

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
MARK WARE	)	/s/Mark Ware
in the presence of:	)

Name of witness:	Gabriel Ware

Signature of witness:	/s/Gabriel Ware

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
ROCK FEILDING MELLEN	)	/s/Rock Feilding Mellen
in the presence of:	)

Name of witness:	Marcia Austen

Signature of witness:	/s/Marcia Austen

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
CHRIS SCHNARR	)	/s/Chris Schnarr
in the presence of:	)

Name of witness:	Will Schnarr

Signature of witness:	/s/Will Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
RICHARD REED	)	/s/Richard Reed
in the presence of:	)

Name of witness:	Nadia Troxler

Signature of witness:	/s/Nadia Troxler

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
TIM HAINES	)	/s/Tim Haines
in the presence of:	)

Name of witness:	Marie-Claire Haines

Signature of witness:	/s/Marie-Claire Haines

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
CHRISTIAN AF JOCHNICK	)	/s/Christian AF Jochnick
in the presence of:	)

Name of witness:	Eric Carlson Rydman

Signature of witness:	/s/Eric Carlson Rydman

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
CHRIS O’DONOGHUE	)	/s/Chris O’Donoghue
in the presence of:	)

Name of witness:	Catherine Percival

Signature of witness:	/s/Catherine Percival

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
POWERONE CAPITAL CORP	)	/s/Pasquale Di Capo
acting by Pasquale Di Capo	)	Authorised Signatory
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BE FUND I, A SERIES OF BICYCLE DAY	)
VENTURES, LP	)	/s/Joshua Cowdin
acting by Belltower Fund Group, Ltd., Agent	)	Authorized Person of the Agent of the
of the General Partner, Name: Joshua Cowdin	)	Fund’s GP
Title: Authorized Person	)
Address: [***]	)
Email: [***]	)
in the presence of:	)

Name of witness:	Zach Conley

Signature of witness:	/s/Zach Conley

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
NOETIC PSYCHEDELIC FUND LP	)	/s/David Schnarr
acting by David Schnarr	)	Authorised Signatory
in the presence of:

Name of witness:	Paula Schnarr

Signature of witness:	/s/Paula Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
OV BP LIMITED	)	/s/Abdulaziz Shikh Al Sagha
acting by Abdulaziz Shikh Al Sagha	)	Director
in the presence of:	)

Name of witness:	Mohamed Abu Ghazaleh

Signature of witness:	/s/Mohamed Abu Ghazaleh

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
OV BP SERIES B LIMITED	)	/s/Abdulaziz Shikh Al Sagha
acting by Abdulaziz Shikh Al Sagha	)	Director
in the presence of:	)

Name of witness:	Mohamed Abu Ghazaleh

Signature of witness:	/s/Mohamed Abu Ghazaleh

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
JAMES BAILEY	)	/s/James Bailey
in the presence of:	)

Name of witness:	Matt Carter

Signature of witness:	/s/Matt Carter

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
WOOD CAPITAL LTD	)	/s/Jed Wood
acting by Jed Wood	)	Director
in the presence of:	)

Name of witness:	Dezarae Bassett

Signature of witness:	/s/Dezarae Bassett

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
MEDIQ VENTURES LIMITED	)	/s/Denham Eke
acting by Denham Eke	)	Director
in the presence of:	)

Name of witness:	Donna Rollitt

Signature of witness:	/s/Donna Rollitt

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BE FUND II, A SERIES OF BICYCLE DAY	)
VENTURES, LP	)
acting by FUND GP, LLC its General Partner	)	/s/Joshua Cowdin
)
acting by BELLTOWER FUND GROUP, LTD.	)	Authorised Signatory
Agent of the General Partner	)
acting by Joshua Cowdin	)
Title: Authorized Person	)
Address: [***]	)
Email: [***]	)
in the presence of:	)

Name of witness:	Zach Conley

Signature of witness:	/s/Zach Conley

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BICYCLE DAY VENTURES LLC	)	/s/Chris Kantrowitz
acting by Chris Kantrowitz	)	Authorised Signatory
in the presence of:	)

Name of witness:	Josh Felser

Signature of witness:	/s/Josh Felser

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed by	)
DAVID D’ONOFRIO	)	/s/David D’Onofrio
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
2180447 ONTARIO INC	)	/s/David D’Onofrio
acting by David D’Onofrio	)	Authorised Signatory
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
BE FUND III, A SERIES OF BICYCLE	)	/s/Joshua Cowdin
DAY VENTURES LP	)
acting by Belltower Fund Group Ltd., Agent of	)	Authorised Signatory
the General Partner acting by Joshua Cowdin	)
Title: Authorized Person	)
Address: [***]	)
Email: [***]	)
in the presence of:	)

Name of witness:	Zach Conley

Signature of witness:	/s/Zach Conley

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
GREY HOUSE PARTNERS ELEUSIS
HOLDINGS SPV LP	)	/s/David Schnarr
acting by David Schnarr	)	Authorised Signatory
in the presence of:	)

Name of witness:	Paula Schnarr

Signature of witness:	/s/Paula Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
THE DICAPO FAMILY TRUST	)	/s/David D’Onofrio
acting by David D’Onofrio	)	Authorised Signatory
in the presence of:	)

Name of witness:	Jerry Wang

Signature of witness:	/s/Jerry Wang

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
WOVEN LABS LLC	)	/s/Nick von Christierson
acting by Nick von Christierson	)	Authorised Signatory
in the presence of:	)

Name of witness:	Giles Hayward

Signature of witness:	/s/Giles Hayward

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Executed as a deed for and on behalf of	)
NOETIC PSYCHEDELIC FUND US LP	)	/s/David Schnarr
acting by David Schnarr	)	Authorised Signatory

in the presence of:

Name of witness:	Paula Schnarr

Signature of witness:	/s/Paula Schnarr

Address:	[***]

Occupation:	[***]

[Signature page to Share Purchase Agreement]

Annex B

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

June 2, 2025
The Board of Directors
atai Life Sciences N.V.
Wallstraße 16
10179 Berlin
Germany
Members of the Board:
We understand that atai Life Sciences N.V. (“atai”) and the Sellers (as listed on Schedule 1 of the Share Purchase Agreement to be dated as of June 2, 2025 (the “Purchase Agreement”)) intend to enter into the Purchase Agreement pursuant to which, among other things, the Sellers will sell to atai all of the issued share capital of Beckley Psytech Limited (“Beckley”), other than the shares of Beckley currently owned by atai (the “Transaction”) in exchange for the Consideration Shares (as defined in the Purchase Agreement) (such Consideration Shares to be issued by atai, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.
You have asked us to render our opinion as to whether the Consideration to be issued by atai is fair, from a financial point of view, to atai.
In connection with rendering our opinion, we have:
•	Reviewed a draft of the Purchase Agreement dated as of May 30, 2025;
•	Reviewed certain publicly available business and financial information regarding each of atai and Beckley;
•
Reviewed certain non-public business and financial information regarding atai and Beckley and their respective businesses and future prospects (including certain probability-adjusted financial projections for atai for the years ending December 31, 2025 through December 31, 2045 and for Beckley for the years ending December 31, 2025 through December 31, 2045 (together, the “atai-Provided Financial Projections”), certain estimates as to potentially realizable existing net operating loss carryforwards expected to be utilized by atai, Beckley and/or the combined company and certain other estimates and other forward-looking information), all as prepared by, discussed with and approved for our use by atai’s senior management (collectively with the Synergy Estimates (as defined below), the “atai-Provided Information”);

•
Reviewed certain non-public business and financial information regarding Beckley’s business and future prospects (including certain probability-adjusted financial projections for Beckley on a stand-alone basis for the years ending December 31, 2027 through December 31, 2042 (the “Beckley-Provided Financial Projections” and, together with the atai-Provided Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by Beckley’s senior management and reviewed by, discussed with and approved for our use by atai’s senior management (collectively, the “Beckley-Provided Information”);

•
Reviewed certain probability-adjusted estimated operational synergies expected to result from the Transaction (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for our use by atai’s senior management;

•
Discussed with atai’s senior management their strategic and financial rationale for the Transaction as well as their views of atai’s and Beckley’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the biopharmaceutical sector;

•	Performed financing-adjusted discounted cash flow analyses based on the atai-Provided Financial Projections and the Synergy Estimates;

The Board of Directors
atai Life Sciences N.V.
June 2, 2025

•	Reviewed the historical prices and the trading activity of the ordinary shares of atai;
•	Reviewed the pro forma financial results, financial condition and capitalization of atai giving effect to the Transaction, all as prepared by and approved for our use by atai’s senior management; and
•	Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
With respect to the information used in arriving at our opinion:
•
We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with atai or Beckley (including, without limitation, the atai-Provided Information and the Beckley-Provided Information) or obtained from public sources, data suppliers and other third parties.

•
We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the atai-Provided Information or the Beckley-Provided Information), (ii) express no view or opinion regarding (a) the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by atai or Beckley or the assumptions upon which any of the foregoing are based or (b) the reasonableness of the probability adjustments reflected in the Financial Projections and (iii) have relied upon the assurances of atai’s senior management that they are (in the case of the atai-Provided Information) and have assumed that Beckley’s senior management are (in the case of the Beckley-Provided Information) unaware of any facts or circumstances that would make the atai-Provided Information or the Beckley-Provided Information incomplete, inaccurate or misleading.

•
We note that, while Beckley’s senior management provided their views to atai’s senior management regarding Beckley’s business, operations, historical and projected financial results and future prospects, we only attended a limited number of discussions that included both atai’s senior management and Beckley’s senior management and, accordingly, we have relied upon the assessment of atai’s senior management with respect to certain of these matters.

•
We (i) have been advised by atai’s senior management, and have assumed, that the atai-Provided Financial Projections (including the probability adjustments reflected therein) and the Synergy Estimates have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of atai’s senior management as to the expected future performance of atai, Beckley and the combined company resulting from the Transaction and the expected amounts and realization of the Synergies and (z) reviewed by atai’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion, (ii) have assumed that the Beckley-Provided Financial Projections (including the probability adjustments reflected therein) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Beckley’s senior management as to the expected future performance of Beckley on a stand-alone basis and (iii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

•
We have been advised by atai’s senior management that the atai-Provided Financial Projections assume that the Milestone Condition (as defined in the Purchase Agreement) will be satisfied by the Pre-Phase 2B Read Out Date (as defined in the Purchase Agreement); for purposes of our analyses and opinion, we have been advised by atai’s senior management to assume, and have assumed, that the Milestone Condition will be so satisfied.

The Board of Directors
atai Life Sciences N.V.
June 2, 2025

•
In addition, we have relied upon (without independent verification and without expressing any view or opinion) the assessments, judgments and estimates of atai’s senior management as to, among other things, (i) the potential impact on Beckley of market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or affecting, the biotechnology, life sciences and pharmaceutical sectors, (ii) Beckley’s existing and future products, product candidates, technology and intellectual property and the associated risks thereto (including, without limitation, the probabilities and timing of successful development, testing, manufacturing and marketing thereof; approval thereof by relevant governmental authorities; prospective product-related peak worldwide sales, sales prices, annual sales price increases and sales volumes with respect thereto; the validity and life of patents with respect thereto; and the potential impact of competition thereon), (iii) atai’s and Beckley’s existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, suppliers and other commercial relationships (in each such case to the extent relevant to Beckley, the Transaction and its contemplated benefits) and (iv) atai’s ability to effectively integrate the businesses and operations of Beckley. We have assumed that there will not be any developments with respect to any of the foregoing matters that would have an adverse effect on atai, Beckley or the Transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of atai, Beckley or any other entity or the solvency or fair value of atai, Beckley or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of atai’s senior management and atai’s other professional advisors with respect to such matters. We are not expressing any view or rendering any opinion regarding the tax consequences of the Transaction to atai, Beckley or their respective securityholders.
In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed form of the Purchase Agreement will not differ from the drafts that we have reviewed, (ii) atai and the Sellers will comply with all terms and provisions of the Purchase Agreement and (iii) the representations and warranties of atai, the Sellers and the Founders (as defined in the Purchase Agreement) contained in the Purchase Agreement are true and correct and all conditions to the obligations of each party to the Purchase Agreement to consummate the Transaction will be satisfied without any waiver, amendment or modification thereof. We also have assumed that the Transaction will be consummated in a timely manner in accordance with the terms of the Purchase Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on atai, Beckley or the Transaction (including its contemplated benefits) in any way meaningful to our analyses or opinion.
In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the shares of stock or other securities or financial instruments of or relating to atai or Beckley may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on atai or Beckley, their respective securities or other financial instruments or the Transaction or (iii) the impact of the Transaction on the solvency or viability of atai or Beckley or the ability of atai or Beckley to pay their respective obligations when they come due.
We have acted as a financial advisor to atai in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Transaction and a portion of which is payable following the rendering of our opinion. In addition, atai has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.
As previously disclosed, aside from our current engagement by atai, which includes both serving as atai’s financial advisor in connection with the Transaction as well as acting as the sole or lead or joint-lead placement agent, arranger and/or bookrunner in connection with any financing that atai may or may not elect to pursue, including the Investment (as defined below), we have not been previously engaged during the past two years by atai, nor have we

The Board of Directors
atai Life Sciences N.V.
June 2, 2025

been previously engaged during the past two years by Beckley, to provide financial advisory or investment banking services for which we received fees. We may in the future seek to provide atai, Beckley or their respective affiliates with financial advisory and investment banking services unrelated to the Transaction, for which services we would expect to receive compensation.
We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to atai, Beckley, other participants in the Transaction or their respective affiliates, for which services we and our affiliates and related entities may have received, and may in the future receive, compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to atai, Beckley, other participants in the Transaction or their respective affiliates. Furthermore, our and our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may have investments in atai, Beckley, other participants in the Transaction or their respective affiliates.
Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to atai, Beckley, other participants in the Transaction or their respective affiliates or the Transaction that differ from the views of our investment banking personnel.
Our opinion has been provided to atai’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration to be issued by atai. Our opinion is not intended to be used or relied upon for any other purpose or by any other person or entity and may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to atai’s shareholders in connection with the Transaction.
Our opinion and any materials provided in connection therewith do not constitute a recommendation to atai’s Board of Directors with respect to the Transaction, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to atai’s shareholders as to how to vote or act in connection with the Transaction or otherwise. Our opinion does not address atai’s underlying business or financial decision to pursue or effect the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for atai or the effects of any other transaction in which atai might engage, including the investment of approximately $30 million by Ferring Ventures S.A. and Adage Capital Partners LP in atai for general corporate purposes (the “Investment”). Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, to atai of the Consideration to be issued by atai. We do not express any view or opinion as to (i) any other term, aspect or implication of (y) the Transaction (including, without limitation, the form or structure of the Transaction) or the Purchase Agreement or (z) any other agreement, transaction document or instrument contemplated by the Purchase Agreement or to be entered into or amended in connection with the Transaction or (ii) the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, the holders of any class of securities (other than as expressly specified herein), creditors or other constituencies of atai or Beckley. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of atai’s or Beckley’s directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be issued by atai or otherwise.

The Board of Directors
atai Life Sciences N.V.
June 2, 2025

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be issued by atai is fair, from a financial point of view, to atai.
Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex C
REGISTRATION RIGHTS AGREEMENT
by and among

ATAI LIFE SCIENCES N.V.,

APEIRON INVESTMENT GROUP LTD,

FERRING VENTURES S.A.,

ADAGE CAPITAL PARTNERS LP

AND

THE OTHER HOLDERS FROM TIME TO TIME PARTIES
HERETO

Dated as of June 2, 2025

Exhibit A:	Form of Signature Page and Joinder Agreement	C-20

C-i

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of June 2, 2025, is by and among (i) ATAI Life Sciences N.V., a public company under Dutch law (naamloze vennootschap) (“Company”), (ii) Apeiron Investment Group Ltd (“Apeiron”) and Christian Angermayer, (iii) Ferring Ventures S.A. and Adage Capital Partners LP (the “PIPE Investors”) and (iv) the Beckley Holders (as defined herein) that become party hereto by execution of the Joinder Agreement in Exhibit A hereto (each a “Party” and, collectively, the “Parties”).
WHEREAS, the Company has agreed to provide Apeiron and certain of its Affiliates with certain demand, piggyback and resale shelf registration rights applicable to an “Apeiron Holder” as described herein;
WHEREAS, the Company has entered into a subscription agreement (the “Subscription Agreement”) with the PIPE Investors, dated the date hereof, and has agreed to provide the PIPE Investors with certain resale shelf registration rights with respect to the Registrable Securities (as herein after defined) received by the PIPE Investors pursuant to the Subscription Agreement or pursuant to the exercise of that certain pre-funded warrant (the “Pre-Funded Warrant”) purchased by Ferring Ventures S.A. pursuant to the Subscription Agreement;
WHEREAS, the Company has entered into that certain Share Purchase Agreement (the “SPA”), dated as of the date hereof, which provides, among other things, for the Company to acquire the entire issued share capital not already held by the Company of Beckley Psytech Limited, a company incorporated in England and Wales, upon the terms and subject to the conditions set forth in the SPA;
WHEREAS, in connection with, and effective upon, the completion of the transactions contemplated by the SPA, the Company has agreed to provide certain resale shelf registration rights with respect to the Registrable Securities received in connection with the consummation of the transactions contemplated by the SPA by former shareholders of Beckley (each, a “Beckley Holder”); and
WHEREAS, each Beckley Holder may, by execution of a Joinder Agreement in the form set forth in Exhibit A hereto become party to this Agreement, with the rights, privileges and obligations of a “Holder” herein.
NOW THEREFORE, In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto mutually agree as follows:
Article I
DEFINITIONS
SECTION 1.01 Definitions.
(a) The following terms, as used herein, have the following meanings:
“1933 Act” means the Securities Act of 1933, as amended.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, that (i) “Affiliate” shall not include any portfolio company of any specified Person and (ii) with respect to the Company, “Affiliates” means the Company and any Person that is controlled, directly or indirectly, by the Company.
“Apeiron Holder” means each of Apeiron, Christian Angermayer and any of Apeiron’s Affiliates that has executed a Joinder Agreement to become a Party hereto pursuant to the terms hereof.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the City of New York are authorized or obligated by law or executive order to close.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Shares” means the ordinary shares of the Company, with a nominal value EUR 0.10 each.

“Holder” means any holder, inclusive of Apeiron Holders, the PIPE Investors and Beckley Holders, from time to time of Registrable Securities that is either a Party to this Agreement or has executed a Joinder Agreement to become a Party hereto pursuant to the terms hereof.
“Joinder Agreement” means a joinder agreement to this Agreement, a form of which is attached hereto as Exhibit A.
“Permitted Transferee” means, with respect to any Apeiron Holder, (a) any of its Affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, that Apeiron Holder or any of its Affiliates or (b) any other person with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).
“Person” means an individual, a corporation, a partnership, limited liability entity, an association, a trust or any other entity or organization, including a government, a political subdivision or an agency or instrumentality thereof.
“Registrable Securities” means (i) (A) with respect to the Apeiron Holders, any and all Common Shares held by, or issuable to, such Apeiron Holder from time to time, (B) with respect to the PIPE Investors, the Common Shares received by such PIPE Investors pursuant to the Subscription Agreement and any shares issuable to such PIPE Investors upon exercise of the Pre-Funded Warrant, and (C) with respect to any Beckley Holder, any Common Shares received by such Beckley Holder pursuant to the terms of the SPA, and, in each case, (ii) any other common securities issued and issuable therefor or with respect thereto, whether by way of stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization, merger, consolidation, distribution or similar event (it being understood that, for purposes of this Agreement, a Person shall be deemed to be a Holder of Registrable Securities whenever such Person in its sole discretion has the right to then acquire or obtain from the Company any Registrable Securities, whether or not such acquisition or other transfer has actually been effected). As to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities when (1) a registration statement with respect to the offering of such securities by the Holder thereof shall have been declared effective under the 1933 Act and such securities shall have been sold, transferred or disposed of pursuant to such registration statement, (2) such securities have been sold pursuant to a Rule 144 Transfer, (3) such securities shall have been repurchased by the Company or ceased to be outstanding, (4) such securities shall have been otherwise transferred by such Holder to an entity or Person that is not an Affiliate of such Holder, new certificates for such securities not bearing (or book-entry positions not subject to) a 1933 Act legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the 1933 Act or any state securities or blue sky law then in effect or (5) such Holder is able to dispose of all of its Registrable Securities pursuant to Rule 144 without volume limitation or other restrictions on transfer thereunder and without the requirement for the Company to be in compliance with Rule 144(c)(1).
“Rule 144” means Rule 144 under the 1933 Act (or any successor Rule).
“Rule 144 Transfer” means any transfer for value conducted in accordance with Rule 144 (or any successor rule promulgated thereafter by the Commission).
(b) The following terms are defined in the respective Sections set opposite each such term below:

Term	Section
Advice	Section 2.05
Agreement	Preamble
automatic shelf registration statement	Section 2.03(a)
Blackout Period	Section 2.10
Block Trade	Section 2.03(a)
Company	Preamble
Demand Registration	Section 2.03(a)
FINRA	Section 2.05(o)
Marketed Shelf Offering	Section 2.02(b)
Non-Marketed Shelf Offering	Section 2.02(b)

Term	Section
Opt-Out Request	Section 3.01
Piggyback Holder	Section 2.02(a)
Piggyback Shelf Registration	Section 2.02(b)
Piggyback Offering	Section 2.02(a)
Registration	Section 2.05
Request Notice	Section 2.03(a)
Revoking Holder	Section 2.03(c)
Shelf Registration	Section 2.01(a)
Shelf Registration Statement	Section 2.01(a)

Article II
REGISTRATION RIGHTS
SECTION 2.01 Resale Shelf Registration.
(a) The Company shall use its reasonable best efforts to file as promptly as practicable following, and in any event within 30 calendar days of, the earlier to occur of (i) date of the closing of the transactions contemplated by the SPA and (ii) the date of the termination of the SPA pursuant to its terms (the “Filing Deadline”), a registration statement on Form S-1 or Form S-3 to register for resale from time to time the Registrable Securities of the Holders then outstanding on a delayed or continuous basis pursuant to Rule 415 under the 1933 Act or any successor rule thereto (such shelf registration, a “Shelf Registration”, and such registration statement, a “Shelf Registration Statement”), (ii) to promptly thereafter cause the Commission to declare such registration statement effective and (iii) to maintain the effectiveness of such registration statement in accordance with clause (b) of this Section 2.01. The “Plan of Distribution” section of such Shelf Registration Statement shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers, derivative transactions, short sales, stock loan or stock pledge transactions, hedging transactions and sales not involving a public offering by its pledgees, assignees, donees, transferees or successors-in-interest. The Company shall use reasonable efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) thirty (30) calendar days (provided that such period may be extended to 60 calendar days if the Commission notifies the Company that it will “review” the Shelf Registration Statement) following the Filing Deadline and (ii) the 10th Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the registration statement will not be “reviewed” or will not be subject to further review (the “Effectiveness Deadline”).
(b) The Company shall use its reasonable best efforts to keep any Shelf Registration Statement continuously effective under the 1933 Act (including, if necessary, by renewing or refiling a Shelf Registration Statement prior to expiration of the existing Shelf Registration Statement or by filing with the Commission a post-effective amendment or a supplement to the Shelf Registration Statement or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the 1933 Act, the 1934 Act, any state securities or blue sky laws, or any rules and regulations thereunder) in order to permit the prospectus forming a part thereof to be usable by Holders, as to such Registrable Securities, until the date as of which such securities cease to be Registrable Securities.
(c) If such Shelf Registration Statement is filed on Form S-1, the Company will use reasonable best efforts as promptly as reasonably practicable to become and remain eligible to use Form S-3. In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on a continuous basis on another appropriate form reasonably acceptable to the Holders, including a Form S-1, and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available; provided, that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the Commission.

(d) Notwithstanding anything contained herein, in the event that the Commission requires the Company to reduce the number of Registrable Securities to be included in a Shelf Registration Statement in order to allow the Company to rely on Rule 415 with respect to such Shelf Registration Statement, then the Company shall reduce the number of Registrable Securities to be included in such Shelf Registration Statement to the maximum number of securities as is permitted to be registered by the Commission. In the event of any reduction in Registrable Securities pursuant to this paragraph, the Company shall use its reasonable best efforts to file one or more additional Shelf Registration Statements so as to cover all of the Registrable Securities not covered by such initial Shelf Registration Statement until such time as all Registrable Securities have been included in Shelf Registration Statements that have been declared effective and the prospectuses contained therein are available for use by the Holders, in each case as soon as practicable (taking into account any position of the staff of the Commission with respect to the date on which the Commission will permit such additional Shelf Registration Statement(s) to be filed and the rules and regulations of the Commission).
SECTION 2.02 Company Registration.
(a) Right to Piggyback on Registered Offerings other than Shelf Registrations. Subject to Section 2.02(c) and Section 2.04, if at any time or from time to time, the Company proposes to file a registration statement (other than pursuant to Section 2.01 and Section 2.02(b), (for which the terms of participation in such registrations are set forth therein)) for its own account, or for the benefit of holders of any of its securities (other than a registration statement (i) on Form S-4 or Form S-8 or any similar successor forms or another form used for a purpose similar to the intended use for such forms or (ii) in connection with any dividend or distribution reinvestment or similar plan) with respect to an offering of securities pursuant to the 1933 Act (a “Piggyback Offering”), then as soon as reasonably practicable, but not less than fifteen (15) Business Days prior to the filing of (x) any preliminary prospectus relating to such Piggyback Offering pursuant to Rule 424(b) under the 1933 Act, (y) any prospectus relating to such Piggyback Offering pursuant to Rule 424(b) under the 1933 Act (if no preliminary prospectus is used), other than, in each case of clause (x) or (y), any preliminary prospectus or prospectus relating to such Piggyback Offering for which notice was previously given pursuant to this Section 2.02(a), or (z) such registration statement, as the case may be, the Company shall give written notice of such proposed Piggyback Offering to the Apeiron Holders and such notice shall offer such Apeiron Holders the opportunity to include in such Piggyback Offering such number of Registrable Securities as each such Apeiron Holder may request. Each such Apeiron Holder shall have ten (10) Business Days after receiving such notice to request in writing to the Company the inclusion of its Registrable Securities in the Piggyback Offering. Upon receipt of any such request for inclusion from an Apeiron Holder received within the specified time (each, a “Piggyback Holder”), the Company shall use reasonable best efforts to effect the registration in any registration statement described in this Section 2.02(a) of any Registrable Securities requested to be included on the terms set forth in this Agreement. If no request for inclusion from an Apeiron Holder is received within the specified time, such Apeiron Holder shall have no further right to participate in such Piggyback Offering. Prior to any Piggyback Offering (or in the case of an underwritten Piggyback Offering, the launch of such underwritten Piggyback Offering), any Apeiron Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any registration statement pursuant to this Section 2.02(a) by giving written notice to the Company, which withdrawal shall be irrevocable and, following which withdrawal, such Apeiron Holder shall no longer have any right to include Registrable Securities in the Piggyback Offering as to which such withdrawal was made. No registration of Registrable Securities effected under this Section 2.02(a) shall relieve the Company of its obligations to effect any registration upon demand under Section 2.03.
(b) Right to Piggyback on Shelf Registrations. If at any time or from time to time, the Company proposes to file a Shelf Registration Statement on its own behalf or on behalf of any shareholder (other than pursuant to Section 2.01), then the Company shall give each Apeiron Holder fifteen (15) Business Days’ written notice prior to filing a Shelf Registration Statement and, upon the written request of any Apeiron Holder, received by the Company within ten (10) Business Days of such notice, the Company shall include in such Shelf Registration Statement a number of Common Shares equal to the aggregate number of Registrable Securities requested to be included (or, to the extent permitted, without naming any requesting Apeiron Holder as a selling stockholder and including only a generic description of the Apeiron Holder of such securities). Upon receipt of any such request for inclusion from such Apeiron Holder received within the specified time, the Company shall use reasonable best efforts to effect the registration in any registration statement described in this Section 2.02(b) of any Registrable Securities requested to be included on the terms set forth in this Agreement. If no request for inclusion from an Apeiron Holder is received within the specified time, such Apeiron Holder shall have no further right to participate in such Shelf Registration. Any Shelf Registration in which the Apeiron Holders participate shall be called a “Piggyback Shelf Registration”. Prior to the effectiveness of any Shelf Registration Statement, any Apeiron Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in such Shelf Registration Statement pursuant to this Section 2.02(b) by giving written notice to the Company, which withdrawal shall be irrevocable and, following which withdrawal, such Apeiron Holder shall no longer have any right to include Registrable Securities in the Piggyback Shelf Registration as to which such withdrawal was made. No registration of Registrable Securities effected under this Section 2.02(b) shall relieve the Company of its obligations to effect any registration upon demand under Section 2.03. If the Company or any holder of securities elects to sell Registrable Securities pursuant to a Shelf Registration Statement, then the Company shall provide each Apeiron Holder of Registrable Securities ten (10) Business Days’ notice in connection with any sale of Registrable Securities pursuant to a Shelf Registration Statement that includes a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the Company and any underwriters (a “Marketed Shelf Offering”) or five (5) Business Days’ notice in connection with any sale of Registrable Securities pursuant to a Shelf Registration Statement that is not structured as a Marketed Shelf Offering (a “Non-Marketed Shelf Offering”) and, upon the written request of any Apeiron Holder, received by the Company within five (5) calendar days of such notice in connection with a Marketed Shelf Offering, or within two (2) Business Days of such notice in connection with any Non-Marketed Shelf Offering, the Company shall include a number of Common Shares in such sale equal to the aggregate number of Registrable Securities requested to be included by such Apeiron Holder, subject to Section 2.04.
(c) Delay or Abandonment of Registration or Offering. The Company shall have the right to delay, terminate or withdraw any Piggyback Shelf Registration or Piggyback Offering prior to the effectiveness of such registration or the completion of such offering whether or not any Apeiron Holder has elected to include Registrable Securities in such registration or offering. In the case of the delay, termination or withdrawal referred to in the immediately preceding sentence, all expenses incurred in connection with such Piggyback Shelf Registration or Piggyback Offering shall be borne entirely by the Company as set forth in Section 2.06 and no such delay shall relieve the Company of its obligations to effect any registration hereunder.
SECTION 2.03 Demand Registration Rights; Demand Shelf Takedowns.
(a) Right to Demand. At any time and from time to time, any Apeiron Holder or Apeiron Holders may make a written request (a “Request Notice”), which Request Notice will specify the aggregate number of Registrable Securities to be registered and will also specify the intended methods of disposition thereof, to the Company for registration with the Commission under and in accordance with the provisions of the 1933 Act of the offer and sale of all or part of the Registrable Securities then owned by such Apeiron Holder (a “Demand Registration”), including without limitation, in the form of a takedown of Registrable Securities from an existing Shelf Registration. A registration pursuant to this Section 2.03 will be on such appropriate form of the Commission as shall be selected by Apeiron and be reasonably acceptable to the Company and shall permit the intended method or methods of distribution specified by the Apeiron Holder(s), including, as applicable, on an underwritten basis. A Demand Registration may be in the form of a block or bought trade (a “Block Trade”), including as an underwritten Block Trade so long as the Company is eligible to use a Form S-3 registration statement at the time of such Block Trade. Notwithstanding the foregoing, if the Apeiron Holder(s) wish to engage in a Block Trade off of an effective Shelf Registration Statement on Form S-3 (either through filing an “automatic shelf registration statement” as defined in Rule 405 under the 1933 Act (an “automatic shelf registration statement”) or through a take-down from an already existing Shelf Registration Statement), then notwithstanding the foregoing time periods, the initiating Apeiron Holder(s) only need to notify the Company of the Block Trade three (3) Business Days prior to the day such offering is to commence; provided, that the initiating Apeiron Holder(s) requesting such Block Trade shall have used commercially reasonable efforts to work with the Company and the underwriters prior to making such request in order to facilitate preparation of offering documents related to the Block Trade. Upon receipt of any Request Notice, the Company will use its reasonable best efforts to effect the prompt registration under the 1933 Act of the Registrable Securities which the Company has been so requested to register by the Apeiron Holder as contained in the Request Notice. Notwithstanding the foregoing, the Company shall not be obligated to effect more than an aggregate of two (2) Demand Registrations in any calendar year. The Company shall not be obligated to effect any Demand Registration in any ninety (90)-day period following the later of (i) the effective date of a previous Demand Registration or (ii) the closing of any Demand Registration constituting an underwritten offering.

(b) Underwritten Demand Registrations. If the initiating Apeiron Holder(s) intend to distribute the Registrable Securities covered by its request by means of an underwritten public offering, they shall so advise the Company as a part of their Demand Request; provided the Company shall not be obligated to effectuate any Demand Registration (including a Block Trade) on an underwritten basis unless such offering is reasonably expected to result in aggregate gross cash proceeds (without regard to any underwriting discount or commission) in excess of $25 million.
(c) Revocation. Each Apeiron Holder that delivered a Request Notice to the Company pursuant to Section 2.03(a) may, at any time prior to the effective date of the registration statement relating to such Demand Registration (or in the case of an underwritten Demand Registration, the launch of such underwritten offering), revoke such request by providing a written notice thereof to the Company (the “Revoking Holder”) and the aborted registration shall not be deemed to be a Demand Registration for purposes of Section 2.03. The Revoking Holder shall not be required to reimburse the Company for any of its expenses incurred in connection with such attempted registration.
(d) Effective Registration. A registration will not count as a Demand Registration if: (i) the Aperion Holder provides a written notice to the Company that in its good faith judgment the registration should be withdrawn following effectiveness due to a material adverse change in the Company or a material change in the trading price of the Company’s shares; (ii) such Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason and the Company fails to promptly have such stop order, injunction or other order or requirement removed, withdrawn or resolved; (iii) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to any such demand are not satisfied; or (iv) such Demand Registration is fully withdrawn pursuant to Section 2.10.
(e) Selection of Underwriters. Apeiron shall have the right to select any managing underwriter(s) in connection with any Demand Registration; provided, that such managing underwriter(s) shall be reasonably acceptable to the Company.
SECTION 2.04 Priority on Registrations. If the managing underwriter or underwriters of an underwritten offering executed pursuant to the terms hereof advise the Company in writing that in its or their opinion the number of securities proposed to be sold in such offering exceeds the number which can be sold, or adversely affects the price at which the securities are to be sold, in such offering, the Company will include in such offering only the number of securities which, in the opinion of such underwriter or underwriters, can be sold in such offering without such adverse effect. To the extent such offering includes securities of more than one shareholder, or the Company and one or more shareholders, the securities so included in such offering shall be apportioned as follows:
(a) In the case of any registration of securities under the 1933 Act initiated by the Company for its own account, allocations shall be made: first, to the Company; second, to the Piggyback Holders exercising their right to participate in a Piggyback Offering with any cutbacks applied on a pro rata basis among the Apeiron Holders or as otherwise determined by Apeiron; and third, to all other holders exercising piggyback registration rights that have been granted by the Company, with any cutbacks applied on a pro rata basis among each other or as they may otherwise agree in writing.
(b) In the case of a Demand Registration, allocations shall be made: first, to the Apeiron Holders, with any cutbacks applied on a pro rata basis among the Apeiron Holders or as otherwise determined by Apeiron; second, to the Company; and third, to all other holders exercising piggyback registration rights granted by the Company, with any cutbacks applied on a pro rata basis among such other holders or as they may otherwise agree in writing.
(c) In the case of a registration initiated by any Person (other than the Company or an Apeiron Holder) exercising demand registration rights granted hereafter by the Company (if any), allocations shall be made: first, to the Apeiron Holders, with any cutbacks applied pro rata among the Apeiron Holders on a pro rata basis among the Apeiron Holders or as otherwise determined by Apeiron; second, to such initiating Person and to any other holders exercising pari passu registration rights that have been granted by the Company allocated as such Persons have agreed among themselves; third, to the Company; and fourth, to all other holders exercising piggyback registration rights granted by the Company, with any cutbacks applied on a pro rata basis among such other holders or as they may otherwise agree in writing.

SECTION 2.05 Registration Procedures. It shall be a condition precedent to the obligations of the Company and any underwriter or underwriters to take any action pursuant to this Article II that each Apeiron Holder requesting inclusion in any Piggyback Offering or Demand Registration (each, a “Registration”) shall furnish to the Company such information regarding such Apeiron Holder, the Registrable Securities held by it, the intended method of disposition of such Registrable Securities, and such agreements regarding indemnification, disposition of such securities and other matters referred to in this Article II as the Company shall reasonably request and as shall be reasonably required in connection with the action to be taken by the Company. With respect to any registration which includes Registrable Securities held by a Holder, the Company will, subject to Section 2.01 through 2.04, promptly:
(a) prepare and file with the Commission a registration statement on the appropriate form prescribed by the Commission and use its reasonable best efforts to cause such registration statement to become effective as soon as practicable thereafter and to be maintained in effect in accordance with the terms of this Agreement; provided, further, that before filing a registration statement or prospectus or any amendments or supplements thereto (excluding any filings required to be made pursuant to the 1934 Act in the reasonable determination of the Company), the Company will furnish to the Holders covered by such registration statement and their counsel, and the underwriter or underwriters, if any, copies of or drafts of all such documents proposed to be filed, at least five (5) Business Days prior to the filing thereof, which documents will be subject to the reasonable review of such Holders and their counsel, and underwriters. Each Holder will have the opportunity to object to any information pertaining to such Holder that is contained therein and the Company will make the corrections reasonably requested by such Holder with respect to such information two (2) Business Days prior to filing any registration statement or amendment thereto or any prospectus or any supplement thereto; provided, however, that the Company will not include on any registration statement or amendment thereto (excluding any filings required to be made pursuant to the 1934 Act in the reasonable determination of the Company) or any prospectus or any supplement thereto any Holder that objects in writing one (1) Business Days prior to such filing to its inclusion in such filing or to any description of it therein. In no event shall any Holder be identified as a statutory underwriter in the registration statement unless in response to a comment or request from the staff of the Commission or another regulatory agency; provided, however, that if the Commission requests that a Holder be identified as a statutory underwriter in the registration statement, such Holder will have an opportunity to withdraw from the registration statement;
(b) prepare and file with the Commission such amendments and post-effective amendments to such registration statement and any documents required to be incorporated by reference therein as may be necessary to keep the registration statement effective; cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act; and comply with the provisions of the 1933 Act applicable to it with respect to the disposition of all Registrable Securities covered by such registration statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement or supplement to the prospectus;
(c) furnish to such Holder, without charge, such number of conformed copies of the registration statement and any post-effective amendment thereto, as such Holder may reasonably request, and such number of copies of the prospectus (including each preliminary prospectus) and any amendments or supplements thereto, and any documents incorporated by reference therein as the Holder or underwriter or underwriters, if any, may reasonably request in order to facilitate the disposition of the securities being sold by such Holder (it being understood that the Company consents in writing to the use by the Holder covered by the registration statement and the underwriter or underwriters, if any, in connection with the offering and sale of the securities covered by the prospectus or any amendments or supplements thereto of the prospectus and any amendment or supplement thereto that is prepared by the Company);
(d) promptly notify such Holder, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, when the Company becomes aware of the happening of any event as a result of which the prospectus included in such registration statement (as then in effect) contains any untrue statement of material fact or omits to state a material fact necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter delivered to the investors of such securities, such prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(e) in the case of an underwritten offering, enter into such customary agreements (including underwriting and lock-up agreements in customary form and for such time periods as do not exceed the time periods applicable to the Apeiron Holders participating in such underwritten offering) and make members of senior management of the Company available on a basis reasonably requested by the underwriters to participate in any electronic “road show” and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities) and cause to be delivered to the underwriters reasonable opinions of counsel to the Company in customary form, covering such matters as are customarily covered by opinions for an underwritten public offering as the underwriters may reasonably request;
(f) in the case of an underwritten offering, make available, for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to a registration statement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents of the Company, and cause the Company’s officers, directors, managers, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent that are necessary to be reviewed by such person in connection with the preparation of such registration statement; provided, however, that each Apeiron Holder agrees to use reasonable best efforts to coordinate any such review through a single firm of counsel;
(g) if requested, use its reasonable best efforts to cause to be delivered, in the case of an underwritten offering, at the time of the pricing of such offering and at the time of delivery of any Registrable Securities sold pursuant thereto, “cold comfort” letters from the Company’s independent certified public accountants addressed to each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the 1933 Act and the applicable rules and regulations adopted by the Commission thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with primary or secondary underwritten public offerings, as the case may be;
(h) provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities not later than the effective date of the registration statement;
(i) use its reasonable best efforts to cause all securities included in such registration statement to be listed, by the date of the first sale of securities pursuant to such registration statement, on any national securities exchange, quotation system or other market on which the Common Shares are then listed or proposed to be listed by the Company;
(j) make generally available to its security holders an earnings statement, which need not be audited, satisfying the provisions of Section 11(a) of the 1933 Act as soon as reasonably practicable after the end of the twelve (12)-month period beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the registration statement, which statement shall cover said twelve (12)-month period;
(k) after the filing of a registration statement, (i) promptly notify each Holder covered by such registration statement of any stop order issued or, to the Company’s knowledge, threatened by the Commission and of the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction and (ii) take all reasonable actions to obtain the withdrawal of any order suspending the effectiveness of the registration statement or the qualification of any Registrable Securities at the earliest possible moment;
(l) if requested by the managing underwriter or underwriters or such Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or underwriters or such Holder reasonably requests to be included therein, including with respect to the number of shares being sold by such Holder to such underwriter or underwriters, the purchase price being paid therefor by such underwriter or underwriters and with respect to any term of the underwritten offering of the securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(m) on or prior to the date on which the registration statement is declared effective, use its reasonable best efforts to register or qualify, and cooperate with such Holder, the underwriter or underwriters, if any, and their counsel in connection with the registration or qualification of, the securities covered by the registration statement for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as such Holder or managing underwriter or underwriters, if any, requests in writing, to use its reasonable best efforts to keep each such registration or qualification effective, including through new filings, or amendments or renewals, do any and all other acts or things necessary or advisable to enable the disposition in all such jurisdictions of the Registrable Securities covered by the applicable registration statement; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then otherwise subject;
(n) cooperate with such Holder and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates or DRS or other book-entry statements (in each case not bearing any restrictive legends) representing securities to be sold under the registration statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request;
(o) use reasonable best efforts to cooperate and assist in any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”);
(p) to the extent the Company is a well-known seasoned issuer (within the meaning of Rule 405 under the 1933 Act) at the time any Request Notice is submitted to the Company pursuant to Section 2.03 which requests that the Company file an automatic shelf registration statement, the Company shall file an automatic shelf registration statement that covers those Registrable Securities which are requested to be registered. If the Company does not pay the filing fee covering Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold; and
(q) otherwise use its reasonable best efforts to take or cause to be taken all other actions necessary or reasonably advisable to effect the registration, marketing and sale of such Registrable Securities contemplated by this Agreement.
The Holders, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.05(d) will forthwith discontinue disposition of the securities until the Holders’ receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.05(d) or until it is advised in writing (the “Advice”) by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, and, if so directed by the Company, each Holder will, or will request the managing underwriter or underwriters, if any, to, deliver to the Company (at the Company’s sole expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such securities current at the time of receipt of such notice.
SECTION 2.06 Registration Expenses.
(a) In the case of any Registration, the Company shall bear all expenses incident to the Company’s performance of or compliance with this Agreement, including all Commission and stock exchange or FINRA registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, all fees and expenses incurred in connection with any “road show” for underwritten offerings, including all costs of travel, lodging and meals, all transfer agent’s and registrar’s fees, fees and disbursements of counsel for the Company and all independent certified public accountants and any fees and disbursements of underwriters customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions, or transfer taxes, if any, attributable to the sale of Registrable Securities by a Holder or reasonable and documented fees and expenses of more than one (1) counsel representing all Holders selling Registrable Securities under such Registration, with the counsel representing the Holders in connection with such Registration or sale chosen by Apeiron, if applicable, or otherwise holders of a majority of the number of Registrable Securities included in such Registration by such Holders).

(b) The obligation of the Company to bear the expenses described in Section 2.06(a) and to reimburse the Holders for the expenses described in Section 2.06(a) shall apply irrespective of whether a registration, once properly demanded, if applicable, becomes effective, is withdrawn or suspended or revoked, or is converted to another form of registration and irrespective of when any of the foregoing shall occur.
SECTION 2.07 Indemnification.
(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the fullest extent permitted by law, each Holder, its officers, directors, employees, stockholders, members, general and limited partners, Affiliates and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Holder, including any general partner or manager of any thereof, against all losses, claims, damages, Actions, liabilities and expenses (including reasonable counsel fees and disbursements) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in or incorporated by reference in any registration statement, prospectus or preliminary prospectus, or any amendment thereof or supplement thereto, any “issuer free writing prospectus” (as defined in Rule 433 under the 1933 Act), any written communication undertaken in reliance on either Section 5(d) of, or Rule 163B under, the 1933 Act, and any road show, in an offering of Registrable Securities in which such Holder participates, or in any document incorporated by reference therein or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus or any preliminary prospectus, in light of the circumstances under which they were made) not misleading, (ii) any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or (iii) any violation by the Company of any federal, state, common or other law, rule or regulation applicable to the Company in connection with such registration, including the 1933 Act, any state securities or “blue sky” laws or any rule or regulation thereunder in connection with such registration, except in each case insofar as the same are made in reliance on and in strict conformity with any information with respect to such Holder furnished in writing to the Company by such Holder expressly for use therein. The Company may, if requested, also indemnify underwriters (as such term is defined in the 1933 Act), their officers and directors and each Person who controls such underwriters (within the meaning of the 1933 Act) to the same extent as provided above with respect to the indemnification of the Holders, pursuant to the terms of an underwriting agreement.
(b) Indemnification by the Holders. In connection with any registration statement in which a Holder is participating, each such Holder will furnish to the Company in writing such information with respect to such Holder as the Company reasonably requests for use in connection with any registration statement or prospectus covering the Registrable Securities of such Holder and to the extent permitted by law agrees to indemnify and hold harmless the Company, its directors, officers and agents and each Person who controls (within the meaning of the 1933 Act or the 1934 Act) the Company and any other Holder, against any losses, claims, damages, liabilities and expenses arising out of or based upon any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements in the registration statement or prospectus or preliminary prospectus (in the case of the prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is made in reliance on and in conformity with the written information or signed affidavit with respect to such Holder so furnished in writing by such Holder expressly for use in the registration statement or prospectus; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders and the liability of each such Holder shall be in proportion to and limited to the net amount (after deducting underwriters’ discounts and commissions) received by such Holder from the sale of Registrable Securities pursuant to a registration statement in accordance with the terms of this Agreement. The Company and the Holders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by the applicable Holders, the only information furnished or to be furnished to the Company for use in any registration statement or prospectus relating to the Registrable Securities or in any amendment, supplement or preliminary materials associated therewith are statements specifically relating to (a) the beneficial ownership of Registrable Securities by such Holder and its Affiliates and (b) the name and address of such Holder.
(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to the indemnifying party with respect to such claim or unless such representation would present a conflict of interest, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. The failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability hereunder with respect to the action, except to the extent that such indemnifying party is materially prejudiced by the failure to give such notice; provided, however, that any such failure shall not relieve the indemnifying party from any other liability which it may have to any other party. No indemnifying party in the defense of any such claim or litigation, shall, except with the written consent of such indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such indemnified party. An indemnifying party shall not be liable under this Section 2.07 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by such indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or may conflict with those available to any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel; provided, however, that such number of additional counsel must be reasonably acceptable to the indemnifying party.
(d) Contribution. If for any reason the indemnification provided for in Section 2.07(a) and Section 2.07(b) is unavailable to an indemnified party as contemplated by Section 2.07(a) and Section 2.07(b), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. In no event shall the liability of any selling Holder be greater in amount than the amount of the net proceeds (after deducting underwriters’ discounts and commissions) received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided in Section 2.07(b) had been available. No Person guilty (as determined in a final non-appealable judgement) of fraudulent misrepresentation (within the meaning of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
SECTION 2.08 1934 Act Reports. The Company agrees that it shall use reasonable best efforts to file all reports required to be filed by it pursuant to the 1934 Act to the extent the Company is required to file such reports. Notwithstanding the foregoing, the Company may deregister any class of its equity securities under Section 12 of the 1934 Act or suspend its duty to file reports with respect to any class of its securities pursuant to Section 15(d) of the 1934 Act if it is then permitted to do so pursuant to the 1934 Act and rules and regulations thereunder.
SECTION 2.09 Holdback Agreements.
(a) Whenever the Company proposes to register any of its equity securities under the 1933 Act for its own account (other than on Form S-4, S-8 or any similar successor form or another form used for a purpose similar to the intended use of such forms) in an underwritten offering or is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the 1933 Act pursuant to a request by or on behalf of an Apeiron Holder pursuant to Section 2.03 in connection with an underwritten offering, in each case, in which such Apeiron Holder participates, if requested by such managing underwriter, each such Holder of Registrable Securities agrees to execute a holdback agreement in customary form, consistent with the terms of this Section 2.09(a) and, in any case, on terms no less favorable to the Holders than the holdback agreements executed by the Company’s directors and executive officers; provided such holdback period shall in no event be longer than three (3) days prior to and ninety

(90) days after the date of the pricing of such underwritten offering; provided, further, if any Holder is released from its holdback period by the underwriters prior to the end of the applicable holdback period, then each other Holder shall be similarly released to the same extent and on a pro rata basis.
(b) Upon the request of the managing underwriter, the Company shall use its reasonable best efforts to cause each of its directors and executive officers to agree to enter into a holdback agreement in customary form in connection with an underwritten Demand Registration covering the same period as to which the Company and any selling securityholders in such offering are subject.
SECTION 2.10 Blackout Periods. Upon giving written notice to the Holders of Registrable Securities (which notice shall not, without the prior written consent of any Holder, disclose to such Holder any material non-public information), the Company shall be entitled to delay or suspend the filing or effectiveness of any registration statement or any amendment thereto or suspend the Holders’ use of any prospectus or any supplement thereto if the Company determines in good faith in its sole discretion that the filing or maintenance of a registration statement would, if not so deferred, (a) require the Company to disclose material information that would not otherwise be required to be disclosed at that time and that the accuracy of such information has yet to be determined by the Company or is the subject of an ongoing investigation or inquiry or (b) materially adversely interfere with, or jeopardize the success of, any pending or proposed material transaction, including any material debt or equity financing, any material acquisition or disposition, any material recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason, in each case as certified in a certificate of the Chief Executive Officer or Chief Financial Officer of the Company; provided that any Apeiron Holder may withdraw all or a portion of its Demand Registration without it counting as a Demand Registration; provided, further, that (i) the Company may not delay the filing or effectiveness of, or suspend, any registration statement for longer than forty-five (45) consecutive calendar days (such period, a “Blackout Period”) or in excess of ninety (90) days in any 12-month period, and (ii) the Company may not file any registration statement during a Blackout Period (other than on Form S-4 or Form S-8 or any similar successor forms or another form used for a purpose similar to the intended use for such forms).
SECTION 2.11 Participation in Registrations. No Holder may participate in any Registration hereunder unless such Holder (a) agrees to sell its securities on the basis provided the “Plan of Distribution” and, with respect to any underwritten Registration, the manner provided in the arrangements with the managing underwriters to such offering, and (b) completes and executes all questionnaires, and, as applicable, powers of attorney, underwriting agreements and other documents customarily required under the terms of such Registration and provides such written information concerning itself as may be required for registration, including for inclusion in any registration statement; provided that such Holder shall be required to complete and execute such documents and provide such written information only to the extent the Holders of a majority of Registrable Securities participating in such Registration shall also be required to complete and execute such documents and provide such written information.
SECTION 2.12 Rule 144. The Company will use reasonable best efforts to take such action as any Holder may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the 1933 Act, and shall use reasonable best efforts to take such further action as any Holder may reasonably request to the extent required to enable such Holder to sell Registrable Securities without registration under the 1933 Act within the limitation of the exemptions provided by (i) Rule 144, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission. Promptly upon request, the Company shall deliver to any Holder a written statement as to whether it has complied with such requirements and any other documents reasonably requested to remove restrictive legends or sell shares under Rule 144. Notwithstanding the foregoing, nothing in this Section 2.12 shall be deemed to require the Company to register any of its securities pursuant to the 1934 Act. If the Common Shares held by any Holder are, in the opinion of counsel to the Company, eligible for removal of the restrictive legend for Rule 144 Transfers, pursuant to an effective registration statement or otherwise, then at Holder’s request, the Company shall request its transfer agent to remove any remaining restrictive legend set forth on such securities, provided that the Company and its transfer agent have timely received from Holder and any broker-dealer in custody of such securities customary representation and other documentation reasonably acceptable to the Company and the transfer agent in connection therewith. The Company shall bear all reasonable fees and expenses, including any legal opinion fees, transfer agent fees, and other out-of-pocket costs, incurred in connection with the removal of such legends.
SECTION 2.13 Further Assurance. Each Holder hereby agrees to take any and all reasonable actions required to be taken hereunder to ensure the performance by it of its obligations pursuant to this Agreement.

Article III
MISCELLANEOUS
SECTION 3.01 Notices. All notices, consents, requests and other communications to any party hereunder shall be in writing (including email, facsimile or similar writing) and shall be given to such party at its address, email or facsimile number set forth on the signature pages hereof or in the relevant Joinder Agreement or such other address, email address or facsimile number as such party may hereafter specify in writing to the General Counsel of the Company for the purpose by notice to the party sending such communication. Each such notice, request or other communication shall be effective (i) if given by email or facsimile, when such message is transmitted to the address or number specified on the signature pages to this Agreement or any Joinder Agreement, (ii) if delivered by overnight courier, the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, (iii) if given by mail, three (3) Business Days after such communication is deposited in the mails registered or certified, return receipt requested, with postage prepaid, addressed as aforesaid, or (iv) if given by any other means, when delivered at the address specified on the signature pages to this Agreement or any Joinder Agreement. Each Holder shall have the right, at any time and from time to time, to elect to not receive any notice that the Company or any other Holders otherwise are required to deliver pursuant to this Agreement by delivering to the Company a written statement signed by such Holder that it does not want to receive any notices hereunder (an “Opt-Out Request”); in which case and notwithstanding anything to the contrary in this Agreement the Company and other Holders shall not be required to, and shall not, deliver any notice or other information required to be provided to Holders hereunder to the extent that the Company or such other Holders reasonably expect would result in a Holder acquiring material non-public information. An Opt-Out Request may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Company an Opt-Out Request may revoke such request at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-Out Requests; provided that each Holder shall use commercially reasonable efforts to minimize the administrative burden on the Company arising in connection with any such Opt-Out Requests.
SECTION 3.02 Binding Effect; Benefits; Entire Agreement. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. This Agreement and the other agreements referred to in this Agreement embody the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.
SECTION 3.03 No Waiver. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.
SECTION 3.04 Amendment. This Agreement may not be amended, restated or modified, or any provision waived, in any respect except by a written instrument executed by the Company and Apeiron; provided that any amendment or modification that materially and disproportionately adversely affects the rights of any other Holder hereunder shall require the consent of the Holder or Holders so affected.
SECTION 3.05 Assignability. This Agreement and the rights and obligations of any Holder hereunder may be assigned or transferred, in whole or in part, to any Affiliate or Permitted Transferee of such Holder or to any transferee of Registrable Securities who acquires such securities from such Holder (including by way of distribution to partners, members, or shareholders of such Holder, or to any investment fund or other entity controlled by, controlling, or under common control with such Holder), provided that such transferee executes and delivers a Joinder Agreement in the form attached hereto as Exhibit A, agreeing to be bound by the terms and conditions of this Agreement as a “Holder.” Any such permitted assignment or transfer shall not be deemed to terminate or otherwise affect any rights or obligations under this Agreement, and all references herein to the “Holder” shall be deemed to include such permitted assigns

SECTION 3.06 Survival. Except for Section 2.07 of this Agreement, which shall survive any such termination, (i) this Agreement shall terminate, with respect to any Holder, automatically when such Holder no longer holds any Registrable Securities, and (ii) this Agreement shall terminate as to all Parties when no Holder holds any Registrable Securities.
SECTION 3.07 Applicable Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the state or federal courts sitting in the Borough of Manhattan in the State of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties further agrees to accept service of process in any manner permitted by such court. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
SECTION 3.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court (this being in addition to any other remedy to which they are entitled at law or in equity), and each party hereto agrees to waive in any action for such enforcement the defense that a remedy at law would be adequate. The Company shall reimburse such Holder for the reasonable costs of and expenses for counsel for such Holder incurred in connection with any such proceeding if such Holder is the prevailing party in any such proceeding.
SECTION 3.09 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of the Agreement will not be affected and will remain in full force and effect.
SECTION 3.10 Section and Other Headings; Interpretation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” is not exclusive and shall have the meaning represented by the term “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.
SECTION 3.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, Portable Document Format (PDF) or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile, PDF or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, PDF or other reproduction hereof.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

ATAI LIFE SCIENCES N.V.

By:	/s/ Srinivas Rao
	Name:	Srinivas Rao
	Title:	CEO

[Signature Page to Registration Rights Agreement]

APEIRON INVESTMENT GROUP LTD

By:	/s/ Mario Frendo
	Name:	Mario Frendo
	Title:	Director

[Signature Page to Registration Rights Agreement]

/s/ Christian Angermayer
Christian Angermayer

[Signature Page to Registration Rights Agreement]

FERRING VENTURES S.A.

By:	/s/ Jean-Frédéric Paulsen
Name:	Jean-Frédéric Paulsen
Title:	Chairman

By:	/s/ Margaret Wynne
Name:	Margaret Wynne
Title:	Senior Counsel

[Signature Page to Registration Rights Agreement]

ADAGE CAPITAL PARTNERS LP

By:	/s/ Daniel Lehan
	Name:	Daniel Lehan
	Title:	COO

[Signature Page to Registration Rights Agreement]

EXHIBIT A

SIGNATURE PAGE AND JOINDER AGREEMENT TO
REGISTRATION RIGHTS AGREEMENT
By executing and delivering this Signature Page and Joinder Agreement, the undersigned hereby agrees, to (i) become a party to that certain Registration Rights Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Registration Rights Agreement”), by and among ATAI Life Sciences N.V., a public company under Dutch law (naamloze vennootschap), and the other parties thereto and (ii) be deemed to be and be bound as a Beckley Holder (as defined in the Registration Rights Agreement) with such rights (and related obligations and liabilities) in respect of the Registrable Securities (as defined in the Registration Rights Agreement) being acquired by the undersigned in connection with the execution of this Signature Page and Joinder Agreement and subject to the terms and conditions of the Registration Rights Agreement as if an original party thereto.

By:
Name:
Title
Notice Address:

Email:

Annex D-1
FORM OF VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of June 2, 2025, is by and among Beckley Psytech Limited, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY (“Beckley”), Atai Life Sciences N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Wallstraße 16, 10179 Berlin, Germany (the “Company”) and     (the “Shareholder”).
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of ordinary shares, with a nominal value EUR 0.10 each (the “Common Shares”) in the share capital of the Company that are set forth on Exhibit A attached hereto (such shares, together with any Common Shares of the Company acquired after the date hereof, the “Subject Shares”);
WHEREAS, concurrently with the execution hereof, Beckley and the Company, are entering into a Share Purchase Agreement, dated as of the date hereof and as it may be amended from time to time (the “Purchase Agreement”), which provides, among other things, for the Company to acquire the entire issued share capital of Beckley not already held by the Company, upon the terms and subject to the conditions set forth in the Purchase Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement); and
WHEREAS, as a condition to their willingness to enter into the Purchase Agreement, Beckley has required that the Shareholder, and as an inducement and in consideration therefor, the Shareholder (solely in the Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENT TO VOTE
Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, the Shareholder hereby agrees that, during the time this Agreement is in effect, at the Shareholders Meeting, including any adjournment or postponement thereof or as reconvened, the Shareholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote (or cause to be voted if another person is the holder of record of any Subject Shares beneficially owned by the Shareholder) all of its Subject Shares in favor of the Shareholder Approval and such other matters as the Company and the Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the Transaction. Until the Completion, the Shareholder shall retain at all times the right to vote the Subject Shares in the Shareholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Company’s shareholders generally.
ARTICLE II
WARRANTIES OF THE SHAREHOLDER
The Shareholder warrants to Beckley and the Company that:
Section 2.1 Organization; Authority. The Shareholder (a) if applicable, is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has capacity to, or if applicable, the full power and authority to and is duly authorized to, make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder, and – assuming due authorization, execution and delivery of this Agreement by the other parties hereto – constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of the Shareholder’s obligations hereunder except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii)
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equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, clauses (i) and (ii), the “Enforceability Exceptions”).
Section 2.2 Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not (a) violate any Law or governmental order applicable to the Shareholder or the Subject Shares or (b) except as may be required by applicable U.S. federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any person (including any governmental authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any liens on the Subject Shares pursuant to, any (i) contract, agreement, trust, commitment, governmental order, stipulation, settlement or other instrument binding on the Shareholder or the Subject Shares, (ii) any applicable Law or (iii) any provision of the organizational or governing documents of the Shareholder, if applicable; in case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to prevent the Shareholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.
Section 2.3 Ownership of Subject Shares; Total Shares. The Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any liens, except for liens as may be applicable under the Securities Act or other applicable securities Laws. Except pursuant to this Agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares.
Section 2.4 Voting Power. Other than as provided in this Agreement, the Shareholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares.
Section 2.5 Acknowledgment. The Shareholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Shareholder desired, the Shareholder availed itself of such right and opportunity.
Section 2.6 Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no action, suit, claim, proceeding, investigation, arbitration or inquiry pending against, or, to the knowledge of the Shareholder, threatened in writing against, and there is no governmental order imposed upon, the Shareholder or any of the Shareholder’s properties or assets (including the Subject Shares) except as would not, individually or in the aggregate, reasonably be expected to prevent the Shareholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.
ARTICLE III
WARRANTIES OF BECKLEY
Beckley warrants to the Shareholder and the Company that:
Section 3.1 Organization; Authorization. Beckley is duly organized, validly existing and in good standing under the laws of England and Wales. The consummation of the transactions contemplated hereby are within Beckley’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Beckley. Beckley has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.
Section 3.2 Binding Agreement. Beckley has duly executed and delivered this Agreement, and – assuming due authorization, execution and delivery of this Agreement by the other parties hereto – this Agreement constitutes a legal, valid and binding obligation of Beckley, enforceable against Beckley in accordance with its terms (subject to the Enforceability Exceptions).
Section 3.3 Company Common Shares. None of Beckley or its Affiliates is the beneficial owner of Common Shares.
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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to the Shareholder and Beckley that:
Section 4.1 Organization; Authorization. The Company is duly organized, validly existing and in good standing under the laws of The Netherlands. The consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company. The Company has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.
Section 4.2 Binding Agreement. The Company has duly executed and delivered this Agreement, and – assuming due authorization, execution and delivery of this Agreement by the other parties hereto – this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions).
ARTICLE V
ADDITIONAL COVENANTS OF THE SHAREHOLDER
The Shareholder hereby covenants and agrees that until the termination of this Agreement in accordance with Section 6.2:
Section 5.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Purchase Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 6.2, the Shareholder shall not, directly or indirectly, (a) create or permit to exist any liens, other than liens as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any contract with respect to any Transfer of the Subject Shares, or any right or interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares or (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares shall occur (including, if applicable, a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the termination of this Agreement in accordance with Section 6.2. The Shareholder agrees that it shall not, and shall cause each of its controlled Affiliates not to, become a member of a “group” (as defined under Section 13(d) of the Exchange Act) with respect to any securities in the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Purchase Agreement. Notwithstanding the foregoing, the Shareholder may Transfer any or all of the Subject Shares, in accordance with applicable Law (i) with the prior written consent of Beckley and the Company, (ii) (a) to any member of such Shareholder’s immediate family, or to a trust for the benefit of such Shareholder or any member of such Shareholder’s immediate family, or otherwise for estate planning purposes, (b) by will or under the laws of intestacy upon the death of such Shareholder, (c) by operation of law, such as (without limitation) pursuant to an order of a court or regulatory agency, including a domestic relations order or negotiated divorce settlement, or to comply with any regulations related to the undersigned’s ownership of Common Shares or (d) if applicable, to the Shareholder’s controlled Affiliates; provided, that, prior to and as a condition to the effectiveness of such Transfer, each person to whom any of such Subject Shares or any interest in any of such Subject Shares is or may be transferred shall have executed and delivered to Beckley and the Company a counterpart of this Agreement in a form reasonably acceptable to Beckley and the Company pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof.
Section 5.2 Actions. The Shareholder agrees not to commence or join in any class action with respect to, any claim, derivative or otherwise, against Beckley or the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement or the consummation of the Transaction, including any action, suit, claim or proceeding (i) challenging the validity of, or seeking to enjoin the
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operation of, any provision of this Agreement or the Purchase Agreement or (ii) alleging breach of any fiduciary duty of any person in connection with the negotiation and entry into the Purchase Agreement or the Transaction.
Section 5.3 Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), prior to the consummation of the Transaction, the Shareholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby without the prior written consent of Beckley and the Company.
Section 5.4 Adjustments; Additional Shares. In the event of any share split, reverse share split, share dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital shares of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Shareholder acquires any additional Common Shares or other interests in or with respect to the Company, such Common Shares or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Shareholder will be deemed amended accordingly. The Shareholder shall promptly notify Beckley and the Company of any such event.
ARTICLE VI
MISCELLANEOUS
Section 6.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Beckley or the Company, in accordance with the provisions of the Purchase Agreement and (b) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.
Section 6.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms, (b) the Completion, (c) a Changed Board Recommendation in accordance with the Purchase Agreement, (d) receipt of the Shareholder Approval and (e) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.2 shall relieve any party hereto from liability for any willful breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of this Article VI shall survive any termination of this Agreement.
Section 6.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. Any purported amendment or waiver not made in accordance with the foregoing shall be null and void. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 6.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Transaction is consummated.
Section 6.5 Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 5.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
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Section 6.6 Governing Law; Jurisdiction.
(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.
(c) For the purposes of this Section 6.6, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.
Section 6.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING
Section 6.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.
Section 6.10 Specific Performance. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and, accordingly, that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the other party’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which each party is entitled at law or in equity. In any action, suit, claim, or proceeding for specific performance, each party will waive the defense of adequacy of any other remedy at law, and each party will waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 6.10.
Section 6.11 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the
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event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
Section 6.13 Further Assurances. Beckley and the Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
Section 6.14 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Exhibit” refer to the specified article, section or exhibit of or to this Agreement.
Section 6.15 Capacity as Shareholder. Notwithstanding anything herein to the contrary, (a) the Shareholder signs this Agreement solely in Shareholder’s capacity as a shareholder of the Company, and not in any other capacity, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.
Section 6.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Purchase Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.
Section 6.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Beckley or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Beckley shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Subject Shares, except as otherwise provided herein.
[Signature Page Follows]
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The parties hereto are executing this Agreement on the date set forth in the introductory clause.

BECKLEY PSYTECH LIMITED

By:
Name:
Title:

[Signature Page to Voting Agreement]
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ATAI LIFE SCIENCES N.V.

By:
Name:
Title:

[Signature Page to Voting Agreement]
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Shareholder:

By:
Name:
Title:
Email:
Address:

[Signature Page to Voting Agreement]
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Annex D-2
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of June 2, 2025, is by and among Beckley Psytech Limited, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY (“Beckley”), Atai Life Sciences N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Wallstraße 16, 10179 Berlin, Germany (the “Company”) and Apeiron Investment Group Ltd. (the “Shareholder”).
WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of ordinary shares, with a nominal value EUR 0.10 each (the “Common Shares”) in the share capital of the Company that are set forth on Exhibit A attached hereto (such shares, together with any Common Shares of the Company acquired after the date hereof, the “Subject Shares”);
WHEREAS, concurrently with the execution hereof, Beckley and the Company, are entering into a Share Purchase Agreement, dated as of the date hereof and as it may be amended from time to time (the “Purchase Agreement”), which provides, among other things, for the Company to acquire the entire issued share capital of Beckley not already held by the Company, upon the terms and subject to the conditions set forth in the Purchase Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement) (the “Transaction”); and
WHEREAS, as a condition to their willingness to enter into the Purchase Agreement, Beckley has required that the Shareholder, and as an inducement and in consideration therefor, the Shareholder (solely in the Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
ARTICLE I
AGREEMENT TO VOTE
Section 1.1 Agreement to Vote. Subject to the terms of this Agreement, the Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of shareholders of the Company held to approve the Transaction, including any adjournment or postponement thereof or as reconvened, the Shareholder shall, in each case to the fullest extent that the Subject Shares are entitled to vote thereon: (a) cause all of the Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) be present (in person or by proxy) and vote all of its Subject Shares in favor of the Transaction. The Shareholder further hereby agrees to use commercially reasonable efforts to, at the Company’s request, solicit those additional Company shareholders as mutually agreed to by the Company and Shareholder to enter into a form of voting agreement substantially similar to the form of voting agreement attached hereto as Exhibit B. For the avoidance of doubt, nothing herein shall obligate the Shareholder to take any action that would require the Shareholder to file a proxy statement or other solicitation materials pursuant to the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder.
Section 1.2 Agreement to Support and Vote for Domicile Transaction. Subject to (i) receipt of a satisfactory analysis from the Company’s advisors showing no material and adverse tax impact to the Company or to its shareholders generally and (ii) confirmation to the Shareholder’s satisfaction by the Shareholder’s tax experts that no material and adverse tax impact to the Shareholder will arise as a direct result of the Company consummating a Domicile Transaction (as defined below), the Shareholder hereby agrees to support and cooperate with any proposal made by the Company to change the legal and tax domicile of the Company (including, without limitation, through one or more amendments to its articles of association, a conversion of its legal form and/or an intra-group merger resulting in the formation of a new holding company) from the Netherlands (in respect of its corporate seat) and Germany (in respect of its tax domicile) to Delaware, including through the intermediate use of a temporary domicile in Luxembourg (or another suitable jurisdiction) as may be proposed by the Company (any such transaction, the “Domicile Transaction”), including by (1) causing all of the Subject Shares to be counted as present thereat for purposes of determining a quorum, (2) voting the Subject Shares in favor of any shareholder approval sought by the Company in respect of such Domicile Transaction and (3) not exercising any dissenter rights arising from the Subject Shares in respect of such Domicile Transaction, including cash exit rights and rights to seek appraisal, review or adjustment of any cash compensation or exchange ratio proposed in connection with such Domicile Transaction.
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ARTICLE II
WARRANTIES OF THE SHAREHOLDER
The Shareholder warrants to Beckley and the Company that, as of the date hereof:
Section 2.1 Organization; Authority. The Shareholder (a) if applicable, is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) has capacity to, or if applicable, the full power and authority to and is duly authorized to, make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder, and – assuming due authorization, execution and delivery of this Agreement by the other parties hereto – constitutes a legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Shareholder or the performance of the Shareholder’s obligations hereunder except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, clauses (i) and (ii), the “Enforceability Exceptions”).
Section 2.2 Non-Contravention. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of the Shareholder’s obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not (a) violate any Law or governmental order applicable to the Shareholder or the Subject Shares or (b) except as may be required by applicable U.S. federal securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any person (including any governmental authority) under, violate or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any liens on the Subject Shares pursuant to, any (i) contract, agreement, trust, commitment, governmental order, stipulation, settlement or other instrument binding on the Shareholder or the Subject Shares, (ii) any applicable Law or (iii) any provision of the organizational or governing documents of the Shareholder, if applicable; in case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to prevent the Shareholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.
Section 2.3 Ownership of Subject Shares. The Shareholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any liens, except for liens as may be applicable under the Securities Act or other applicable securities Laws and except in connection with any pledge or hypothecation to any lender to the Shareholder or any of its Affiliates, or to any agent acting on such lender’s behalf. Except pursuant to this Agreement, no person has any contractual or other right or obligation to purchase or otherwise acquire all or any portion of the Subject Shares, except in connection with any pledge or hypothecation to any lender to the Shareholder or any of its Affiliates, or to any agent acting on such lender’s behalf.
Section 2.4 Voting Power. Other than as provided in this Agreement, the Shareholder has full voting power with respect to all of the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares. None of the Subject Shares are subject to any shareholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares.
Section 2.5 Acknowledgment. The Shareholder has been represented by or had the opportunity to be represented by independent counsel of its own choosing and has had the right and opportunity to consult with its attorney, and to the extent, if any, that the Shareholder desired, the Shareholder availed itself of such right and opportunity.
Section 2.6 Absence of Litigation. With respect to the Shareholder, as of the date hereof, there is no action, suit, claim, proceeding, investigation, arbitration or inquiry pending against, or, to the knowledge of the Shareholder, threatened in writing against, and there is no governmental order imposed upon, the Shareholder or any of the Shareholder’s properties or assets (including the Subject Shares) except as would not, individually or in the aggregate, reasonably be expected to prevent the Shareholder from performing its obligations under this Agreement in any material respect or to consummate the transactions contemplated hereby in a timely manner.
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ARTICLE III
WARRANTIES OF BECKLEY
Beckley warrants to the Shareholder and the Company that, as of the date hereof:
Section 3.1 Organization; Authorization. Beckley is duly organized, validly existing and in good standing under the laws of England and Wales. The consummation of the transactions contemplated hereby are within Beckley’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Beckley. Beckley has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.
Section 3.2 Binding Agreement. Beckley has duly executed and delivered this Agreement, and – assuming due authorization, execution and delivery of this Agreement by the other parties hereto – this Agreement constitutes a legal, valid and binding obligation of Beckley, enforceable against Beckley in accordance with its terms (subject to the Enforceability Exceptions).
Section 3.3 Company Common Shares. None of Beckley or its Affiliates is the beneficial owner of Common Shares.
ARTICLE IV
WARRANTIES OF THE COMPANY
The Company warrants to the Shareholder and Beckley that, as of the date hereof:
Section 4.1 Organization; Authorization. The Company is duly organized, validly existing and in good standing under the laws of The Netherlands. The consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate actions on the part of the Company. The Company has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the transactions contemplated hereby.
Section 4.2 Binding Agreement. The Company has duly executed and delivered this Agreement, and – assuming due authorization, execution and delivery of this Agreement by the other parties hereto – this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to the Enforceability Exceptions).
ARTICLE V
ADDITIONAL COVENANTS OF THE SHAREHOLDER
The Shareholder hereby covenants and agrees that until the termination of this Agreement in accordance with Section 6.2:
Section 5.1 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Purchase Agreement, from and after the date hereof and until this Agreement is validly terminated in accordance with Section 6.2, the Shareholder shall not, directly or indirectly, (a) create or permit to exist any liens, other than liens as may be applicable under the Securities Act or other applicable securities Laws, on all or any portion of the Subject Shares, except in connection with any pledge or hypothecation to any lender to the Shareholder or any of its Affiliates, or to any agent acting on such lender’s behalf, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, or enter into any derivative arrangement with respect to (collectively, “Transfer”), all or any portion of the Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any contract with respect to any Transfer of the Subject Shares, or any right or interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to all or any portion of the Subject Shares or (e) deposit or permit the deposit of all or any portion of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to all or any portion of the Subject Shares. Any action taken in violation of the foregoing sentence shall be null and void ab initio and the Shareholder agrees that any such prohibited action may and should be enjoined. If any involuntary Transfer of all or any portion of the Subject Shares shall occur (including, if applicable, a sale by the Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale, or in connection with any pledge or hypothecation to any lender to the Shareholder or any of its Affiliates, or to any agent acting on such lender’s behalf), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities
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and rights under this Agreement, which shall continue in full force and effect until the termination of this Agreement in accordance with Section 6.2. Notwithstanding the foregoing, the Shareholder may (i) enter into any call option agreement, forward sale or other sale arrangements, provided that exercise or delivery of the applicable Subject Shares shall not occur prior to the termination of this Agreement or (ii) Transfer any or all of the Subject Shares, in accordance with applicable Law (x) with the prior written consent of Beckley and the Company, (y) (a) by operation of law, such as (without limitation) pursuant to an order of a court or regulatory agency or to comply with any regulations related to the Shareholder’s ownership of Common Shares or (b) if applicable, to the Shareholder’s controlled Affiliates or Permitted Transferees; provided, that, prior to and as a condition to the effectiveness of such Transfer, each person to whom any of such Subject Shares or any interest in any of such Subject Shares is or may be transferred shall have executed and delivered to Beckley and the Company a counterpart of this Agreement in a form reasonably acceptable to Beckley and the Company pursuant to which such Affiliate or Permitted Transferee shall be bound by all of the terms and provisions hereof. “Permitted Transferee” means, with respect to the Shareholder, (a) any of its Affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, the Shareholder or any of its Affiliates or (b) any other person with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).
Section 5.2 Actions. The Shareholder agrees not to commence or join in any class action with respect to, any claim, derivative or otherwise, against Beckley or the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Purchase Agreement or the consummation of the Transaction, including any action, suit, claim or proceeding (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Purchase Agreement or (ii) alleging breach of any fiduciary duty of any person in connection with the negotiation and entry into the Purchase Agreement or the Transaction.
Section 5.3 Documentation and Information. Except as required by applicable Law (including the filing of a Schedule 13D with the SEC which may include this Agreement as an exhibit thereto), prior to the consummation of the Transaction, the Shareholder shall not, and shall direct its Representatives not to, make any public announcement regarding this Agreement, the Purchase Agreement or the transactions contemplated hereby or thereby without the prior written consent of Beckley and the Company.
Section 5.4 Adjustments; Additional Shares. In the event of any share split, reverse share split, share dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or similar transaction with respect to the capital shares of the Company that affects the Subject Shares, the terms of this Agreement shall apply to the resulting securities. In the event that the Shareholder acquires any additional Common Shares or other interests in or with respect to the Company, such Common Shares or other interests shall, without further action of the parties hereto, be subject to the provisions of this Agreement, and the number of the Subject Shares of the Shareholder will be deemed amended accordingly. The Shareholder shall promptly notify Beckley and the Company of any such event.
ARTICLE VI
MISCELLANEOUS
Section 6.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice): (a) if to Beckley or the Company, in accordance with the provisions of the Purchase Agreement and (b) if to the Shareholder, to [***], or to such other address or email address as such party hereto may hereafter specify in writing for the purpose by notice to each other party hereto.
Section 6.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms, (b) the Completion, (c) a Changed Board Recommendation (as defined in the Purchase Agreement) in accordance with the Purchase Agreement, (d) receipt of the shareholder approval for the Transaction and (e) the mutual written consent of all of the parties hereto. Upon termination of this Agreement, no party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 6.2 shall relieve any party hereto from liability for any willful breach of this Agreement or from fraud prior to termination of this Agreement and (ii) the provisions of Section 1.2 and this Article VI shall survive any termination of this Agreement.
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Section 6.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto or, in the case of a waiver, by each party hereto against whom the waiver is to be effective. Any purported amendment or waiver not made in accordance with the foregoing shall be null and void. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 6.4 Expenses. All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses, whether or not the Transaction is consummated.
Section 6.5 Binding Effect; No Third Party Beneficiaries; Assignment. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, except to the extent that such rights, interests or obligations are assigned pursuant to a Transfer expressly permitted under Section 5.1. No assignment by any party hereto shall relieve such party hereto of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
Section 6.6 Governing Law; Jurisdiction.
(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
(b) The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Dispute.
(c) For the purposes of this Section 6.6, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
Section 6.7 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.
Section 6.8 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE PARTIES CONTAINED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES TO THE OTHER, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE (OR MADE AVAILABLE BY) BY ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING
D-2-5

Section 6.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law.
Section 6.10 Specific Performance. The parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and, accordingly, that each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the other party’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which each party is entitled at law or in equity. In any action, suit, claim, or proceeding for specific performance, each party will waive the defense of adequacy of any other remedy at law, and each party will waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 6.10.
Section 6.11 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.12 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party hereto acknowledges is the result of extensive negotiations between the parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.
Section 6.13 Further Assurances. Beckley and the Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
Section 6.14 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article,” “Section” and “Exhibit” refer to the specified article, section or exhibit of or to this Agreement.
Section 6.15 Capacity as Shareholder. Notwithstanding anything herein to the contrary, (a) the Shareholder signs this Agreement solely in the Shareholder’s capacity as a shareholder of the Company, and not in any other capacity, and (b) nothing herein shall in any way restrict a director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties as a director or officer of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director or officer.
Section 6.16 No Agreement Until Executed. This Agreement shall not be effective unless and until (a) the Purchase Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.
Section 6.17 No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Beckley or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Shareholder, and Beckley shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Subject Shares, except as otherwise provided herein.
[Signature Page Follows]
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The parties hereto are executing this Agreement on the date set forth in the introductory clause.

BECKLEY PSYTECH LIMITED

By:	/s/Cosmo Feilding-Mellen
Name: Cosmo Feilding-Mellen
Title: CEO and Director

[Signature Page to Voting Agreement]
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ATAI LIFE SCIENCES N.V.

By:	/s/Srinivas Rao
Name: Srinivas Rao
Title: CEO

[Signature Page to Voting Agreement]
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Shareholder:

APEIRON INVESTMENT GROUP LTD
By:	/s/ Mario Frendo
Name: Mario Frendo
Title: Director

[Signature Page to Voting Agreement]
Omitted Exhibits
Certain Exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K because they do not contain information material to an investment or voting decision and that information is not otherwise disclosed in this exhibit or the disclosure document. The registrant will furnish supplementally copies of such Exhibits to the Securities and Exchange Commission or its staff upon request.
D-2-9

Exhibit A

[Subject Shares]
D-2-10

Exhibit B

[Form of Voting Agreement]
D-2-11

Annex E
Lock-Up Agreement
June 2, 2025
ATAI Life Sciences N.V.
Wallstraße 16
10179 Berlin
Germany
Ladies and Gentlemen:
The undersigned understands that ATAI Life Sciences N.V. (the “Company”) will enter into that certain Share Purchase Agreement dated on or about the date hereof (the “Share Purchase Agreement”) between, amongst others, certain shareholders of Beckley Psytech Limited and the Company (the transactions contemplated by the Share Purchase Agreement, the “Transactions”). In connection with the Share Purchase Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees with the Company that without the prior written consent of the Company, the undersigned will not, directly or indirectly (and will cause any direct or indirect affiliate of the undersigned not to), and subject to the Lock-Up Run-Off Period (as defined below), during the period commencing on the execution of this Lock-Up Agreement (the “Lock-Up Agreement”) and terminating on the date that is the later of (a) sixty (60) days following the public announcement of the results of the Company’s Phase 2b Clinical Trial (as defined in the Share Purchase Agreement) in respect of BPL-003, (b) Completion (as defined in the Share Purchase Agreement) or (c) the date on which the Share Purchase Agreement is terminated (with such period being the “Lock-Up Period”), (1) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, any ordinary shares, with a nominal value of EUR 0.10 per share, in the share capital of the Company, whether acquired prior to, on or after the date hereof (the “Common Shares”) or securities convertible into or exchangeable or exercisable for any Common Shares (including, without limitation, Common Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), securities which may be issued upon exercise of a stock option or warrant and any Common Shares, options, warrants or securities now owned or hereafter acquired by the undersigned (including, for the avoidance of doubt, any Common Shares to be issued to the undersigned pursuant to the Transactions) (collectively, the “Lock-Up Securities”)), (2) enter into any swap, hedge, option, derivative or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended to, or which could reasonably be expected to lead to or result in, a sale, loan or other disposition (whether by the undersigned or someone other than the undersigned) or transfer of any economic consequences of ownership, in whole or in part, directly or indirectly, of any Lock-Up Securities, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Securities, in cash or otherwise, (3) exercise any right with respect to the registration of any Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted, any registration statement in connection therewith, under the Securities Act of 1933, as amended (the “Securities Act”), or (4) publicly disclose the intention to do any of the foregoing (these restrictions collectively, the “Lock-Up Restrictions”). Furthermore, the undersigned confirms that he, she or it has furnished the Company with the details of any transaction the undersigned, or any of his, her or its affiliates, is a party to as of the date hereof, which transaction would have been restricted by this Lock-Up Agreement if it had been entered into by the undersigned during the Lock-Up Period.
The foregoing shall not apply to transfers of Lock-Up Securities:
a)
in connection with any pledge, hypothecation or security interest in Lock-Up Securities in a bona fide transaction to a bona fide third party as collateral or security for any margin loan or other loans, advances or extensions of credit entered into by the undersigned or any of its direct or indirect subsidiaries or affiliates, or the transfer of Lock-Up Securities that have been pledged or hypothecated to a bona-fide third party on or prior to the date of this Lock-Up Agreement, in the event of a foreclosure on such shares pursuant to such pledge or hypothecation, provided that any filing under Section 16 or Section 13 of the Exchange Act shall clearly indicate that the filing relates to the circumstances described in this clause and no other public filing or announcement shall be made voluntarily during the Lock-up Period in connection with such transfer or disposition;

b)
to any beneficiary of the undersigned pursuant to a will, other testamentary document or intestate succession to the legal representatives, heirs, beneficiary or immediate family member of the undersigned (for purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

c)	to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned;
d)	as distributions to limited partners, members or stockholders of the undersigned;
e)	to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned;
f)	to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (d) above;
g)
transfers by operation of law, such as (without limitation) pursuant to an order of a court or regulatory agency, including a domestic relations order or negotiated divorce settlement, or to comply with any regulations related to the undersigned’s ownership of Common Shares;

h)	to the Company or any of its subsidiaries upon death, disability or termination of employment, in each case, of the undersigned;
i)
to the Company or any of its subsidiaries (i) deemed to occur upon the cashless exercise of options or convertible debt instruments or (ii) for the primary purpose of paying the exercise price of such options or convertible debt instruments or for paying taxes (including estimated taxes) due as a result of the exercise of such options;

j)
pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Shares involving a change of control of the Company following the consummation of the Transactions that has been approved or recommended by the Company’s board of directors (or, as long as the Company has a two-tier board structure, the Company’s management board and supervisory board), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s Common Shares shall remain subject to the provisions of this Lock-Up Agreement, and provided further that “change of control” as used herein, shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of the Company;

k)	with the prior written consent of the Company;
l)
entrance into any call option agreement, forward sale or other sale arrangements, provided that exercise or delivery of the applicable Lock-Up Securities shall not occur prior to the expiration of the Lock-Up Period; or

m)
to any of the undersigned’s affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, the undersigned or any of its affiliates (provided that, in each case, such transferee shall continue to be bound by the terms of this Lock-Up Agreement).

provided, that, (A) in the case of any transfer or distribution pursuant to clauses (c) through (g) above, (i) each donee, trustee, transferee or distributee, as the case may be, shall sign and deliver a lock-up letter substantially in the form of this Lock-Up Agreement and (ii) such transfers are not dispositions for value; (B) in the case of any transfer or distribution pursuant to clauses (a) and (c) through (f) above, each party (donor, donee, trustee, transferor, transferee, distributer or distributee) shall not be required by law (including, without limitation, the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period; and (C) in the case of any transfer or distribution pursuant to clauses (b) and (g) through (i) above, any filing that is required under the Securities

Act or the Exchange Act shall include disclosure explaining the nature of the transfer or disposition in the footnotes thereto, and no filing or public announcement of the transfer or disposition shall be voluntarily made prior to the expiration of the Lock-Up Period. The term “affiliate” in this Lock-Up Agreement shall have the meaning set forth in Rule 405 under the Securities Act.
Upon expiry of the Lock-Up Period, the Lock-Up Securities shall cease to be subject to the Lock-Up Restrictions at a rate of 1/12 of the undersigned’s Lock-Up Securities upon the expiration of each full calendar month from the expiry of the Lock-Up Period, such that there shall be no Lock-Up Securities on the first day of the 13th calendar month following the expiry of the Lock-Up Period (the “Lock-Up Run-Off Period”).
Notwithstanding anything herein to the contrary, the undersigned may enter into a written trading plan established pursuant to Rule 10b5-1 of the Exchange Act (a “Rule 10b5-1 Plan”) during the Lock-Up Period, provided that no direct or indirect offers, sales, contracts to sell sales of any option or contract to purchase, purchases of any option or contract to sell, grants of any option, right or warrant to purchase, loans, or other transfers or disposals of any Lock-Up Securities may be effected pursuant to such plan during the Lock-Up Period; provided further, that neither the Company nor the undersigned will voluntarily report the establishment of such Rule 10b5-1 Plan in any public report or filing with the SEC under the Exchange Act during the Lock-Up Period and any required filing under the Exchange Act regarding such plan indicates that no sales of Common Shares shall be permitted under such plan during the Lock-Up Period.
If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than a natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that has executed a Lock-Up Agreement in substantially the same form as this Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.
In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.
The undersigned understands and acknowledges that the Company is proceeding with the Transactions in reliance upon the provisions of this Lock-Up Agreement. It is understood that if (i) the Company notifies the undersigned that it does not intend to proceed with the Transactions or (ii) the Share Purchase Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the consummation of the Transactions, this Lock-Up Agreement shall become null and void and the undersigned will be released from its obligations under this Lock-Up Agreement. It is understood that if the Company waives or limits the application of any other lock-up agreement entered into by any other shareholder in connection with the Transactions or consents in writing to any transfer by any other shareholder, the undersigned hereto shall be entitled to the same waiver or limitation pro rata based on shareholdings, as the case may be. By way of example, if a holder of 1,000 Common Shares subject to a lock-up agreement is granted a waiver or the Company agrees to limit the application of such lock-up agreement in respect of such 1,000 Common Shares, then the undersigned shall be entitled to a waiver (or agreement to limit the application of this Lock-Up Agreement) in respect of 1,000 Common Shares.
The undersigned acknowledges and agrees that the Company has not provided any recommendation or investment advice nor has the Company solicited any action from the undersigned with respect to the Transactions and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Company may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to the undersigned in connection with the Transactions, the Company is not making a recommendation to the undersigned to participate in the Transactions, enter into this Lock-Up Agreement, or sell any Common Shares at the price determined in the Transactions, and nothing set forth in any such disclosures is intended to suggest that the Company is making such a recommendation.
Each of the undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement thereof. This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

APEIRON INVESTMENT GROUP LTD

By:	/s/ Mario Frendo
Name:	Mario Frendo
Title:	Director

For acceptance by the Company:

By:	/s/Srinivas Rao
Name:	Srinivas Rao
Title:	CEO

Annex F
SHAREHOLDER RIGHTS AGREEMENT
This SHAREHOLDER RIGHTS AGREEMENT, dated as of June 2, 2025 (as amended or restated from time to time, this “Agreement”), is made by and between ATAI Life Sciences N.V., a company incorporated in the Netherlands with company number 80299776, whose registered office is at Wallstraße 16, 10179 Berlin, Germany (the “Company”) and Apeiron Investment Group Ltd (the “Investor”). The Investor and the Company are referred to herein as the “Parties.”
W I T N E S S E T H:
WHEREAS, in connection with the Company’s entry into (i) that certain Share Purchase Agreement, dated as of June 2, 2025 (the “Purchase Agreement”), by and among the Company, Beckley Psytech Limited, a company incorporated in England and Wales with company number 11496099, whose registered office is at Beckley Park, Beckley, Oxford, England OX3 9SY and certain other parties thereto and (ii) that certain Voting Agreement, dated as of June 2, 2025 (the “Voting Agreement”), by and among the Company, the Investor, and the other party thereto, the Company and the Investor desire to enter into this Agreement concerning the Investor’s board nomination rights in the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of the Investor or any of their respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to the Investor, any fund, account or investment vehicle will be deemed an Affiliate of the Investor if under common “control” as defined in the immediately preceding sentence.
“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).
“Board” means, as of any date, the Board of Directors of the Company.
“Condition Precedent” means that certain obligation of the Investor pursuant to Section 1.1 of the Voting Agreement to use commercially reasonable efforts to, at the Company’s request, solicit those additional Company shareholders as mutually agreed to by the Company and Shareholder to enter into a form of voting agreement substantially similar to the form of voting agreement attached thereto as Exhibit B.
“Current Investor Appointees” means Christian Angermayer and John Hoffman.
“Director” means any member of the Board.
“Equity Securities” means (i) shares of any class of ordinary shares of a Person, and (ii) any options, warrants, rights, units or securities of a Person or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital shares of such Person. For the avoidance of doubt, references to “Equity Securities” in this Agreement that do not specify the Person to which such “Equity Securities” relate shall be deemed to reference Equity Securities of the Company.
F-1

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Governmental Entity” means any federal, state, local, or foreign government or subdivision thereof, or any other governmental, administrative, arbitral, regulatory or self-regulatory authority (including Nasdaq and FINRA - Financial Industry Regulatory Authority), instrumentality, agency, commission, body, court or other legislative, executive or judicial governmental entity.
“Investor Designee” has the meaning set forth in Section 2.1(a).
“Laws” mean, collectively, any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Nasdaq” means the Nasdaq Global Market, or any other national securities exchange on which the Ordinary Shares are then-listed.
“Ordinary Shares” means ordinary shares in the capital of the Company, with a nominal value of EUR 0.10 each, which shares are shares in registered form (aandelen op naam).
“Organizational Documents” means the articles of association, certificates of incorporation and by-laws or comparable governing documents of the Company as the same may be in effect from time to time.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.
“Permitted Transferee” means, with respect to the Investor, (a) any of its Affiliates or any related or controlled fund or sub-fund, partnership or investment vehicle or any general partner, managing limited partner or management company who holds or manages any business of, or whose business is held or managed by, the Investor or any of its Affiliates or (b) any other person with the prior written consent of the Company.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
ARTICLE II
BOARD REPRESENTATION
Section 2.1 Board Nomination Rights.
(a) The Company agrees that, subject to Section 2.1(b) and Section 2.1(c) and upon the satisfaction of the Condition Precedent, as reasonably determined by the Board (excluding the Current Investor Appointees) acting in good faith (such time the “Condition Precedent Satisfaction Time”), the Investor shall have the right, but not the obligation, to select (A) for so long as the Investor, together with its Affiliates and Permitted Transferees, Beneficially Owns 12.5% or more of the issued and outstanding Equity Securities of the Company, two (2) designees (each, an “Investor Designee”) (provided, that at least one such Investor Designee shall at all times satisfy the independence criteria of the U.S. Securities and Exchange Commission or Nasdaq, as applicable (the “Independence Criteria”), subject to diligence by the Company’s Nominating and Governance Committee) and (B) for so long as the Investor, together with its Affiliates and Permitted Transferees, Beneficially Owns 7.5% or more (but less than 12.5%) of the issued and outstanding Equity Securities of the Company, one (1) Investor Designee (clauses (A) and (B) collectively, the “Ownership Criteria”), in each case of clauses (A) and (B), subject to each such Investor Designee’s compliance with the customary requirements of the Company’s Nominating and Governance Committee for service on the Board (such rights, the “Nomination Rights”). The Investor and the Company hereby agree that at such time as the Investor or its controlled Affiliates Beneficially Own less than 7.5% of the issued and outstanding Equity Securities of the Company, the Nomination Rights will no longer be of any force or effect. Notwithstanding the foregoing, if, during the term of the Current Investor Appointees or any Investor Designee, the Investor at any time fails to satisfy the Ownership Criteria, it is hereby acknowledged and agreed that the Current Investor Appointees or Investor Designees, as applicable, will be permitted to serve the remainder of each of their respective current terms as Directors.
F-2

(b) As of the date hereof, the Company and the Investor hereby acknowledge and agree that Investor has appointed to the Board the Current Investor Appointees. Notwithstanding any Nomination Right set forth in Section 2.1(a), the total number of directors that the Investor shall be entitled to nominate to the Board shall be reduced by the number of Current Investor Appointees serving on the Board at such time.
(c) Notwithstanding the satisfaction of the Condition Precedent, if at any time the Board (excluding the Current Investor Appointees) reasonably determines in good faith that the Investor has failed to perform its obligations pursuant to Section 1.2 of the Voting Agreement, the Board may deliver written notice (a “Termination Notice”) of such determination to the Investor providing the Investor five (5) business days (the “Cure Period”) to cure such failure to perform (if capable of being cured). Following the delivery of a Termination Notice, the Nomination Rights shall terminate upon the conclusion of the Cure Period, unless otherwise cured, or, if such failure to perform is not capable of being cured, immediately upon receipt of such Termination Notice. For the avoidance of doubt, any failure by the Investor to vote the Subject Shares (as defined in the Voting Agreement) in favor of any shareholder approval sought by the Company in respect of a Domicile Transaction (as defined in the Voting Agreement) shall constitute a failure by the Investor to perform its obligations pursuant to Section 1.2 of the Voting Agreement, provided that the Investor’s obligations pursuant to Section 1.2 of the Voting Agreement remain subject to (i) receipt of a satisfactory analysis from the Company’s advisors showing no material and adverse tax impact to the Company or to its shareholders generally and (ii) confirmation to the Shareholder’s (as defined in the Voting Agreement) satisfaction by the Shareholder’s tax experts that no material and adverse tax impact to the Shareholder will arise as a direct result of the Company consummating a Domicile Transaction (as defined in the Voting Agreement).
(d) Subject to Section 2.1(c), in the event that any Investor Designee (1) resigns from the Board, becomes unable to serve on the Board due to death, disability or other reasons or otherwise ceases to serve on the Board for any reason prior to the expiration of the Investor Designee’s term or (2) is removed from the Board consistent with the Organizational Documents of the Company, in each of clauses (1) or (2), the Investor will have the right to designate another replacement Director who is reasonably acceptable to the Company (a “Replacement Director”) who shall serve as a Director of the Company until the end of such term. Further, at any time where more than one Investor Designee nominated pursuant to Section 2.1(a) hereunder shall fail to satisfy the Independence Criteria (subject to diligence by the Company’s Nominating and Governance Committee), the Investor may cause either such Investor Designee to resign from the Board and will have the right to designate a Replacement Director, subject to the requirements set forth in Section 2.1(a).
(e) The Company agrees to include in the slate of candidates for election to the Board at any meeting of shareholders called for the purpose of electing Directors all Investor Designees that the Investors has selected pursuant to Section 2.1(a), to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as an Investor Designee pursuant to this Agreement.
(f) All committee assignments for the Investor Designee will be determined by the Nominating and Governance Committee after consultation with the Investor Designee (and subject to applicable legal requirements, including the corporate governance rules of Nasdaq).
(g) Unless waived by the applicable Investor Designee, each Investor Designee shall be entitled to receive (i) any and all applicable Director and committee fees and compensation that are payable pursuant to the Company’s Director compensation plan and (ii) reimbursement by the Company for reasonable and documented out-of-pocket expenses incurred while traveling to and from Board and committee meetings as well as travel for other business related to his or her service on the Board or committees thereof, subject to any maximum reimbursement obligations of general applicability to Directors as may be established by the Board from time to time.
(h) The Company and the Investors acknowledge that each Investor Designee, upon election or appointment to the Board, shall be obligated to abide, in all respects, by and with all policies and procedures of the Company that are applicable to all Directors. The Company shall at all times (i) provide each Investor Designee (in his or her capacity as a member of the Board) with the same rights and benefits (including with respect to insurance, indemnification and exculpation) that it provides to other members of the Board and (ii) maintain directors’ and officers’ liability insurance as determined by the Board.
F-3

ARTICLE III
MISCELLANEOUS
3.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by registered or certified mail (postage prepaid, return receipt requested), or by email to the respective Parties hereto at the following addresses (or at such other address for a Party hereto as shall be specified by like notice): (a) if to the Company, to ATAI Life Sciences N.V., Attention: Ryan Barrett, Sean Sheppard, Wallstraße 16, 10179 Berlin, Germany, [***], [***] (with a copy (which shall not constitute notice) to: Latham & Watkins (London) LLP, Attention: Nathan Ajiashvili, Robbie McLaren, 99 Bishopsgate, London EC2M 3XF, United Kingdom, Nathan.Ajiashvili@lw.com, Robbie.McLaren@lw.com) and (b) if to the Investor, to [***], or to such other address or email address as such Party hereto may hereafter specify in writing for the purpose by notice to each other Party hereto.
3.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any person, upon the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms and (b) the mutual written consent of all of the Parties hereto. Upon termination of this Agreement, no Party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article III shall survive any termination of this Agreement.
3.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party hereto or, in the case of a waiver, by each Party hereto against whom the waiver is to be effective. Any purported amendment or waiver not made in accordance with the foregoing shall be null and void. No failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
3.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto, unless to a Permitted Transferee. No assignment by any Party hereto shall relieve such Party hereto of any of its obligations hereunder. In connection with any assignment to a Permitted Transferee, all references herein to the “Investor” shall be deemed to include such permitted assigns. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.
3.5 Governing Law; Jurisdiction.
(a) This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with New York law.
(b) The Parties irrevocably agree that the courts of New York shall have exclusive jurisdiction to settle any Dispute.
(c) For the purposes of this Section 3.5, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance, breach or termination of this Agreement and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.
3.6 Counterparts. This Agreement may be executed in one or more counterparts (including by electronic mail) and by electronic or digital signature, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of a paper document bearing an original signature.
3.7 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement.
F-4

3.8 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible to the fullest extent permitted by applicable Law.
3.9 Specific Performance. The Parties hereto hereby agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and, accordingly, that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the other Party’s performance of the terms and provisions hereof, without proof of damages or otherwise, in addition to any other remedy to which each Party is entitled at law or in equity. In any action, suit, claim, or proceeding for specific performance, each Party will waive any requirement for the securing or posting of any bond or other security in connection with the remedies referred to in this Section 3.9.
3.10 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
3.11 Mutual Drafting. Each Party hereto has participated in the drafting of this Agreement, which each Party hereto acknowledges is the result of extensive negotiations between the Parties hereto; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.
3.12 Further Assurances. The Company and the Investor will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.
3.13 Interpretation. Unless the context otherwise requires, as used in this Agreement: (a) “or” is not exclusive; (b) “including” and its variants mean “including, without limitation” and its variants; (c) words defined in the singular have the parallel meaning in the plural and vice versa; (d) words of one gender shall be construed to apply to each gender; and (e) the terms “Article” and “Section” refer to the specified article or section of this Agreement.
3.14 Capacity as Investor. Notwithstanding anything herein to the contrary, (a) the Investor signs this Agreement solely in Investor’s capacity as a holder of Equity Securities in the Company, and not in any other capacity, and (b) nothing herein shall in any way restrict a Director or officer of the Company in the taking of any actions (or failure to act) in his or her capacity as a Director or officer of the Company, or in the exercise of his or her fiduciary duties as a Director or officer of the Company, or prevent or be construed to create any obligation on the part of any Director or officer of the Company from taking any action in his or her capacity as such Director or officer.
[Signature Page Follows]
F-5

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ATAI LIFE SCIENCES N.V.

By:	/s/Srinivas Rao
Name: Srinivas Rao
Title: CEO

APEIRON INVESTMENT GROUP LTD

By:	/s/ Mario Frendo
Name: Mario Frendo
Title: Director

[Signature Page to Shareholders Rights Agreement]
F-6

Annex G-1

Project Barracuda EGM 2025 – Proposal 4

AKTE VAN STATUTENWIJZIGING
ATAI LIFE SCIENCES N.V.
(Na statutenwijziging genaamd: Atai Beckley N.V.)
Heden, [datum] verscheen voor mij, Paul Cornelis Simon van der Bijl, notaris te Amsterdam:
[ND gevolmachtigde].
De comparant verklaarde dat de buitengewone algemene vergadering van ATAI Life Sciences N.V., een naamloze vennootschap, statutair gevestigd te Amsterdam, met adres: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, en handelsregisternummer: 80299776 (de “Vennootschap”), in een algemene vergadering gehouden te Amsterdam op [datum] (de “Vergadering”), onder meer besloten heeft om de statuten van de Vennootschap (de “Statuten”) partieel te wijzigen.
Een kopie van een uittreksel van de notulen waarin de besluiten van de Vergadering worden weergegeven (het “Uittreksel”) zal aan deze Akte worden gehecht als bijlage.
De Statuten zijn laatstelijk gewijzigd bij akte verleden op [datum], voor mij, Paul Cornelis Simon van der Bijl, voornoemd.
Ter uitvoering van voornoemd besluit tot statutenwijziging verklaarde de comparant de Statuten van de Vennootschap als volgt partieel te wijzigen:
Artikel 2.1 komt te luiden als volgt:
“2.1	De Vennootschap is genaamd Atai Beckley N.V.”.
SLOTVERKLARING
De comparant verklaarde ten slotte dat blijkens het Uittreksel is de comparant gemachtigd om deze akte te doen verlijden.
De comparant is mij, notaris, bekend.
Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld.
Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.
G-1-1

Annex G-2

Project Barracuda EGM 2025 – Proposal 4

This is a translation into English of the deed of amendment to the articles of association of a public limited liability company under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.
DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF
ATAI LIFE SCIENCES N.V.
(After amendment named: Atai Beckley N.V.)
On this, the [date] two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary at Amsterdam:
[ND under power of attorney].
The person appearing before me declared that the extraordinary general meeting of shareholders of ATAI Life Sciences N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and trade register number: 80299776), held at Amsterdam, the Netherlands, on the [date] two thousand and twenty-five (the “Meeting”) has resolved to partially amend the Company’s articles of association (the “Articles of Association”).
A copy of an extract of the minutes reflecting the resolutions passed at the Meeting (the “Extract”) shall be attached to this Deed as an annex.
The Articles of Association were most recently amended by a deed executed on the [date] two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, aforementioned.
In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby partially amend the Articles of Association, as set out below:
Article 2.1 shall come to read as follows:
“2.1	The Company’s name is Atai Beckley N.V.”.
FINAL STATEMENTS
Finally, the person appearing declared as evidenced by the Extract, the person appearing has been authorised to execute this Deed.
The person appearing is known to me, civil law notary.
This Deed was executed in Amsterdam on the date mentioned in its heading.
After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.
G-2-1

Annex H-1

Project Barracuda EGM 2025 – Proposal [x]

AKTE VAN STATUTENWIJZIGING
ATAI LIFE SCIENCES N.V.
Heden, [datum] verscheen voor mij, Paul Cornelis Simon van der Bijl, notaris te Amsterdam:
[ND gevolmachtigde].
De comparant verklaarde dat de buitengewone algemene vergadering van ATAI Life Sciences N.V., een naamloze vennootschap, statutair gevestigd te Amsterdam, met adres: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, en handelsregisternummer: 80299776 (de “Vennootschap”), in een algemene vergadering gehouden te Amsterdam op [datum] (de “Vergadering”), onder meer besloten heeft om de statuten van de Vennootschap (de “Statuten”) partieel te wijzigen.
Een kopie van een uittreksel van de notulen waarin de besluiten van de Vergadering worden weergegeven (het “Uittreksel”) zal aan deze Akte worden gehecht als bijlage.
De Statuten zijn laatstelijk gewijzigd bij akte verleden op vijfentwintig juni tweeduizend vijfentwintig, voor mij, Paul Cornelis Simon van der Bijl, voornoemd.
Ter uitvoering van voornoemd besluit tot statutenwijziging verklaarde de comparant de Statuten van de Vennootschap als volgt partieel te wijzigen:
Een nieuw Artikel 33 zal worden toegevoegd en komt als volgt luiden:
“SCHADELOOSSTELLING BIJ GRENSOVERSCHRIJDENDE FUSIE
Artikel 33
33.1	In dit Artikel 33, zijn de volgende definities van toepassing:

Fusie	de grensoverschrijdende fusie tussen de Vennootschap als verdwijnende vennootschap, en atai Life Sciences Luxembourg S.A., als verkrijgende vennootschap, zoals voorzien in het Fusievoorstel.
Fusievoorstel	het gezamenlijke voorstel tot fusie opgesteld door het bestuur van atai Life Sciences Luxembourg S.A. en het bestuur van de Vennootschap en gedateerd achttien september tweeduizend vijfentwintig.
Ingetrokken Aandeel
elk gewoon aandeel in het kapitaal van de Vennootschap (ongeacht of dit gewone aandeel onmiddellijk voorafgaand aan het van kracht worden van de Fusie wordt omgezet in een klasse B aandeel) waarvoor een aandeelhouder zijn of haar uittredingsrecht geldig heeft uitgeoefend overeenkomstig artikel 2:333h leden 1 tot en met 5 BW en in overeenstemming met de voorwaarden uit het Fusievoorstel en het daarin genoemde verzoek tot uittreding.

33.2
In verband met de Fusie zal, indien van toepassing, de schadeloosstelling per Ingetrokken Aandeel, overeenkomstig artikel 2:333h leden 1 tot en met 5 BW gelijk zijn aan het laagste van (i) de volume gewogen gemiddelde koers van één (1) gewoon aandeel in het kapitaal van de Vennootschap op de NASDAQ Stock Market gedurende de laatste vijf (5) handelsdagen voorafgaand aan (en exclusief) de datum waarop de Fusie van kracht wordt, of (ii) de slotkoers van één (1) gewoon aandeel in het kapitaal van de Vennootschap op de NASDAQ Stock Market zoals gerapporteerd op de handelsdag die onmiddellijk voorafgaat aan de datum waarop de Fusie van kracht wordt (of, indien er op die handelsdag geen slotkoers is gerapporteerd, de slotkoers van één gewoon aandeel in het kapitaal van de Vennootschap zoals gerapporteerd op de meest recente voorgaande handelsdag).

H-1-1

33.3	In verband met de Fusie zal de ruilverhouding, die moet worden toegepast in de zin van artikelen 2:326 onderdeel a. BW en 2:333h leden 6 en 7 BW, één-op-één (1:1) zijn, overeenkomstig het Fusieplan.”.
SLOTVERKLARING
De comparant verklaarde ten slotte dat blijkens het Uittreksel de comparant is gemachtigd om deze akte te doen verlijden.
De comparant is mij, notaris, bekend.
Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld.
Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.
H-1-2

Annex H-2

Project Barracuda EGM 2025 – Proposal [x]

This is a translation into English of the deed of amendment to the articles of association of a public limited liability company under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.
DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF
ATAI LIFE SCIENCES N.V.
On this, the [date] two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary at Amsterdam:
[ND under power of attorney].
The person appearing before me declared that the extraordinary general meeting of shareholders of ATAI Life Sciences N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and trade register number: 80299776), held at Amsterdam, the Netherlands, on the [date] two thousand and twenty-five (the “Meeting”) has resolved to partially amend the Company’s articles of association (the “Articles of Association”).
A copy of an extract of the minutes reflecting the resolutions passed at the Meeting (the “Extract”) shall be attached to this Deed as an annex.
The Articles of Association were most recently amended by a deed executed on the twenty-fifth day of June two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, aforementioned.
In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby partially amend the Articles of Association, as set out below:
A new Article 33 shall be added and shall come to read as follows:
“WITHDRAWAL RIGHT IN A CROSS-BORDER MERGER
33.1	In this Article 33, the following definitions shall apply:

Merger	the cross-border merger between the Company, as disappearing company, and atai Life Sciences Luxembourg S.A., as surviving company, as contemplated by the Merger Plan.
Merger Plan	the joint merger plan as drawn up by the board of directors of atai Life Sciences Luxembourg S.A. and by the Board and dated the eighteenth day of September two thousand and twenty-five.
Withdrawn Share
any ordinary share in the Company’s capital (irrespective of whether such ordinary share is converted into a class B share immediately prior to the effective time of the Merger) for which a shareholder has validly exercised his, her or its withdrawal rights pursuant to article 2:333h(1-5) DCC and in accordance with the terms and conditions of the Merger Plan and the withdrawal request referred to therein.

33.2
In connection with the Merger, the cash compensation per Withdrawn Share, if any, in accordance with article 2:333h(1-5) DCC shall be equal to the lower of (i) the volume weighted average price of one (1) ordinary share in the capital of the Company on the NASDAQ Stock Market in the last five (5) trading days prior to (and excluding) the date on which the Merger becomes effective or (ii) the closing price of one (1) ordinary share in the capital of the Company on the NASDAQ Stock Market as reported on the trading day immediately preceding the date on which the Merger becomes effective (or, if no such closing price is reported on such trading day, the closing price of one ordinary share in the capital of the Company reported on the most recent prior trading day).

33.3	In connection with the Merger, the exchange ratio within the meaning of articles 2:326(a) DCC and 2:333h(6-7) DCC to be applied shall be one-to-one (1:1) in accordance with the Merger Plan.”.
H-2-1

FINAL STATEMENTS
Finally, the person appearing declared as evidenced by the Extract, the person appearing has been authorised to execute this Deed.
The person appearing is known to me, civil law notary.
This Deed was executed in Amsterdam on the date mentioned in its heading.
After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.
H-2-2

Annex I-1

Project Barracuda EGM 2025 – Proposal [x]

AKTE VAN STATUTENWIJZIGING
ATAI LIFE SCIENCES N.V.
Heden, [datum] verscheen voor mij, Paul Cornelis Simon van der Bijl, notaris te Amsterdam:
[ND gevolmachtigde].
De comparant verklaarde dat de buitengewone algemene vergadering van Atai Life Sciences N.V., een naamloze vennootschap, statutair gevestigd te Amsterdam, met adres: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, en handelsregisternummer: 80299776 (de “Vennootschap”), in een algemene vergadering gehouden te Amsterdam op [datum] (de “Vergadering”), onder meer besloten heeft om de statuten van de Vennootschap (de “Statuten”) partieel te wijzigen.
Een kopie van een uittreksel van de notulen waarin de besluiten van de Vergadering worden weergegeven (het “Uittreksel”) zal aan deze Akte worden gehecht als bijlage.
De Statuten zijn laatstelijk gewijzigd bij akte verleden op vijfentwintig juni tweeduizend vijfentwintig, voor mij, Paul Cornelis Simon van der Bijl, voornoemd.
Ter uitvoering van voornoemd besluit tot statutenwijziging verklaarde de comparant de Statuten van de Vennootschap als volgt partieel te wijzigen:
Artikel 1 lid 2 komt te luiden als volgt:
“1.2
Tenzij uit de context anders blijkt, verwijzen verwijzingen naar ”gewone aandelen“ (behalve de verwijzing in Artikel 4.2(a)) of ”aandeelhouders“ naar aandelen in het kapitaal van de Vennootschap (ongeacht of het gewone aandelen of klasse B aandelen betreft) respectievelijk de houders daarvan en alle rechten verbonden aan de gewone aandelen krachtens deze statuten of toepasselijk recht zijn eveneens verbonden aan klasse B aandelen, alsof het gewone aandelen zijn.”.

Artikel 4 lid 2 komt te luiden als volgt:
“4.2	Het maatschappelijk kapitaal van de Vennootschap is verdeeld in:
a.	[nummer] ([nummer])[1] gewone aandelen; en
b.	[nummer] ([nummer])[2] klasse B aandelen,
 Elk nominaal groot tien eurocent (EUR 0.10).”.
[1]
Toelichting: het aantal gewone aandelen zal kort vóór het verlijden van deze akte van statutenwijziging worden ingevuld en zal gelijk zijn aan: 750 miljoen (wat gelijk is aan het huidige aantal gewone aandelen opgenomen in de statuten) verminderd met het aantal klasse B aandelen dat zal worden opgenomen in artikel 4.2(b), zoals hieronder toegelicht.

[2]
Toelichting: het aantal klasse B aandelen zal kort vóór het verlijden van deze akte van statutenwijziging worden ingevuld en zal gelijk zijn aan het aantal gewone aandelen in het kapitaal van de Vennootschap waarvoor de Vennootschap uittredingsverzoeken heeft ontvangen van één of meer aandeelhouders van de Vennootschap die: (i) gewone aandelen in het kapitaal van de Vennootschap hielden op de registratiedatum van de Vergadering en (ii) tegen het besluit tot het aangaan van de Fusie (zoals hieronder gedefinieerd) hebben gestemd, ongeacht of zij op dat moment of daarna nog steeds houder(s) zijn van die gewone aandelen. Ter verduidelijking: indien dergelijke aandeelhouder(s) op het moment van het indienen van het uittredingsverzoek of op enig moment daarna zijn opgehouden met het houden van (een deel van) de betreffende gewone aandelen, dan heeft dit invloed op het aantal Ingetrokken Aandelen (zoals hieronder gedefinieerd), maar dit heeft geen invloed op het aantal klasse B aandelen dat zal worden opgenomen in artikel 4.2(b), en het aantal klasse B aandelen dat zal worden opgenomen in artikel 4.2(b) kan derhalve hoger zijn dan het aantal Ingetrokken Aandelen (zoals hieronder gedefinieerd).

I-1-1

SLOTVERKLARING
De comparant verklaarde ten slotte als volgt:
A.	het geplaatste kapitaal van de Vennootschap bedraagt [bedrag] euro (EUR [bedrag]), verdeeld in [aantal] ([aantal])[3]gewone aandelen, elk nominaal groot tien eurocent (EUR 0.10);
B.
in verband met de voorgenomen grensoverschrijdende fusie tussen de Vennootschap, als verdwijnende vennootschap, en atai Life Sciences Luxembourg S.A., als verkrijgende vennootschap, overeenkomstig het gezamenlijke fusievoorstel zoals opgesteld door het bestuur van atai Life Sciences Luxembourg S.A., en het bestuur van de Vennootschap en gedateerd achttien september tweeduizend vijfentwintig (het “Fusievoorstel” en de grensoverschrijdende fusie zoals voorzien in het Fusievoorstel, de “Fusie”), zal bij deze akte elk gewoon aandeel in het kapitaal van de Vennootschap, met een nominale waarde van tien eurocent (EUR 0,10), waarvoor een aandeelhouder van de Vennootschap zijn of haar uittredingsrecht geldig heeft uitgeoefend overeenkomstig artikel 2:333h(1-5) van het Burgerlijk Wetboek en in overeenstemming met de voorwaarden van het Fusievoorstel en het daarin genoemde verzoek tot uittreding (elk dergelijk gewoon aandeel een “Ingetrokken Aandeel”, met dien verstande dat, ter verduidelijking, de betreffende aandeelhouder dit gewone aandeel nog hield op het moment van het indienen van het verzoek tot uittreding en dit aandeel niet heeft overgedragen, noch zal hebben overgedragen vóór het moment waarop de Fusie van kracht wordt), worden omgezet in één (1) klasse B aandeel, met een nominale waarde van tien eurocent (EUR 0,10), op het moment dat onmiddellijk voorafgaat aan het moment waarop de Fusie van kracht wordt; en

C.	blijkens het Schriftelijk Besluit is de comparant gemachtigd om de akte te doen verlijden.
De comparant is mij, notaris, bekend.
Deze akte is verleden te Amsterdam op de dag aan het begin van deze akte vermeld.
Nadat vooraf door mij, notaris, de zakelijke inhoud van deze akte aan de comparant is medegedeeld en door mij, notaris, is toegelicht, heeft de comparant verklaard van de inhoud daarvan te hebben kennisgenomen, met de inhoud in te stemmen en op volledige voorlezing daarvan geen prijs te stellen. Onmiddellijk na beperkte voorlezing is deze akte door de comparant en mij, notaris, ondertekend.
[3]	Toelichting: het geplaatste kapitaal van de Vennootschap zal kort vóór het verlijden van deze akte van statutenwijziging worden opgenomen.
I-1-2

Annex I-2

Project Barracuda EGM 2025 – Proposal [x]

This is a translation into English of the deed of amendment to the articles of association of a public limited liability company under Dutch law. In the event of a conflict between the English and Dutch texts, the Dutch text shall prevail.
DEED OF AMENDMENT TO THE ARTICLES OF ASSOCIATION OF
ATAI LIFE SCIENCES N.V.
On this, the [date] two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, civil law notary at Amsterdam:
[ND under power of attorney].
The person appearing before me declared that the extraordinary general meeting of shareholders of Atai Life Sciences N.V., a public company with limited liability, having its corporate seat in Amsterdam (address: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, and trade register number: 80299776), held at Amsterdam, the Netherlands, on the [date] two thousand and twenty-five (the “Meeting”) has resolved to partially amend the Company’s articles of association (the “Articles of Association”).
A copy of an extract of the minutes reflecting the resolutions passed at the Meeting (the “Extract”) shall be attached to this Deed as an annex.
The Articles of Association were most recently amended by a deed executed on the twenty-fifth day of June two thousand and twenty-five, appeared before me, Paul Cornelis Simon van der Bijl, aforementioned.
In order to carry out the abovementioned decision to amend the Articles of Association, the person appearing declared to hereby partially amend the Articles of Association, as set out below:
Article 1 paragraph 2 will come to read as follows:
“1.2
Unless the context requires otherwise, references to ”ordinary shares“ (except for the reference in Article 4.2(a)) or ”shareholders“ are to shares in the Company’s capital (irrespective of whether it concerns ordinary shares or class B shares) or to the holders thereof, respectively, and all rights attached to the ordinary shares under these articles of association or applicable law shall also be attached to class B shares, as if they were ordinary shares.”.

Article 4 paragraph 2 will come to read as follows:
“4.2	The authorised share capital is divided into:
a.	[number] ([number])[1] ordinary shares; and
b.	[number] ([number])[2] class B shares,
 each having a nominal value of ten eurocents (EUR 0.10).”.
[1]
Explanatory note: the number of ordinary shares will be inserted shortly before this deed of amendment is executed and will be equal to: 750 million (which is equal to the current number of ordinary shares comprised in the Articles of Association) less the number of class B shares to be included in article 4.2(b), as explained below.

[2]
Explanatory note: the number of class B shares will be inserted shortly before this deed of amendment is executed and will be equal to the number of ordinary shares in the Company’s capital for which the Company has received withdrawal requests from one or more shareholders of the Company who: (i) held ordinary shares in the Company’s capital on the record date of the Meeting and (ii) voted against the resolution to enter into the Merger (as defined below), irrespective of whether they remained or remain the holder(s) of such ordinary shares. For the avoidance of doubt, if such shareholder(s) ceased or cease(s), as applicable, to hold any or all of the ordinary shares concerned at the time of making the withdrawal request or at any point in time thereafter, then this shall affect the number of Withdrawn Shares (as defined below), but it shall not affect the number of class B shares to be included in article 4.2(b) and the number of class B shares to be included in article 4.2(b) may therefore be higher than the number of Withdrawn Shares (as defined below).

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FINAL STATEMENTS
Finally, the person appearing declared that:
A.	the Company’s issued share capital amounts to [amount] euro (EUR [amount]), divided into [number] ([number])[3] ordinary shares, with a nominal value of ten eurocents (EUR 0.10) each;
B.
in connection with the anticipated cross-border merger between the Company, as disappearing company, and atai Life Sciences Luxembourg S.A., as acquiring company, in accordance with the joint merger plan as drawn up by the board of directors of atai Life Sciences Luxembourg S.A. and by the Company’s board of directors and dated the eighteenth day of September two thousand and twenty-five (the “Merger Plan” and the cross-border merger contemplated by the Merger Plan, the “Merger”), by means of this Deed, each ordinary share in the Company’s capital, with a nominal value of ten eurocents (EUR 0.10), for which a shareholder of the Company has validly exercised his, her or its withdrawal rights pursuant to article 2:333h(1-5) of the Dutch Civil Code and in accordance with the terms and conditions of the Merger Plan and the withdrawal request referred to therein (any such ordinary share, a “Withdrawn Share” and, provided, for the avoidance of doubt, that such shareholder still held such ordinary share(s) at the time of making the withdrawal request and has not transferred, nor will have transferred prior to the moment that the Merger becomes effective, any such ordinary share subsequent to making the withdrawal request), will be converted into one (1) class B share, with a nominal value of ten eurocents (EUR 0.10), at the moment immediately preceding the moment that the Merger becomes effective; and

C.	as evidenced by the Extract, the person appearing was authorised to execute this Deed.
The person appearing is known to me, civil law notary.
This Deed was executed in Amsterdam on the date mentioned in its heading.
After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.
[3]	Explanatory note: the issued share capital of the Company will be included shortly before this deed of amendment is executed.
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Annex J-1
CERTIFICATE OF INCORPORATION
OF
ATAI BECKLEY INC.
atai Beckley Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
ARTICLE I
The name of the Corporation is atai Beckley Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801, and the name of its registered agent at such address is CT Corporation System.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 787,500,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 750,000,000, having a par value of $0.01 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 37,500,000, having a par value of $0.01 per share.
ARTICLE V
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A. COMMON STOCK.
1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the requisite vote of the stockholders entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
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3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B. PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders following the date of filing of this Certificate (the “Effective Date”); the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Date; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Date, subject to any special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director. The Board of Directors is authorized to designate members of the Board of Directors already in office as Class I, Class II and Class III.
B. Except as otherwise expressly provided by the DGCL or this Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for
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cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally at an election of directors.
D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification or removal.
E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.
G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, and shall not be called by any other person or persons.
C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
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ARTICLE VIII
No director or officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE X
To the fullest extent permitted by applicable law, the Corporation renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which Apeiron Investment Group Ltd. (“Apeiron”), any Affiliate (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), officer, director, principal, partner, member, employee or other representative of Apeiron, and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) (each, a “Specified Party”) participates or desires or seeks to participate, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or any stockholder for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. For the avoidance of doubt, the Specified Party shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (a) engage in the same, similar or competing business activities or lines of business as the Corporation, (b) do business with any client or customer of the Corporation, or (c) make investments in competing businesses of the Corporation, and such acts shall not be deemed wrongful or improper.
To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (a) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate, (b) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity (c) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (d) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.
Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered in writing solely to (1) a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, or (2) a Specified Party who is a director, officer, employee or other representative of the Corporation or its subsidiaries and who is offered such opportunity solely in his or her capacity as a director, officer, employee or other representative of the Corporation or its subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X. Neither the alteration, amendment or repeal of this Article X nor the adoption of any provision of this Certificate inconsistent with this Article X nor, to the fullest extent permitted by the laws of the State
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of Delaware, any modification of law, shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification
ARTICLE XI
A. Notwithstanding anything contained in this Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X and this Article XI.
B. If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate (including, without limitation, each such portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XII
The name and mailing address of the incorporator of the Corporation is Srinivas Rao, Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, The Netherlands.
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IN WITNESS WHEREOF, this Certificate of Incorporation has been executed by the incorporator of atai Beckley Inc. on this    day of     , 202 .

By:	/s/ [insert name]
[insert name]
Incorporator

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Annex J-2
Bylaws of

atai Beckley Inc.

(a Delaware corporation)

as of [     ]

Page
Article I - Corporate Offices		J-2-1
1.1	Registered Office	J-2-1
1.2	Other Offices	J-2-1
Article II - Meetings of Stockholders		J-2-1
2.1	Place of Meetings	J-2-1
2.2	Annual Meeting	J-2-1
2.3	Special Meeting	J-2-1
2.4	Notice of Business to be Brought before a Meeting.	J-2-1
2.5	Notice of Nominations for Election to the Board of Directors.	J-2-5
2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.	J-2-7
2.7	Notice of Stockholders’ Meetings	J-2-8
2.8	Quorum	J-2-9
2.9	Adjourned Meeting; Notice	J-2-9
2.10	Conduct of Business	J-2-9
2.11	Voting	J-2-10
2.12	Record Date for Stockholder Meetings and Other Purposes	J-2-10
2.13	Proxies	J-2-10
2.14	List of Stockholders Entitled to Vote	J-2-10
2.15	Inspectors of Election	J-2-11
2.16	Delivery to the Corporation.	J-2-11
Article III - Directors		J-2-11
3.1	Powers	J-2-11
3.2	Number of Directors	J-2-11
3.3	Election, Qualification and Term of Office of Directors	J-2-12
3.4	Resignation and Vacancies	J-2-12
3.5	Place of Meetings; Meetings by Telephone	J-2-12
3.6	Regular Meetings	J-2-12
3.7	Special Meetings; Notice	J-2-12
3.8	Quorum	J-2-13
3.9	Board Action without a Meeting	J-2-13
3.10	Fees and Compensation of Directors	J-2-13
Article IV - Committees		J-2-13
4.1	Committees of Directors	J-2-13
4.2	Committee Minutes	J-2-13
4.3	Meetings and Actions of Committees	J-2-13
4.4	Subcommittees.	J-2-14
Article V - Officers		J-2-14
5.1	Officers	J-2-14
5.2	Appointment of Officers	J-2-14
5.3	Subordinate Officers	J-2-14
5.4	Removal and Resignation of Officers	J-2-14
5.5	Vacancies in Offices	J-2-14
5.6	Representation of Shares of Other Corporations	J-2-15
5.7	Authority and Duties of Officers	J-2-15
5.8	Compensation.	J-2-15
Article VI - Records		J-2-15
Article VII - General Matters		J-2-15
7.1	Execution of Corporate Contracts and Instruments	J-2-15

J-2-i

Page
7.2	Uncertificated Shares; Stock Certificates	J-2-15
7.3	Special Designation of Certificates.	J-2-16
7.4	Lost Certificates	J-2-16
7.5	Construction; Definitions	J-2-16
7.6	Dividends	J-2-16
7.7	Fiscal Year	J-2-16
7.8	Seal	J-2-16
7.9	Transfer of Stock	J-2-16
7.10	Stock Transfer Agreements	J-2-17
7.11	Registered Stockholders	J-2-17
7.12	Waiver of Notice	J-2-17
Article VIII - Notice		J-2-17
8.1	Delivery of Notice; Notice by Electronic Transmission	J-2-17
Article IX - Indemnification		J-2-18
9.1	Indemnification of Directors and Officers	J-2-18
9.2	Indemnification of Others	J-2-18
9.3	Prepayment of Expenses	J-2-18
9.4	Determination; Claim	J-2-18
9.5	Non-Exclusivity of Rights	J-2-18
9.6	Insurance	J-2-19
9.7	Other Indemnification	J-2-19
9.8	Continuation of Indemnification	J-2-19
9.9	Amendment or Repeal; Interpretation	J-2-19
Article X - Amendments		J-2-19
Article XI - Forum Selection		J-2-20
Article XII - Definitions		J-2-20

J-2-ii

Bylaws of
atai Beckley Inc.

Article I - Corporate Offices
1.1 Registered Office.
The address of the registered office of atai Beckley Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2 Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II - Meetings of Stockholders
2.1 Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2 Annual Meeting.
The Board shall designate the date and time of the annual meeting of stockholders (the “annual meeting”). At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting.
2.3 Special Meeting.
Special meetings of stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
2.4 Notice of Business to be Brought Before a Meeting.
At an annual meeting, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by or at the direction of the Board or the person presiding over the meeting (the “Meeting Chairperson”) or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.7, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting, or a qualified representative of such proposing stockholder, appear at such annual meeting, either in person or by means of remote communication. A
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“qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders in writing or by electronic transmission. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 and Section 2.6.
(b) Without qualification, for business to be properly brought before an annual meeting, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation, in each case addressed to the attention of the Secretary of the Corporation, not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than (i) the ninetieth (90th) day prior to such annual meeting, or (ii) if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(c) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records), (B) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future, (C) the date or dates such shares were acquired, (D) the investment intent of such acquisition and (E) any pledge by such Proposing Person with respect to any of such shares (the disclosures to be made pursuant to the foregoing clauses (A) through (E) are referred to as “Stockholder Information”);
(ii) As to each Proposing Person,
(A) the material terms and conditions of any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) or a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Exchange Act) or other derivative or synthetic arrangement in respect of any class or series of shares of capital stock of the Corporation (“Synthetic Equity Position”) that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation,
(1) any option, warrant, convertible security, stock appreciation right, future or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of any class or series of shares of capital stock of the Corporation,
(2) any derivative or synthetic arrangement having the characteristics of a long position or a short position in any class or series of shares of capital stock of the Corporation, including, without limitation, a stock loan transaction, a stock borrow transaction, or a share repurchase transaction or
(3) any contract, derivative, swap or other transaction or series of transactions designed to
(x) produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of capital stock of the Corporation,
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(y) mitigate any loss relating to, reduce the economic risk (of ownership or otherwise) of, or manage the risk of share price decrease in, any class or series of shares of capital stock of the Corporation, or
(z) increase or decrease the voting power in respect of any class or series of shares of capital stock of the Corporation held or maintained by, held for the benefit of, or involving such Proposing Person, including, without limitation, due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of capital stock of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of capital stock of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the holder thereof may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the price or value of any shares of any class or series of shares of capital stock of the Corporation;
provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underly any Synthetic Equity Position that is, directly or indirectly, held or maintained by, held for the benefit of, or involving such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer,
(B) a description of any agreement, arrangement or understanding with respect to any rights to dividends on the shares of any class or series of shares of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable pursuant to such agreement, arrangement or understanding from the underlying shares of capital stock of the Corporation,
(C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation,
(D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand,
(E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement),
(F) any proportionate interest in shares of capital stock of the Corporation or a Synthetic Equity Position held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which any such Proposing Person (1) is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (2) is the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity,
(G) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies or votes from stockholders in support of such proposal and
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(H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act,
(the disclosures to be made pursuant to the foregoing clauses (A) through (H) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of capital stock of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder, and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(d) The Board may request that any Proposing Person furnish such additional information as may be reasonably required by the Board. Such Proposing Person shall provide such additional information within ten (10) days after it has been requested by the Board.
(e) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
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(f) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Meeting Chairperson (or, in advance of any meeting of stockholders, the Board of Directors or an authorized committee thereof) shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if the Meeting Chairperson should so determine, the Meeting Chairperson shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(g) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(h) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
2.5 Notice of Nominations for Election to the Board of Directors.
Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (ii) by a stockholder present in person who (A) was a record owner of shares of capital stock of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder nominating any person for election to the Board at the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting, either in person or by means of remote communication. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at or before the meeting of stockholders in writing or by electronic transmission. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(b) (i) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to each Nominating Person (as defined below)and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to each Nominating Person and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation, in each case addressed to the attention of the Secretary of the Corporation, not earlier than the one hundred twentieth (120th) day prior
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to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made (such notice within such time periods, “Special Meeting Timely Notice”).
(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iv) In no event may a Nominating Person deliver a notice of nomination with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice or Special Meeting Timely Notice, as applicable, or, (ii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(c) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(i) As to each Nominating Person, the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));
(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the nomination proposed to be made at the meeting); and provided that, in lieu of including the information set forth in Section 2.4(c)(ii)(G), the Nominating Person’s notice for purposes of this Section 2.5 shall include a representation as to whether the Nominating Person intends or is part of a group that intends to deliver a proxy statement and solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 promulgated under the Exchange Act;
(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in a proxy statement and accompanying proxy card relating to the Corporation’s next meeting of stockholders at which directors are to be elected and to serving as a director for a full term if elected), (B) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates (as defined in Rule 14a-1(a) promulgated under the Exchange Act) or any other participants (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Nominee Information”), and (C) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(a).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(d) The Board may request that any Nominating Person furnish such additional information as may be reasonably required by the Board. Such Nominating Person shall provide such additional information within ten (10) days after it has been requested by the Board.
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(e) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice or the materials delivered pursuant to this Section 2.5, as applicable, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination, including by changing or adding nominees, or to submit any new nomination, or submit any new proposal, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(f) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has, or is part of a group that has, complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in accordance with the time frames required in this Section 2.5 or by Rule 14a-19 promulgated under the Exchange Act, as applicable, and (ii) if (1) any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act and (2) (x) such notice in accordance with Rule 14a-19(b) is not provided within the time period for Timely Notice or Special Meeting Timely Notice, as applicable, (y) such Nominating Person subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act or (z) such Nominating Person fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the nomination of such Nominating Person’s proposed nominees shall be disregarded, notwithstanding that each such nominee is included as a nominee in the Corporation’s proxy statement, notice of meeting or other proxy materials for any meeting of stockholders (or any supplement thereto) and notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any Nominating Person provides notice in accordance with Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to Be Seated as Directors.
To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered, to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and (ii) a written representation and agreement (in the form provided by the Corporation within ten (10) days upon written request of any stockholder of record therefor) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected
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as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as a director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.
(b) The Board may also require any proposed candidate for nomination as a director to furnish such other information related to such candidate’s eligibility or qualification to serve as director as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon. Without limiting the generality of the foregoing, the Board may request such other information in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation or to comply with the director qualification standards and additional selection criteria in accordance with the Corporation’s Corporate Governance Guidelines. Such other information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the request by the Board has been delivered to, or mailed and received by, the Nominating Person.
(c) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
No candidate nominated pursuant to Section 2.5(a)(ii) shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Meeting Chairperson shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if the Meeting Chairperson should so determine, the Meeting Chairperson shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated in accordance with Section 2.5 and this Section 2.6 and elected as a director.
2.7 Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The
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notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting of stockholders, the purpose or purposes for which such meeting is called.
2.8 Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of one-third (1/3) in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of stockholders, then either (i) the Meeting Chairperson or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9 Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken or are provided in any other manner permitted by the DGCL. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10 Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the Meeting Chairperson. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Meeting Chairperson shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Meeting Chairperson, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the Meeting Chairperson shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the Meeting Chairperson), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the Meeting Chairperson, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
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2.11 Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12 Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13 Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law, including Rule 14a-19 promulgated under the Exchange Act, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board.
2.14 List of Stockholders Entitled to Vote.
The Corporation shall prepare, no later than the tenth day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation
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shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15 Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the Meeting Chairperson shall appoint a person to fill that vacancy.
Such inspectors shall:
(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii) count all votes or ballots;
(iii) count and tabulate all votes;
(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16 Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III - Directors
3.1 Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2 Number of Directors.
Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
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3.3 Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4 Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5 Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone, video conferencing or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6 Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7 Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile or electronic mail; or
(iv) sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
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3.8 Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9 Board Action Without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10 Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV - Committees
4.1 Committees of Directors.
The Board may designate one (1) or more committees, each committee to consist, of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2 Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
4.3 Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) Section 3.5 (place of meetings; meetings by telephone);
(ii) Section 3.6 (regular meetings);
(iii) Section 3.7 (special meetings; notice);
(iv) Section 3.9 (board action without a meeting); and
(v) Section 7.13 (waiver of notice),
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with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.4 Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V - Officers
5.1 Officers.
The officers of the Corporation shall include a Chief Executive Officer and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2 Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3 Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4 Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. If a resignation is made effective at a later date and the Corporation accepts the future effective date, the Board may fill the pending vacancy before the effective date if the Board provides that the successor shall not take office until the effective date. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5 Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.
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5.6 Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer, or any other person authorized by the Board or the Chief Executive Officer, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7 Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8 Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI - Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII - General Matters
7.1 Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2 Uncertificated Shares; Stock Certificates.
Unless otherwise provided by resolution of the Board, the shares of capital stock of the Corporation shall be issued in uncertificated form. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law. If shares are represented by certificates, the certificates shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the books and records of the Corporation (or on the face or back of any stock certificate issued to represent any such partly paid shares), the total amount of the consideration to be paid
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therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3 Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in a notice provided pursuant to Section 151 of the DGCL (or, in the case of certificated shares, shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be included in the aforementioned notice (or, in the case of any certificated shares, set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4 Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5 Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.6 Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.7 Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.8 Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.9 Transfer of Stock.
Shares of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or
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execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.10 Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
7.11 Registered Stockholders.
The Corporation:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.12 Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII - Notice
8.1 Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii) if by any other form of electronic transmission, when directed to the stockholder.
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Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX - Indemnification
9.1 Indemnification of Directors and Officers.
The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation (a “covered person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.4, the Corporation shall be required to indemnify a covered person in connection with a Proceeding initiated by such covered person only if the Proceeding was authorized in the specific case by the Board.
9.2 Indemnification of Others.
The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
9.3 Prepayment of Expenses.
The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any covered person, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the covered person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.
9.4 Determination; Claim.
If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
9.5 Non-Exclusivity of Rights.
The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
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9.6 Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
9.7 Other Indemnification.
The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
9.8 Continuation of Indemnification.
The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
9.9 Amendment or Repeal; Interpretation.
The provisions of this Article IX shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article IX the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article IX are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to the Chief Executive Officer and Secretary, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.
Article X - Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.
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Article XI - Forum Selection
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XI, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant to such complaint. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI. This Article XI is intended to benefit and may be enforced by the Corporation, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional or entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
Article XII - Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Annex K

VOORSTEL TOT FUSIE DE DATO 18 SEPTEMBER 2025	JOINT MERGER PLAN DATED 18 SEPTEMBER 2025	PROJET COMMUN DE FUSION DATÉ DU 18 SEPTEMBRE 2025

DE ONDERGETEKENDEN	THE UNDERSIGNED	LES SOUSSIGNÉS

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Srinivas Gandham Rao, geboren op 03 november 1968;
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Anne Johnson, geboren op 03 juni 1968;
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Ana Francisca Sguerra Ribeiro, geboren op 28 oktober 1977; en
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Maurice Joseph Joaquim Pereira-Salgueiro, geboren op 29 december 1967,

als de bestuurders van atai Life Sciences Luxembourg S.A., een naamloze vennootschap (société anonyme) naar Luxemburgs recht, gevestigd te 63, rue de Rollingergrund, L-2440 Luxemburg, Groothertogdom Luxemburg, en geregistreerd bij het Luxemburgse Handels- en Vennootschapsregister onder nummer: B298928 (de “Verkrijgende Vennootschap”);

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Srinivas Gandham Rao, geboren op 03 november 1968;
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Christian Berthold Angermayer, geboren op 26 april 1978;
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Sabrina Martucci Johnson, geboren op 19 mei 1966;
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Andrea Heslin Smiley, geboren op 19 januari 1968;
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Amir Hossein Kalali, geboren op 04 mei 1965;
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Laurent Fischer, geboren op 25 oktober 1963;
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Scott Neil Braunstein, geboren op 20 februari 1964; en
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John Francis Hoffman, geboren op 27 december 1983,

als de bestuurders van ATAI Life Sciences N.V., een naamloze vennootschap naar Nederlands recht, statutair gevestigd te Amsterdam, met adres: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, en handelsregisternummer: 80299776 (de “Verdwijnende Vennootschap”).

De Verkrijgende Vennootschap en de Verdwijnende Vennootschap worden hierna tezamen genoemd de “Fuserende Vennootschappen”.

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Srinivas Gandham Rao, born on 03 November 1968;
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Anne Johnson, born on 03 June 1968;
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Ana Francisca Sguerra Ribeiro, born on 28 October 1977; and
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Maurice Joseph Joaquim Pereira-Salgueiro, born on 29 December 1967,

as the members of the board of directors of atai Life Sciences Luxembourg S.A., a public limited liability company (société anonyme), under Luxembourg law, having its registered office address at 63, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B298928 (the “Acquiring Company”).

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Srinivas Gandham Rao, born on 03 November 1968;
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Christian Berthold Angermayer, born on 26 April 1978;
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Sabrina Martucci Johnson, born on 19 May 1966;
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Andrea Heslin Smiley, born on 19 January 1968;
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Amir Hossein Kalali, born on 04 May 1965;
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Laurent Fischer, born on 25 October 1963;
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Scott Neil Braunstein, born on 20 February 1964; and
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John Francis Hoffman, born on 27 December 1983,

as the members of the board of directors of ATAI Life Sciences N.V., a public company (naamloze vennootschap), under Dutch law, having its corporate seat in Amsterdam, with address: Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, The Netherlands, and registered with the Trade Register of the Chamber of Commerce under number 80299776 (the “Disappearing Company”).

The Acquiring Company and the Disappearing Company are hereinafter collectively referred to as the “Merging Companies”.

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Srinivas Gandham Rao, né le 03 novembre 1968;
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Anne Johnson, née le 03 juin 1968;
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Ana Francisca Sguerra Ribeiro, née le 28 octobre 1977; et
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Maurice Joseph Joaquim Pereira-Salgueiro, né le 29 décembre 1967,

En tant que membres du conseil d’administration de atai Life Sciences Luxembourg S.A., une société anonyme régie par les lois du Grand-Duché du Luxembourg, ayant son siège social au 63, rue de Rollingergrund, L-2440 Luxembourg, Grand-Duché de Luxembourg, et immatriculée au Registre de Commerce et des Sociétés de Luxembourg sous le numéro B298928 (la « Société Absorbante »).

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Srinivas Gandham Rao, né le 03 novembre 1968;
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Christian Berthold Angermayer, né le 26 avril 1978;
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Sabrina Martucci Johnson, née le 19 mai 1966;
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Andrea Heslin Smiley, née le 19 janvier 1968;
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Amir Hossein Kalali, né le 04 mai 1965;
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Laurent Fischer, né le 25 octrobre 1963;
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Scott Neil Braunstein, né le 20 février 1964; et
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John Francis Hoffman, né le 27 décembre 1983,

En tant que membres du conseil d’administration de ATAI Life Sciences N.V., une société anonyme de droit néerlandais (naamloze vennootschap), ayant son siège statutaire à Amsterdam, à l’adresse : Professor J.H. Bavincklaan 7, 1183 AT Amstelveen, Pays-Bas et immatriculé au Registre du commerce de la Chambre de commerce des Pays-Bas sous le numéro 80299776 (la « Société Absorbée »).

La Société Absorbante et la Société Absorbée sont ci-après désignées collectivement comme les « Sociétés Fusionnantes ».

CONSIDERANS	WHEREAS:	CONSIDERANT QUE:

A.
De Fuserende Vennootschappen wensen een grensoverschrijdende fusie aan te gaan in de zin van de artikelen 2:309 en 2:333b lid 1 van het Nederlandse Burgerlijk Wetboek (“BW”) en de artikelen 1025-1 et seq. van de Luxemburgse wet op de handelsvennootschappen van 10 augustus 1915, zoals gewijzigd van tijd tot tijd (de “Luxembourg Companies Act”), waarbij de Verdwijnende Vennootschap zal ophouden te bestaan en alle vermogensbestanddelen van de Verdwijnende Vennootschap onder algemene titel over zullen gaan op de Verkrijgende Vennootschap, overeenkomstig de artikelen 2:309 en 2:311(1) BW en artikel 1025-17 van de Luxembourg Companies Act (de “Fusie”) overeenkomstig de bepalingen van dit gezamenlijk voorstel tot fusie (het “Voorstel tot Fusie”).

A.
The Merging Companies wish to enter into a cross-border merger within the meaning of articles 2:309 and 2:333b(1) of the Dutch Civil Code (“DCC”) and articles 1025-1 et seq. of the Luxembourg act on commercial companies dated 10 August 1915, as amended from time to time (the “Luxembourg Companies Act”), as a result of which the Disappearing Company will cease to exist and all assets and liabilities of the Disappearing Company will be transferred to the Acquiring Company by universal succession of title in accordance with articles 2:309 and 2:311(1) DCC and article 1025-17 of the Luxembourg Companies Act (the “Merger”) in accordance with the provisions of this joint merger plan (the “Merger Plan”).

A.
Les Sociétés Fusionnantes souhaitent conclure une fusion transfrontalière au sens des articles 2:309 et 2:333b(1) du Code civil néerlandais (« CCN ») et des articles 1025-1 et suivants de la loi luxembourgeoise modifiée du 10 août 1915 relative aux sociétés commerciales (la « Loi Luxembourgeoise sur les Sociétés »), en vertu de laquelle la Société Absorbée cessera d’exister et tous les actifs et passifs de la Société Absorbée seront transférés à la Société Absorbante par voie de succession universelle de patrimoine conformément aux articles 2:309 et 2:311(1) CCN ainsi qu’à l’article 1025-17 de la Loi Luxembourgeoise sur les Sociétés (la « Fusion »), conformément aux dispositions du présent projet de fusion conjoint (le « Projet de Fusion »).

B. De Verdwijnende Vennootschap is niet ontbonden en verkeert niet in staat van faillissement en aan de Verdwijnende Vennootschap is geen surseance van betaling verleend.
B.
The Disappearing Company has not been dissolved and is not in a state of bankruptcy (faillissement) and the Disappearing Company has not been granted suspension of payments (surseance van betaling).
B. La Société Absorbée n’a pas été dissoute et ne se trouve pas en état de faillite et il ne lui a pas été accordé de sursis de paiement (surseance van betaling).
C.
De Verkrijgende Vennootschap bevindt zich niet in een insolventieprocedure in de zin van de Verordening (EU) 2015/848 van het Europees Parlement en de Raad van 20 mei 2015 betreffende insolventieprocedures (PbEU 2015, L 141).

C.
The Acquiring Company is not in insolvency proceedings within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (PbEU 2015, L 141).

C.
La Société Absorbante n’est pas en procédure d’insolvabilité au sens du Règlement (UE) 2015/848 du Parlement européen et du Conseil du 20 mai 2015 relatif aux procédures d’insolvabilité (JOUE 2015, L 141).

D. Er is geen ondernemingsraad ingesteld voor de ondernemingen van de Fuserende Vennootschappen die gerechtigd is om advies uit te brengen over de Fusie.	D. There is no works council established for the businesses of the Merging Companies that is entitled to render advice on the Merger.	D. Aucun comité d’entreprise n’a été constitué pour les activités des Sociétés Fusionnantes, comité ayant le droit de donner un avis sur la Fusion.
E.
Er is geen vereniging van werknemers die werknemers van (een van) de Fuserende Vennootschappen of een dochtermaatschappij van (een van) de Fuserende Vennootschappen onder haar leden telt, die schriftelijk advies of opmerkingen heeft ingediend.

E.
There is no association of employees, which includes amongst its members employees of (one or more of) the Merging Companies or of a subsidiary of (one or more of) the Merging Companies, which has submitted written advice or observations.

E.
Il n’existe aucune association de salariés, comprenant parmi ses membres des salariés d’une ou plusieurs des Sociétés Fusionnantes ou d’une filiale de celles-ci, ayant émis un avis ou des observations écrites.

VERKLAREN ALS VOLGT	DECLARE AS FOLLOWS	PROPOSE LE PROJET SUIVANT DE FUSION STATUTAIRE:
VOORSTEL TOT FUSIE Artikel 1	MERGER PLAN Article 1	PROJET DE FUSION Article 1

De besturen van de Fuserende Vennootschappen stellen voor de Fusie aan te gaan overeenkomstig de bepalingen van dit Voorstel tot Fusie.	The Merging Companies’ boards of directors propose to enter into the Merger in accordance with the provisions of this Merger Plan.	Les conseils d’administration des Sociétés Fusionnantes proposent de procéder à la Fusion conformément aux dispositions du présent Projet de Fusion.

STATUTEN Artikel 2	ARTICLES OF ASSOCIATION Article 2	STATUTS Article 2

2.1
De statuten van de Verkrijgende Vennootschap luiden thans overeenkomstig Bijlage A en zullen in het kader van de Fusie worden gewijzigd overeenkomstig Bijlage B, met ingang van het moment waarop de Fusie effectief wordt naar het recht van Luxemburg (het “Inwerkingtredingstijdstip”), overeenkomstig Bijlage B. Elk van deze Bijlagen maakt integraal onderdeel uit van dit Voorstel tot Fusie.

2.1
The Acquiring Company’s articles of association currently read as shown in Schedule A and will be amended in connection with the Merger, with effect from the time the Merger becomes effective under the laws of Luxembourg (the “Effective Time”), to read as shown in Schedule B. Each of these Schedules constitutes an integral part of this Merger Plan.

2.1
Les statuts de la Société Absorbante sont actuellement tels que figurant en Annexe A et seront modifiés dans le cadre de la Fusion, avec effet à compter de la date à laquelle la Fusion devient effective en vertu du droit luxembourgeois (le « Moment Effectif »), pour être tels que figurant en Annexe B. Chacune de ces Annexes constitue une partie intégrante du présent Projet de Fusion.

2.2
In verband met de Fusie is het bestuur van de Verdwijnende Vennootschap voornemens om twee afzonderlijke wijzigingen van de statuten van de Verdwijnende Vennootschap aan de algemene vergadering van de Verdwijnende Vennootschap voor te stellen, voorafgaand aan het Inwerkingtredingstijdstip, overeenkomstig Bijlagen C en D. Elk van deze Bijlagen maakt integraal onderdeel uit van dit Voorstel tot Fusie.

2.2
In connection with the Merger, the board of directors of the Disappearing Company intends to propose to the Disappearing Company’s general meeting two separate amendments to the Disappearing Company’s articles of association, prior to the Effective Time, to read as shown in Schedules C and D, respectively. These Schedules constitute integral parts of this Merger Plan.

2.2
Dans le cadre de la Fusion, le conseil d’administration de la Société Absorbée a l’intention de proposer à l’assemblée générale de la Société Absorbée, avant le Moment Effectif, deux modifications distinctes des statuts de la Société Absorbée, telles que figurant respectivement en Annexes C et D. Ces Annexes constituent des parties intégrantes du présent Projet de Fusion.

GELIJKWAARDIGE RECHTEN OF SCHADELOOSSTELLING Artikel 3	EQUIVALENT RIGHTS OR COMPENSATION Article 3	DROITS ÉQUIVALENTS OU COMPENSATION Article 3

3.1
De Verdwijnende Vennootschap heeft bepaalde vooraf gefinancierde warrants uitgegeven voor gewone aandelen in het kapitaal van de Verdwijnende Vennootschap (zoals van tijd tot tijd gewijzigd, de “Warrants”). Als gevolg van de Fusie zullen de Warrants (voor zover zij onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip uitstaan) worden overgenomen door de Verkrijgende Vennootschap krachtens de Fusie en zullen zij, op basis van de Ruilverhouding (zoals

3.1
The Disappearing Company has issued certain pre-funded warrants for ordinary shares in the capital of the Disappearing Company (as may be amended from time to time, the “Warrants”). As a consequence of the Merger, the Warrants (if and to the extent they are still outstanding immediately prior to the Effective Time) shall be assumed by the Acquiring Company pursuant to the Merger and, based on the Exchange Ratio (as defined below), shall thereafter be pre-funded warrants for an equal number of

3.1
La Société Absorbée a émis certains droits de souscription préfinancés d’actions ordinaires de son capital (modifiables de temps à autre, les « Warrants »). En conséquence de la Fusion, les Warrants (s’ils sont encore en circulation immédiatement avant le Moment Effectif) seront repris par la Société Absorbante dans le cadre de la Fusion et, sur la base du Ratio d’Échange (tel que défini ci-après), deviendront par la suite des bons de souscription préfinancés portant sur un nombre égal d’actions ordinaires du capital de la Société

hieronder gedefinieerd), nadien vooraf gefinancierde warrants zijn voor een gelijk aantal gewone aandelen in het kapitaal van de Verkrijgende Vennootschap, maar verder onder dezelfde voorwaarden en bepalingen als uiteengezet in de respectieve Warrants.
ordinary shares in the capital of the Acquiring Company but otherwise on the same terms and subject to the same conditions as those set forth in the respective Warrants.	Absorbante, mais selon les mêmes conditions et sous réserve des mêmes modalités que celles prévues dans les Warrants respectifs.
3.2
De Verdwijnende Vennootschap heeft aandelenopties uitgegeven onder haar 2021 Incentive Award Plan en 2020 Employee, Director and Consultant Equity Incentive Plan (elk een “Incentive Plan”). Als gevolg van de Fusie zal elke dergelijke aandelenoptie die onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip uitstaat, worden overgenomen door de Verkrijgende Vennootschap krachtens de Fusie en zal deze, op basis van de Ruilverhouding (zoals hieronder gedefinieerd), nadien een aandelenoptie zijn die de houder ervan recht geeft op een gelijk aantal gewone aandelen in het kapitaal van de Verkrijgende Vennootschap, maar verder onder dezelfde voorwaarden en bepalingen die van toepassing waren op die aandelenoptie onmiddellijk voorafgaand aan de Fusie, inclusief de voorwaarden van het relevante Incentive Plan en eventuele toepasselijke toekenningsdocumenten (waarbij, voor alle duidelijkheid, de Fusie geen invloed zal hebben op toepasselijke voorwaarden inzake verwerving, prestatiecriteria of uitoefenprijzen van dergelijke aandelenopties).

3.2
The Disappearing Company has issued equity awards under its 2021 Incentive Award Plan and 2020 Employee, Director and Consultant Equity Incentive Plan (each an “Incentive Plan”). As a consequence of the Merger, each such equity award that is outstanding immediately prior to the Effective Time shall be assumed by the Acquiring Company pursuant to the Merger and, based on the Exchange Ratio (as defined below), shall thereafter be an equity award entitling the holder thereof to an equal number of ordinary shares in the capital of the Acquiring Company but otherwise on the same terms and subject to the same conditions that applied to such equity award immediately prior to the Merger, including the terms and conditions of the relevant Incentive Plan and any applicable award agreement (provided that, for the avoidance of doubt, the Merger shall not affect any applicable vesting terms, performance criteria or exercise prices of such equity awards).

3.2
La Société Absorbée a attribué des instruments de capitaux propres dans le cadre de son Plan d’Attribution d’Incitations 2021 et de son Plan d’Incitations en Actions pour Employés, Administrateurs et Consultants 2020 (chacun un « Plan d’Incitation »). En conséquence de la Fusion, chaque instrument de capitaux propres en circulation immédiatement avant le Moment Effectif sera repris par la Société Absorbante dans le cadre de la Fusion et, sur la base du Ratio d’Échange (tel que défini ci-après), deviendra par la suite un instrument de capitaux propres donnant droit à son titulaire à un nombre égal d’actions ordinaires du capital de la Société Absorbante, mais selon les mêmes termes et sous réserve des mêmes conditions qui s’appliquaient audit instrument immédiatement avant la Fusion, y compris les termes et conditions du Plan d’Incitation pertinent et de tout accord d’attribution applicable (à titre d’exemple, et sans que cette liste soit limitative, la Fusion n’affectera en rien les modalités d’acquisition des droits, les critères de performance ou les prix d’exercice applicables à ces instruments de capitaux propres).

3.3
De Verdwijnende Vennootschap is op 2 juni 2025 een aandelenkoopovereenkomst aangegaan met betrekking tot Beckley Psytech Limited (zoals van tijd tot tijd gewijzigd, de “Beckley SPA”), op grond waarvan de Verdwijnende Vennootschap, onder voorbehoud van en in overeenstemming met de voorwaarden van de Beckley SPA, (i) gewone aandelen in haar kapitaal dient uit te geven aan bepaalde aandeelhouders en, naar eigen inzicht van de Verdwijnende Vennootschap, aan optiehouders van Beckley Psytech Limited, en (ii) onder

3.3
The Disappearing Company has entered into a share purchase agreement related to Beckley Psytech Limited, dated 2 June 2025 (as may be amended from time to time, the “Beckley SPA”), pursuant to which the Disappearing Company is required, subject to and in accordance with the terms of the Beckley SPA, (i) to issue ordinary shares in its capital to certain shareholders and, at the Disappearing Company’s discretion, optionholders of Beckley Psytech Limited and (ii) under certain circumstances, to grant replacement awards to optionholders of Beckley

3.3
La Société Absorbée a conclu un accord d’achat d’actions relatif à Beckley Psytech Limited, daté du 2 juin 2025 (susceptible d’être modifié de temps à autre, le « Beckley SPA »), en vertu duquel la Société Absorbée est tenue, sous réserve et conformément aux termes du Beckley SPA, (i) d’émettre des actions ordinaires de son capital à certains actionnaires et, à la discrétion de la Société Absorbée, détenteurs d’options de Beckley Psytech Limited et (ii) sous certaines circonstances, d’octroyer des attributions de remplacement aux détenteurs d’options de Beckley Psytech bepaalde omstandigheden vervangende rechten toe te kennen aan de optiehouders van Beckley Psytech Limited. De verwachting is dat de Fusie van kracht wordt nadat de uitgifte van gewone aandelen in het kapitaal van de Verdwijnende Vennootschap, zoals voorzien in de Beckley SPA, heeft plaatsgevonden, in welk geval eventuele vervangende rechten die zijn toegekend aan optiehouders van Beckley Psytech Limited en die onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip nog uitstaan, op dezelfde wijze zullen worden behandeld als aandelenopties onder het Incentive Plan zoals hierboven beschreven. Indien echter deze uitgifte van aandelen en, indien van toepassing, de toekenning van vervangende rechten nog niet heeft plaatsgevonden vóór het Inwerkingtredingstijdstip, zal de Verkrijgende Vennootschap de verplichtingen van de Verdwijnende Vennootschap in dit verband overnemen en, op basis van de Ruilverhouding, het relevante aantal gewone aandelen in haar kapitaal uitgeven en, indien van toepassing, vervangende rechten op gewone aandelen in haar kapitaal toekennen aan de betreffende aandeelhouders en optiehouders van Beckley Psytech Limited.

Psytech Limited. The Merger is expected to become effective after the issuance of ordinary shares in the Disappearing Company’s capital as contemplated by the Beckley SPA, in which case the replacement awards granted to optionholders of Beckley Psytech Limited, if any, that are outstanding immediately prior to the Effective Time shall be treated in the same manner as equity awards under the Incentive Plan as described above. However, if such issuance of shares and, if applicable, grant of replacement awards has not yet taken place before the Effective Time, the Acquiring Company shall assume the Disappearing Company’s obligations in this respect and, based on the Exchange Ratio, shall issue the relevant number of ordinary shares in its capital and, if applicable, replacement awards covering ordinary shares in its capital to the relevant shareholders and optionholders of Beckley Psytech Limited.

Limited. Il est attendu que la Fusion devienne effective après l’émission des actions ordinaires du capital de la Société Absorbée telle que prévue par le Beckley SPA auquel cas les attributions de remplacement octroyées aux détenteurs d’options de Beckley Psytech Limited, le cas échéant, qui sont en circulation immédiatement avant le Moment Effectif seront traitées de la même manière que les instruments de capitaux propres sous le Plan d’Incitation tel que décrit ci-dessus. Toutefois, si cette émission d’actions et, si applicable, l’octroi d’attributions de remplacement n’a pas encore eu lieu avant le Moment Effectif, la Société Absorbante reprendra les obligations de la Société Absorbée à cet égard et, sur la base du Ratio d’Échange, émettra le nombre pertinent d’actions ordinaires de son capital et, si applicable, d’attributions de remplacement couvrant les actions ordinaires de son capital aux actionnaires et détenteurs d’options concernés de Beckley Psytech Limited.

3.4
Behoudens hetgeen hierboven in Artikel 3 van dit Voorstel tot Fusie is uiteengezet, (i) worden er door geen enkele partij bijzondere rechten jegens de Verdwijnende Vennootschap gehouden, zoals een recht op een uitkering van winst of tot het nemen van aandelen (zoals warrants, aandelenopties of soortgelijke rechten), anders dan als aandeelhouder, en (ii) heeft geen enkele andere partij daarom op grond van artikel 1025-4, 7" van de Luxembourg Companies Act en artikel 2:320 BW recht op een gelijkwaardig recht in de Verkrijgende Vennootschap of op schadeloosstelling.

3.4
Other than as set forth above in this Article 3 of this Merger Plan, (i) no special rights vis-à-vis the Disappearing Company, such as profit distribution rights or share subscription rights (such as warrants, share options or similar rights), are held by any party other than in the capacity of shareholder and (ii) no other party shall therefore be entitled pursuant to article 1025-4 7" of the Luxembourg Companies Act and article 2:320 DCC to receive an equivalent right in the Acquiring Company or compensation for the loss of such right.

3.4
Hormis ce qui est prévu ci-dessus dans le présent Article 3 du Projet de Fusion, (i) aucune autre personne, en dehors des actionnaires, ne détient de droits spéciaux vis-à-vis de la Société Absorbée, tels que des droits à distribution de bénéfices ou des droits de souscription d’actions (tels que des warrants, options d’achat d’actions ou droits similaires), et (ii) par conséquent, aucune autre personne ne pourra prétendre, en vertu de l’article 1025-4, 7" de la Loi Luxembourgeoise sur les Sociétéset de l’article 2:320 du CCN, à un droit équivalent dans la Société Absorbante ou à une indemnisation pour la perte de ce droit.

TOEKENNING VOORDELEN Artikel 4	BENEFITS CONFERRED Article 4	LES AVANTAGES OCTROYÉS Article 4

Er zullen geen voordelen worden toegekend in verband met de Fusie aan bestuurders van de Fuserende Vennootschappen of aan andere bij de Fusie betrokken partijen, met dien verstande dat de bestuurders, functionarissen en werknemers van de Fuserende Vennootschappen (zullen blijven) worden gecompenseerd voor hun werkzaamheden en dienstverband overeenkomstig hun contractuele aanspraken, indien van toepassing, en voorts met dien verstande dat de adviseurs en andere dienstverleners van de Fuserende Vennootschappen vergoedingen ontvangen voor hun diensten met betrekking tot de voorbereiding, afronding en uitvoering van de Fusie.

No benefits will be conferred in connection with the Merger on directors of the Merging Companies, or on other parties involved in the Merger, provided that the directors, officers and employees of the Merging Companies shall (continue to) be granted compensation for their services and employment in accordance with their contractual entitlements, if any and provided, further, that the Merging Companies’ advisors and other service providers are paid fees for their services rendered in connection with the preparation, finalization and implementation of the Merger.

Aucun avantage ne sera accordé dans le cadre de la Fusion aux administrateurs des Sociétés Fusionnantes, ni à d’autres parties impliquées dans la Fusion, sous réserve que les administrateurs, dirigeants et employés des Sociétés Fusionnantes doivent (continuer de) percevoir une rémunération pour leurs services et leur emploi conformément à leurs droits contractuels, le cas échéant, et sous réserve également que les conseillers et autres prestataires de services des Sociétés Fusionnantes soient rémunérés pour les services qu’ils auront rendus en lien avec la préparation, la finalisation et la mise en œuvre de la Fusion.

VOORNEMENS OVER DE SAMENSTELLING VAN HET BESTUUR Artikel 5	PROPOSED COMPOSITION OF THE BOARD Article 5	COMPOSITION PROPOSÉ POUR LE CONSEIL D’ADMINISTRATION Article 5

Het is voorgenomen dat, met onmiddellijke ingang na het Inwerkingtredingstijdstip, het bestuur van de Verkrijgende Vennootschap identiek zal zijn aan het bestuur van de Verdwijnende Vennootschap direct voorgaand aan het Inwerkingtredingstijdstip, met dien verstande dat er geen onderscheid meer zal worden gemaakt tussen uitvoerende en niet-uitvoerende bestuurders. De voorgaande zin is van overeenkomstige toepassing op elke commissie van het bestuur van de Verdwijnende Vennootschap en de samenstelling daarvan.

It is intended that, immediately following the Effective Time, the board of directors of the Acquiring Company will be identical to the composition of the board of directors of the Disappearing Company immediately prior to the Effective Time, except that there will no longer be a distinction between executive directors and non-executive directors. The previous sentence applies mutatis mutandis to any committee of the Disappearing Company’s board of directors and the composition thereof.

Il est prévu qu’immédiatement après le Moment Effectif, le conseil d’administration de la Société Absorbante aura une composition identique à celle du conseil d’administration de la Société Absorbée immédiatement avant le Moment Effectif, à l’exception qu’il n’y aura plus de distinction entre administrateurs exécutifs et administrateurs non exécutifs. La phrase précédente s’applique mutatis mutandis à tout comité du conseil d’administration de la Société Absorbée ainsi qu’à sa composition.

FINANCIËLE GEGEVENS Artikel 6	FINANCIAL INFORMATION Article 6	COMPTES ANNUELS Article 6

De financiële gegevens van de Verdwijnende Vennootschap zullen met ingang van de datum van oprichting van de Verkrijgende Vennootschap worden verantwoord in de jaarrekening van de Verkrijgende Vennootschap.

The financial information pertaining to the Disappearing Company will be incorporated in the Acquiring Company’s annual accounts and other financial reporting as of the date of the incorporation of the Acquiring Company.

Les informations financières relatives à la Société Absorbée seront incorporées dans les comptes annuels de la Société Absorbante et autres rapports financiers de la Société Absorbante à compter de la date de son incorporation.

VOORGENOMEN MAATREGELEN IN VERBAND MET OVERGANG VAN AANDEELHOUDERSCHAP Artikel 7	MEASURES IN CONNECTION WITH TRANSFER OF SHARE OWNERSHIP Article 7	MESURES RELATIVES AU TRANSFERT DE PROPRIÉTÉ DES ACTIONS Article 7

7.1 In het kader van de Fusie zal de Verkrijgende Vennootschap	7.1 Pursuant to the Merger, the Acquiring Company will allot	7.1 En vertu de la Fusion, la Société Absorbante attribuera des gewone aandelen in haar kapitaal toekennen aan de aandeelhouders van de Verdwijnende Vennootschap, overeenkomstig de Ruilverhouding (zoals hieronder gedefinieerd), voor zover hun gewone aandelen in het kapitaal van de Verdwijnende Vennootschap niet worden ingetrokken bij het van kracht worden van de Fusie op grond van artikel 2:333h(2) BW. De gewone aandelen die door de Verkrijgende Vennootschap worden toegekend in het kader van de Fusie zullen worden opgenomen in het register dat wordt bijgehouden door de Amerikaanse transfer agent van de Verkrijgende Vennootschap, ten behoeve van verdere creditering en levering aan de respectieve (voormalige) aandeelhouders van de Verdwijnende Vennootschap die recht hebben op deze aandelen.

ordinary shares in its capital to the shareholders of the Disappearing Company in accordance with the Exchange Ratio (as defined below) insofar as their ordinary shares in the capital of the Disappearing Company will not be cancelled upon the implementation of the Merger pursuant to article 2:333h(2) DCC. The ordinary shares to be allotted by the Acquiring Company pursuant to the Merger shall be included in the register kept by the Acquiring Company’s U.S. transfer agent for further credit and delivery to the respective (former) shareholders of the Disappearing Company entitled to such shares.

actions ordinaires de son capital aux actionnaires de la Société Absorbée conformément au Ratio d’Échange (tel que défini ci-après), dans la mesure où leurs actions ordinaires du capital de la Société Absorbée ne seront pas annulées lors de la mise en œuvre de la Fusion conformément à l’article 2:333h(2) du CCN. Les actions ordinaires à attribuer par la Société Absorbante dans le cadre de la Fusion seront inscrites dans le registre tenu par l’agent de transfert américain de la Société Absorbante en vue de leur crédit ultérieur et de leur remise aux actionnaires respectifs (anciens) de la Société Absorbée ayant droit à ces actions.

7.2
Indien en voor zover er onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip pandrechten of rechten van vruchtgebruik rusten op gewone aandelen in het kapitaal van de Verdwijnende Vennootschap, gaan deze rechten van rechtswege krachtens algemene rechtsopvolging over op de aandelen die in het kader van de Fusie door de Verkrijgende Vennootschap zullen worden toegekend, voor zover toegestaan en onder voorbehoud van de uitvoering van eventuele relevante formaliteiten krachtens toepasselijk recht.

7.2
If and to the extent that any rights of pledge or usufruct vest on ordinary shares in the capital of the Disappearing Company immediately prior to the Effective Time, those rights shall pass by operation of law under universal succession of title, to the extent allowed and subject to execution of any relevant formalities under applicable law, to the shares to be allotted pursuant to the Merger by the Acquiring Company.

7.2
Dans la mesure où des droits de nantissement ou d’usufruit grevèrent des actions ordinaires du capital de la Société Absorbée immédiatement avant le Moment Effectif, ces droits seront transférés de plein droit, par voie de succession universelle de patrimoine, sous réserve de la réalisation des formalités applicables prévues par la loi, aux actions devant être attribuées par la Société Absorbante dans le cadre de la Fusion.

VOORNEMENS OMTRENT VOORZETTING WERKZAAMHEDEN Artikel 8	MEASURES IN CONNECTION WITH ACTIVITIES Article 8	MESURES RELATVES AUX ACTIVITÉS Article 8

De Verkrijgende Vennootschap is niet voornemens om de huidige werkzaamheden van de Verdwijnende Vennootschap te beëindigen na het Inwerkingtredingstijdstip.	The Acquiring Company does not intend to discontinue the activities of the Disappearing Company following the Effective Time.	La Société Absorbante n’a pas l’intention de cesser les activités de la Société Absorbée après le Moment Effectif.

WAARSCHIJNLIJKE GEVOLGEN VAN DE FUSIE VOOR DE WERKGELEGENHEID Artikel 9	LIKELY IMPACT OF THE MERGER ON EMPLOYMENT Article 9	IMPACT DE LA FUSION SUR L’EMPLOI Article 9

De Fusie zal naar verwachting geen directe gevolgen hebben voor de	The Merger is not expected to have a direct impact on employment within	La Fusion ne devrait pas avoir d’impact direct sur l’emploi au sein

werkgelegenheid binnen de Fuserende Vennootschappen.	the Merging Companies.	des Sociétés Fusionnantes.

MEDEZEGGENSCHAP WERKNEMERS Artikel 10	EMPLOYEE PARTICIPATION Article 10	PARTICIPATION DES TRAVAILLEURS Article 10

In verband met de Fusie zal er geen procedure worden gevolgd voor vaststelling van regelingen met betrekking tot medezeggenschap als bedoeld in artikel 2:333k BW en de artikelen L-426-13 tot en met L-426-16 van het Luxemburgse Arbeidswetboek binnen de Verkrijgende Vennootschap.

In connection with the Merger, there shall be no procedure for establishing arrangements with regard to employee participation as referred to in article 2:333k DCC and articles L-426-13 through L-426-16 of the Luxembourg Labour Code in the Acquiring Company.

Dans le cadre de la Fusion, il ne sera engagé aucune procédure en vue de la mise en place d’un régime de participation des travailleurs tel que visé à l’article 2:333k du CCN et aux articles L.426-13 à L.426-16 du Code du travail luxembourgeois, au sein de la Société Absorbante.

WAARDERING ACTIVA EN PASSIVA Artikel 11	VALUATION ASSETS AND LIABILITIES Article 11	ÉVALUATION DES ACTIFS ET DES PASSIFS Article 11

Na het van kracht worden van de Fusie zal de Verkrijgende Vennootschap in haar boeken en bescheiden het vermogen opnemen dat zij ingevolge de Fusie van de Verdwijnende Vennootschap verkrijgt, per het Inwerkingtredingstijdstip tegen de boekwaarde.

Upon the Merger becoming effective, the Acquiring Company will record in its books and accounts the assets and liabilities (vermogen) that it will acquire from the Disappearing Company pursuant to the Merger as at the Effective Time at book value.

Dès l’entrée en vigueur de la Fusion, la Société Absorbante inscrira dans ses livres et comptes les actifs et passifs (vermogen) qu’elle acquerra de la Société Absorbée dans le cadre de la Fusion, à la date du Moment Effectif, pour leur valeur comptable.

DATUM TUSSENTIJDSE VERMOGENSOPSTELLING Artikel 12	DATE INTERIM ACCOUNTS Article 12	DATE DES COMPTES INTERMÉDIAIRES Article 12

Voor zover financiële verslaggeving is gebruikt om de voorwaarden voor de Fusie te bepalen en vast te stellen, betreft dit de tussentijdse vermogenstelling per 30 juni 2025 (ten aanzien van de Verdwijnende Vennootschap) en 6 augustus 2025 (ten aanzien van de Verkrijgende Vennootschap).

To the extent financial reporting has been used to determine and establish the conditions of the Merger, this concerns the interim accounts as of June 30, 2025 (with respect to the Disappearing Company) and August 6, 2025 (with respect to the Acquiring Company).

Dans la mesure où les rapports financiers ont été utilisés pour déterminer et établir les conditions de la Fusion, cela concerne les comptes intermédiaires au 30 juin 2025 (en ce qui concerne la Société Absorbée) et 6 août 2025 (en ce qui concerne la Société Absorbante).

SCHADELOOSSTELLING Artikel 13	WITHDRAWAL RIGHT Article 13	DROIT DE RETRAIT Article 13

13.1
Indien het besluit tot het aangaan van de Fusie wordt aangenomen door de algemene vergadering van de Verdwijnende Vennootschap (de “Algemene Vergadering”), kan iedere aandeelhouder van de Verdwijnende Vennootschap die tegen dat besluit stemt tijdens de Algemene Vergadering en die geen gewone aandelen in het kapitaal van de Verkrijgende Vennootschap wenst te ontvangen krachtens de Fusie,

13.1
If the resolution to enter into the Merger is adopted by the general meeting of the Disappearing Company (the “General Meeting”), any shareholder of the Disappearing Company who votes against that resolution at the General Meeting and who does not wish to receive ordinary shares in the capital of the Acquiring Company pursuant to the Merger may exercise a withdrawal right in accordance with article 2:333h(1-5) DCC by filing a

13.1
Si la résolution relative à la réalisation de la Fusion est adoptée par l’assemblée générale de la Société Absorbée (l’« Assemblée Générale »), tout actionnaire de la Société Absorbée ayant voté contre cette résolution lors de l’Assemblée Générale et ne souhaitant pas recevoir des actions ordinaires du capital de la Société Absorbante dans le cadre de la Fusion pourra exercer un droit de retrait conformément aux dispositions des articles 2:333h(1-5) du een uittredingsrecht uitoefenen overeenkomstig artikel 2:333h(1-5) BW door binnen één maand na de datum van de Algemene Vergadering een verzoek (een “Uittredingsverzoek”) in te dienen bij de Verdwijnende Vennootschap tot uitkering in geld (de “Schadeloosstelling”). Een aandeelhouder van de Verdwijnende Vennootschap die vóór het besluit tot het aangaan van de Fusie stemt tijdens de Algemene Vergadering, zich van stemming onthoudt met betrekking tot dat besluit, of die niet aanwezig of vertegenwoordigd is op de Algemene Vergadering, heeft geen uittredingsrecht en kan geen Uittredingsverzoek indienen.

request (a “Withdrawal Request”) with the Disappearing Company for cash compensation (the “Cash Compensation”) within one month after the date of the General Meeting. A shareholder of the Disappearing Company who votes in favour of the resolution to enter into the Merger at the General Meeting, abstains from voting in respect of such resolution, or is not present or represented at the General Meeting, does not have any withdrawal right and cannot make a Withdrawal Request.

CCN, en déposant une demande (une « Demande de Retrait ») auprès de la Société Absorbée en vue d’obtenir une compensation en numéraire (la « Compensation en Numéraire »), dans un délai d’un mois à compter de la date de l’Assemblée Générale. Un actionnaire de la Société Absorbée qui vote en faveur de la résolution relative à la Fusion lors de l’Assemblée Générale, qui s’abstient de voter sur cette résolution ou qui n’est ni présent ni représenté à l’Assemblée Générale, ne dispose d’aucun droit de retrait et ne peut présenter de Demande de Retrait.

13.2
Een Uittredingsverzoek kan uitsluitend worden ingediend met betrekking tot gewone aandelen in het kapitaal van de Verdwijnende Vennootschap die de aandeelhouder van de Verdwijnende Vennootschap: (i) houdt op de registratiedatum van de Algemene Vergadering, (ii) waarvoor hij of zij tegen het besluit van de Algemene Vergadering tot het aangaan van de Fusie heeft gestemd, (iii) nog steeds houdt op het moment van indiening van het Uittredingsverzoek, en (iv) na indiening van het Uittredingsverzoek niet overdraagt.

13.2
A Withdrawal Request can only be made in respect of ordinary shares in the capital of the Disappearing Company that the shareholder of the Disappearing Company (i) holds on the record date of the General Meeting, (ii) votes against the resolution of the General Meeting to enter into the Merger, (iii) still holds at the time of making the Withdrawal Request and (iv) does not transfer subsequent to making the Withdrawal Request.

13.2
Une Demande de Retrait ne peut être présentée qu’à l’égard des actions ordinaires du capital de la Société Absorbée que l’actionnaire de la Société Absorbée (i) détient à la date d’enregistrement de l’Assemblée Générale, (ii) pour lesquelles il a voté contre la résolution de l’Assemblée Générale relative à la réalisation de la Fusion, (iii) détient toujours au moment de la présentation de la Demande de Retrait, et (iv) ne transfère pas après avoir présenté la Demande de Retrait.

13.3
Een Uittredingsverzoek moet worden ingediend door gebruikmaking van het formulier dat voor dat doel beschikbaar zal worden gesteld op de website van de Verdwijnende Vennootschap (https://atai.com – “Investors” – “Shareholder services”). Dit formulier bevat tevens nadere informatie over het uittredingsrecht. De gewone aandelen in het kapitaal van de Verdwijnende Vennootschap waarop een Uittredingsverzoek betrekking heeft, zullen onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip worden omgezet in een afzonderlijke aandelenklasse, mits de Algemene Vergadering besluit tot wijziging van de statuten van de Verdwijnende

13.3
A Withdrawal Request must be made using the form that will be made available for that purpose on the Disappearing Company’s website (https://atai.com – “Investors” – “Shareholder services”). This form also contains further information on the withdrawal right. The ordinary shares in the capital of the Disappearing Company to which a Withdrawal Request relates, will be converted into a separate class of shares immediately prior to the Effective Time, provided that the General Meeting resolves to amend the Disappearing Company’s articles of association as shown in Schedule D, and will be cancelled at the Effective Time.

13.3
La Demande de Retrait doit être effectuée au moyen du formulaire qui sera mis à disposition à cet effet sur le site internet de la Société Absorbée (https://atai.com – “Investors” – “Shareholder services”). Ce formulaire contiendra également des informations complémentaires concernant le droit de retrait. Les actions ordinaires du capital de la Société Absorbée faisant l’objet d’une Demande de Retrait seront converties en une catégorie distincte d’actions immédiatement avant le Moment Effectif, sous réserve que l’Assemblée Générale adopte la résolution visant à modifier les statuts de la Société Absorbée conformément à l’Annexe D,

Vennootschap zoals weergegeven in Bijlage D, en zullen op het Inwerkingtredingstijdstip worden ingetrokken.	et seront annulées au Moment Effectif.
13.4
De voorgestelde Schadeloosstelling per aandeel is gelijk aan het laagste van: (i) de volume gewogen gemiddelde prijs van één gewoon aandeel in het kapitaal van de Verdwijnende Vennootschap op de Nasdaq Stock Market gedurende de laatste vijf handelsdagen voorafgaand aan (en exclusief) de datum waarop de Fusie van kracht wordt, of (ii) de slotkoers van één gewoon aandeel in het kapitaal van de Verdwijnende Vennootschap op de Nasdaq Stock Market zoals gerapporteerd op de handelsdag die onmiddellijk voorafgaat aan de datum waarop de Fusie van kracht wordt (of, indien er op die handelsdag geen slotkoers is gerapporteerd, de slotkoers die is gerapporteerd op de meest recente voorgaande handelsdag) (de “Formule”). Tijdens de Algemene Vergadering zal tevens worden voorgesteld om deze Formule op te nemen in de statuten van de Verdwijnende Vennootschap als onderdeel van de wijzigingen zoals weergegeven in Bijlage C.

13.4
The proposed Cash Compensation per share is equal to the lower of (i) the volume weighted average price of one ordinary share in the capital of the Disappearing Company on the Nasdaq Stock Market in the last five trading days prior to (and excluding) the date on which the Merger becomes effective or (ii) the closing price of one ordinary share in the capital of the Disappearing Company on the Nasdaq Stock Market as reported on the trading day immediately preceding the date on which the Merger becomes effective (or, if no such closing price is reported on such trading day, the closing price of one ordinary share in the capital of the Disappearing Company reported on the most recent prior trading day) (the “Formula”). At the General Meeting, it shall also be proposed that this Formula be laid down in the Disappearing Company’s articles of association as part of the amendments shown in Schedule C.

13.4
La Compensation en Numéraire proposée par action est égale au moindre de (i) la moyenne pondérée par les volumes des cours d’une action ordinaire du capital de la Société Absorbée sur le Nasdaq Stock Market au cours des cinq derniers jours de bourse précédant (et excluant) la date d’entrée en vigueur de la Fusion, et (ii) le cours de clôture d’une action ordinaire du capital de la Société Absorbée sur le Nasdaq Stock Market enregistré le jour de bourse précédant immédiatement la date d’entrée en vigueur de la Fusion (ou, si aucun cours de clôture n’est publié ce jour-là, le cours de clôture publié le jour de bourse le plus récent antérieur) (la « Formule »). Il sera également proposé lors de l’Assemblée Générale que cette Formule soit inscrite dans les statuts de la Société Absorbée dans le cadre des modifications figurant à l’Annexe C.

13.5
Indien en voor zover één of meer aandeelhouders van de Verdwijnende Vennootschap op de juiste wijze, tijdig en geldig een Uittredingsverzoek indienen overeenkomstig dit Voorstel tot Fusie en het Uittredingsverzoek formulier zoals bedoeld in Artikel 13.3, verkrijgen deze aandeelhouders een vordering op de Verdwijnende Vennootschap tot betaling van hun respectieve aanspraken op de Schadeloosstelling (op basis van de Formule), welke vordering ontstaat nadat één maand is verstreken na de datum van de Algemene Vergadering. Een dergelijke vordering: (i) gaat over op de Verkrijgende Vennootschap krachtens de Fusie, (ii) wordt opeisbaar na het Inwerkingtredingstijdstip, en (iii) zal door de Verkrijgende Vennootschap worden betaald, of doen laten betalen, binnen

13.5
If and to the extent one or more shareholders of the Disappearing Company duly, timely and validly make(s) a Withdrawal Request in accordance with this Merger Plan and the Withdrawal Request form referred to in Article 13.3, such shareholder(s) shall have a claim on the Disappearing Company for the payment of their respective entitlements to Cash Compensation (based on the Fomula), which claim shall arise after one month has elapsed after the date of the General Meeting. Any such claim (i) shall transfer to the Acquiring Company pursuant to the Merger, (ii) shall become due and payable after the Effective Time and (iii) shall be paid, or caused to be paid, by the Acquiring Company, within ten (10) business days following the Effective Time, net of Dutch dividend

13.5
Dans la mesure où un ou plusieurs actionnaires de la Société Absorbée présentent dûment, en temps utile et valablement une ou plusieurs Demandes de Retrait conformément au présent Projet de Fusion et au formulaire de Demande de Retrait visé à l’Article 13.3, ces actionnaires auront une créance contre la Société Absorbée relative au paiement de leurs droits respectifs à la Compensation en Numéraire (calculée selon la Formule), cette créance naissant à l’issue d’un délai d’un mois à compter de la date de l’Assemblée Générale. Cette créance (i) sera transférée à la Société Absorbante en vertu de la Fusion, (ii) deviendra exigible après le Moment Effectif, et (iii) sera payée, ou fera l’objet d’un paiement, par la Société Absorbante dans un délai de dix (10) jours ouvrables suivant tien (10) werkdagen na het Inwerkingtredingstijdstip, onder aftrek van Nederlandse dividendbelasting (indien van toepassing) of enige andere belastingen die op grond van toepasselijke wetgeving (waaronder fiscale wetgeving) moeten worden ingehouden.
	withholding tax (if applicable) or any other taxes that are required to be withheld by applicable law (including tax laws).	le Moment Effectif, net de toute retenue à la source néerlandaise sur dividendes (le cas échéant) ou de toute autre taxe que la loi applicable impose de retenir (y compris la législation fiscale).
13.6
Iedere aandeelhouder van de Verdwijnende Vennootschap die een Uittredingsverzoek heeft ingediend en van mening is dat de voorgestelde Schadeloosstelling niet redelijk is, kan overeenkomstig artikel 2:333h(4-5) BW verzoeken om een aanvullende schadeloosstelling.

13.6
Any shareholder of the Disappearing Company who has submitted a Withdrawal Request and who considers that the proposed Cash Compensation is not reasonable may request additional cash compensation in accordance with article 2:333h(4-5) DCC.

13.6
Tout actionnaire de la Société Absorbée ayant présenté une Demande de Retrait et estimant que la Compensation en Numéraire proposée n’est pas raisonnable peut demander une compensation en numéraire complémentaire conformément aux articles 2:333h(4-5) du CCN.

13.7
De voltooiing van de Fusie is onderworpen aan de voorwaarde dat het totale bedrag aan Schadeloosstelling dat verschuldigd is op grond van artikel 2:333h)1-5) BW niet meer bedraagt dan USD 5.000.000. De Verdwijnende Vennootschap kan naar eigen goeddunken afstand doen van deze voorwaarde.

13.7
The consummation of the Merger is subject to the condition that the aggregate Cash Compensation payable pursuant to article 2:333h(1-5) DCC does not exceed USD 5,000,000. The Disappearing Company may waive this condition at its sole discretion.

13.7
La réalisation de la Fusion est subordonnée à la condition que le montant total de la Compensation en Numéraire payable conformément aux articles 2:333h(1-5) du CCN ne dépasse pas 5.000.000 USD. La Société Absorbée peut renoncer à cette condition à sa seule discrétion.

AAN SCHULDEISERS GEBODEN WAARBORGEN Artikel 14	PROVISION OF GUARANTEES TO CREDITORS Article 14	FOURNITURE DE GARANTIES AUX CRÉANCIERS Article 14

De Fuserende Vennootschappen zijn van mening dat de financiële positie van de Verkrijgende Vennootschap onmiddellijk na het Inwerkingtredingstijdstip niet minder waarborg zal bieden dat de vorderingen van schuldeisers van de Verdwijnende Vennootschap zullen worden voldaan, dan onmiddellijk vóór het Inwerkingtredingstijdstip het geval is. Daarom zijn de Fuserende Vennootschappen niet voornemens om aanvullende waarborgen te verstrekken in verband met de Fusie, zoals garanties of zekerheidsrechten, ter voldoening van de vorderingen van schuldeisers na de Fusie.

The Merging Companies are of the view that the financial condition of the Acquiring Company immediately following the Effective Time will provide no less safeguards that the claims of creditors of the Disappearing Company will be satisfied than there shall be immediately prior to the Effective Time. Therefore, the Merging Companies do not intend to provide additional safeguards in connection with the Merger, such as guarantees or security rights for the satisfaction of creditors’ claims after the Merger.

Les Sociétés Fusionnées estiment que la situation financière de la Société Absorbante immédiatement après le Moment Effectif offrira des garanties au moins équivalentes quant au règlement des créances des créanciers de la Société Absorbée à celles existant immédiatement avant le Moment Effectif. Par conséquent, les Sociétés Fusionnées n’ont pas l’intention de fournir des garanties supplémentaires dans le cadre de la Fusion, telles que des cautions ou des droits de sûreté, pour le paiement des créances des créanciers après la Fusion.

INDICATIEF TIJDSCHEMA VOOR DE FUSIE Artikel 15	INDICATIVE TIMETABLE Article 15	CALENDRIER INDICATIF Article 15

Het indicatieve tijdschema voor de Fusie, waarin de stappen zijn opgenomen die vereist zijn om de Fusie tot stand te brengen vanuit een Nederlands en Luxemburgs juridisch perspectief, is weergegeven in Bijlage E.
	The indicative timetable for the Merger, setting forth the steps required to effect the Merger from a Dutch and Luxembourg law perspective, is set out in Schedule E.	Le calendrier indicatif de la Fusion, exposant les étapes requises pour réaliser la Fusion du point de vue du droit néerlandais et du droit luxembourgeois, est présenté à l’Annexe E.

GOEDKEURING Artikel 16	APPROVAL Article 16	APPROBATION Article 16

16.1
Op grond van de statuten van elk van de Fuserende Vennootschappen is voor een besluit van de algemene vergadering van aandeelhouders om de Fusie aan te gaan een daartoe strekkend voorstel van de besturen van de Fuserende Vennootschappen vereist. Een dergelijk voorstel wordt gedaan door de besturen van de Fuserende Vennootschappen doordat alle bestuurders van de Fuserende Vennootschappen dit Voorstel tot Fusie ondertekenen.

16.1
Under each of the Merging Companies articles of association, a resolution of its general meeting of shareholders to enter into the Merger requires a proposal to that effect by the Merging Companies boards of directors. Such proposal is made by the Merging Companies boards of directors as a result of all directors of the Merging Companies signing this Merger Plan.

16.1
Conformément aux statuts de chacune des Sociétés Fusionnantes, une résolution de leur assemblée générale d’actionnaires visant à approuver la Fusion requiert une proposition en ce sens émanant des conseils d’administration des Sociétés Fusionnantes. Une telle proposition est faite par les conseils d’administration des Sociétés Fusionnantes en conséquence de la signature du présent Projet de Fusion par l’ensemble des administrateurs des Sociétés Fusionnantes.

16.2
Behoudens hetgeen is bepaald in Artikel 16.1 van dit Voorstel tot Fusie, is het besluit tot Fusie niet onderworpen aan de goedkeuring van enig orgaan van de Fuserende Vennootschappen of enige derde.
16.2 Except as set forth in Article 16.1 of this Merger Plan, the resolution to enter into the Merger is not subject to the approval of any corporate body of the Merging Companies or any third party.
16.2
Sauf disposition contraire de l’Article 16.1 du présent Projet de Fusion, la résolution visant à approuver la Fusion n’est soumise à l’approbation d’aucun autre organe social des Sociétés Fusionnantes, ni à celle d’un tiers.

INVLOED VAN DE FUSIE OP GOODWILL EN UITKEERBARE RESERVES Artikel 17	IMPACT OF MERGER ON GOODWILL AND DISTRIBUTABLE RESERVES Article 17	DE LA FUSION SUR L’ÉCART D’ACQUISITION ET LES RÉSERVES DISTRIBUABLES Article 17

17.1 De goodwill van de Verkrijgende Vennootschap zal niet toenemen met de grootte van de goodwill van de Verdwijnende Vennootschap ten tijde van de Fusie (voor zover aanwezig).	17.1 The value of the Acquiring Company’s goodwill will not increase by the value of the Disappearing Company’s goodwill at the time of the Merger (if any).	17.1 La valeur de l’écart d’acquisition de la Société Absorbante n’augmentera pas du montant de l’écart d’acquisition de la Société Absorbée au moment de la Fusion (le cas échéant).
17.2
De uitkeerbare reserves van de Verkrijgende Vennootschap zullen toenemen met een bedrag gelijk aan (x) de waarde waarmee het vermogen van de Verdwijnende Vennootschap in de jaarrekening of andere financiële verantwoording van de Verkrijgende Vennootschap zal worden opgenomen, verminderd met (y) enige verhoging van de naar toepasselijk recht aan te houden wettelijke of statutaire reserves van de Verkrijgende Vennootschap als gevolg van de Fusie en verminderd met (z) het totale nominale bedrag van de gewone aandelen in het kapitaal van de Verkrijgende Vennootschap die ten gevolge van de Fusie zullen worden toegekend.

17.2
The Acquiring Company’s distributable reserves will increase by an amount equal to (x) the value of the Disappearing Company’s assets and liabilities as incorporated in the Acquiring Company’s annual accounts or other financial reporting, less (y) any increase as a result of the Merger in the reserves that must be kept by the Acquiring Company by applicable law or under its articles of association and less (z) the aggregate nominal value of the ordinary shares in the Acquiring Company’s capital that are to be allotted pursuant to the Merger.

17.2
Les réserves distribuables de la Société Absorbante seront augmentées d’un montant égal à (x) la valeur des actifs et passifs de la Société Absorbée tels qu’intégrés dans les comptes annuels ou autres rapports financiers de la Société Absorbante, moins (y) toute augmentation, résultant de la Fusion, des réserves que la Société Absorbante est tenue de constituer en vertu de la législation applicable ou de ses statuts, et moins (z) la valeur nominale totale des actions ordinaires du capital de la Société Absorbante devant être attribuées dans le cadre de la Fusion.

STEMRECHTLOZE EN/OF WINSTRECHTLOZE AANDELEN Artikel 18	SHARES WITHOUT VOTING RIGHTS OR PROFIT ENTITLEMENT Article 18	ACTIONS SANS DROIT DE VOTE NI DROIT AUX BÉNÉFICES Article 18

Geen van de Fuserende Vennootschappen heeft stemrechtloze en/of winstrechtloze aandelen uitgegeven. Derhalve heeft de Fusie geen gevolgen voor de houders van dergelijke aandelen en kan er geen schadeloosstelling worden gevraagd op grond van artikel 2:330a BW.

Neither of the Merging Companies has issued non-voting shares or shares without profit entitlement. Consequently, the Merger shall have no impact on the holders of those types of shares and no compensation can be requested pursuant to article 2:330a DCC.

Aucune des Sociétés Fusionnantes n’a émis d’actions sans droit de vote ni d’actions sans droit aux bénéfices. En conséquence, la Fusion n’aura aucun impact sur les titulaires de ce type d’actions et aucune indemnisation ne peut être demandée en vertu de l’article 2:330a du CCN.

RUILVERHOUDING Artikel 19	EXCHANGE RATIO Article 19	RATION D’ECHANGE Article 19

19.1
Voor ieder gewoon aandeel in het kapitaal van de Verdwijnende Vennootschap dat onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip niet door of voor rekening van een van de Fuserende Vennootschappen zelf gehouden wordt, zal krachtens de Fusie één gewoon aandeel in het kapitaal van de Verkrijgende Vennootschap worden toegekend (d.w.z. een ruilverhouding van 1:1) (de “Ruilverhouding”).

19.1
For each ordinary share in the Disappearing Company’s capital that is not held by or for the account of either of the Merging Companies immediately prior to the Effective Time, one ordinary share in the Acquiring Company’s capital shall be allotted pursuant to the Merger (i.e., a 1:1 exchange ratio) (the “Exchange Ratio”).

19.1
Pour chaque action ordinaire du capital de la Société Absorbée qui n’est pas détenue, directement ou indirectement, par l’une ou l’autre des Sociétés Fusionnantes immédiatement avant le Moment Effectif, une action ordinaire du capital de la Société Absorbante sera attribuée dans le cadre de la Fusion (c’est-à-dire un ratio d’échange de 1 pour 1) (le « Ratio d’Échange »).

19.2
Onverminderd enige Schadeloosstelling die verschuldigd is zoals beschreven in Artikel 13 van dit Voorstel tot Fusie, zal de Ruilverhouding niet leiden tot enige betaling aan aandeelhouders van de Verdwijnende Vennootschap.
19.2 Without prejudice to any Cash Compensation payable as described in Article 13 of this Merger Plan, the Exchange Ratio will not lead to any payments to shareholders of the Disappearing Company.
19.2
Sous réserve de toute Indemnité en Numéraire payable comme décrit à l’Article 13 du présent Projet de Fusion, le Ratio d’Échange ne donnera lieu à aucun paiement aux actionnaires de la Société Absorbée.

WINSTGERECHTIGDHEID IN DE VERKRIJGENDE VENNOOTSCHAP Artikel 20	PROFIT ENTITLEMENT IN THE ACQUIRING COMPANY Article 20	DROIT AUX BÉNÉFICES DANS LE SOCIÉTÉ ABSORBANTE Article 20

Ieder gewoon aandeel in het kapitaal van de Verkrijgende Vennootschap dat ten gevolge van de Fusie zal worden toegekend aan een aandeelhouder van de Verdwijnende Vennootschap zal recht geven om met ingang van het Inwerkingtredingstijdstip te delen in de winst van de Verkrijgende Vennootschap. De winstgerechtigdheid van de aandeelhouders van de Verkrijgende Vennootschap volgt uit de statuten van de Verkrijgende Vennootschap.

Each ordinary share in the Acquiring Company’s capital to be allotted to a shareholder of the Disappearing Company pursuant to the Merger will entitle the holder thereof to share in the Acquiring Company’s profits as from the Effective Time. The profit entitlement of the Acquiring Company’s shareholders is as set out in the Acquiring Company’s articles of association.

Chaque action ordinaire du capital de la Société Absorbante qui sera attribuée à un actionnaire de la Société Absorbée dans le cadre de la Fusion donnera droit à son titulaire de participer aux bénéfices de la Société Absorbante à compter du Moment Effectif. Le droit aux bénéfices des actionnaires de la Société Absorbante est fixé conformément aux statuts de la Société Absorbante.

INTREKKING VAN AANDELEN Artikel 21	CANCELLATION OF SHARES Article 21	ANNULATION DES ACTIONS Article 21

De gewone aandelen in het kapitaal van de Verkrijgende Vennootschap die onmiddellijk voorafgaand aan het Inwerkingtredingstijdstip door de Verdwijnende Vennootschap worden gehouden, zullen in verband met de Fusie worden ingetrokken.
	The ordinary shares in the Acquiring Company’s capital held by the Disappearing Company immediately prior to the Effective Time will be cancelled in connection with the Merger.	Les actions ordinaires du capital de la Société Absorbante détenues par la Société Absorbée immédiatement avant Le Moment Effectif seront annulées dans le cadre de la Fusion.

KENNISGEVING BELANGHEBBENDEN Artikel 22	STAKEHOLDER NOTIFICATION Article 22	NOTIFICATION AUX PARTIES PRENANTES Article 22

Voor de toepassing van artikel 1025-5, lid 1, 2" van de Luxembourg Companies Act en artikel 2:333[e] BW, geldt dit Voorstel tot Fusie tevens als kennisgeving aan de aandeelhouders, schuldeisers en werknemers van de Fuserende Vennootschappen (de “Belanghebbenden”) dat zij opmerkingen over het Voorstel tot Fusie kunnen indienen bij de desbetreffende Fuserende Vennootschap (via het volgende e-mailadres: shareholdermeeting@atai.com) tot uiterlijk vijf (5) werkdagen vóór de datum van de algemene vergadering van aandeelhouders van de betreffende Fuserende Vennootschap waarin het besluit tot het aangaan van de Fusie wordt genomen.

For the purposes of Article 1025-5 (1) 2 of the Luxembourg Companies Act and article 2:333e DCC, this Merger Plan also serves as notice to the shareholders, creditors and the employees of the Merging Companies (the “Stakeholders”) that they may submit comments to the relevant Merging Company (using the following e-mail address: shareholdermeeting@atai.com) regarding the Merger Plan up to five (5) business days before the date of the general meeting of shareholders of the relevant Merging Company held to adopt the resolution to enter into the Merger. Any such comments received by the relevant Merging Company in a timely fashion shall be deposited at the registered office of the relevant Merging Company promptly upon receipt.

Aux fins de l’article 1025-5 (1) 2" de la Loi Luxembourgeoise sur les Sociétés et de l’article 2:333[e] du CCN, le présent Projet de Fusion fait également office de notification aux actionnaires, créanciers et salariés des Sociétés Fusionnantes (les « Parties Prenantes ») qu’ils peuvent adresser leurs observations à la Société Fusionnante concernée (en utilisant l’adresse e-mail suivante : shareholdermeeting@atai.com) concernant le Projet de Fusion, et ce jusqu’à cinq (5) jours ouvrables avant la date de l’assemblée générale des actionnaires de la Société Fusionnante concernée convoquée pour adopter la résolution d’entrer en Fusion. Toute observation reçue en temps utile par la Société Fusionnante concernée sera déposée au siège social de cette Société dès réception.

(handtekeningenpagina volgt)	(signature page follows)	(page de signature ci-après)

Signature page to the Merger Plan (1/2). This Merger Plan may be executed in multiple counterparts. /
Handtekeningenpagina bij het Voorstel tot Fusie (1/2). Dit Voorstel tot Fusie kan in verschillende exemplaren worden getekend. /
Page de signature du projet de fusion (1/2). Ce projet de fusion peut être signé en plusieurs exemplaires.
The board of directors of the Acquiring Company /
Het bestuur van de Verkrijgede Vennootschap /
Le conseil d’administration de la Société Absorbante

/s/ Srinivas Rao	/s/ Anne Johnson
S.G. Rao	A. Johnson

/s/ Ana Francisca Sguerra Ribeiro	/s/ Maurice Joseph Joaquim Pereira-Salgueiro
A.F. Sguerra Ribeiro	M.J.J. Pereira-Salgueiro

Signature page to the Merger Plan (2/2). This Merger Plan may be executed in multiple counterparts. /
Handtekeningenpagina bij het Voorstel tot Fusie (2/2). Dit Voorstel tot Fusie kan in verschillende exemplaren worden getekend. /
Page de signature du projet de fusion (2/2). Ce projet de fusion peut être signé en plusieurs exemplaires.
The board of directors of the Disappearing Company /
Het bestuur van de Verdwijnende Vennootschap /
Le conseil d’administration de la Société Absorbée

/s/ Srinivas Rao	/s/ Sabrina Martucci Johnson
S.G. Rao	S.M. Johnson

/s/ Andrea Heslin Smiley	/s/ Amir Kalali
A.H. Smiley	A.H. Kalali

/s/ Laurent Fischer	/s/ Scott Braunstein
L. Fischer	S.N. Braunstein

/s/ John Hoffman	/s/ Christian Angermayer
J.F. Hoffman	C.B. Angermayer

Schedule A.
STATUTEN VERKRIJGENDE VENNOOTSCHAP / ARTICLES OF ASSOCIATION ACQUIRING
COMPANY / STATUS SOCIÉTÉ ABSORBANTE

Op zes augustus tweeduizend vijfentwintig,

verscheen voor mij, meester Dirk LEERMAKERS, notaris te Clervaux, Groothertogdom Luxemburg,

ATAI Life Sciences N.V., een naamloze vennootschap naar Nederlands recht, statutair gevestigd te Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, Nederland, ingeschreven in het Nederlandse handelsregister onder nummer 80299776 (de “Enig Aandeelhouder”), ten deze vertegenwoordigd door mevrouw Emilie Déom, notarisklerk, werkadres: Clervaux, Groothertogdom Luxemburg, op grond van een onder persoonlijk zegel gegeven volmacht.

Bovengenoemde volmacht, na “ne varietur” te zijn ondertekend door de gevolmachtigde en de ondergetekende notaris, wordt ter registratie aan deze akte gehecht.

De verschenen persoon, vertegenwoordigd zoals hierboven aangegeven, heeft de ondergetekende notaris verzocht om de volgende statuten op te stellen voor een société anonyme (naamloze vennootschap) die als volgt wordt opgericht:

In the year two thousand and twenty-five, on the sixth day of August,

Before Us, Maître Dirk LEERMAKERS, notary residing in Clervaux, Grand Duchy of Luxembourg,

THERE APPEARED

ATAI Life Sciences N.V., public company (naamloze vennootschap) existing under the laws of the Netherlands, with its registered office at Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, the Netherlands, registered with the Dutch trade register under number 80299776, (the Sole Shareholder)

Here represented by Ms. Emilie Déom, notary clerk, with professional address in Clervaux Grand Duchy of Luxembourg, by virtue of a power of attorney given under private seal.

The said power of attorney after having been signed “ne varietur” by the proxyholder and the undersigned notary, will be appended to the present instrument for the purpose of registration.

The appearing party, represented as indicated above, has requested the undersigned notary to draw up the following articles of association for a public limited liability company (société anonyme) which is established as follows:

L’année deux mille vingt-cinq, le sixième jour du mois d’août,
Par devant, Maître Dirk LEERMAKERS, notaire de résidence à Clervaux, Grand-Duché de Luxembourg,

A COMPARU

ATAI Life Sciences N.V., une société anonyme de droit néerlandais, ayant son siège social au Prof. J.H. Bavincklaan 7, 1183 AT Amstelveen, Pays-Bas, enregistrée auprès du registre du commerce des Pays-Bas (Kamer van Koophandel) sous le numéro 80299776 (l’Associé Unique), ici représenté par Madame Emilie Déom, clerc de notaire, avec adresse professionnelle à Clervaux, Grand-Duché de Luxembourg, en vertu d’une procuration donnée sous seing privé.

Ladite procuration après avoir été signée “ne varietur” par le mandataire et le notaire soussigné, restera annexée au présent acte pour être enregistrée avec lui.

La partie comparante, représentée, comme indiqué ci-dessus, a demandé au notaire soussigné d’établir les statuts suivants d’une société anonyme qui est établie comme suit :

DEEL I. RECHTSVORM EN NAAM, ZETEL, DOEL EN DUUR	PART I. CORPORATE FORM AND NAME, REGISTERED OFFICE, CORPORATE PURPOSE AND TERM OF EXISTENCE	PARTIE I. FORME SOCIALE ET NOM, SIÈGE SOCIAL, OBJET SOCIAL ET DURÉE

Termen met een hoofdletter die niet anders zijn gedefinieerd in deze akte, hebben de in Artikel 23 (Definities) gegeven betekenis.	Capitalised terms not otherwise defined herein shall have the meaning indicated in Article 23 (Definitions).	Les termes commençant par une lettre majuscule et qui ne sont pas définis dans les présentes auront la signification qui leur est donnée à l’article 23 (Définitions) ci-dessous.

ARTIKEL 1. RECHTSVORM EN NAAM	ARTICLE 1. CORPORATE FORM AND NAME	ARTICLE 1. FORME, DÉNOMINATION SOCIALE

Dit zijn de statuten van een société anonyme (naamloze vennootschap) (de “Vennootschap”) die opgericht is onder de naam “atai Life Sciences Luxembourg S.A.”.

Op de Vennootschap zijn deze Statuten en het recht van het Groothertogdom Luxemburg, in het

These are the articles of association for a public limited company (société anonyme) (the “Company”) incorporated under the name “atai Life Sciences Luxembourg S.A.”.

The Company shall be governed by these Articles and the laws of the Grand Duchy of Luxembourg, in

Les présents constituent les statuts d’une société anonyme (la “Société”) dont la dénomination sociale est “atai Life Sciences Luxembourg S.A.”.

La Société sera régie par les présents Statuts et les lois du Grand-Duché de Luxembourg et, en particulier, la Loi.

bijzonder de Wet, van toepassing.	particular the Act.

ARTIKEL 2. STATUTAIRE ZETEL	Article 2. REGISTERED OFFICE	Article 2. SIÈGE SOCIAL

De Vennootschap heeft haar zetel in de Stad Luxemburg. Het Bestuur is bevoegd om de zetel van de Vennootschap naar een andere plaats binnen het Groothertogdom Luxemburg te verplaatsen en dit artikel dienovereenkomstig te wijzigen.

Het Bestuur kan besluiten om bijkantoren of andere vestigingen in het Groothertogdom Luxemburg of in het buitenland te openen.

Indien het Bestuur vaststelt dat er buitengewone politieke, economische of sociale omstandigheden hebben plaatsgevonden of zouden kunnen plaatsvinden die het vermogen van de Vennootschap om zaken te doen belemmeren of zouden kunnen belemmeren, of die de communicatie binnen haar statutaire zetel of tussen die zetel en personen in het buitenland hinderen, kan het Bestuur de statutaire zetel naar het buitenland verplaatsen, totdat de buitengewone omstandigheden zich niet meer voordoen. Deze tijdelijke maatregel heeft geen gevolgen voor de nationaliteit van de Vennootschap, die ondanks de verplaatsing van haar zetel naar het buitenland onderworpen zal blijven aan het recht van het Groothertogdom Luxemburg.

The Company’s registered office is located in the City of Luxembourg. The Board is authorised to transfer the Company’s registered office to another location within the Grand Duchy of Luxembourg and amend this article accordingly.

The Board may resolve to establish branches or other places of business in the Grand Duchy of Luxembourg or abroad.

If the Board finds that extraordinary political, economic or social circumstances have arisen or may arise that interfere or could interfere with the Company’s ability to conduct business or hinder communications within its registered office or between that office and persons abroad, the Board may transfer the registered office abroad, until the extraordinary circumstances come to an end. This temporary measure shall not affect the nationality of the Company which, notwithstanding the transfer of its registered office abroad, shall continue to be governed by the laws of the Grand Duchy of Luxembourg.

Le siège social de la Société sera établi dans la ville de Luxembourg. Le Conseil sera autorisé à transférer le siège social de la Société au sein du Grand-Duché de Luxembourg et à modifier cet article en conséquence.

Le Conseil peut décider d’établir des succursales ou d’autres établissements au sein du Grand-Duché de Luxembourg ou à l’étranger.

Dans le cas où le Conseil estimerait que des événements politiques, économiques ou sociaux extraordinaires sont survenus ou sur le point de survenir, et seraient de nature à compromettre le fonctionnement normal de la Société au lieu de son siège social voire la communication avec ce siège ou entre ce siège et des personnes à l’étranger, le Conseil pourra transférer temporairement le siège social à l’étranger, jusqu’à la cessation totale de ces événements extraordinaires. De telles mesures temporaires n’affecteront pas la nationalité de la Société qui, nonobstant le transfert temporaire de son siège social à l’étranger, restera régie par les lois du Grand-Duché de Luxembourg.

ARTIKEL 3. DOEL VAN DE VENNOOTSCHAP	ARTICLE 3. CORPORATE PURPOSE	ARTICLE 3. OBJET SOCIAL

Het doel van de Vennootschap is het direct of indirect verkrijgen en houden van deelnemingen/belangen in welke vorm dan ook in Luxemburgse en/of buitenlandse ondernemingen, alsmede het beheren, ontwikkelen, besturen en vervreemden daarvan.

Hiertoe behoort, zonder beperking hiertoe, het beleggen in en verkrijgen en vervreemden van elk soort aandelen of schuldpapier, met inbegrip van aandelen, oprichtersaandelen, winstaandelen, opties, warrants en andere eigen-vermogensinstrumenten of -rechten, deelnemingen in personenvennootschappen, vennootschappen onder firma of commanditaire vennootschappen, belangen in vennootschappen met beperkte aansprakelijkheid, preferente aandelen, effecten en swaps, alsmede

The purpose of the Company is the direct or indirect acquisition and holding of stakes/interests, in any form whatsoever, in Luxembourg and/or foreign undertakings, as well as the administration, development, management and disposal thereof.

This includes, without limitation the investment in and acquisition and disposal of any type of equity or debt instrument, including shares, founders’ shares, profit shares, options, warrants and other equity instruments or rights, partnership interests, limited-liability company interests, preferred shares, securities and swaps, as well as the investment in, acquisition or disposal of, grant or issuance of loans, bonds (convertible or not), notes, preferred equity certificates, debentures and other debt

La Société a pour objet l’acquisition et la détention, directe et indirecte, de participations, sous quelque forme que ce soit, au sein de toute entreprise luxembourgeoise et/ou étrangère, ainsi que leur administration, développement, gestion et vente.

Ceci inclut sans limitation l’investissement dans et l’acquisition et la vente de tout type d’instruments de capitaux propres (equity) ou de dettes, y compris des actions, des parts sociales, des parts de fondateurs, des parts bénéficiaires, des options, bons de souscriptions et autres droits ou instruments de capitaux, des participations dans une société de personnes, participations dans une société à responsabilité limitée, parts préférentielles, valeurs mobilières et swaps, ainsi que l’investissement, het beleggen in, het verkrijgen of vervreemden van, en het verstrekken of uitgeven van, leningen, obligaties (al dan niet converteerbaar), promessen, preferente aandeelbewijzen (“preferred equity certificates”), obligaties en andere schuldinstrumenten, al dan niet converteerbaar, en elke combinatie hiervan, in alle gevallen al dan niet vrijelijk overdraagbaar, alsmede verplichtingen (met inbegrip van, maar niet beperkt tot, synthetische instrumenten) in elk soort vennootschap, entiteit of andere (rechts-)persoon. De Vennootschap kan in elke vorm lenen.

De Vennootschap kan haar middelen ook gebruiken om te beleggen in onroerend goed en andere rechten inzake onroerend goed, intellectuele eigendomsrechten en alle andere roerende of onroerende activa, ongeacht hun vorm of aard.

De Vennootschap kan pandrechten, garanties, retentierechten, hypotheken en elke andere vorm van zekerheid vestigen, verlenen of verstrekken alsmede elke vorm van vrijwaring aan Luxemburgse of buitenlandse entiteiten met betrekking tot haar eigen verplichtingen en schulden. De Vennootschap kan ook in elke vorm (met inbegrip van, maar niet beperkt tot, de verstrekking van voorschotten, leningen, borgsommen in geld en kredieten alsmede het verlenen of vestigen van pandrechten, garanties, retentierechten, hypotheken en elke andere vorm van zekerheid) bijstand verlenen aan haar dochtermaatschappijen. Op een meer incidentele basis kan de Vennootschap hetzelfde soort bijstand verlenen aan ondernemingen die deel uitmaken van dezelfde groep als die waartoe de Vennootschap behoort of aan derden, op voorwaarde dat dit in het belang van de Vennootschap is en, indien een vergunning of licentie vereist is, de vereiste vergunning of licentie is verkregen.

In het algemeen mag de Vennootschap alle commerciële, industriële of financiële transacties verrichten en alle andere activiteiten uitvoeren die volgens de Vennootschap noodzakelijk, raadzaam of passend zijn voor, bijkomstig zijn aan en niet in strijd zijn met de verwezenlijking en bevordering van haar doel.

Onverminderd het voorgaande zal de Vennootschap geen transacties aangaan die ertoe zouden leiden dat zij instruments, convertible or not, and any combination of the aforementioned, in each case whether freely transferable or not, as well as obligations (including, without limitation, synthetic instruments) in any type of company, entity or other (legal) person. The Company can borrow in any form.

The Company may also use its funds to invest in real estate and other real property rights, intellectual property rights and any other movable or immovable assets in any form or of any kind.

The Company may grant pledges, guarantees, liens, mortgages and any other form of security, as well as any form of indemnity, to Luxembourg or foreign entities, in respect of its own obligations and debts. The Company may also provide assistance in any form (including, without limitation, the extension of advances, loans, monetary deposits and credit as well as the provision of pledges, guarantees, liens, mortgages and any other form of security) to its subsidiaries. On a more occasional basis, the Company may provide the same type of assistance to undertakings that form part of the same group to which the Company belongs or to third parties, provided that doing so is in the Company’s interest and, when an authorisation or licence is required, the necessary authorisation or licence is obtained.

In general, the Company may carry out any commercial, industrial or financial transactions and engage in such other activities as it deems necessary, advisable, appropriate, incidental to or not inconsistent with the accomplishment and furtherance of its corporate purpose.

Notwithstanding the foregoing, the Company shall not enter into any transaction that would cause it to be engaged in a regulated activity or one that requires the Company to hold a licence or authorisation which it has not obtained.

l’acquisition et la vente, l’octroi ou l’émission de prêts, obligations (convertibles ou non), notes, certificats de capital préférentiels, certificats de créances et autres instruments de dette convertibles ou non et toute combinaison de ce qui précède, qu’ils soient librement transférables ou non, ainsi que des obligations (y compris, sans limitation, des obligations relatives à des titres synthétiques) dans tout type de sociétés, entités ou autres personnes (morales). La Société peut emprunter sous toutes formes.

La Société pourra également utiliser ses fonds pour investir dans des propriétés et droits immobiliers, des droits de propriété intellectuelle ou dans tous autres actifs mobiliers ou immobiliers de toute forme ou de toute sorte.

La Société pourra accorder des gages, garanties, privilèges, hypothèques et toute autre forme de sûreté ainsi que toute forme d’indemnité, à des entités luxembourgeoises ou étrangères, en relation avec ses propres obligations et dettes. La Société pourra également accorder toute forme d’assistance (y compris, sans limitation, l’octroi d’avances, prêts, dépôts d’argent et crédits, ainsi que l’octroi de gages, garanties, privilèges, hypothèques et toute autre forme de sûreté) à ses filiales. De manière plus occasionnelle, la Société pourra accorder le même type d’assistance aux sociétés qui font partie du même groupe de sociétés que cette dernière voire à des tiers, sous condition que cela relève de son intérêt social et, lorsqu’une autorisation ou licence spécifique s’avère requise, qu’une telle autorisation ou licence ait été obtenue.

De manière générale, la Société pourra effectuer toute opération commerciale, industrielle ou financière et s’engager dans toute autre activité qu’elle jugera nécessaire, conseillée, appropriée, incidente ou non-contradictoire avec l’accomplissement et le développement de son objet social.

Nonobstant ce qui précède, la Société ne s’engagera dans aucune transaction qui entraînerait son implication dans une quelconque activité qui serait considérée comme une activité réglementée ou qui requerrait de la Société la possession d’une autorisation ou licence spécifique, sans avoir obtenu ladite autorisation ou licence.

betrokken zou zijn bij een gereguleerde activiteit of een activiteit waarvoor de Vennootschap in het bezit moet zijn van een licentie of vergunning die zij niet heeft verkregen.

ARTIKEL 4. DUUR	ARTICLE 4. TERM OF EXISTENCE	ARTICLE 4. DURÉE

De Vennootschap is voor onbepaalde tijd opgericht.	The Company is incorporated for an unlimited term of existence.	La Société est constituée pour une durée indéterminée.

DEEL II. AANDELENKAPITAAL EN AANDELEN	PART II. SHARE CAPITAL AND SHARES	PARTIE II. CAPITAL SOCIAL ET actions

ARTIKEL 5. AANDELENKAPITAAL, AGIO EN KAPITAALINBRENG	ARTICLE 5. SHARE CAPITAL, ISSUE PREMIUMS AND CAPITAL CONTRIBUTIONS	ARTICLE 5. CAPITAL SOCIAL - PRIME D'ÉMISSION ET APPORTS EN CAPITAL

5.1 Aandelenkapitaal	5.1 Share capital	5.1 Capital social

Het aandelenkapitaal van de Vennootschap is vastgesteld op dertigduizend euro (EUR 30.000), vertegenwoordigd door driehonderdduizend (300.000) aandelen met een nominale waarde van tien eurocent (EUR 0,10) elk, die alle zijn geplaatst en volgestort.

The Company’s share capital is set at thirty thousand euros (EUR 30,000), represented by three hundred thousand (300,000) shares, with a nominal value of ten eurocents (EUR 0.10) each, all of which are subscribed and fully paid-up.

Le capital social de la Société est fixé à trente mille euros (EUR 30.000), divisé en trois cent mille (300.000) actions, ayant une valeur nominale de dix centimes d’euro (EUR 0,10) chacune, toutes souscrites et intégralement libérées.

5.2 Agio en kapitaalinbreng	5.2 Issue premiums and capital contributions	5.2 Prime d’émission et apports en capital

Naast het aandelenkapitaal kan een rekening voor de uitgifte van agio en/of voor kapitaalinbreng (Compte 115 “Apport en capitaux propres non rémunéré par des titres”) worden geopend.

De Vennootschap kan de op deze rekening gehouden bedragen gebruiken om eigen aandelen in te kopen, nettoverliezen te delgen, uitkeringen aan aandeelhouders te doen, middelen toe te voegen aan de wettelijke reserve en betalingen met betrekking tot aandelen te doen alsmede voor elk ander wettelijk toegestaan doel.

In addition to the share capital, an account for the issuance of premiums and/or for capital contributions (Compte 115 “Apport en capitaux propres non rémunéré par des titres”) may be set up.

The Company may use the amounts held in this account to redeem its shares, set off net losses, make distributions to shareholders, allocate funds to the statutory reserve, make payments in relation to shares and for any other purpose permitted by law.

En plus du capital social, un compte de prime d’émission et/ou un compte d’apport en capital (compte 115 “Apport en capitaux propres non rémunéré par des titres”) peut être établi.

Les avoirs de ce compte de prime d’émission et/ou du compte d’apport en capital peuvent être utilisés par la Société afin de racheter ses propres actions, compenser des pertes nettes, effectuer des distributions aux actionnaires, affecter les fonds à la réserve statutaire, effectuer des paiements relatifs aux actions ainsi que tout autres utilisations permises par la loi.

ARTIKEL 6. AANDELEN	ARTICLE 6. SHARES	ARTICLE 6. ACTIONS

6.1 Vorm	6.1 Form	6.1 Forme

De aandelen van de Vennootschap zijn en blijven, qua vorm, aandelen op naam.	The Company’s shares are and shall remain in registered form.	Chaque action sera et restera sous forme nominative.

6.2 Register van aandeelhouders	6.2 Shareholders’ register	6.2 Registre des actionnaires

Op de statutaire zetel van de Vennootschap wordt een register van aandeelhouders gehouden overeenkomstig het bepaalde in Artikel 430-3 van de Wet. Elke aandeelhouder heeft recht op inzage van het register tijdens normale kantooruren overeenkomstig het bepaalde in de Wet.

Aandeelhouders dienen een adreswijziging per aangetekende brief aan de Vennootschap mede te delen. De Vennootschap is gerechtigd om af te aan op het laatst medegedeelde adres.

A shareholders’ register shall be kept at the Company’s registered office in accordance with the provisions of Article 430-3 of the Act. Each shareholder shall have the right to consult the register during normal business hours in accordance with the provisions of the Act.

Shareholders shall notify the Company by registered letter of any change of address. The Company shall be entitled to rely on the last notified address.

Un registre des actionnaires sera tenu au siège social de la Société, conformément aux dispositions de l’Article 430-3 de la Loi. Chaque actionnaire aura le droit de consulter le registre pendant les heures ouvrables normales conformément aux dispositions de la Loi.

Les actionnaires devront notifier la Société par voie de lettre recommandée de tout changement d’adresse. La Société sera fondée à se fier à la dernière adresse qui lui aura été notifiée.

6.3 Ondeelbaarheid van aandelen en schorsing van rechten	6.3 Indivisibility of shares and suspension of rights	6.3 Indivision - suspension des droits

De Vennootschap erkent per aandeel één eigenaar. Indien een aandeel door meer dan één persoon wordt gehouden, is de Vennootschap gerechtigd om de aan dat aandeel verbonden rechten (met uitzondering van de rechten op informatie zoals bepaald in Artikel 461-6 van de Wet) te schorsen totdat één persoon in relatie tot de Vennootschap als houder daarvan is aangewezen.

The Company shall recognise a single owner per share. If a share is held by more than one person, the Company has the right to suspend the rights associated with that share (except for the rights to information provided for by Article 461-6 of the Act) until a single person is designated as being the holder thereof towards the Company.

Chaque action sera indivisible à l’égard de la Société. Dans le cas où une action est détenue par plus d’une personne, la Société aura le droit de suspendre les droits attachés à ladite action (sauf pour les droits d’information prévus à l’Article 461-6 de la Loi) jusqu’à ce qu’une seule personne soit désignée comme en étant le détenteur à l’égard de la Société.

6.4 Overdracht van aandelen	6.4 Transfers of shares	6.4 Transfert d’actions

De overdracht van aandelen geschiedt overeenkomstig de Wet, door middel van een aantekening in het register van aandeelhouders, gedateerd en ondertekend door de vervreemder en de verkrijger of de bevoegd vertegenwoordigers van deze partijen of van de Vennootschap.

Share transfers shall be carried out in accordance with the Act, by means of an entry in the shareholders’ register, dated and signed by the transferor and the transferee or the duly authorised representatives of these parties or of the Company.

Les transferts d’actions devront être effectués conformément à la Loi, par l’inscription sur le registre des actionnaires, daté et signé par le cédant et le cessionnaire ou le représentant dûment autorisé de ces parties ou de la Société.

6.5 Stortingen op aandelen	6.5 Payments on shares	6.5 Paiement des actions

Stortingen op aandelen die niet worden volgestort bij het nemen daarvan, moeten worden gedaan op het tijdstip en in overeenstemming met de voorwaarden die het Bestuur van tijd tot tijd bepaalt, in overeenstemming met de Wet. Alle opgevraagde bedragen worden gelijkelijk toegerekend aan alle uitstaande aandelen die niet volgestort zijn.

Payments on shares that are not fully paid-up upon subscription must be made at the time and in accordance with the conditions determined from time to time by the Board, in accordance with the Act. Any amounts called up shall be allocated equally amongst all outstanding shares which are not fully paid-up.

Les paiements sur les actions non entièrement libérées à la date de la souscription devront être effectués au moment et selon les conditions qui seront fixées par l’Administrateur ou, le cas échéant par le Conseil, conformément à la Loi. Toute somme appelée sur les actions sera allouée également sur toutes les actions non encore libérées.

ARTIKEL 7. KAPITAALVERHOGING EN -VERMINDERING, VERKRIJGING EN INKOOP VAN EIGEN AANDELEN	ARTICLE 7. CAPITAL INCREASES AND REDUCTIONS, ACQUISITION AND SHARE REDEMPTIONS	ARTICLE 7. AUGMENTATIONS, RÉDUCTIONS, ACQUISITIONS ET RACHATS DE CAPITAL SOCIAL

7.1 Kapitaalverhoging en -vermindering	7.1 Capital increases and reductions	7.1 Augmentation et réduction de capital

Het aandelenkapitaal van de Vennootschap kan een of meerdere malen worden verhoogd of verminderd bij besluit van de algemene vergadering van aandeelhouders, mits het quorum en de meerderheid die voor een wijziging van deze Statuten zijn vereist gehaald worden.

Nieuwe aandelen die in contanten of door verrekening met een opeisbare vordering moeten worden volgestort, worden eerst aan de bestaande aandeelhouders aangeboden, naar rato van hun aandelenbezit. Het Bestuur bepaalt de termijn waarbinnen dit voorkeursrecht moet worden uitgeoefend, welke niet korter mag zijn dan veertien (14) dagen.

Onverminderd het voorgaande kan de algemene vergadering van aandeelhouders besluiten tot beperking of opheffing van het bovengenoemde voorkeursrecht, of het Bestuur daartoe machtigen in overeenstemming met de Wet. In dat geval moeten het quorum en de meerderheid die voor een wijziging van deze Statuten zijn vereist worden gehaald.

The Company’s share capital may be increased or reduced on one or more occasions pursuant to a resolution of the general meeting of shareholders, provided the quorum and majority required to amend these Articles are met.

New shares to be paid for in cash or through set-off against a due and payable claim shall be offered first to the existing shareholders, in proportion to their shareholdings. The Board shall determine the period within which this preferential subscription right must be exercised, which may not be less than fourteen (14) days.

Notwithstanding the foregoing, the general meeting of shareholders may decide to limit or cancel the abovementioned preferential subscription right or authorise the Board to do so in accordance with the Act. In this case, the quorum and majority required to amend these Articles must be met.

Le capital social de la Société pourra être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’assemblée générale des actionnaires, sous réserve que les conditions de quorum et de majorité requises pour toute modification des Statuts soient respectées.

Toutes nouvelles actions souscrites au moyen d’un apport en numéraire ou par voie de compensation avec une créance certaine, liquide et exigible, seront proposées par préférence aux actionnaires existants au prorata de leur participation dans la société. Le Conseil déterminera le délai dans lequel le droit préférentiel de souscription devra être exercé, lequel ne pourra pas être inférieur à quatorze (14) jours.

Nonobstant ce qui précède, l’assemblée générale des actionnaires pourra décider de limiter ou révoquer le droit préférentiel de souscription, ou autoriser le Conseil d’agir ainsi conformément à la Loi. Dans ce cas, les conditions de quorum et de majorité nécessaires à la modification des Statuts devront être remplies.

7.2 Verkrijging en inkoop van eigen aandelen	7.2 Share acquisitions and share redemptions	7.2 Acquisition ou rachat d’actions

De Vennootschap mag eigen aandelen verkrijgen of inkopen overeenkomstig het bepaalde in de Wet. Zij kan de aldus verkregen of ingekochte aandelen als “treasury-aandelen” houden.

Het stemrecht op eigen aandelen wordt geschorst en deze aandelen worden niet in aanmerking genomen bij de bepaling van het quorum en de meerderheid op aandeelhoudersvergaderingen. Het Bestuur is bevoegd om de aan eigen aandelen verbonden dividendrechten te schorsen. In dit geval kan het Bestuur de uitkeerbare winsten vrijelijk vaststellen overeenkomstig Artikel 430-18 van de Wet.

The Company may acquire or redeem its own shares in accordance with the provisions of the Act. It may hold the shares so acquired or redeemed as treasury shares.

The voting rights of own shares are suspended, and these shares are not taken into account to determine the quorum and majority at shareholder meetings. The Board is authorised to suspend the dividend rights attached to own shares. In this case, the Board may freely determine the distributable profits in accordance with Article 430-18 of the Act.

La Société pourra acquérir ou racheter ses propres actions conformément aux dispositions de la Loi. Elle peut détenir les actions ainsi acquises ou rachetées en tant qu’actions propres.

Les droits de vote attachés aux actions propres seront suspendus et ne seront pas pris en compte dans la détermination du quorum et de la majorité aux assemblées générales des actionnaires. Le Conseil sera autorisé à suspendre le droit au dividende attaché aux actions propres. Le Conseil pourra dans ce cas réduire le bénéfice distribuable conformément à l’Article 430-18 de la Loi.

DEEL III. BESTUUR EN TOEZICHT	PART III. MANAGEMENT AND SUPERVISION	PARTIE III. ADMINISTRATION ET RÉVISION DES COMPTES

ARTIKEL 8. BESTUUR	ARTICLE 8. BOARD	ARTICLE 8. CONSEIL D'ADMINISTRATION

Indien de Vennootschap slechts één aandeelhouder heeft, mag de enig aandeelhouder een bestuurder of Bestuur (het “Bestuur”) benoemen bestaande uit ten minste drie (3) leden (de “Bestuurder(s)”), die geen aandeelhouders behoeven te zijn. Indien de Vennootschap meer dan één aandeelhouder heeft, moet zij worden bestuurd door een Bestuur bestaande uit ten minste drie (3) Bestuurders, die geen aandeelhouders behoeven te zijn.

De Bestuurder(s) wordt (worden) benoemd door de algemene vergadering van aandeelhouders, die hun aantal en bezoldiging en de duur van hun (verlengbare) bestuurstermijn vaststelt, die maximaal zes (6) jaar mag bedragen. Bestuurders blijven in functie totdat hun opvolgers zijn benoemd. Bestuurders kunnen aan het einde van hun bestuurstermijn worden herbenoemd en kunnen te allen tijde zonder specifieke reden (“without cause”) worden ontslagen bij besluit van de aandeelhouders.

De algemene vergadering van aandeelhouders kan besluiten om twee (2) klassen van Bestuurders te benoemen, respectievelijk de “Bestuurders van Klasse A” en de “Bestuurders van Klasse B”.

Indien een rechtspersoon als Bestuurder wordt benoemd, moet deze een natuurlijke persoon aanwijzen die de taken van de rechtspersoon in naam en voor rekening van die rechtspersoon uitoefent.

In geval van een vacature in het Bestuur kunnen de resterende leden een Bestuurder benoemen om de vacature tijdelijk te vervullen tot de volgende algemene vergadering van aandeelhouders.

If the Company has only one shareholder, the sole shareholder may appoint a director or a board of directors (the “Director(s)”) composed of at least three (3) members (the “Board”), who need not be shareholders. If the Company has more than one shareholder, it must be managed by a Board composed of at least three (3) Directors, who need not be shareholders.

The Director(s) shall be appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their (renewable) term of office, which may not exceed six (6) years. Director(s) remain in office until their successors are appointed. Director(s) may be re-elected at the end of their term and be removed without cause from office at any time pursuant to a shareholder resolution.

The general meeting of shareholders may decide to appoint two (2) classes of Directors, the “Class A Director(s)” and the “Class B Director(s)” respectively.

If a legal entity is appointed Director, it must designate a natural person to exercise its functions in its name and on its behalf.

In the event of a vacancy on the Board, the remaining members may appoint a Director to temporarily fill the vacancy until the next general meeting of shareholders.

Si la Société est composée d’un actionnaire unique, ce dernier pourra nommer un administrateur ou un Conseil d’administration (l’ »Administrateur(s) ») composé d’au moins trois (3) membres (le ‘ »Conseil »), qui ne devront pas nécessairement être des actionnaires. Lorsque la Société est constituée de plus d’un actionnaire, elle devra être gérée par un Conseil d’administration composé d’au moins trois (3) membres, qui ne devront pas nécessairement être des actionnaires.

L’/Les Administrateur(s) devra / devront être nommé(s) par d’assemblée générale des actionnaires, qui déterminera leur nombre, sa/leur rémunération et la durée de son/leur mandat (renouvelable), laquelle ne devra pas dépasser six (6) ans, renouvelable. Le(s) Administrateur(s) occuperont leur mandat jusqu’à ce que le(s) successeur(s) soit/soient élu(s). Le(s) Administrateur(s) pourra/pourront être révoqué(s) de leurs fonctions à tout moment, sans motif, à la suite d’une résolution de l’assemblée générale des actionnaires.

Les actionnaires pourront décider de nommer deux (2) catégories d’Administrateurs, respectivement le(s) « Administrateur(s) de Catégorie A » et le(s) « Administrateur(s) de Catégorie B ».

Si une personne morale est nommée Administrateur, elle devra nommer une personne physique afin d’exercer ses fonctions et d’agir en son nom et pour son compte.

Dans le cas d’une vacance au sein du Conseil, l’/les Administrateur(s) restant(s) peut / pourront rencontrer et nommer un Administrateur qui devra pourvoir temporairement au poste vacant jusqu’à la prochaine assemblée générale des actionnaires.

ARTIKEL 9. PROCEDURE EN STEMMINGEN	ARTICLE 9. PROCEDURE AND VOTING	ARTICLE 9. PROCÉDURE, VOTES

9.1 Enig Bestuurder	9.1 Sole Director	9.1 Administrateur unique

Indien de Vennootschap één	If the Company has a sole Director,	Si la Société est composée d’un

Bestuurder heeft, oefent deze Bestuurder de door de Wet toegekende bevoegdheden uit. In dit geval en voor zover van toepassing, geldt, wanneer de term “enig Bestuurder” niet uitdrukkelijk in deze Statuten wordt genoemd, dat elke verwijzing naar “Bestuur” geacht wordt naar de enig Bestuurder te verwijzen. De enig Bestuurder legt de genomen besluiten vast in notulen.

the Director shall exercise the powers granted by the Act. In this case and to the extent applicable, where the term “sole Director” is not expressly mentioned in these Articles, any reference to the “Board” shall be deemed to refer to the sole Director. The sole Director shall record the decisions taken in minutes.

Administrateur unique, ce dernier exercera les pouvoirs octroyés par la Loi au Conseil. Dans ce cas, et dans la mesure du possible, lorsque le terme « Administrateur unique » n’est pas expressément mentionné dans les Statuts, toute référence au « Conseil » devra être comprise comme une référence à l’Administrateur unique. L’Administrateur unique pourra enregistrer ses résolutions sous forme de procès-verbaux.

9.2 Besluitvorming door het Bestuur	9.2 Decision-making by the Board	9.2 Procédure de décision du Conseil

9.2.1 Voorzitter en secretaris	9.2.1 Chairperson and secretary	9.2.1 Président et secrétaire

Het Bestuur kan uit zijn midden een voorzitter (de “Voorzitter”) benoemen, maar is hiertoe niet verplicht. De Voorzitter zit alle vergaderingen van het Bestuur voor. Bij afwezigheid van de Voorzitter of indien geen Voorzitter is benoemd, kan het Bestuur met een meerderheid van de stemmen van de ter vergadering aanwezige of vertegenwoordigde Bestuurders een Bestuurder als tijdelijke voorzitter aanwijzen.

Het Bestuur kan ook een secretaris (de “Secretaris”) benoemen om notulen van de Bestuursvergaderingen en algemene vergaderingen van aandeelhouders te maken. Indien de Secretaris geen Bestuurder is, is hij/zij gebonden aan de geheimhoudingsbepalingen van Artikel 10.2 van deze Statuten, onder verantwoordelijkheid van het Bestuur.

The Board may appoint a chairperson (the “Chair”) from amongst its members but is not obliged to do so. The Chair shall preside over all meetings of the Board. In the Chair’s absence or if a Chair has not been appointed, the Board may appoint a Director as pro tempore chair by a majority vote of the Directors present or represented at the meeting.

The Board may also appoint a secretary (the “Secretary”) to keep minutes of Board meetings and general meetings of shareholders. If the Secretary is not a Director, he or she shall be bound by the confidentiality provisions laid down in Article 10.2 of these Articles, under the Board’s responsibility.

Le Conseil pourra nommer un président (le « Président ») parmi ses membres mais n’y sera pas obligé. Si un Président a été nommé, il présidera toutes les réunions du Conseil. En l’absence du Président ou si un Président n’a pas été nommé, le Conseil pourra nommer tout Administrateur en tant que président pro tempore par vote majoritaire des Administrateurs présents ou représentés à la réunion.

Le Conseil pourra également nommer un secrétaire (le « Secrétaire ») pour dresser les procès-verbaux des réunions du Conseil et de l’assemblée générale des actionnaires. Si le Secrétaire n’est pas un Administrateur, cette personne devra observer, sous la responsabilité du Conseil, les règles de confidentialité prévues à l’article 10.2 des présents Statuts.

9.2.2 Bijeenroeping van Bestuursvergaderingen	9.2.2 Calling of Board meetings	9.2.2 Convocation du Conseil

Het Bestuur komt bijeen op verzoek van een Bestuurder of op grond van een door de Voorzitter verzonden oproeping. Behalve in dringende gevallen of met de voorafgaande toestemming van alle personen die gerechtigd zijn om de vergadering bij te wonen, moet een oproeping voor een Bestuursvergadering schriftelijk en ten minste vierentwintig (24) uur van tevoren geschieden. In de oproeping moeten de plaats, de datum, het tijdstip en de agenda van de vergadering worden vermeld.

Van dit vereiste kan worden afgezien met de unanieme instemming van alle Bestuurders, hetzij tijdens de vergadering, hetzij op andere

The Board shall meet at the request of any Director or further to a notice sent by the Chair. Except in cases of urgency or with the prior consent of all those entitled to attend the meeting, written notice of a Board meeting must be given at least twenty-four (24) hours in advance. The notice shall specify the place, date, time and agenda of the meeting.

This requirement may be waived with the unanimous consent of all Directors be it during the meeting or by other written means.

A separate notice is not required for meetings held at a time and place previously approved by the Board.

Le Conseil se réunira sur convocation de tout Administrateur ou par suite d’une convocation adressée par le Président, le cas échéant. Sauf en cas d’urgence ou avec l’accord préalable de toutes les personnes autorisées à participer à la réunion, un avis écrit de toute réunion du Conseil sera donné à tous les Administrateurs avec un préavis d’au moins vingt-quatre (24) heures. La convocation indiquera le lieu, la date, l’heure ainsi que l’ordre du jour de la réunion.

II pourra être renoncé à cette convocation avec l’accord unanime de tous les Administrateurs, lequel devra être donné à la réunion ou par tout autre moyen par écrit.

schriftelijke wijze. Voor vergaderingen die worden gehouden op een vooraf door het Bestuur goedgekeurde tijd en plaats is geen afzonderlijke oproeping vereist.		Une convocation séparée ne sera pas requise pour les réunions se tenant à une date et à un endroit préalablement approuvés par le Conseil.

9.2.3 Procedurele eisen voor Bestuursvergaderingen	9.2.3 Procedural requirements for Board meetings	9.2.3 Tenue des réunions du Conseil

Bestuursvergaderingen kunnen worden gehouden in het Groothertogdom Luxemburg of op elke andere in de oproeping vermelde plaats.

Een Bestuurder kan zich op een Bestuursvergadering laten vertegenwoordigen door een andere, schriftelijk aangewezen Bestuurder. Een Bestuurder mag op een Bestuursvergadering meer dan één Bestuurder vertegenwoordigen, op voorwaarde dat er altijd ten minste twee (2) Bestuurders fysiek ter vergadering aanwezig zijn of deelnemen via een conference call, videoconferentie of soortgelijk communicatiemiddel.

Een Bestuurder mag aan een Bestuursvergadering deelnemen via een conference call, videoconferentie of soortgelijk communicatiemiddel waarmee meerdere personen direct met elkaar kunnen communiceren of andere communicatiemiddelen waarmee de deelnemers kunnen worden geïdentificeerd. Dergelijke methodes van deelname worden gelijkgesteld aan fysieke aanwezigheid ter vergadering, en een via deze middelen gehouden vergadering wordt geacht op de statutaire zetel van de Vennootschap plaats te vinden.

Een schriftelijk besluit dat door alle Bestuurders is ondertekend, is even rechtsgeldig als wanneer dit tijdens een naar behoren bijeengeroepen Bestuursvergadering zou zijn genomen. De volgens deze procedure genomen besluiten worden geacht te zijn genomen op de statutaire zetel van de Vennootschap. Het besluit kan ofwel worden vastgelegd in één document dat door alle Bestuurders is ondertekend, ofwel in afzonderlijke identieke documenten, die elk door een Bestuurder zijn ondertekend.

Board meetings may be held in the Grand Duchy of Luxembourg or at any other location indicated in the notice.

A Director may be represented at a Board meeting by another Director, appointed in writing. A Director may represent more than one Director at a Board meeting, provided there are always at least two (2) Directors physically present at the meeting or attending by conference call, videoconference or similar means of communication.

A Director may participate in Board meeting by conference call, videoconference or similar means of communication enabling several persons to instantly communicate with each other or other means of communication enabling the identification of the participants. Such methods of participation are considered equivalent to physical presence at the meeting, and a meeting held by such means is deemed to take place at the Company’s registered office.

A written resolution, signed by all Directors, is valid as if it had been adopted at a duly called Board meeting. Resolutions passed pursuant to this procedure shall be deemed adopted at the Company’s registered office. The resolution can be set out either in a single document, signed by all Directors, or in separate identical documents, each signed by a Director.

Les réunions du Conseil se tiendront au Grand-Duché de Luxembourg ou à tout autre endroit indiqué dans la convocation.

Tout Administrateur pourra désigner par écrit un autre Administrateur pour se faire représenter aux réunions du Conseil. Un Administrateur pourra représenter plus d’un Administrateur lors d’une réunion du Conseil pour autant qu’il y ait toujours deux (2) Administrateurs présents en personne ou par conférence téléphonique, vidéoconférence ou tout autre moyen similaire de communication.

Tout Administrateur pourra participer à une réunion du Conseil par conférence téléphonique, vidéoconférence ou tout autre moyen similaire de télécommunication permettant à plusieurs personnes de communiquer simultanément entre elles, ou tout autre moyen de communication permettant une identification de ces personnes. Ces méthodes de participation seront considérées comme équivalentes à la présence physique de la personne à la réunion et toute réunion tenue par ces moyens sera réputée avoir eu lieu au siège social de la Société.

Une résolution écrite signée par tous les Administrateurs sera valable de la même manière que si elle avait été adoptée à une réunion du Conseil dûment convoquée et tenue. Les résolutions adoptées selon cette procédure seront réputées avoir été adoptées au siège social de la Société. Ces résolutions pourront être actées soit dans un document unique, signé par tous les Administrateurs ou dans des documents distincts identiques, chacun signé par un Administrateur.

9.2.4 Quorum en meerderheid	9.2.4 Quorum and majority	9.2.4 Quorum et majorité

Het voor de Bestuursvergaderingen vereiste quorum is de aanwezigheid of	The quorum required for Board meetings shall be the presence or	Le quorum requis pour les réunions du Conseil sera atteint par la présence ou vertegenwoordiging van een meerderheid van de alsdan in functie zijnde Bestuurders, en, indien er meerdere klassen van Bestuurders zijn, de aanwezigheid of vertegenwoordiging van ten minste één (1) Bestuurder van elke klasse.

Besluiten worden genomen met een meerderheid van de stemmen die worden uitgebracht door de ter vergadering aanwezige of vertegenwoordigde Bestuurders en, indien er meerdere klassen van Bestuurders zijn, door ten minste één (1) Bestuurder van elke klasse. Elke Bestuurder heeft recht op het uitbrengen van één (1) stem. Bij een staking van stemmen heeft de Voorzitter, of indien van toepassing, de tijdelijke voorzitter, de beslissende stem.

Indien het quorum en/of de meerderheid zoals hierboven genoemd niet kunnen worden gehaald omdat een of meer Bestuurders een tegenstrijdig belang hebben met betrekking tot het te nemen besluit, wordt het besluit voorgelegd aan de algemene vergadering van aandeelhouders ter goedkeuring.

representation of a majority of Directors currently in office and, if there are multiple classes of Directors, the presence or representation of at least one (1) Director from each class.

Resolutions shall be adopted by a majority of votes cast by the Directors present or represented at the meeting and, if there are multiple classes of Directors, by at least one (1) Director from each class. Each Director is entitled to cast one (1) vote. In the event of a tie, the Chair, or when applicable, the pro tempore chair, shall cast the deciding vote.

If the abovementioned quorum and/or majority cannot be met due to the fact that one or more Directors have a conflict of interest with the decision to be taken, the decision shall be referred to the general meeting of shareholders, for approval.

la représentation de la majorité des Administrateurs en fonction et, si des catégories d’Administrateurs ont été créées, par la présence ou représentation d’au moins un (1) Administrateur de chaque catégorie.

Les décisions seront prises à la majorité des votes des Administrateurs présents ou représentés à la réunion, et, si des catégories d’Administrateurs ont été créées, les décisions devront être approuvées par au moins un (1) Administrateur de chaque catégorie. En cas de parité des voix, le Président, ou le cas échéant, le Président pro tempore, pour autant que ces postes aient été pourvus, aura une voix prépondérante.

Dans le cas où le quorum et la majorité mentionnés ci-dessus ne pourront être atteints en raison de conflits d’intérêts d’un (1) ou plusieurs Administrateurs avec la décision devant être prise par le Conseil, la décision devra être déférée à l’approbation des actionnaires.

9.2.5 Notulen - kopieën en uittreksels	9.2.5 Minutes - copies and extracts	9.2.5 Procès-verbaux - copies ou extraits

De notulen van de Bestuursvergaderingen worden opgesteld en ondertekend door de Voorzitter, indien aanwezig, of door alle Bestuurders die ter vergadering aanwezig zijn.

Kopieën en uittreksels van notulen of besluiten van het Bestuur worden gewaarmerkt en ondertekend door de Voorzitter of, indien van toepassing, de tijdelijke voorzitter, of door twee willekeurige (2) Bestuurders.

Minutes of Board meetings shall be drawn up and signed by the Chair, if any, or by all Directors present at the meeting.

Copies of and extracts from Board minutes or resolutions shall be certified and signed by the Chair or, when applicable, the pro tempore chair, or by any two (2) Directors.

Les procès-verbaux de la réunion du Conseil devront être établis par écrit et signés par le Président, le cas échéant, ou par tous les Administrateurs présents à la réunion.

Les copies ou les extraits des procès-verbaux ou les résolutions devront être certifiés par le Président, s’il en a été nommé un, ou, le cas échéant, le président pro tempore, voire par deux (2) Administrateurs quelconques.

ARTIKEL 10. BEVOEGDHEDEN, TAKEN, AANSPRAKELIJKHEID EN SCHADELOOSSTELLING	ARTICLE 10. POWERS, DUTIES, LIABILITY AND INDEMNIFICATION	ARTICLE 10. POUVOIRS - DEVOIRS - RESPONSABILITÉ - INDEMNISATION

10.1 Bevoegdheden van het Bestuur	10.1 Powers of the Board	10.1 Pouvoirs du Conseil

Het Bestuur heeft de ruimste bevoegdheden om namens de Vennootschap te handelen en alle bestuurs- en beschikkingshandelingen te verrichten of toe te staan die nodig of nuttig zijn ter verwezenlijking van het doel van de Vennootschap. Alle bevoegdheden die niet uitdrukkelijk

The Board shall have the broadest powers to act on behalf of the Company and to perform or authorise all acts of administration or disposal necessary or useful to accomplish the Company’s purpose. All powers not expressly reserved to the general meeting of shareholders under the

Le Conseil sera investi des pouvoirs les plus étendus pour agir au nom de la Société et pour accomplir ou autoriser tous les actes d’administration ou de disposition qui seront nécessaires ou utiles pour la réalisation de l’objet social de la Société. Tous les pouvoirs qui ne sont pas expressément réservés

aan de algemene vergadering van aandeelhouders zijn voorbehouden krachtens de Statuten of de Wet kunnen door het Bestuur worden uitgeoefend.	Articles or the Act can be exercised by the Board.	par la Loi ou par les présents Statuts à l’assemblée générale des actionnaires pourront être exercés par le Conseil.

10.2 Vertrouwelijkheid	10.2 Confidentiality	10.2 Confidentialité

Ook na afloop van hun bestuurstermijn mogen Bestuurders geen informatie over de Vennootschap bekendmaken die de belangen van de Vennootschap zou kunnen schaden, tenzij de bekendmaking wettelijk verplicht of in het algemeen belang is, in overeenstemming met en toepassing van het bepaalde in Artikel 444-6 van de Wet.

Even after the end of their term of office, the Director(s) shall not disclose information about the Company which could be detrimental to the Company’s interests, except when disclosure is required by law or the public interest, in accordance with and subject to the provisions of Article 444-6 of the Act.

Même après le terme de leur mandat, le ou les Administrateur(s) resteront tenus de ne pas révéler les informations relatives à la Société qui pourraient contrevenir aux intérêts de cette dernière, sauf si la révélation de ces informations est requise par la loi ou l’intérêt public, conformément à et sous réserve des dispositions de l’Article 444-6 de la Loi.

10.3 Belangenconflicten	10.3 Conflicts of interest	10.3 Conflits d’intérêts

De Bestuurders zijn verplicht tot naleving van de procedure voor belangenconflicten zoals bepaald in Artikel 441-7 van de Wet en Artikel 9.2.4 van deze Statuten.

Voor alle duidelijkheid en voor zover toegestaan door de Wet, geldt dat geen enkele overeenkomst of transactie tussen de Vennootschap en een andere partij wordt beïnvloed of nietig is om de enkele reden dat een of meer Bestuurders, managers, vennoten, aandeelhouders, functionarissen of werknemers van de Vennootschap een persoonlijk belang hebben bij de overeenkomst of transactie of bevoegd vertegenwoordigers van die andere partij zijn. Tenzij deze Statuten anders bepalen, is een Bestuurder of functionaris van de Vennootschap die als bestuurder, manager, vennoot, aandeelhouder, functionaris of werknemer van een vennootschap of onderneming waarmee de Vennootschap overeenkomsten sluit of anderszins zaken doet, niet automatisch uitgesloten van het deelnemen aan de beraadslagingen en het stemmen over of handelen inzake kwesties in verband met een dergelijke overeenkomst of andere zaken.

The Directors shall observe the conflicts-of-interest procedure provided for by Article 441-7 of the Act and Article 9.2.4 of these Articles.

For the sake of clarity and insofar as permitted by the Act, no contract or transaction between the Company and another party shall be affected or invalidated based solely on the fact that one or more Directors, managers, partners, members, officers or employees of the Company have a personal interest in the contract or transaction or are duly authorised representatives of that other party. Unless otherwise provided herein, any Director or officer of the Company who serves as a director, manager, partner, member, officer or employee of any company or firm with which the Company contracts or otherwise engages in business shall not automatically be prevented from taking part in the deliberations and voting or acting on any matters with respect to such contract or other business.

Les Administrateurs devront observer la procédure applicable aux conflits d’intérêts telle que prévue à l’Article 441-7 de la Loi et à l’article 9.2.4 des présents Statuts.

Pour éviter toute équivoque et dans la limite permise par la Loi, aucun contrat ou transaction entre la Société et une autre partie ne sera affecté ou invalidé par le simple fait qu’un ou plusieurs Administrateurs, actionnaires, membres, dirigeants ou salariés de la Société auraient un intérêt personnel dans ledit contrat ou ladite transaction, ou s’il est un représentant dûment autorisé de l’autre partie concernée. Sauf dispositions contraires des présents Statuts, tout Administrateur ou dirigeant qui agit en tant qu’Administrateur, gérant, associé, actionnaire, dirigeant ou salarié pour le compte d’une autre société ou firme avec laquelle la Société contractera ou entrera autrement en relations d’affaires, ne sera pas, pour ce seul motif, automatiquement empêché de prendre part aux délibérations et de voter ou d’agir en ce qui concerne toutes opérations relatives à un tel contrat ou transaction.

10.4 Aansprakelijkheid en schadeloosstelling	10.4 Liability and indemnification	10.4 Responsabilité - indemnisation

De Bestuurders kunnen bij de uitoefening van hun taken niet persoonlijk aansprakelijk worden gesteld voor een verbintenis die zij op rechtsgeldige wijze namens de Vennootschap zijn aangegaan. Zij kunnen uitsluitend aansprakelijk

The Directors may not, in the performance of their tasks, be held personally liable for any commitment validly made by them in the Company’s name. They may only be held liable for the performance of their duties in accordance with the

Les Administrateurs, dans le cadre de leur mandat, ne seront pas personnellement responsables pour tout engagement valablement pris par eux pour le compte de la Société. Ils ne peuvent être tenus responsables que pour l’exercice de leurs fonctions worden gesteld voor de uitoefening van hun taken in overeenstemming met de toepasselijke wettelijke bepalingen.

Voor zover wettelijk toegestaan, is de Vennootschap verplicht tot schadeloosstelling van elke Bestuurder en zijn/haar erfgenamen, executeurs en bewindvoerders voor alle kosten die redelijkerwijs zijn gemaakt in verband met een rechtsvordering, rechtszaak of procedure waarbij of waarin de Bestuurder mogelijk tot partij wordt gemaakt vanwege het feit dat hij/zij Bestuurder is of is geweest van de Vennootschap, of, op verzoek van de Vennootschap, van een andere vennootschap waarvan de Vennootschap aandeelhouder of schuldeiser is en jegens wie de Bestuurder geen recht op schadeloosstelling heeft, met uitzondering van rechtsvorderingen, rechtszaken en procedures met betrekking tot kwesties waarvoor de Bestuurder uiteindelijk aansprakelijk wordt gehouden vanwege grove nalatigheid of wanbestuur. In geval van een schikking zal de schadeloosstelling door de Vennootschap alleen plaatsvinden indien de juridisch adviseur van de Vennootschap aan de Vennootschap heeft medegedeeld dat er geen sprake is geweest van plichtsverzuim van die Bestuurder. Dit recht op schadeloosstelling geldt onverminderd alle andere rechten die de betrokken persoon mogelijk heeft.

applicable legal provisions.

Insofar as permitted by law, the Company shall indemnify any Director and the latter’s heirs, executors and administrators for expenses reasonably incurred in connection with any action, lawsuit or proceedings to which the Director may be made a party by reason of being or having been a Director of the Company or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which the Director is not entitled to be indemnified, with the exception of actions, lawsuits and proceedings relating to matters for which the Director is ultimately found liable for gross negligence or misconduct. In the event of a settlement, indemnification shall only be provided if the Company has been advised by its legal counsel that the Director did not breach their duties. This right to indemnification is without prejudice to any other rights on which the relevant person may be entitled to rely.

conformément aux dispositions légales applicables.

Dans les limites permises par la loi, la Société devra indemniser tout Administrateur ainsi que les héritiers, les exécuteurs et administrateurs testamentaire de ce dernier, des dépenses raisonnables faites en relation avec toute action, procès ou procédure à laquelle l’Administrateur aurait pu être partie en raison de sa fonction passée ou actuelle d’Administrateur ou, à la demande de la Société, de toute autre société dans laquelle la Société est associée ou créancière et pour laquelle l’Administrateur ne serait pas autorisé à être indemnisé, excepté pour toute action, procès ou procédure en relation avec des affaires pour lesquelles l’Administrateur serait finalement déclaré responsable pour faute grave ou faute lourde. En cas de règlement amiable d’un conflit, des indemnités pourront être accordées uniquement dans les matières en relation avec lesquelles la Société a été conseillée par son conseiller juridique, que l’Administrateur n’a pas violé ses obligations. Ce droit à indemnité n’est pas exclusif d’autres droits que la personne concernée pourra revendiquer.

ARTIKEL 11. DELEGERING VAN BEVOEGDHEDEN	ARTICLE 11. DELEGATION OF POWERS	ARTICLE 11. DÉLÉGATION DE POUVOIRS

11.1 Delegering van dagelijks bestuur	11.1 Delegation of daily management	11.1 Délégation de la gestion journalière
Het Bestuur mag zijn bevoegdheden om het dagelijks bestuur en de dagelijkse zaken van de Vennootschap te voeren of te regelen en de Vennootschap in dit verband te vertegenwoordigen, toekennen aan een of meer leden van het Bestuur of aan een andere persoon, die geen Bestuurder of aandeelhouder van de Vennootschap behoeft te zijn, alleen of gezamenlijk handelend, op de hiervoor door het Bestuur bepaalde voorwaarden. Het Bestuur kan de delegering van het dagelijks bestuur te allen tijde en zonder specifieke reden vrijelijk beëindigen. De aansprakelijkheid van de perso(o)n(en) die verantwoordelijk is (zijn) voor het dagelijks bestuur wordt

The Board may confer its powers to conduct the Company’s daily management and affairs and represent the Company in this regard to any member or members of the Board or any other person, who need not be a Director or shareholder of the Company, acting alone or jointly, at the terms so determined by the Board. The Board may freely terminate the delegation of the daily management at any time and without cause. The liability of the person(s) responsible for the daily management shall be determined in accordance with the applicable provisions of the Act. The person(s) responsible for daily management shall comply with the conflicts-of-interest procedure

Le Conseil pourra déléguer ses pouvoirs pour conduire la gestion journalière et les affaires de la Société ainsi que la représentation de la Société à un ou plusieurs membres du Conseil ou à une ou plusieurs autres personnes qui ne seront pas nécessairement des Administrateurs ou des actionnaires de la Société, lesquelles pourront agir individuellement ou conjointement, selon les conditions et les pouvoirs déterminés par le Conseil. Le Conseil pourra mettre un terme librement, à tout moment et sans justification, à la délégation de pouvoirs du ou des délégués à la gestion journalière.

La responsabilité du(des) délégué(s) à

bepaald overeenkomstig de toepasselijke bepalingen van de Wet. De perso(o)n(en) die verantwoordelijk is (zijn) voor het dagelijks bestuur is (zijn) verplicht tot naleving van de procedure voor belangenconflicten zoals voorzien in Artikel 441-10 van de Wet.

Wanneer de Vennootschap wordt bestuurd door een Bestuur, brengt de delegering van het dagelijks bestuur aan een lid van het Bestuur de verplichting voor het Bestuur met zich mee om jaarlijks aan de algemene vergadering van aandeelhouders te rapporteren over het salaris, de vergoedingen en andere voordelen die zijn toegekend aan de Bestuurder aan wie het dagelijks bestuur is toevertrouwd.

provided for by Article 441-10 of the Act.

When the Company is managed by a Board, the delegation of daily management to a member of the Board entails an obligation for the Board to report annually to the general meeting of shareholders on the salary, fees and other advantages granted to the Director entrusted with the daily management.

la gestion journalière sera déterminée conformément aux dispositions de la Loi. La ou les personnes déléguées à la gestion journalière devront se conformer à la procédure des conflits d’intérêt de l’Article 441-10 de la Loi.

Lorsque la Société est gérée par un Conseil, la délégation de la gestion journalière à un membre du Conseil entrainera l’obligation pour le Conseil de faire rapport chaque année à l’assemblée générale des actionnaires sur le salaire, les frais et autres avantages octroyés à l’Administrateur dans le cadre de ladite délégation.

11.2 Delegering aan algemeen directeur en/of bestuurscommissie	11.2 Delegation to a general manager and/or management committee	11.2 Délégation à un directeur général et/ ou un comité de direction
Het Bestuur mag zijn bestuursbevoegdheden toekennen aan een bestuurscommissie of een algemeen directeur overeenkomstig en met toepassing van het bepaalde in Artikel 441-11 van de Wet. In dit geval is het Bestuur bevoegd om de voorwaarden voor de benoeming, het ontslag, de bezoldiging (indien van toepassing), de duur van de bestuurstermijn en het besluitvormingsproces te bepalen. Het Bestuur houdt toezicht op de bestuurscommissie of de algemeen directeur. De leden van de bestuurscommissie en de algemeen directeur, al naar gelang van toepassing, zijn/is verplicht tot naleving van de procedure voor belangenconflicten van Artikel 441-12 van de Wet en van de geheimhoudingsverplichtingen zoals bepaald in Artikel 444-6 van de Wet.

The Board may confer its management powers to a management committee or a general director, in accordance with and subject to the provisions of Article 441-11 of the Act. In this case, the Board is authorised to determine the conditions for the appointment, removal, remuneration (if any), duration of the term of office and the decision-making process.

The Board shall supervise the management committee or general director. Members of the management committee and the general director, as the case may be, shall comply with the conflicts-of-interest procedure provided for by Article 441-12 of the Act as well as with the confidentiality obligations provided for by Article 444-6 of the Act.

Le Conseil pourra déléguer ses pouvoirs de direction à un comité de direction ou un directeur général, conformément aux et sous réserve des dispositions de l’Article 441-11 de la Loi. Dans ce cas, le Conseil sera autorisé à déterminer les conditions de nomination, révocation, rémunération (le cas échéant), durée de mandat et procédure décisionnelle. Le Conseil supervisera le comité de direction ou le directeur général. Les membres du comité de direction et le directeur général, le cas échéant, devront se conformer à la procédure de conflits d’intérêts prévue à l’Article 441-12 de la Loi, ainsi qu’aux obligations de confidentialité prévues à l’Article 444-6 de la Loi.

11.3 Andere delegering van bevoegdheden	11.3 Other delegations of authority	11.3 Autres délégations
Het Bestuur mag bepaalde bevoegdheden toekennen en/of specifieke taken toevertrouwen aan een of meer leden van het Bestuur of een of meer andere personen, die geen Bestuurder of aandeelhouder van de Vennootschap behoeven te zijn, gezamenlijk of afzonderlijk handelend, overeenkomstig de door de Bestuurder, of, indien van toepassing, het Bestuur bepaalde voorwaarden en bevoegdheden.

Het Bestuur mag ook een of meer commissies instellen en hun

The Board may confer certain powers on and/or entrust specific duties to any member(s) of the Board or any other person(s), who need not be a Director or shareholder of the Company, acting jointly or individually, in accordance with the conditions and powers determined by the Director or, if applicable, the Board.

The Board may also establish one or more committees and determine their composition and purpose. Any such committees shall exercise their authority under the responsibility of

Le Conseil pourra conférer certains pouvoirs et/ou mandats spéciaux à un ou plusieurs membres du Conseil ou à une ou plusieurs autres personnes qui ne seront pas nécessairement des Administrateurs ou des actionnaires de la Société, lesquelles pourront agir individuellement ou conjointement, selon les conditions et les pouvoirs déterminés par l’Administrateur ou, le cas échéant, le Conseil.

Le Conseil pourra aussi nommer un ou plusieurs comités et déterminer leur composition et leur objet. Ce ou ces

samenstelling en doel bepalen. Dergelijke commissies oefenen hun bevoegdheden onder verantwoordelijkheid van het Bestuur uit.	the Board.	comités exerceront leurs prérogatives sous la responsabilité du Conseil.

ARTIKEL 12. VERTEGENWOORDIGING VAN DE VENNOOTSCHAP	ARTICLE 12. REPRESENTATION OF THE COMPANY	ARTICLE 12. REPRÉSENTATION DE LA SOCIÉTÉ

Indien er slechts één (1) Bestuurder is benoemd, is de Vennootschap jegens derden gebonden door de handtekening van die Bestuurder alsmede door de handtekening of gezamenlijke handtekening van een of meer personen aan wie de Bestuurder tekenbevoegdheid heeft gedelegeerd, binnen de grenzen van die bevoegdheid.

Indien de Vennootschap door een Bestuur wordt bestuurd, is de Vennootschap jegens derden gebonden, onverminderd het volgende lid, door de gezamenlijke handtekening van twee (2) willekeurige Bestuurders alsmede door de handtekening of gezamenlijke handtekening van een of meer personen aan wie het Bestuur tekenbevoegdheid heeft gedelegeerd, binnen de grenzen van die bevoegdheid.

Indien de aandeelhouders meerdere klassen van Bestuurders hebben benoemd, is de Vennootschap jegens derden gebonden door de gezamenlijke handtekening van één (1) Bestuurder van elke klasse alsmede door de handtekening of gezamenlijke handtekening van een of meer personen aan wie het Bestuur, of een Bestuurder van elke klasse, tekenbevoegdheid heeft gedelegeerd, binnen de grenzen van die bevoegdheid.

Indien een algemeen directeur of bestuurscommissie is benoemd of ingesteld, is deze directeur of die commissie ook gerechtigd om de Vennootschap te vertegenwoordigen en tekenbevoegd.

Indien het dagelijks bestuur is toevertrouwd aan een of meer personen, vertegenwoordigen zij de Vennootschap door middel van hun gezamenlijke handtekening voor alle kwesties die tot het dagelijks bestuur behoren.

If only one (1) Director has been appointed, the Company shall be liable towards third parties by the signature of that Director as well as by the signature or joint signature of any person(s) to whom the Director has delegated signing authority, within the limits of that authority.

If the Company is managed by a Board, the Company shall be liable towards third parties, without prejudice to the following paragraph, by the joint signature of any two (2) Directors as well as by the signature or joint signature of any person(s) to whom the Board has delegated signing authority, within the limits of that authority.

If the shareholders have appointed classes of Directors, the Company shall be liable towards third parties by the joint signature of one (1) Director of each class as well as by the signature or joint signature of any person(s) to whom the Board, or a Director of each class, have delegated signing authority, within the limits of that authority.

If a managing director or management committee has been appointed, this director or committee shall also be entitled to represent the Company and have signing authority.

If one or more persons have been entrusted with daily management, they shall represent the Company by means of their joint signature for all matters that fall within the scope of daily management.

En cas de nomination d’un Administrateur unique, la Société sera engagée à l’égard des tiers par la signature individuelle de cet Administrateur, ainsi que par les signatures conjointes ou la signature individuelle de toute(s) personne(s) à laquelle ou auxquelles l’Administrateur aura délégué un tel pouvoir de signature, et ce dans les limites d’un tel pouvoir.

Lorsque la Société est gérée par un Conseil et sous réserve de ce qui suit, la Société sera engagée vis-à-vis des tiers par les signatures conjointes de deux (2) Administrateurs ainsi que par la signature individuelle ou conjointe de toute(s) personne(s) à laquelle ou auxquelles le Conseil aura délégué un tel pouvoir de signature, et ce dans les limites d’un tel pouvoir.

Si les actionnaires ont nommé une ou plusieurs catégories d’Administrateurs, la Société sera engagée vis-à-vis des tiers par la signature conjointe d’un Administrateur de chaque catégorie ainsi que par la seule signature ou par la signature conjointe de toute(s) personne(s) à qui le Conseil, ou un Administrateur de chaque catégorie, aura délégué un tel pouvoir de signature, et ce dans les limites d’un tel pouvoir.

Si un directeur général et/ ou un comité de direction ont été nommés, cet Administrateur et ce comité auront également le droit de représenter la Société et auront un pouvoir de signature.

Si un (1) ou plusieurs délégués à la gestion journalière ont été nommé(s), ce(s) délégué(s) pourront représenter la Société par leur signature conjointe(s), et ce dans les limites de la gestion journalière.

ARTIKEL 13. CONTROLE	ARTICLE 13. AUDIT	ARTICLE 13. REVISION DES COMPTES

Het toezicht op de activiteiten van de Vennootschap wordt toevertrouwd aan een of meer wettelijke commissarissen (“commissaire(s)”) of, voor zover dit wordt vereist door de wetgeving van het Groothertogdom Luxemburg of een aandeelhoudersbesluit, aan een of meer onafhankelijke bedrijfsrevisoren (“réviseur(s) d’entreprises”).

De wettelijke commissaris(sen) of onafhankelijke bedrijfsrevisor(en), al naargelang van toepassing, wordt (worden) benoemd door de algemene vergadering van aandeelhouders, die hun aantal en bezoldiging zal bepalen alsmede hoe lang zij in functie zullen zijn. De wettelijke commissaris(sen) wordt (worden) benoemd voor een termijn van maximaal zes (6) jaar. De wettelijke commissaris(sen) of onafhankelijke bedrijfsrevisor(en) kan (kunnen) aan het einde van hun termijn worden herbenoemd en te allen tijde uit hun functie worden ontslagen, met of zonder specifieke reden, bij besluit van de aandeelhouders, met inachtneming van de toepasselijke wettelijke bepalingen.

The supervision of the Company’s operations shall be entrusted to one or more statutory auditor(s) (commissaire(s)) or, to the extent required by the laws of the Grand Duchy of Luxembourg or a shareholder decision, by one or more independent auditor(s) (réviseur(s) d’entreprises).

The statutory auditor(s) or independent auditor(s), as the case may be, are appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their term of office. The statutory auditor(s) shall be appointed for a term not exceeding six (6) years. The statutory auditor(s) or independent auditor(s) may be re-appointed at the end of their term and removed from office pursuant to a shareholders’ resolution at any time, with or without cause, subject to the applicable statutory provisions.

Le contrôle des opérations de la Société seront surveillées par un (1) ou plusieurs commissaires aux comptes ou, dans la mesure où cela est prévu par la loi luxembourgeoise ou décidé optionnellement par les actionnaires, à un (1) ou plusieurs réviseurs d’entreprises indépendants agréés.

Le(s) commissaire(s) aux comptes ou, le cas échéant, le(s) réviseur(s) d’entreprises agréé(s), sera/seront nommé(s) par les actionnaires, qui détermineront leur nombre, leur rémunération et la durée de son / leur mandat. La durée du mandat du commissaire aux comptes ou, le cas échéant, du réviseur d’entreprises agréés, ne pourra excéder six (6) ans. Leur mandat pourra être renouvelé à leur terme et ils pourront être révoqués de leurs fonctions à tout moment, avec ou sans motif, sur simple décision des actionnaires, sous réserve des dispositions légales applicables.

DEEL IV. ALGEMENE VERGADERING VAN AANDEELHOUDERS	PART IV. GENERAL MEETING OF SHAREHOLDERS	PARTIE IV. ASSEMBLÉE GÉNÉRALE DES ACTIONNAIRES

ARTIKEL 14. BEVOEGDHEDEN	ARTICLE 14. POWERS	ARTICLE 14. POUVOIRS

De algemene vergadering van aandeelhouders heeft de bevoegdheden die aan haar zijn voorbehouden in de Wet en deze Statuten.

Elke algemene vergadering die naar behoren is opgeroepen, vertegenwoordigt en is bindend voor alle aandeelhouders van de Vennootschap.

De aandeelhouders mogen niet deelnemen aan of zich bemoeien met het bestuur van de Vennootschap.

The general meeting of shareholders shall have the powers reserved to it by the Act and these Articles.

Any regularly constituted general meeting shall represent and bind all shareholders of the Company.

The shareholders shall not participate in or interfere with the Company’s management.

L’assemblée générale des actionnaires disposera de tous les pouvoirs qui lui sont conférés par la Loi et les présents Statuts.

Toute assemblée générale régulièrement constituée sera censée représenter et lier la totalité des actionnaires de la Société.

Les actionnaires ne pourront ni participer à, ni interférer dans la gestion de la Société.

ARTIKEL 15. JAARLIJKSE ALGEMENE VERGADERING	ARTICLE 15. ANNUAL GENERAL MEETING	ARTICLE 15. ASSEMBLÉE GÉNÉRALE ANNUELLE

De jaarlijkse algemene vergadering van aandeelhouders wordt gehouden overeenkomstig het bepaalde in Artikel 450-8 van de Wet.	The annual general meeting of shareholders shall be held in accordance with the provisions of Article 450-8 of the Act.	L’assemblée générale annuelle des actionnaires se déroulera conformément aux dispositions de l’Article 450-8 de la Loi.

ARTIKEL 16. BESLUITVORMINGSPROCEDURE	ARTICLE 16. DECISION-MAKING PROCEDURE	ARTICLE 16. PROCÉDURE POUR LES DÉCISIONS DES ACTIONNAIRES

16.1 Oproeping van vergaderingen	16.1 Calling of meetings	16.1 Convocation

De oproeping van algemene vergaderingen geschiedt door het Bestuur of de commissaris(sen)/bedrijfsrevisor(en). Een algemene vergadering moet worden bijeengeroepen indien een of meer aandeelhouders die ten minste tien procent (10%) van het aandelenkapitaal van de Vennootschap vertegenwoordigen dit schriftelijk verzoeken, onder vermelding van de agenda voor de vergadering.

Algemene vergaderingen van aandeelhouders, met inbegrip van de jaarlijkse algemene vergadering, kunnen alleen in het buitenland worden gehouden indien onvoorziene omstandigheden of overmacht dit noodzakelijk maken/maakt, zoals door het Bestuur bepaald.

De oproeping van algemene vergaderingen van aandeelhouders vindt plaats overeenkomstig het bepaalde in Artikel 450-8 van de Wet, behalve wanneer alle aandelen aandelen op naam zijn, in welk geval de aandeelhouders ten minste acht (8) dagen van tevoren per aangetekende brief of via een ander door de betrokken aandeelhouder aanvaard communicatiemiddel kunnen worden opgeroepen voor de vergadering.

Indien alle aandeelhouders op een algemene vergadering aanwezig of vertegenwoordigd zijn en verklaren dat zij van de agenda in kennis zijn gesteld, kan de algemene vergadering worden gehouden zonder dat er een voorafgaande oproeping is verzonden.

Een of meer aandeelhouders die ten minste tien procent (10%) van het aandelenkapitaal van de Vennootschap vertegenwoordigen, kunnen schriftelijk verzoeken om de toevoeging van punten aan de agenda van een algemene vergadering. Een dergelijk verzoek moet ten minste vijf (5) dagen vóór de geplande datum van de vergadering per aangetekende brief naar de statutaire zetel van de Vennootschap worden verzonden.

The Board or the auditor(s) may call general meetings. A general meeting must be called if one or more shareholders representing at least ten percent (10%) of the Company’s share capital so request in writing, indicating the agenda for the meeting.

General meetings of shareholders, including the annual general meeting, can be held abroad only if so required by unforeseen circumstances or acts of force majeure, as determined by the Board.

General meetings of shareholders are called in accordance with the provisions of Article 450-8 of the Act, except where all shares are in registered form, in which case the shareholders can be called to the meeting at least eight (8) days in advance by registered letter or any other means of communication accepted by the relevant shareholder.

If all shareholders are present or represented at a general meeting and state that they have been informed of the agenda, the general meeting may be held without a prior notice having been sent.

One or more shareholders representing at least ten percent (10%) of the Company’s share capital may request in writing that additional items be added to the agenda of a general meeting. Such a request must be sent to the Company’s registered office by registered mail at least five (5) days before the scheduled date of the meeting.

Le Conseil ou le(s) commissaire(s) aux comptes, le cas échéant, pourront convoquer une assemblée générale des actionnaires. Une assemblée générale des actionnaires devra être convoquée si un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société le demande(nt) par écrit, avec une indication de l’ordre du jour de cette assemblée.

Les assemblées générales des actionnaires, y compris l’assemblée générale annuelle, ne pourront se tenir à l’étranger que si elles sont requises par des circonstances imprévues ou des cas de force majeure, tel que déterminé par le Conseil.

L’assemblée générale des actionnaires pourra être convoquée conformément aux dispositions de l’Article 450-8 de la Loi, sauf lorsque toutes les actions sont sous forme nominative auquel cas les actionnaires pourront être convoqués au moins huit (8) jours avant l’assemblée par lettre recommandée ou tout autre moyen de communication accepté par l’actionnaire concerné.

Si tous les actionnaires sont présents ou représentés à l’assemblée générale et déclarent avoir eu connaissance de l’ordre du jour de l’assemblée, l’assemblée pourra être tenue sans convocation préalable.

Un ou plusieurs actionnaires représentant au moins dix pourcent (10%) du capital social pourront exiger par écrit que des éléments supplémentaires soient ajoutés à l’ordre du jour de toute assemblée générale. Une telle demande devra être adressée au siège social de la Société par lettre recommandée au moins cinq (5) jours avant la date prévue pour cette assemblée.

16.2 Vorm waarin besluiten kunnen worden genomen	16.2 Form of resolutions	16.2 Forme des résolutions

Indien de Vennootschap één aandeelhouder heeft, oefent die aandeelhouder alle bevoegdheden uit die de Wet aan de algemene vergadering toevertrouwt. In dat geval en voor zover van toepassing, geldt, indien de term “enig aandeelhouder” niet uitdrukkelijk in deze Statuten wordt genoemd, dat alle verwijzingen naar de “aandeelhouders” en de “algemene vergadering” worden geacht naar de enig aandeelhouder te verwijzen. Besluiten die door de enig aandeelhouder zijn genomen, moeten schriftelijk worden vastgelegd.

Aandeelhouders kunnen deelnemen aan algemene vergaderingen van aandeelhouders via een conference call, videoconferentie of enig ander middel voor directe communicatie waarmee hun identificatie in overeenstemming met en onder toepassing van het bepaalde in Artikel 450-1 van de Wet mogelijk is. Een dergelijke deelname wordt gelijkgesteld met fysieke aanwezigheid op de algemene vergadering.

Aandeelhouders kunnen tijdens een algemene vergadering stemmen door middel van stemformulieren. Stemformulieren moeten persoonlijk, met ontvangstbevestiging, of per aangetekende post of koerier bij de statutaire zetel van de Vennootschap worden bezorgd. Stemformulieren die niet zijn ondertekend door de aandeelhouder (of diens bevoegd vertegenwoordiger(s), al naar gelang van toepassing) en die niet ten minste de volgende informatie bevatten, worden als nietig beschouwd:
•
de naam van de aandeelhouder en, voor een rechtspersoon, de statutaire zetel of, voor een natuurlijke persoon, de woonplaats;
•
het totale aantal aandelen dat de aandeelhouder bezit en, indien van toepassing, het aantal aandelen van elke klasse;
•
plaats, datum en tijdstip van de vergadering;
•
de agenda voor de vergadering;
•
de stem van de aandeelhouder over elk voorgesteld besluit, d.w.z. onthouding, vóór of tegen; en
•
de naam en titel van de bevoegd vertegenwoordiger van de aandeelhouder, indien van toepassing.

If the Company has a sole shareholder, that shareholder shall exercise the powers entrusted by the Act to the general meeting. In this case and to the extent applicable, if the term “sole shareholder” is not expressly mentioned in these Articles, all references to the “shareholders” and the “general meeting” shall be deemed to refer to the sole shareholder. Resolutions taken by the sole shareholder must be set out in writing.

Shareholders can attend general meetings of shareholders by conference call, videoconference or any other means of instant communication enabling their identification in accordance with and subject to the provisions of Article 450-1 of the Act. Such participation shall be deemed equivalent to physical attendance at the general meeting.

Shareholders can vote at a general meeting using voting forms. Voting forms must be submitted to the Company’s registered office either in person, with an acknowledgment of receipt, or by registered mail or courier. Any voting form which is not signed by the shareholder (or the latter’s authorised representative(s), as applicable) and which does not contain at least the following items of information shall be deemed null and void:
•
the shareholder’s name and, for a legal entity, registered office address or, for a natural person, place of residence;
•
the total number of shares held by the shareholder and, if applicable, the number of shares in each class;
•
the place, date and time of the meeting;
•
the agenda for the meeting;
•
the shareholder’s vote on each proposed resolution, i.e. abstention, for or against; and
•
the name and title of the shareholder’s authorised representative, if applicable.

Voting forms must be received by the Company no later than 18.00 CET on the day immediately preceding the date of the general meeting, provided this is a day on which banks are generally open for business in the Grand Duchy of Luxembourg. Any voting forms received by the

Si la Société possède un associé unique, ce dernier exercera les pouvoirs qui sont confiés par la Loi à l’assemblée générale. Dans ce cas, et dans la mesure du possible, lorsque le terme “actionnaire unique” n’est pas expressément mentionné dans les présents Statuts, toute référence à l’“actionnaire” ou l’“assemblée générale” utilisée dans les présents Statuts devra être comprise comme une référence à l’“actionnaire unique”. Les résolutions de l’actionnaire unique devront être prises par écrit.

Les actionnaires peuvent participer aux assemblées générales des actionnaires par conférence téléphonique, vidéoconférence ou tout autre moyen de télécommunication instantanée permettant leur identification, conformément aux dispositions de l’Article 450-1 de la Loi. Une telle participation sera considérée comme équivalente à une présence physique à ladite assemblée.

Les actionnaires peuvent voter à l’assemblée générale par le biais de formulaires de vote. Les formulaires de vote devront être délivrés au siège social de la Société soit en mains propres avec une accusée de réception, soit par lettre recommandée ou coursier. Tout bulletin de vote qui ne sera pas signé par l’actionnaire concerné (ou, le cas échéant, par un représentant dûment autorisé par ce dernier) et qui ne contiendra pas au moins les informations suivantes sera réputé nul et non-avenu :
•
le nom de l’actionnaire et, pour une personne morale, son siège social, ou pour une personne physique, son domicile ;
•
le nombre total d’actions détenues par l’actionnaire en question dans la Société et, le cas échéant, le nombre d’actions détenues dans chaque classe ;
•
le lieu, la date et l’heure de la réunion ;
•
l’ordre du jour de l’assemblée générale ;
•
le vote sur chaque résolution proposée, à savoir abstention, pour ou contre ; et
•
le nom et le titre du représentant l’actionnaire, si applicable.

Tous les formulaires de vote devront être reçus par la Société avant dix-huit heures (heure d’Europe centrale) le

Stemformulieren moeten om uiterlijk 18.00 uur CET op de dag die direct aan de datum van de algemene vergadering voorafgaat door de Vennootschap worden ontvangen, op voorwaarde dat dit een dag is waarop de banken in het Groothertogdom Luxemburg in het algemeen open zijn. Stemformulieren die na deze termijn door de Vennootschap zijn ontvangen, worden niet meegeteld.

Het Bestuur kan andere voorwaarden bepalen waaraan moet worden voldaan om deel te nemen aan een algemene vergadering van aandeelhouders.
Company after this deadline shall not be counted. The Board may determine other conditions that must be fulfilled in order to take part in a general meeting of shareholders.
jour qui précède immédiatement l’assemblée générale, pourvu qu’il s’agisse d’un jour ouvrable au Grand-Duché de Luxembourg. Tout formulaire de vote reçu par la Société après ce délai ne sera pas pris en compte.

Le Conseil pourra déterminer librement toutes autres conditions devant être remplies pour participer à l’assemblée générale des actionnaires.

16.3 Procedure	16.3 Procedure	16.3 Procédure

De voorzitter van de algemene vergadering, of bij diens afwezigheid, een andere door de algemene vergadering van aandeelhouders aangewezen persoon, zit de algemene vergadering voor. De voorzitter wijst een secretaris aan. De algemene vergadering wijst een of meer stemopnemers aan. De voorzitter vormt samen met de secretaris en de stemopnemer(s) het presidium van de algemene vergadering.

Er moet een presentielijst worden opgesteld met daarop de naam van elke aandeelhouder, het aantal gehouden aandelen en, indien van toepassing, de naam van de eventuele vertegenwoordigers van de aandeelhouders.

The chair of the general meeting, or, in the chair’s absence, any other person appointed by the general meeting of shareholders, shall preside over the general meeting. The chair shall appoint a secretary. The general meeting shall appoint one or more scrutineers. The chair, together with the secretary and the scrutineer(s), shall form the presiding committee of the general meeting.

An attendance list indicating the name of each shareholder, the number of shares held and, if applicable, the name of the shareholders’ representatives, shall be drawn up.

Le président de l’assemblée générale des actionnaires, ou, en son absence, toute autre personne nommée par l’assemblée générale des actionnaires devra présider l’assemblée générale. Le président de l’assemblée générale des actionnaires nommera un secrétaire. L’assemblée générale des actionnaires nommera un ou plusieurs scrutateurs. Le président de l’assemblée générale des actionnaires, le secrétaire et le ou les scrutateur(s) formeront ensemble le comité de direction de l’assemblée générale.

Une liste de présence indiquant le nom de chaque actionnaire, le nombre d’actions détenues et, si applicable, le nom du représentant de l’actionnaire, sera établie.

16.4 Stemming	16.4 Voting	16.4 Vote

Elk aandeel geeft recht op één (1) stem, tenzij anders bepaald door de Wet of deze Statuten. De stemrechten van een aandeelhouder worden bepaald door het aantal gehouden aandelen.

Aandeelhouders kunnen schriftelijk of per post, fax of e-mail een gevolmachtigde aanwijzen, die geen aandeelhouder behoeft te zijn, om hem/haar op een algemene vergadering te vertegenwoordigen.

Onverminderd het bepaalde in deze Statuten en de Wet op grond waarvan de rechten van aandelen zijn of kunnen worden geschorst, kan het Bestuur het stemrecht schorsen van aandeelhouders die te kort schieten in de nakoming van hun verplichtingen op grond van deze Statuten of de betreffende brief of overeenkomst

Each share carries one (1) vote, unless otherwise provided by the Act or these Articles. A shareholder’s voting rights are determined by the number of shares held.

Shareholders may appoint in writing, by post, fax or email, a proxy holder, who need not be a shareholder, to represent them at a general meeting.

Without prejudice to these Articles and the Act, pursuant to which the rights of shares are or may be suspended, the Board can suspend the voting rights of shareholders that are in default of their obligations under these Articles or the relevant subscription letter or agreement.

Each shareholder may personally undertake or refrain temporarily or permanently from exercising all or

Une (1) voix sera attachée à chaque action, sauf disposition contraire de la Loi ou des présents Statuts. Chaque actionnaire disposera de droits de vote proportionnels au nombre d’actions détenues.

Les actionnaires peuvent désigner par écrit, par courrier, par télécopie ou par courrier électronique, un mandataire, qui ne doit pas nécessairement être un actionnaire, pour les représenter à une assemblée générale.

Sans préjudice à ces Statuts et à la Loi, selon lesquelles les droits attachés aux actions seront ou pourront être suspendus, le Conseil pourra suspendre les droits de vote de l’actionnaire qui restera en défaut de remplir les obligations qui lui incombent en vertu des Statuts, de son acte de souscription ou d’engagement.

inzake de inschrijving op aandelen.

Elke aandeelhouder kan zijn/haar stemrechten persoonlijk uitoefenen of tijdelijk of definitief afstand doen van de uitoefening ervan, zowel geheel als gedeeltelijk. Een dergelijke afstand is bindend voor de Vennootschap vanaf het moment waarop de Vennootschap daarvan in kennis wordt gesteld.

Stemovereenkomsten kunnen op rechtsgeldige wijze worden aangegaan in overeenstemming met en onder toepassing van het bepaalde in Artikel 450-2 van de Wet.

some of its voting rights. Any such waiver is binding on the Company as from the time the Company is notified of it.

Voting arrangements may be validly entered into in accordance with and subject to the provisions of Article 450-2 of the Act.

Il est permis à tout actionnaire, à titre personnel, de s’engager à ne pas exercer temporairement ou définitivement tout ou partie de ses droits de vote. Une telle renonciation est opposable à la société à partir du moment où elle lui est notifiée.

Les conventions de vote seront valables conformément à et sous réserve des dispositions de l’Article 450-2 de la Loi.

16.5 Quorum en meerderheid	16.5 Quorum and majority	16.5 Quorum et majorité

16.5.1 Besluiten tot Statutenwijziging en wijziging van de nationaliteit	16.5.1 Decisions amending the Articles and change of nationality	16.5.1 Décisions modifiant les Statuts et changement de nationalité

Besluiten tot wijziging van deze Statuten of tot wijziging van de nationaliteit van de Vennootschap en besluiten waarvoor, volgens deze Statuten of de Wet, het quorum en de meerderheid gelden die voor de wijziging van de Statuten nodig zijn, moeten worden goedgekeurd met ten minste twee derde (2/3) van de stemmen die zijn uitgebracht volgens het bepaalde in Artikel 450-3 van de Wet op een vergadering waar ten minste de helft (½) van de geplaatste en uitstaande aandelen aanwezig of vertegenwoordigd is. Indien dit quorum bij de eerste vergadering niet wordt gehaald, kan overeenkomstig het bepaalde in de Wet een tweede vergadering met dezelfde agenda worden bijeengeroepen, waarvoor geen quorum vereist is.

Voor zover wettelijk toegestaan, doen de aandeelhouders, door zich aan het bepaalde in deze Statuten te houden, afstand van hun recht op kennisneming van de voorgestelde wijzigingen in de Statuten en het concept van de geconsolideerde Statuten, zoals bepaald in Artikel 461-6 (6) van de Wet.

Resolutions to amend these Articles or change the Company’s nationality and resolutions whose adoption is subject, pursuant to these Articles or the Act, to the quorum and majority required to amend the Articles must be approved by at least two thirds (2/3) of the votes cast in accordance with the provisions of Article 450-3 of the Act at a meeting at which at least half (½) the issued and outstanding shares are present or represented. If this quorum is not met at the first meeting, a second meeting, with the same agenda, may be called, in accordance with the provisions of the Act, for which no quorum shall be required.

Insofar as permitted by law, the shareholders, by adhering to these Articles, waive their right to consult the proposed amendments to the Articles and the draft consolidated Articles provided for by Article 461-6 (6) of the Act.

Toute résolution visant à modifier les présents Statuts ou la nationalité de la Société ainsi que toute résolution dont l’adoption est soumise, en vertu des présents Statuts ou de la Loi, aux conditions de quorum et de majorité requises pour le changement des présents Statuts, devront être approuvées par au moins deux-tiers (2/3) des votes exprimés, conformément aux dispositions de l’Article 450-3 de la Loi, à une assemblée où au moins la moitié (½) de toutes les actions émises et en circulation seront présentes ou représentées. Si ce quorum n’est pas atteint lors de la première assemblée, une deuxième assemblée sera convoquée, avec le même ordre du jour et à laquelle il n’y aura pas d’exigence de quorum liée à la présence.

Dans les limites autorisées par la loi, les actionnaires, en adhérant à ces Statuts, renoncent à leur droit de consulter le texte des modifications proposées aux Statuts ainsi que le projet de statuts coordonnés prévu à l’Article 461-6 (6) de la Loi.

16.5.2 Unanimiteit	16.5.2 Unanimity	16.5.2 Consentement unanime

De verplichtingen van aandeelhouders kunnen uitsluitend worden verzwaard met de unanieme instemming van alle aandeelhouders.	The commitments of shareholders may be increased only with the unanimous consent of all shareholders.	Les engagements des actionnaires ne pourront être augmentés qu’avec leur consentement unanime.

16.5.3 Overige besluiten	16.5.3 Other decisions	16.5.3 Autres décisions

Alle andere besluiten waarvoor geen specifiek quorum of specifieke meerderheid wordt voorgeschreven door deze Statuten of de Wet moeten door de algemene vergadering van aandeelhouders worden goedgekeurd met een gewone meerderheid van de uitgebrachte stemmen, ongeacht het aantal aandelen dat ter vergadering aanwezig of vertegenwoordigd is.

All other decisions for which no specific quorum or majority is required by these Articles or the Act must be approved by the general meeting of shareholders by a simple majority of the votes cast, regardless of the number of shares present or represented at the meeting.

Toutes autres décisions pour lesquelles aucun quorum ou majorité spécifique n’est requis par les présents Statuts ou par la Loi, seront approuvées par l’assemblée générale des actionnaires à la majorité simple des votes exprimés, nonobstant le nombre d’actions présentes ou représentées à l’assemblée.

16.5.4 Aandelenklassen	16.5.4 Classes of shares	16.5.4 Catégories d’actions

Indien er meerdere aandelenklassen zijn en het besluit van de aandeelhouders kan leiden tot een wijziging van hun respectievelijke rechten, moet het besluit, om geldig te zijn, worden goedgekeurd door elke aandelenklasse met het quorum en de meerderheid zoals bepaald in Artikel 16.5.1 van deze Statuten.

If there are several classes of shares and the shareholders’ decision may result in a modification of their respective rights, the decision must, in order to be valid, be approved by each class of shares, with the quorum and majority stipulated in Article 16.5.1 of these Articles.

Dans le cas où plusieurs catégories d’actions existent et où la décision des actionnaires peut résulter en une modification de leurs droits respectifs, la décision, pour être valablement prise, devra inclure, dans chaque catégorie, les conditions de majorité et de quorum prévues par l’article 16.5.1 des présents Statuts.

16.6 Notulen - kopieën en uittreksels	16.6 Minutes - copies and extracts	16.6 Procès-verbaux - copies ou extraits

De notulen van de algemene vergaderingen van aandeelhouders worden opgesteld en ondertekend door de leden van het presidium en door de aandeelhouders die dit wensen.

Kopieën en uittreksels van de notulen van algemene vergaderingen van aandeelhouders kunnen worden gewaarmerkt door twee (2) Bestuurders of één (1) Bestuurder van elke klasse indien er meerdere klassen van Bestuurders zijn.

Minutes of general meetings of shareholders shall be drawn up and signed by the members of the presiding committee and any shareholders who wish to do so.

Copies of and extracts from the minutes of general meetings of shareholders may be certified by any two (2) Directors or one (1) Director from each class if there are multiple classes of Directors.

Les procès-verbaux des décisions des assemblées générales des actionnaires de la Société devront être établis par écrit et signés par les membres du comité de direction de l’assemblée ainsi que par les actionnaires qui le souhaitent.

Les copies ou extraits des procès-verbaux des décisions de l’assemblée générale des actionnaires pourront être certifiés par deux (2) Administrateurs quelconques ou un (1) Administrateur de chaque catégorie si plusieurs catégories d’Administrateurs ont été créées.

16.7 Aanwezigheid van obligatiehouders	16.7 Attendance of bondholders	16.7 Participation des obligataires

Indien de Vennootschap obligaties heeft uitgegeven, hebben de obligatiehouders geen recht om te worden opgeroepen voor of aanwezig te zijn op algemene vergaderingen van aandeelhouders.	If the Company has issued bonds, the bondholders are not entitled to be called to or attend general meetings of shareholders.	Si la Société a émis des obligations, les obligataires ne seront pas convoqués ni autorisés à assister aux assemblées générales des actionnaires.

DEEL V. BOEKJAAR EN WINSTBESTEMMING	PART V. FINANCIAL YEAR AND ALLOCATION OF PROFITS	PARTIE V. ANNÉE SOCIALE ET RÉPARTITION DES BÉNÉFICES

Artikel 17. BOEKJAAR	ARTICLE 17. FINANCIAL YEAR	Article 17. ANNÉE SOCIALE

Het boekjaar van de Vennootschap begint op de eerste dag van januari en eindigt op de laatste dag van december van elk jaar.	The Company’s financial year starts on the first day of January and ends on the last day of December of each year.	L’année sociale de la Société commencera le premier jour du mois de janvier et s’achèvera le dernier jour du mois de décembre de chaque année.

ARTIKEL 18. GOEDKEURING VAN DE JAARREKENING	ARTICLE 18. APPROVAL OF THE ANNUAL ACCOUNTS	ARTICLE 18.APPROBATION DES COMPTES ANNUELS

Na afloop van elk boekjaar worden de rekeningen afgesloten, stelt het Bestuur de jaarrekening van de Vennootschap op conform de Wet en legt het Bestuur deze voor aan de commissaris(sen) of bedrijfsrevisor(en) ter controle en aan de algemene vergadering van aandeelhouders ter goedkeuring.

Elke aandeelhouder of zijn/haar vertegenwoordiger mag de jaarrekening op de statutaire zetel van de Vennootschap inzien zoals bepaald in de Wet.

At the end of each financial year, the accounts are closed and the Board shall draw up the Company’s annual accounts in accordance with the Act and submit them to the auditor(s) for review and to the general meeting of shareholders for approval.

Each shareholder or its representative may inspect the annual accounts at the Company’s registered office as provided by the Act.

À la fin de chaque année sociale, les comptes seront arrêtés et le Conseil dressera les comptes annuels de la Société conformément à la Loi et les soumettra au(x) commissaire(s) aux comptes pour révision et à l’assemblée générale des actionnaires pour approbation.
Tout actionnaire ou son mandataire pourra prendre connaissance des comptes annuels au siège social de la Société conformément aux dispositions de la Loi.

ARTIKEL 19. WINSTBESTEMMING	ARTICLE 19. ALLOCATION OF PROFITS	ARTICLE 19. AFFECTATION DES BÉNÉFICES.

Vijf procent (5%) van de netto jaarwinst van de Vennootschap moet elk jaar worden toegevoegd aan de reserve die de Wet verplicht stelt, totdat deze reserve tien procent (10%) van het aandelenkapitaal van de Vennootschap heeft bereikt.
De algemene vergadering van aandeelhouders bepaalt de bestemming van de resterende winsten. Deze winsten kunnen geheel of gedeeltelijk worden aangewend om eventuele bestaande verliezen te delgen, worden toegevoegd aan een reserve, naar het volgende boekjaar worden overgedragen of aan de aandeelhouders worden uitgekeerd.

Five percent (5%) of the Company’s net annual profits shall be allocated each year to the reserve required by the Act, until this reserve reaches ten percent (10%) of the Company’s share capital.

The general meeting of shareholders shall determine how the remaining profits are to be allocated. These profits may, in whole or in part, be used to absorb existing losses, if any, set aside in a reserve, carried forward to the next financial year or distributed to the shareholders.

Cinq pourcent (5%) des bénéfices nets annuels de la Société devront être affectés à la réserve légale, jusqu’à ce que cette réserve atteigne dix pourcent (10%) du capital social.
L’assemblée générale des actionnaires décidera de l’affectation des bénéfices restants. Ces bénéfices pourront, totalement ou en partie, être utilisés pour apurer des pertes, le cas échéant, être alloués en réserve, être reportés sur le prochain exercice fiscal ou encore être distribués aux actionnaires.

ARTIKEL 20. TUSSENTIJDSE DIVIDENDEN	ARTICLE 20. INTERIM DIVIDENDS	ARTICLE 20. ACOMPTES SUR DIVIDENDES

Het Bestuur is bevoegd om tussentijdse dividenden (“acomptes sur dividendes”) uit te keren overeenkomstig Artikel 461-3 e.v.van de Wet.	The Board is authorised to distribute interim dividends (“acomptes sur dividendes”) in accordance with Article 461-3 et seq. of the Act.	Le Conseil sera autorisé à accorder des acomptes sur dividendes conformément à l’Article 461-3 et seq de la Loi.

DEEL VI. ONTBINDING EN VEREFFENING	PART VI. WINDING-UP AND LIQUIDATION	PARTIE VI. DISSOLUTION ET LIQUIDATION

ARTIKEL 21. ONTBINDING EN VEREFFENING	ARTICLE 21. WINDING-UP AND LIQUIDATION	ARTICLE 21. DISSOLUTION, LIQUIDATION

De Vennootschap wordt niet ontbonden bij overlijden, faillissement, onbekwaamheid of enige soortgelijke gebeurtenis die een of meer van haar aandeelhouders treft.

De Vennootschap kan worden ontbonden op grond van een besluit van de algemene vergadering van aandeelhouders dat goedgekeurd is met het quorum en de meerderheid die in de Wet zijn aangegeven.

Indien de Vennootschap wordt ontbonden, wordt de vereffening uitgevoerd door een of meer vereffenaars (die zowel natuurlijke personen als rechtspersonen kunnen zijn) die zijn benoemd door de algemene vergadering, die ook hun bevoegdheden en beloning vaststelt.

Na voldoening en nakoming van alle uitstaande schulden en verplichtingen, met inbegrip van belastingen en de vereffeningskosten, wordt een eventuele resterende opbrengst onder de aandeelhouders verdeeld.

Indien er slechts één (1) aandeelhouder is, kan de Vennootschap zonder vereffening worden ontbonden overeenkomstig Artikel 480-1 van de Wet en Artikel 1865bis (2) e.v. van het Burgerlijk Wetboek van Luxemburg.

The Company shall not be wound up due to the death, bankruptcy, incapacity or similar event affecting one or more of its shareholders.

The Company may be wound up pursuant to a resolution of the general meeting of shareholders, approved in accordance with the quorum and majority indicated in the Act.

If the Company is wound up, liquidation shall be carried out by one or more liquidators (which may be either natural persons or legal entities) appointed by the general meeting which shall also determine their powers and compensation.

After settling all outstanding debts and liabilities, including taxes and liquidation costs, the remaining proceeds, if any, shall be distributed amongst the shareholders.

If there is only one (1) shareholder, the Company can be wound up without liquidation in accordance with Article 480-1 of the Act and Article 1865bis (2) et seq of the Luxembourg Civil Code.

La Société ne pourra pas être dissoute pour cause de mort, de faillite, d’incapacité ou d’évènements similaires affectant un (1) ou plusieurs actionnaires.

La Société pourra être dissoute conformément à une décision de l’assemblée générale des actionnaires, approuvée aux conditions de quorum et de majorité requis par la Loi.

En cas de dissolution de la Société, la liquidation s’effectuera par les soins d’un (1) ou de plusieurs liquidateurs (personnes physiques ou morales), nommés par l’assemblée générale des actionnaires, qui déterminera leurs pouvoirs et leurs émoluments.

Après paiement de toutes les dettes et charges de la Société, toutes les taxes et frais de liquidation compris, l’actif net restant de la Société sera réparti équitablement entre tous les actionnaires.

Si la Société n’a qu’un actionnaire unique, elle pourra être dissoute sans liquidation conformément aux dispositions de l’Article 480-1 de la Loi et de l’Article 1865bis, alinéa 2 et seq du Code civil luxembourgeois.

DEEL VII. TOEPASSELIJK RECHT EN DEFINITIES	PART VII. APPLICABLE LAW AND DEFINITIONS	PARTIE VII. LOI APPLICABLE - DÉFINITIONS

ARTIKEL 22. TOEPASSELIJK RECHT	ARTICLE 22. APPLICABLE LAW	ARTICLE 22. LOI APPLICABLE

Alle zaken die niet door deze Statuten worden geregeld, worden geregeld in overeenstemming met het toepasselijke recht en eventuele overeenkomsten die mogelijk van tijd tot tijd door de aandeelhouders en de Vennootschap worden gesloten ter aanvulling van het bepaalde in deze Statuten.

All matters not governed by these Articles shall be settled in accordance with the applicable law and any agreement that may be entered into by the shareholders and the Company from time to time, supplementing certain provisions of these Articles.

Toutes les matières qui ne sont pas régies par les présents Statuts seront réglées conformément à la loi applicable, ainsi que tout accord conclu entre les actionnaires et la Société, le cas échéant, et qui pourront compléter certaines dispositions des présents Statuts.

ARTIKEL 23. DEFINITIES	ARTICLE 23. DEFINITIONS	ARTICLE 23. DÉFINITIONS

De volgende termen, zoals gebruikt in deze Statuten, hebben de hieronder vermelde betekenissen:	The following terms, as used in these Articles, shall have the meaning set out below:	Les termes ci-dessous auront la définition suivante lorsqu’ils sont utilisés dans les présentes :

Wet: de Luxemburgse wet op de handelsvennootschappen van 10 augustus 1915, zoals van tijd tot tijd gewijzigd;

Statuten: deze statuten van de Vennootschap;

Bestuur: zie de definitie in Artikel 8 van deze Statuten;

Voorzitter: zie de definitie in Artikel 9.2.1 van deze Statuten;

Bestuurder(s) van klasse A: zie de definitie in Artikel 8 van deze Statuten;

Bestuurder(s) van klasse B: zie de definitie in Artikel 8 van deze Statuten;

Vennootschap: zie de definitie in Artikel 1 van deze Statuten;

Bestuurder(s): zie de definitie in Artikel 8 van deze Statuten; en
Secretaris: zie de definitie in Artikel 9.2.1 van deze Statuten.

Act: the Luxembourg Act of 10 August 1915 on commercial companies, as amended from time to time;

Articles: these articles of association of the Company;

Board: see the definition in Article 8 of these Articles;

Chair: see the definition in Article 9.2.1 of these Articles;

Class A Director(s): see the definition in Article 8 of these Articles;

Class B Director(s): see the definition in Article 8 of these Articles;

Company: see the definition in Article 1 of these Articles;

Director(s): see the definition in Article 8 of these Articles; and

Secretary: see the definition in Article 9.2.1 of these Articles.

Loi : la loi luxembourgeoise du 10 août 1915 sur les sociétés commerciales, telle que modifiée ;

Statuts : les présents statuts de la Société ;
Conseil : voir la définition à l’Article 8 des présents Statuts ;

Président : voir la définition à l’Article 9.2.1 des présents Statuts ;

Administrateur(s) de Catégorie A : voir la définition à l’Article 8 des présents Statuts ;

Administrateur(s) de Catégorie B : voir la définition à l’Article 8 des présents Statuts ;

Société : voir la définition à l’Article 1 des présents Statuts ;

Administrateur(s) : voir la définition à l’Article 8 des présents Statuts ; et

Secrétaire : voir la définition à l’Article 9.2.1 des présents Statuts.

INSCHRIJVING EN STORTING OP AANDELEN	SUBSCRIPTION AND PAYMENT	SOUSCRIPTION ET PAIEMENT

ATAI Life Sciences N.V., vertegenwoordigd zoals hierboven vermeld, heeft ingeschreven op dertigduizend (30.000) aandelen met een nominale waarde van één euro (EUR 1,00) elk en heeft deze volgestort door inbreng in contanten van dertigduizend euro (EUR 30.000), die volledig is betaald (de “Inbreng in Contanten van ATAI Life Sciences N.V.”).

Het bewijs van storting is aan de ondergetekende notaris overlegd, die verklaart dat de voorwaarden van Artikel 420-1 van de Wet zijn nageleefd en uitdrukkelijk van de naleving daarvan getuigt.

ATAI Life Sciences N.V., represented as stated above, has subscribed to and fully paid up thirty thousand (30,000) shares, with a nominal value of one euro (EUR 1.00) each by means of a contribution in cash in the amount of thirty thousand euro (EUR 30,000) which is fully paid up (the “Contribution In Cash ATAI Life Sciences N.V.”).

Proof of payment has been provided to the undersigned notary, who states that the conditions set forth in Article 420-1 of the Act have been fulfilled and expressly testifies to their fulfilment.

ATAI Life Sciences N.V., représentée comme indiqué ci-dessus, a souscrit et intégralement libéré par voie d’un apport en numéraire trente mille (30.000) actions, d’une valeur nominale d’un euro (EUR 1) chacune par un apport en numéraire d’un montant de trente mille euros (EUR 30.000) qui est entièrement libéré (l”’Apport En Numéraire ATAI Life Sciences N.V.”).

La preuve du paiement a été rapportée au notaire instrumentant qui constate que les conditions prévues à l’Article 420-1 de la Loi ont été respectées et témoigne l’accomplissement de ces conditions.

La preuve du paiement a été rapportée au notaire instrumentant qui constate que les conditions prévues à l’article 420-1 de la Loi ont été respectées et témoigne de l’accomplissement de ces conditions.

KOSTEN	COSTS	FRAIS

De kosten, uitgaven, vergoedingen en lasten van welke aard ook die als gevolg van deze akte voor rekening van de Vennootschap komen, worden	The expenses, costs, fees and charges of any kind whatsoever to be borne by the Company as a result of this deed are estimated at two thousand one	Les dépenses, frais, rémunérations et charges de toutes espèces qui incombent à la Société en raison de sa constitution sont estimés à environ

geraamd op eenentwintighonderd euro (EUR 2.100).	hundred euro (EUR 2,100).	deux mille cent euros (EUR 2.100).

OVERGANGSBEPALINGEN	TRANSITIONAL PROVISIONS	DISPOSITIONS TRANSITOIRES

Het eerste boekjaar begint op de datum van vandaag en eindigt op 31 december 2026.	The first financial year will start on today’s date and will end on the 31st of December 2026.	Le premier exercice social commencera ce jour et finira le 31 décembre 2026.

BESLUIT VAN DE ENIG AANDEELHOUDER	DECISION OF THE SOLE SHAREHOLDER	DÉCISIONS DE ACTIONNAIRE UNIQUE

De bovengenoemde enig aandeelhouder, die het volledige geplaatste kapitaal van de Vennootschap vertegenwoordigt, heeft onmiddellijk de volgende besluiten genomen:

1.
Het aantal bestuurders van de vennootschap wordt vastgesteld op vier (4) en de volgende personen worden benoemd als bestuurders voor een termijn die afloopt op de eerstvolgende jaarlijkse algemene vergadering:

  •
Dhr. Srinivas Gandham Rao, geboren te Nellore, India, op 3 november 1968, werkadres: p/a Industrious NYC, 250 West 34th Street, New York, NY10119, Verenigde Staten van Amerika, als Bestuurder van Klasse A; en
  •
Mw. Anne Johnson, geboren te Michigan, Verenigde Staten van Amerika, op 3 juni 1968, werkadres: p/a Industrious NYC, 250 West 34th Street, New York, NY10119, Verenigde Staten van Amerika, als Bestuurder van Klasse A.
  •
Mw. Ana Francisca Sguerra Ribeiro, geboren te Guarulhos, Brazilië, op 28 oktober 1977, werkadres: 63, rue de Rollingergrund, L-2440 Luxemburg, Groothertogdom Luxemburg, als Bestuurder van Klasse B; en
  •
Dhr. Maurice Joseph Joaquim Pereira-Salgueiro, geboren te Neufchâteau, België, op 29 december 1967, werkadres: 63, rue de Rollingergrund, L-2440 Luxemburg, Groothertogdom Luxemburg, als Bestuurder van Klasse B.

The abovementioned sole shareholder, representing the Company’s entire subscribed capital, immediately adopted the following resolutions:

1.
The number of directors of the Company is set at four (4) and the following persons are appointed as directors for a term ending at the next annual general meeting:

  •
Mr Srinivas Gandham Rao, born in Nellore, India on 3 November 1968, with his professional address at c/o Industrious NYC, 250 West 34th Street, New York, NY10119, United States of America, as Class A director; and
  •
Ms Anne Johnson, born in Michigan, United States of America on 3 June 1968, with her professional address at c/o Industrious NYC, 250 West 34th Street, New York, NY10119, United States of America, as Class A director.
  •
Ms Ana Francisca Sguerra Ribeiro, born in Guarulhos, Brazil on 28 October 1977, with her professional address at 63, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg, as Class B director; and
  •
Mr Maurice Joseph Joaquim Pereira-Salgueiro, born in Neufchâteau, Belgium on 29 December 1967, with his professional address at 63, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg as Class B director.

L’actionnaire unique mentionné ci-dessus, représentant la totalité du capital souscrit de la Société, adopte immédiatement les décisions suivantes :

1.
Le nombre d’Administrateurs de la Société est fixé à quatre (4) et les personnes suivantes sont nommées en tant qu’Administrateurs pour une durée allant i jusqu’à la prochaine assemblée générale annuelle des actionnaires :

  •
M. Srinivas Gandham Rao, né à Nellore, Inde, le 3 novembre 1968, avec son adresse professionnelle au c/o Industrious NYC, 250 West 34th Street, New York, NY10119, Etats-Unis d’Amérique, comme Administrateur de catégorie A;
  •
Mme Anne Johnson, née à Michigan, Etats-Unis d’Amérique le 3 juin 1968, avec son adresse professionnelle au c/o Industrious NYC, 250 West 34th Street, New York, NY10119, Etats-Unis d’Amérique, comme Administrateur de catégorie A.
  •
Mme Ana Francisca Sguerra Ribeiro, née à Guarulhos, Brésil le 28 octobre 1977, avec son adresse professionnelle au 63, rue de Rollingergrund L-2440 Luxembourg, Grand-Duché de Luxembourg, comme Administrateur de catégorie B ; et
  •
M. Maurice Joseph Joaquim Pereira-Salgueiro, né à Neufchâteau, Belgique le 29 décembre 1967, avec son adresse professionnelle au 63, rue de Rollingergrund L-2440 Luxembourg, Grand-Duché de Luxembourg, comme Administrateur de catégorie B.

2.
De volgende persoon wordt benoemd als wettelijke commissaris van de Vennootschap (“commissaire aux comptes”) voor een termijn die afloopt op de eerstvolgende jaarlijkse algemene vergadering van de Vennootschap:

  •
Auren Audit S.à r.l., een besloten vennootschap met beperkte aansprakelijkheid (société à responsabilité limitée), gevestigd te 61, rue de Rollingergrund, L-2440 Luxemburg, Groothertogdom Luxemburg, ingeschreven in het Luxemburgse handels- en vennootschapsregister (Registre de commerce et des sociétés) onder nummer B189753.

2.
The following person is appointed as the statutory auditor (“commissaire aux comptes”) of the Company for a term ending at the next annual general meeting of the Company:

  •
Auren Audit S.àr.l., a private limited liability company (société à responsabilité limitée) having its registered address at 61, rue de Rollingergrund,
L-2440 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg Trade and Companies Register (Registre de commerce et des sociétés) under number B189753.

2.
La personne suivante est nommée commissaire aux comptes de la Société pour une durée allant jusqu’à la prochaine assemblée générale annuelle de la Société :

  •
Auren Audit S.à r.l., une société à responsabilité limitée ayant son siège social au 61, rue de Rollingergrund, L-2440 Luxembourg, Grand-Duché de Luxembourg, immatriculée au Registre de commerce et des sociétés de Luxembourg sous le numéro B189753.

3. De statutaire zetel van de Vennootschap wordt gevestigd te 63, rue de Rollingergrund, L-2440 Luxemburg, Groothertogdom Luxemburg	3. The Company’s registered office will be established at 63, rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg	3. Le siège social de la Société sera établi au 63, rue de Rollingergrund, L-2440 Luxembourg, Grand-Duché de Luxembourg.

VERKLARING	DECLARATION	DECLARATION

De ondergetekende notaris, die Engels spreekt en begrijpt, verklaart dat deze akte op verzoek van de verschenen persoon is opgesteld in zowel het Engels als het Frans. Op verzoek van de verschenen persoon zal in het geval van tegenstrijdigheid tussen de Engelse en de Franse tekst, de Engelse versie prevaleren.

WAARVAN AKTE, verleden te Clervaux, op de datum in het hoofd van deze akte vermeld.

Na deze akte te hebben voorgelezen aan de gevolmachtigde(n) van de verschenen persoon, die bij de notaris bekend is met zijn/haar achternaam, voornaam, burgerlijke staat en woonplaats, heeft laatstgenoemde persoon deze minuut ondertekend samen met de notaris.

The undersigned notary, who speaks and understands English, states that, at the request of the appearing party, this instrument has been drawn up in both English and French. At the request of the appearing party, in the event of a discrepancy between the English and French texts, the English version will prevail.

WHEREUPON, this deed is drawn up in Clervaux, on the date indicated at the top of this document.

This document having been read to the proxy holder(s) of the appearing party, who is known to the notary by last name, first name, civil status and residence, the latter signs this original instrument together with the notary.

Le notaire soussigné qui parle et comprend la langue anglaise, déclare par la présente qu’à la demande de la partie comparante, le présent acte est rédigé en langue anglaise, suivi d’une version française. A la demande de la partie comparante, en cas de divergences entre le texte anglais et le texte français, la version anglaise prévaut.

DONT ACTE, fait et passé à Clervaux, à la date indiquée à la première page du document.

La lecture du présent acte ayant été faite au mandataire de la partie comparante, connu du notaire instrumentant par son nom, prénom usuel, état civil et demeure, il a signé avec Nous, notaire, le présent acte.

SCHEDULE B.
STATUTEN VERKRIJGENDE VENNOOTSCHAP NA FUSIE / ARTICLES OF ASSOCIATION
ACQUIRING COMPANY POST-MERGER / STATUS SOCIÉTÉ ABSORBANTE POST-FUSION

DEEL I. RECHTSVORM EN NAAM, ZETEL, DOEL EN DUUR	PART I. CORPORATE FORM AND NAME, REGISTERED OFFICE, CORPORATE PURPOSE AND TERM OF EXISTENCE	PARTIE I. FORME SOCIALE ET NOM, SIÈGE SOCIAL, OBJET SOCIAL ET DURÉE

Termen met een hoofdletter die niet anders zijn gedefinieerd in deze akte, hebben de in Artikel 23 (Definities) gegeven betekenis.	Capitalised terms not otherwise defined herein shall have the meaning indicated in Article 23 (Definitions).	Les termes commençant par une lettre majuscule et qui ne sont pas définis dans les présentes auront la signification qui leur est donnée à l’article 23 (Définitions) ci-dessous.

ARTIKEL 1. RECHTSVORM EN NAAM	ARTICLE 1. CORPORATE FORM AND NAME	ARTICLE 1. FORME, DÉNOMINATION SOCIALE

Dit zijn de statuten van een société anonyme (naamloze vennootschap) (de “Vennootschap”) die opgericht is onder de naam “atai Luxembourg S.A.”.

Op de Vennootschap zijn deze Statuten en het recht van het Groothertogdom Luxemburg, in het bijzonder de Wet, van toepassing.

These are the articles of association for a public limited company (société anonyme) (the “Company”) incorporated under the name “atai Luxembourg S.A.”.

The Company shall be governed by these Articles and the laws of the Grand Duchy of Luxembourg, in particular the Act.

Les présents constituent les statuts d’une société anonyme (la « Société ») dont la dénomination sociale est « atai Luxembourg S.A..
La Société sera régie par les présents Statuts et les lois du Grand-Duché de Luxembourg et, en particulier, la Loi.

ARTIKEL 2. STATUTAIRE ZETEL	ARTICLE 2. REGISTERED OFFICE	ARTICLE 2. SIÈGE SOCIAL

De Vennootschap heeft haar zetel in de Stad Luxemburg. Het Bestuur is bevoegd om de zetel van de Vennootschap naar een andere plaats binnen het Groothertogdom Luxemburg te verplaatsen en dit artikel dienovereenkomstig te wijzigen.

Het Bestuur kan besluiten om bijkantoren of andere vestigingen in het Groothertogdom Luxemburg of in het buitenland te openen.

Indien het Bestuur vaststelt dat er buitengewone politieke, economische of sociale omstandigheden hebben plaatsgevonden of zouden kunnen plaatsvinden die het vermogen van de Vennootschap om zaken te doen belemmeren of zouden kunnen belemmeren, of die de communicatie binnen haar statutaire zetel of tussen die zetel en personen in het buitenland hinderen, kan het Bestuur de statutaire zetel naar het buitenland verplaatsen, totdat de buitengewone omstandigheden zich niet meer voordoen. Deze tijdelijke maatregel heeft geen gevolgen voor de nationaliteit van de Vennootschap, die ondanks de verplaatsing van haar zetel naar het buitenland onderworpen zal blijven aan het recht van het

The Company’s registered office is located in the City of Luxembourg. The Board is authorised to transfer the Company’s registered office to another location within the Grand Duchy of Luxembourg and amend this article accordingly.

The Board may resolve to establish branches or other places of business in the Grand Duchy of Luxembourg or abroad.

If the Board finds that extraordinary political, economic or social circumstances have arisen or may arise that interfere or could interfere with the Company’s ability to conduct business or hinder communications within its registered office or between that office and persons abroad, the Board may transfer the registered office abroad, until the extraordinary circumstances come to an end. This temporary measure shall not affect the nationality of the Company which, notwithstanding the transfer of its registered office abroad, shall continue to be governed by the laws of the Grand Duchy of Luxembourg.

Le siège social de la Société sera établi dans la ville de Luxembourg. Le Conseil sera autorisé à transférer le siège social de la Société au sein du Grand-Duché de Luxembourg et à modifier cet article en conséquence.

Le Conseil peut décider d’établir des succursales ou d’autres établissements au sein du Grand-Duché de Luxembourg ou à l’étranger.

Dans le cas où le Conseil estimerait que des événements politiques, économiques ou sociaux extraordinaires sont survenus ou sur le point de survenir, et seraient de nature à compromettre le fonctionnement normal de la Société au lieu de son siège social voire la communication avec ce siège ou entre ce siège et des personnes à l’étranger, le Conseil pourra transférer temporairement le siège social à l’étranger, jusqu’à la cessation totale de ces événements extraordinaires. De telles mesures temporaires n’affecteront pas la nationalité de la Société qui, nonobstant le transfert temporaire de son siège social à l’étranger, restera régie par les lois du Grand-Duché de Luxembourg.

Groothertogdom Luxemburg.
ARTIKEL 3. DOEL VAN DE VENNOOTSCHAP	ARTICLE 3. CORPORATE PURPOSE	ARTICLE 3. OBJET SOCIAL

Het doel van de Vennootschap is:
a.
het wereldwijd ontwikkelen van biotech-bedrijven door gebruikmaking van een gedecentraliseerd en door technologie en data gedreven platformmodel om miljoenen mensen die aan een psychische aandoening lijden te helpen;
b.
het verkrijgen en op efficiënte wijze ontwikkelen van innovatieve behandelingen die voorzien in belangrijke onvervulde medische behoeftes en die tot een paradigmaverschuiving op het gebied van de geestelijke gezondheid leiden;
c.
het oprichten, deelnemen in, financieren van, houden van enig ander belang in en besturen van of uitoefenen van toezicht over andere entiteiten, vennootschappen, samenwerkingsverbanden en ondernemingen;
d.
het verkrijgen en besturen van, investeren in en exploiteren, bezwaren en vervreemden van activa en passiva;
e.
het geven van garanties, verstrekken van zekerheid, garanderen van nakoming op enigerlei andere wijze en aanvaarden van aansprakelijkheid, hoofdelijk of anderszins, in verband met verplichtingen van groepsmaatschappijen of andere partijen; en
f.
het doen van alles wat in de breedste zin verband houdt met of bevorderlijk kan zijn voor het hierboven beschreven doel.

In het algemeen mag de Vennootschap
alle commerciële, industriële of financiële transacties verrichten en alle andere activiteiten uitvoeren die volgens de Vennootschap noodzakelijk, raadzaam of passend zijn voor, bijkomstig zijn aan en niet in strijd zijn met de verwezenlijking en bevordering van haar doel.

Onverminderd het voorgaande zal de Vennootschap geen transacties aangaan die ertoe zouden leiden dat zij betrokken zou zijn bij een gereguleerde activiteit of een activiteit waarvoor de Vennootschap in het bezit moet zijn van een licentie of vergunning die zij niet heeft verkregen.

The purpose of the Company is:
a.
to worldwide develop biotech companies by utilizing a decentralized, technology and data-driven platform model to serve millions of people suffering from mental illness;
b.
to acquire and efficiently develop innovative treatments that meet significant unmet medical needs and that lead to paradigm shifts in the field of mental health;
c.
to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;
d.
to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;
e.
to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and
f.
to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

In general, the Company may carry
out any commercial, industrial or financial transactions and engage in such other activities as it deems necessary, advisable, appropriate, incidental to or not inconsistent with the accomplishment and furtherance of its corporate purpose.

Notwithstanding the foregoing, the Company shall not enter into any transaction that would cause it to be engaged in a regulated activity or one that requires the Company to hold a licence or authorisation which it has not obtained.

La Société a pour objet :
a.
de développer à l’échelle mondiale des entreprises biotechnologiques en utilisant un modèle de plateforme décentralisée, fondé sur la technologie et les données, afin de servir des millions de personnes souffrant de troubles mentaux;
b.
d’acquérir et développer efficacement des traitements innovants répondant à des besoins médicaux importants non satisfaits et conduisant à des changements de paradigme dans le domaine de la santé mentale;
c.
de constituer, participer à, financer, détenir toute autre participation dans et assurer la gestion ou la supervision d’autres entités, sociétés, partenariats et entreprises;
d.
d’acquérir, gérer, investir, exploiter, grever et aliéner des actifs et des passifs;
e.
de fournir des garanties, accorder des sûretés, garantir l’exécution d’obligations de toute autre manière et assumer des responsabilités, conjointement et solidairement ou autrement, au titre des obligations de sociétés du groupe ou d’autres parties ; et
f.
d’accomplir tout acte, au sens le plus large, en lien avec ou susceptible de favoriser la réalisation des objets décrits ci-dessus.

De manière générale, la Société pourra
effectuer toute opération commerciale, industrielle ou financière et s’engager dans toute autre activité qu’elle jugera nécessaire, conseillée, appropriée, incidente ou non-contradictoire avec l’accomplissement et le développement de son objet social.

Nonobstant ce qui précède, la Société ne s’engagera dans aucune transaction qui entraînerait son implication dans une quelconque activité qui serait considérée comme une activité réglementée ou qui requerrait de la Société la possession d’une autorisation ou licence spécifique, sans avoir obtenu ladite autorisation ou licence.

ARTIKEL 4. DUUR	ARTICLE 4. TERM OF EXISTENCE	ARTICLE 4. DURÉE

De Vennootschap is voor onbepaalde tijd opgericht.	The Company is incorporated for an unlimited term of existence.	La Société est constituée pour une durée indéterminée.

DEEL II. AANDELENKAPITAAL EN AANDELEN	PART II. SHARE CAPITAL AND SHARES	PARTIE II. CAPITAL SOCIAL ET ACTIONS

ARTIKEL 5. AANDELENKAPITAAL, AGIO EN KAPITAALINBRENG	ARTICLE 5. SHARE CAPITAL, ISSUE PREMIUMS AND CAPITAL CONTRIBUTIONS	ARTICLE 5. CAPITAL SOCIAL - PRIME D'ÉMISSION ET APPORTS EN CAPITAL

5.1 Aandelenkapitaal	5.1 Share capital	5.1 Capital social

•
Het aandelenkapitaal van de Vennootschap is vastgesteld op [•] euro (EUR [•])[2], vertegenwoordigd door [•] ([•]) aandelen[3] met een nominale waarde van tien eurocent (EUR 0,10) elk, die alle zijn geplaatst en volgestort.
The Company’s share capital is set at [•] euros (EUR [•])[5], represented by [•] ([•]) shares[6], with a nominal value of ten eurocents (EUR 0.10) each, all of which are subscribed and fully paid-up.
Le capital social de la Société est fixé à [•]euros (EUR [•])[8], divisé en [•] ([•]) actions[9], ayant une valeur nominale de dix centimes d’euro (EUR 0,10) chacune, toutes souscrites et intégralement libérées.

5.2 Agio en kapitaalinbreng	5.2 Issue premiums and capital contributions	5.2 Prime d’émission et apports en capital

Naast het aandelenkapitaal kan een rekening voor de uitgifte van agio en/of voor kapitaalinbreng (Compte 115 “Apport en capitaux propres non rémunéré par des titres”) worden geopend.

De Vennootschap kan de op deze rekening gehouden bedragen gebruiken om eigen aandelen in te kopen, nettoverliezen te delgen, uitkeringen aan aandeelhouders te doen, middelen toe te voegen aan de wettelijke reserve en

In addition to the share capital, an account for the issuance of premiums and/or for capital contributions (Compte 115 “Apport en capitaux propres non rémunéré par des titres”) may be set up.

The Company may use the amounts held in this account to redeem its shares, set off net losses, make distributions to shareholders, allocate funds to the statutory reserve, make payments in relation to shares and for

En plus du capital social, un compte de prime d’émission et/ou un compte d’apport en capital (compte 115 « Apport en capitaux propres non rémunéré par des titres ») peut être établi.

Les avoirs de ce compte de prime d’émission et/ou du compte d’apport en capital peuvent être utilisés par la Société afin de racheter ses propres actions, compenser des pertes nettes, effectuer des distributions aux

[2]
Toelichting: het geplaatste aandelenkapitaal van de Verkrijgende Vennootschap wordt hier ingevoegd kort voordat de buitengewone algemene vergadering van aandeelhouders van de Verkrijgende Vennootschap wordt gehouden om de Fusie goed te keuren en de statuten van de Verkrijgende Vennootschap als gevolg daarvan te wijzigen.

[3]
Toelichting: het aantal aandelen wordt hier ingevoegd kort voordat de buitengewone algemene vergadering van aandeelhouders van de Verkrijgende Vennootschap wordt gehouden om de Fusie goed te keuren en de statuten van de Verkrijgende Vennootschap als gevolg daarvan te wijzigen. Dit aantal zal naar verwachting gelijk zijn aan het huidige aantal aandelen van de Verkrijgende Vennootschap plus het aantal aandelen dat de Verkrijgende Vennootschap aan de aandeelhouders van de Verdwijnende Vennootschap zal uitgeven, hetgeen overeen zou moeten komen met het aantal gewone aandelen dat door de Verdwijnende Vennootschap is uitgegeven gelet op het feit dat de voorgestelde Ruilverhouding 1:1 is (waarbij rekening is gehouden met het feit dat houders van de gewone aandelen in de Verdwijnende Vennootschap mogelijk recht hebben op het indienen van een Intrekkingsverzoek).

[5]
Explanatory note: the issued share capital of the Acquiring Company will be included shortly before the extraordinary general meeting of shareholders of the Acquiring Company is held to approve the Merger and amend the articles of association of the Acquiring Company as a consequence.

[6]
Explanatory note: the number of shares will be inserted shortly before the extraordinary general meeting of shareholders of the Acquiring Company is held to approve the Merger and amend the articles of association of the Acquiring Company as a consequence. Such number is expected to be equal to the current number of shares of the Acquiring Company, plus the number of shares to be issued by the Acquiring Company to the shareholders of the Disappearing Company as a result of the Merger, which should correspond to the number of ordinary shares issued by the Disappearing Company given the proposed Exchange Ratio is 1:1 (taking into account that holders of ordinary shares in the Disappearing Company may be entitled to submit a Withdrawal Request) .

[8]
Note explicative : le capital social émis de la Société Absorbante sera inclus peu avant la tenue de l'assemblée générale extraordinaire des actionnaires de la Société Absorbante appelée à approuver la Fusion et à modifier les statuts de la Société Absorbante en conséquence.

[9]
Note explicative : le nombre d’actions sera inséré peu avant la tenue de l’assemblée générale extraordinaire des actionnaires de la Société Absorbante appelée à approuver la Fusion et à modifier les statuts de la Société Absorbante en conséquence. Ce nombre devrait correspondre au nombre actuel d’actions de la Société Absorbante, augmenté du nombre d’actions à émettre par la Société Absorbante au profit des actionnaires de la Société Absorbée dans le cadre de la Fusion, lequel devrait correspondre au nombre d’actions ordinaires émises par la Société Absorbée, étant donné que le rapport d’échange proposé est de 1:1 (étant entendu que les détenteurs d’actions ordinaires de la Société Absorbée pourraient avoir le droit de soumettre une demande de retrait).

betalingen met betrekking tot aandelen te doen alsmede voor elk ander wettelijk toegestaan doel.	any other purpose permitted by law.	actionnaires, affecter les fonds à la réserve statutaire, effectuer des paiements relatifs aux actions ainsi que tout autres utilisations permises par la loi.

ARTIKEL 6. AANDELEN	ARTICLE 6. SHARES	ARTICLE 6. ACTIONS

6.1 Vorm	6.1 Form	6.1 Forme

De aandelen van de Vennootschap zijn en blijven, qua vorm, aandelen op naam.	The Company’s shares are and shall remain in registered form.	Chaque action sera et restera sous forme nominative.

6.2 Register van aandeelhouders	6.2 Shareholders’ register	6.2 Registre des actionnaires

Op de statutaire zetel van de Vennootschap wordt een register van aandeelhouders gehouden overeenkomstig het bepaalde in Artikel 430-3 van de Wet. Elke aandeelhouder heeft recht op inzage van het register tijdens normale kantooruren overeenkomstig het bepaalde in de Wet.

Aandeelhouders dienen een adreswijziging per aangetekende brief aan de Vennootschap mede te delen. De Vennootschap is gerechtigd om af te gaan op het laatst medegedeelde adres.

Wanneer aandelen in het register van aandeelhouders zijn opgenomen namens een of meer personen op naam van een effectenafwikkelingssysteem of de exploitant van een dergelijk systeem of op naam van een professionele bewaarinstelling van effecten of enige andere bewaarinstelling (welke systemen, professionals of andere bewaarinstellingen hierna gezamenlijk “Bewaarinstellingen” en afzonderlijk “Bewaarinstelling” worden genoemd) of van een door een of meer Bewaarinstellingen aangewezen sub-bewaarinstelling (de “Indirecte Houders”), zal de Vennootschap toestaan, mits zij van de Bewaarinstelling bij wie die aandelen op een rekening worden gehouden een certificaat in de juiste vorm heeft ontvangen, dat de Indirecte Houders de aan die aandelen verbonden rechten uitoefenen, met inbegrip van de toelating tot en het stemmen bij vergaderingen van aandeelhouders. Het Bestuur mag de formele vereisten vaststellen waaraan dergelijke certificaten moeten voldoen.

Niettegenstaande het bovenstaande zal de Vennootschap betalingen, in de vorm van dividenden of anderszins, in contanten, aandelen of andere activa, uitsluitend doen in de handen van de Bewaarinstelling of sub-bewaarinstelling die in het aandelenregister van Vennootschap is

A shareholders’ register shall be kept at the Company’s registered office in accordance with the provisions of Article 430-3 of the Act. Each shareholder shall have the right to consult the register during normal business hours in accordance with the provisions of the Act.

Shareholders shall notify the Company by registered letter of any change of address. The Company shall be entitled to rely on the last notified address.

Where shares are recorded in the register of shareholders on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional depository of securities or any other depository (such systems, professionals or other depositories being referred to hereinafter as “Depositories” and each a “Depository”) or of a sub-depository designated by one or more Depositories (the “Indirect Holders”), the Company, subject to its having received from the Depository with which those shares are kept in account a certificate in proper form, will permit the Indirect Holders to exercise the rights attaching to those shares, including admission to and voting at shareholders’ meetings. The Board may determine the formal requirements with which such certificates must comply.

Notwithstanding the foregoing, the Company will make payments, by way of dividends or otherwise, in cash, shares or other assets only into the hands of the Depository or sub-depository recorded in the share register of the Company or in accordance with their instructions, and that payment shall release the Company from any and all obligations for such payment.

Un registre des actionnaires sera tenu au siège social de la Société, conformément aux dispositions de l’Article 430-3 de la Loi. Chaque actionnaire aura le droit de consulter le registre pendant les heures ouvrables normales conformément aux dispositions de la Loi.

Les actionnaires devront notifier la Société par voie de lettre recommandée de tout changement d’adresse. La Société sera fondée à se fier à la dernière adresse qui lui aura été notifiée.

Lorsque des actions sont inscrites au registre des actionnaires au nom d’un système de règlement-livraison de titres ou de l’exploitant d’un tel système, ou au nom d’un dépositaire professionnel de titres ou de tout autre dépositaire (ces systèmes, professionnels ou autres dépositaires étant ci-après désignés collectivement les « Dépositaires » et individuellement un « Dépositaire »), ou encore au nom d’un sous-dépositaire désigné par un ou plusieurs Dépositaires (les « Détenteurs Indirects »), la Société, sous réserve d’avoir reçu du Dépositaire auprès duquel ces actions sont inscrites en compte un certificat en bonne et due forme, permettra aux Détenteurs Indirects d’exercer les droits attachés à ces actions, y compris le droit d’assister aux assemblées générales des actionnaires et d’y voter. Le Conseil peut fixer les conditions formelles auxquelles ces certificats doivent satisfaire.

Nonobstant ce qui précède, la Société effectuera les paiements, que ce soit sous forme de dividendes ou autrement, en espèces, en actions ou en d’autres actifs, uniquement entre les mains du Dépositaire ou du sous-dépositaire inscrit au registre des actions de la Société, ou conformément à leurs instructions, et

opgenomen of in overeenstemming met hun instructies, en die betaling zal de Vennootschap ontslaan van alle verplichtingen met betrekking tot die betaling.		un tel paiement libérera la Société de toute obligation afférente audit paiement.

6.3 Ondeelbaarheid van aandelen en schorsing van rechten	6.3 Indivisibility of shares and suspension of rights	6.3 Indivision et suspension des droits

De Vennootschap erkent per aandeel één eigenaar. Indien een aandeel door meer dan één persoon wordt gehouden, is de Vennootschap gerechtigd om de aan dat aandeel verbonden rechten (met uitzondering van de rechten op informatie zoals bepaald in Artikel 461-6 van de Wet) te schorsen totdat één persoon in relatie tot de Vennootschap als houder daarvan is aangewezen.

The Company shall recognise a single owner per share. If a share is held by more than one person, the Company has the right to suspend the rights associated with that share (except for the rights to information provided for by Article 461-6 of the Act) until a single person is designated as being the holder thereof towards the Company.

Chaque action sera indivisible à l’égard de la Société. Dans le cas où une action est détenue par plus d’une personne, la Société aura le droit de suspendre les droits attachés à ladite action (sauf pour les droits d’information prévus à l’Article 461-6 de la Loi) jusqu’à ce qu’une seule personne soit désignée comme en étant le détenteur à l’égard de la Société.

6.4 Overdracht van aandelen	6.4 Transfers of shares	6.4 Transfert d’actions

De overdracht van aandelen geschiedt overeenkomstig de Wet, door middel van een aantekening in het register van aandeelhouders, gedateerd en ondertekend door de vervreemder en de verkrijger of de bevoegd vertegenwoordigers van deze partijen of van de Vennootschap.

Share transfers shall be carried out in accordance with the Act, by means of an entry in the shareholders’ register, dated and signed by the transferor and the transferee or the duly authorised representatives of these parties or of the Company.

Les transferts d’actions devront être effectués conformément à la Loi, par l’inscription sur le registre des actionnaires, daté et signé par le cédant et le cessionnaire ou le représentant dûment autorisé de ces parties ou de la Société.

6.5 Stortingen op aandelen	6.5 Payments on shares	6.5 Paiement des actions

Stortingen op aandelen die niet worden volgestort bij het nemen daarvan, moeten worden gedaan op het tijdstip en in overeenstemming met de voorwaarden die het Bestuur van tijd tot tijd bepaalt, in overeenstemming met de Wet. Alle opgevraagde bedragen worden gelijkelijk toegerekend aan alle uitstaande aandelen die niet volgestort zijn.

Payments on shares that are not fully paid-up upon subscription must be made at the time and in accordance with the conditions determined from time to time by the Board, in accordance with the Act. Any amounts called up shall be allocated equally amongst all outstanding shares which are not fully paid-up.

Les paiements sur les actions non entièrement libérées à la date de la souscription devront être effectués au moment et selon les conditions qui seront fixées par l’Administrateur ou, le cas échéant par le Conseil, conformément à la Loi. Toute somme appelée sur les actions sera allouée également sur toutes les actions non encore libérées.

ARTIKEL 7. KAPITAALVERHOGING EN -VERMINDERING, VERKRIJGING EN INKOOP VAN EIGEN AANDELEN	ARTICLE 7. CAPITAL INCREASES AND REDUCTIONS, ACQUISITION AND SHARE REDEMPTIONS	ARTICLE 7. AUGMENTATIONS, RÉDUCTIONS, ACQUISITIONS ET RACHATS DE CAPITAL SOCIAL

7.1 Kapitaalverhoging en -vermindering	7.1 Capital increases and reductions	7.1 Augmentation et réduction de capital

Het aandelenkapitaal van de Vennootschap kan een of meerdere malen worden verhoogd of verminderd bij besluit van de algemene vergadering van aandeelhouders, mits het quorum en de meerderheid die voor een wijziging van deze Statuten zijn vereist gehaald worden.

Nieuwe aandelen die in contanten of door verrekening met een opeisbare vordering moeten worden volgestort, worden eerst aan de bestaande

The Company’s share capital may be increased or reduced on one or more occasions pursuant to a resolution of the general meeting of shareholders, provided the quorum and majority required to amend these Articles are met.

New shares to be paid for in cash or through set-off against a due and payable claim shall be offered first to the existing shareholders, in proportion to their shareholdings. The Board shall

Le capital social de la Société pourra être augmenté ou réduit, en une ou en plusieurs fois, par une résolution de l’assemblée générale des actionnaires, sous réserve que les conditions de quorum et de majorité requises pour toute modification des Statuts soient respectées.

Toutes nouvelles actions souscrites au moyen d’un apport en numéraire ou par voie de compensation avec une créance certaine, liquide et exigible,

aandeelhouders aangeboden, naar rato van hun aandelenbezit. Het Bestuur bepaalt de termijn waarbinnen dit voorkeursrecht moet worden uitgeoefend, welke niet korter mag zijn dan veertien (14) dagen.

Onverminderd het voorgaande kan de algemene vergadering van aandeelhouders besluiten tot beperking of opheffing van het bovengenoemde voorkeursrecht, of het Bestuur daartoe machtigen in overeenstemming met de Wet. In dat geval moeten het quorum en de meerderheid die voor een wijziging van deze Statuten zijn vereist worden gehaald.

determine the period within which this preferential subscription right must be exercised, which may not be less than fourteen (14) days.

Notwithstanding the foregoing, the general meeting of shareholders may decide to limit or cancel the abovementioned preferential subscription right or authorise the Board to do so in accordance with the Act. In this case, the quorum and majority required to amend these Articles must be met.

seront proposées par préférence aux actionnaires existants au prorata de leur participation dans la société. Le Conseil déterminera le délai dans lequel le droit préférentiel de souscription devra être exercé, lequel ne pourra pas être inférieur à quatorze (14) jours.

Nonobstant ce qui précède, l’assemblée générale des actionnaires pourra décider de limiter ou révoquer le droit préférentiel de souscription, ou autoriser le Conseil d’agir ainsi conformément à la Loi. Dans ce cas, les conditions de quorum et de majorité nécessaires à la modification des Statuts devront être remplies.

7.2 Verkrijging en inkoop van eigen aandelen	7.2 Share acquisitions and share redemptions	7.2 Acquisition ou rachat d’actions

De Vennootschap mag eigen aandelen verkrijgen of inkopen overeenkomstig het bepaalde in de Wet. Zij kan de aldus verkregen of ingekochte aandelen als “treasury-aandelen” houden.

Het stemrecht op eigen aandelen wordt geschorst en deze aandelen worden niet in aanmerking genomen bij de bepaling van het quorum en de meerderheid op aandeelhoudersvergaderingen. Het Bestuur is bevoegd om de aan eigen aandelen verbonden dividendrechten te schorsen. In dit geval kan het Bestuur de uitkeerbare winsten vrijelijk vaststellen overeenkomstig Artikel 430-18 van de Wet.

The Company may acquire or redeem its own shares in accordance with the provisions of the Act. It may hold the shares so acquired or redeemed as treasury shares.

The voting rights of own shares are suspended, and these shares are not taken into account to determine the quorum and majority at shareholder meetings. The Board is authorised to suspend the dividend rights attached to own shares. In this case, the Board may freely determine the distributable profits in accordance with Article 430-18 of the Act.

La Société pourra acquérir ou racheter ses propres actions conformément aux dispositions de la Loi. Elle peut détenir les actions ainsi acquises ou rachetées en tant qu’actions propres.

Les droits de vote attachés aux actions propres seront suspendus et ne seront pas pris en compte dans la détermination du quorum et de la majorité aux assemblées générales des actionnaires. Le Conseil sera autorisé à suspendre le droit au dividende attaché aux actions propres. Le Conseil pourra dans ce cas réduire le bénéfice distribuable conformément à l’Article 430-18 de la Loi.

DEEL III. BESTUUR EN TOEZICHT	PART III. MANAGEMENT AND SUPERVISION	PARTIE III. ADMINISTRATION ET RÉVISION DES COMPTES

ARTIKEL 8. BESTUUR	ARTICLE 8. BOARD	ARTICLE 8. CONSEIL D'ADMINISTRATION
Indien de Vennootschap slechts één aandeelhouder heeft, mag de enig aandeelhouder een bestuurder of Bestuur (het “Bestuur”) benoemen bestaande uit ten minste drie (3) leden (de “Bestuurder(s)”), die geen aandeelhouders behoeven te zijn. Indien de Vennootschap meer dan één aandeelhouder heeft, moet zij worden bestuurd door een Bestuur bestaande uit ten minste drie (3) Bestuurders, die geen aandeelhouders behoeven te zijn.

De Bestuurder(s) wordt (worden) benoemd door de algemene vergadering van aandeelhouders, die hun aantal en bezoldiging en de duur van hun (verlengbare) bestuurstermijn vaststelt, die maximaal zes (6) jaar mag bedragen. Bestuurders blijven in functie totdat hun opvolgers zijn benoemd. Bestuurders kunnen aan het einde van hun

If the Company has only one shareholder, the sole shareholder may appoint a director or a board of directors (the “Director(s)”) composed of at least three (3) members (the “Board”), who need not be shareholders. If the Company has more than one shareholder, it must be managed by a Board composed of at least three (3) Directors, who need not be shareholders.

The Director(s) shall be appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their (renewable) term of office, which may not exceed six (6) years. Director(s) remain in office until their successors are appointed. Director(s) may be re-elected at the end of their term and be removed without cause from office at

Si la Société est composée d’un actionnaire unique, ce dernier pourra nommer un administrateur ou un Conseil d’administration (l’« Administrateur(s) ») composé d’au moins trois (3) membres (le « Conseil »), qui ne devront pas nécessairement être des actionnaires. Lorsque la Société est constituée de plus d’un actionnaire, elle devra être gérée par un Conseil d’administration composé d’au moins trois (3) membres, qui ne devront pas nécessairement être des actionnaires.

L’/Les Administrateur(s) devra / devront être nommé(s) par d’assemblée générale des actionnaires, qui déterminera leur nombre, sa/leur rémunération et la durée de son/leur mandat (renouvelable), laquelle ne devra pas dépasser six (6) ans, bestuurstermijn worden herbenoemd en kunnen te allen tijde zonder specifieke reden (“without cause”) worden ontslagen bij besluit van de aandeelhouders.

De algemene vergadering van aandeelhouders kan besluiten om twee (2) klassen van Bestuurders te benoemen, respectievelijk de “Bestuurders van Klasse A” en de “Bestuurders van Klasse B”.

Indien een rechtspersoon als Bestuurder wordt benoemd, moet deze een natuurlijke persoon aanwijzen die de taken van de rechtspersoon in naam en voor rekening van die rechtspersoon uitoefent.

In geval van een vacature in het Bestuur kunnen de resterende leden een Bestuurder benoemen om de vacature tijdelijk te vervullen tot de volgende algemene vergadering van aandeelhouders.

any time pursuant to a shareholder resolution.

The general meeting of shareholders may decide to appoint two (2) classes of Directors, the “Class A Director(s)” and the “Class B Director(s)” respectively.
If a legal entity is appointed Director, it must designate a natural person to exercise its functions in its name and on its behalf.

In the event of a vacancy on the Board, the remaining members may appoint a Director to temporarily fill the vacancy until the next general meeting of shareholders.

renouvelable. Le(s) Administrateur(s) occuperont leur mandat jusqu’à ce que le(s) successeur(s) soit/soient élu(s). Le(s) Administrateur(s) pourra/pourront être révoqué(s) de leurs fonctions à tout moment, sans motif, à la suite d’une résolution de l’assemblée générale des actionnaires.

Les actionnaires pourront décider de nommer deux (2) catégories d’Administrateurs, respectivement le(s) « Administrateur(s) de Catégorie A » et le(s) « Administrateur(s) de Catégorie B ».

Si une personne morale est nommée Administrateur, elle devra nommer une personne physique afin d’exercer ses fonctions et d’agir en son nom et pour son compte.

Dans le cas d’une vacance au sein du Conseil, l’/les Administrateur(s) restant(s) peut / pourront rencontrer et nommer un Administrateur qui devra pourvoir temporairement au poste vacant jusqu’à la prochaine assemblée générale des actionnaires.

ARTIKEL 9. PROCEDURE EN STEMMINGEN	ARTICLE 9. PROCEDURE AND VOTING	ARTICLE 9. PROCÉDURE, VOTES

9.1 Enig Bestuurder	9.1 Sole Director	9.1 Administrateur unique

Indien de Vennootschap één Bestuurder heeft, oefent deze Bestuurder de door de Wet toegekende bevoegdheden uit. In dit geval en voor zover van toepassing, geldt, wanneer de term “enig Bestuurder” niet uitdrukkelijk in deze Statuten wordt genoemd, dat elke verwijzing naar “Bestuur” geacht wordt naar de enig Bestuurder te verwijzen. De enig Bestuurder legt de genomen besluiten vast in notulen.

If the Company has a sole Director, the Director shall exercise the powers granted by the Act. In this case and to the extent applicable, where the term “sole Director” is not expressly mentioned in these Articles, any reference to the “Board” shall be deemed to refer to the sole Director. The sole Director shall record the decisions taken in minutes.

Si la Société est composée d’un Administrateur unique, ce dernier exercera les pouvoirs octroyés par la Loi au Conseil. Dans ce cas, et dans la mesure du possible, lorsque le terme « Administrateur unique » n’est pas expressément mentionné dans les Statuts, toute référence au « Conseil » devra être comprise comme une référence à l’Administrateur unique. L’Administrateur unique pourra enregistrer ses résolutions sous forme de procès-verbaux.

9.2 Besluitvorming door het Bestuur	9.2 Decision-making by the Board	9.2 Procédure de décision du Conseil

9.2.1 Voorzitter en secretaris	9.2.1 Chairperson and secretary	9.2.1 Président et secrétaire

Het Bestuur kan uit zijn midden een voorzitter (de “Voorzitter”) benoemen, maar is hiertoe niet verplicht. De Voorzitter zit alle vergaderingen van het Bestuur voor. Bij afwezigheid van de Voorzitter of indien geen Voorzitter is benoemd, kan het Bestuur met een meerderheid van de stemmen van de ter vergadering aanwezige of vertegenwoordigde Bestuurders een Bestuurder als tijdelijke voorzitter aanwijzen.

The Board may appoint a chairperson (the “Chair”) from amongst its members but is not obliged to do so. The Chair shall preside over all meetings of the Board. In the Chair’s absence or if a Chair has not been appointed, the Board may appoint a Director as pro tempore chair by a majority vote of the Directors present or represented at the meeting.

The Board may also appoint a secretary (the “Secretary”) to keep

Le Conseil pourra nommer un président (le « Président ») parmi ses membres mais n’y sera pas obligé. Si un Président a été nommé, il présidera toutes les réunions du Conseil. En l’absence du Président ou si un Président n’a pas été nommé, le Conseil pourra nommer tout Administrateur en tant que président pro tempore par vote majoritaire des Administrateurs présents ou représentés à la réunion.

Het Bestuur kan ook een secretaris (de “Secretaris”) benoemen om notulen van de Bestuursvergaderingen en algemene vergaderingen van aandeelhouders te maken. Indien de Secretaris geen Bestuurder is, is hij/zij gebonden aan de geheimhoudingsbepalingen van Artikel 10.2 van deze Statuten, onder verantwoordelijkheid van het Bestuur.

minutes of Board meetings and general meetings of shareholders. If the Secretary is not a Director, he or she shall be bound by the confidentiality provisions laid down in Article 10.2 of these Articles, under the Board’s responsibility.

Le Conseil pourra également nommer un secrétaire (le « Secrétaire ») pour dresser les procès-verbaux des réunions du Conseil et de l’assemblée générale des actionnaires. Si le Secrétaire n’est pas un Administrateur, cette personne devra observer, sous la responsabilité du Conseil, les règles de confidentialité prévues à l’article 10.2 des présents Statuts.

9.2.2 Bijeenroeping van Bestuursvergaderingen	9.2.2 Calling of Board meetings	9.2.2 Convocation du Conseil

Het Bestuur komt bijeen op verzoek van een Bestuurder of op grond van een door de Voorzitter verzonden oproeping. Behalve in dringende gevallen of met de voorafgaande toestemming van alle personen die gerechtigd zijn om de vergadering bij te wonen, moet een oproeping voor een Bestuursvergadering schriftelijk en ten minste vierentwintig (24) uur van tevoren geschieden. In de oproeping moeten de plaats, de datum, het tijdstip en de agenda van de vergadering worden vermeld.

Van dit vereiste kan worden afgezien met de unanieme instemming van alle Bestuurders, hetzij tijdens de vergadering, hetzij op andere schriftelijke wijze.

Voor vergaderingen die worden gehouden op een vooraf door het Bestuur goedgekeurde tijd en plaats is geen afzonderlijke oproeping vereist.

The Board shall meet at the request of any Director or further to a notice sent by the Chair. Except in cases of urgency or with the prior consent of all those entitled to attend the meeting, written notice of a Board meeting must be given at least twenty-four (24) hours in advance. The notice shall specify the place, date, time and agenda of the meeting.

This requirement may be waived with the unanimous consent of all Directors be it during the meeting or by other written means.

A separate notice is not required for meetings held at a time and place previously approved by the Board.

Le Conseil se réunira sur convocation de tout Administrateur ou par suite d’une convocation adressée par le Président, le cas échéant. Sauf en cas d’urgence ou avec l’accord préalable de toutes les personnes autorisées à participer à la réunion, un avis écrit de toute réunion du Conseil sera donné à tous les Administrateurs avec un préavis d’au moins vingt-quatre (24) heures. La convocation indiquera le lieu, la date, l’heure ainsi que l’ordre du jour de la réunion.

II pourra être renoncé à cette convocation avec l’accord unanime de tous les Administrateurs, lequel devra être donné à la réunion ou par tout autre moyen par écrit.

Une convocation séparée ne sera pas requise pour les réunions se tenant à une date et à un endroit préalablement approuvé par le Conseil.

9.2.3 Procedurele eisen voor Bestuursvergaderingen	9.2.3 Procedural requirements for Board meetings	9.2.3 Tenue des réunions du Conseil

Bestuursvergaderingen kunnen worden gehouden in het Groothertogdom Luxemburg of op elke andere in de oproeping vermelde plaats.

Een Bestuurder kan zich op een Bestuursvergadering laten vertegenwoordigen door een andere, schriftelijk aangewezen Bestuurder. Een Bestuurder mag op een Bestuursvergadering meer dan één Bestuurder vertegenwoordigen, op voorwaarde dat er altijd ten minste twee (2) Bestuurders fysiek ter vergadering aanwezig zijn of deelnemen via een conference call, videoconferentie of soortgelijk communicatiemiddel.

Een Bestuurder mag aan een Bestuursvergadering deelnemen via een conference call, videoconferentie of soortgelijk communicatiemiddel waarmee meerdere personen direct met elkaar kunnen communiceren of andere

Board meetings may be held in the Grand Duchy of Luxembourg or at any other location indicated in the notice.

A Director may be represented at a Board meeting by another Director, appointed in writing. A Director may represent more than one Director at a Board meeting, provided there are always at least two (2) Directors physically present at the meeting or attending by conference call, videoconference or similar means of communication.

A Director may participate in Board meeting by conference call, videoconference or similar means of communication enabling several persons to instantly communicate with each other or other means of communication enabling the identification of the participants. Such

Les réunions du Conseil se tiendront au Grand-Duché de Luxembourg ou à tout autre endroit indiqué dans la convocation.

Tout Administrateur pourra désigner par écrit un autre Administrateur pour se faire représenter aux réunions du Conseil. Un Administrateur pourra représenter plus d’un Administrateur lors d’une réunion du Conseil pour autant qu’il y ait toujours deux (2) Administrateurs présents en personne ou par conférence téléphonique, vidéoconférence ou tout autre moyen similaire de communication.

Tout Administrateur pourra participer à une réunion du Conseil par conférence téléphonique, vidéoconférence ou tout autre moyen similaire de télécommunication permettant à plusieurs personnes de communiquer simultanément entre elles, ou tout autre communicatiemiddelen waarmee de deelnemers kunnen worden geïdentificeerd. Dergelijke methodes van deelname worden gelijkgesteld aan fysieke aanwezigheid ter vergadering, en een via deze middelen gehouden vergadering wordt geacht op de statutaire zetel van de Vennootschap plaats te vinden.

Een schriftelijk besluit dat door alle Bestuurders is ondertekend, is even rechtsgeldig als wanneer dit tijdens een naar behoren bijeengeroepen Bestuursvergadering zou zijn genomen. De volgens deze procedure genomen besluiten worden geacht te zijn genomen op de statutaire zetel van de Vennootschap. Het besluit kan ofwel worden vastgelegd in één document dat door alle Bestuurders is ondertekend, ofwel in afzonderlijke identieke documenten, die elk door een Bestuurder zijn ondertekend.

methods of participation are considered equivalent to physical presence at the meeting, and a meeting held by such means is deemed to take place at the Company’s registered office.

A written resolution, signed by all Directors, is valid as if it had been adopted at a duly called Board meeting. Resolutions passed pursuant to this procedure shall be deemed adopted at the Company’s registered office. The resolution can be set out either in a single document, signed by all Directors, or in separate identical documents, each signed by a Director.

moyen de communication permettant une identification de ces personnes. Ces méthodes de participation seront considérées comme équivalentes à la présence physique de la personne à la réunion et toute réunion tenue par ces moyens sera réputée avoir eu lieu au siège social de la Société.

Une résolution écrite signée par tous les Administrateurs sera valable de la même manière que si elle avait été adoptée à une réunion du Conseil dûment convoquée et tenue. Les résolutions adoptées selon cette procédure seront réputées avoir été adoptées au siège social de la Société. Ces résolutions pourront être actées soit dans un document unique, signé par tous les Administrateurs ou dans des documents distincts identiques, chacun signé par un Administrateur.

9.2.4 Quorum en meerderheid	9.2.4 Quorum and majority	9.2.4 Quorum et majorité

Het voor de Bestuursvergaderingen vereiste quorum is de aanwezigheid of vertegenwoordiging van een meerderheid van de alsdan in functie zijnde Bestuurders, en, indien er meerdere klassen van Bestuurders zijn, de aanwezigheid of vertegenwoordiging van ten minste één (1) Bestuurder van elke klasse.

Besluiten worden genomen met een meerderheid van de stemmen die worden uitgebracht door de ter vergadering aanwezige of vertegenwoordigde Bestuurders en, indien er meerdere klassen van Bestuurders zijn, door ten minste één (1) Bestuurder van elke klasse. Elke Bestuurder heeft recht op het uitbrengen van één (1) stem. Bij een staking van stemmen heeft de Voorzitter, of indien van toepassing, de tijdelijke voorzitter, de beslissende stem.

Indien het quorum en/of de meerderheid zoals hierboven genoemd niet kunnen worden gehaald omdat een of meer Bestuurders een tegenstrijdig belang hebben met betrekking tot het te nemen besluit, wordt het besluit voorgelegd aan de algemene vergadering van aandeelhouders ter goedkeuring.

The quorum required for Board meetings shall be the presence or representation of a majority of Directors currently in office and, if there are multiple classes of Directors, the presence or representation of at least one (1) Director from each class.

Resolutions shall be adopted by a majority of votes cast by the Directors present or represented at the meeting and, if there are multiple classes of Directors, by at least one (1) Director from each class. Each Director is entitled to cast one (1) vote. In the event of a tie, the Chair, or when applicable, the pro tempore chair, shall cast the deciding vote.

If the abovementioned quorum and/or majority cannot be met due to the fact that one or more Directors have a conflict of interest with the decision to be taken, the decision shall be referred to the general meeting of shareholders, for approval.

Le quorum requis pour les réunions du Conseil sera atteint par la présence ou la représentation de la majorité des Administrateurs en fonction et, si des catégories d’Administrateurs ont été créées, par la présence ou représentation d’au moins un (1) Administrateur de chaque catégorie.

Les décisions seront prises à la majorité des votes des Administrateurs présents ou représentés à la réunion, et, si des catégories d’Administrateurs ont été créées, les décisions devront être approuvées par au moins un (1) Administrateur de chaque catégorie. En cas de parité des voix, le Président, ou le cas échéant, le Président pro tempore, pour autant que ces postes aient été pourvus, aura une voix prépondérante.

Dans le cas où le quorum et la majorité mentionnés ci-dessus ne pourront être atteints en raison de conflits d’intérêts d’un (1) ou plusieurs Administrateurs avec la décision devant être prise par le Conseil, la décision devra être déférée à l’approbation des actionnaires.

9.2.5 Notulen - kopieën en uittreksels	9.2.5 Minutes - copies and extracts	9.2.5 Procès-verbaux - copies ou extraits

De notulen van de Bestuursvergaderingen worden opgesteld en ondertekend door de Voorzitter, indien aanwezig, of door alle	Minutes of Board meetings shall be drawn up and signed by the Chair, if any, or by all Directors present at the meeting.	Les procès-verbaux de la réunion du Conseil devront être établis par écrit et signés par le Président, le cas échéant, ou par tous les Administrateurs

Bestuurders die ter vergadering aanwezig zijn.

Kopieën en uittreksels van notulen of besluiten van het Bestuur worden gewaarmerkt en ondertekend door de Voorzitter of, indien van toepassing, de tijdelijke voorzitter, of door twee willekeurige (2) Bestuurders.
Copies of and extracts from Board minutes or resolutions shall be certified and signed by the Chair or, when applicable, the pro tempore chair, or by any two (2) Directors.
présents à la réunion.

Les copies ou les extraits des procès-verbaux ou les résolutions devront être certifiés par le Président, s’il en a été nommé un, ou, le cas échéant, le président pro tempore, voire par deux (2) Administrateurs quelconques.

ARTIKEL 10. BEVOEGDHEDEN, TAKEN, AANSPRAKELIJKHEID EN SCHADELOOSSTELLING	ARTICLE 10. POWERS, DUTIES, LIABILITY AND INDEMNIFICATION	ARTICLE 10. POUVOIRS - DEVOIRS - RESPONSABILITÉ - INDEMNISATION

10.1 Bevoegdheden van het Bestuur	10.1 Powers of the Board	10.1 Pouvoirs du Conseil

Het Bestuur heeft de ruimste bevoegdheden om namens de Vennootschap te handelen en alle bestuurs- en beschikkingshandelingen te verrichten of toe te staan die nodig of nuttig zijn ter verwezenlijking van het doel van de Vennootschap. Alle bevoegdheden die niet uitdrukkelijk aan de algemene vergadering van aandeelhouders zijn voorbehouden krachtens de Statuten of de Wet kunnen door het Bestuur worden uitgeoefend.

The Board shall have the broadest powers to act on behalf of the Company and to perform or authorise all acts of administration or disposal necessary or useful to accomplish the Company’s purpose. All powers not expressly reserved to the general meeting of shareholders under the Articles or the Act can be exercised by the Board.

Le Conseil sera investi des pouvoirs les plus étendus pour agir au nom de la Société et pour accomplir ou autoriser tous les actes d’administration ou de disposition qui seront nécessaires ou utiles pour la réalisation de l’objet social de la Société. Tous les pouvoirs qui ne sont pas expressément réservés par la Loi ou par les présents Statuts à l’assemblée générale des actionnaires pourront être exercés par le Conseil.

10.2 Vertrouwelijkheid	10.2 Confidentiality	10.2 Confidentialité

Ook na afloop van hun bestuurstermijn mogen Bestuurders geen informatie over de Vennootschap bekendmaken die de belangen van de Vennootschap zou kunnen schaden, tenzij de bekendmaking wettelijk verplicht of in het algemeen belang is, in overeenstemming met en met toepassing van het bepaalde in Artikel 444-6 van de Wet.

Even after the end of their term of office, the Director(s) shall not disclose information about the Company which could be detrimental to the Company’s interests, except when disclosure is required by law or the public interest, in accordance with and subject to the provisions of Article 444-6 of the Act.

Même après le terme de leur mandat, le ou les Administrateur(s) resteront tenus de ne pas révéler les informations relatives à la Société qui pourraient contrevenir aux intérêts de cette dernière, sauf si la révélation de ces informations est requise par la loi ou l’intérêt public, conformément à et sous réserve des dispositions de l’Article 444-6 de la Loi.

10.3 Belangenconflicten	10.3 Conflicts of interest	10.3 Conflits d’intérêts

De Bestuurders zijn verplicht tot naleving van de procedure voor belangenconflicten zoals bepaald in Artikel 441-7 van de Wet en Artikel 9.2.4 van deze Statuten.

Voor alle duidelijkheid en voor zover toegestaan door de Wet, geldt dat geen enkele overeenkomst of transactie tussen de Vennootschap en een andere partij wordt beïnvloed of nietig is om de enkele reden dat een of meer Bestuurders, managers, vennoten, aandeelhouders, functionarissen of werknemers van de Vennootschap een persoonlijk belang hebben bij de overeenkomst of transactie of bevoegd vertegenwoordigers van die andere partij zijn. Tenzij deze Statuten anders bepalen, is een Bestuurder of functionaris van de Vennootschap die als bestuurder, manager, vennoot, aandeelhouder, functionaris of

The Directors shall observe the conflicts-of-interest procedure provided for by Article 441-7 of the Act and Article 9.2.4 of these Articles.

For the sake of clarity and insofar as permitted by the Act, no contract or transaction between the Company and another party shall be affected or invalidated based solely on the fact that one or more Directors, managers, partners, members, officers or employees of the Company have a personal interest in the contract or transaction or are duly authorised representatives of that other party. Unless otherwise provided herein, any Director or officer of the Company who serves as a director, manager, partner, member, officer or employee of any company or firm with which the Company contracts or otherwise engages in business shall not

Les Administrateurs devront observer la procédure applicable aux conflits d’intérêts telle que prévue à l’Article 441-7 de la Loi et à l’article 9.2.4 des présents Statuts.

Pour éviter toute équivoque et dans la limite permise par la Loi, aucun contrat ou transaction entre la Société et une autre partie ne sera affecté ou invalidé par le simple fait qu’un ou plusieurs Administrateurs, actionnaires, membres, dirigeants ou salariés de la Société auraient un intérêt personnel dans ledit contrat ou ladite transaction, ou s’il est un représentant dûment autorisé de l’autre partie concernée. Sauf dispositions contraires des présents Statuts, tout Administrateur ou dirigeant qui agit en tant qu’Administrateur, gérant, associé, actionnaire, dirigeant ou salarié pour le compte d’une autre société ou firme werknemer van een vennootschap of onderneming waarmee de Vennootschap overeenkomsten sluit of anderszins zaken doet, niet automatisch uitgesloten van het deelnemen aan de beraadslagingen en het stemmen over of handelen inzake kwesties in verband met een dergelijke overeenkomst of andere zaken.
automatically be prevented from taking part in the deliberations and voting or acting on any matters with respect to such contract or other business.
avec laquelle la Société contractera ou entrera autrement en relations d’affaires, ne sera pas, pour ce seul motif, automatiquement empêché de prendre part aux délibérations et de voter ou d’agir en ce qui concerne toutes opérations relatives à un tel contrat ou transaction.

10.4 Aansprakelijkheid en schadeloosstelling	10.4 Liability and indemnification	10.4 Responsabilité - indemnisation

De Bestuurders kunnen bij de uitoefening van hun taken niet persoonlijk aansprakelijk worden gesteld voor een verbintenis die zij op rechtsgeldige wijze namens de Vennootschap zijn aangegaan. Zij kunnen uitsluitend aansprakelijk worden gesteld voor de uitoefening van hun taken in overeenstemming met de toepasselijke wettelijke bepalingen.

Voor zover wettelijk toegestaan, is de Vennootschap verplicht tot schadeloosstelling van elke Bestuurder en zijn/haar erfgenamen, executeurs en bewindvoerders voor alle kosten die redelijkerwijs zijn gemaakt in verband met een rechtsvordering, rechtszaak of procedure waarbij of waarin de Bestuurder mogelijk tot partij wordt gemaakt vanwege het feit dat hij/zij Bestuurder is of is geweest van de Vennootschap, of, op verzoek van de Vennootschap, van een andere vennootschap waarvan de Vennootschap aandeelhouder of schuldeiser is en jegens wie de Bestuurder geen recht op schadeloosstelling heeft, met uitzondering van rechtsvorderingen, rechtszaken en procedures met betrekking tot kwesties waarvoor de Bestuurder uiteindelijk aansprakelijk wordt gehouden vanwege grove nalatigheid of wanbestuur. In geval van een schikking zal de schadeloosstelling door de Vennootschap alleen plaatsvinden indien de juridisch adviseur van de Vennootschap aan de Vennootschap heeft medegedeeld dat er geen sprake is geweest van plichtsverzuim van die Bestuurder. Dit recht op schadeloosstelling geldt onverminderd alle andere rechten die de betrokken persoon mogelijk heeft.

The Directors may not, in the performance of their tasks, be held personally liable for any commitment validly made by them in the Company’s name. They may only be held liable for the performance of their duties in accordance with the applicable legal provisions.

Insofar as permitted by law, the Company shall indemnify any Director and the latter’s heirs, executors and administrators for expenses reasonably incurred in connection with any action, lawsuit or proceedings to which the Director may be made a party by reason of being or having been a Director of the Company or, at the request of the Company, of any other company of which the Company is a shareholder or creditor and by which the Director is not entitled to be indemnified, with the exception of actions, lawsuits and proceedings relating to matters for which the Director is ultimately found liable for gross negligence or misconduct. In the event of a settlement, indemnification shall only be provided if the Company has been advised by its legal counsel that the Director did not breach their duties. This right to indemnification is without prejudice to any other rights on which the relevant person may be entitled to rely.

Les Administrateurs, dans le cadre de leur mandat, ne seront pas personnellement responsables pour tout engagement valablement pris par eux pour le compte de la Société. Ils ne peuvent être tenus responsables que pour l’exercice de leurs fonctions conformément aux dispositions légales applicables.

Dans les limites permises par la loi, la Société devra indemniser tout Administrateur ainsi que les héritiers, les exécuteurs et administrateurs testamentaire de ce dernier, des dépenses raisonnables faites en relation avec toute action, procès ou procédure à laquelle l’Administrateur aurait pu être partie en raison de sa fonction passée ou actuelle d’Administrateur ou, à la demande de la Société, de toute autre société dans laquelle la Société est associée ou créancière et pour laquelle l’Administrateur ne serait pas autorisé à être indemnisé, excepté pour toute action, procès ou procédure en relation avec des affaires pour lesquelles l’Administrateur serait finalement déclaré responsable pour faute grave ou faute lourde. En cas de règlement amiable d’un conflit, des indemnités pourront être accordées uniquement dans les matières en relation avec lesquelles la Société a été conseillée par son conseiller juridique, que l’Administrateur n’a pas violé ses obligations. Ce droit à indemnité n’est pas exclusif d’autres droits que la personne concernée pourra revendiquer.

ARTIKEL 11. DELEGERING VAN BEVOEGDHEDEN	ARTICLE 11. DELEGATION OF POWERS	ARTICLE 11. DÉLÉGATION DE POUVOIRS

11.1 Delegering van dagelijks bestuur	11.1 Delegation of daily management	11.1 Délégation de la gestion journalière

Het Bestuur mag zijn bevoegdheden om het dagelijks bestuur en de dagelijkse zaken van de Vennootschap te voeren of	The Board may confer its powers to conduct the Company’s daily management and affairs and represent	Le Conseil pourra déléguer ses pouvoirs pour conduire la gestion journalière et les affaires de la Société

te regelen en de Vennootschap in dit verband te vertegenwoordigen, toekennen aan een of meer leden van het Bestuur of aan een andere persoon, die geen Bestuurder of aandeelhouder van de Vennootschap behoeft te zijn, alleen of gezamenlijk handelend, op de hiervoor door het Bestuur bepaalde voorwaarden. Het Bestuur kan de delegering van het dagelijks bestuur te allen tijde en zonder specifieke reden vrijelijk beëindigen. De aansprakelijkheid van de perso(o)n(en) die verantwoordelijk is (zijn) voor het dagelijks bestuur wordt bepaald overeenkomstig de toepasselijke bepalingen van de Wet. De perso(o)n(en) die verantwoordelijk is (zijn) voor het dagelijks bestuur is (zijn) verplicht tot naleving van de procedure voor belangenconflicten zoals voorzien in Artikel 441-10 van de Wet.

Wanneer de Vennootschap wordt bestuurd door een Bestuur, brengt de delegering van het dagelijks bestuur aan een lid van het Bestuur de verplichting voor het Bestuur met zich mee om jaarlijks aan de algemene vergadering van aandeelhouders te rapporteren over het salaris, de vergoedingen en andere voordelen die zijn toegekend aan de Bestuurder aan wie het dagelijks bestuur is toevertrouwd.

the Company in this regard to any member or members of the Board or any other person, who need not be a Director or shareholder of the Company, acting alone or jointly, at the terms so determined by the Board. The Board may freely terminate the delegation of the daily management at any time and without cause. The liability of the person(s) responsible for the daily management shall be determined in accordance with the applicable provisions of the Act. The person(s) responsible for daily management shall comply with the conflicts-of-interest procedure provided for by Article 441-10 of the Act.

When the Company is managed by a Board, the delegation of daily management to a member of the Board entails an obligation for the Board to report annually to the general meeting of shareholders on the salary, fees and other advantages granted to the Director entrusted with the daily management.

ainsi que la représentation de la Société à un ou plusieurs membres du Conseil ou à une ou plusieurs autres personnes qui ne seront pas nécessairement des Administrateurs ou des actionnaires de la Société, lesquelles pourront agir individuellement ou conjointement, selon les conditions et les pouvoirs déterminés par le Conseil. Le Conseil pourra mettre un terme librement, à tout moment et sans justification, à la délégation de pouvoirs du ou des délégués à la gestion journalière. La responsabilité du(des) délégué(s) à la gestion journalière sera déterminée conformément aux dispositions de la Loi. La ou les personnes déléguées à la gestion journalière devront se conformer à la procédure des conflits d’intérêt de l’Article 441-10 de la Loi.

Lorsque la Société est gérée par un Conseil, la délégation de la gestion journalière à un membre du Conseil entrainera l’obligation pour le Conseil de faire rapport chaque année à l’assemblée générale des actionnaires sur le salaire, les frais et autres avantages octroyés à l’Administrateur dans le cadre de ladite délégation.

11.2 Delegering aan algemeen directeur en/of bestuurscommissie	11.2 Delegation to a general manager and/or management committee	11.2 Délégation à un directeur général et/ ou un comité de direction

Het Bestuur mag zijn bestuursbevoegdheden toekennen aan een bestuurscommissie of een algemeen directeur overeenkomstig en met toepassing van het bepaalde in Artikel 441-11 van de Wet. In dit geval is het Bestuur bevoegd om de voorwaarden voor de benoeming, het ontslag, de bezoldiging (indien van toepassing), de duur van de bestuurstermijn en het besluitvormingsproces te bepalen. Het Bestuur houdt toezicht op de bestuurscommissie of de algemeen directeur. De leden van de bestuurscommissie en de algemeen directeur, al naar gelang van toepassing, zijn/is verplicht tot naleving van de procedure voor belangenconflicten van Artikel 441-12 van de Wet en van de geheimhoudingsverplichtingen zoals bepaald in Artikel 444-6 van de Wet.

The Board may confer its management powers to a management committee or a general director, in accordance with and subject to the provisions of Article 441-11 of the Act. In this case, the Board is authorised to determine the conditions for the appointment, removal, remuneration (if any), duration of the term of office and the decision-making process. The Board shall supervise the management committee or general director. Members of the management committee and the general director, as the case may be, shall comply with the conflicts-of-interest procedure provided for by Article 441-12 of the Act as well as with the confidentiality obligations provided for by Article 444-6 of the Act.

Le Conseil pourra déléguer ses pouvoirs de direction à un comité de direction ou un directeur général, conformément aux et sous réserve des dispositions de l’Article 441-11 de la Loi. Dans ce cas, le Conseil sera autorisé à déterminer les conditions de nomination, révocation, rémunération (le cas échéant), durée de mandat et procédure décisionnelle. Le Conseil supervisera le comité de direction ou le directeur général. Les membres du comité de direction et le directeur général, le cas échéant, devront se conformer à la procédure de conflits d’intérêts prévue à l’Article 441-12 de la Loi, ainsi qu’aux obligations de confidentialité prévues à l’Article 444-6 de la Loi.

11.3 Andere delegering van bevoegdheden	11.3 Other delegations of authority	11.3 Autres délégations

Het Bestuur mag bepaalde bevoegdheden toekennen en/of specifieke taken toevertrouwen aan een	The Board may confer certain powers on and/or entrust specific duties to any member(s) of the Board or any other	Le Conseil pourra conférer certains pouvoirs et/ou mandats spéciaux à un ou plusieurs membres du Conseil ou à

of meer leden van het Bestuur of een of meer andere personen, die geen Bestuurder of aandeelhouder van de Vennootschap behoeven te zijn, gezamenlijk of afzonderlijk handelend, overeenkomstig de door de Bestuurder, of, indien van toepassing, het Bestuur bepaalde voorwaarden en bevoegdheden.

Het Bestuur mag ook een of meer commissies instellen en hun samenstelling en doel bepalen. Dergelijke commissies oefenen hun bevoegdheden onder verantwoordelijkheid van het Bestuur uit.

person(s), who need not be a Director or shareholder of the Company, acting jointly or individually, in accordance with the conditions and powers determined by the Director or, if applicable, the Board.

The Board may also establish one or more committees and determine their composition and purpose. Any such committees shall exercise their authority under the responsibility of the Board.

une ou plusieurs autres personnes qui ne seront pas nécessairement des Administrateurs ou des actionnaires de la Société, lesquelles pourront agir individuellement ou conjointement, selon les conditions et les pouvoirs déterminés par l’Administrateur ou, le cas échéant, le Conseil.

Le Conseil pourra aussi nommer un ou plusieurs comités et déterminer leur composition et leur objet. Ce ou ces comités exerceront leurs prérogatives sous la responsabilité du Conseil.

ARTIKEL 12. VERTEGENWOORDIGING VAN DE VENNOOTSCHAP	ARTICLE 12. REPRESENTATION OF THE COMPANY	ARTICLE 12. REPRESENTATION DE LA SOCIÉTÉ

Indien er slechts één (1) Bestuurder is benoemd, is de Vennootschap jegens derden gebonden door de handtekening van die Bestuurder alsmede door de handtekening of gezamenlijke handtekening van een of meer personen aan wie de Bestuurder tekenbevoegdheid heeft gedelegeerd, binnen de grenzen van die bevoegdheid.

Indien de Vennootschap door een Bestuur wordt bestuurd, is de Vennootschap jegens derden gebonden, onverminderd het volgende lid, door de gezamenlijke handtekening van twee (2) willekeurige Bestuurders alsmede door de handtekening of gezamenlijke handtekening van een of meer personen aan wie het Bestuur tekenbevoegdheid heeft gedelegeerd, binnen de grenzen van die bevoegdheid.

Indien de aandeelhouders meerdere klassen van Bestuurders hebben benoemd, is de Vennootschap jegens derden gebonden door de gezamenlijke handtekening van één (1) Bestuurder van elke klasse alsmede door de handtekening of gezamenlijke handtekening van een of meer personen aan wie het Bestuur, of een Bestuurder van elke klasse, tekenbevoegdheid heeft gedelegeerd, binnen de grenzen van die bevoegdheid.

Indien een algemeen directeur of bestuurscommissie is benoemd of ingesteld, is deze directeur of die commissie ook gerechtigd om de Vennootschap te vertegenwoordigen en tekenbevoegd.

Indien het dagelijks bestuur is toevertrouwd aan een of meer personen, vertegenwoordigen zij de Vennootschap door middel van hun gezamenlijke

If only one (1) Director has been appointed, the Company shall be liable towards third parties by the signature of that Director as well as by the signature or joint signature of any person(s) to whom the Director has delegated signing authority, within the limits of that authority.

If the Company is managed by a Board, the Company shall be liable towards third parties, without prejudice to the following paragraph, by the joint signature of any two (2) Directors as well as by the signature or joint signature of any person(s) to whom the Board has delegated signing authority, within the limits of that authority.

If the shareholders have appointed classes of Directors, the Company shall be liable towards third parties by the joint signature of one (1) Director of each class as well as by the signature or joint signature of any person(s) to whom the Board, or a Director of each class, have delegated signing authority, within the limits of that authority.

If a managing director or management committee has been appointed, this director or committee shall also be entitled to represent the Company and have signing authority.

If one or more persons have been entrusted with daily management, they shall represent the Company by means of their joint signature for all matters that fall within the scope of daily management.

En cas de nomination d’un Administrateur unique, la Société sera engagée à l’égard des tiers par la signature individuelle de cet Administrateur, ainsi que par les signatures conjointes ou la signature individuelle de toute(s) personne(s) à laquelle ou auxquelles l’Administrateur aura délégué un tel pouvoir de signature, et ce dans les limites d’un tel pouvoir.

Lorsque la Société est gérée par un Conseil et sous réserve de ce qui suit, la Société sera engagée vis-à-vis des tiers par les signatures conjointes de deux (2) Administrateurs ainsi que par la signature individuelle ou conjointe de toute(s) personne(s) à laquelle ou auxquelles le Conseil aura délégué un tel pouvoir de signature, et ce dans les limites d’un tel pouvoir.

Si les actionnaires ont nommé une ou plusieurs catégories d’Administrateurs, la Société sera engagée vis-à-vis des tiers par la signature conjointe d’un Administrateur de chaque catégorie ainsi que par la seule signature ou par la signature conjointe de toute(s) personne(s) à qui le Conseil, ou un Administrateur de chaque catégorie, aura délégué un tel pouvoir de signature, et ce dans les limites d’un tel pouvoir.

Si un directeur général et/ ou un comité de direction ont été nommés, cet Administrateur et ce comité auront également le droit de représenter la Société et auront un pouvoir de signature.

Si un (1) ou plusieurs délégués à la gestion journalière ont été nommé(s), ce(s) délégué(s) pourront représenter la

handtekening voor alle kwesties die tot het dagelijks bestuur behoren.		Société par leur signature conjointe(s), et ce dans les limites de la gestion journalière.

ARTIKEL 13. CONTROLE	ARTICLE 13. AUDIT	ARTICLE 13. REVISION DES COMPTES

Het toezicht op de activiteiten van de Vennootschap wordt toevertrouwd aan een of meer wettelijke commissarissen (“commissaire(s)”) of, voor zover dit wordt vereist door de wetgeving van het Groothertogdom Luxemburg of een aandeelhoudersbesluit, aan een of meer onafhankelijke bedrijfsrevisoren (“réviseur(s) d’entreprises”).

De wettelijke commissaris(sen) of onafhankelijke bedrijfsrevisor(en), al naargelang van toepassing, wordt (worden) benoemd door de algemene vergadering van aandeelhouders, die hun aantal en bezoldiging zal bepalen alsmede hoe lang zij in functie zullen zijn. De wettelijke commissaris(sen) wordt (worden) benoemd voor een termijn van maximaal zes (6) jaar. De wettelijke commissaris(sen) of onafhankelijke bedrijfsrevisor(en) kan (kunnen) aan het einde van hun termijn worden herbenoemd en te allen tijde uit hun functie worden ontslagen, met of zonder specifieke reden, bij besluit van de aandeelhouders, met inachtneming van de toepasselijke wettelijke bepalingen.

The supervision of the Company’s operations shall be entrusted to one or more statutory auditor(s) (commissaire(s)) or, to the extent required by the laws of the Grand Duchy of Luxembourg or a shareholder decision, by one or more independent auditor(s) (réviseur(s) d’entreprises).

The statutory auditor(s) or independent auditor(s), as the case may be, are appointed by the general meeting of shareholders, which shall determine their number, remuneration and the duration of their term of office. The statutory auditor(s) shall be appointed for a term not exceeding six (6) years. The statutory auditor(s) or independent auditor(s) may be re-appointed at the end of their term and removed from office pursuant to a shareholders’ resolution at any time, with or without cause, subject to the applicable statutory provisions.

Le contrôle des opérations de la Société seront surveillées par un (1) ou plusieurs commissaires aux comptes ou, dans la mesure où cela est prévu par la loi luxembourgeoise ou décidé optionnellement par les actionnaires, à un (1) ou plusieurs réviseurs d’entreprises indépendants agréés.

Le(s) commissaire(s) aux comptes ou, le cas échéant, le(s) réviseur(s) d’entreprises agréé(s), sera/seront nommé(s) par les actionnaires, qui détermineront leur nombre, leur rémunération et la durée de son / leur mandat. La durée du mandat du commissaire aux comptes ou, le cas échéant, du réviseur d’entreprises agréés, ne pourra excéder six (6) ans. Leur mandat pourra être renouvelé à leur terme et ils pourront être révoqués de leurs fonctions à tout moment, avec ou sans motif, sur simple décision des actionnaires, sous réserve des dispositions légales applicables.

DEEL IV. ALGEMENE VERGADERING VAN AANDEELHOUDERS	PART IV. GENERAL MEETING OF SHAREHOLDERS	PARTIE IV. ASSEMBLÉE GÉNÉRALE DES ACTIONNAIRES

ARTIKEL 14. BEVOEGDHEDEN	ARTICLE 14. POWERS	ARTICLE 14. POUVOIRS

De algemene vergadering van aandeelhouders heeft de bevoegdheden die aan haar zijn voorbehouden in de Wet en deze Statuten.

Elke algemene vergadering die naar behoren is opgeroepen, vertegenwoordigt en is bindend voor alle aandeelhouders van de Vennootschap.

De aandeelhouders mogen niet deelnemen aan of zich bemoeien met het bestuur van de Vennootschap.

The general meeting of shareholders shall have the powers reserved to it by the Act and these Articles.

Any regularly constituted general meeting shall represent and bind all shareholders of the Company.

The shareholders shall not participate in or interfere with the Company’s management.

L’assemblée générale des actionnaires disposera de tous les pouvoirs qui lui sont conférés par la Loi et les présents Statuts.

Toute assemblée générale régulièrement constituée sera censée représenter et lier la totalité des actionnaires de la Société.

Les actionnaires ne pourront ni participer à, ni interférer dans la gestion de la Société.

ARTIKEL 15. JAARLIJKSE ALGEMENE VERGADERING	ARTICLE 15. ANNUAL GENERAL MEETING	ARTICLE 15. ASSEMBLÉE GÉNÉRALE ANNUELLE

De jaarlijkse algemene vergadering van aandeelhouders wordt gehouden overeenkomstig het bepaalde in Artikel 450-8 van de Wet.	The annual general meeting of shareholders shall be held in accordance with the provisions of Article 450-8 of the Act.	L’assemblée générale annuelle des actionnaires se déroulera conformément aux dispositions de l’Article 450-8 de la Loi.

ARTIKEL 16. BESLUITVORMINGSPROCEDURE	ARTICLE 16. DECISION-MAKING PROCEDURE	ARTICLE 16. PROCÉDURE POUR LES DÉCISIONS DES ACTIONNAIRES

16.1 Oproeping van vergaderingen	16.1 Calling of meetings	16.1 Convocation
De oproeping van algemene vergaderingen geschiedt door het Bestuur of de commissaris(sen)/bedrijfsrevisor(en). Een algemene vergadering moet worden bijeengeroepen indien een of meer aandeelhouders die ten minste tien procent (10%) van het aandelenkapitaal van de Vennootschap vertegenwoordigen dit schriftelijk verzoeken, onder vermelding van de agenda voor de vergadering.

Algemene vergaderingen van aandeelhouders, met inbegrip van de jaarlijkse algemene vergadering, kunnen alleen in het buitenland worden gehouden indien onvoorziene omstandigheden of overmacht dit noodzakelijk maken/maakt, zoals door het Bestuur bepaald.

De oproeping van algemene vergaderingen van aandeelhouders vindt plaats overeenkomstig het bepaalde in Artikel 450-8 van de Wet, behalve wanneer alle aandelen aandelen op naam zijn, in welk geval de aandeelhouders ten minste acht (8) dagen van tevoren per aangetekende brief of via een ander door de betrokken aandeelhouder aanvaard communicatiemiddel kunnen worden opgeroepen voor de vergadering.

De registratiedatum voor Algemene vergaderingen wordt door het Bestuur vastgesteld vóór de datum van de algemene vergadering (de “Registratiedatum”).
Aandeelhouders dienen de Vennootschap schriftelijk per post of op elektronische wijze in kennis te stellen van hun voornemen tot deelname aan de algemene vergadering op het in de oproeping vermelde postadres of elektronische adres en wel uiterlijk op de door het Bestuur vastgestelde datum, die niet vóór de in de oproeping vermelde Registratiedatum mag liggen.

Indien alle aandeelhouders op een algemene vergadering aanwezig of vertegenwoordigd zijn en verklaren dat zij van de agenda in kennis zijn gesteld, kan de algemene vergadering worden gehouden zonder dat er een voorafgaande oproeping is verzonden.

Een of meer aandeelhouders die ten minste tien procent (10%) van het aandelenkapitaal van de Vennootschap vertegenwoordigen, kunnen schriftelijk

The Board or the auditor(s) may call general meetings. A general meeting must be called if one or more shareholders representing at least ten percent (10%) of the Company’s share capital so request in writing, indicating the agenda for the meeting.

General meetings of shareholders, including the annual general meeting, can be held abroad only if so required by unforeseen circumstances or acts of force majeure, as determined by the Board.

General meetings of shareholders are called in accordance with the provisions of Article 450-8 of the Act, except where all shares are in registered form, in which case the shareholders can be called to the meeting at least eight (8) days in advance by registered letter or any other means of communication accepted by the relevant shareholder.

The record date for general meetings shall be set by the Board before the date of the general meeting (the “Record Date”).

Shareholders shall notify the Company of their intention to participate in the general meeting in writing by post or electronic means at the postal or electronic address indicated in the convening notice, no later than the day determined by the Board, which may not be earlier than the Record Date, indicated in the convening notice.

If all shareholders are present or represented at a general meeting and state that they have been informed of the agenda, the general meeting may be held without a prior notice having been sent.

One or more shareholders representing at least ten percent (10%) of the Company’s share capital may request in writing that additional items be added to the agenda of a general meeting. Such a request must be sent to the Company’s registered office by registered mail at least five (5) days before the scheduled date of the meeting.

Le Conseil ou le(s) commissaire(s) aux comptes, le cas échéant, pourront convoquer une assemblée générale des actionnaires. Une assemblée générale des actionnaires devra être convoquée si un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société le demande(nt) par écrit, avec une indication de l’ordre du jour de cette assemblée.

Les assemblées générales des actionnaires, y compris l’assemblée générale annuelle, ne pourront se tenir à l’étranger que si elles sont requises par des circonstances imprévues ou des cas de force majeure, tel que déterminé par le Conseil.

L’assemblée générale des actionnaires pourra être convoquée conformément aux dispositions de l’Article 450-8 de la Loi, sauf lorsque toutes les actions sont sous forme nominative auquel cas les actionnaires pourront être convoqués au moins huit (8) jours avant l’assemblée par lettre recommandée ou tout autre moyen de communication accepté par l’actionnaire concerné.

La date de référence pour les assemblées générales est fixée par le Conseil d’administration avant la date de l’assemblée générale (la « Date de Référence »).

Les Actionnaires doivent notifier à la Société leur intention de participer à l’assemblée générale par écrit, par voie postale ou électronique, à l’adresse postale ou électronique indiquée dans l’avis de convocation, au plus tard à la date déterminée par le Conseil, laquelle ne peut être antérieure à la Date de Référence, telle qu’indiquée dans l’avis de convocation.

Si tous les actionnaires sont présents ou représentés à l’assemblée générale et déclarent avoir eu connaissance de l’ordre du jour de l’assemblée, l’assemblée pourra être tenue sans convocation préalable.

Un ou plusieurs actionnaires représentant au moins dix pourcent (10%) du capital social pourront exiger par écrit que des éléments supplémentaires soient ajoutés à l’ordre du jour de toute assemblée générale. Une telle demande devra être verzoeken om de toevoeging van punten aan de agenda van een algemene vergadering. Een dergelijk verzoek moet ten minste vijf (5) dagen vóór de geplande datum van de vergadering per aangetekende brief naar de statutaire zetel van de Vennootschap worden verzonden.
adressée au siège social de la Société par lettre recommandée au moins cinq (5) jours avant la date prévue pour cette assemblée.

16.2 Vorm waarin besluiten kunnen worden genomen	16.2 Form of resolutions	16.2 Forme des résolutions

Indien de Vennootschap één aandeelhouder heeft, oefent die aandeelhouder alle bevoegdheden uit die de Wet aan de algemene vergadering toevertrouwt. In dat geval en voor zover van toepassing, geldt, indien de term “enig aandeelhouder” niet uitdrukkelijk in deze Statuten wordt genoemd, dat alle verwijzingen naar de “aandeelhouders” en de “algemene vergadering” worden geacht naar de enig aandeelhouder te verwijzen. Besluiten die door de enig aandeelhouder zijn genomen, moeten schriftelijk worden vastgelegd.

Aandeelhouders kunnen deelnemen aan algemene vergaderingen van aandeelhouders via een conference call, videoconferentie of enig ander middel voor directe communicatie waarmee hun identificatie in overeenstemming met en onder toepassing van het bepaalde in Artikel 450-1 van de Wet mogelijk is. Een dergelijke deelname wordt gelijkgesteld met fysieke aanwezigheid op de algemene vergadering.

Aandeelhouders kunnen tijdens een algemene vergadering stemmen door middel van stemformulieren. Stemformulieren moeten persoonlijk, met ontvangstbevestiging, of per aangetekende post of koerier bij de statutaire zetel van de Vennootschap worden bezorgd. Stemformulieren die niet zijn ondertekend door de aandeelhouder (of diens bevoegd vertegenwoordiger(s), al naar gelang van toepassing) en die niet ten minste de volgende informatie bevatten, worden als nietig beschouwd:

•
de naam van de aandeelhouder en, voor een rechtspersoon, de statutaire zetel of, voor een natuurlijke persoon, de woonplaats;

•
het totale aantal aandelen dat de aandeelhouder bezit en, indien van toepassing, het aantal aandelen van elke klasse;

•
plaats, datum en tijdstip van de vergadering;

If the Company has a sole shareholder, that shareholder shall exercise the powers entrusted by the Act to the general meeting. In this case and to the extent applicable, if the term “sole shareholder” is not expressly mentioned in these Articles, all references to the “shareholders” and the “general meeting” shall be deemed to refer to the sole shareholder. Resolutions taken by the sole shareholder must be set out in writing.

Shareholders can attend general meetings of shareholders by conference call, videoconference or any other means of instant communication enabling their identification in accordance with and subject to the provisions of Article 450-1 of the Act. Such participation shall be deemed equivalent to physical attendance at the general meeting.

Shareholders can vote at a general meeting using voting forms. Voting forms must be submitted to the Company’s registered office either in person, with an acknowledgment of receipt, or by registered mail or courier. Any voting form which is not signed by the shareholder (or the latter’s authorised representative(s), as applicable) and which does not contain at least the following items of information shall be deemed null and void:

•
the shareholder’s name and, for a legal entity, registered office address or, for a natural person, place of residence;

•
the total number of shares held by the shareholder and, if applicable, the number of shares in each class;

•
the place, date and time of the meeting;

•
the agenda for the meeting;

•
the shareholder’s vote on each proposed resolution, i.e. abstention, for or against; and

Si la Société possède un associé unique, ce dernier exercera les pouvoirs qui sont confiés par la Loi à l’assemblée générale. Dans ce cas, et dans la mesure du possible, lorsque le terme « actionnaire unique » n’est pas expressément mentionné dans les présents Statuts, toute référence à l’ « actionnaire » ou l’ « assemblée générale » utilisée dans les présents Statuts devra être comprise comme une référence à l’ « actionnaire unique ». Les résolutions de l’actionnaire unique devront être prises par écrit.

Les actionnaires peuvent participer aux assemblées générales des actionnaires par conférence téléphonique, vidéoconférence ou tout autre moyen de télécommunication instantanée permettant leur identification, conformément aux dispositions de l’Article 450-1 de la Loi. Une telle participation sera considérée comme équivalente à une présence physique à ladite assemblée.

Les actionnaires peuvent voter à l’assemblée générale par le biais de formulaires de vote. Les formulaires de vote devront être délivrés au siège social de la Société soit en mains propres avec une accusée de réception, soit par lettre recommandée ou coursier. Tout bulletin de vote qui ne sera pas signé par l’actionnaire concerné (ou, le cas échéant, par un représentant dûment autorisé par ce dernier) et qui ne contiendra pas au moins les informations suivantes sera réputé nul et non-avenu :

•
le nom de l’actionnaire et, pour une personne morale, son siège social, ou pour une personne physique, son domicile ;

•
le nombre total d’actions détenues par l’actionnaire en question dans la Société et, le cas échéant, le nombre d’actions détenues dans chaque classe ;

•
le lieu, la date et l’heure de la réunion ;

•
de agenda voor de vergadering;

•
de stem van de aandeelhouder over elk voorgesteld besluit, d.w.z. onthouding, vóór of tegen; en

•
de naam en titel van de bevoegd vertegenwoordiger van de aandeelhouder, indien van toepassing.

Stemformulieren moeten om uiterlijk 18.00 uur CET op de dag die direct aan de datum van de algemene vergadering voorafgaat door de Vennootschap worden ontvangen, op voorwaarde dat dit een dag is waarop de banken in het Groothertogdom Luxemburg in het algemeen open zijn. Stemformulieren die na deze termijn door de Vennootschap zijn ontvangen, worden niet meegeteld. Een aandeelhouder die gebruik maakt van een stemformulier en die niet rechtstreeks in het register van aandeelhouders is opgenomen, dient een bevestiging van zijn/haar aandelenbezit per de Registratiedatum aan het stemformulier te hechten zoals bepaald in deze Statuten.

Het Bestuur kan andere voorwaarden bepalen waaraan moet worden voldaan om deel te nemen aan een algemene vergadering van aandeelhouders.

•
the name and title of the shareholder’s authorised representative, if applicable.

Voting forms must be received by the Company no later than 18.00 CET on the day immediately preceding the date of the general meeting, provided this is a day on which banks are generally open for business in the Grand Duchy of Luxembourg. Any voting forms received by the Company after this deadline shall not be counted. A shareholder using a voting form and who is not directly recorded in the register of shareholders must annex to the voting form a confirmation of his or her shareholding as of the Record Date as provided in these Articles.

The Board may determine other conditions that must be fulfilled in order to take part in a general meeting of shareholders.

•
l’ordre du jour de l’assemblée générale ;

•
le vote sur chaque résolution proposée, à savoir abstention, pour ou contre ; et

•
le nom et le titre du représentant l’actionnaire, si applicable.

Tous les formulaires de vote devront être reçus par la Société avant dix-huit heures (heure d’Europe centrale) le jour qui précède immédiatement l’assemblée générale, pourvu qu’il s’agisse d’un jour ouvrable au Grand-Duché de Luxembourg. Tout formulaire de vote reçu par la Société après ce délai ne sera pas pris en compte. Un actionnaire utilisant un formulaire de vote et qui n’est pas directement inscrit au registre des actionnaires doit annexer au formulaire de vote une attestation de sa qualité d’actionnaire à la Date de Référence, conformément aux dispositions des présents Statuts.

Le Conseil pourra déterminer librement toutes autres conditions devant être remplies pour participer à l’assemblée générale des actionnaires.

16.3 Procedure	16.3 Procedure	16.3 Procédure

De voorzitter van de algemene vergadering, of bij diens afwezigheid, een andere door de algemene vergadering van aandeelhouders aangewezen persoon, zit de algemene vergadering voor. De voorzitter wijst een secretaris aan. De algemene vergadering wijst een of meer stemopnemers aan. De voorzitter vormt samen met de secretaris en de stemopnemer(s) het presidium van de algemene vergadering.

Er moet een presentielijst worden opgesteld met daarop de naam van elke aandeelhouder, het aantal gehouden aandelen en, indien van toepassing, de naam van de eventuele vertegenwoordigers van de aandeelhouders.

The chair of the general meeting, or, in the chair’s absence, any other person appointed by the general meeting of shareholders, shall preside over the general meeting. The chair shall appoint a secretary. The general meeting shall appoint one or more scrutineers. The chair, together with the secretary and the scrutineer(s), shall form the presiding committee of the general meeting.

An attendance list indicating the name of each shareholder, the number of shares held and, if applicable, the name of the shareholders’ representatives, shall be drawn up.

Le président de l’assemblée générale des actionnaires, ou, en son absence, toute autre personne nommée par l’assemblée générale des actionnaires devra présider l’assemblée générale. Le président de l’assemblée générale des actionnaires nommera un secrétaire. L’assemblée générale des actionnaires nommera un ou plusieurs scrutateurs. Le président de l’assemblée générale des actionnaires, le secrétaire et le ou les scrutateur(s) formeront ensemble le comité de direction de l’assemblée générale.

Une liste de présence indiquant le nom de chaque actionnaire, le nombre d’actions détenues et, si applicable, le nom du représentant de l’actionnaire, sera établie.

16.4 Stemming	16.4 Voting	16.4 Vote

Elk aandeel geeft recht op één (1) stem, tenzij anders bepaald door de Wet of deze Statuten. De stemrechten van een aandeelhouder worden bepaald door het aantal gehouden aandelen.	Each share carries one (1) vote, unless otherwise provided by the Act or these Articles. A shareholder’s voting rights are determined by the number of shares held.	Une (1) voix sera attachée à chaque action, sauf disposition contraire de la Loi ou des présents Statuts. Chaque actionnaire disposera de droits de vote proportionnels au nombre d’actions détenues.

Aandeelhouders kunnen schriftelijk of per post, fax of e-mail een gevolmachtigde aanwijzen, die geen aandeelhouder behoeft te zijn, om hem/haar op een algemene vergadering te vertegenwoordigen.
Onverminderd het bepaalde in deze Statuten en de Wet op grond waarvan de rechten van aandelen zijn of kunnen worden geschorst, kan het Bestuur het stemrecht schorsen van aandeelhouders die te kort schieten in de nakoming van hun verplichtingen op grond van deze Statuten of de betreffende brief of overeenkomst inzake de inschrijving op aandelen.

Elke aandeelhouder kan zijn/haar stemrechten persoonlijk uitoefenen of tijdelijk of definitief afstand doen van de uitoefening ervan, zowel geheel als gedeeltelijk. Een dergelijke afstand is bindend voor de Vennootschap vanaf het moment waarop de Vennootschap daarvan in kennis wordt gesteld.
Stemovereenkomsten kunnen op rechtsgeldige wijze worden aangegaan in overeenstemming met en onder toepassing van het bepaalde in Artikel 450-2 van de Wet.

Shareholders may appoint in writing, by post, fax or email, a proxy holder, who need not be a shareholder, to represent them at a general meeting.

Without prejudice to these Articles and the Act, pursuant to which the rights of shares are or may be suspended, the Board can suspend the voting rights of shareholders that are in default of their obligations under these Articles or the relevant subscription letter or agreement.

Each shareholder may personally undertake or refrain temporarily or permanently from exercising all or some of its voting rights. Any such waiver is binding on the Company as from the time the Company is notified of it.

Voting arrangements may be validly entered into in accordance with and subject to the provisions of
Article 450-2 of the Act.

Les actionnaires peuvent désigner par écrit, par courrier, par télécopie ou par courrier électronique, un mandataire, qui ne doit pas nécessairement être un actionnaire, pour les représenter à une assemblée générale.
Sans préjudice à ces Statuts et à la Loi, selon lesquelles les droits attachés aux actions seront ou pourront être suspendus, le Conseil pourra suspendre les droits de vote de l’actionnaire qui restera en défaut de remplir les obligations qui lui incombent en vertu des Statuts, de son acte de souscription ou d’engagement.

Il est permis à tout actionnaire, à titre personnel, de s’engager à ne pas exercer temporairement ou définitivement tout ou partie de ses droits de vote. Une telle renonciation est opposable à la société à partir du moment où elle lui est notifiée.
Les conventions de vote seront valables conformément à et sous réserve des dispositions de l’Article 450-2 de la Loi.

16.5 Quorum en meerderheid	16.5 Quorum and majority	16.5 Quorum et majorité

16.5.1 Besluiten tot Statutenwijziging en wijziging van de nationaliteit	16.5.1 Decisions amending the Articles and change of nationality	16.5.1 Décisions modifiant les Statuts et changement de nationalité

Besluiten tot wijziging van deze Statuten of tot wijziging van de nationaliteit van de Vennootschap en besluiten waarvoor, volgens deze Statuten of de Wet, het quorum en de meerderheid gelden die voor de wijziging van de Statuten nodig zijn, moeten worden goedgekeurd met ten minste twee derde (2/3) van de stemmen die zijn uitgebracht volgens het bepaalde in Artikel 450-3 van de Wet op een vergadering waar ten minste de helft (½) van de geplaatste en uitstaande aandelen aanwezig of vertegenwoordigd is. Indien dit quorum bij de eerste vergadering niet wordt gehaald, kan overeenkomstig het bepaalde in de Wet een tweede vergadering met dezelfde agenda worden bijeengeroepen, waarvoor geen quorum vereist is.

Voor zover wettelijk toegestaan, doen de aandeelhouders, door zich aan het bepaalde in deze Statuten te houden, afstand van hun recht op kennisneming van de voorgestelde wijzigingen in de Statuten en het concept van de geconsolideerde Statuten, zoals bepaald in Artikel 461-6 (6) van de Wet.

Resolutions to amend these Articles or change the Company’s nationality and resolutions whose adoption is subject, pursuant to these Articles or the Act, to the quorum and majority required to amend the Articles must be approved by at least two thirds (2/3) of the votes cast in accordance with the provisions of Article 450-3 of the Act at a meeting at which at least half (½) the issued and outstanding shares are present or represented. If this quorum is not met at the first meeting, a second meeting, with the same agenda, may be called, in accordance with the provisions of the Act, for which no quorum shall be required.
Insofar as permitted by law, the shareholders, by adhering to these Articles, waive their right to consult the proposed amendments to the Articles and the draft consolidated Articles provided for by Article 461-6 (6) of the Act.

Toute résolution visant à modifier les présents Statuts ou la nationalité de la Société ainsi que toute résolution dont l’adoption est soumise, en vertu des présents Statuts ou de la Loi, aux conditions de quorum et de majorité requises pour le changement des présents Statuts, devront être approuvées par au moins deux-tiers (2/3) des votes exprimés, conformément aux dispositions de l’Article 450-3 de la Loi, à une assemblée où au moins la moitié (½) de toutes les actions émises et en circulation seront présentes ou représentées. Si ce quorum n’est pas atteint lors de la première assemblée, une deuxième assemblée sera convoquée, avec le même ordre du jour et à laquelle il n’y aura pas d’exigence de quorum liée à la présence.

Dans les limites autorisées par la loi, les actionnaires, en adhérant à ces Statuts, renoncent à leur droit de consulter le texte des modifications proposées aux Statuts ainsi que le projet de statuts coordonnés prévu à l’Article 461-6 (6) de la Loi.

16.5.2 Unanimiteit	16.5.2 Unanimity	16.5.2 Consentement unanime

De verplichtingen van aandeelhouders kunnen uitsluitend worden verzwaard met de unanieme instemming van alle aandeelhouders.	The commitments of shareholders may be increased only with the unanimous consent of all shareholders.	Les engagements des actionnaires ne pourront être augmentés qu’avec leur consentement unanime.

16.5.3 Overige besluiten	16.5.3 Other decisions	16.5.3 Autres décisions

Alle andere besluiten waarvoor geen specifiek quorum of specifieke meerderheid wordt voorgeschreven door deze Statuten of de Wet moeten door de algemene vergadering van aandeelhouders worden goedgekeurd met een gewone meerderheid van de uitgebrachte stemmen, ongeacht het aantal aandelen dat ter vergadering aanwezig of vertegenwoordigd is.

All other decisions for which no specific quorum or majority is required by these Articles or the Act must be approved by the general meeting of shareholders by a simple majority of the votes cast, regardless of the number of shares present or represented at the meeting.

Toutes autres décisions pour lesquelles aucun quorum ou majorité spécifique n’est requis par les présents Statuts ou par la Loi, seront approuvées par l’assemblée générale des actionnaires à la majorité simple des votes exprimés, nonobstant le nombre d’actions présentes ou représentées à l’assemblée.

16.5.4 Aandelenklassen	16.5.4 Classes of shares	16.5.4 Catégories d’actions

Indien er meerdere aandelenklassen zijn en het besluit van de aandeelhouders kan leiden tot een wijziging van hun respectievelijke rechten, moet het besluit, om geldig te zijn, worden goedgekeurd door elke aandelenklasse met het quorum en de meerderheid zoals bepaald in Artikel 16.5.1 van deze Statuten.

If there are several classes of shares and the shareholders’ decision may result in a modification of their respective rights, the decision must, in order to be valid, be approved by each class of shares, with the quorum and majority stipulated in Article 16.5.1 of these Articles.

Dans le cas où plusieurs catégories d’actions existent et où la décision des actionnaires peut résulter en une modification de leurs droits respectifs, la décision, pour être valablement prise, devra inclure, dans chaque catégorie, les conditions de majorité et de quorum prévues par l’article 16.5.1 des présents Statuts.

16.6 Notulen - kopieën en uittreksels	16.6 Minutes - copies and extracts	16.6 Procès-verbaux - copies ou extraits

De notulen van de algemene vergaderingen van aandeelhouders worden opgesteld en ondertekend door de leden van het presidium en door de aandeelhouders die dit wensen.

Kopieën en uittreksels van de notulen van algemene vergaderingen van aandeelhouders kunnen worden gewaarmerkt door twee (2) Bestuurders of één (1) Bestuurder van elke klasse indien er meerdere klassen van Bestuurders zijn.

Minutes of general meetings of shareholders shall be drawn up and signed by the members of the presiding committee and any shareholders who wish to do so.

Copies of and extracts from the minutes of general meetings of shareholders may be certified by any two (2) Directors or one (1) Director from each class if there are multiple classes of Directors.

Les procès-verbaux des décisions des assemblées générales des actionnaires de la Société devront être établis par écrit et signés par les membres du comité de direction de l’assemblée ainsi que par les actionnaires qui le souhaitent.

Les copies ou extraits des procès-verbaux des décisions de l’assemblée générale des actionnaires pourront être certifiés par deux (2) Administrateurs quelconques ou un (1) Administrateur de chaque catégorie si plusieurs catégories d’Administrateurs ont été créées.

16.7 Aanwezigheid van obligatiehouders	16.7 Attendance of bondholders	16.7 Participation des obligataires

Indien de Vennootschap obligaties heeft uitgegeven, hebben de obligatiehouders geen recht om te worden opgeroepen voor of aanwezig te zijn op algemene vergaderingen van aandeelhouders.	If the Company has issued bonds, the bondholders are not entitled to be called to or attend general meetings of shareholders.	Si la Société a émis des obligations, les obligataires ne seront pas convoqués ni autorisés à assister aux assemblées générales des actionnaires.

DEEL V. BOEKJAAR EN WINSTBESTEMMING	PART V. FINANCIAL YEAR AND ALLOCATION OF PROFITS	PARTIE V. ANNÉE SOCIALE ET RÉPARTITION DES BÉNÉFICES

ARTIKEL 17. BOEKJAAR	ARTICLE 17. FINANCIAL YEAR	ARTICLE 17. ANNÉE SOCIALE
Het boekjaar van de Vennootschap begint op de eerste dag van januari en eindigt op de laatste dag van december van elk jaar.	The Company’s financial year starts on the first day of January and ends on the last day of December of each year.	L’année sociale de la Société commencera le premier jour du mois de janvier et s’achèvera le dernier jour du mois de décembre de chaque année.

ARTIKEL 18. GOEDKEURING VAN DE JAARREKENING	ARTICLE 18. APPROVAL OF THE ANNUAL ACCOUNTS	ARTICLE 18. APPROBATION DES COMPTES ANNUELS

Na afloop van elk boekjaar worden de rekeningen afgesloten, stelt het Bestuur de jaarrekening van de Vennootschap op conform de Wet en legt het Bestuur deze voor aan de commissaris(sen) of bedrijfsrevisor(en) ter controle en aan de algemene vergadering van aandeelhouders ter goedkeuring.

Elke aandeelhouder of zijn/haar vertegenwoordiger mag de jaarrekening op de statutaire zetel van de Vennootschap inzien zoals bepaald in de Wet.

At the end of each financial year, the accounts are closed and the Board shall draw up the Company’s annual accounts in accordance with the Act and submit them to the auditor(s) for review and to the general meeting of shareholders for approval.

Each shareholder or its representative may inspect the annual accounts at the Company’s registered office as provided by the Act.

À la fin de chaque année sociale, les comptes seront arrêtés et le Conseil dressera les comptes annuels de la Société conformément à la Loi et les soumettra au(x) commissaire(s) aux comptes pour révision et à l’assemblée générale des actionnaires pour approbation.

Tout actionnaire ou son mandataire pourra prendre connaissance des comptes annuels au siège social de la Société conformément aux dispositions de la Loi.

ARTIKEL 19. WINSTBESTEMMING	ARTICLE 19. ALLOCATION OF PROFITS	ARTICLE 19. AFFECTATION DES BÉNÉFICES

Vijf procent (5%) van de netto jaarwinst van de Vennootschap moet elk jaar worden toegevoegd aan de reserve die de Wet verplicht stelt, totdat deze reserve tien procent (10%) van het aandelenkapitaal van de Vennootschap heeft bereikt.

De algemene vergadering van aandeelhouders bepaalt de bestemming van de resterende winsten. Deze winsten kunnen geheel of gedeeltelijk worden aangewend om eventuele bestaande verliezen te delgen, worden toegevoegd aan een reserve, naar het volgende boekjaar worden overgedragen of aan de aandeelhouders worden uitgekeerd.

Five percent (5%) of the Company’s net annual profits shall be allocated each year to the reserve required by the Act, until this reserve reaches ten percent (10%) of the Company’s share capital.

The general meeting of shareholders shall determine how the remaining profits are to be allocated. These profits may, in whole or in part, be used to absorb existing losses, if any, set aside in a reserve, carried forward to the next financial year or distributed to the shareholders.

Cinq pourcent (5%) des bénéfices nets annuels de la Société devront être affectés à la réserve légale, jusqu’à ce que cette réserve atteigne dix pourcent (10%) du capital social.

L’assemblée générale des actionnaires décidera de l’affectation des bénéfices restants. Ces bénéfices pourront, totalement ou en partie, être utilisés pour apurer des pertes, le cas échéant, être alloués en réserve, être reportés sur le prochain exercice fiscal ou encore être distribués aux actionnaires.

ARTIKEL 20. TUSSENTIJDSE DIVIDENDEN	ARTICLE 20. INTERIM DIVIDENDS	ARTICLE 20. ACOMPTES SUR DIVIDENDES

Het Bestuur is bevoegd om tussentijdse dividenden (“acomptes sur dividendes”) uit te keren overeenkomstig Artikel 461-3 e.v. van de Wet.	The Board is authorised to distribute interim dividends (“acomptes sur dividendes”) in accordance with Article 461-3 et seq. of the Act.	Le Conseil sera autorisé à accorder des acomptes sur dividendes conformément à l’Article 461-3 et seq de la Loi.

DEEL VI. ONTBINDING EN VEREFFENING	PART VI. WINDING-UP AND LIQUIDATION	PARTIE VI. DISSOLUTION ET LIQUIDATION

ARTIKEL 21. ONTBINDING EN VEREFFENING	ARTICLE 21. WINDING-UP AND LIQUIDATION	ARTICLE 21. DISSOLUTION, LIQUIDATION

De Vennootschap wordt niet ontbonden bij overlijden, faillissement, onbekwaamheid of enige soortgelijke gebeurtenis die een of meer van haar aandeelhouders treft.	The Company shall not be wound up due to the death, bankruptcy, incapacity or similar event affecting one or more of its shareholders.	La Société ne pourra pas être dissoute pour cause de mort, de faillite, d’incapacité ou d’évènements similaires affectant un (1) ou plusieurs actionnaires.

De Vennootschap kan worden ontbonden op grond van een besluit van de algemene vergadering van aandeelhouders dat goedgekeurd is met het quorum en de meerderheid die in de Wet zijn aangegeven.

Indien de Vennootschap wordt ontbonden, wordt de vereffening uitgevoerd door een of meer vereffenaars (die zowel natuurlijke personen als rechtspersonen kunnen zijn) die zijn benoemd door de algemene vergadering, die ook hun bevoegdheden en beloning vaststelt.

Na voldoening en nakoming van alle uitstaande schulden en verplichtingen, met inbegrip van belastingen en de vereffeningskosten, wordt een eventuele resterende opbrengst onder de aandeelhouders verdeeld.

Indien er slechts één (1) aandeelhouder is, kan de Vennootschap zonder vereffening worden ontbonden overeenkomstig Artikel 480-1 van de Wet en Artikel 1865bis (2) e.v. van het Burgerlijk Wetboek van Luxemburg.

The Company may be wound up pursuant to a resolution of the general meeting of shareholders, approved in accordance with the quorum and majority indicated in the Act.

If the Company is wound up, liquidation shall be carried out by one or more liquidators (which may be either natural persons or legal entities) appointed by the general meeting which shall also determine their powers and compensation.

After settling all outstanding debts and liabilities, including taxes and liquidation costs, the remaining proceeds, if any, shall be distributed amongst the shareholders.

If there is only one (1) shareholder, the Company can be wound up without liquidation in accordance with Article 480-1 of the Act and Article 1865bis (2) et seq of the Luxembourg Civil Code.

La Société pourra être dissoute conformément à une décision de l’assemblée générale des actionnaires, approuvée aux conditions de quorum et de majorité requis par la Loi.

En cas de dissolution de la Société, la liquidation s’effectuera par les soins d’un (1) ou de plusieurs liquidateurs (personnes physiques ou morales), nommés par l’assemblée générale des actionnaires, qui déterminera leurs pouvoirs et leurs émoluments.

Après paiement de toutes les dettes et charges de la Société, toutes les taxes et frais de liquidation compris, l’actif net restant de la Société sera réparti équitablement entre tous les actionnaires.

Si la Société n’a qu’un actionnaire unique, elle pourra être dissoute sans liquidation conformément aux dispositions de l’Article 480-1 de la Loi et de l’Article 1865bis, alinéa 2 et seq du Code civil luxembourgeois.

DEEL VII. TOEPASSELIJK RECHT EN DEFINITIES	PART VII. APPLICABLE LAW AND DEFINITIONS	PARTIE VII. LOI APPLICABLE - DÉFINITIONS

ARTIKEL 22. TOEPASSELIJK RECHT	ARTICLE 22. APPLICABLE LAW	ARTICLE 22. LOI APPLICABLE
Alle zaken die niet door deze Statuten worden geregeld, worden geregeld in overeenstemming met het toepasselijke recht en eventuele overeenkomsten die mogelijk van tijd tot tijd door de aandeelhouders en de Vennootschap worden gesloten ter aanvulling van het bepaalde in deze Statuten.

All matters not governed by these Articles shall be settled in accordance with the applicable law and any agreement that may be entered into by the shareholders and the Company from time to time, supplementing certain provisions of these Articles.

Toutes les matières qui ne sont pas régies par les présents Statuts seront réglées conformément à la loi applicable, ainsi que tout accord conclu entre les actionnaires et la Société, le cas échéant, et qui pourront compléter certaines dispositions des présents Statuts.

ARTIKEL 23. DEFINITIES	ARTICLE 23. DEFINITIONS	ARTICLE 23. DÉFINITIONS

De volgende termen, zoals gebruikt in deze Statuten, hebben de hieronder vermelde betekenissen:

Wet: de Luxemburgse wet op de handelsvennootschappen van 10 augustus 1915, zoals van tijd tot tijd gewijzigd;

Statuten: deze statuten van de Vennootschap;

Bestuur: zie de definitie in Artikel 8 van deze Statuten;

Voorzitter: zie de definitie in Artikel 9.2.1 van deze Statuten;

Bestuurder(s) van klasse A: zie de definitie in Artikel 8 van deze Statuten;

The following terms, as used in these Articles, shall have the meaning set out below:

Act: the Luxembourg Act of 10 August 1915 on commercial companies, as amended from time to time;

Articles: these articles of association of the Company;

Board: see the definition in Article 8 of these Articles;

Chair: see the definition in Article 9.2.1 of these Articles;

Class A Director(s): see the definition in Article 8 of these Articles;

Les termes ci-dessous auront la définition suivante lorsqu’ils sont utilisés dans les présentes :

Loi : la loi luxembourgeoise du 10 août 1915 sur les sociétés commerciales, telle que modifiée ;

Statuts : les présents statuts de la Société ;

Conseil : voir la définition à l’Article 8 des présents Statuts ;

Date de Référence : voir la définition à l’Article 16.1 des présents Statuts ;

Dépositaire(s) : voir la définition à l’Article 6.2 des présents Statuts ;

Bestuurder(s) van klasse B: zie de definitie in Artikel 8 van deze Statuten;

Vennootschap: zie de definitie in Artikel 1 van deze Statuten;

Bewaarinstelling(en): zie de definitie in Artikel 6.2 van deze Statuten;

Bestuurder(s): zie de definitie in Artikel 8 van deze Statuten; en

Indirecte Houder(s): zie de definitie in Artikel 6.2 van deze Statuten;

Registratiedatum: zie de definitie in Artikel 16.1 van deze Statuten; en

Secretaris: zie de definitie in Artikel 9.2.1 van deze Statuten.

Class B Director(s): see the definition in Article 8 of these Articles;

Company: see the definition in Article 1 of these Articles;

Depositary(ies): see the definition in Article 6.2 of these Articles;

Director(s): see the definition in Article 8 of these Articles;

Indirect Holder(s): see the definition in Article 6.2 of these Articles;

Record Date: see the definition in Article 16.1 of these Articles; and

Secretary: see the definition in Article 9.2.1 of these Articles.

Détenteur(s) Indirect(s) : voir la définition à l’Article 6.2 des présents Statuts ;

Président : voir la définition à l’Article 9.2.1 des présents Statuts ;

Administrateur(s) de Catégorie A : voir la définition à l’Article 8 des présents Statuts ;

Administrateur(s) de Catégorie B : voir la définition à l’Article 8 des présents Statuts ;

Société : voir la définition à l’Article 1 des présents Statuts ;

Administrateur(s) : voir la définition à l’Article 8 des présents Statuts ; et

Secrétaire : voir la définition à l’Article 9.2.1 des présents Statuts.

SCHEDULE C.
AKTE VAN STATUTENWIJZIGING VERDWIJNENDE VENNOOTSCHAP UITTREDINGSRECHTEN /
DEED OF AMENDMENT DISAPPEARING COMPANY WITHDRAWAL RIGHTS / PROJET DE
MODIFICATION DES STATUTS SOCIÉTÉ ABSORBÉE DROIT DE RETRAIT

SCHEDULE D.
AKTE VAN STATUTENWIJZIGING VERDWIJNENDE VENNOOTSCHAP AANDELEN CONVERSIE /
DEED OF AMENDMENT DISAPPEARING COMPANY SHARE CONVERSION / PROJET DE
MODIFICATION DES STATUTS SOCIÉTÉ ABSORBÉE CONVERTIR LES ACTIONS

SCHEDULE E.
INDICATIEVE TIJDSCHEMA / INDICATIVE TIMETABLE / CALENDRIER INDICATIF

	STEP	INDICATIVE TIMING
1.
Filing of the Merger Plan, the notification within the meaning of article 2:333e (1) DCC and article 1025-5 of the Luxembourg Companies Act, the explanatory memorandum as referred to in article 2:333f DCC with the Trade Register in the Netherlands or the Luxembourg Register of Commerce and Companies or with the Merging Companies (as applicable).
Mid/end September 2025
2.	Announcement in the Dutch State Gazette and publication on the Recueil Electronique des Sociétés et Associations (“RESA”) of the filing as described in Step 1.	Mid/end September 2025
3.	Option for creditor opposition for 3 months after Step 2.	Mid/end September – mid/end December 2025
4.	Deadline for submission of comments on the Merger Plan by shareholders, creditors and employees of the Merging Companies.	End October/beginning of November 2025 (5 business days prior to the EGM)
5.	Resolution by the Disappearing Company’s general meeting to enter into the Merger (the “EGM”).	Beginning/mid November 2025
6.	Deadline for filing a request for (additional) compensation by shareholders of the Disappearing Company who voted against the Merger resolution at the EGM.	Beginning/mid December 2025 (within one month after the EGM)
7.	Deadline for submitting a request to have the Exchange Ratio re-determined by shareholders of the Disappearing Company who cannot or have not submitted a request as referred to in Step 6.	Beginning/mid December 2025 (within one month after the EGM)
8.	Issue by the civil law notary in the Netherlands of the declaration referred to in article 2:333i (3) DCC (the “Pre-Merger Certificate”).	Mid/end December 2025
9.	Filing of the Pre-Merger Certificate with the Trade Register in the Netherlands.	Mid/end December 2025
10.	Resolution by the Acquiring Company’s general meeting (the “Acquiring Company’s EGM”) to enter into the Merger, on which date the Merger will become effective as between the Merging Companies.	End December 2025
11.	Filing by the Luxembourg notary of the Acquiring Company’s EGM with the Luxembourg Register of Commerce and Companies.	End December 2025
12.	Publication of the Acquiring Company’s EGM in the RESA on which date the effectiveness of the Merger will be binding on third parties.	End December 2025/beginning of January 2026
13.	Issue by the Luxembourg notary of the certificate required under article 1025-14(4) of the Luxembourg Companies Act	End December 2025/beginning of January 2026

	STAP	INDICATIEVE TIMING
1.
Deponering van het Voorstel tot Fusie, de kennisgeving in de zin van artikel 2: 333e(1) BW en artikel 1025-5 van de Luxembourg Companies Act, de schriftelijke toelichting als bedoeld in artikel 2:333f BW bij het handelsregister in Nederland, of het Luxemburgse Handels- en Vennootschapsregister of bij de Fuserende Vennootschappen (zoals van toepassing).
Mid/eind september 2025
2.	Aankondiging in de Staatscourant en in de Recueil Electronique des Sociétés et Associations (“RESA”), als omschreven in Stap 1.	Mid/eind september 2025
3.	Mogelijkheid van schuldeisersverzet gedurende 3 maanden na Stap 2.	Mid/eind september – mid/eind december 2025
4.	Uiterste datum voor indiening van opmerkingen betreffende het Voorstel tot Fusie door aandeelhouders, schuldeisers van de Fuserende Vennootschappen.	Eind oktober/begin november 2025 (5 werkdagen voorafgaand aan de EGM)
5.	Besluit tot Fusie door de algemene vergadering de Verdwijnende Vennootschap (de “EGM”).	Begin/mid november 2025
6.	Uiterste datum voor het indienen van een verzoek tot (aanvullende) schadeloosstelling door aandeelhouders van de Verdwijnende Vennootschap die tegen het besluit tot Fusie hebben gestemd op de EGM.	Begin/mid december 2025 (binnen één maand na de EGM)
7.
Uiterste datum voor het indienen van een verzoek om de ruilverhouding opnieuw te laten bepalen door aandeelhouders van de Verdwijnende Vennootschap die geen verzoek als bedoeld in Stap 6 kunnen indienen of hebben ingediend.
Begin/mid december 2025 (binnen één maand na de EGM)
8.	Afgifte door de notaris in Nederland van de verklaring bedoeld in artikel 2:333i lid 3 BW (het “Pre-Fusie Attest”).	Mid/eind december 2025
9.	Deponering van het Pre-Fusie Attest bij het handelsregister in Nederland.	Mid/eind december 2025
10.
Besluit van de algemene vergadering van de Verkrijgende Vennootschap (de “EGM van de Verkrijgende Vennootschap”) tot het aangaan van de Fusie, op welke datum de Fusie van kracht zal worden tussen de Fuserende Vennootschappen.
Eind december 2025
11.	Indiening door de Luxemburgse notaris van de EGM van de Verkrijgende Vennootschap bij het Luxemburgs Handels- en Vennootschapsregister.	Eind december 2025
12.	Publicatie van de EGM van de Verkrijgende Vennootschap in het RESA, op welke datum de werking van de Fusie bindend zal zijn voor derden.	Eind december 2025/begin januari 2026
13.	Afgifte door de notaris in Luxemburg van de verklaring bedoeld in artikel 1025-14 lid 4 van de Luxembourg Companies Act.	Eind december 2025/begin januari 2026

	ETAPE	CALENDRIER INDICATIF
1.
Dépôt du Projet de Fusion, de la notification au sens de l’article 2:333[e] (1) du CCN et de l’article 1025-5 de la Loi Luxembourgeoise sur les Sociétés, ainsi que du rapport explicatif visé à l’article 2:333f CCN, auprès du Registre du commerce des Pays-Bas ou du Registre de commerce et des sociétés du Luxembourg, ou auprès des Sociétés Fusionnantes (selon le cas).
Mi-/fin-septembre 2025
2.	Annonce dans le Journal Officiel néerlandais et publication dans le Recueil Électronique des Sociétés et Associations (« RESA ») du dépôt tel que décrit à l’Étape 1.	Mi-/fin-septembre 2025
3.	Option de contestation par les créanciers pendant 3 mois après l’Étape 2.	Mi-/fin-septembre 2025 – mi-/fin-decembre 2025
4.	Date limite de soumission des commentaires sur le Projet de Fusion par les actionnaires, créanciers et employés des Sociétés Fusionnantes.	Fin-octobre/début novembre (5 jours ouvrables avant l’ AGE)
5.	Résolution par l’assemblée générale de la Société Absorbé d’entrer dans la Fusion (l’ « AGE »).	Début/mi- novembre 2025
6.	Date limite de dépôt d’une demande de compensation (supplémentaire) par les actionnaires de la Société Absorbé qui ont voté contre la résolution de Fusion lors de l’AGE.	Début/mi- decembre 2025 (dans le délai d’un mois après l’AGE)
7.	Date limite de soumission d’une demande de réévaluation du ratio d’échange par les actionnaires de la Société Absorbée qui ne peuvent pas ou n’ont pas soumis une demande comme mentionné à l’Étape 6.	Début/mi- decembre 2025 (dans le délai d’un mois après l’AGE)
8.	Émission par le notaire civil aux Pays-Bas de la déclaration visée à l’article 2:333i (3) du CCN (le « Certificat Préalable de Fusion »).	Mi-/fin-decembre 2025
9.	Dépôt du Certificat Préalable de Fusion au Registre du Commerce aux Pays-Bas.	Mi-/fin-decembre 2025
10.
Résolution par l’assemblée générale de la Société Absorbante (l’ « AGE de la Société Absorbante ») d’entrer dans la Fusion, à laquelle date la Fusion deviendra effective entre les Sociétés Fusionnantes.
Fin decembre 2025
11.	Dépôt par le notaire luxembourgeois de l’AGE de la Société Absorbante au Registre de Commerce et des Sociétés du Luxembourg.	Fin decembre 2025
12.	Publication de l’AGE de la Société Absorbante dans le RESA, à laquelle date l’efficacité de la Fusion sera contraignante pour les tiers.	Fin decembre 2025/début janvier 2026
13.	Émission par le notaire luxembourgeois de la certification exigée en vertu de l’article 1025-14(4) de la Loi Luxembourgeoise sur les Sociétés (le « Certificat Postérieure la Fusion »).	Fin decembre 2025/début janvier 2026

Annex L
WITHDRAWAL REQUEST IN CONNECTION WITH THE CROSS-BORDER MERGER OF
ATAI LIFE SCIENCES N.V. AND ATAI LIFE SCIENCES LUXEMBOURG SA
Introduction
To the extraordinary general meeting of ATAI Life Sciences N.V. (the “Disappearing Company”) to be convened in accordance with applicable law in connection with the Merger (as defined below) (the “EGM”), it has been proposed to resolve that the Disappearing Company will merge with and into atai Life Sciences Luxembourg SA (the “Acquiring Company”) in accordance with a joint merger plan (the “Merger Plan”) filed and announced in accordance with Dutch and Luxembourg law and available on the Disappearing Company’s website (the “Merger”).
Any shareholder of the Disappearing Company votes against the resolution at the EGM to enter into the Merger (the “Merger Resolution”) and who does not wish to receive ordinary shares in the capital of the Acquiring Company pursuant to the Merger may exercise a withdrawal right in accordance with article 2:333h(1-5) of the Dutch Civil Code by filing a request (a “Withdrawal Request”) with the Disappearing Company for cash compensation (the “Cash Compensation”) within one month after the date of the EGM (the “Withdrawal Request Expiration Date”). A shareholder of the Disappearing Company who votes in favour of the Merger Resolution at the EGM, abstains from voting in respect of the Merger Resolution, or is not present or represented at the EGM, does not have any withdrawal right and cannot make a Withdrawal Request.
A Withdrawal Request must be made using this form and by following the instructions set forth herein. A Withdrawal Request can only be made in respect of ordinary shares in the capital of the Disappearing Company that the shareholder of the Disappearing Company (i) holds on the record date of the EGM (i.e. being the 28 th day prior to the date of the EGM (the “Record Date”)), (ii) votes against the Merger Resolution, (iii) still holds at the time of making the Withdrawal Request and (iv) does not transfer subsequent to making the Withdrawal Request. Any shareholder of the Disappearing Company who votes against the Merger Resolution is advised to consider whether or not to make a Withdrawal Request. Instead of making a Withdrawal Request, a shareholder of the Disappearing Company who does not wish to receive ordinary shares in the capital of the Acquiring Company pursuant to the Merger may alternatively consider selling his, her or its ordinary shares in the Disappearing Company’s capital at any time prior to the effective date of the Merger.
The Cash Compensation to be received by a shareholder of the Disappearing Company for each of his, her or its ordinary shares in the Disappearing Company’s capital for which a Withdrawal Request is properly made and received by the Disappearing Company ultimately on the Withdrawal Request Expiration Date (each, a “Withdrawn Share”) will be determined in accordance with the formula included in the Merger Plan and as proposed to be included in the Disappearing Company’s articles of association.
Accordingly, the Cash Compensation per Withdrawn Share, if any, shall be equal to the lower of (i) the volume weighted average price of one ordinary share in the capital of the Disappearing Company on the Nasdaq Stock Market in the last five trading days prior to (and excluding) the date on which the Merger becomes effective or (ii) the closing price of one ordinary share in the capital of the Disappearing Company on the Nasdaq Stock Market as reported on the trading day immediately preceding the date on which the Merger becomes effective (or, if no such closing price is reported on such trading day, the closing price of one ordinary share in the capital of the Disappearing Company reported on the most recent prior trading day) (the “Formula”).
If and to the extent one or more shareholders of the Disappearing Company duly, timely and validly make(s) a Withdrawal Request in accordance with the Merger Plan and this form, such shareholder(s) shall have a claim on the Disappearing Company for the payment of their respective entitlements to Cash Compensation (based on the Formula), which claim shall arise after expiration of the Withdrawal Request Expiration Date. Any such claim (i) shall transfer to the Acquiring Company pursuant to the Merger, (ii) shall become due and payable after the effective time of the Merger and (iii) shall be paid, or caused to be paid, by the Acquiring Company, within ten (10) business days following the effective time of the Merger, net of Dutch dividend withholding tax (if applicable) or any other taxes that are required to be withheld by applicable law (including tax laws).

Additional information concerning the Merger (including concerning the Cash Compensation per Withdrawn Share, if any, and the withdrawal right generally) can be found in the Merger Plan and the explanatory memorandum thereto (the “Explanatory Memorandum”), which are available on the Disappearing Company’s website (https://ir.atai.com/shareholder-services/investor-faqs) under the section titled “Merger Information”1.
Information to be submitted
A shareholder of the Disappearing Company who wishes, and is eligible, to make a Withdrawal Request (the “Withdrawing Shareholder”) must complete the following information:

Details of the Withdrawing Shareholder
Name
Address
Taxpayer identification number
Number of Withdrawn Shares
Details of Withdrawing Shareholder’s bank account for payment of the Cash Compensation
Account number
Bank
Details of Withdrawing Shareholder’s securities account where the Withdrawn Shares are held
Securities account number
Name broker or intermediary

Furthermore, the Withdrawing Shareholder must provide written evidence, satisfactory to the Disappearing Company at its sole discretion, that his, her or its Withdrawn Shares were voted in its name against the Merger Resolution (the “Voting Evidence”).
Confirmations, acknowledgements and undertakings
By submitting a Withdrawal Request, the Withdrawing Shareholder confirms, acknowledges and undertakes the following:
a.	the Withdrawing Shareholder is, and was on the Record Date, the sole record holder of the Withdrawn Shares;
b.	at the EGM, the Withdrawing Shareholder voted the Withdrawn Shares against the Merger Resolution;
c.	the Voting Evidence provided by the Withdrawing Shareholder is true, correct and complete;
d.
the Disappearing Company may rely on the tabulations and other information provided by Broadridge concerning the shareholders of the Disappearing Company who present or represented at the EGM and how they voted on they Merger Resolution, and the Disappearing Company may, at its sole discretion, determine that such tabulations and other information provided by Broadridge shall constitute conclusive evidence of those matters, even if the Voting Evidence provided by the Withdrawing Shareholder is inconsistent with such tabulations and other information provided by Broadridge;

e.	this Withdrawal Request, the Merger Proposal and the Explanatory Memorandum contain information regarding the Merger and the withdrawal right;
f.	the Cash Compensation for the Withdrawn Shares will be calculated in accordance with the Formula;
g.
the Withdrawing Shareholder shall receive the Cash Compensation net of Dutch dividend withholding tax (if applicable) or any other taxes that are required to be withheld by applicable law (including tax laws);

h.
if the proposal to amend the Disappearing Company’s articles of association to convert all Withdrawn Shares into a separate class of shares immediately prior to the effective time of the Merger is not adopted at the EGM, or is otherwise not given effect to, then it is possible that, if any shareholder of the

[1]	NTD: to be confirmed.

Disappearing Company makes a Withdrawal Request (irrespective of where that shareholder resides), the Merger shall be treated as a taxable disposition for U.K. tax purposes for all shareholders of the Disappearing Company who are resident in the United Kingdom;
i.
the consummation of the Merger is subject to the condition that the aggregate Cash Compensation payable in connection with the Merger does not exceed USD 5,000,000 and only the Disappearing Company may waive this condition at its sole discretion;

j.
the method of delivery of a Withdrawal Request is at the sole cost, option and risk of the Withdrawing Shareholder and delivery thereof will only be deemed made and effective when actually received by the Disappearing Company via the e-mail address set forth below;

k.
any Withdrawal Request that is incomplete, unclear, unsigned or otherwise improperly made (including, if it is not accompanied by satisfactory Voting Evidence) and/or that is not fully and correctly received via the e-mail address set forth below by the Withdrawal Request Expiration Date (regardless of when such Withdrawal Request was dated, signed and/or sent) shall be considered invalid and shall be disregarded, and the Withdrawing Shareholder who made such Withdrawal Request shall not be entitled to receive Cash Compensation, provided, however, that the Disappearing Company reserves the right, exercisable at its sole discretion, to waive any such defect or other irregularity in the exercise of any withdrawal right (including any defect or irregularity in any Withdrawal Request or the delivery thereof), irrespective of whether or not similar (or other) defects or irregularities are waived in respect of any other shareholder of the Disappearing Company; and

l.
the Withdrawing Shareholder will not transfer any of the Withdrawn Shares to any person, except with the prior written approval of the Disappearing Company, until the effective time of the Merger (as a result of which the Withdrawn Shares will be cancelled by operation of law) or such earlier date as the Disappearing Company may publicly announce that the Merger will not be completed,

m.
if the Withdrawing Shareholder, despite his, her or its confirmation, acknowledgement and undertaking reflected in paragraph i. above, transfers any or all of his, her or its Withdrawn Shares after making the Withdrawal Request, (i) the Withdrawal Request shall be deemed to be null and void with respect to the Withdrawn Shares so transferred and shall thereafter apply only with respect to the Withdrawn Shares not so transferred, if any, and (ii) the Cash Compensation shall only be payable to such Withdrawing Shareholder in respect of the Withdrawn Shares not so transferred, if any.

Shares held in “street name”
If ordinary shares in the capital of the Disappearing Company are held by a bank or a brokerage firm, those shares held in “street name” for a “beneficial owner” of those shares. If a beneficial owner of ordinary shares in the capital of the Disappearing Company wishes to direct the submission of a Withdrawal Request with respect to those shares, then such beneficial owner must contact their bank or brokerage firm to procure this (if at all possible).
Submission and due date
This Withdrawal Request, duly completed (with satisfactory Voting Evidence) and signed, must be submitted ultimately by Withdrawal Request Expiration Date, by email to the following e-mail address WithdrawingSHs@atai.com
(Signature page follows)

THIS WITHDRAWAL REQUEST HAS BEEN SIGNED ON:        (INSERT DATE)

Signature Withdrawing Shareholder:

Name :

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held liable for damages to our company and to third parties for infringement of our articles of association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our articles of association provide for indemnification of our current and former directors and other current and former officers and employees as designated by our Board. No indemnification under our articles of association shall be given to an indemnified person:
•
if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•
to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•
in relation to proceedings brought by such indemnified person against our company, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our articles of association, pursuant to an agreement between such indemnified person and our company which has been approved by our Board or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.
Under our articles of association, our Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.
atai Delaware will be subject to the laws of Delaware on corporate matters, including its indemnification provisions. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and certain officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as directors and officers, except where (i) a director or officer breached his duty of loyalty to the corporation or its stockholders, (ii) a director or officer failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, (iii) a director authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, (iv) a director or officer obtained an improper personal benefit and (v) an officer is liable in any action by or in the right of the corporation. The Proposed Charter will eliminate the personal liability of atai Delaware directors and officers to the fullest extent permitted by the DGCL.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a “derivative action”) by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable to indemnification in derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) and no indemnification is permitted to be made with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper. The DGCL also permits the advancement of expenses incurred by a director or officer in defense of an action, suit or proceeding, and, under certain circumstances, mandates the indemnification of such expenses. Furthermore, the DGCL provides that indemnification pursuant to these provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The atai Delaware Proposed Organizational Documents will provide for the indemnification of directors and certain officers to the fullest extent permitted under the DGCL, provided, however, that if an officer or director is a party to an indemnification agreement with atai Delaware, then the terms of the indemnification agreement shall apply instead of the provisions in the atai Delaware Proposed Organizational Documents. Each director and officer of atai Delaware will enter into an indemnification agreement with atai Delaware. Officers and directors of atai Delaware will be insured, subject to certain exclusions and deductible and maximum amounts, against loss from claims arising in connection with their acting in their respective capacities, including claims under the Securities Act.
Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to atai Delaware directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, atai Delaware has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable.
Item 21.	Exhibits and Financial Statement Schedules
The exhibits listed below in the “Exhibit Index” are part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K.
Item 22.	Undertakings
The undersigned registrant hereby undertakes:
(a)(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) to include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(a)(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(a)(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(a)(5) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement shall, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(a)(6) that for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(g)(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and
(g)(2) that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and shall be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit Number	Description
2.1§+
Share Purchase Agreement, dated June 2, 2025, by and among atai and certain selling shareholders of Beckley Psytech (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

2.2+	Plan of Domestication of atai LuxCo.
3.1
Articles of Association of atai (translated into English), currently in effect (incorporated by reference to Exhibit 3.1 to atai's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (File No. 001-40493), filed with the SEC on August 14, 2025).

3.2	Deed of Amendment I of atai (included as Annex G-1 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.3	Deed of Amendment I (English Translation) of atai (included as Annex G-2 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.4	Deed of Amendment II of atai (included as Annex H-1 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.5	Deed of Amendment II (English Translation) of atai (included as Annex H-2 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.6	Deed of Amendment III of atai (included as Annex I-1 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.7	Deed of Amendment III (English Translation) of atai (included as Annex I-2 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.8	Form of Luxembourg Articles of Association of atai LuxCo.
3.9	Form of Luxembourg Articles of Association of atai LuxCo (English Translation).
3.10	Form of atai Delaware Certificate of Incorporation (included as Annex J-1 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.11	Form of atai Delaware Bylaws (included as Annex J-2 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
4.1	Certificate of Domestication of atai LuxCo.
5.1	Opinion of Latham & Watkins LLP.
10.1
Separation Agreement, dated May 14, 2024, by and between the Registrant and Florian Brand (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed on May 15, 2024).

10.2
Second Amended and Restated Employment Agreement, dated January 8, 2025, between atai Life Sciences US, Inc. and Srinivas Rao (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed on January 10, 2025).

10.3
Secondment Letter, dated October 17, 2024, by and between atai Life Sciences US Inc. and Srinivas Rao (incorporated by reference to Exhibit 10.3 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-40493), filed with the SEC on March 17, 2025).

10.4
Amended and Restated Employment Agreement, dated May 10, 2023, by and between atai Life Sciences US Inc. and Anne Johnson (incorporated by reference to Exhibit 10.4 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-40493), filed with the SEC on March 17, 2025).

10.5
Employment Agreement, dated November 11, 2024, by and between Gerd Kochendoerfer and ATAI Life Sciences AG (incorporated by reference to Exhibit 10.2 to atai’s Current Report on Form 8-K (File No. 001-40493) filed on January 10, 2025).

10.6
Form of Indemnification Agreement between atai and members of the Supervisory Board or Management (incorporated by reference to Exhibit 10.4 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

Exhibit Number	Description
10.7
Atai Life Sciences N.V. 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.5 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

10.8
Form of Option Award Agreement under 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.17 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

10.9
Form of Restricted Stock Award Agreement under 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.18 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

10.10
Form of Restricted Stock Unit Agreement under 2021 Incentive Award Plan (incorporated by reference to Exhibit 10.19 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

10.11
2020 Employee, Director, and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.20 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

10.12
Form of Stock Option Agreement under 2020 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.21 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

10.13
Compensation Policy for the Board of Directors of atai (incorporated by reference to Exhibit 10.3 to atai's Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (File No. 001-40493), filed with the SEC on August 14, 2025).

10.14§
License Agreement, dated as of August 14, 2017, between National University Corporation Chiba University and Perception Neurosciences, Inc., as amended by Amendment No. 1, dated as of August 7, 2018, the Second Amendment, dated as of March 17, 2020, and Amendment No. 3, dated as of March 5, 2021 (incorporated by reference to Exhibit 10.8 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on April 20, 2021).

10.15§
Stock Purchase Agreement, dated as of June 8, 2020, between The Trustees of Columbia University in the City of New York and Kures, Inc. (incorporated by reference to Exhibit 10.9 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on April 20, 2021).

10.16§
Preferred Stock Purchase Agreement, dated as of August 29, 2019, between GABA Therapeutics, Inc. and ATAI Life Sciences AG, as amended by the Omnibus Amendment, dated as of October 30, 2020 (incorporated by reference to Exhibit 10.11 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on April 20, 2021).

10.17§
Series A Preferred Stock Purchase Agreement, dated as of December 27, 2019, among DemeRx IB, Inc., ATAI Life Sciences AG and DemeRx, Inc. (incorporated by reference to Exhibit 10.13 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on April 20, 2021).

10.18§
Series A Preferred Stock Purchase Agreement, dated as of November 6, 2020, between FSV7, Inc. and ATAI Life Sciences AG (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on May 27, 2021).

10.19§
Amended and Restated License Agreement, dated as of February 21, 2020, between Allergan Sales, LLC and FSV7, LLC (incorporated by reference to Exhibit 10.14 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on April 20, 2021).

10.20§
License and Collaboration Agreement, dated as of March 11, 2021, between Perception Neuroscience, Inc. and Otsuka Pharmaceutical Co., Ltd. (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on May 27, 2021).

10.21
Partnership Agreement of ATAI Life Sciences HSOP GbR, dated August 21, 2020 (incorporated by reference to Exhibit 10.22 to Amendment No. 4 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 11, 2021).

Exhibit Number	Description
10.22
Amendment to Preferred Stock Purchase Agreement, dated as of May 15, 2021, by and among ATAI Life Sciences AG, GABA Therapeutics, LLC and GABA Therapeutics, Inc. (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to atai’s Registration Statement on Form S-1 (File No. 333-255383), filed with the SEC on June 4, 2021).

10.23§
Loan and Security Agreement between the Registrant, ATAI Life Sciences AG, certain of the Registrant’s subsidiaries from time to time party thereto as a guarantor, Hercules Capital, Inc., and the several banks and other financial institutions or entities from time to time party thereto, and Hercules Capital, Inc. as administrative agent and collateral agent for itself and the lenders, dated August 9, 2022 (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493), filed with the SEC on August 15, 2022).

10.24
First Amendment to Loan and Security Agreement between the Registrant, ATAI Life Sciences AG, certain of the Registrant’s subsidiaries from time to time party thereto as a guarantor, Hercules Capital, Inc., and the several banks and other financial institutions or entities from time to time party thereto, and Hercules Capital, Inc. as administrative agent and collateral agent for itself and the lenders, dated March 13, 2023 (incorporated by reference to Exhibit 10.27 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-40493), filed with the SEC on March 24, 2023).

10.25§
Second Amendment to the Loan and Security Agreement between the Registrant, ATAI Life Sciences AG, certain of the Registrant’s subsidiaries from time to time party thereto as a guarantor, Hercules Capital, Inc., and the several banks and other financial institutions or entities from time to time party thereto, and Hercules Capital, Inc. as administrative agent and collateral agent for itself and the lenders, dated May 26, 2023 (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed May 31, 2023).

10.26§
Third Amendment to the Loan and Security Agreement between the Registrant, ATAI Life Sciences AG, certain of the Registrant’s subsidiaries from time to time party thereto as a guarantor, Hercules Capital, Inc., and the several banks and other financial institutions or entities from time to time party thereto, and Hercules Capital, Inc. as administrative agent and collateral agent for itself and the lenders, dated August 14, 2024 (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed August 14, 2024).

10.27§
Consent and Fourth Amendment to the Loan and Security Agreement between the Registrant, ATAI Life Sciences AG, certain of the Registrant’s subsidiaries from time to time party thereto as a guarantor, Hercules Capital, Inc., and the several banks and other financial institutions or entities from time to time party thereto, and Hercules Capital, Inc. as administrative agent and collateral agent for itself and the lenders, dated January 6, 2025 (incorporated by reference to Exhibit 10.28 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-40493), filed with the SEC on March 17, 2025).

10.28§
Amendment to Series A Preferred Stock Purchase Agreement, dated as of May 25, 2021, by and among ATAI Life Sciences AG and FSV7, Inc. (incorporated by reference to Exhibit 10.28 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-40493), filed with the SEC on March 4, 2023).

10.29§
Second Amendment to Series A Preferred Stock Purchase Agreement, dated as of September 17, 2021, by and among ATAI Life Sciences AG and Recognify Life Sciences Inc., f/k/a FSV7, Inc. (incorporated by reference to Exhibit 10.29 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-40493), filed with the SEC on March 4, 2023).

10.30§
Omnibus Amendment to Series A Preferred Stock Purchase Agreement, dated as of October 5, 2022, by and among ATAI Life Sciences AG and Recognify Life Sciences, Inc., f/k/a FSV7, Inc. (incorporated by reference to Exhibit 10.30 to atai’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-40493), filed with the SEC on March 4, 2023).

10.31
Separation Agreement between Mr. Stephen Bardin and atai Life Sciences N.V., dated February 6, 2024 (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed February 6, 2024).

Exhibit Number	Description
10.32§
Termination and New Consultancy Agreement, by and among the Company, ATAI AG and Christian Angermayer, dated January 7, 2024 (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed January 9, 2024).

10.33
Fourth Amendment to Series A Preferred Stock Purchase Agreement by and among atai Life Sciences AG, Recognify Life Sciences, Inc., f/k/a FSV7, Inc., and the shareholders (as listed on Exhibit A) (incorporated by reference to Exhibit 10.2 to atai’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 (File No. 001-40493), filed with the SEC on November 14, 2023).

10.34§
Amended and Restated Subscription and Shareholders’ Agreement Relating to Beckley Psytech Limited, dated January 3, 2024, by and among the Company, Beckley Psytech Limited, and certain other persons set forth therein (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed January 4, 2024).

10.35§
Share Purchase Deed, dated January 18, 2024, by and among the Company, Beckley Psytech Limited, and certain other persons set forth therein (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed January 23, 2024).

10.36§
Fourth Amendment to Series A Preferred Stock Purchase Agreement by and among atai Life Sciences AG, Recognify Life Sciences, Inc., f/k/a FSV7, Inc., and the shareholders (as listed on Exhibit A) (incorporated by reference to Exhibit 10.2 to atai’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (File No. 001-40493), filed with the SEC on May 15, 2024).

10.37§
Separation Agreement and Release between Sahil Kirpekar and atai Life Sciences US, Inc., dated April 24, 2025 (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed April 30, 2025).

10.38
Consulting Agreement between Sahil Kirpekar and atai Life Sciences AG, dated April 3, 2025 (incorporated by reference to Exhibit 10.2 to atai’s Current Report on Form 8-K (File No. 001-40493) filed April 30, 2025).

10.39+
Registration Rights Agreement, dated June 2, 2025, by and between atai, Apeiron and the other parties thereto or who may subsequently become party thereto (included as Annex C to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

10.40+	Form of Voting Agreement (included as Annex D-1 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
10.41§+
Voting Agreement, dated June 2, 2025, by and between atai and Apeiron (included as Annex D-2 to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

10.42
Lock-Up Agreement, dated June 2, 2025, by and between atai and Apeiron (included as Annex E to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

10.43§
Shareholders Rights Agreement, dated June 2, 2025, by and between atai and Apeiron (included as Annex F to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

10.44	Form of atai Delaware Indemnification Agreement to be entered into upon completion of the Redomiciliation.
10.45§+
Subscription Agreement, dated as of June 2, 2025, entered into between the Company and Ferring Ventures S.A. (incorporated by reference to Exhibit 10.5 to atai’s Current Report on Form 8-K (File No. 001-40493) filed June 2, 2025).

10.46§+
Subscription Agreement, dated as of June 2, 2025, entered into between the Company and Adage Capital Partners LP (incorporated by reference to Exhibit 10.6 to atai’s Current Report on Form 8-K (File No. 001-40493) filed June 2, 2025).

10.47§	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.7 to atai’s Current Report on Form 8-K (File No. 001-40493) filed June 2, 2025).

Exhibit Number	Description
10.48§+	Form of Subscription Agreement (incorporated by reference to Exhibit 10.1 to atai’s Current Report on Form 8-K (File No. 001-40493) filed July 1, 2025).
10.49§+
Subscription Agreement, dated as of July 1, 2025, entered into between the Company and Apeiron Investment Group Ltd. (incorporated by reference to Exhibit 10.2 to atai’s Current Report on Form 8-K (File No. 001-40493) filed July 1, 2025).

10.50§+
Subscription Agreement, dated as of July 1, 2025, entered into between the Company and Ferring Ventures S.A. (incorporated by reference to Exhibit 10.3 to atai’s Current Report on Form 8-K (File No. 001-40493) filed July 1, 2025).

10.51§	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 10.4 to atai’s Current Report on Form 8-K (File No. 001-40493) filed July 1, 2025).
10.52
Registration Rights Agreement, dated as of July 1, 2025, among the Company and the July PIPE Investors (incorporated by reference to Exhibit 10.5 to atai’s Current Report on Form 8-K (File No. 001-40493) filed July 1, 2025).

10.53
Senior Promissory Note, dated as of August 13, 2025, by and between the Company and Beckley Psytech Ltd. (incorporated by reference to Exhibit 10.17 to atai’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 (File No. 001-40493), filed with the SEC on August 14, 2025).

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included in signature page).
99.1	Consent of Guggenheim Securities, LLC.
99.2	Consent of Director Nominee (Cosmo Feilding-Mellen).
99.3	Consent of Director Nominee (Robert Hershberg).
99.4	Form of Proxy Card of atai.
99.5	Fairness Opinion of Guggenheim Securities, LLC (included as Annex B to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
99.6
Merger Plan, dated as of September 18, 2025, by and among atai and atai Life Sciences Luxembourg S.A. (included as Annex K to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

99.7
Form of Withdrawal Request in Connection with the Cross-Border Merger of ATAI Life Sciences N.V. and atai Life Sciences Luxembourg SA (included as Annex L to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).

107	Filing Fee Table

+
Certain of the schedules and attachments to this exhibit have been omitted pursuant to Regulation S-K, Item 601(a)(5). The registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request; provided, that atai may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

§	Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6).

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Encinitas, California, on this 22nd day of September, 2025.

ATAI LIFE SCIENCES LUXEMBOURG S.A.

By:	/s/ Srinivas Rao
Srinivas Rao
Authorized Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Ryan Barrett and Jarett Schultz and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Srinivas Rao	Principal Executive Officer and Class A Director	September 22, 2025
Srinivas Rao

/s/ Anne Johnson	Principal Financial Officer and Principal Accounting Officer, Class A Director	September 22, 2025
Anne Johnson

/s/ Ana Francisca Sguerra Ribeiro	Class B Director	September 22, 2025
Ana Francisca Sguerra Ribeiro

/s/ Maurice Joseph Joaquim Pereira-Salgueiro	Class B Director	September 22, 2025
Maurice Joseph Joaquim Pereira-Salgueiro

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on September 22, 2025.

ATAI LIFE SCIENCES US, INC.

By:	/s/ Srinivas Rao
Srinivas Rao
Chief Executive Officer